UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tesco Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Shares, par value $0.01, of Tesco Corporation.
(2)

Aggregate number of securities to which transaction applies: 48,780,240 securities (including 46,754,956 common shares, 565,136 options, and 1,460,148 restricted stock units, collectively, the “Securities”).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the proposed maximum aggregate value of the transaction (as defined in Rule 0-11), was computed by multiplying the 48,780,240 Securities by $4.59 per share, that being the average of the high and low prices reported on NASDAQ Global Select Market for such shares on September 12, 2017. In accordance with Section 14(g) of the Securities Act of 1934, as amended, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by 0.0001159.

	(4)	Proposed maximum aggregate value of transaction: $223,901,301.60
	(5)	Total fee paid: $25,950.16

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TESCO CORPORATION

NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

October 25, 2017

Dear Fellow Securityholder:

On August 13, 2017, Tesco Corporation (TESCO) entered into an Arrangement Agreement (the Arrangement Agreement) with Nabors Industries Ltd., a Bermuda exempted company (Nabors), and Nabors Maple Acquisition Ltd. (Nabors Maple), a corporation organized under the laws of Alberta, Canada, pursuant to which Nabors Maple will acquire all of the issued and outstanding common shares of TESCO (the Common Shares) pursuant to a statutory plan of arrangement under section 193 of the Business Corporations Act (Alberta) (the ABCA) (the Arrangement).

Subject to the terms and conditions of the Arrangement Agreement, at the effective time of the Arrangement, each Common Share, other than Common Shares with respect to which dissent rights have been properly exercised and not withdrawn, will be exchanged for 0.68 of a common share of Nabors (the Share Consideration). Each dissenting Common Share will be transferred to Nabors Maple in accordance with, and for the consideration contemplated in, the Arrangement Agreement.

Pursuant to the Arrangement, at the effective time of the Arrangement: (i) all outstanding, unexpired TESCO options (Options) to purchase Common Shares will be accelerated, cancelled, and exchanged for the right to receive an amount in cash per share, less tax withholdings, equal to (a) the excess of the Market Value per share over the Option’s exercise price, multiplied by (b) the aggregate number of Common Shares subject to such Option immediately prior to the effective time, and each Option with an exercise price per share that is equal to or greater than the Market Value will be cancelled for no consideration; (ii) all outstanding TESCO restricted stock units (including performance-based restricted stock units) (RSUs) will vest and be cancelled in exchange for the right to receive an amount in cash, less tax withholding, equal to (a) the Market Value per share, multiplied by (b) the aggregate number of Common Shares underlying the RSU immediately prior to the effective time. “Market Value” means 0.68 multiplied by the closing price of one common share of Nabors on the New York Stock Exchange (NYSE) on the last trading day prior to the effective date of the Arrangement.

Your vote is very important. You are invited to attend a special meeting (Special Meeting) of the holders of Common Shares (Shareholders), holders of Options (Option Holders) and holders of RSUs (RSU Holders and, together with the Shareholders and Option Holders, the Securityholders) of TESCO to be held in Sheraton Eau Claire, 255 Barclay Parade SW, Calgary, Alberta T2P 5C2, Canada at 10:00 a.m. (Calgary time) on December 1, 2017 to obtain your vote to approve a special resolution (the Arrangement Resolution) approving the Arrangement. The vote requirement to approve the Arrangement Resolution (Proposal 1) is the affirmative approval of not less than two-thirds of the votes cast by the Securityholders present in person or represented by proxy at the Special Meeting and voting together as a single class.

The Board of Directors of TESCO (the Board), having undertaken a thorough review of, and having carefully considered, information concerning TESCO, Nabors, Nabors Maple and the Arrangement, has unanimously concluded that the Arrangement is in the best interests of TESCO, that the Arrangement is fair to the Shareholders, and has unanimously approved the Arrangement and entry into the Arrangement Agreement. Accordingly, the Board unanimously recommends that the Securityholders vote FOR the Arrangement Resolution.

By Order of the Board of Directors Sincerely,	Sincerely,

/s/ Michael Sutherlin Michael Sutherlin	/s/ Fernando R. Assing Fernando R. Assing
Chairman	President and Chief Executive Officer

TESCO CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND OTHER SECURITY HOLDERS

Notice is hereby given that, pursuant to an order (the Interim Order) of the Court of Queen’s Bench of Alberta (the Court) dated October 18, 2017, a special meeting (Special Meeting) of the holders of common shares (the Shareholders), holders of options (Option Holders) and holders of restricted stock units including performance stock units (RSU Holders and, together with the Shareholders and Option Holders, the Securityholders) of Tesco Corporation (TESCO) will be held in Sheraton Eau Claire, 255 Barclay Parade SW, Calgary, Alberta T2P 5C2, Canada at 10:00 a.m. (Calgary time) on December 1, 2017 for the purposes of:

1.	Arrangement Resolution. To pass a special resolution (the Arrangement Resolution), the full text of which is set forth in Annex B to the accompanying proxy statement, approving an arrangement (the Arrangement) pursuant to Section 193 of the Business Corporations Act (Alberta) (the ABCA), all as more particularly described in the accompanying proxy statement (Proposal 1).

In addition, Shareholders will be asked to vote on the following Proposal:

2.	Advisory Proposal Regarding Golden Parachute Compensation. To consider, solely on a non-binding, advisory basis, the agreements or understandings between TESCO’s named executive officers and TESCO and the related compensation that will or may be paid to its named executive officers in connection with the Arrangement, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Golden Parachute Compensation” table and the related narrative disclosures in the section of the accompanying proxy statement entitled “Interests of Directors and Executive Officers in the Arrangement—Golden Parachute Compensation” (Proposal 2).

Each Option Holder and RSU Holder will be entitled to vote on Proposal 2 only in respect of that number of Common Shares held by such Option Holder or RSU Holder as of the Record Date.

The Arrangement is described in the accompanying proxy statement. The full text of the Arrangement Resolution is set out in Annex B to the proxy statement.

TESCO has set October 20, 2017 as the record date for the determination of the Securityholders entitled to receive notice of and to vote at the Special Meeting. Only Shareholders whose names have been entered in the register of the holders of Common Shares as of the record date, and Option Holders and RSU Holders as of the record date, will be entitled to receive notice of and to vote at the Special Meeting in respect of such Common Shares, options (Options) or restricted stock units (including performance-based restricted stock units) (RSUs), as applicable. Securityholders may attend the Special Meeting in person or may be represented by proxy. Registered Shareholders, Option Holders and RSU Holders are encouraged to complete, sign, date, and return the accompanying applicable form of proxy so that such Securityholders’ Common Shares, and in respect of Proposal 1, Options and RSUs, can be voted at the Special Meeting (or at any adjournments or postponements thereof) in accordance with such Securityholders’ instructions, whether or not you plan to attend. To be effective, the enclosed proxy must be received by 10:00 a.m. (Calgary time) the day before the date set for the holding of the Special Meeting or any adjournment thereof. The time limit for the deposit of proxies may be waived or extended by the Chair of the Special Meeting at his discretion, without notice.

Your Common Shares, Options and RSUs will be voted in accordance with your instructions as indicated on the form of proxy or, if no instructions are given on the form of proxy, the proxy holder will vote “FOR” the Arrangement Resolution and “FOR” the Advisory Proposal Regarding Golden Parachute Compensation.

Non-registered Shareholders who hold their Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary, should carefully follow the instructions of their intermediary to ensure that their Common Shares are voted at the Special Meeting in accordance with such Shareholder’s instructions, to arrange for their intermediary to complete the necessary transmittal documents and to ensure that they receive appropriate consideration for their common shares if the Arrangement is completed.

Registered Shareholders, Option Holders and RSU Holders may exercise their rights by attending the Special Meeting or by completing and returning a form of proxy. If you are unable to attend the Special Meeting in person, please complete, date and sign the enclosed form of proxy and return it in the envelope provided for that purpose.

A Securityholder that has questions or requires more information with regard to the voting of Common Shares, Options and RSUs, as applicable, should contact Alliance Advisors LLC, by mail at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, or by telephone at 1-833-501-4828.

Pursuant to the Interim Order, registered Shareholders have the right to dissent with respect to the Arrangement, and if the Arrangement is completed, to be paid the fair value of their common shares in accordance with the provisions of Section 191 of the ABCA, as modified by the Interim Order and the plan of arrangement setting forth the Arrangement. The right to dissent of a registered Shareholder is more particularly described in the accompanying proxy statement. Failure to strictly comply with the requirements set forth in Section 191 of the ABCA, as modified by the Interim Order and the plan of arrangement setting forth the Arrangement, may result in the loss of any right of dissent that a registered Shareholder may otherwise have.

DATED at Houston, Texas this 25th day of October, 2017.

By Order of the Board of Directors

/s/ Christopher L. Boone

Christopher L. Boone

Senior Vice President and Chief Financial Officer

Important Notice Regarding the Availability of Proxy Materials for the Meeting

The proxy statement and the proxy card are available under TESCO’s profile at www.investorvote.com.

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating, and returning the proxy card included with the mailed paper copies of this proxy statement.

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS

CORPORATIONS ACT, R.S.A. 2000, c. B-9, AS AMENDED,

AND IN THE MATTER OF A PROPOSED ARRANGEMENT

INVOLVING TESCO CORPORATION, NABORS INDUSTRIES LTD. AND NABORS MAPLE ACQUISITION LTD.

NOTICE OF ORIGINATING APPLICATION

NOTICE IS HEREBY GIVEN that an originating application (the “Application”) has been filed with the Court of Queen’s Bench of Alberta, Judicial Centre of Calgary (the “Court”) on behalf of Tesco Corporation (the “Company”) with respect to a proposed arrangement (the “Arrangement”) under section 193 of the Business Corporations Act, R.S.A. 2000, B-9, as amended (the “ABCA”), involving the Company, Nabors Industries Ltd. and Nabors Maple Acquisition Ltd., the holders of common shares of the Company (the “Shareholders”) and the holders of certain incentive awards of the Company (together with the Shareholders, the “Securityholders”). The Arrangement is described in greater detail in the proxy statement of the Company dated October 25, 2017, accompanying this Notice of Originating Application.

At the hearing of the Application, the Company intends to seek:

(a)	an order approving the Arrangement pursuant to the provisions of section 193 of the ABCA;

(b)	a declaration that the terms and conditions of the Arrangement, and the procedures relating thereto, are fair and reasonable, substantively and procedurally, to the Securityholders and other affected persons;

(c)	a declaration that the Arrangement will, upon the filing of the Articles of Arrangement and the issuance of a proof of filing thereof pursuant to the provisions of section 193 of the ABCA, be effective under the ABCA in accordance with its terms and will be binding on and after the Effective Time (as defined in the plan of arrangement setting forth the Arrangement); and

(d)	such other and further orders, declarations and directions as the Court may deem just.

AND NOTICE IS FURTHER GIVEN that the said Application was directed to be heard before a Justice of the Court at the Calgary Courts Centre, 601 – 5th Street S.W., Calgary, Alberta, on December 4, 2017 at 2:30 p.m. (Calgary time), or as soon thereafter as counsel may be heard. Any Securityholder or any other interested party desiring to support or oppose the Application, may appear at the time of hearing in person or by counsel for that purpose. Any Securityholder, or any other interested party desiring to appear at the hearing for the final order approving the Arrangement is required to file with the Court, and serve upon the Company at or before 4:00 p.m. (Calgary time) on November 29, 2017, a notice of intention to appear, including an address for service in the Province of Alberta, indicating whether such Securityholder, or other interested party intends to support or oppose the Application or make submissions at the hearing, together with a summary of the position such Securityholder or other interested party intends to advocate before the Court and any evidence or materials which are to be presented to the Court by such Securityholder, or other interested party. Service on the Company shall be effected by delivery to the solicitors for the Company at the address below. If any Securityholder, or other interested party does not attend, either in person or by counsel, at that time, the Court may approve the Arrangement as presented or may approve it subject to such terms and conditions as the Court shall deem fit, without any further notice.

AND NOTICE IS FURTHER GIVEN that no further notice of the Application will be given by the Company and that, in the event the hearing of the Application is adjourned, only those persons who have appeared before the Court for the Application at the hearing, or who have filed a notice of intention to appear as described above, shall be served with notice of the adjourned date.

AND NOTICE IS FURTHER GIVEN that the Court, by the Interim Order, has given directions as to the calling and holding of a special meeting of Securityholders for the purpose of Securityholders voting upon a special resolution to approve the Arrangement and, in particular, has directed that registered Shareholders shall have the right to dissent with respect to the Arrangement in accordance with the provisions of section 191 of the ABCA, as modified by such Interim Order and the plan of arrangement setting forth the Arrangement.

AND NOTICE IS FURTHER GIVEN that a copy of the said Application and other documents in the proceedings will be furnished to any Securityholder or other interested party requesting the same by the under-mentioned solicitors for the Company upon written request delivered to such solicitors as follows:

Norton Rose Fulbright Canada LLP

Suite 3700

400 – Third Avenue S.W.

Calgary, Alberta T2P 4H2

Attention: Steven H. Leitl

Facsimile No.: 403-264-5973

DATED at Houston, Texas this 25th day of October, 2017.

BY ORDER OF THE BOARD OF DIRECTORS OF TESCO CORPORATION (signed) “Christopher L. Boone” Christopher L. Boone Senior Vice President and Chief Financial Officer

i

QUESTIONS AND ANSWERS REGARDING THE ARRANGEMENT AND THE MEETING

Unless stated otherwise or unless the context otherwise requires, all references in this proxy statement to “TESCO,” “we,” “our” and “us” are to Tesco Corporation, a corporation organized under the laws of Alberta, Canada, all references to “Nabors” are to Nabors Industries Ltd., a Bermuda exempted company, all references to “Nabors Maple” are to Nabors Maple Acquisition Ltd., a corporation organized under the laws of Alberta, Canada, all references to the “Special Meeting” are to the special meeting of Securityholders of TESCO on December 1, 2017 at Sheraton Eau Claire, 255 Barclay Parade SW, Calgary, Alberta T2P 5C2, Canada, at 10:00 a.m. (Calgary time), all references to the “Arrangement Agreement” are to the Arrangement Agreement dated August 13, 2017, as it may be amended from time to time, by and among TESCO, Nabors and Nabors Maple, a copy of which is attached as Annex C to this proxy statement, all references to the “Arrangement Resolution” are to the form of arrangement resolution, a copy of which is attached as Annex B to this proxy statement, all references to the “Arrangement” or “Plan of Arrangement” are to the proposed plan of arrangement under section 193 of the Business Corporations Act (Alberta) (ABCA) involving the acquisition by Nabors Maple of all of the issued and outstanding common shares of TESCO, a copy of which is attached as Annex D to this proxy statement, all references to the “Court” are to the Court of Queen’s Bench of Alberta, all references to the “Interim Order” are to the interim order of the Court attached as Annex E to this proxy statement and all references to the “Final Order” are to a final order of the Court approving the Arrangement. Capitalized terms used but not defined in this and other sections of this proxy statement have the meaning set forth in the “Glossary of Terms” attached as Annex A to this proxy statement or the meaning set forth in the Arrangement Agreement which is attached as Annex C to this proxy statement.

All Annexes to this proxy statement are deemed to be an integral part of this proxy statement and are incorporated by reference herein. TESCO first began mailing this proxy statement, the attached Notice of Special Meeting of Securityholders and the accompanying proxy card on or about October 31, 2017.

The following are some questions that you, as a Securityholder of TESCO, may have regarding the Arrangement and the Special Meeting and brief answers to those questions. You are urged to read carefully this proxy statement and the other documents incorporated by reference and referred to in this proxy statement in their entirety because this section may not provide all of the information that is important to you with respect to the Arrangement and the Special Meeting. Additional important information is contained in the Annexes to, and the documents incorporated by reference into, this proxy statement.

About the Meeting

Why did I receive this package of information?

TESCO, Nabors and Nabors Maple have agreed to the Arrangement, pursuant to which Nabors Maple will acquire all of the issued and outstanding common shares of TESCO (the Common Shares). In order to complete the Arrangement, Securityholders must approve the Arrangement Resolution, and TESCO is holding the Special Meeting to obtain such approval. Pursuant to the Plan of Arrangement, at the effective time of the Arrangement each issued and outstanding Common Share, other than Common Shares with respect to which dissent rights have been properly exercised and not withdrawn, will be exchanged for 0.68 of a Nabors Share (the Share Consideration). Each Common Share with respect to which dissent rights have been properly exercised and not withdrawn will be deemed to be transferred to Nabors Maple in accordance with, and for the consideration contemplated in, the Plan of Arrangement. All outstanding, unexpired options (Options) to purchase Common Shares will be accelerated, cancelled, and exchanged for, in the case of “in-the-money” options, the right to receive an amount in cash, and all outstanding restricted stock units (including performance-based restricted stock units) (RSUs) will vest and be cancelled in exchange for the right to receive an amount in cash, in each case, in accordance with the Plan of Arrangement.

This document is being delivered to you as a proxy statement and management information circular of TESCO (together referred to herein as the proxy statement) in connection with the Arrangement and the Special Meeting. It is the proxy statement by which TESCO’s board of directors (the Board) and management are soliciting proxies from you to vote on, among other items, the Arrangement Resolution at the Special Meeting or at any adjournment or postponement of the Special Meeting.

Who is soliciting my proxy?

Your proxy is being solicited by and on behalf of TESCO’s management and the Board for use at the Special Meeting or any adjournment(s) or postponement(s) thereof. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited personally, by telephone or through electronic means (including via the internet, e-mail or facsimile). We have retained Alliance Advisors LLC to solicit proxies for us at an estimated cost of $20,000 plus customary costs and expenses for these services.

When and where is the Special Meeting?

The Special Meeting will be held in Calgary, Alberta, at Sheraton Eau Claire 255 Barclay Parade SW, Calgary, Alberta T2P 5C2, on December 1, 2017 at 10:00 a.m. (Calgary time).

What am I being asked to vote on?

Securityholders are being asked to vote on the Arrangement Resolution (Proposal 1) to approve the Arrangement, which provides for, among other things, the acquisition by Nabors, through Nabors Maple, of all of the issued and outstanding Common Shares. Only Shareholders are being asked to approve, on a non-binding, advisory basis, the agreements or understandings between TESCO’s named executive officers and TESCO and the related compensation that will or may be paid in connection with the Arrangement (Proposal 2).

What shareholder vote is required for the approval of the Arrangement Resolution (Proposal 1)?

The vote requirement to approve the Arrangement Resolution is the affirmative approval of not less than two-thirds of the votes cast by the holders of Common Shares, Options and RSUs (collectively, the Securities and the holders of Securities are collectively, the Securityholders) present in person or represented by proxy at the Special Meeting and voting together as a single class.

What shareholder vote is required for the approval of the Advisory Proposal Regarding Golden Parachute Compensation (Proposal 2)?

The vote requirement to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by TESCO to its named executive officers in connection with the Arrangement is the affirmative approval of a majority of the votes cast by Shareholders, present in person or represented by proxy at the Special Meeting.

What if amendments are made to these matters or other business is brought before the Special Meeting?

The accompanying form of proxy confers discretionary authority on the persons named therein as proxies with respect to any amendments or variations to the matters identified in the Notice of Meeting accompanying this proxy statement or other matters that may properly come before the Special Meeting and the named proxies in your properly executed proxy will vote on such matters in accordance with their judgment. As of the date of this proxy statement, the management of TESCO is not aware of any such amendments, variations or other matters which are to be presented for action at the Special Meeting.

When must I be a Securityholder in order to be entitled to vote?

Except as otherwise provided herein, you need to be a Securityholder as of the close of business (Calgary time) on the Record Date (being October 20, 2017), to be entitled to receive notice of and vote at the Special Meeting.

What if I acquire ownership of Common Shares, Options or RSUs after the Record Date of October 20, 2017?

Except as set forth immediately below, only Securityholders as of the close of business (Calgary time) on the Record Date (being October 20, 2017) are entitled to receive notice of and vote at the Special Meeting. Notwithstanding the foregoing, a transferee of Common Shares who either (i) produces properly endorsed share certificates or (ii) otherwise establishes ownership of the Common Shares and demands, not later than 10 days before the Special Meeting, shall be entitled to vote the transferee’s shares at the Special Meeting.

What happens if I sell my Common Shares after the Record Date but before the Special Meeting?

Only Securityholders whose names have been entered on the register of holders of Common Shares, Options or RSUs respectively, as at the close of business (Calgary time) on the Record Date will be entitled to receive notice of and to vote at the Special Meeting provided that, to the extent a Shareholder transfers the ownership of any Common Shares after the Record Date and the transferee of those Common Shares produces properly endorsed Common Share certificates, or otherwise establishes ownership of such Common Shares and demands, not later than 10 days before the Special Meeting, to be included on the list of Securityholders entitled to vote at the Special Meeting, such transferee will be entitled to vote those Common Shares at the Special Meeting.

How can I vote my Common Shares, Options or RSUs?

You can vote your Common Shares, Options or RSUs either by attending the Special Meeting and voting your Common Shares, Options or RSUs at the Special Meeting or, if you cannot attend, by having your Common Shares, Options or RSUs voted by proxy in accordance with the instructions set out on the accompanying form of proxy.

If you were a registered Shareholder as of the close of business (Calgary time) on the Record Date, you can attend and vote at the Special Meeting. If you cannot attend the Special Meeting in person, please carefully follow the instructions provided in the applicable enclosed form of proxy in order to vote.

If you are a non-registered Shareholder (meaning that your Common Shares are held on your behalf, or for your account, by a broker, investment dealer, bank, trust company or other intermediary), please carefully follow the instructions provided by such broker, investment dealer, bank, trust company or other intermediary in order to vote.

Who can I call if I have questions or need assistance in voting my Common Shares, Options or RSUs?

If you have any questions and/or need assistance voting your Securities, please contact Alliance Advisors LLC, by mail at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, or by telephone at 1-833-501-4828.

What is the quorum for the Special Meeting?

A quorum will be present if at least two persons are present, in person or by proxy, at the Special Meeting together holding or representing 33 1/3% of the outstanding Common Shares, being shares of TESCO entitled to vote at the Special Meeting.

How many Common Shares, Options or RSUs are entitled to vote?

All Common Shares, Options and RSUs issued and outstanding as of the close of business (Calgary time) on the Record Date (being October 20, 2017) are entitled to vote on Proposal 1 set forth in the Notice of Meeting. All Common Shares issued and outstanding as of the close of business (Calgary time) on the Record Date are entitled to vote on Proposal 2 set forth in the Notice of Meeting.

v

About the Arrangement

What are the benefits of the Arrangement?

The Board reviewed and considered a significant amount of information and considered a number of factors relating to the Arrangement. Among the principal reasons for the conclusion of the Board that the Arrangement is in the best interests of TESCO and is fair to Shareholders are the following:

•	Significant Premium. The Arrangement values the Common Shares at $4.62 per share based on Nabors’ closing share price of $6.80 on the New York Stock Exchange on August 11, 2017 (the last trading day on the NYSE prior to execution of the Arrangement Agreement). This represents a premium of 19% to TESCO’s closing share price on the NASDAQ Stock Market on the same date, and represents a premium of 30% to TESCO’s enterprise value based on TESCO’s June 30, 2017 cash balance. The Board believed a fixed share price ratio would provide the maximum potential upside as opposed to cash consideration at this stage of the market, and based on the historical relative stock patterns, including the market consensus of stock price upside potential.

•	Continued Upside Participation by Shareholders. Shareholders, through their 10% ownership of Nabors following consummation of the Arrangement, will continue to participate in the value and any upside associated with Nabors’ business and the synergies of the combination with TESCO, including Nabors’ expanded platform and stronger and broader offering of complementary rig equipment, product lines and tubular services.

•	Liquidity of Consideration. Shareholders will receive Nabors Shares, a stock with a higher average daily trading volume, which will provide the Shareholders with access to more liquidity for their holdings.

•	Risk Mitigation and Stock Price Down Side Protection. The combined entity presents a more resilient business to weather deteriorating market conditions including a potential softening of the North American drilling market and offshore activity.

What is a plan of arrangement?

A plan of arrangement is a statutory procedure under Alberta corporate law that allows a company to carry out transactions with the approval of its securityholders and the Court. The Plan of Arrangement that you are being asked to consider will provide for, among other things, the acquisition by Nabors Maple of all of the issued and outstanding Common Shares.

Does the Board of Directors of TESCO support the Arrangement?

Yes. The Board, having undertaken a thorough review of, and having carefully considered, information concerning TESCO, Nabors, Nabors Maple and the Arrangement, has unanimously concluded that the Arrangement is in the best interests of TESCO, that the Arrangement is fair to the Shareholders, and has unanimously approved the Arrangement and entry into the Arrangement Agreement. Accordingly, the Board unanimously recommends that the Securityholders vote FOR the Arrangement Resolution.

See “The Arrangement—Reasons for the Arrangement” and “The Arrangement—Recommendation of the Board” on pages 37 and 37, respectively, of this proxy statement.

How will TESCO’s directors and executive officers vote on the proposal to approve the Arrangement Resolution?

The directors and executive officers of TESCO have informed TESCO that as of the date of this proxy statement, they intend to vote their Securities in favor of the Arrangement Resolution. As of the Record Date for the Special Meeting, the directors and executive officers of TESCO have the right to vote, in the aggregate, 1,772,714 Securities, representing 3.7% of the issued and outstanding Securities entitled to vote at the Special Meeting.

Do any of TESCO’s directors or executive officers have interests in the Arrangement that may differ from or be in addition to my interests as a Securityholder?

Yes. In considering the recommendation of the Board with respect to the Arrangement, you should be aware that TESCO’s directors and executive officers may have interests in the Arrangement that are different from, or in addition to, the interests of Securityholders. These interests may create potential conflicts of interest. The Board was aware of those interests and considered them, among other matters, in approving the Arrangement Agreement, the Arrangement, and the transactions contemplated by the Arrangement Agreement. See the section entitled “Interests of Directors and Executive Officers in the Arrangement” on page 77 of this proxy statement.

I own Common Shares. What will I receive if the Arrangement is completed?

Subject to the terms and conditions of the Arrangement Agreement, at the Effective Time of the Arrangement, each issued and outstanding Common Share, other than Common Shares with respect to which dissent rights have been properly exercised and not withdrawn, will be exchanged for 0.68 of a Nabors Share.

I own Options and/or RSUs. What will I receive if the Arrangement is completed?

All outstanding, unexpired Options to purchase Common Shares will be accelerated, cancelled, and exchanged for the right to receive an amount in cash per share, less any required tax withholdings, without interest, equal to (a) the excess of the Market Value per Common Share over the Option’s exercise price, multiplied by (b) the aggregate number of Common Shares subject to such Option immediately prior to the Effective Time, and each Option with an exercise price per share that is equal to or greater than the Market Value will be cancelled for no consideration (such amount, if any, the Option Consideration).

All outstanding RSUs will vest and be cancelled in exchange for the right to receive an amount in cash, less any required tax withholding, without interest, equal to (a) the Market Value per Common Share, multiplied by (b) the aggregate number of Common Shares underlying the RSUs immediately prior to the Effective Time (such amount, the RSU Consideration). Market Value means 0.68 multiplied by the closing price of one Nabors Share on the New York Stock Exchange (NYSE) on the last trading day prior to the effective date of the Arrangement. See “The Arrangement—Treatment of Options and RSUs” on page 48 of this proxy statement.

Will I be entitled to fractional shares?

No fractional Nabors Shares shall be issued upon the surrender of Common Share certificates for exchange, and any such fractional share interests to which a former Shareholder would otherwise have been entitled will not entitle such former Shareholder to vote or to any other rights of a holder of Nabors Shares. In lieu of any such fractional Nabors Shares, each former Shareholder otherwise entitled to fractional Nabors Shares shall receive the nearest whole number of Nabors Shares. For greater certainty, where such fractional interest is greater than or equal to 0.5, the number of Nabors Shares to be issued shall be rounded up to the nearest whole number of Nabors Shares and where such fractional interest is less than 0.5, the number of Nabors Shares to be issued shall be rounded down to the nearest whole number of Nabors Shares.

Am I entitled to Dissent Rights?

Pursuant to the Interim Order, registered Shareholders have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Common Shares in accordance with the provisions of section 191 of the ABCA, as modified by the Interim Order and the Plan of Arrangement. A registered Shareholder wishing to exercise rights of dissent with respect to the Arrangement must: (i) send to TESCO a written objection to the Arrangement Resolution, which written objection must be received by TESCO c/o Norton Rose Fulbright Canada LLP, Suite 3700, 400 – 3rd Avenue S.W., Calgary, Alberta, T2P 4H2, Attention: Steven H. Leitl, by no later than 4:00 p.m. (Eastern time) on November 29, 2017 (or the day that is two business days immediately preceding the date that the adjourned or postponed Special

Meeting is reconvened or held, as the case may be); (ii) send the certificates representing the Common Shares in respect of which the Shareholder is dissenting to TESCO or to its transfer agent on or before the deadline for delivery of the notice of dissent; and (iii) otherwise strictly comply with the dissent procedures described in this proxy statement. A registered Shareholder’s right to dissent is more particularly described in this proxy statement, and a copy of the Plan of Arrangement, the Interim Order and the text of section 191 of the ABCA are set forth in Annexes D, E, and K respectively, to this proxy statement.

When will the Arrangement be completed?

It is presently anticipated that the Arrangement will be completed in the fourth quarter of 2017. However, completion of the Arrangement is dependent on many factors outside of TESCO’s or Nabors’ control and it is not possible at this time to determine precisely when or if the Arrangement will become effective.

When and how do I send in my share certificates?

After the closing of the Arrangement, Nabors will send out separate materials consisting of a Letter of Transmittal and detailed instructions to each person who was a registered Shareholder and holding Common Shares in certificated form on the Record Date. After receiving those materials, you must deliver to the Transfer Agent a duly completed and validly executed Letter of Transmittal, including such additional documents and instruments as the Transfer Agent may reasonably require (including any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares). Upon delivery of such documents, you shall be entitled to receive in exchange for the Common Shares so deposited a share certificate evidencing the number of Nabors Shares to which you are entitled to receive under the Arrangement.

Registered Shareholders holding Common Shares in book-entry form will not be required to deliver any certificates or a Letter of Transmittal to the Transfer Agent. Your Common Shares will be automatically cancelled and converted by the Transfer Agent into the right to receive the number of Nabors Shares to which you are entitled to receive under the Arrangement, and no further action or information is required on your behalf to receive the Share Consideration. If you are a non-registered or beneficial Shareholder (Beneficial Shareholder) holding your Common Shares through a nominee such as a broker or dealer, you should carefully follow any instructions provided to you by such nominee.

Option Holders and RSU Holders will not receive certificates representing Common Shares and will not be required to deliver any such certificates or a Letter of Transmittal to the Transfer Agent in order to receive the amount in cash they are entitled to receive pursuant to the Arrangement.

What happens if the Securityholders do not approve the Arrangement?

If the Arrangement Resolution does not receive the Requisite Approval at the Meeting, the Arrangement will not become effective. Failure to complete the Arrangement could have a material negative effect on the market price of the Common Shares. Further, depending on the circumstances in which termination of the Arrangement Agreement occurs, TESCO may have to pay the Company Termination Fee. See “Risk Factors—Risks Related to the Arrangement” and “The Arrangement Agreement—Termination of the Arrangement Agreement”. Subject to the risks referenced above, TESCO would otherwise continue as a standalone company.

Will the Common Shares continue to be listed on the NASDAQ or registered under the U.S. Exchange Act after the Arrangement?

No. If the Arrangement is completed, TESCO will use its reasonable best efforts to cooperate with Nabors to cause the Common Shares to be delisted from the NASDAQ and deregistered under the U.S. Exchange Act as soon as practicable following the Effective Time.

What are the tax consequences of the Arrangement to me as a Shareholder?

This proxy statement contains a summary of the principal Canadian federal and certain U.S. federal income tax considerations relevant to Shareholders. Please see the discussions under the headings “Certain Canadian Federal Income Tax Consequences of the Arrangement” and “Certain U.S. Federal Income Tax Consequences” in this proxy statement. These summaries are of a general nature only and are not, and are not intended to be, nor should they be construed to be, legal or tax advice or representations to any particular Shareholder.

About the Advisory Proposal Regarding Golden Parachute Compensation

Why am I being asked to approve the Advisory Proposal Regarding Golden Parachute Compensation (Proposal 2)?

The United States Securities and Exchange Commission (SEC) has adopted rules that require TESCO to seek a non-binding, advisory vote on the compensation payments that will or may be paid by TESCO to its named executive officers in connection with the Arrangement.

What happens if the Advisory Proposal Regarding Golden Parachute Compensation (Proposal 2) is not approved?

Approval of this proposal is not a condition to the completion of the Arrangement, and as a non-binding, advisory vote, the results will not be binding on TESCO, the Board or Nabors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of this proposal, if the Arrangement is consummated, TESCO’s named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Arrangement in accordance with the terms and conditions applicable to those payments, as described in this proxy statement.

Whom to Call with Questions

Whom can I contact if I have questions?

If you have any questions about the information contained in this proxy statement or require assistance in completing your form of proxy, please contact TESCO’s proxy solicitation and information agent, Alliance Advisors LLC, by mail at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, or by telephone at 1-833-501-4828.

If you have questions about deciding how to vote, you should contact your own legal, tax, financial or other professional advisor.

PROXY STATEMENT

SUMMARY

Information about Nabors and TESCO (See Page 20)

Nabors (See Page 20)

Nabors owns and operates the world’s largest land-based drilling rig fleet and is a leading provider of offshore platform drilling rigs in the U.S. and multiple international markets. Nabors also provides advanced wellbore placement services, drilling software and performance tools, drilling equipment and innovative technologies throughout the world’s most significant oil and gas markets. In today’s performance-driven environment, Nabors believes it is well positioned to seamlessly integrate downhole hardware, surface equipment and software solutions into its AC rig designs. Leveraging its advanced drilling automation capabilities, Nabors believes its highly skilled workforce continues to set new standards for operational excellence and transform the industry.

Nabors’ principal executive offices are located at Crown House, 4 Par-La-Ville Road, Second Floor, Hamilton, HM08, Bermuda, its telephone is (441) 292-1510, and its website is www.nabors.com. The information contained in, or that can be accessed through, Nabors’ website is not incorporated by reference in this proxy statement and you should not consider information contained on Nabors’ website as part of this proxy statement. For additional information about Nabors, see “The Companies—Nabors”, “The Companies—Nabors After Giving Effect to the Arrangement”, “Where You Can Find Additional Information” in this proxy statement and Annexes G, H, I and J to this proxy statement.

TESCO (See Page 20)

TESCO was organized under the laws of Alberta, Canada on December 1, 1993 through the amalgamation of Shelter Oil and Gas Ltd., Coexco Petroleum Inc., Forewest Industries Ltd. and Tesco Corporation. TESCO is a global leader and provider of highly engineered technology-based solutions for drilling, servicing, and completion of wells for the upstream energy industry. TESCO seeks to improve the way wells are drilled by delivering safer and more efficient solutions that add value by reducing the costs of drilling for, and producing, oil and natural gas. TESCO’s operations consist of top drives and automated pipe handling equipment sales and rentals; aftermarket sales and services; and tubular services, including related products and accessories sales.

TESCO’s principal executive offices are located at 11330 Clay Road, Suite 350, Houston, Texas, 77041 United States of America, its telephone is (713) 359-7000 and its website is www.tescocorp.com. The information contained in, or that can be accessed through, TESCO’s website is not incorporated by reference in this proxy statement and you should not consider information contained on TESCO’s website as part of this proxy statement. For additional information about TESCO, see “Where You Can Find Additional Information” in this proxy statement.

Nabors Maple Acquisition Ltd. (See Page 21)

Nabors Maple Acquisition Ltd. (Nabors Maple) is a direct, wholly-owned subsidiary of Nabors. Nabors Maple was formed on August 11, 2017 for the purpose of acquiring all of the issued and outstanding Common Shares by way of the Plan of Arrangement, with Nabors Maple continuing as a wholly-owned subsidiary of Nabors. Nabors Maple has not carried on any activities other than in connection with the Arrangement Agreement.

Risk Factors (See Page 15)

The Arrangement and an investment in Nabors Shares involve risks, some of which are related to the Arrangement. In considering the Arrangement, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors,” together with the other information included or incorporated by reference in this proxy statement.

The Arrangement and the Arrangement Agreement (See Page 32)

TESCO, Nabors Maple and Nabors entered into the Arrangement Agreement on August 13, 2017. Subject to the terms and conditions of the Arrangement Agreement, at the effective time of the Arrangement, each outstanding Common Share, other than Common Shares with respect to which dissent rights have been properly exercised and not withdrawn, will be exchanged for 0.68 of a common share of Nabors (the Share Consideration). Each dissenting Common Share will be transferred to Nabors Maple in accordance with, and for the consideration contemplated in, the Arrangement Agreement.

A copy of the Arrangement Agreement is attached as Annex C to this proxy statement. You should read the Arrangement Agreement carefully and in its entirety because it is the legal document that governs the Arrangement.

Special Meeting of Securityholders (See Page 27)

Date, Time and Place of the Special Meeting

The Special Meeting will be held on December 1, 2017 at 10:00 a.m. (Calgary time), at Sheraton Eau Claire, 255 Barclay Parade SW, Calgary, Alberta T2P 5C2, Canada.

Record Date

The record date for determining the Securityholders entitled to receive notice of and to vote at the Special Meeting is October 20, 2017 (Record Date). Only Securityholders of record as of the close of business (Calgary time) on the Record Date are entitled to receive notice of and to vote at the Special Meeting. Notwithstanding the foregoing, a transferee of Common Shares who either (i) produces properly endorsed share certificates or (ii) otherwise establishes ownership of the Common Shares and demands, not later than 10 days before the Special Meeting, shall be entitled to vote the transferee’s shares at the Special Meeting.

The record date for Securityholders entitled to receive notice of and to vote at the Special Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Special Meeting.

Quorum

A quorum will be present if at least two persons are present, in person or by proxy, at the Special Meeting, together holding or representing 33 1/3% of the outstanding Common Shares, being shares of TESCO entitled to vote at the Special Meeting. If you have returned an instrument of proxy, including an instrument marked as an abstention, or if you hold your Common Shares in your own name as a holder of record and attend the Special Meeting in person, your Common Shares will be counted for the purpose of determining whether there is a quorum.

Required Vote (See Page 28)

The vote requirement to approve the Arrangement Resolution (Proposal 1) is the affirmative approval of not less than two-thirds of the votes cast by the holders of Common Shares, Options and Restricted Stock Units (RSUs) (Common Shares, Options and RSUs are, collectively, the Securities and the holders of Securities are collectively, the Securityholders) present in person or represented by proxy at the Special Meeting and voting together as a single class. The vote requirement to approve the Advisory Proposal Regarding Golden Parachute Compensation (Proposal 2) is the affirmative approval of a majority of the votes cast by Shareholders present in person or represented by proxy at the Special Meeting.

Persons Entitled to Vote

Only registered Securityholders are entitled to vote at the Special Meeting. With respect to Proposal 1, each registered Securityholder has one vote for each Security held at the close of business (Calgary time) on the Record Date. With respect to Proposal 2, each registered Shareholder has one vote for each Common Share held at the close of business (Calgary time) on the Record Date. As of the Record Date, there were 46,756,282 Common Shares, 555,336 Options and 1,452,913 RSUs outstanding.

What Shareholders will Receive in the Arrangement (See Page 32)

Subject to the terms and conditions of the Arrangement Agreement, at the Effective Time of the Arrangement, each issued and outstanding Common Share, other than Common Shares with respect to which dissent rights have been properly exercised and not withdrawn, will be exchanged for 0.68 of a Nabors Share.

Treatment of Options and RSUs (See Page 48)

Subject to the terms and conditions of the Arrangement Agreement and pursuant to the Plan of Arrangement, each Option that is outstanding immediately prior to the Effective Time will be fully vested and exercisable pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Arrangement and without any further action by Nabors, Nabors Maple, TESCO or the holder of that Option, and will be cancelled in consideration for the right to receive the Option Consideration, provided that each Option with an exercise price that is equal to or more than the Market Value will be cancelled for no consideration.

Each RSU that is outstanding immediately prior to the Effective Time will be fully vested pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Arrangement and without any further action by Nabors, Nabors Maple, TESCO or the holder of that RSU, and shall be cancelled in consideration for the right to receive the RSU Consideration. Each outstanding RSU that is subject to a performance-based vesting requirement will become fully vested and converted as provided above based upon the number of units at the “target” level of performance applicable to such award.

Recommendation of the TESCO Board of Directors (See Page 27)

After considering, among other things, the Fairness Opinion and the advice of its financial and legal advisors, the Board has unanimously concluded that the Arrangement is in the best interests of TESCO, that the Arrangement is fair to the Shareholders, and has unanimously approved the Arrangement and entry into the Arrangement Agreement. Accordingly, the Board of Directors unanimously recommends that Securityholders vote “FOR” the Arrangement Resolution (Proposal 1) and unanimously recommends that Shareholders vote “FOR” the Advisory Proposal Regarding Golden Parachute Compensation (Proposal 2).

Opinion of TESCO’s Financial Advisor (See Page 44)

TESCO retained J.P. Morgan as its financial advisor in connection with the proposed Arrangement. At the meeting of the Board on August 13, 2017, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Shareholders in the proposed Arrangement was fair, from a financial point of view, to such Shareholders. J.P. Morgan has confirmed its August 13, 2017 oral opinion by delivering its written opinion to the Board, dated August 13, 2017, that, as of such date, the consideration to be paid to Shareholders in the proposed Arrangement was fair, from a financial point of view, to such Shareholders. The full text of the written opinion of J.P. Morgan dated August 13, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan beginning on page 44 of this proxy statement is qualified in its entirety by reference to the full text of such opinion. Securityholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed transaction, was directed only to the consideration to be paid to Shareholders in the Arrangement and did not address any other aspect of the Arrangement. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of TESCO or as to the underlying decision by TESCO to engage in the proposed Arrangement. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any Securityholder of TESCO as to how such Securityholder should vote with respect to the proposed Arrangement or any other matter.

The Arrangement Requires the Approval of the Court (See Page 50)

Interim Order

On October 18, 2017, the Court granted the Interim Order directing the calling of the Special Meeting and prescribing the conduct of the Meeting and other matters. A copy of the Interim Order is attached as Annex E to this proxy statement.

Final Order

An arrangement under the ABCA requires Court approval. Subject to the terms of the Arrangement Agreement, and if the Arrangement Resolution is approved by the Securityholders at the Special Meeting in the manner required by the Interim Order, TESCO will make an application to the Court for the Final Order.

The application for the Final Order approving the Arrangement is scheduled for December 4, 2017 at 2:30 p.m. (Calgary time), or as soon thereafter as counsel may be heard, at the Calgary Courts Centre, 601 – 5th Street S.W., Calgary, Alberta. At the hearing, any Securityholder and any other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing with the Court and serving upon TESCO a notice of intention to appear together with any evidence or materials that such party intends to present to the Court on or before 4:00 p.m. (Calgary time) on November 29, 2017. See the “Notice of Originating Application” included in this proxy statement.

The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, TESCO or Nabors Maple may determine not to proceed with the Arrangement.

Interests of Directors and Executive Officers in the Arrangement (See Page 77)

In considering the Board’s recommendation that you vote to approve the Arrangement Resolution, you should be aware that aside from their respective interests as Securityholders, our directors and executive officers have interests in the Arrangement that may be different from, or in addition to, those of Securityholders generally. Such interests may include, but are not limited to, the right to receive certain payments resulting from the closing of the Arrangement and additional payments in exchange for their continued employment or service with TESCO after the closing of the Arrangement. For more information see “Interests of Directors and Executive Officers in the Arrangement” on page 77 of the proxy statement.

Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Arrangement Agreement and the Arrangement, and in recommending to Securityholders that the

Arrangement Agreement be approved. For more information see the sections entitled “Background to the Arrangement” and “The Arrangement Proposal—TESCO’s Reasons for the Arrangement; Recommendation of the Board.”

Dissent Rights Available (See Page 55)

Pursuant to the Interim Order, Dissenting Shareholders are given rights analogous to rights of dissenting shareholders under the ABCA, as modified by the Interim Order and the Plan of Arrangement. Under the Interim Order, each registered Shareholder is entitled, in addition to any other rights a registered Shareholder may have, to dissent and to be paid by Nabors Maple the fair value of the Common Shares held by such Shareholder determined as of the Effective Time. If a registered Shareholder exercises Dissent Rights, he or she may only do so as to all of the Common Shares held by such Shareholder and not solely as to any portion of such Shareholder’s Common Shares.

All Common Shares held by registered Shareholders who exercise their Dissent Rights in respect of their Common Shares will, if the Shareholders are ultimately entitled to be paid the fair value thereof, be deemed to be transferred to Nabors Maple, without any further act or formality on its part, free and clear of any Liens, in exchange for a debt claim against Nabors Maple for the fair value of such Common Shares, which fair value, notwithstanding anything to the contrary to section 191 of the ABCA, shall be determined as of the Effective Time. Registered Shareholders who exercise their Dissent Rights in respect of their Common Shares and who are not ultimately entitled to be paid the fair value of their Common Shares shall be deemed to have participated in the Arrangement.

Completion of the Arrangement Is Subject to Certain Conditions (See Page 68)

Each party’s obligation to complete the Arrangement is subject to the satisfaction or waiver of the following mutual conditions:

•	the Requisite Approval having been obtained at the Special Meeting in accordance with the Interim Order;

•	the Interim Order and the Final Order having been obtained on terms consistent with the Arrangement Agreement, and having not been set aside or modified in a manner unacceptable to TESCO or Nabors acting reasonably, on appeal or otherwise;

•	no governmental or judicial action taken or circumstance arising (whether temporary, preliminary or permanent) that would make illegal or otherwise prevent or prohibit the consummation of the Arrangement;

•	the exemption of the Nabors Shares to be issued pursuant to the Arrangement from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof or another available exemption; and

•	approval for the listing on the New York Stock Exchange of the Nabors Shares to be issued in the Arrangement, subject to official notice of issuance.

The obligations of Nabors and Nabors Maple to complete the Arrangement are also subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	all covenants of TESCO under the Arrangement Agreement to be performed or complied with on or before the Effective Time which have not been waived by Nabors having been duly performed or complied with by TESCO in all material respects;

•	as to the representations and warranties of TESCO:

•	the representations and warranties of TESCO regarding capital structure and absence of certain changes, having been true and correct in all respects (other than de minimis inaccuracies) as of the date of the Arrangement Agreement and as of Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which must have been true and correct other than in de minimis respects as of the specified date);

•	the representations and warranties of TESCO regarding organization, standing and power, issuances and repurchases of securities, authority, certain agreements, board approval, vote required of the company stockholders and brokers or finders having been true and correct in all material respects as of the date of the Arrangement Agreement and as of the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, must have been true and correct as of the specified date); and

•	the remaining representations and warranties of TESCO (other than those discussed above) having been true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect), in each case as of the date of the Arrangement Agreement and as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of another date must have been true and correct as of such date), except in the case where the failures of these other representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on TESCO;

•	TESCO’s delivery of a certificate addressed to Nabors and Nabors Maple dated as of the Effective Date (as defined in the Arrangement Agreement), signed on behalf of TESCO by the chief executive officer and chief financial officer of TESCO, confirming the satisfaction of the conditions set forth above as of the Effective Date (as defined in the Arrangement Agreement); and

•	the non-occurrence of any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TESCO since the date of the Arrangement Agreement.

The obligation of TESCO to complete the Arrangement is also subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	all covenants of Nabors and Nabors Maple under the Arrangement Agreement to be performed or complied with on or before the Effective Time (as defined in the Arrangement Agreement) which have not been waived by TESCO having been duly performed or complied with by Nabors and Nabors Maple in all material respects;

•	as to the representations and warranties of Nabors:

•	the representations and warranties of Nabors regarding capital structure and absence of certain changes of the Arrangement Agreement having been true and correct, other than de minimis respects, as of the date of the Arrangement Agreement and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which must have been true and correct, other than de minimis respects, only as of the specified date);

•	the representations and warranties of Nabors regarding authority, board approval and vote required of Nabors Maple shareholders having been true and correct in all material respects as of the date of the Arrangement Agreement and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which must have been true and correct in all material respects only as of the specified date); and

•	the remaining representations and warranties of Nabors contained in the Arrangement Agreement (other than those discussed above) (disregarding all qualifications and exceptions contained therein regarding materiality and Material Adverse Effect) having been true and correct, in each case as of the date of the Arrangement Agreement and as of immediately prior to the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of another date, which must have been true and correct as of such date), except in the case where the failures of any of these other representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Nabors;

•	the delivery by Nabors and Nabors Maple of a certificate addressed to TESCO dated as of the Effective Date (as defined in the Arrangement Agreement), signed on behalf of Nabors and Nabors Maple by their respective chief executive officers and chief financial officers, confirming the satisfaction of the conditions set forth above as of the Effective Date (as defined in the Arrangement Agreement); and

•	the non-occurrence of any Event that has had or would reasonably be likely to have, individually or in the aggregate a Material Adverse Effect on Nabors since the date of the Arrangement Agreement.

Listing of Nabors Stock and Delisting and Deregistration of TESCO Stock (See Page 50)

Listing of Nabors Shares

The Nabors Shares are listed on the NYSE under the symbol “NBR”. It is Nabors’ intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Nabors Shares pursuant to the Arrangement Agreement. Section 3(a)(10) exempts from registration the offer and sale of a security which is issued in specified exchange transactions where, among other things, the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval.

Following the consummation of the Arrangement, the Nabors Shares issued pursuant to the Arrangement will be listed on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of TESCO Common Shares

It is expected that the Common Shares will be delisted from the NASDAQ and deregistered under the U.S. Exchange Act promptly following consummation of the Arrangement.

The Common Shares are currently listed on the NASDAQ under the symbol “TESO”. If permitted by applicable laws, Nabors intends to delist the Common Shares from the NASDAQ with effect from the Effective Date and to apply for a decision for TESCO to cease to be a reporting issuer under the securities laws of each jurisdiction of Canada in which TESCO is a reporting issuer.

If the Arrangement is completed, the registration of the Common Shares under the U.S. Exchange Act and all obligations to file or furnish reports under the U.S. Exchange Act will be terminated.

No Solicitation by TESCO (See Page 71)

Except as expressly provided in the Arrangement Agreement, TESCO may not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of TESCO or of any of its Subsidiaries (collectively, Representatives):

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer, relating to any Acquisition Proposal;

•	have any discussions with or provide any confidential information or data relating to TESCO or any of its Subsidiaries to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, except under certain limited circumstances; or

•	approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to the terms and conditions of the Arrangement Agreement) or propose or agree to do any of the foregoing. However, this will not prevent TESCO or the Board, directly or indirectly, through any officer, employee or Representative, from informing any Person that TESCO is a party to the Arrangement Agreement and referring such Person to this requirement set forth therein.

For purposes of the discussion above, the term “Acquisition Proposal” has the meaning set forth in the “Glossary of Terms” attached as Annex A to this proxy statement.

Termination of the Arrangement Agreement (See Page 72)

The Arrangement Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written agreement of TESCO and Nabors;

•	by either TESCO or Nabors, if:

•	any Governmental Entity of competent jurisdiction has issued an order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the Arrangement, and such order, decree, ruling or injunction has become final and non-appealable; provided, however, that this right of termination will not be available to any party whose failure to comply with the Arrangement Agreement has been the cause of, or resulted in, such action;

•	the Arrangement has not been consummated on or before February 14, 2018 (the Outside Date), provided that if as of the Outside Date the Arrangement has not been completed due to the failure to obtain Regulatory Approvals, then the Outside Date will be extended to April 15, 2018, except that this right to terminate the Arrangement Agreement will not be available to any Party whose failure to comply with the provisions of the Arrangement Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or

•	the Requisite Approval has not been obtained after a vote of the Securityholders at the Special Meeting.

•	by Nabors, if:

•	the Board, or any committee thereof: (1) fails to make or publicly withdraws, qualifies or modifies, or publicly proposes to withdraw, qualify or modify, in any manner adverse to Nabors, its recommendation to Securityholders that they vote in favor of the Arrangement Resolution, (2) fails to include in the proxy statement the Board’s recommendation to the Securityholders that they vote in favor of the Arrangement Resolution, (3) takes any action with respect to any tender offer or exchange offer for Common Shares (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Securityholders) other than a recommendation against such offer that reaffirms the Board’s recommendation to the Securityholders that they vote in favor of the Arrangement Resolution, or (4) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend any letter of intent, agreement, commitment or agreement in principle with respect to any Acquisition Proposal ((1), (2), (3) and (4) collectively a Company Change in Recommendation);

•	TESCO breaches its obligations under Section 5.3 of the Arrangement Agreement (non-solicitation covenants); or

•	there has been a breach of any of the covenants or agreements, or a failure to be true of any of the representations or warranties set forth in the Arrangement Agreement on the part of TESCO, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date (as defined in the Arrangement Agreement), the failure of Nabors’ conditions precedent that all of TESCO’s covenants were performed in all material respects and all of TESCO’s representations and warranties are true, in the manner set forth in the Arrangement Agreement, and such breach or failure has not been cured by the earlier of 15 days following written notice thereof to TESCO or the Outside Date, or by its nature, cannot be cured within such time period; however, this right of termination will not be available to Nabors if Nabors is itself then in breach of its representations, warranties or covenants such as would result in any of the conditions precedent to the obligations of TESCO that were referenced in this paragraph not being satisfied.

•	by TESCO, if:

•	there has been a breach of any of the covenants or agreements, or a failure to be true of any of the representations or warranties set forth in the Arrangement Agreement on the part of Nabors, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date (as defined in the Arrangement Agreement), the failure of TESCO’s conditions precedent that all of Nabors’ covenants were performed in all material respects and all of Nabors’ representations and warranties must have been true, in the manner set forth in the Arrangement Agreement, and such breach or failure has not been cured by the earlier of 15 days following written notice thereof to Nabors or the Outside Date, or by its nature, cannot be cured within such time period; however, this right of termination will not be available to TESCO if TESCO is itself then in breach of its representations, warranties or covenants such as would result in any of the conditions precedent to the obligations of Nabors that were referenced in this paragraph not being satisfied; or

•	at any time prior to the Special Meeting, in order to enter into a binding written agreement with respect to a Superior Proposal, provided that TESCO has complied in all material respects with its obligations under Section 5.3 of the Arrangement Agreement (non-solicitation covenants), and subject to the payment of the termination fees due under the Arrangement Agreement, in accordance with the terms and at the times specified therein.

Termination Fee Payable by TESCO (See Page 74)

If a Company Termination Fee Event occurs, TESCO will be required to pay Nabors a termination fee in the amount of $8,000,000 (the Company Termination Fee). For the purposes of the Arrangement Agreement, “Company Termination Fee Event” means the termination of the Arrangement Agreement:

•	by Nabors as a result of a Company Change in Recommendation or TESCO breaching its covenants under Section 5.3 of the Arrangement Agreement (non-solicitation covenants);

•	by TESCO in order to enter into a binding written agreement for a Superior Proposal;

•	by either Party if (i) the Requisite Approval was not obtained and (ii) at any time after the date of the Arrangement Agreement and at or before the date of the Special Meeting, an Acquisition Proposal has been made or publicly announced or communicated to the Board and still be pending at the time the Arrangement Agreement is terminated or have been withdrawn less than 10 days prior to the date of such termination and (iii) within 12 months of the date of such termination, TESCO or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Acquisition Proposal (provided that, for purposes of this termination provision, any reference to “15%” in the definition of Acquisition Proposal should be read as “50%”); and

•	by either Party if (i) the Arrangement has not been completed by the Outside Date or by Nabors if TESCO breaches any of its covenants, representations or warranties under the Arrangement Agreement and (ii) at any time after the date of the Arrangement Agreement and before such termination an Acquisition Proposal shall have been publicly announced and still be pending at the time of such termination or have been withdrawn less than 10 days prior to the date of such termination and (iii) within 12 months of the date of such termination, TESCO or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Acquisition Proposal (provided that, for purposes of this termination provision, any reference to “15%” in the definition of Acquisition Proposal should be read as “50%”).

Material United States Federal Income Tax Considerations (See Page 57)

The Arrangement has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and TESCO and Nabors have no obligation to structure the Arrangement in a manner that is tax-free to U.S. Holders. As structured, the Arrangement may qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the Code). However, qualification of the Arrangement as a reorganization depends on the resolution of issues and facts that will not be known until or after the date of the Arrangement. As a result, TESCO is not able to provide a higher degree of certainty regarding the qualification of the Arrangement as a reorganization for U.S. federal income tax purposes. Neither TESCO nor Nabors has requested a ruling from the IRS or a legal opinion with respect to any of the U.S. federal income tax consequences of the Arrangement.

Assuming TESCO was not a passive foreign investment company (PFIC) at any time during a U.S. Holder’s holding period, if the Arrangement qualifies as a reorganization, except for certain 5% Shareholders described below, a U.S. Holder will not recognize gain or loss upon the exchange of Common Shares for Nabors Shares in the Arrangement. A U.S. Holder that owns, actually or constructively, at least 5% of the total voting power or the total value of the Nabors Shares immediately after the Arrangement will qualify for non-recognition of gain only if such U.S. Holder files with the IRS a “gain recognition agreement,” as defined in the Treasury regulations promulgated under Section 367(a) of the Code, and complies with certain annual filing requirements.

If the Arrangement does not qualify as a reorganization, a U.S. Holder that exchanges its Common Shares for Nabors Shares will recognize gain or loss equal to the difference between the fair market value of the Nabors Shares received and the U.S. Holder’s adjusted tax basis in the Common Shares exchanged. Assuming TESCO was not a PFIC at any time during a U.S. Holder’s holding period, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares exceeds the applicable holding period (currently one year). Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deduction of capital losses is subject to limitation.

The foregoing summary is qualified in its entirety by the more detailed information in the proxy statement under the heading “Certain U.S. Federal Income Tax Consequences” beginning on page 57. The determination of the actual tax consequences of the Arrangement to a U.S. Holder of Common Stock will depend on the holder’s specific situation. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Arrangement. Neither this summary nor the longer discussion is intended to be legal or tax advice to any U.S. Holder.

Material Canadian Federal Income Tax Considerations (See Page 63)

This proxy statement contains a summary of the principal Canadian federal income tax considerations applicable to certain Shareholders with respect to the Arrangement and the comments below are qualified in their entirety by reference to such summary. For a more detailed discussion of the Canadian federal income tax considerations of the Arrangement, please see the discussion under the heading “Certain Canadian Federal Income Tax Consequences of the Arrangement”.

A Shareholder who is a resident of Canada for purposes of the Income Tax Act (Canada) (Tax Act) who disposes of a Common Share under the Arrangement will generally recognize a capital gain (or a capital loss) for Canadian federal income tax purposes equal to the amount by which the fair market value at the Effective Time of any Nabors Shares received for such Common Share under the Arrangement exceeds (or is less than) the adjusted cost base to the Shareholder of the Common Share and any reasonable costs of disposition.

Shareholders who are non-residents of Canada for the purposes of the Tax Act will not be subject to tax under the Tax Act in respect of a capital gain realized upon the disposition of Common Shares under the Arrangement unless those Common Shares constitute “taxable Canadian property” to such Shareholder at the time the Common Shares are disposed of under the Arrangement and that capital gain is not exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.

Accounting Treatment (See Page 56)

In accordance with accounting principles generally accepted in the United States (which we refer to as GAAP), Nabors will account for the Arrangement by applying the acquisition method of accounting for business combinations. For a more detailed discussion of the accounting treatment of the Arrangement, see the section entitled “The Arrangement—Accounting Treatment”.

Rights of Shareholders Will Change as a Result of the Arrangement (See Page 86)

Upon completion of the Arrangement, Shareholders will no longer be shareholders of TESCO, a corporation organized under the laws of Alberta, Canada, but will be shareholders of Nabors, a Bermuda exempted company. There will be certain differences between your current rights as a Shareholder, on the one hand, and the rights to which you will be entitled as a Nabors shareholder, on the other hand. For a more detailed discussion of the differences in the rights of Shareholders and Nabors shareholders, see the section entitled “Comparison of Shareholder Rights.”

Shareholder Litigation (See Page 67)

On September 28, 2017, a Shareholder of TESCO filed a lawsuit in the U.S. District Court for the Southern District of Texas against TESCO and its directors. Two other Shareholders of TESCO filed putative class action lawsuits in the U.S. District Court for the Southern District of Texas against TESCO and its directors on September 29, 2017 and October 10, 2017, respectively. The lawsuits assert claims under Section 14(a) and Section 20 of the Securities Exchange Act and allege that TESCO has made materially incomplete and misleading disclosures regarding the proposed arrangement between TESCO, Nabors and Nabors Maple. On October 18, 2017, the U.S. District Court for the Southern District of Texas granted TESCO’s motion to consolidate these three lawsuits. It is possible that additional similar lawsuits may be filed. If additional similar complaints are filed, absent new or different allegations that are material, TESCO will not necessarily announce such additional filings.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement (including information incorporated by reference) are “forward-looking statements” within the meaning of applicable securities legislation including the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the U.S. Exchange Act), and are intended to be covered by the safe harbors provided by these regulations and applicable securities legislation. All statements other than statements of historical fact set forth herein or incorporated herein by reference are forward-looking statements. These forward-looking statements may, in some cases, be identified by the use of terms such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.

Such forward-looking statements may include, but are not limited to, statements regarding the timing and anticipated receipt of required Securityholder, Court and regulatory approvals for the Arrangement; the ability of TESCO and Nabors to satisfy the other conditions to, and to complete, the Arrangement; the anticipated timing for the completion of the Arrangement; the delisting of the Common Shares from the NASDAQ, deregistration under the U.S. Exchange Act and cessation of reporting issuer status under Canadian securities laws; the benefits of the Arrangement and its impact on the participants’ businesses; various events which could disrupt TESCO’s or Nabors’ operations; any projections of economic prospects, earnings, revenues or other financial items; any statements regarding the plans, strategies and objectives for future operations; any statements of expectation or belief; any statements regarding general industry conditions and competition; any statements regarding economic conditions, such as interest rate, commodity prices and currency exchange rate fluctuations; any statements regarding timing of development or potential expansion or improvements or synergies; and any statements of assumptions underlying any of the foregoing. In addition, if and when the Arrangement is consummated, there will be risks and uncertainties related to Nabors’ ability to successfully integrate the operations and employees of Nabors and TESCO as well as the ability to ensure continued performance or market growth of TESCO’s business and operations.

Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to:

•	the failure to obtain the required Securityholder, Court and regulatory approvals, or to otherwise satisfy the conditions to the completion of the Arrangement, in a timely manner, or at all;

•	levels and volatility of oil and gas prices;

•	cyclical nature of the energy industry and credit risks of our customers;

•	fluctuations of our revenue and earnings;

•	operating hazards inherent in our operations;

•	changes in governmental regulations, including those related to the climate and hydraulic fracturing;

•	consolidation or loss of our customers;

•	the highly competitive nature of our business with excess drilling capacity;

•	the need to renew customer contracts to remain competitive;

•	long-term debt and other financial commitments;

•	technological advancements and trends in our industry, and improvements in our competitors’ products; global economic and political environment, and financial markets;

•	terrorist attacks, natural disasters and pandemic diseases;

•	our presence in international markets, including political or economic instability, currency restrictions and trade and economic sanctions;

•	cybersecurity incidents;

•	the ability to protect and enforce our intellectual property rights;

•	changes in, or our failure to comply with, environmental regulations;

•	failure of our manufactured products and claims under our product warranties;

•	additional losses or impairment charges related to sold or idle rigs;

•	availability of raw materials, component parts and finished products to produce our products, and our ability to deliver the products we manufacture in a timely manner;

•	retention and recruitment of a skilled workforce and key employees;

•	ability to identify and complete acquisitions; and

•	other risks identified from time to time in Nabors’ reports and registration statements filed with the SEC, including risk factors identified in Nabors’ Annual Report on Form 10-K for the year ended December 31, 2016, which is included as Annex G to this proxy statement.

You are cautioned not to place undue reliance on the forward-looking statements made in this proxy statement or documents included in or incorporated by reference into this proxy statement or made by representatives of Nabors or TESCO. These statements speak only as of the date hereof, or, in the case of statements in any document incorporated by reference, as of the date of such document, or, in the case of statements made by representatives of Nabors or TESCO, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the Arrangement, Nabors or any other matter addressed in this proxy statement and attributable to Nabors, TESCO or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Nabors and TESCO expressly disclaim any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of any unanticipated events, except as may be required under applicable securities laws.

ENFORCEABILITY OF CIVIL LIABILITIES

The enforcement by Shareholders of civil liabilities under U.S. federal or state securities laws may be affected adversely by the fact that TESCO is organized under the laws of Alberta, Canada, that some of the directors of TESCO are residents of countries other than the United States, that some of the experts named in this proxy statement are residents of countries other than the United States, and that assets of TESCO and such persons are located outside the United States. In addition, the courts of Canada might not enforce judgments of U.S. courts obtained in actions against such persons predicated upon civil liabilities under the federal and state securities legislation in the United States and rules, regulations and orders promulgated thereunder.

NOTICE TO CANADIAN SHAREHOLDERS AND OTHER SECURITYHOLDERS

Nabors is a Bermuda exempted company. All of the directors and executive officers of Nabors named herein are resident outside of Canada. In addition, substantial portions of the assets of Nabors and of such individuals are located outside of Canada. As a result, it may be difficult for persons who become securityholders of Nabors to effect service of process upon such persons within Canada with respect to matters arising under Canadian securities laws or to enforce against them in Canadian courts judgments predicated upon the civil liability provisions of Canadian securities laws. There is some doubt as to the enforceability in the United States in original actions, or in actions for enforcement of judgments of Canadian courts, of civil liabilities predicated upon Canadian securities laws. In addition, awards of punitive damages in actions brought in Canada or elsewhere may be unenforceable in the United States.

The disclosures relating to Nabors and included in and incorporated by reference to this proxy statement have been prepared in accordance with U.S. securities laws. TESCO Shareholders and Securityholders should be aware that these requirements may differ from Canadian requirements. The financial statements of Nabors included in and incorporated by reference to this proxy statement have been prepared in U.S. dollars and have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian companies.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors related to the Arrangement in determining whether to vote for the approval of the Arrangement Resolution and the Arrangement-related compensation proposal. You should also read and consider the risk factors associated with each of the businesses of Nabors and TESCO because these risk factors may affect the operations and financial results of Nabors following the Arrangement. The risk factors associated with TESCO’s business may be found under Part I, Item 1A, “Risk Factors” in TESCO’s Annual Report on Form 10-K for the year ended December 31, 2016 and under Part II, Item 1A, “Risk Factors” in TESCO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as updated by subsequent Current Reports on Form 8-K, each of which is on file with the SEC under www.sec.gov/edgar and on www.sedar.com and all of which are incorporated by reference into this proxy statement. The risk factors associated with Nabors’ business can be found under “Risks Related to Nabors” in this proxy statement.

Risks Related to the Arrangement

Because the market value of Nabors Shares that Shareholders will receive in the Arrangement may fluctuate, Shareholders cannot be sure of the market value of the Arrangement consideration that they will receive in the Arrangement.

As Arrangement consideration, Shareholders will receive a fixed number of Nabors Shares, not a number of shares that will be determined based on a fixed market value. The market value of Nabors Shares and the market value of the Common Shares at the Effective Time may vary significantly from their respective values on the date that the Arrangement Agreement was executed or at other dates, such as the date of this proxy statement or the date of the Special Meeting. Share price changes may result from a variety of factors, including changes in Nabors’ or TESCO’s respective businesses, operations or prospects, regulatory considerations and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of Nabors Shares, the comparative value of the Canadian dollar and U.S. dollar or the market value of the Common Shares. Therefore, the aggregate market value of the Nabors Shares that a Shareholder is entitled to receive at the time that the Arrangement is completed could vary significantly from the value of such shares on the date of this proxy statement, the date of the Special Meeting or the date on which a Shareholder actually receives its Nabors Shares.

Upon completion of the Arrangement, Shareholders will become Nabors shareholders, and the market price for Nabors Shares may be affected by factors different from those that historically have affected TESCO.

Upon completion of the Arrangement, Shareholders will become Nabors shareholders. Nabors’ business differs from that of TESCO, and accordingly, the results of operations of Nabors will be affected by some factors that are different from those currently affecting the results of operations of TESCO. For a discussion of the businesses of TESCO and Nabors and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement and referred to in the section entitled “Where You Can Find Additional Information” for information relating to TESCO and Nabors and the documents attached to this proxy statement.

Certain rights of Shareholders will change as a result of the Arrangement.

Upon completion of the Arrangement, Shareholders will no longer be shareholders of TESCO, a corporation organized under the laws of Alberta, Canada, but will be shareholders of Nabors, a Bermuda exempted company. There will be certain differences between your current rights as a Shareholder, on the one hand, and the rights to which you will be entitled as a Nabors shareholder, on the other hand. For a more detailed discussion of the differences in the rights of Shareholders and Nabors shareholders, see the section entitled “Comparison of Shareholder Rights.”

There is no assurance when or if the Arrangement will be completed.

The completion of the Arrangement is subject to the satisfaction or waiver of a number of conditions as set forth in the Arrangement Agreement, including, among others, the receipt of Court, Securityholder and regulatory approvals. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Arrangement.

TESCO and Nabors have made various filings and submissions and are pursuing all required consents, orders and approvals in accordance with the Arrangement Agreement. No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the Arrangement will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. For example, these consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of TESCO and Nabors or may impose requirements, limitations or costs or place restrictions on the conduct of TESCO’s or Nabors’ business, and if such consents, orders and approvals require an extended period of time to be obtained, such extended period of time could increase the chance that an adverse event occurs with respect to TESCO or Nabors, such as the loss of key personnel or that the Arrangement is not completed at all. Each party’s obligation to complete the Arrangement is also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the Arrangement Agreement. As a result of these conditions, TESCO and Nabors cannot provide assurance that the Arrangement will be completed on the terms or timeline currently contemplated, or at all. For more information, see the sections entitled “The Arrangement—Regulatory Approvals Required for the Arrangement” and “The Arrangement Agreement—Conditions to Closing.”

The Special Meeting may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the Arrangement proposal is approved by Securityholders, TESCO and Nabors would not be required to seek further approval of Securityholders, even if the conditions imposed in obtaining required regulatory approvals could have an adverse effect on TESCO or Nabors either before or after completing the Arrangement.

Nabors may not realize all of the anticipated benefits of the Arrangement.

Nabors and TESCO believe that the Arrangement will provide benefits to Nabors as described elsewhere in this proxy statement. However, there is a risk that some or all of the expected benefits of the Arrangement may fail to materialize, or may not occur within the time periods anticipated by Nabors and TESCO. The realization of such benefits may be affected by a number of factors, including regulatory considerations and decisions, many of which are beyond the control of Nabors and TESCO. TESCO and Nabors have operated and, until completion of the Arrangement, will continue to operate, independently. The past financial performance of each of TESCO and Nabors may not be indicative of their future financial performance. Realization of the anticipated benefits of the Arrangement will depend, in part, on Nabors’ ability to successfully integrate TESCO’s business with Nabors’ business. Nabors will be required to devote management attention and resources to integrating TESCO’s business practices and support functions. The diversion of Nabors management’s attention and any delays or difficulties encountered in connection with the Arrangement and the coordination of the two companies’ operations could have an adverse effect on the business, financial results or financial condition of Nabors or Nabors’ share price following the Arrangement. The coordination process may also result in additional and unforeseen expenses.

Failure to realize all of the anticipated benefits of the Arrangement may impact the financial performance of Nabors, the price of the Nabors Shares and the ability of Nabors to continue paying dividends on its common shares at rates consistent with current dividend guidance or at all. The declaration of dividends by Nabors will be at the discretion of its board of directors, which may determine at any time to cease paying dividends, lower the dividend rate or not increase the dividend rate.

The announcement and pendency of the Arrangement could adversely affect each of TESCO’s and Nabors’ business, results of operations and financial condition.

The announcement and pendency of the Arrangement could cause disruptions in and create uncertainty surrounding each of TESCO’s and Nabors’ business, including affecting TESCO’s and Nabors’ relationships with their respective existing and future customers, suppliers and employees, which could have an adverse effect on TESCO’s or Nabors’ business, results of operations and financial condition, regardless of whether the Arrangement is completed. In particular, TESCO and Nabors could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the Arrangement. TESCO and Nabors could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. In addition, each of TESCO and Nabors has expended, and continues to expend, management resources in an effort to complete the Arrangement, which resources are being diverted from TESCO’s and Nabors’ day-to-day operations.

If the Arrangement is not completed, TESCO common share prices may fall to the extent that the current prices of the Common Shares reflect a market assumption that the Arrangement will be completed. In addition, the failure to complete the Arrangement may result in negative publicity or a negative impression of TESCO in the investment community and may affect TESCO’s relationship with employees, customers, suppliers and other partners in the business community.

TESCO and Nabors will incur substantial transaction fees and costs in connection with the Arrangement.

TESCO and Nabors have incurred and expect to incur additional expenses in connection with the Arrangement and completion of the transactions contemplated by the Arrangement Agreement, including costs relating to obtaining required approvals and compensation change in control payments. TESCO and Nabors have incurred legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the Arrangement. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of TESCO and Nabors after completion of the Arrangement. Even if the Arrangement is not completed, TESCO and Nabors will need to pay certain costs relating to the Arrangement incurred prior to the date the Arrangement was abandoned, such as legal, accounting, financial advisory, filing and printing fees. Such costs may be significant. If the Arrangement Agreement is terminated under the circumstances specified in the Arrangement Agreement, TESCO may be required to pay Nabors a termination fee of $8 million, depending on the circumstances surrounding the termination.

Demands will be placed on TESCO and Nabors as a result of the Arrangement.

As a result of the pursuit and completion of the Arrangement, significant demands will be placed on the managerial, operational and financial personnel and systems of TESCO and Nabors. The future operating results of TESCO and Nabors will be affected by the ability of their respective officers and key employees to manage changing business conditions and to implement and expand their respective operational and financial controls and reporting systems in response to the Arrangement.

The termination of the Arrangement Agreement could negatively impact TESCO.

If the Arrangement is not completed for any reason, including as a result of Securityholders failing to approve the Arrangement proposal, the ongoing business of TESCO may be adversely affected and, without realizing any of the anticipated benefits of having completed the Arrangement, TESCO would be subject to a number of risks, including that TESCO may experience negative reactions from the financial markets, including a decline of its Common Share price (which may reflect a market assumption that the Arrangement will be completed); TESCO may experience negative reactions from the investment community, its customers, regulators and employees and other partners in the business community; TESCO may be required to pay certain costs relating to the Arrangement, whether or not the Arrangement is completed; and matters relating to the Arrangement will have required substantial commitments of time and resources by TESCO management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to TESCO had the Arrangement not been contemplated.

If the Arrangement Agreement is terminated and the Board seeks another business combination, Shareholders cannot be certain that TESCO will find a party willing to offer equivalent or more attractive consideration than the Arrangement consideration Shareholders would receive from Nabors in the Arrangement. If the Arrangement Agreement is terminated under the circumstances specified in the Arrangement Agreement, TESCO may be required to pay Nabors a termination fee of $8 million, depending on the circumstances surrounding the termination. See the section entitled “The Arrangement Agreement—Termination of the Arrangement Agreement” for a more complete discussion of the circumstances under which the Arrangement Agreement could be terminated and when the Company Termination Fee and expense reimbursement may be payable by TESCO.

Except in specified circumstances, if the Arrangement is not completed by February 14, 2018, subject to extension in specified circumstances, either TESCO or Nabors may choose not to proceed with the Arrangement.

Either TESCO or Nabors may terminate the Arrangement Agreement if the Arrangement has not been completed by February 14, 2018, subject to extension to April 15, 2018 in the circumstances specified in the Arrangement Agreement. However, this right to terminate the Arrangement Agreement will not be available to TESCO or Nabors if the failure of such party to perform any of its obligations under the Arrangement Agreement has been the cause of or resulted in the failure of the Arrangement to be completed on or before such time. For more information, see the section entitled “The Arrangement Agreement—Termination of the Arrangement Agreement”.

Future changes to U.S., Canadian and foreign tax laws could adversely affect Nabors.

The U.S. Congress, the Canadian House of Commons, the Organization for Economic Co-operation and Development, and other government agencies in jurisdictions where TESCO and Nabors do business have been focused on issues related to the taxation of multinational corporations. Specific attention has been paid to “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States, Canada and other countries in which TESCO and Nabors do business could change on a prospective or retroactive basis, and any such change could adversely affect TESCO or Nabors (or both).

Resales of Nabors Shares following the Arrangement may cause the market value of Nabors Shares to decline.

Nabors expects that it will issue approximately 31,793,370 Nabors Shares to acquire the Common Shares under the Arrangement. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for Nabors Shares. The increase in the number of Nabors Shares may lead to sales of such Nabors Shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Nabors Shares.

TESCO and Nabors may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Arrangement from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into Arrangement Agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management’s time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Arrangement, that injunction may delay or prevent the Arrangement from being completed.

Risks Related to Nabors

Nabors’ business is and will be subject to certain risks. For a discussion of the business of Nabors and of some important factors to consider in connection with its business, see the documents appended hereto as Annex G, H, I, and J including the risk factors described in Part I, Item 1A of Nabors’ Annual Report on Form 10-K for the year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q, and referred to in the section entitled “Where You Can Find Additional Information” for information relating to Nabors.

THE COMPANIES

TESCO

TESCO was organized under the laws of Alberta, Canada on December 1, 1993 through the amalgamation of Shelter Oil and Gas Ltd., Coexco Petroleum Inc., Forewest Industries Ltd. and Tesco Corporation. TESCO is a global leader and provider of highly engineered technology-based solutions for drilling, servicing, and completion of wells for the upstream energy industry. The Company seeks to improve the way wells are drilled by delivering safer and more efficient solutions that add value by reducing the costs of drilling for, and producing, oil and natural gas. TESCO’s operations consist of top drives and automated pipe handling equipment sales and rentals; aftermarket sales and services; and tubular services, including related products and accessories sales.

TESCO’s principal executive offices are located at 11330 Clay Road, Suite 350, Houston, Texas, 77041 United States of America, its telephone is (713) 359-7000 and its website is www.tescocorp.com. The information contained in, or that can be accessed through, TESCO’s website is not incorporated by reference in this proxy statement and you should not consider information contained on TESCO’s website as part of this proxy statement. For additional information about TESCO, see “Where You Can Find Additional Information” in this proxy statement.

Nabors

Nabors owns and operates the world’s largest land-based drilling rig fleet and is a leading provider of offshore platform drilling rigs in the U.S. and multiple international markets. Nabors also provides advanced wellbore placement services, drilling software and performance tools, drilling equipment and innovative technologies throughout the world’s most significant oil and gas markets. In today’s performance-driven environment, Nabors believes it is well positioned to seamlessly integrate downhole hardware, surface equipment and software solutions into its AC rig designs. Leveraging its advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform the industry.

The completion of the Arrangement will reinforce Nabors’ position as a leading rig equipment and drilling automation provider through the combination of Canrig, Nabors’ rig equipment division, with TESCO’s rig equipment manufacturing, rental and aftermarket service business.

Furthermore, the integration of TESCO’s tubular services technology and third-party top drive services, which operate in numerous key regions globally, into Nabors’ business will create an immediate global scale for Nabors Drilling Solutions and enable Nabors to provide customers more fit-for-purpose products, services and solutions. This expanded capability will in turn enable Nabors to further improve operational efficiency, accelerate and scale its development of new and innovative equipment on its new generations of rigs as well as upgrade older classes of rigs.

Nabors’ principal executive offices are located at Crown House, 4 Par-La-Ville Road, Second Floor, Hamilton, HM08, Bermuda, its telephone is (441) 292-1510, and its website is www.nabors.com. The information contained in, or that can be accessed through, Nabors’ website is not incorporated by reference in this proxy statement and you should not consider information contained on Nabors’ website as part of this proxy statement. For additional information about Nabors, see “Where You Can Find Additional Information” in this proxy statement.

A more detailed description of the business of Nabors is included in the Annual Report on Form 10-K for the year ended December 31, 2016 in Annex G to this proxy statement.

Financial Information and Management’s Discussion and Analysis

Financial information relating to Nabors before the completion of the Arrangement is contained in Annex G, H, I, and J of this proxy statement. Corresponding management’s discussion and analysis for each financial period is contained in Annex G, H, and I of this proxy statement.

Nabors Maple Acquisition Ltd.

Nabors Maple Acquisition Ltd. (Nabors Maple) is a direct wholly-owned subsidiary of Nabors. Nabors Maple was formed on August 11, 2017 for the purpose of acquiring all of the issued and outstanding Common Shares by way of the Plan of Arrangement, with Nabors Maple continuing as a wholly-owned subsidiary of Nabors. Nabors Maple has not carried on any activities other than in connection with the Arrangement Agreement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TESCO

The following table presents selected historical consolidated financial data of TESCO. The data as of, and for the years ended, December 31, 2016, 2015, 2014, 2013 and 2012 is derived from TESCO’s audited consolidated financial statements for those periods. The data as of, and for the six months ended, June 30, 2017 and 2016 is derived from TESCO’s unaudited condensed, consolidated financial statements for those periods.

The information in the following table is only a summary and is not indicative of the results of future operations of TESCO. You should read the following information together with TESCO’s Annual Report on Form 10-K for the year ended December 31, 2016, TESCO’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 and the other information that TESCO has filed under its profile at www.sec.gov/edgar or at www.sedar.com.

	Unaudited Six Months Ended June 30,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(US dollars in millions, except per share amounts)
Summary of operations
Operating revenues	$76.887	$69.039	$134.737	$279.738	$542.991	$524.865	$553.153
Net income (loss)	(25.800)	(75.710)	(117.928)	(133.754)	21.436	35.284	50.177
Per share data
Basic earnings (loss)	(0.55)	(1.90)	(2.73)	(3.43)	0.54	0.90	1.30
Diluted earnings (loss)	(0.55)	(1.90)	(2.73)	(3.43)	0.53	0.89	1.28
Dividends declared	—	—	—	0.20	0.15	—	—
Balance sheet data
Total assets	324.442	379.795	344.279	421.694	619.266	634.675	585.6
Long term obligations (including capital leases)	2.066	3.042	1.986	3.827	14.437	10.511	11.045

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NABORS

The following table presents selected historical consolidated financial data of Nabors. The data as of, and for the years ended, December 31, 2016, 2015, 2014, 2013 and 2012 is derived from Nabors’ audited consolidated financial statements for those periods. The data as of, and for the six months ended, June 30, 2017 and 2016 is derived from Nabors’ unaudited condensed consolidated financial statements for those periods. Nabors’ Annual Report on Form 10-K for the year ended December 31, 2016 is appended to this proxy statement as Annex G. Nabors’ Quarterly Report on Form 10-Q for the interim period ended June 30, 2017 is also appended to this proxy statement as Annex I and which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

The selected balance sheet data as of June 30, 2016 is derived from Nabor’s unaudited interim financial information not appended or incorporated by reference in this proxy statement. The selected consolidated operating data for the years ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013 and 2012 are derived from Nabors’ consolidated financial statements not appended to this proxy statement. These financial statements for the years ended December 31, 2014, 2013 and 2012 can be found under Nabors’ profile at www.sec.gov/edgar. The selected financial data has been recast to reflect certain discontinued operations as discussed in footnote (1) below. Nabors’ historical results are not necessarily indicative of future operating results.

	Unaudited Six Months Ended June 30,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(US dollars in millions, except per share amounts)
Summary of operations
Operating revenues	$1,193.905	$1,169.162	$2,227.839	$3,864.437	$6,804.197	$6,152.015	$6,843.051
Net income (loss) attributable to Nabors	(281.935)	(582.944)	(1,029.742)	(372.675)	(670.659)	139.982	164.827
Per share data
Basic earnings (loss)	(0.99)	(2.07)	(3.64)	(1.29)	(2.28)	0.47	0.57
Diluted earnings (loss)	(0.99)	(2.07)	(3.64)	(1.29)	(2.28)	0.47	0.56
Dividends declared	0.12	0.12	0.24	0.24	0.24	0.16	—
Balance sheet data
Total assets	8,092.458	8,656.305	8,187.015	9,537.840	11,862.923	12,137.749	12,631.867
Long term obligations (including capital leases)	4,143.113	4,065.432	4,110.286	4,237,523	5,393.678	4,798,022	5,497.335

(1)	All periods present the operating activities of most of Nabors’ wholly owned oil and gas businesses, previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as discontinued operations.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share information of Nabors and TESCO.

Historical Per Share Information of Nabors and TESCO. The historical per share information of each of Nabors and TESCO below is derived from the audited financial statements for the year ended December 31, 2016 for each such company. The historical per share information as of, and for the six months ended, June 30, 2017 is derived from each of Nabors’ and TESCO’s unaudited condensed consolidated financial statements for those periods.

Pro Forma Combined Per Share Information of Nabors and TESCO. The unaudited pro forma combined per share information of Nabors and TESCO below gives effect to the Arrangement and assumes that 0.68 of a Nabors Share has been issued in exchange for each issued and outstanding Common Share. The unaudited pro forma combined per share information of Nabors does not purport to represent the actual results of operations that Nabors would have achieved had the companies been combined during these periods or to project the future results of operations that Nabors may achieve after the Arrangement. The equivalent TESCO amounts are calculated by multiplying the pro forma amounts by the exchange ratio of 0.68.

Generally. You should read the following information in conjunction with the selected historical financial information included elsewhere in this proxy statement and the historical financial statements of Nabors and TESCO and related notes that are included or incorporated by reference into this proxy statement, as applicable. See “Selected Historical Consolidated Financial Data of Nabors” and “Where You Can Find Additional Information” in this proxy statement.

	TESCO Historical	Nabors Historical	Pro Forma Combined	Equivalent TESCO
Earnings per share for the six months ended June 30, 2017:
Basic	$(0.55)	$(0.99)	$(0.97)	$(0.66)
Diluted	$(0.55)	$(0.99)	$(0.97)	$(0.66)
Earnings per share for the year ended December 31, 2016:
Basic	$(2.73)	$(3.64)	$(3.65)	$(2.48)
Diluted	$(2.73)	$(3.64)	$(3.65)	$(2.48)
Book value per share as of June 30, 2017(1)	$6.13	$11.04	$10.60 (2)	$7.21
Dividends declared per common share:
Six months ended June 30, 2017	$—	$0.12	$0.12	$0.08
Year ended December 31, 2016	$—	$0.24	$0.24	$0.16

(1)	Calculated as total equity divided by weighted-average number of common shares outstanding.
(2)	Assumes a per share price of Nabors of $6.80, the closing share price of Nabors on August 11, 2017, the last full trading day prior to the public announcement of the signing of the Arrangement Agreement, for purposes of determining the number of Nabors Shares.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the periods indicated, the per share high and low sales prices for Nabors Shares as reported on the NYSE and for the Common Shares as reported on the NASDAQ. Numbers have been rounded to the nearest whole cent.

	Nabors Shares NYSE		TESCO Common Shares NASDAQ
	High	Low	High	Low
	(in US$)		(in US$)
Quarterly information for the past two years and subsequent quarters
2017
Fourth Quarter (through October 19, 2017)	8.04	6.73	5.50	4.55
Third Quarter	8.70	6.18	5.70	3.78
Second Quarter	14.28	7.16	8.10	3.70
First Quarter	18.40	11.89	9.65	7.25
2016
Fourth Quarter	17.68	11.01	9.65	6.50
Third Quarter	12.33	8.46	8.22	6.21
Second Quarter	11.21	7.61	9.77	5.72
First Quarter	9.84	4.93	9.10	5.13
2015
Fourth Quarter	12.33	7.47	9.00	6.63
Third Quarter	14.43	8.94	10.96	7.01
Second Quarter	16.99	13.70	13.28	10.86
First Quarter	14.09	9.96	13.12	9.53
Annual information for the past five calendar years
2016	17.68	4.93	9.77	5.13
2015	16.99	7.47	13.28	6.63
2014	30.24	9.91	22.50	11.53
2013	18.33	14.34	20.12	11.05
2012	22.73	12.40	16.88	8.70

The above table shows only historical data. The data may not provide meaningful information to Securityholders in determining whether to approve the Arrangement. Securityholders are urged to obtain current market quotations for the Common Shares and Nabors Shares and to review carefully the other information contained in, or incorporated by reference into, this proxy statement, when considering whether to approve the Arrangement. For more information, see the section entitled “Where You Can Find Additional Information.”

The following table presents the closing price per share of Nabors Shares on the NYSE and of the Common Shares on the NASDAQ on (a) August 11, 2017, the last full trading day prior to the public announcement of the signing of the Arrangement Agreement, and (b) October 19, 2017, the last practicable trading day prior to the mailing of this proxy statement. This table also shows the implied value of the Arrangement consideration payable for each Common Share, which was calculated by multiplying the closing price of Nabors Shares on the NYSE on those dates by the exchange ratio of 0.68.

Date	Nabors Shares NYSE	TESCO Common Shares NASDAQ	Equivalent value of Arrangement consideration per share of TESCO stock based on price of Nabors Shares on NYSE
	(US$)	(US$)	(US$)
August 11, 2017	6.80	3.90	4.62
October 19, 2017	6.86	4.60	4.66

Securityholders will not receive the Arrangement consideration until the Arrangement is completed, which may occur a substantial period of time after the Special Meeting, or not at all. There can be no assurance as to the trading prices of the Common Shares or Nabors Shares at the time of the completion of the Arrangement. The market prices of the Common Shares and Nabors Shares are likely to fluctuate prior to completion of the Arrangement and cannot be predicted. We urge you to obtain current market quotations for both the Common Shares and Nabors Shares.

The table below sets forth the dividends declared per Nabors Share and the dividends declared per Common Share for the periods indicated.

	Nabors	TESCO
	(US$)	(US$)
Six Months Ended June 30, 2017	0.12	—
Year Ended December 31,
2016	0.24	—
2015	0.24	0.20
2014	0.24	0.15
2013	0.16	—
2012	—	—

SPECIAL MEETING OF THE SECURITYHOLDERS OF TESCO

General

This proxy statement is furnished in connection with the solicitation of proxies by TESCO management and the Board for use at the Special Meeting and any adjournments or postponements of the Special Meeting. TESCO intends to begin mailing this proxy statement, the attached Notice of Special Meeting of Securityholders and the accompanying proxy card on or about October 31, 2017.

Date, Time and Place of the Special Meeting

The Special Meeting will be held on December 1, 2017 at 10:00 a.m. (Calgary time), at Sheraton Eau Claire, 255 Barclay Parade SW, Calgary, Alberta T2P 5C2, Canada.

Matters to be Considered at the Special Meeting

At the Special Meeting, the following matter will be put before the Securityholders:

1.	Arrangement Resolution. To pass the Arrangement Resolution, the full text of which is set forth in Annex B to this proxy statement, approving the Arrangement pursuant to Section 193 of the ABCA, all as more particularly described in this proxy statement (Proposal 1); and

In addition, Shareholders will be asked to vote on the following Proposal:

2.	Advisory Proposal Regarding Golden Parachute Compensation. To consider, solely on a non-binding, advisory basis, the agreements or understandings between TESCO’s named executive officers and TESCO and the related compensation that will or may be paid to its named executive officers in connection with the Arrangement, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Golden Parachute Compensation” table and the related narrative disclosures in the section of this proxy statement entitled “Interests of Directors and Executive Officers in the Arrangement—Golden Parachute Compensation” (Proposal 2).

Each Option Holder and RSU Holder will be entitled to vote on Proposal 2 only in respect of that number of Common Shares held by such Option Holder or RSU Holder as of the Record Date.

Recommendation of the TESCO Board of Directors

The Board has unanimously approved the Arrangement Agreement and recommended that the Securityholders vote in favor of the proposal to approve the Arrangement Agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors described in the accompanying proxy statement. The Board recommends that Securityholders vote “FOR” approval of the proposal to approve the Arrangement and that Shareholders vote “FOR” approval of the Advisory Proposal Regarding Golden Parachute Compensation.

Record Date

The record date for determining the Securityholders entitled to receive notice of and to vote at the Special Meeting is October 20, 2017. Only Securityholders of record as of the close of business (Calgary time) on the Record Date are entitled to receive notice of and to vote at the Special Meeting.

The record date for Securityholders entitled to receive notice of and to vote at the Special Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Special Meeting.

Solicitation of Proxies

This proxy statement is furnished by management of TESCO in connection with the solicitation of proxies for use at the Special Meeting to be held on December 1, 2017 at 10:00 a.m. (Calgary time) at, Canada, located at Sheraton Eau Claire, 255 Barclay Parade SW, Calgary, Alberta T2P 5C2, Canada, and at any postponements or adjournments of the Special Meeting.

The solicitation of proxies by this proxy statement is being made by or on behalf of the Board and the management of TESCO. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited by telephone, over the internet, in writing or in person.

Quorum

A quorum will be present if at least two persons are present, in person or by proxy, at the Special Meeting, together holding or representing 33 1/3% of the outstanding Common Shares, being shares of TESCO entitled to vote at the Special Meeting. If you have returned an instrument of proxy, including an instrument marked as an abstention, or if you hold your Common Shares in your own name as a holder of record and attend the Special Meeting in person, your Common Shares will be counted for the purpose of determining whether there is a quorum.

Required Votes

The vote requirement to approve the Arrangement Resolution (Proposal 1) is the affirmative approval of not less than two-thirds of the votes cast by the Securityholders, present in person or represented by proxy at the Special Meeting and voting together as a single class. The vote requirement to approve the Advisory Proposal Regarding Golden Parachute Compensation (Proposal 2) is the affirmative approval of a majority of the votes cast by Shareholders present in person or represented by proxy at the Special Meeting.

Persons Entitled to Vote and Principal Shareholders

Only registered Securityholders are entitled to vote at the Special Meeting. Each registered Securityholder has one vote for each Security held at the close of business (Calgary time) on the Record Date. As of the Record Date, there were 46,756,282 Common Shares, 555,336 Options and 1,452,913 RSUs outstanding.

To the knowledge of the directors and executive officers of TESCO, as at the date of this proxy statement, no person or corporation beneficially owns, or exercises control or direction over, directly or indirectly, more than 10% of the issued and outstanding TESCO Securities other than as set forth below:

Name	No. of Common Shares Beneficially Owned		Percent of Common Shares(1)	Percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1)
Blackrock, Inc.
55 East 52nd Street
New York, NY 10022	5,521,293	(2)	11.8%	11.3%
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202	5,441,770	(3)	11.6%	11.2%

(1)	Percentages calculated based on Common Shares issued and outstanding at October 20, 2017: 46,756,282.
(2)	As reported on Schedule 13G/A as filed on January 17, 2017 with the SEC by Blackrock Inc.
(3)	As reported on Schedule 13G/A as filed on February 7, 2017 with the SEC by T. Rowe Price Associates Inc.

List of Registered Securityholders

As of the Record Date, TESCO has prepared or caused to be prepared a list of registered Securityholders entitled to receive notice of the Special Meeting and the number of Common Shares, Options and RSUs held by each such Securityholder. Only Securityholders whose names have been entered on the register of holders of Common Shares, Options or RSUs, respectively, as at the close of business (Calgary time) on the Record Date will be entitled to receive notice of and to vote at the Special Meeting provided that, to the extent a Shareholder transfers the ownership of any Common Shares after the Record Date and the transferee of those Common Shares produces properly endorsed Common Share certificates, or otherwise establishes ownership of such Common Shares and demands, not later than 10 days before the Special Meeting, to be included on the list of Securityholders entitled to vote at the Special Meeting, such transferee will be entitled to vote those Common Shares at the Special Meeting. For a period commencing ten (10) days after the Record Date, a complete list of Securityholders entitled to vote at the Special Meeting will be available for inspection during ordinary business hours at TESCO’s headquarters at 11330 Clay Road, Suite 350, Houston, Texas, 77041 United States of America, and at TESCO’s offices in Calgary at 5616 - 80th Avenue SE, Calgary, Alberta, T2C 4N5, Canada, by Securityholders of record for proper purposes, or at the Special Meeting.

Voting

Registered Securityholders

How to Vote and Deadline for Voting. Registered Securityholders have a choice of voting over the Internet, by telephone, or by using a proxy card.

•	Internet. Access the Internet voting site at www.investorvote.com. Follow the on-screen instructions and be sure to have the control number listed on your proxy card, available when you access the internet voting site. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:00 a.m. (Calgary time) the day before the date set for the holding of the Special Meeting or any adjournment thereof. TESCO may refuse to recognize any instrument of proxy received after that time.

•	Telephone. Dial toll free 1-866-732-VOTE (8683) from any touch-tone telephone. Follow the voice prompts and be sure to have the control number listed on your proxy card available when you call. Use any touch-tone telephone to transmit your voting instructions up until 10:00 a.m. (Calgary time) the day before the date set for the holding of the Special Meeting or any adjournment thereof. TESCO may refuse to recognize any instrument of proxy received after that time.

•	Mail. Simply mark, sign, date, and return the proxy card to Computershare Investor Services Inc. Attn: Proxy Department 100 University Avenue, 8th floor Toronto, ON M5J 2Y1, Canada. Your proxy card mailed in should be received by 10:00 a.m. (Calgary time) the day before the date set for the holding of the Special Meeting or any adjournment thereof. TESCO may refuse to recognize any instrument of proxy received after that time. A postage-prepaid envelope has been provided for your convenience if you wish to vote your proxy by mail.

Proxies Submitted but not Voted. Securities for which proxies have been executed will be voted as specified in the proxies. If no specification is made, the Securities will be voted FOR each of the proposals described in the Notice of Meeting.

Revocation of Proxies. Proxies may be revoked at any time prior to the exercise thereof either: (a) by depositing an instrument in writing executed by the Securityholder or by the Securityholder’s attorney authorized in writing either (i) at the registered office of TESCO at any time up to and including the last business day preceding the date of the Special Meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the chair of the Special Meeting on the day of the Special Meeting or any adjournment thereof, or (b) in any other manner permitted by law.

Voting Procedures and Tabulations. Votes may be cast for or against each of the proposals described in the Notice of Meeting. If you abstain or otherwise withhold your vote for a given proposal, your vote will not be counted for or against that proposal. An abstention or broker non-vote will not be counted as a vote cast and will not affect the outcome of the vote for any given proposal.

Appointment of Proxyholders. A proxy is a document that authorizes someone else to attend the Special Meeting and cast the votes for a registered Securityholder. Registered Securityholders are being sent a form of proxy for the Special Meeting permitting them to appoint a person to attend and act as proxyholder at the Special Meeting.

The nominees for proxyholder named on the instrument of proxy are officers of TESCO. Each Securityholder has the right to appoint an alternative proxyholder, who need not be a Securityholder, to attend and act on the Securityholder’s behalf at the Special Meeting instead of the nominees set forth in the enclosed instrument of proxy. To exercise such right, either the names of the nominees set forth on the instrument of proxy should be crossed out (such deletion to be initialed by the person or officer signing the instrument of proxy) and the name of the Securityholder’s appointee should be legibly printed in the blank space provided for that purpose in the enclosed instrument of proxy, or another appropriate form of proxy should be completed. The accompanying instrument of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Special Meeting or any adjournment thereof. At the time of printing this proxy statement, our Board and management know of no such amendments, variations, or other matters to come before the Special Meeting other than the matters referred to in the Notice of Meeting. If any other business or amendments or variations to the matters identified in the Notice of Meeting properly come before the Special Meeting then the persons named in the enclosed instrument of proxy will vote on such matters in accordance with their best judgment.

Beneficial Shareholders

If your Common Shares are not registered in your name but in the name of an intermediary (typically a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates), then you are a non-registered, or “beneficial,” Shareholder. If you are a Beneficial Shareholder, you can vote your Common Shares by proxy through your intermediary or at the Special Meeting if you appoint yourself as proxy. Shareholders who are beneficial owners of Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that only the registered owner of such Common Shares is entitled to dissent. If you wish to exercise dissent rights, you should review the requirements summarized in this proxy statement carefully and consult with legal counsel. See “Dissenters’ Rights” beginning on page 55 of this proxy statement.

Voting through Intermediaries. A Beneficial Shareholder will usually be given a voting instruction form by their intermediary which must be submitted by the Beneficial Shareholder in accordance with the instructions provided by the intermediary. In such case, you cannot use the Internet voting procedures described above and must follow the intermediary’s instructions (which in some cases may allow the completion of the voting instruction form by telephone or on the intermediary’s own Internet website). Occasionally, a Beneficial Shareholder may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of shares owned by the Beneficial Shareholder but is otherwise not completed. This form of proxy does not need to be signed by the Beneficial Shareholder. In this case, you can complete the form of proxy and vote by mail or facsimile only, in the same manner as described above. In all cases, Beneficial Shareholders should carefully follow the instructions provided by the intermediary.

Voting in Person. A Beneficial Shareholder who receives a form of proxy or a voting instruction form from their intermediary and who wishes to attend and vote at the Special Meeting in person (or have another person attend and vote on their behalf), should strike out the proxyholders named in the form of proxy and insert the Beneficial Shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions provided by the intermediary.

Attendance at the Special Meeting

On the day of the Special Meeting, each Securityholder will be required to present (i) a valid picture identification such as a driver’s license or passport, and (ii) proof that you are a holder of Securities as of the Record Date. You may be denied admission if you do not. Seating will begin at 9:30 a.m. and the Special Meeting will begin at 10:00 a.m. (Calgary time).

THE ARRANGEMENT

This section of the proxy statement describes the various aspects of the Arrangement and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this proxy statement, including the full text of the Arrangement Agreement, a copy of which is attached to this proxy statement as Annex C, and the Plan of Arrangement attached to this proxy statement as Annex D, for a more complete understanding of the Arrangement. In addition, important business and financial information about each of TESCO and Nabors is included in or incorporated by reference into this proxy statement, as applicable. For a listing of the documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find Additional Information.”

Transaction Structure

The following discussion summarizes the material terms of the proposed Arrangement, does not purport to be complete, and is qualified in its entirety by reference to the Arrangement Agreement and Plan of Arrangement attached to this proxy statement as Annex C and Annex D, respectively.

Pursuant to the Plan of Arrangement, commencing at the Effective Time, each of the following events shall occur and shall be deemed to occur consecutively in the following order, each occurring five minutes following completion of the previous event without any further authorization, act or formality:

(a)	Each Dissent Share shall be transferred by the Dissenting Shareholders to Nabors Maple (free and clear of any Liens) in accordance with, and for the consideration contemplated in, the Plan of Arrangement;

(b)	All outstanding, unexpired Options will be accelerated, cancelled, and exchanged for the right to receive the Option Consideration, provided that each Option with an exercise price that is equal to or greater than the Market Value will be cancelled for no consideration;

(c)	All outstanding RSUs will vest and be cancelled in exchange for the right to receive the RSU Consideration;

(d)	The following shall occur concurrently:

(i)	Each Common Share (other than any Dissent Share) shall be transferred to Nabors Maple (free and clear of any Liens);

(ii)	In respect of each Common Share transferred in paragraph (d)(i) above, Nabors shall issue 0.68 of a Nabors Share (the Share Consideration) to each Shareholder; and

(iii)	Nabors Maple shall issue to Nabors that number of common shares of Nabors Maple equal in value to the aggregate Share Consideration (based on a value of $1.00 per share) as consideration for Nabors having issued the Share Consideration and there shall be added to the stated capital account maintained by Nabors Maple for its common shares an amount equal to the fair market value of the Share Consideration issued by Nabors;

(e)	With respect to each Common Share transferred in accordance with paragraphs (a) or (d) above:

(i)	The registered holder thereof shall cease to be the registered holder of such Common Share and shall cease to have any rights in respect of such Common Share and the name of such registered holder shall be removed from the register of Shareholders as of the time of transfer prescribed in the Plan of Arrangement;

(ii)	The registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Common Share; and

(iii)	Nabors Maple will be the holder of all of the issued and outstanding Common Shares as of the time of transfer prescribed in the Plan of Arrangement and the central securities register of TESCO shall be revised accordingly and Nabors Maple shall be entitled to all of the rights and privileges attached to the Common Shares; and

(f)	The transfers, exchanges, issuances and terminations provided for above will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

Background to the Arrangement

TESCO’s management and the Board regularly review and assess TESCO’s long-term strategic plan and prospects. As part of this ongoing process, TESCO’s management and the Board regularly evaluate cash flow forecasts, earnings forecasts and strategic alternatives relating to TESCO’s businesses, including numerous discussions with third parties. As discussed below, over the past two years, TESCO has had various contacts with Nabors related to a potential acquisition. During this time period, TESCO has also had various commercial contacts and conversations with Nabors unrelated to an acquisition and unrelated to this Arrangement. Those commercial contacts are not all discussed below.

In late August and early September of 2015, Mr. Fernando Assing, President and Chief Executive Officer of TESCO, and Anthony G. Petrello, Nabors’ Chairman, President and Chief Executive Officer, exchanged correspondence and held an introductory dinner meeting. This meeting was scheduled as part of several meetings by Mr. Assing with other industry chief executive officers to build a strong business network for TESCO.

On August 14, 2015, Karim Rashid of Intrepid Financial Partners (Intrepid), the financial advisor to Nabors in the Arrangement, reached out to Mr. Assing to establish contact and introduce himself. Mr. Rashid has had a long-standing relationship with Mr. Petrello of Nabors.

On November 18, 2015, Mr. Rashid requested a meeting between himself and Hugh McGee III of Intrepid, and Mr. Assing and Brian Kelly, then Deputy General Counsel of TESCO. The purpose of the meeting was to explore the potential synergies of a combination between Nabors and TESCO. Mr. Assing advised Intrepid that while TESCO was not actively marketing the company, it would be open to having conversations so as to have a better idea of the level of Nabors’ interest that Messrs. Assing and Kelly could communicate to the Board.

On December 14, 2015, Messrs. McGee and Rashid of Intrepid had a lunch meeting with Mr. Assing and Christopher Boone, the Senior Vice President and Chief Financial Officer of TESCO, to further discuss the potential combination with Nabors. After communication with Michael Sutherlin, the Chairman of TESCO, TESCO agreed to proceed with drafting a mutual short-term Nondisclosure Agreement between Nabors and TESCO. The short-term Nondisclosure Agreement was negotiated during December, 2015 and was executed on January 5, 2016.

On January 5, 2016, Messrs. Assing and Boone of TESCO met with Mr. Rashid of Intrepid to discuss the scope of the due diligence production by TESCO that would be appropriate in connection with these preliminary discussions regarding a potential combination, and the following day a due diligence call was held among Matt Barton, Vice President of Intrepid, Mr. Boone of TESCO, and Dennis Smith, Vice President (Corporate Development and Investor Relations) of Nabors.

On January 7, 2016, TESCO opened a limited data room to Nabors, which was populated with data pursuant to diligence requests from Intrepid and Nabors from January 8, 2016 through January 18, 2016.

On January 19, 2016, Messrs. Sutherlin, Assing, and Boone of TESCO, met at Intrepid’s offices with Mr. Petrello, William Restrepo, the Chief Financial Officer of Nabors and Messrs. McGee and Rashid of Intrepid. The parties then discussed the difficult market conditions, the industry needs, and the merits and value creation propositions of a potential combination for both TESCO and Nabors shareholders under this context. The parties agreed that Nabors would submit a proposal within a short period of time.

On January 28, 2016, members of TESCO management met internally to discuss both the potential combination with Nabors and other possible unrelated acquisition projects.

Between February 1, 2016 and February 3, 2016, TESCO and Nabors extended their Nondisclosure Agreement for an additional period. On February 5, 2016, Nabors advised TESCO via Intrepid that initial due diligence was complete.

On February 22, 2016, Nabors terminated the proposed combination discussions.

From March through December 2016, TESCO conducted discussions with several other companies in the industry regarding possible combination opportunities. Some of these discussions began at TESCO’s initiation and others were initiated by other companies.

On December 19, 2016, Mr. Assing of TESCO and Mr. Petrello of Nabors had a meeting, as a result of an informal email exchange in late November regarding Nabors’ recent joint venture with Saudi Aramco, and again discussed the potential benefits of integrating TESCO’s technologies into Nabors’ rigs. They decided to extend the discussions to a broader management team. Mr. Petrello requested a summary of the subject technologies.

From December 22, 2016 through early January, 2017, Messrs. Assing and Petrello exchanged correspondence regarding the technologies and future meetings, which culminated in a meeting between members of TESCO and Nabors management teams on January 16, 2017 at the office of Nabors. On January 18, 2017, Mr. Assing met with Mr. Restrepo to follow up on action items from the January 16, 2017 meeting.

Discussions regarding the integration of TESCO technologies into Nabors’ rigs continued from January 2017 through early May, 2017.

On March 2, 2017, Mr. Restrepo of Nabors met with Elijio Serrano, a member of TESCO’s Board, and Mr. Assing at an energy conference for a casual meeting, where they also briefly discussed potential advantages of selecting TESCO as a casing running tools provider. On April 10, 2017, a meeting occurred between Mr. Assing of TESCO and John Yearwood, a member of Nabors’ board of directors. Their general discussion included discussions of Nabors potentially purchasing TESCO’s tubular services tools to integrate into Nabors’ rigs.

On May 15, 2017, Messrs. Assing and Sutherlin briefed the Board regarding the recent interest communicated by Nabors at various levels of the organization and the high level of commercial activity between the companies. Mr. Assing informed the Board of the various technical and commercial evaluations conducted by Nabors at that point, and of Nabors’ interest in TESCO technologies. He also discussed the upcoming meeting between Messrs. Assing and Sutherlin for TESCO and Messrs. Petrello and Restrepo for Nabors the following day.

On May 16, 2017, Messrs. Assing and Sutherlin met with Messrs. Petrello and Restrepo, and Mr. Petrello discussed Nabors’ renewed interest in a combination with TESCO. Mr. Sutherlin confirmed TESCO’s openness to discussing a potential proposal for a combination.

Between May 17, 2017 and May 19, 2017, TESCO and Nabors negotiated and executed another mutual Nondisclosure Agreement, and Nabors conveyed an initial due diligence request list to Mr. Kelly of TESCO.

On May 19, 2017, a due diligence meeting was held among Messrs. Assing, Boone, and Kelly from TESCO and Messrs. Restrepo, Smith, and Joseph Walker, then Senior Counsel, from Nabors. Between May 19, 2017 and May 31, 2017, TESCO produced diligence materials to a virtual data room. Subsequent due diligence communications occurred on June 1, 2, 14, 26, and 30, 2017. The general focus of these diligence efforts was related to corporate organization, senior management, certain contractual relationships, financial results and prospects, and operations.

During June, 2017 and simultaneously with the discussions with Nabors, TESCO was pursuing potential combination opportunities with two other companies.

On June 2, 2017, Messrs. Boone and Kelly of TESCO met at the Hilton Houston North Hotel with Mr. Smith and Julia Wright, Vice President and General Counsel at Nabors. The parties discussed due diligence matters.

On June 30, 2017, Mr. Kelly of TESCO engaged Norton Rose Fulbright to instruct TESCO’s directors on their fiduciary duties.

On July 6, 2017, Nabors provided TESCO an offer letter with an exchange ratio of 0.62 of a Nabors Share for each Common Share.

On July 11, 2017, in light of the July 6, 2017 Nabors offer letter, a teleconference was held involving Richard Barker, Laurence Whittemore, Guy Sirkes and Kirk Sisco of J.P. Morgan Securities LLC (J.P. Morgan) and Messrs. Assing, Boone, Kelly and Sutherlin of TESCO, to discuss preliminary thoughts on the proposal and the possibility of approaching other potential counterparties who might have an interest in a strategic transaction with TESCO.

On July 12, 2017, the Board held a meeting during which it deliberated and considered the proposal from Nabors and endorsed continuing discussions with Nabors and exploring alternatives to the proposed combination. The Board engaged J.P. Morgan to analyze the Nabors offer. The Board instructed Messrs. Sutherlin, Assing, and J.P. Morgan to develop and contact a list of strategic companies to gauge potential interest in acquiring TESCO. Prior to J.P. Morgan’s engagement, J.P. Morgan disclosed that Dag Skattum, a member of Nabors’ board of directors, was an employee of one of J.P. Morgan’s affiliates. The Board considered this as part of its deliberations on retaining J.P. Morgan.

During July 2017, J.P. Morgan discussed with TESCO management a list of potential counterparties who had either previously contacted TESCO regarding a potential strategic transaction or who would potentially be interested in a strategic transaction with TESCO. Based on these conversations, J.P. Morgan, Mr. Sutherlin and TESCO management reached out to a select number of those counterparties that they believed would most likely be interested in exploring a potential transaction with TESCO. Discussions with alternative partners continued from July 13, 2017 through August 13, 2017. Based on these discussions, the Board determined it was in the Shareholders’ best interests not to further engage with these potential counterparties and to focus on negotiations with Nabors. At the time, none of these identified strategic companies had expressed an interest in acquiring TESCO in the near future.

On July 18, 2017, Messrs. Assing and Sutherlin and Messrs. Petrello and Restrepo met to discuss the valuation and synergies between the companies.

On July 19, 2017, Messrs. Restrepo, Smith, Bernardo Pettenatti, Senior Business Analyst (Corporate Development and Investor Relations), and Will Speicher, Project Manager (Corporate Development and Investor Relations), from Nabors and Messrs. Assing, Boone and Jacek Mucha, Vice President of Finance, from TESCO met at the offices of Nabors to discuss a presentation of synergies that had been prepared by J.P. Morgan.

On August 1, 2017, Mr. Rashid of Intrepid communicated to TESCO that Intrepid had been formally engaged by Nabors and discussed the timing for an updated proposal, and called on August 2, 2017 to further discuss timing of any potential transaction.

On August 2, 2017, Mr. Assing briefed Mr. Sutherlin and Doug Ramsay, a member of TESCO’s Board, regarding the proposed transaction. In addition, Messrs. Assing, Boone, Kelly and representatives from J.P. Morgan had a call to discuss the proposed transaction. On this date, Intrepid provided a draft Arrangement Agreement to TESCO management to substantiate Nabors’ readiness to discuss a transaction.

On August 3, 2017, the Board convened a meeting in Calgary, Alberta. The Board further deliberated and considered the proposal and discussed potential impacts of the proposed transaction on TESCO, including retention of employees pending completion of any such transaction, and Mr. Sutherlin instructed J.P. Morgan to communicate to Intrepid that the Board desired Nabors to improve its proposal, determining that 0.62 of a Nabors Share for each Common Share was insufficient. J.P. Morgan communicated this to Intrepid, reiterated the value proposition of the transaction, and informed Intrepid that the Board remained ready to consider a revised proposal should it decide to make one. Later that night, Intrepid conveyed a revised proposal of 0.66 of a Nabors Share for each Common Share.

On August 4, 2017, the Board reconvened and discussed the revised proposal and its key terms with J.P. Morgan. The Board also considered the continuing efforts by J.P. Morgan, Mr. Assing and Mr. Sutherlin to contact alternative companies regarding a potential combination with TESCO. At the conclusion of the meeting, Mr. Sutherlin instructed J.P. Morgan to call Mr. Rashid at Intrepid to communicate that the revised proposal needed to be further improved.

On August 5, 2017, the Board reconvened and instructed management to negotiate the Arrangement Agreement in case an acceptable proposal was received in the coming days.

On August 6, 2017, TESCO management presented reverse due diligence questions to Nabors via J.P. Morgan. From August 6, 2017 through August 13, 2017, the parties negotiated the Arrangement Agreement, including the Company Termination Fee and continued due diligence.

On August 9, 2017, the Board reconvened to consider the revised proposal of Nabors of 0.68 of a Nabors Share for each Common Share that had been communicated on August 8, 2017, following TESCO’s second quarter earnings release. The Board deemed that it was an acceptable offer to continue negotiations of the Arrangement Agreement.

On August 10, 2017, representatives of TESCO management, J.P. Morgan, and Norton Rose Fulbright met at the offices of J.P. Morgan with representatives of Nabors management and Intrepid to conduct further reverse due diligence.

On August 13, 2017, the Board convened to consider the Arrangement Agreement and Nabors’ proposal. TESCO management discussed the proposed transaction with the Board. J.P. Morgan then reviewed with the Board its financial analysis of the consideration provided for in the Arrangement Agreement and delivered to the Board its oral opinion, which was later confirmed by delivery of a written opinion dated August 13, 2017, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to Shareholders in the proposed Arrangement was fair, from a financial point of view, to such holders, as more fully described below in the section “Opinion of TESCO’s Financial Advisor”. TESCO’s legal advisors then summarized the material terms of the Agreement with the Board and discussed the Board’s fiduciary duties with respect to TESCO. J.P. Morgan then left the meeting. Management, other than Mr. Assing, then exited the meeting, and the Board considered the Arrangement as a whole. Mr. Assing left the meeting and the independent members of the Board considered the Arrangement as a whole and further discussed the transaction and the process undertaken by TESCO with TESCO’s legal advisors and decided to approve the Arrangement. Mr. Assing re-joined the meeting and the Board further discussed the transactional process. Based on the advice of its legal and financial advisors and its own assessment of the transaction and the interests of Shareholders, the Board unanimously, both in an in camera session without management and with the full Board participating, (i) determined that the Arrangement is in the best interests of TESCO, (ii) determined that the Arrangement is fair to TESCO’s Shareholders, (iii) approved the Arrangement and TESCO entering into the Arrangement Agreement, and (iv) recommended that TESCO Securityholders vote in favor of the Arrangement. The Arrangement was considered by the full Board of TESCO, rather than a special committee, from the outset of the potential transaction; however, Fernando Assing, the President and Chief Executive Officer of TESCO, recused himself from a portion of each meeting where the Arrangement was discussed and the other members of the Board, each of whom is independent, held in camera sessions at each such meeting.

On the evening of August 13, 2017, TESCO and Nabors entered into the Arrangement Agreement and then publicly announced by press releases the execution of the Arrangement Agreement and ancillary documents the following morning on August 14, 2017.

Board of Directors and Management of Nabors after the Arrangement

The directors and executive officers of Nabors upon consummation of the Arrangement are expected to continue to be the directors and executive officers of Nabors immediately prior to the closing of the Arrangement. Please see “The Companies—Nabors” in this proxy statement for a list of such directors and officers.

Recommendation of the Board

After considering, among other things, the Fairness Opinion, the advice of its financial and legal advisors, and the ability of TESCO or the Board to accept a Superior Proposal, the Board has unanimously concluded that the Arrangement is in the best interests of TESCO, that the Arrangement is fair to the Shareholders, and has unanimously approved the Arrangement and entry into the Arrangement Agreement. Accordingly, the Board of Directors unanimously recommends that Securityholders vote “FOR” the Arrangement Resolution.

Reasons for the Arrangement

TESCO

The Board reviewed and considered a significant amount of information and considered a number of factors relating to the Arrangement with the benefit of analysis from TESCO’s senior management and analysis from its financial and legal advisors. The following is a summary of the principal reasons for the conclusion by the Board that the Arrangement is in the best interests of TESCO and is fair to Shareholders, for the determination of the Board to approve the Arrangement and enter into the Arrangement Agreement, and for the recommendation of the Board that Securityholders vote “FOR” the Arrangement Resolution:

•	Significant Premium. The Arrangement values the Common Shares at $4.62 per share based on Nabors closing share price of $6.80 on the New York Stock Exchange on August 11, 2017 (the last trading day on the NYSE prior to execution of the Arrangement Agreement). This represents a premium of 19% to TESCO’s closing price on the NASDAQ Stock Market on the same date, and represents a premium of 30% to TESCO’s enterprise value based on TESCO’s June 30, 2017 cash balance. The Board believed a fixed share price ratio would provide the maximum potential upside as opposed to cash consideration at this stage of the market, and based on the historical relative stock patterns, including the market consensus of stock price upside potential.

•	Continued Upside Participation by Shareholders. Shareholders, through their 10% ownership of Nabors following consummation of the Arrangement, will continue to participate in the value and any upside associated with Nabors’ business and the synergies of the combination with TESCO, including Nabors’ expanded platform and stronger and broader offering of complementary rig equipment, product lines and tubular services.

•	Liquidity of Consideration. Shareholders will receive Nabors Shares, a stock with a higher average daily trading volume, which will provide the Shareholders with access to more liquidity for their holdings.

•	Risk Mitigation and Stock Price Down Side Protection. The combined entity presents a potentially more resilient business to weather deteriorating market conditions including a potential softening of the North American drilling market and offshore activity.

•	Robust and Extensive Process. The Arrangement is the result of an active and extensive review process conducted under the supervision of the Board, which received advice from experienced financial advisors and legal counsel throughout the course of the process. This process included direct consultation with various potential buyers about their potential interest in TESCO. Those potential buyers were identified by legacy relationships, prior inquiries to management, market space participation, potential for synergy extraction, and strategic and technological fitness.

•

Review of Strategic Alternatives. The review of the strategic options included the consideration of various potential scenarios arising from market trends and consensus by various knowledgeable parties, generally pointing to a lower-for-longer market direction. Cash consumption and access to credit in all those cases were critical considerations. Potential for delayed activity, pricing stagnation, and cost escalation were also critical considerations. This process included direct consultation with multiple potential buyers about their potential interest in TESCO. Those potential buyers were identified by legacy relationships, prior inquiries to management, market space participation, potential for synergy extraction, and strategic and technological fitness. However, those potential buyers, at the time did not express an interest in acquiring TESCO in the near future.

•	Participation in Nabors’ Dividend. Shareholders who retain the Nabors Shares they receive in connection with the Arrangement will have the opportunity to participate in any future Nabors dividends.

•	Negotiated Transaction. The Arrangement Agreement is the result of an arm’s length negotiation process and includes terms and conditions that are reasonable in the judgment of the Board.

•	Fairness Opinion. The oral opinion of J.P. Morgan delivered to the Board, which was confirmed by delivery of a written opinion dated August 13, 2017, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to the Shareholders in the proposed Arrangement was fair, from a financial point of view, to such holders, as more fully described in the section titled “—Opinion of TESCO’s Financial Advisor” beginning on page 44. The full text of the written opinion of J.P. Morgan, dated August 13, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the opinion, is attached as Annex F to this proxy statement.

•	Ability to Respond to Unsolicited Superior Proposals. Under the terms of the Arrangement Agreement, the Board is able to respond to unsolicited bona fide written proposals that, having regard for all of its terms, and conditions of such a proposal, if consummated in accordance with its terms, are reasonably likely to lead to a Superior Proposal and which meet the other conditions set forth in the Arrangement Agreement.

•	Securityholder Approval. The Arrangement must be approved by not less than two-thirds of the votes cast on the Arrangement Resolution at the Special Meeting by Securityholders present in person or by proxy and entitled to vote at the Special Meeting.

•	Regulatory Approval. The Arrangement must be approved by the Court, which will consider, among other things, the substantive and procedural fairness and reasonableness of the Arrangement to Shareholders. The Arrangement Agreement also contains a condition precedent that all Regulatory Approvals shall be obtained prior to closing.

•	Dissent Rights. The terms of the Interim Order and the Plan of Arrangement provide that any registered holder of Common Shares who opposes the Arrangement may, upon compliance with certain conditions, exercise Dissent Rights and, if ultimately successful, receive the fair value of the Dissent Shares in accordance with the Arrangement.

The Board also considered certain potentially negative factors in its deliberations concerning the Arrangement, including but not limited to the following:

•	Fixed Exchange Ratio. The fact that the Arrangement consideration to Shareholders is a fixed exchange ratio of 0.68 of a Nabors Share for each Common Share, which could adversely affect Shareholders as a result of a decrease in the trading price of Nabors Shares during the pendency of the Arrangement and the fact that the Arrangement Agreement does not provide TESCO with a price-based termination right or other similar protection. The Board determined that this structure was appropriate and the risk acceptable in view of factors such as the Board’s review of the relative intrinsic values and potential financial performance of the combined company, as well the opportunity Shareholders have as a result of the fixed exchange ratio to benefit from any increase in the trading price of Nabors Shares between the announcement and completion of the Arrangement;

•	Closing Risk. The risks and contingencies relating to the announcement and pendency of the Arrangement and the risks and costs to TESCO if the closing of the Arrangement is not timely or if the Arrangement does not close at all, relationships with employees and third parties, including customers, and the effect a public announcement of termination of the Arrangement Agreement may have on the trading price of Common Shares.

•	Nabors Share Price Volatility. The risk that Nabors’ share price could be impacted following the announcement and closing of the Arrangement and the risk that Nabors’ share price may be volatile during this interim period based on its historic volatility.

•	Nabors Leverage. The fact that TESCO has no debt and that as of June 30, 2017 Nabors had long term debt of over $3.7 billion, which subjects Shareholders to certain risks related to Nabors’ leverage ratio. These risks were discussed in comparison with TESCO’s existing risks related to the long term market environment for TESCO’s business and Nabors’ capacity to service their long term debt.

•	Reaction by Some TESCO Customers. The potential that some significant TESCO customers will see the combination of the TESCO and Nabors businesses as a potential competitor rather than a continuing potential vendor.

•	Distraction from Strategic Opportunities. The risk of diverting TESCO’s management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Arrangement.

•	Deal Costs. The substantial transaction costs to be incurred in connection with the Arrangement.

The Board also considered a variety of risks and other potentially negative factors concerning the Arrangement. The foregoing summary of the information considered by the Board is not, and is not intended to be, exhaustive. In view of the wide variety of factors and information considered in connection with its evaluation of the Arrangement, the Board did not find it practicable to, and therefore did not, quantify or otherwise attempt to assign any relative weight to each specific factor or item of information considered in reaching their conclusions and recommendations. In addition, individual members of the Board may have given different weights to different factors or items of information.

Certain Prospective Financial Information Prepared by Nabors

Nabors does not as a matter of course make public forecasts as to future performance, earnings or other results among other reasons because of the unpredictability of the assumptions and estimates underlying such forecasts. However, in connection with TESCO’s due diligence review of Nabors, Nabors presented certain prospective, unaudited financial information regarding its business, which is referred to as the “Nabors Business Management Case”, to TESCO. The Nabors Business Management Case was also provided to TESCO’s financial advisor for use in connection with its financial analysis and the Fairness Opinion. The Nabors Business Management Case contains certain internal financial forecasts regarding Nabors’ anticipated future operations for fiscal years 2017-2019. A summary of the Nabors Business Management Case is set forth below.

	2H 2017	2018	2019
	(in millions)
Revenue	$1,462	$3,370	$4,000
EBITDA*	$332	$1,050	$1,400
Cash Flow from Operations	$230	$720	$970
Capital Expenditures	$250	$560	$670

*	Earnings before interest, taxes, depreciation and amortization, excluding non-recurring integration, severance and retention expenses. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income (loss) or cash flow data prepared in accordance with GAAP.

EBITDA	as used in the unaudited prospective information set forth above does not correspond to the definition of Adjusted EBITDA that Nabors reports regularly. Accordingly, these financial measures cannot and should not be compared to Nabors’ regularly reported figures.

The Nabors Business Management Case was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP. The prospective financial information included here in this proxy above has been prepared by, and is the responsibility of, Nabors’ management. PricewaterhouseCoopers LLP has not examined, compiled or otherwise applied procedures to the financial forecasts presented herein and, accordingly, does not express an opinion or any other form of assurance on them. The reports of PricewaterhouseCoopers LLP included or incorporated by reference in this proxy statement relate to the historical financial data of Nabors. They do not extend to prospective financial information and should not be read to do so. The summary of the Nabors Business Management Case is included in this proxy statement because the Nabors Business Management Case was provided by Nabors to TESCO and its financial advisors in connection with the Arrangement.

The Nabors Business Management Case was based on numerous variables and assumptions that are inherently uncertain and beyond the knowledge and control of the management of Nabors. Important factors that may affect actual results and cause the Nabors Business Management Case not to be achieved include, but are not limited to, risks and uncertainties relating to the Nabors business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, foreign exchange rates, commodity pricing and other factors described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement. The Nabors Business Management Case is subjective in many respects and also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Nabors Business Management Case. Accordingly, there can be no assurance that the Nabors Business Management Case will be realized. The Nabors Business Management Case covers multiple years and the forecasts contained therein by their nature become less predictive with each succeeding year.

In preparing the Nabors Business Management Case, Nabors’ management made assumptions and estimates regarding, among other things, continued increase in activity levels of drilling in the United States, Canada and other key international markets, including continuing to increase the penetration levels of Nabors’ Drilling Solutions business across these markets, pricing improvements and dayrate increases for its rigs and services, and the commencement of operations for Nabors’ joint venture in Saudi Arabia.

Underlying these assumptions was a commodity price environment, oil prices in particular, that would be conducive to support the projected activity levels and pricing levels for Nabors’ services. These assumptions may not prove to be accurate and the projected results may not be realized, and actual results may differ from those reflected in the Nabors Business Management Case.

The inclusion of this summary of the Nabors Business Management Case in this proxy statement should not be regarded as an indication that any of Nabors, Nabors Maple, TESCO or any of their respective affiliates, advisors or other representatives considered or now consider the internal financial forecasts to be predictive of actual future results or events, and the Nabors Business Management Case should not be relied upon as such. The Nabors Business Management Case was prepared by the management of Nabors based on information available at the time of preparation. None of Nabors, Nabors Maple, TESCO or any of their respective officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not materially differ from the Nabors Business Management Case, and neither Nabors, Nabors Maple nor TESCO undertakes any obligation to update or otherwise revise or reconcile the Nabors Business Management Case to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even if any or all of the assumptions underlying the Nabors Business Management Case are shown to be in error. Nabors and Nabors Maple do not intend to make publicly available any update or other revision to the Nabors Business Management Case. None of Nabors, Nabors Maple or their respective officers, directors, partners, affiliates, advisors or other representatives has made or makes any representation to any Securityholder or other person regarding the Nabors Business’s ultimate performance compared to the information contained in the Nabors Business Management Case or that forecasted results will be achieved. Nabors, Nabors Maple and TESCO have made no representation to TESCO, in the Arrangement Agreement or otherwise, concerning the Nabors Business Management Case.

This summary of the Nabors Business Management Case is not included in this proxy statement to induce any Securityholder to vote in favor of approval of the Arrangement and should not be relied upon for such purpose. See “Cautionary Note Regarding Forward-Looking Statements.”

Nabors

As a part of Nabors’ strategy to automate the drilling process and use the rig as the delivery mechanism for services to operators, Nabors explored the market for casing running tools that could provide immediate scale and automation opportunities. In addition, Nabors sought ways to improve its rig equipment business and improve its offerings and services to the market. As a result, Nabors began the process that resulted in the execution and delivery of the Arrangement Agreement, which includes Nabors Maple acquiring the business of TESCO and thereafter combining the TESCO business with Nabors, resulting in Shareholders being issued 0.68 of a Nabors Share for each outstanding Common Share and upon consummation of the Arrangement, Shareholders owning approximately 10% of the outstanding Nabors Shares.

The Nabors board of directors (the Nabors Board) believes that the Arrangement will accomplish a number of important business objectives for Nabors, as well as provide enhanced opportunities for the resulting combined company. These important business objectives include:

•	the Arrangement will combine Canrig, Nabors’ rig equipment division, with TESCO’s rig equipment manufacturing, rental and aftermarket service business to enhance Nabors’ position as a leading worldwide player in drilling equipment and performance software;

•	the Arrangement is expected to immediately enhance Nabors Drilling Solutions’ operations through TESCO’s operation of a tubular services business in numerous key regions globally;

•	the Arrangement will enhance Nabors’ financial position through substantial anticipated commercial and operation synergies;

•	the Arrangement will bring experienced TESCO management, employees and technology into Nabors’ operations; and

•	the Arrangement will allow Nabors to offer customers more fit-for-purpose products, services and solutions and enable Nabors to further improve operational efficiency, accelerate and scale its development of new and innovative equipment on its new generations of rigs as well as upgrade older classes of rigs for a new age of drilling.

In reaching its decision to unanimously approve the Arrangement, the Nabors Board consulted with members of Nabors’ management and Nabors’ financial and legal advisors, and considered a wide variety of additional factors in favor of the Arrangement, including, but not limited to:

•	the potential value to Nabors shareholders of the 100% interest in TESCO that Nabors Maple will own after the consummation of the Arrangement, including value resulting from (i) the strategic and competitive benefits of combining TESCO with Nabors and (ii) the potential cost reductions attributable to efficiencies and synergies to be realized by combining TESCO with Nabors such as facility integration, supply chain optimization and revenue enhancement. The Nabors Board understood that there are risks and uncertainties associated with the realization and maintenance of value, including the risk factors described in “Risk Factors” herein as well as uncertain general economic and market conditions;

•	the expectation that the Arrangement will enable Nabors to leverage TESCO’s international presence and operations, and accelerate its growth in new markets, which would directly benefit Nabors’ shareholders through Nabors’ ownership of TESCO;

•	the ability of Nabors to acquire all of the issued and outstanding Common Shares in exchange for common shares of Nabors in lieu of any cash outlay and at a stock price valuing the Common Shares at $4.62 per share; and

•	the other terms and conditions of the Arrangement Agreement that are summarized in this proxy statement.

The Nabors Board also considered certain countervailing factors during its deliberations that did not favor the Arrangement, including the following:

•	while the Arrangement is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Arrangement will be satisfied or waived, including receipt of certain regulatory approvals, and as a result, it is possible that the Arrangement might not be consummated;

•	risks relating to integrating TESCO’s operations with Nabors’ current operations and their potential effects on the value of the Nabors Shares to be received by Shareholders in the Arrangement;

•	substantial transaction costs to be incurred in connection with the Arrangement;

•	business uncertainty pending consummation of the Arrangement could have an adverse impact on the ability to attract, retain and motivate key personnel;

•	the effect of acquiring the TESCO business on Nabors’ future earnings per share and cash from operating activities pending the closing of the Arrangement; and

•	risks of the type and nature described under the section of this proxy statement entitled “Risk Factors”.

The above discussion is not intended to be exhaustive. In view of the variety of factors and the amount of information considered, the Nabors Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Nabors Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Nabors Board may have given different weights to different factors. This explanation of the factors considered by the Nabors Board is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Certain Prospective Financial Information Prepared by TESCO

TESCO does not as a matter of course make public forecasts as to future performance, earnings or other results among other reasons because of the unpredictability of the assumptions and estimates underlying such forecasts. However, in connection with Nabors’ due diligence review of TESCO, TESCO presented certain prospective, unaudited financial information regarding its business, which is referred to as the “TESCO Business Management Case”, to Nabors. The TESCO Business Management Case also was provided to Nabors’ financial advisors, Intrepid, for use in connection with its financial analysis. The TESCO Business Management Case contains certain internal financial forecasts regarding TESCO’s anticipated future operations for fiscal years 2017-2018. These projections were produced during the middle of the second quarter of 2017, and take into account actual first quarter financial results. A summary of the TESCO Business Management Case is set forth below.

	2017E	2018E
	(US dollars in millions)
Revenue—Base Case	$172.7	$222.2
EBITDA—Base Case	$(19.5)	$2.5
Revenue—Growth Case(1)	$172.1	$262.6
EBITDA—Growth Case(1)	$(19.4)	$22.0

*	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(1)	TESCO management provided a growth case scenario for 2017 and 2018. This growth case was contingent upon and assumes favorable market conditions and takes into account other assumptions related to successful entry into several offshore contracts for tubular services and additional product sales.

The TESCO Business Management Case was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP. The prospective financial information included in this proxy above has been prepared by, and is the responsibility of, TESCO’s management. Ernst & Young LLP has not examined, compiled or otherwise applied procedures to the financial forecasts presented herein and, accordingly, does not express an opinion or any other form of assurance on them. The reports of Ernst & Young LLP incorporated by reference in this proxy statement relate to the historical financial data of TESCO. They do not extend to the prospective financial information and should not be read to do so. The summary of the TESCO Business Management Case is included in this proxy statement because the TESCO Business Management Case was provided by TESCO to Nabors and J.P. Morgan in connection with the Arrangement and readers are cautioned that such information may not be appropriate for other purposes.

The TESCO Business Management Case was based on numerous variables and assumptions that are inherently uncertain and beyond the knowledge and control of the management of TESCO. Important factors that may affect actual results and cause the TESCO Business Management Case not to be achieved include, but are not limited to, risks and uncertainties relating to the TESCO business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, foreign exchange rates, commodity pricing and other factors described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement. The TESCO Business Management Case is subjective in many respects and also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the TESCO Business Management Case. Accordingly, there can be no assurance that the TESCO Business Management Case will be realized. The TESCO Business Management Case covers multiple years and the forecasts contained therein by their nature become less predictive with each succeeding year.

In preparing the TESCO Business Management Case, TESCO’s management made assumptions and estimates regarding, among other things,

•	Commodity price (oil and gas) trends, volatility, and resulting potential activity fluctuations;

•	Market trends, including rig technology evolution and technology adoption;

•	Competitive landscape, including competitor positions, pricing power, cost escalations, market share potential for land work, offshore work, domestic and international markets;

•	Use of cash, including limited access to credit;

•	Organic and inorganic growth potential; and

•	Execution risks, including hiring and retention of talent, service quality, product quality, safety, and geo-political changes.

TESCO’s management assumptions were generally based on internally developed conclusions, information from clients and information gathered through established industry sources, including market analysis. These assumptions may not prove to be accurate and the projected results may not be realized, and actual results may differ from those reflected in the TESCO Business Management Case.

The inclusion of this summary of the TESCO Business Management Case in this proxy statement should not be regarded as an indication that any of TESCO, Nabors, Nabors Maple or any of their respective affiliates, advisors or other representatives considered or now consider the internal financial forecasts to be predictive of actual future results or events, and the TESCO Business Management Case should not be relied upon as such. The TESCO Business Management Case was prepared by the management of TESCO based on information available at the time of preparation. None of TESCO, Nabors, Nabors Maple or any of their respective officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not materially differ from the TESCO Business Management Case, and neither TESCO, Nabors nor Nabors Maple undertakes any obligation to update or otherwise revise or reconcile the TESCO Business Management Case to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even if any or all of the assumptions underlying the TESCO Business Management Case are shown to be in error. TESCO does not intend to make publicly available any update or other revision to the TESCO Business Management Case. None of TESCO or its officers, directors, partners, affiliates, advisors or other representatives has made or makes any representation to any Securityholder or other person regarding TESCO business’s ultimate performance compared to the information contained in the TESCO Business Management Case or that forecasted results will be achieved. TESCO, Nabors and Nabors Maple have made no representation to Nabors or Nabors Maple, in the Arrangement Agreement or otherwise, concerning the TESCO Business Management Case.

This summary of the TESCO Business Management Case is not included in this proxy statement to induce any Securityholder to vote in favor of approval of the Arrangement and should not be relied upon for such purpose. See “Cautionary Note Regarding Forward-Looking Statements.”

Opinion of TESCO’s Financial Advisor

Pursuant to an engagement letter dated July 12, 2017, TESCO retained J.P. Morgan as its financial advisor in connection with the proposed Arrangement.

At the meeting of the Board on August 13, 2017, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Shareholders in the proposed Arrangement was fair, from a financial point of view, to such Shareholders. J.P. Morgan has confirmed its August 13, 2017 oral opinion by delivering its written opinion to the Board, dated August 13, 2017, that, as of such date, the consideration to be paid to Shareholders in the proposed Arrangement was fair, from a financial point of view, to such Shareholders. The full text of the written opinion of J.P. Morgan dated August 13, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Securityholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed transaction, was directed only to the consideration to be paid to Shareholders in the Arrangement and did not address any other aspect of the Arrangement. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of TESCO or as to the underlying decision by TESCO to engage in the proposed Arrangement. The issuance of J.P.

Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any Securityholder of TESCO as to how such Securityholder should vote with respect to the proposed Arrangement or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

(a)	reviewed the Arrangement Agreement;

(b)	reviewed certain publicly available business and financial information concerning TESCO and Nabors and the industries in which they operate;

(c)	compared the proposed financial terms of the Arrangement with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

(d)	compared the financial and operating performance of TESCO and Nabors with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Common Shares and Nabors Shares and certain publicly traded securities of such other companies;

(e)	reviewed certain internal financial analyses and forecasts prepared by the managements of TESCO and Nabors relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the Arrangement (the Synergies); and

(f)	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of TESCO and Nabors with respect to certain aspects of the Arrangement, and the past and current business operations of TESCO and Nabors, the financial condition and future prospects and operations of TESCO and Nabors, the effects of the Arrangement on the financial condition and future prospects of TESCO and Nabors, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by TESCO and Nabors or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of TESCO or Nabors under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of TESCO and Nabors to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Arrangement will have the tax consequences described in this proxy statement and in discussions with representatives of TESCO, and that the other transactions contemplated by the Arrangement Agreement will be consummated as described in the Arrangement Agreement and this proxy statement. J.P. Morgan also assumed that the representations and warranties made by TESCO and Nabors in the Arrangement Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to TESCO with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Arrangement will be obtained without any adverse effect on TESCO or Nabors or on the contemplated benefits of the Arrangement.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by Shareholders in the proposed Arrangement, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of TESCO or the underlying decision by TESCO to engage in the Arrangement. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed Arrangement, or any class of such persons relative to the consideration in the proposed Arrangement or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Common Shares or Nabors Shares will trade at any future time.

The terms of the Arrangement Agreement, including the consideration, were determined through arm’s length negotiations between TESCO and Nabors, and the decision to enter into the Arrangement Agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Arrangement and should not be viewed as determinative of the views of the Board or management with respect to the proposed Arrangement or the consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on August 13, 2017, and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of TESCO with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to TESCO. The companies selected by J.P. Morgan were as follows:

•	Frank’s International, Inc.

•	Newpark Resources, Inc.

•	Flotek Industries, Inc.

•	TETRA Technologies, Inc.

•	Parker Drilling Company

•	Independence Contract Drilling, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of TESCO. However, certain of these companies may have characteristics that are materially different from those of TESCO. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect TESCO.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company’s firm value (calculated as the equity value of the applicable company’s common shares on a fully diluted basis, plus debt and minority interest, less cash) to the consensus equity research analyst estimate for the company’s EBITDA (calculated as earnings before interest, tax, depreciation and amortization) for the year ending December 31, 2019 (the 2019E FV/EBITDA).

Based on the results of this analysis, J.P. Morgan selected a multiple reference range for 2019E FV/EBITDA of 3.0x–6.0x. After applying such ranges to the projected EBITDA of TESCO for the year ending December 31, 2019 based on projections by TESCO’s management, the analysis indicated the following implied per share equity value range for the Common Shares, rounded to the nearest one quarter US dollar:

Implied Per Share Equity Value
Low	High
$3.50	$5.50

The range of implied per share equity value for Common Shares was compared to TESCO’s closing share price of $3.90 on August 11, 2017 and the implied offer price of $4.62 per Common Share at an exchange ratio of 0.68 of a Nabors Share for each Common Share.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per Common Share. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value”. The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents EBITDA less taxes, capital expenditures, increases in net working capital and certain other one-time cash expenses, as applicable. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the unlevered free cash flows that TESCO is expected to generate during fiscal years 2017 through 2022 based upon financial projections prepared by the management of TESCO. J.P. Morgan also calculated a range of terminal values of TESCO at the end of the five-year period ending 2022 by applying a perpetual growth rate ranging from 0.0% to 2.0% of the unlevered free cash flow of TESCO during the terminal period of the projections. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 11.5% to 14.5%, which were chosen by J.P. Morgan based upon J.P. Morgan’s analysis of the capital structures and costs of equity and debt of TESCO and its publicly traded comparable companies.

Based on the foregoing, this analysis indicated the following implied per share equity value ranges for Common Shares on a stand-alone basis:

Implied Per Share Equity Value
Low	High
$4.00	$5.75

The range of implied per share equity value for Common Shares was compared to TESCO’s closing share price of $3.90 on August 11, 2017 and the implied offer price of $4.62 per Common Share at an exchange ratio of 0.68 of a Nabors Share for each Common Share.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data considered by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of TESCO. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to TESCO. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of TESCO.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise TESCO with respect to the Arrangement on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with TESCO and the industries in which it operates.

J.P. Morgan received a flat fee from TESCO of $1.0 million at the time J.P. Morgan delivered its opinion. TESCO has agreed to pay J.P. Morgan an additional approximately 2.125% of the consideration payable upon the closing of the Arrangement, less the $1 million opinion fee. In addition, TESCO has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have not had material commercial or investment banking relationships with TESCO or Nabors. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of each of the outstanding Common Shares and outstanding Nabors Shares. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of TESCO or Nabors for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. Dag Skattum, an employee of one of J.P. Morgan’s affiliates, serves as a member of the Board of Directors of Nabors. Mr. Skattum did not participate in the preparation of the Fairness Opinion and is not a member of the fairness committee of J.P. Morgan that approved the opinion.

Treatment of Options and RSUs

Subject to the terms and conditions of the Arrangement Agreement and pursuant to the Plan of Arrangement, each Option that is outstanding immediately prior to the Effective Time will be fully vested and exercisable pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Arrangement and without any further action by Nabors, Nabors Maple, TESCO or the holder of that Option, and will be cancelled in consideration for the right to receive the Option Consideration, provided that each Option with an exercise price that is equal to or more than the Market Value will be cancelled for no consideration.

Each RSU that is outstanding immediately prior to the Effective Time will be fully vested pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Arrangement and without any further action by Nabors, Nabors Maple, TESCO or the holder of that RSU, and shall be cancelled in consideration for the right to receive the RSU Consideration. Each outstanding RSU that is subject to a performance-based vesting requirement will become fully vested and converted as provided above based upon the number of units at the “target” level of performance applicable to such award.

Procedure for Surrendering TESCO Common Share Certificates

Deposit of Share Consideration

On the Effective Date, Nabors shall deposit or cause to be deposited with Computershare Trust Company, N.A. (Transfer Agent) for the benefit of the Shareholders entitled to receive Nabors Shares, share certificates or, at Nabors’ option, evidence of shares in book-entry form, representing Nabors Shares in such denominations as the Transfer Agent may reasonably specify.

Exchange Procedures

Nabors has designated Computershare Trust Company, N.A. to act as Transfer Agent hereunder for the purpose of exchanging certificates that immediately prior to the Effective Time represented Common Shares and Common Shares represented by book-entry shares for the Share Consideration.

A Letter of Transmittal will be mailed to each person who was a registered Shareholder holding Common Shares in certificated form on the Record Date. Upon surrender by such registered Shareholder to the Transfer Agent of a Common Shares certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, such Shareholder shall be entitled to receive in exchange therefor the number of Nabors Shares into which such Shareholder’s Common Shares represented by such Shareholder’s properly surrendered Common Shares certificates were converted in accordance with the Arrangement Agreement.

Registered Shareholders holding book-entry shares will not be required to deliver any certificates or a Letter of Transmittal to the Transfer Agent, as their book-entry shares will be automatically cancelled and converted by the Transfer Agent into the right to receive the number of Nabors Shares to which they are entitled to receive under the Arrangement. Non-registered or Beneficial Shareholders holding Common Shares through a nominee such as a broker or dealer, should carefully follow any instructions provided to by such nominee.

Option Holders and RSU Holders will not receive certificates representing Common Shares and will not be required to deliver any such certificates or a Letter of Transmittal to the Transfer Agent in order to receive the amount in cash they are entitled to receive pursuant to the Arrangement.

Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were transferred pursuant to the Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, the Transfer Agent shall deliver in exchange for the lost, stolen or destroyed certificate the applicable Share Consideration payable in respect of the Common Shares represented by the certificate deliverable in accordance with such Shareholder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Shareholder to whom such consideration is to be delivered shall as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Transfer Agent (acting reasonably) in a customary amount as indemnity against any claim that may be made against it with respect to the certificate alleged to have been lost, stolen or destroyed.

Fractional Shares

No fractional Nabors Shares shall be issued upon the surrender of Common Share certificates for exchange, and any such fractional share interests to which a former Shareholder would otherwise have been entitled will not entitle such former Shareholder to vote or to any other rights of a holder of Nabors Shares. In lieu of any such fractional Nabors Shares, each former Shareholder otherwise entitled to fractional Nabors Shares shall receive the nearest whole number of Nabors Shares. For greater certainty, where such fractional interest is greater than or equal to 0.5, the number of Nabors Shares to be issued shall be rounded up to the nearest whole number of Nabors Shares and where such fractional interest is less than 0.5, the number of Nabors Shares to be issued shall be rounded down to the nearest whole number of Nabors Shares.

Court Approval of the Arrangement

Interim Order

On October 18, 2017, the Court granted the Interim Order directing the calling of the Special Meeting and prescribing the conduct of the Special Meeting and other matters. A copy of the Interim Order is attached as Annex E to this proxy statement.

Final Order

An arrangement under the ABCA requires Court approval. Subject to the terms of the Arrangement Agreement, and if the Arrangement Resolution is approved by the Securityholders at the Special Meeting in the manner required by the Interim Order, TESCO will make an application to the Court for the Final Order.

The application for the Final Order approving the Arrangement is scheduled for December 4, 2017 at 2:30 p.m. (Calgary time), or as soon thereafter as counsel may be heard, at the Calgary Courts Centre, 601 – 5th Street S.W., Calgary, Alberta.

At the hearing, any Securityholder and any other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing with the Court and serving upon TESCO a notice of intention to appear together with any evidence or materials that such party intends to present to the Court on or before 4:00 p.m. (Calgary time) on November 29, 2017. Service of such notice shall be effected by service upon the solicitors for TESCO: c/o Norton Rose Fulbright Canada LLP, Suite 3700, 400 – Third Avenue S.W., Calgary Alberta T2P 4H2, Attention: Steven H. Leitl. See the “Notice of Originating Application” included in this proxy statement.

TESCO has been advised by its Canadian counsel, Norton Rose Fulbright Canada LLP, that the Court has broad discretion under the ABCA when making orders with respect to plans of arrangements and that the Court will consider, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and a procedural point of view. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, TESCO or Nabors Maple may determine not to proceed with the Arrangement.

Listing of Nabors Shares

The Nabors Shares are listed on the NYSE under the symbol “NBR”. It is Nabors’ intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Nabors Shares pursuant to the Arrangement Agreement. Section 3(a)(10) exempts from registration the offer and sale of a security which is issued in specified exchange transactions where, among other things, the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval.

Following the consummation of the Arrangement, the Nabors Shares issued pursuant to the Arrangement will be listed on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of TESCO Common Shares

It is expected that the Common Shares will be delisted from the NASDAQ and deregistered under the U.S. Exchange Act promptly following consummation of the Arrangement.

The Common Shares are currently listed on the NASDAQ under the symbol “TESO”. If permitted by applicable laws, Nabors intends to delist the Common Shares from the NASDAQ with effect from the Effective Date or as soon thereafter as practicable and to apply for a decision for TESCO to cease to be a reporting issuer under the securities laws of each jurisdiction of Canada in which TESCO is a reporting issuer.

If the Arrangement is completed, TESCO’s obligations to file or furnish reports under the U.S. Exchange Act will be terminated.

Regulatory Approvals Required for the Arrangement

The consummation of the Arrangement is conditioned upon and requires, subject to waiver, various regulatory approvals. These include, but may not be limited to, the approval of the Interim and Final Orders by the Court, the necessary listing approvals of the NYSE and clearances under the Competition Act and the HSR Act and other foreign regulatory bodies. Any failure to obtain these approvals, clearances or consents or any additional approval or consent requirements could delay the Effective Date or prevent the completion of the Arrangement. There can be no assurance that any regulatory consents or approvals that are determined to be required will be obtained by the Outside Date for the Arrangement, which is February 14, 2018, subject to extension to April 15, 2018 in limited circumstances set forth in the Arrangement Agreement.

Stock Exchange Approvals

Nabors will file a Supplemental Listing Application covering the Nabors Shares to be issued to Shareholders. It is a condition of the Arrangement that the NYSE shall have approved these Nabors Shares for listing on the NYSE, subject to official notice of issuance of these Nabors Shares.

Competition Act Approval (Canada)

Part IX of the Competition Act requires that the parties to certain classes of transactions provide prescribed information to the Commissioner where the applicable thresholds set out in sections 109 and 110 of the Competition Act are exceeded and no exemption applies (Notifiable Transactions).

Subject to certain limited exemptions, a Notifiable Transaction cannot be completed until the parties to the transaction have each submitted the information prescribed pursuant to Subsection 114(1) of the Competition Act (a Notification) to the Commissioner and the applicable waiting period has expired or been terminated early by the Commissioner.

The waiting period is 30 days after the day on which the parties to the Notifiable Transaction have both submitted their respective Notifications, provided that, before the expiry of this period, the Commissioner has not notified the parties that he requires additional information that is relevant to the Commissioner’s assessment of the transaction pursuant to Subsection 114(2) of the Competition Act (a Supplementary Information Request). If the Commissioner of Competition provides the parties with a Supplementary Information Request, then the Notifiable Transaction cannot be completed until 30 days after compliance with such Supplementary Information Request, provided that there is no order issued by the Competition Tribunal in effect prohibiting completion at the relevant time. A Notifiable Transaction may be completed before the end of the applicable waiting period if the Commissioner issues an advance ruling certificate (an ARC) or notifies the parties that he does not, at that time, intend to challenge the transaction by making an application under section 92 of the Competition Act (a No Action Letter). In that case, the Commissioner will reserve the right to challenge the transaction before the Competition Tribunal at any time within one year of the transaction being completed.

Alternatively, or in addition to filing Notifications, the parties to a Notifiable Transaction may apply to the Commissioner for an ARC which may be issued by the Commissioner in respect of a proposed transaction if he is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order challenging the transaction under Section 92 of the Competition Act, or for a No Action Letter.

Whether or not a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Competition Tribunal for a remedial order under section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that, subject to certain exceptions, the Commissioner did not issue an ARC in respect of the merger. On application by the Commissioner under section 92 of the Competition Act, the Competition Tribunal may, where it finds that the merger prevents or lessens, or is likely to prevent or lessen, competition substantially, order that the merger not proceed or, if completed, order its dissolution or the disposition of some of the assets or shares involved in the merger; in addition to, or in lieu thereof, with the consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal may order a person to take any other action. The Competition Tribunal is prohibited from issuing a remedial order where it finds that the merger or proposed merger has brought or is likely to bring about gains in efficiency that will be greater than, and will offset, the effects of any prevention or lessening of competition that will result or is likely to result from the merger and that the gains in efficiency would not likely be attained if the order were made. Where the Commissioner brings an application under section 92 of the Competition Act, he may also bring an application to enjoin closing of a proposed merger pending the Competition Tribunal’s disposition of the Commissioner’s section 92 application.

The transactions contemplated by the Arrangement Agreement are a Notifiable Transaction. TESCO and Nabors filed their Notifications on September 15, 2017 and September 18, 2017, respectively, and Nabors filed a request to the Commissioner to issue an ARC or, in the alternative, a No Action Letter, on September 15, 2017.

Hart Scott-Rodino Antitrust Improvements Act of 1976

Under the HSR Act and related rules, the Arrangement may not be completed until notifications have been given and information furnished to the Federal Trade Commission and to the Antitrust Division of the Department of Justice, which is referred to as the Antitrust Division, and all statutory waiting period requirements have been satisfied. The HSR Act provides for an initial 30-calendar-day statutory waiting period following the necessary filings by the parties to a merger, unless the Federal Trade Commission and Antitrust Division terminate the waiting period early or extend it by issuing a request for additional documents and information. TESCO and Nabors filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division on August 31, 2017. On October 2, 2017, Nabors withdrew its HSR Notification and Report Form and refiled, thus commencing a 30 day waiting period.

At any time before or after completion of the Arrangement, the Federal Trade Commission or the Antitrust Division could take any action under federal antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin completion of the Arrangement or seeking divestiture of substantial assets of TESCO or the TESCO business or the imposition of other remedies. In addition, the U.S. state attorney generals could take action under state antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Arrangement or permitting completion subject to regulatory concessions or conditions. The Arrangement could also be the subject of challenges by private parties under federal and state antitrust laws.

There can be no assurance that a challenge to the Arrangement on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Challenges by Governmental and Other Entities.

Notwithstanding the approval of the Arrangement by the Court, there can be no assurance that any other governmental or other entities will not challenge the Arrangement on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

U.S. Securities Law Matters

Exemption from U.S. Registration

The Nabors Shares to be issued to Shareholders pursuant to the Arrangement are not expected to be registered under the U.S. Securities Act. Such securities are expected instead to be issued in reliance upon the exemption provided by Section 3(a)(10) of the U.S. Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more bona fide outstanding securities, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange will have the right to appear, by any court, or by any official or agency of the United States, or by any state or territorial banking or insurance commission or other governmental authority expressly authorized by law to grant such approval. The staff of the SEC has stated in Revised Staff Legal Bulletin No. 3A (July 18, 2008) that the term “any court” in Section 3(a)(10) includes a foreign court. If the Arrangement Resolution is approved by TESCO Securityholders, TESCO will make an application for the Final Order. At the hearing of the application for the Final Order, the Court will consider and make a determination concerning the fairness of the terms and conditions of the Arrangement, including the consideration to be received by Securityholders. The Court will be advised at the hearing of the application for the Final Order that if the terms and conditions of the Plan of Arrangement are approved by the Court, the Nabors Shares issued under the Arrangement will not be registered under the U.S. Securities Act pursuant to the Section 3(a)(10) exemption.

Restrictions on Sales of Nabors Shares Received in the Arrangement

All Nabors Shares received by Shareholders in the Arrangement will be freely tradable for purposes of the U.S. Securities Act and the Exchange Act, except for Nabors Shares received by any Shareholder who is or becomes an affiliate of Nabors after completion of the Arrangement.

Canadian Securities Law Matters

Status under Canadian Securities Laws

TESCO is a reporting issuer in each of the ten provinces and the Yukon territory of Canada. The Common Shares currently trade on the NASDAQ. If the Arrangement is completed, TESCO will be a wholly-owned subsidiary of Nabors and Nabors intends to have the Common Shares delisted from the NASDAQ on or promptly following the Effective Date. Following the Effective Date, applications will be made to applicable Securities Authorities to have TESCO cease to be a reporting issuer in all jurisdictions of Canada in which it is currently a reporting issuer, thus terminating TESCO’s reporting obligations in Canada following completion of the Arrangement.

Nabors is not currently a reporting issuer in any jurisdiction in Canada. Upon completion of the Arrangement, Nabors will become a reporting issuer in each of the jurisdictions of Canada in which TESCO is currently a reporting issuer by virtue of the completion of the Arrangement with TESCO.

Pursuant to NI 71-102, Nabors will be generally exempt from Canadian statutory financial and other continuous and timely reporting requirements, including the requirement for insiders of Nabors to file reports with respect to trades of Nabors securities, provided Nabors complies with the requirements of U.S. Securities Laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and Nabors files with the relevant Canadian securities regulatory authorities copies of its documents filed with the SEC under the U.S. Exchange Act.

Distribution and Resale of Nabors Shares under Canadian Securities Laws

The distribution of the Nabors Shares pursuant to the Arrangement will constitute a distribution of securities which is exempt from the prospectus requirements of Canadian securities legislation. The Nabors Shares received pursuant to the Arrangement will not be legended and may be resold through registered dealers in Canada provided: (i) that Nabors is a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (pursuant to Section 2.9 of NI 45-102, upon completion of the Arrangement Nabors will be deemed for this purpose to have been a reporting issuer from the time that TESCO became a reporting issuer), (ii) the trade is not a “control distribution” as defined in NI 45-102, (iii) no unusual effort is made to prepare the market or to create a demand for the Nabors Shares, (iv) no extraordinary commission or consideration is paid to a person or company in respect of such sale, and (v) if the selling securityholder is an insider or officer of Nabors, such selling securityholder has no reasonable grounds to believe that Nabors is in default of applicable Canadian securities laws.

Each Shareholder is urged to consult his or her professional advisors to determine the applicable restrictions under Canadian securities laws to trades in Nabors Shares.

MI 61-101

TESCO is subject to the provisions of Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (MI 61-101). MI 61-101 is intended to regulate insider bids, issuer bids, business combinations and related party transactions to ensure equality of treatment among securityholders, generally by requiring enhanced disclosure, minority securityholder approval, and, in certain instances, independent valuations and approval and oversight of certain transactions by a special committee of independent directors.

Under the terms of the Plan of Arrangement, a Shareholder will receive 0.68 of a Nabors Share for each Common Share. Pursuant to MI 61-101, unless certain exceptions apply, the Arrangement may be considered a “business combination” in respect of TESCO pursuant to MI 61-101 since the interest of a holder of a Common Share may be terminated without the holder’s consent. Accordingly, unless no related party of TESCO is entitled to receive a “collateral benefit” (as defined in MI 61-101) in connection with the Arrangement, the transaction would be considered a “business combination” and subject to minority approval requirements.

If “minority approval” is required, MI 61-101 would require that, in addition to the approval of the TESCO Arrangement Resolution by not less than 66 2/3% of the votes cast by the Securityholders present in person or by proxy at the Special Meeting, the Arrangement would also require the approval of a simple majority of the votes cast by Shareholders, excluding votes by “related parties” (as defined in MI 61-101) who receive a “collateral benefit” as a consequence of the Arrangement.

However, the minority approval requirements of MI 61-101 do not apply to certain transactions in which a related party beneficially owns, or exercises control or direction over, less than 1% of the outstanding equity securities or to certain transactions in which an independent committee of directors has determined, acting in good faith, that the value of the benefits received by a related party, net of any offsetting costs to the related party, is less than 5% of the value the related party expects to receive pursuant to the transaction, provided the independent committee’s determination is disclosed in the disclosure document for the transaction.

As stated elsewhere in this proxy statement under the heading “Interests of Directors and Executive Officers in the Arrangement”, certain current officers of TESCO will receive compensation in the form of severance payments and payments resulting from accelerated vesting and cancellation of Options and RSUs, as applicable, in connection with completion of the Arrangement. TESCO has determined that these payments, either alone or together, are not a “collateral benefit” for the purposes of MI 61-101 since: (i) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for their Common Shares; (ii) the benefit is not, by its terms, conditional on the related party supporting the Arrangement in any manner; (iii) full particulars of the benefit have been disclosed in this proxy statement under the heading “Interests of Officers and Directors in the Arrangement”; and (iv) each of the related parties receiving the benefit exercised control or direction over, or beneficially owned, less than 1% of the outstanding Common Shares, as at the date of the Arrangement Agreement.

Accordingly, the Arrangement is not considered to be a “business combination” in respect of TESCO, and as a result, no “minority approval” is required for the TESCO Arrangement Resolution. In addition, since the Arrangement does not constitute a business combination, no formal valuation is required for the Arrangement under MI 61-101.

Dissenters’ Rights

The following description of the rights of Dissenting Shareholders is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of his or her Common Shares and is qualified in its entirety by reference to the full text of the Interim Order, a copy of which is attached to this proxy statement as Annex E and the full text of Section 191 of the ABCA, which is attached to this proxy statement as Annex K, and the Plan of Arrangement, a copy of which is attached to this proxy statement as Annex D.

Pursuant to the Interim Order, Dissenting Shareholders are given rights analogous to rights of dissenting shareholders under the ABCA, as modified by the Interim Order and the Plan of Arrangement. A Shareholder who intends to exercise his or her Dissent Rights should carefully consider and comply with the provisions of Section 191 of the ABCA, as modified by the Interim Order and the Plan of Arrangement. Failure to comply with the provisions of that section, as so modified by the Interim Order and the Plan of Arrangement, and to adhere to the procedures established therein may result in the loss of all Dissent Rights. The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing.

Under the Interim Order, each registered Shareholder is entitled, in addition to any other rights a registered Shareholder may have, to dissent and to be paid by Nabors Maple the fair value of the Common Shares held by such Shareholder determined as of the Effective Time. A registered Shareholder may dissent only with respect to all of the Common Shares held by such Shareholder.

A Dissenting Shareholder must send to TESCO a written objection to the Arrangement Resolution, which written objection must be received by TESCO c/o Norton Rose Fulbright Canada LLP, Suite 3700, 400 – Third Avenue S.W., Calgary, Alberta, T2P 4H2, Attention: Steven H. Leitl, by no later than 4:00 p.m. (Eastern time) on November 29, 2017, the day that is two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). Additionally, a Dissenting Shareholder must, no later than the date on which it delivers its objection, send the certificates representing the Dissent Shares to TESCO or its transfer agent. No Shareholder who has voted Common Shares in favour of the Arrangement Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement, but Shareholders are not required to expressly vote against the Arrangement in order to exercise Dissent Rights. A vote against the Arrangement does not constitute an exercise of Dissent Rights and does not constitute or satisfy notice requirements under Alberta law. A registered Shareholder may not exercise Dissent Rights in respect of only a portion of such Shareholder’s Common Shares, but may exercise Dissent Rights only with respect to all of the Common Shares held by the Shareholder.

An application may be made to the Court by Nabors Maple or by a Dissenting Shareholder after the approval of the Arrangement Resolution to fix the fair value of the Dissenting Shareholder’s Common Shares. If such an application to the Court is made by either Nabors Maple or a Dissenting Shareholder, Nabors Maple must, unless the Court otherwise orders, send to each Dissenting Shareholder a written offer to pay such Dissenting Shareholder an amount considered by the board of directors of Nabors Maple to be the fair value of the Common Shares held by such Dissenting Shareholder. The offer, unless the Court otherwise orders, will be sent to each Dissenting Shareholder at least 10 days before the date on which the application is returnable, if Nabors Maple is the applicant, or within 10 days after Nabors Maple is served with notice of the application, if a Dissenting Shareholder is the applicant. The offer must be made on the same terms to each Dissenting Shareholder and must be accompanied by a statement showing how the fair value was determined.

A Dissenting Shareholder may make an agreement with Nabors Maple for the purchase of the Dissenting Shareholders’ Common Shares by Nabors Maple, in the amount of Nabors Maple’s offer or otherwise, at any time before the Court pronounces an order fixing the fair value of the Common Shares.

A Dissenting Shareholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order under subsection 191(13) of the ABCA fixing the fair value of the Common Shares of all Dissenting Shareholders who are parties to the application, giving judgment in that amount against Nabors Maple and in favour of each of those Dissenting Shareholders, and fixing the time within which Nabors Maple must pay that amount to the Dissenting Shareholders. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder calculated from the date on which the Dissenting Shareholder ceases to have any rights as a Shareholder under the ABCA until the date of payment.

On the Arrangement becoming effective, or upon the making of an agreement between Nabors Maple and the Dissenting Shareholder as to the payment to be made to the Dissenting Shareholder, or the pronouncement of a Court order, whichever occurs first, the Dissenting Shareholder will cease to have any rights as a Shareholder other than the right to be paid the fair value of such Shareholder’s Common Shares in the amount agreed to between Nabors Maple and the Shareholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Shareholder may withdraw its dissent, or if the Arrangement has not yet become effective TESCO may rescind the Arrangement Resolution, and in either event the dissent proceedings in respect of that Shareholder will be discontinued.

All Common Shares held by registered Shareholders who exercise their Dissent Rights in respect of their Common Shares will, if the Shareholders are ultimately entitled to be paid the fair value thereof, be deemed to be transferred to Nabors Maple, without any further act or formality on its part, free and clear of any Liens, in exchange for a debt claim against Nabors Maple for the fair value of such Common Shares, which fair value, notwithstanding anything to the contrary to section 191 of the ABCA, shall be determined as of the Effective Time. If such Shareholders ultimately are not entitled, for any reason, to be paid fair value for such Common Shares, they shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Common Shares.

Persons who are beneficial owners of Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that only the registered owner of such Common Shares is entitled to dissent. Accordingly, a beneficial owner of Common Shares desiring to exercise its right of dissent must make arrangements for the Common Shares beneficially owned by such Shareholder to be registered in its name prior to the time the written objection to the Arrangement Resolution is required to be received by TESCO or, alternatively, make arrangements for the registered holder of Common Shares to dissent on the Shareholder’s behalf.

Accounting Treatment

Nabors prepares its financial statements in accordance with GAAP. The Arrangement will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

Based on the fact that Nabors is the entity issuing the equity securities, that upon completion of the Arrangement it is estimated that current Nabors shareholders will own approximately 90% of the combined company and former TESCO Shareholders will own approximately 10% of the combined company, that Nabors’ board members and senior management will represent the majority of the board and senior management of the combined company, and based on the terms of the Arrangement, with TESCO Shareholders receiving a premium (as of the trading day immediately preceding the Arrangement Agreement) over the fair market value of their Shares on such date, Nabors is considered the acquirer for accounting purposes. Therefore, Nabors will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of TESCO and Nabors will recognize and measure goodwill and any gain from a bargain purchase, in each case and if necessary, upon completion of the Arrangement.

Certain U.S. Federal Income Tax Consequences

The following discussion describes the anticipated material U.S. federal income tax consequences to U.S. Holders (defined below) of the Arrangement and of the ownership and disposition of Nabors Shares following the Arrangement. The discussion is applicable to a U.S. Holder that has held Common Shares as capital assets within the meaning of Section 1221 of the Code, and will hold Nabors Shares as capital assets following the Arrangement.

Except where noted, this discussion does not deal with holders that are subject to special rules, such as the following:

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for the alternative minimum tax;

•	banks, financial institutions, underwriters or insurance companies;

•	tax-exempt entities, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	former citizens or long-term residents of the United States;

•	entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and investors in such partnerships;

•	real estate investment trusts and regulated investment companies;

•	grantor trusts or S corporations;

•	persons holding Common Shares or Nabors Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	persons owning or who have owned (directly, indirectly or constructively) 10% or more of the voting shares of TESCO;

•	holders of Options or RSUs;

•	persons who received their Common Shares, or, after the Arrangement, Nabors Shares, through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;

•	except as specifically described below, U.S. Holders of Common Shares that will own (directly, indirectly or constructively) 5% or more of either the total voting power or the total value of Nabors Shares immediately after the Arrangement (5% Transferee Shareholders); or

•	persons whose “functional currency” is not the U.S. dollar.

U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their tax advisors regarding the tax consequences of the Arrangement and the ownership and disposition of Nabors Shares.

In addition, the following discussion is based on the provisions of the Code, U.S. Treasury regulations, rulings and judicial decisions issued under the Code as of the date of this proxy statement. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Neither TESCO nor Nabors has requested a ruling from the Internal Revenue Service (IRS) or a legal opinion from U.S. counsel with respect to any of the U.S. federal income tax consequences of the Arrangement or any of the other matters discussed herein and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below, or that such conclusions, if challenged, will be upheld by a court.

As used in this discussion, a “U.S. Holder” means a beneficial owner of Common Shares or, after the Arrangement, Nabors Shares who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income, regardless of source; or

•	a trust that (A) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all of its substantial decisions, or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Common Shares and will hold Nabors Shares after the Arrangement, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding such stock should consult their own tax advisors with respect to the U.S. federal tax treatment of the Arrangement and of holding Nabors Shares.

This discussion is for general information purposes only and does not contain a detailed description of all the U.S. federal income tax consequences to U.S. Holders in light of their particular circumstances. Further, this discussion does not address the effects of any state, local or non-U.S. tax laws, or other U.S. federal tax consequences, such as U.S. federal estate or gift tax consequences or the consequences related to the Medicare tax on net investment income. In addition, this discussion does not address U.S. Holders whose Common Shares (or after the Arrangement, Nabors Shares) constitute “taxable Canadian property” (as defined in the Income Tax Act (Canada)) at the time of exchange or that are otherwise subject to Canadian tax with respect to such stock.

U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the Arrangement and the ownership or disposition of Nabors Shares in light of their particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction. This discussion is not intended to be, and should not be construed as, legal or tax advice with respect to any U.S. Holder.

Treatment of the Arrangement

The Arrangement has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and TESCO and Nabors have no obligation to structure the Arrangement in a manner that is tax-free to U.S. Holders. As structured, the Arrangement may qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Code. However, qualification of the Arrangement as a reorganization depends on the resolution of issues and facts that will not be known until or after the date of the Arrangement. For example, depending on the circumstances, the provision of cash by Nabors or Nabors Maple to fund payments to U.S. Holders exercising dissenters’ appraisal rights or certain other payments, could cause the Arrangement to fail to qualify as a reorganization. Because the integration of the businesses of TESCO and Nabors may be a complex process, the details of which have not yet been determined, TESCO cannot state with certainty at this time that any transactions that might prevent the Arrangement from qualifying as a reorganization will not occur. In addition, the provisions of the Code that govern reorganizations are extremely complex, and are based on typical acquisition and other transaction structures effected under U.S. law. Because the Arrangement will be carried out pursuant to Canadian laws which differ from the relevant U.S. laws, it is not certain that the U.S. tax authorities would apply the reorganization rules to them in the same manner they would to U.S. transactions. As a result of the foregoing considerations, TESCO is not able to provide a higher degree of certainty regarding the qualification of the Arrangement as a reorganization for U.S. federal income tax purposes. The following sections describe the U.S. federal income tax consequences that should be applicable to a U.S. Holder (i) if the Arrangement qualifies as a reorganization and (ii) if the Arrangement does not qualify as a reorganization.

Arrangement Qualifies as a Reorganization

Provided the Arrangement qualifies as a reorganization, except for certain 5% Shareholders described below and subject to the discussion under “—Passive Foreign Investment Company Considerations” below relating to the possible application of the passive foreign investment company (PFIC) rules, a U.S. Holder will not recognize gain or loss upon the exchange of Common Shares for Nabors Shares in the Arrangement. The aggregate basis of the Nabors Shares received for Common Shares in the Arrangement will be equal to the basis of the Common Shares exchanged. The holding period of the Nabors Shares received in exchange for the Common Shares in the Arrangement will include the holding period of the Common Shares exchanged. If a U.S. Holder acquired different blocks of Common Shares at different times and at different prices, the U.S. Holder’s tax basis and holding period in the Nabors Shares received will be determined by reference to each block of Common Shares surrendered. U.S. Holders that hold Common Shares with differing bases or holding periods are urged to consult their tax advisors as to the determination of the bases and holding periods of the Nabors Shares received in the Arrangement.

A U.S. Holder that owns, actually or constructively, at least 5% of the total voting power or the total value of the Nabors Shares immediately after the Arrangement will qualify for non-recognition of gain, as described above, only if such U.S. Holder files with the IRS a “gain recognition agreement,” as defined in the Treasury regulations promulgated under Section 367(a) of the Code. In addition, each such U.S. Holder will be required to file certain annual information statements with its U.S. federal income tax returns for each of the first five full taxable years following the taxable year of the Arrangement. Each such U.S. Holder is urged to consult its tax advisor concerning the decision to file a gain recognition agreement, the procedures to be followed in connection with that filing, and other applicable requirements and considerations.

Arrangement Does Not Qualify as a Reorganization

If the Arrangement does not qualify as a reorganization, a U.S. Holder that exchanges its Common Shares for Nabors Shares will recognize gain or loss equal to the difference between the fair market value of the Nabors Shares received and the U.S. Holder’s adjusted tax basis in the Common Shares exchanged.

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below relating to the possible application of the PFIC rules, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares exceeds the applicable holding period (currently one year). Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. Any gain or loss recognized by a U.S. Holder generally should be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

A U.S. Holder’s aggregate tax basis in the shares of Nabors Shares received will be the fair market value of those shares on the date the U.S. Holder receives them. The U.S. Holder’s holding period for Nabors Shares received in the Arrangement will begin on the day after the date the U.S. Holder receives those shares.

Dissenters’ Rights

Regardless of whether the Arrangement qualifies as a reorganization, a U.S. Holder that properly exercises dissenters’ appraisal rights with respect to Common Shares will recognize taxable capital gain or loss based upon the difference between the amount of cash received by such U.S. Holder and the U.S. Holder’s tax basis in the Common Shares exchanged. Subject to the discussion under “—Passive Foreign Investment Company Considerations” below relating to the possible application of the PFIC rules, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares exceeds the applicable holding period (currently one year). Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. Any gain or loss realized by a U.S. Holder generally should be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

Records and Reporting Requirements

If the Arrangement qualifies as a reorganization, a U.S. Holder that is a “significant holder” within the meaning of U.S. Treasury regulations Section 1.368-3(c)(1) will be required to attach a statement to its U.S. federal income tax return for the year in which the Arrangement occurs that contains the information listed in U.S. Treasury regulations Section 1.368-3(b), including the U.S. Holder’s tax basis in its Common Shares and the fair market value of the U.S. Holder’s Common Shares immediately before they were exchanged for Nabors Shares. A “significant holder” includes a holder of TESCO securities with a tax basis in such securities of $1 million or more or a holder of at least 5% (by vote or value) of the total outstanding shares of TESCO.

All U.S. Holders should keep records regarding the number, basis and fair market value of their Common Shares exchanged for Nabors Shares. All U.S. Holders should consult their own tax advisors regarding any record-keeping and reporting requirements applicable to them in respect of the Arrangement.

Ownership and Disposition of Nabors Shares

Distributions

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, the gross amount of distributions paid to a U.S. Holder with respect to Nabors Shares will be treated as dividend income to the extent paid out of Nabors’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividend income will be includible in gross income on the day it is actually or constructively received by the U.S. Holder. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Code in respect of dividends received from U.S. corporations, and generally will be treated as a foreign source dividend and as “passive income” for U.S. foreign tax credit purposes. To the extent amounts paid with respect to Nabors Shares exceed Nabors’ current and accumulated earnings and profits, those amounts will instead be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the Nabors Shares, and thereafter as capital gain. Nabors does not expect to maintain calculations of its earnings and profits under U.S. federal income tax principles; therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, non-corporate U.S. Holders, including individuals, are subject to reduced rates of U.S. federal income taxation on “qualified dividend income” of certain foreign corporations, provided certain holding period requirements are satisfied. Qualified dividend income includes dividends paid on stock of a foreign corporation that is readily tradable on an established securities market in the United States. Nabors Shares to be received in the Arrangement will be traded on the New York Stock Exchange. Therefore, dividends paid to a non-corporate U.S. Holder with respect to Nabors Shares should constitute qualified dividend income for U.S. federal income tax purposes, provided that such non-corporate U.S. Holder meets certain holding period requirements and Nabors is not a “passive foreign investment company” in the taxable year of the distribution or the preceding tax year. U.S. Holders should consult their own tax advisors regarding the availability of the reduced U.S. federal income tax rate on dividends in their particular circumstances.

Sale or Other Disposition of Nabors Shares

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, a U.S. Holder will recognize taxable gain or loss on any sale or other taxable disposition of Nabors Shares in an amount equal to the difference between the amount realized for the Nabors Shares and such U.S. Holder’s tax basis in the Nabors Shares. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Nabors Shares exceeds the applicable holding period (currently one year) at the time of sale or other disposition. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. Holder on Nabors Shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Considerations

Special, unfavorable U.S. federal income tax rules will apply to U.S. Holders that have held Common Shares or will hold Nabors Shares if TESCO or Nabors has been or is a PFIC at any time during which the U.S. Holder has held or holds Common Shares or Nabors Shares. Such rules may change the treatment of distributions on and dispositions of Nabors Shares described above and the treatment of the exchange of Common Shares pursuant to the Arrangement. A non-U.S. corporation is classified as a PFIC for U.S. federal income tax purposes in any taxable year if (i) at least 75% of its gross income is “passive” income or (ii) at least 50% of the gross value of its assets (based on an average of the quarterly values of the assets) is attributable to assets that produce passive income or are held for the production of passive income. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

TESCO believes that it is unlikely that it was a PFIC for the fiscal year ended December 31, 2016 or will be a PFIC for its current fiscal year, based on the expected composition of its income and assets. TESCO has not made a determination whether it was a PFIC for any taxable year ending prior to December 31, 2016. Further, Nabors believes that it was not a PFIC for its fiscal year ended December 31, 2016, and intends to continue its operations in such a manner that it will not become a PFIC in the future. However, because the PFIC determination is made annually after the end of the taxable year and the application of the PFIC rules is not entirely clear, no assurances can be made regarding the determination of the PFIC status of TESCO or Nabors in the current or any future taxable year. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences applicable to their own tax situation.

If the Arrangement qualifies as a reorganization and TESCO has been a PFIC at any time during the holding period of a U.S. Holder, assuming that Nabors is not a PFIC in the taxable year of the Arrangement, as expected, and a U.S. Holder of Common Shares has not made certain elections with respect to TESCO, such a U.S. Holder may recognize gain (but not loss) upon the exchange of its Common Shares for Nabors Shares pursuant to the Arrangement. The gain will be equal to the difference between the fair market value of Nabors Shares received and the U.S. Holder’s adjusted tax basis in the Common Shares exchanged and will be taxed in the manner described below. If the Arrangement does not qualify as a reorganization and TESCO has been a PFIC at any time during the holding period of a U.S. Holder, such U.S. Holder will be taxed in the manner described below on any gain recognized.

If Nabors is a PFIC at any time during the holding period of a U.S. Holder, gain on disposition of Nabors Shares and any distribution in excess of 125% of the average of the annual distributions on Nabors Shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period (whichever is shorter) will be subject to the PFIC rules. In addition, if Nabors is a PFIC for the taxable year in which a dividend is paid or the preceding year, such dividends will not be eligible for reduced rates of U.S. federal income taxation as described above under “—Ownership and Disposition of Nabors Shares—Distributions.”

In each case described in the preceding two paragraphs, in the absence of certain elections, the gain and any excess distributions would be allocated ratably to each day of the U.S. Holder’s holding period for the Common Shares or Nabors Shares (as applicable). Amounts allocated to the current taxable year and to any taxable years before TESCO or Nabors (as applicable) became a PFIC would be treated as ordinary income in the U.S. Holder’s current taxable year. In addition, amounts allocated to each other taxable year beginning with the taxable year that TESCO or Nabors (as applicable) became a PFIC would be taxed at the highest rate in effect for that taxable year on ordinary income. The tax would be subject to an interest charge at the rate applicable to underpayments of income tax. If a U.S. Holder owned or owns Common Shares or Nabors Shares, as applicable, in any year in which TESCO or Nabors was or is a PFIC, the U.S. Holder will be required to file IRS Form 8621 (or any other form subsequently specified by the U.S. Department of the Treasury) with the U.S. Holder’s U.S. federal income tax return.

U.S. Holders are encouraged to consult their own tax advisors with respect to the U.S. federal income tax consequences applicable to their own tax situations.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to dividends received by U.S. Holders of Nabors Shares and the proceeds received on the disposition of Nabors Shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding. Backup withholding is not an additional U.S. federal tax. Any amounts withheld under the backup withholding tax rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the U.S. Holder furnishes required information to the IRS in a timely manner.

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including, without limitation, the requirement to file an IRS Form 8938.

Certain Canadian Federal Income Tax Consequences of the Arrangement

The following summary describes the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (Tax Act) to a beneficial owner of Common Shares who disposes of Common Shares for Nabors Shares pursuant to the Arrangement and who for purposes of the Tax Act and at all relevant times (i) deals at arm’s length with TESCO; (ii) is not affiliated with TESCO; and (iii) holds Common Shares, and will hold any Nabors Shares received under the Arrangement, as capital property (each such beneficial owner, a Holder). Generally, Common Shares and Nabors Shares will be capital property to a Holder provided the Holder does not hold the Common Shares and/or Nabors Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act and on the current administrative policies and assessing practices of the Canada Revenue Agency published in writing and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the Proposed Amendments) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is not applicable to a Holder: (i) that is a “financial institution” or a “specified financial institution”, (ii) an interest in which is a “tax shelter investment”, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, or (iv) that enters into, with respect to any of their Common Shares, a “derivative forward agreement”, each as defined in the Tax Act. Such Holders should consult their own tax advisors. In addition, this summary does not address all issues that may be relevant to Holders who acquired their Common Shares under an employee stock option plan or other equity based employment compensation arrangement. Any such Holders should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, all Shareholders should consult their own tax advisors having regard to their own particular circumstances.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty convention, is, or is deemed to be, resident in Canada (a Resident Holder). Certain Resident Holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem to be capital property any Common Shares (and all other “Canadian Shares”, as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Nabors Shares are not Canadian securities for the purposes of the subsection 39(4) election and therefore, such election will not apply to Nabors Shares.

Disposition of Common Shares under the Arrangement

A Resident Holder who transfers its Common Shares to Nabors Maple under the Arrangement for Nabors Shares will be considered to have disposed of such Common Shares for proceeds of disposition equal to the fair market value at the Effective Time of any Nabors Shares acquired by such Resident Holder on the exchange. As a result, the Resident Holder will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such Common Shares.

For a description of the tax treatment of capital gains and losses, see “Holders Resident in Canada – Taxation of Capital Gains and Capital Losses” below.

The cost to a Resident Holder of Nabors Shares acquired on the exchange will be equal to the fair market value of Nabors Shares at the Effective Time, and will generally be averaged with the adjusted cost base of all other Nabors Shares held at that time by the Resident Holder as capital property for the purposes of determining the adjusted cost base of each Nabors Share held by the Resident Holder.

Dissenting Resident Holders of Common Shares

A Resident Holder who validly exercises dissent rights in respect of the Arrangement and is entitled to be paid the fair value of their Common Shares by Nabors Maple (a Dissenting Resident Holder) will realize a capital gain (or a capital loss) to the extent that such payment (other than any portion thereof that is interest) exceeds (or is less than) the aggregate of the adjusted cost base of the Common Shares to the dissenting Resident Holder and any reasonable costs of the disposition. See “Holders Resident in Canada—Taxation of Capital Gains and Capital Losses” below. A Dissenting Resident Holder will be required to include in computing its income any interest awarded by a court in connection with the Arrangement.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a taxable capital gain) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an allowable capital loss) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of any dividends received (or deemed to be received) by the Resident Holder on such share to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation is a member or beneficiary. Such Resident Holders should consult their own advisors.

Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act.

Dividends on Nabors Shares

A Resident Holder will be required to include in computing income for a taxation year the amount of dividends, if any, received or deemed to be received in respect of Nabors Shares. Such dividends will not be subject to the gross-up and dividend tax credit rules under the Tax Act normally applicable to taxable dividends received by an individual by a taxable Canadian corporation. A Resident Holder that is a corporation will generally not be entitled to deduct the amount of such dividends in computing its taxable income.

A Resident Holder may be entitled to claim a foreign tax credit in respect of foreign taxes withheld in respect of a dividend paid to it by Nabors subject to and in accordance with specific rules in the Tax Act.

Currency Conversion

In general, amounts relevant to the computation of income under the Tax Act are required to be reported in Canadian dollars. Any such amount that is expressed or denominated in a currency other than Canadian dollars, including dividends paid on Nabors Shares, adjusted cost base and proceeds of disposition of Nabors Shares must be converted into Canadian dollars using the relevant exchange rate determined in accordance with the Tax Act on the relevant day or such other rate of exchange acceptable to the Minister of National Revenue (Canada).

Resident Holders should consult their own tax advisors regarding the availability of a foreign tax credit or deduction regarding their particular circumstances.

Refundable Tax

A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax on certain investment income, including amounts in respect of taxable capital gains.

Eligibility for Investment

Provided that Nabors Shares are listed on a “designated stock exchange” within the meaning of the Tax Act (which includes the NYSE) at the Effective Time of the Arrangement, Nabors Shares to be issued under the Arrangement will, at the Effective Time of the Arrangement, be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (RRSP), a registered retirement income fund (RRIF), a registered education savings plan (RESP), a registered disability savings plan (RDSP), a deferred profit sharing plan, or a tax free savings account (TFSA).

Notwithstanding that Nabors Shares may be qualified investments for a trust governed by an RRSP, RRIF or a TFSA, the annuitant under an RRSP or RRIF or the holder of a TFSA may be subject to a penalty tax if such Nabors Shares are “prohibited investments” for the RRSP, RRIF or TFSA within the meaning of the Tax Act. Nabors Shares will generally not be a “prohibited investments” provided that the annuitant under the RRSP or RRIF or the holder of the TFSA, as the case may be, deals at arm’s length with Nabors for purposes of the Tax Act and does not have a “significant interest” (as defined in the Tax Act) in Nabors. The draft legislative proposals released on September 8, 2017 included Proposed Amendments to extend the application of the “prohibited investments” rules to investments held by RDSPs and RESPs, applicable to investments acquired, and transactions occurring, after March 22, 2017. Assuming these Proposed Amendments are enacted as proposed, notwithstanding that Nabors Shares may be qualified investments for a trust governed by an RDSP or an RESP, the holder of an RDSP or the subscriber of an RESP will be subject to a penalty tax if Nabors Shares are a prohibited investment for the RDSP or RESP. There can be no assurances that these Proposed Amendments will be enacted or that they will be enacted as proposed.

Shareholders who will hold Nabors Shares received under the Arrangement in their RDSP, RESP, RRIF, RRSP or TFSA are urged to consult their own tax advisors regarding their particular circumstances.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty convention, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, the Common Shares or Nabors Shares received under the Arrangement in a business carried on in Canada (a Non-Resident Holder). In addition, this discussion does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act).

Disposition of Common Shares under the Arrangement

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares pursuant to the Arrangement (or be entitled to recognize any capital loss) unless, at the

Effective Time of the Arrangement, the Common Shares are “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Holder and are not “treaty protected property” (as defined in the Tax Act) of the Non-Resident Holder. In the event a Common Share is or is deemed to be taxable Canadian property but not treaty-protected property to a Non-Resident Holder, the Canadian tax consequences of the Non-Resident Holder realizing a capital gain on the disposition of such Common Share under the Arrangement will generally be as described above under the heading “Holders Resident in Canada—Disposition of Common Shares under the Arrangement”.

Provided that the Common Shares are listed on a designated stock exchange (which includes the NASDAQ) at the time such Common Shares are transferred to Nabors Maple pursuant to the Arrangement, a Common Share generally will not constitute taxable Canadian property of a Non-Resident Holder at that time unless at any time during the 60-month period immediately preceding that time: (a) 25% or more of the issued shares of any class or series of TESCO’s capital stock were owned by one or any combination of (i) the Non-Resident Holder, (ii) persons not dealing at arm’s length with the Non-Resident Holder, or (iii) partnerships in which the Non-Resident Holder or a person not dealing at arm’s length with the Non-Resident Holder held a membership interest, directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, or any option in respect of, or interest in, any such property, whether or not such property exists. A Common Share held by a Non-Resident Holder can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.

Even if the Common Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of Common Shares will not be included in computing the Non-Resident Holder’s income for the purposes of the Tax Act if the Common Shares constitute “treaty-protected property”. Common Shares owned by a Non-Resident Holder will generally be treaty-protected property if the gain from the disposition of such Common Shares would, because of an applicable income tax treaty, be exempt from tax under the Tax Act.

In the event a Common Share constitutes or is deemed to constitute taxable Canadian property but not treaty-protected property to a Non-Resident Holder, the tax consequences of the Non-Resident Holder realizing a capital gain or capital loss on the disposition of such Common Share under the Arrangement will generally be as described above under the heading “Holders Resident in Canada—Disposition of Common Shares under the Arrangement”.

Non-Resident Holders whose Common Shares are, or may be, taxable Canadian property should consult their own tax advisors with respect to the Canadian federal tax consequences to them of disposing of Common Shares pursuant to the Arrangement, including any resulting Canadian reporting obligations.

Dissenting Non-Resident Holders

A Non-Resident Holder of Common Shares who validly exercises dissent rights and receives a cash payment from Nabors Maple pursuant to the Arrangement will be considered to have disposed of such shares for proceeds of disposition equal to the amount of the cash payment (excluding interest received, if any). To the extent that such proceeds of disposition exceed (or are exceeded by) the sum of the adjusted cost base to the Non-Resident Holder of the Common Shares and any reasonable costs of disposition, such Non-Resident Holder will realize a capital gain (or a capital loss) equal to the amount of the difference. See “Holders Not Resident in Canada—Disposition of Common Shares under the Arrangement” above for a discussion of the treatment of capital gains and capital losses realized by a Non-Resident Holder under the Tax Act. Interest paid or payable to a dissenting Non-Resident Holder by Nabors Maple should generally not be subject to Canadian withholding tax.

Shareholder Litigation

On September 28, 2017, a Shareholder of TESCO filed a lawsuit in the U.S. District Court for the Southern District of Texas against TESCO and its directors. Two other Shareholders of TESCO filed putative class action lawsuits in the U.S. District Court for the Southern District of Texas against TESCO and its directors on September 29, 2017 and October 10, 2017, respectively. The lawsuits assert claims under Section 14(a) and Section 20 of the Securities Exchange Act and allege that TESCO has made materially incomplete and misleading disclosures regarding the proposed arrangement between TESCO, Nabors and Nabors Maple. On October 18, 2017, the U.S. District Court for the Southern District of Texas granted TESCO’s motion to consolidate these three lawsuits. It is possible that additional similar lawsuits may be filed. If additional similar complaints are filed, absent new or different allegations that are material, TESCO will not necessarily announce such additional filings.

THE ARRANGEMENT AGREEMENT

The following is a summary of the material terms and conditions of the Arrangement Agreement and the Plan of Arrangement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Arrangement Agreement, a copy of which is attached as Annex C, and the Plan of Arrangement attached as Annex D to this proxy statement. All capitalized terms used herein but not otherwise defined have the meanings set forth in the Arrangement Agreement and the Plan of Arrangement. This summary does not purport to be complete and may not contain all of the information about the Arrangement Agreement that is important to you. We encourage you to read the Arrangement Agreement and the Plan of Arrangement carefully and in its entirety because it is the legal document that governs the Arrangement.

The Arrangement

Under the terms of the Arrangement, Shareholders will receive, in exchange for each Common Share transferred to Nabors Maple Acquisition Ltd. (Nabors Maple), 0.68 of a Nabors Share (the Share Consideration) from Nabors. Nabors Maple will issue a number of its common shares, equal in value to the aggregate Share Consideration that Nabors issued to Shareholders, to Nabors as consideration for having issued the Share Consideration. In addition, each Option that is outstanding immediately prior to the Effective Time will be fully vested and exercisable and shall be cancelled in consideration for the right to receive the Option Consideration, provided that each Option with an exercise price that is equal to or more than the Market Value will be cancelled for no consideration. Each RSU that is outstanding immediately prior to the Effective Time will be fully vested and will be cancelled in consideration for the right to receive the RSU Consideration. Each outstanding RSU that is subject to a performance-based vesting requirement will become fully vested and converted as provided for in the immediately foregoing sentence based upon the number of units at the “target” level of performance applicable to such award.

Closing and Effective Time of the Arrangement

Pursuant to the Arrangement Agreement, the closing of the Arrangement will take place at 10:00 a.m., New York time, on the second business day after the satisfaction or waiver of the conditions to the Arrangement or at such other time and place as may be agreed to by the parties, subject to the terms of the Arrangement Agreement, unless otherwise agreed upon by TESCO, Nabors and Nabors Maple, upon the Articles of Arrangement being filed with the Registrar appointed under Section 263 of the ABCA. However, the Articles of Arrangement shall not be sent to the Registrar pursuant to the ABCA, for endorsement and filing by the Registrar, except as contemplated by the Arrangement Agreement and with the prior written consent of Nabors and Nabors Maple (which consent shall not in any way diminish or limit Nabors’ or Nabors Maple’s obligation to consummate the Arrangement). The Articles of Arrangement will implement the Plan of Arrangement.

Conditions to Closing

Mutual Conditions Precedent

TESCO, Nabors and Nabors Maple are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of TESCO, Nabors and Nabors Maple:

(a)	the Requisite Approval shall have been obtained at the Special Meeting in accordance with the Interim Order;

(b)	the Interim Order and the Final Order have been obtained on terms consistent with the Arrangement Agreement, and have not been set aside or modified in a manner unacceptable to TESCO or Nabors acting reasonably, on appeal or otherwise;

(c)	no Governmental Entity has enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(d)	the Regulatory Approvals have been obtained (or the applicable waiting periods, including extensions thereof, shall have expired);

(e)	the Nabors Shares issuable pursuant to the Arrangement shall be approved for listing on the NYSE, subject to official notice of issuance; and

(f)	the Nabors Shares to be issued pursuant to the Arrangement have been allotted by the Nabors Board conditional only on completion of the Arrangement and such Nabors Shares shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof or another available exemption.

Conditions Precedent to the Obligations of Nabors and Nabors Maple

The obligation of Nabors and Nabors Maple to complete the Arrangement is subject to the fulfillment of each of the following conditions, which conditions are for the exclusive benefit of Nabors and Nabors Maple and may be waived by Nabors and Nabors Maple in whole or in part at any time:

(a)	all covenants of TESCO under the Arrangement Agreement to be performed or complied with on or before the Effective Time which have not been waived by Nabors shall have been duly performed or complied with by TESCO in all material respects;

(b)	as to the representations and warranties of TESCO:

a.	the representations and warranties of TESCO set forth in Sections 3.1(b)(i)-(iii) (capital structure) and 3.1(l) (absence of certain changes) of the Arrangement Agreement shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of the Arrangement Agreement and as of the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects as of the specified date);

b.	the representations and warranties of TESCO set forth in Sections 3.1(a) (organization, standing and power), 3.1(b)(iv) (issuances and repurchases of securities), 3.1(c)(i) (authority), 3.1(i)(ii) (certain agreements), 3.1(m) (board approval), 3.1(n) (vote required of the company stockholders) and 3.1(w) (brokers or finders) shall be true and correct in all material respects as of the date of the Arrangement Agreement and as of the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date); and

c.	the remaining representations and warranties of TESCO (other than those discussed above) shall be true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect), in each case as of the date of the Arrangement Agreement and as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of another date shall be true and correct as of such date), except in the case where the failures of these other representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on TESCO;

(c)	TESCO delivers a certificate addressed to Nabors and Nabors Maple dated as of the Effective Date, signed on behalf of TESCO by the chief executive officer and chief financial officer of TESCO, confirming the satisfaction of the conditions set forth above as of the Effective Date (as defined in the Arrangement Agreement); and

(d)	since the date of the Arrangement Agreement, there shall not have occurred any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TESCO.

Conditions Precedent to the Obligations of TESCO

The obligation of TESCO to complete the Arrangement is subject to the fulfillment of each of the following conditions, which conditions are for the exclusive benefit of TESCO and may be waived by TESCO:

(a)	all covenants of Nabors and Nabors Maple under the Arrangement Agreement to be performed or complied with on or before the Effective Time which have not been waived by TESCO shall have been duly performed or complied with by Nabors and Nabors Maple in all material respects;

(b)	as to the representations and warranties of Nabors:

a.	the representations and warranties of Nabors set forth in Sections 3.2(b)(i)-(iii) (capital structure) and 3.2(l) (absence of certain changes) of the Arrangement Agreement shall be true and correct other than in de minimis respects, as of the date of the Arrangement Agreement and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects only as of the specified date);

b.	the representations and warranties of Nabors set forth in Sections 3.2(c)(i) (authority), 3.2(m) (board approval) and 3.2(n) (vote required of Nabors Maple shareholders) shall be true and correct in all material respects as of the date of the Arrangement Agreement and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

c.	the remaining representations and warranties of Nabors contained in the Arrangement Agreement (other than those discussed above) (disregarding all qualifications and exceptions contained therein regarding materiality and Material Adverse Effect) shall be true and correct, in each case as of the date of the Arrangement Agreement and as of immediately prior to the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of another date shall be true and correct as of such date), except in the case where the failures of any of these other representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Nabors;

(c)	Nabors and Nabors Maple shall have delivered a certificate addressed to TESCO dated as of the Effective Date (as defined in the Arrangement Agreement), signed on behalf of Nabors and Nabors Maple by their respective chief executive officers and chief financial officers, confirming the satisfaction of the conditions set forth above as of the Effective Date (as defined in the Arrangement Agreement); and

(d)	since the date of the Arrangement Agreement, there shall not have occurred any Event that has had or would reasonably be likely to have, individually or in the aggregate a Material Adverse Effect on Nabors.

Representations and Warranties

TESCO and Nabors have each provided certain customary representations and warranties in the Arrangement Agreement. Many of TESCO’s representations and warranties are qualified by reference to a Material Adverse Effect on TESCO. In addition, all of TESCO’s representations and warranties are qualified by reference to the disclosure letter provided to Nabors and by reference to TESCO’s public disclosure since January 1, 2017 (excluding disclosure on risk factors and forward-looking information). Similarly, the representations and warranties provided by Nabors are qualified by reference to the disclosure letter provided to TESCO and Nabors’ public disclosure since January 1, 2017 (excluding disclosure on risk factors and forward-looking information).

The representations and warranties made by the Parties were made by and to TESCO and Nabors, as applicable, for the purposes of the Arrangement Agreement (and not to other parties such as Securityholders) and are subject to qualifications and limitations agreed to by the Parties in connection with negotiating and entering into the Arrangement Agreement. In addition, these representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality different from what may be viewed as material to Securityholders, or may have been used for the purpose of allocating risk between the Parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Arrangement Agreement.

Neither Party’s representations and warranties survive closing of the Arrangement and, accordingly, neither Party would be entitled to seek indemnification for breaches of representations and warranties that are discovered following closing. However, breaches of representations and warranties that are discovered prior to closing may, in certain limited circumstances, permit a Party to not proceed with the Arrangement.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the Arrangement Agreement are qualified by “Material Adverse Effect.” In addition, there are separate standalone conditions to completion of the Arrangement relating to the absence of any event, occurrence, development or state of circumstances or facts from the date of the Arrangement Agreement to the Effective Time of the Arrangement which, individually or in the aggregate, has had a Material Adverse Effect on the other party. “Material Adverse Effect” is defined in Annex A—Glossary of Terms.

Covenants and Conduct of Business Pending the Arrangement

The Arrangement Agreement provides that, until the Effective Time of the Arrangement or the termination of the Arrangement Agreement, TESCO and its Subsidiaries will conduct its and their businesses in the ordinary course, consistent with past practice, and will, among other things, use commercially reasonable efforts to preserve intact its and their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect prior to the closing of the Arrangement. In addition to this general covenant, TESCO has also agreed to certain specific covenants, which, among other things, restrict the ability of TESCO to issue Common Shares (or securities convertible into Common Shares), declare dividends or distributions, encumber or sell assets (other than in the ordinary course of business), reorganize, amalgamate or merge with any other Person, amend, modify or terminate certain material contracts, grant increases in compensation or severance entitlements, incur or guarantee any additional indebtedness or make capital expenditures, in each case, where applicable, subject to certain thresholds and/or exceptions.

No Solicitation by TESCO

Except as expressly provided in the Arrangement Agreement, TESCO may not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of TESCO or of any of its Subsidiaries (collectively, Representatives):

(a)	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer, relating to any Acquisition Proposal;

(b)	have any discussions with or provide any confidential information or data relating to TESCO or any of its Subsidiaries to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, except under certain limited circumstances; or

(c)	approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to the terms and conditions of the Arrangement Agreement) or propose or agree to do any of the foregoing. However, this shall not prevent TESCO or the Board, directly or indirectly, through any officer, employee or Representative, from informing any Person that TESCO is a party to the Arrangement Agreement and referring such Person to this requirement set forth therein.

For purposes of the discussion above, the term “Acquisition Proposal” has the meaning set forth in the “Glossary of Terms” attached as Annex A to this proxy statement.

Change in Recommendation

Notwithstanding any other provision of the Arrangement Agreement, at any time following the date of the Arrangement Agreement, TESCO may make a Company Change in Recommendation in order to enter into a binding written agreement with respect to a Superior Proposal in response to an unsolicited bona fide written Acquisition Proposal by any person, only if prior to doing so:

(a)	the Requisite Approval has not been obtained;

(b)	TESCO has complied with the requirements of Section 5.3 of the Arrangement Agreement (non-solicitation covenants) in all material respects;

(c)	the Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with the fiduciary duties of the directors of TESCO under applicable law;

(d)	TESCO has notified Nabors in writing at least four Business Days in advance, of its intention to effect such action (including a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto), provided that such notice shall have to be given again (but shall be limited to two Business Days in advance) in the event of any revision to the financial terms or other material terms of such Superior Proposal;

(e)	prior to taking such action, TESCO has, and has caused its financial and legal advisors to, negotiate with Nabors in good faith to enable Nabors to propose in writing revisions to the terms and conditions of the Arrangement Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal; and

(f)	following the end of such notice period, the Board has considered in good faith any changes to the Arrangement Agreement proposed in writing by Nabors, and has determined in good faith, after consultation with its financial advisors and outside legal counsel, that notwithstanding such proposed changes, such Acquisition Proposal remains a Superior Proposal.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of TESCO and Nabors;

(b)	by either TESCO or Nabors, if:

(i)	any Governmental Entity of competent jurisdiction has issued an order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the Arrangement, and such order, decree, ruling or injunction has become final and non-appealable; provided, however, that this right of termination will not be available to any party whose failure to comply with the Arrangement Agreement has been the cause of, or resulted in, such action;

(ii)	the Arrangement has not been consummated on or before the Outside Date, provided that if as of February 14, 2018 (the Outside Date) the Arrangement has not been completed due to the failure to obtain Regulatory Approvals, then the Outside Date shall be extended to April 15, 2018, except that this right to terminate the Arrangement Agreement will not be available to any Party whose failure to comply with the provisions of the Arrangement Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or

(iii)	the Requisite Approval has not been obtained after a vote of the Securityholders at the Special Meeting.

(c)	by Nabors, if:

(i)	the Board, or any committee thereof: (1) fails to make or publicly withdraws, qualifies or modifies, or publicly proposes to withdraw, qualify or modify, in any manner adverse to Nabors, its recommendation to Securityholders that they vote in favor of the Arrangement Resolution, (2) fails to include in the proxy statement the Board’s recommendation to the Securityholders that they vote in favor of the Arrangement Resolution, (3) takes any action with respect to any tender offer or exchange offer for Common Shares (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Securityholders) other than a recommendation against such offer that reaffirms the Board’s recommendation to the Securityholders that they vote in favor of the Arrangement Resolution, or (4) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend any letter of intent, agreement, commitment or agreement in principle with respect to any Acquisition Proposal ((1), (2), (3) and (4) collectively a Company Change in Recommendation);

(ii)	TESCO breaches its obligations under Section 5.3 of the Arrangement Agreement (non-solicitation covenants); or

(iii)	there shall have been a breach of any of the covenants or agreements, or a failure to be true of any of the representations or warranties set forth in the Arrangement Agreement on the part of TESCO, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date (as defined in the Arrangement Agreement), the failure of Nabors’ conditions precedent that all of TESCO’s covenants shall have been performed in all material respects and all of TESCO’s representations and warranties shall be true, in the manner set forth in the Arrangement Agreement, and such breach or failure has not been cured by the earlier of 15 days following written notice thereof to TESCO or the Outside Date, or by its nature, cannot be cured within such time period; however, this right of termination will not be available to Nabors if Nabors is itself then in breach of its representations, warranties or covenants such as would result in any of the conditions precedent to the obligations of TESCO that were referenced in this paragraph not being satisfied.

(d)	by TESCO, if:

(i)	there shall have been a breach of any of the covenants or agreements, or a failure to be true of any of the representations or warranties set forth in the Arrangement Agreement on the part of Nabors, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date (as defined in the Arrangement Agreement), the failure of TESCO’s conditions precedent that all of Nabors’ covenants shall have been performed in all material respects and all of Nabors’ representations and warranties shall be true, in the manner set forth in the Arrangement Agreement, and such breach or failure has not been cured by the earlier of 15 days following written notice thereof to Nabors or the Outside Date, or by its nature, cannot be cured within such time period; however, this right of termination will not be available to TESCO if TESCO is itself then in breach of its representations, warranties or covenants such as would result in any of the conditions precedent to the obligations of Nabors that were referenced in this paragraph not being satisfied; or

(ii)	at any time prior to the Special Meeting, in order to enter into a binding written agreement with respect to a Superior Proposal, provided that TESCO has complied in all material respects with its obligations under Section 5.3 of the Arrangement Agreement (non-solicitation covenants), and subject to the payment of the termination fees due under the Arrangement Agreement, in accordance with the terms and at the times specified therein.

Termination Fee Payable by TESCO

If a Company Termination Fee Event occurs, TESCO shall pay Nabors a termination fee in the amount of $8,000,000 (the Company Termination Fee). For the purposes of the Arrangement Agreement, “Company Termination Fee Event” means the termination of the Arrangement Agreement:

(a)	by Nabors as a result of a Company Change in Recommendation or TESCO breaching its covenants under Section 5.3 of the Arrangement Agreement (non-solicitation covenants);

(b)	by TESCO in order to enter into a binding written agreement for a Superior Proposal;

(c)	by either Party if (i) the Requisite Approval was not obtained and (ii) at any time after the date of the Arrangement Agreement and at or before the date of the Special Meeting, an Acquisition Proposal shall have been made or publicly announced or communicated to the Board and still be pending at the time the Arrangement Agreement is terminated or have been withdrawn less than 10 days prior to the date of such termination and (iii) within 12 months of the date of such termination, TESCO or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Acquisition Proposal (provided that, for purposes of this termination provision, any reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”); and

(d)	by either Party if (i) the Arrangement has not been completed by the Outside Date or by Nabors if TESCO breaches any of its covenants, representations or warranties under the Arrangement Agreement and (ii) at any time after the date of the Arrangement Agreement and before such termination an Acquisition Proposal shall have been publicly announced and still be pending at the time of such termination or have been withdrawn less than 10 days prior to the date of such termination and (iii) within 12 months of the date of such termination, TESCO or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Acquisition Proposal (provided that, for purposes of this termination provision, any reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”).

Covenant to Hold the Special Meeting

Subject to the receipt of the Interim Order, TESCO will convene and conduct the Special Meeting in accordance with the Interim Order, its charter documents and applicable Law as soon as reasonably practicable (and TESCO has agreed to use reasonable efforts to cause the Special Meeting to occur by the date that is 40 days from the date of the Interim Order). TESCO will, in consultation with and subject to the approval of Nabors, fix and publish the Record Date for the purposes of determining the Securityholders entitled to receive notice of and vote at the Special Meeting. TESCO will not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Special Meeting without Nabors’ prior written consent (such consent not to be unreasonably withheld or delayed), except (i) in the case of adjournment, as required by Law, or (ii) as otherwise permitted under the Arrangement Agreement.

Reasonable Best Efforts Covenants

Subject to the Arrangement Agreement, TESCO and Nabors have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Arrangement Agreement and applicable laws, rules and regulations to consummate the Arrangement and the other transactions contemplated by the Arrangement Agreement as soon as practicable after the date of the Arrangement Agreement and in no event after the Outside Date. This would include preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity, including pursuant to the HSR Act, the Competition Act, and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party in order to consummate the Arrangement or any of the other transactions contemplated by the Arrangement Agreement. TESCO and Nabors have also agreed to cooperate with respect to such filings and consents, and in the event of any objections, actions or proceedings pursuant to Section 5.2 of the Arrangement Agreement (reasonable best efforts), each of TESCO and Nabors have agreed to use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the Arrangement, including agreeing to sell, swap, hold separate or otherwise dispose of or conduct its or its subsidiaries’ business or assets in a specified manner, or selling, swapping, holding separate or otherwise disposing of or conducting its or its subsidiaries’ business or asset in a specified manner, which would resolve such objections, actions or proceedings such that the Arrangement could reasonably likely be consummated by the Outside Date. Notwithstanding the foregoing or any other provision in the Arrangement Agreement, neither party is required to take any actions that are not conditional on the consummation of the Arrangement or that would be reasonably likely to materially adversely affect Nabors or its subsidiaries, whether individually or taken as a whole, or TESCO or its subsidiaries, whether individually or taken as a whole, after the Effective Date as defined in the Arrangement Agreement.

Amendments; Waivers

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, the Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Special Meeting but not later than the Effective Time, be amended by a mutual written agreement signed by each of the Parties, without further notice to or authorization on the part of the Securityholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement;

(c)	waive compliance with or modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent contained in the Arrangement Agreement.

Additionally, any Party may, subject to the terms and conditions of the Arrangement Agreement (a) extend the time for performance of any of the obligations or acts of the other Party, (b) waive compliance with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained in the Arrangement Agreement or in any document delivered by the other Party; provided, however, that any such extension or waiver is required to be in writing and signed on behalf of such Party and, unless otherwise provided, be limited to the specific breach or condition waived.

The Plan of Arrangement provides that TESCO and Nabors may by mutual agreement amend, modify and/or supplement the Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be: (i) set out in writing; (ii) filed with the Court and, if made following the Special Meeting, approved by the Court; and (iii) approved and communicated to Securityholders if and as required by the Court.

The Plan of Arrangement also provides that other than as may be required under the Interim Order, any amendment, modification or supplement to the Plan of Arrangement may be proposed by TESCO and Nabors at any time prior to or at the Special Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Securityholders voting at the Special Meeting, shall become part of the Plan of Arrangement for all purposes. Any amendment, modification or supplement to the Plan of Arrangement that is approved or directed by the Court following the Special Meeting shall be effective only if it is consented to by each of TESCO and Nabors and, if required by the Court, by some or all of the Securityholders voting in the manner directed by the Court.

The Plan of Arrangement further provides that any amendment, modification or supplement to the Plan of Arrangement may be made by TESCO and Nabors without the approval of or communication to the Court or the Securityholders, provided that it concerns a matter which, in the reasonable opinion of TESCO and Nabors is of an administrative or ministerial nature required to better give effect to the implementation of the Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Securityholders.

Finally, the Plan of Arrangement provides that no amendment, modification or supplement of the Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

Expenses

Whether or not the Arrangement is consummated, all costs and expenses incurred in connection with the Arrangement Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except as otherwise provided in “—Termination Fee Payable by TESCO” above and except the filing fees paid to any Governmental Entities with respect to the transactions contemplated thereby pursuant to the HSR Act, the Competition Act or any Merger Control Law, which will be paid by Nabors.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE ARRANGEMENT

In considering the Board’s recommendation that you vote to approve the Arrangement Resolution, you should be aware that aside from their respective interests as Shareholders, TESCO’s directors and executive officers have interests in the Arrangement that may be different from, or in addition to, those of Shareholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Arrangement Agreement and the Arrangement, and in recommending to Securityholders that the Arrangement Agreement be approved. For more information, see the sections entitled “The Arrangement—Background to the Arrangement” and “The Arrangement—TESCO’s Reasons for the Arrangement; Recommendation of the Board.” These interests are described in more detail below.

Interest of Directors

The nonemployee directors of the Board have interests in the Arrangement that differ from Shareholders only to the extent that: (i) the outstanding RSUs held by such directors will vest and be cancelled in exchange for a cash payment equal to the RSU Consideration; (ii) the Options held by such directors will be accelerated, cancelled, and exchanged for a cash payment equal to the Option Consideration, however all Options are out-of-the-money as of October 20, 2017; and (iii) Nabors or Nabors Maple will provide ongoing indemnification and coverage for a period of six years following the closing of the Arrangement as described below.

Treatment of Outstanding Equity Awards

At the Effective Time, all outstanding, unexpired Options to purchase Common Shares will be accelerated, cancelled, and exchanged for a cash payment equal to the Option Consideration. Each Option with an exercise price per share that is equal to or greater than the Market Value will be cancelled for no consideration. At the Effective Time, all outstanding RSUs will vest and be cancelled in exchange a cash payment equal to the RSU Consideration.

The following table sets forth, as of October 20, 2017, the number of Common Shares subject to equity awards that are currently held by TESCO’s executive officers and directors.

Equity Awards Vesting or Being Cancelled in Connection with the Arrangement
Name	Number of Options(1)	Number of RSUs	Total Value of Options and RSUs ($)(1)
Directors
Michael W. Sutherlin	22,900	35,500	165,430
John P. Dielwart	6,000	26,968	125,671
R. Vance Milligan	27,500	26,968	125,671
Douglas R. Ramsay	—	15,800	73,628
Rose M. Robeson	—	24,134	112,464
Elijio V. Serrano	6,000	26,968	125,671
Named Executive Officers(2)
Fernando R. Assing	290,100	409,901	1,910,139
Christopher L. Boone	76,000	128,968	600,991
John T. Gatlin	—	60,000	279,600
Michael J. Niedermaier	23,800	42,701	198,987
Executive Officers(3)
Nicholas Mawford	28,468	37,668	175,533
Roy McNiven	25,468	40,334	187,956
Douglas Greening	22,000	41,001	191,065
Brian T. Kelly	—	22,834	106,406

(1)

Assumes a Market Value of $4.66, which represents 0.68 multiplied by $6.86, which was the closing price of a Nabors Share on October 19, 2017, which is the last trading day prior to an assumed Effective Date of

October 20, 2017 (Assumed Market Value). As of October 20, 2017, all Options were out-of-the-money, using the Assumed Market Value, and if the Arrangement had been completed on that date would have been cancelled for no consideration. Therefore, the “Total Value” shown in the table above does not attribute any value to out-of-the-money Options, since Options will be cancelled for no consideration as their exercise price per share is equal to or greater than the Assumed Market Value. For RSUs, the “Total Value” represents an amount equal to the number of unvested RSUs (including performance-based restricted stock units which are assumed to have achieved the “target” level of performance) held by the NEOs as of October 20, 2017, multiplied by the Assumed Market Value. As a result, the “Total Value” shown is calculated by multiplying the number of RSUs vesting by the Assumed Market Value.
(2)	This table does not include any information with respect to Messrs. Irausquin or Sloan, former named executive officers, who were not serving as executive officers as of the entry into the Arrangement Agreement and are not receiving any compensation related to the Arrangement that is different from that of other Shareholders.

Severance Payments

Employment Agreements

TESCO is currently party to an employment agreement with each of Messrs. Assing, Boone, and Gatlin. For details of the employment agreements and the change of control provisions contained in each such employment agreement, see the section titled “Potential Payments Upon Termination or Change of Control” of Annex L to this proxy statement.

Pursuant to their respective employment agreements, Messrs. Assing, Boone, and Gatlin would only be due payments upon a change of control if their employment is terminated by TESCO other than for cause, disability or death, or if the executive terminates his employment for good reason, in each case within 12 months following such change of control. In other words, their employment agreements contain so-called “double-trigger” change of control clauses. To receive the benefits upon a change of control, the affected NEO must pay any debts owed to TESCO and must execute a release of liability in favor of TESCO against any future employment-related claims.

Retention Payments

Messrs. Niedermaier, Mawford, McNiven, Greening, and Kelly are parties to retention incentive letters pursuant to which each is eligible to receive a payment in exchange for his continued employment with TESCO through a change of control. TESCO entered into these retention incentive letters with each of these officers in connection with the Arrangement. The agreements provide for a total of approximately $200,000 in retention payments for all of these officers combined, less all applicable taxes and withholdings, pursuant to the following terms (the Retention Payment):

•	Continued employment after closing. Subject to the officer’s continued employment with TESCO through the 30th day following the close of the Arrangement, he will be entitled to receive the Retention Payment.

•	Termination without cause. In the event the officer’s employment is terminated without cause following the closing of the Arrangement, but prior to the 30th day following the close of the Arrangement, then, subject to the officer’s execution and non-revocation of a general release of claims in favor of TESCO and Nabors, he will be entitled to receive the Retention Payment within sixty days following the date of such termination.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each NEO could receive that are based on or otherwise relate to the Arrangement. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Arrangement-related compensation that could be payable to TESCO’s NEOs. This Arrangement-related compensation is the subject of the Advisory Proposal Regarding Golden Parachute Compensation described in Proposal 2 of this proxy statement.

The table below sets forth the amount of payments and benefits that each of TESCO’s NEOs would receive, or would be eligible to receive, in connection with the Arrangement, assuming that the Arrangement was consummated and each NEO experienced a qualifying termination within 12 months following the closing of the Arrangement. The amounts below are based on assumptions that may or may not actually occur or be accurate on the relevant date. These assumptions are described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by an NEO may materially differ from the amounts set forth below.

Golden Parachute Compensation(1)
Name	Cash ($)		Equity (Options and RSUs) ($)(2)	Other ($)		Total ($)
Fernando R. Assing(3)	2,862,114	(4)	1,910,139	—		4,772,253
Christopher L. Boone	1,602,787	(4)	600,991	28,948	(6)	2,232,726
John T. Gatlin(3)	1,105,000	(4)	279,600	—		1,384,600
Michael J. Niedermaier	25,000	(5)	198,987	—		223,987

(1)	This table does not include any information with respect to Messrs. Irausquin or Sloan, who were not serving as executive officers as of the entry into the Arrangement Agreement and are not receiving any compensation related to the Arrangement that is different from that of other Shareholders.
(2)	The value shown does not attribute any value to Options, since as of October 20, 2017, all Options were out-of-the-money, using the Assumed Market Value, and if the Arrangement had been completed on that date would have been cancelled for no consideration. For RSUs, the figure presented represents an amount equal to the number of unvested RSUs (including performance-based restricted stock units which are assumed to have achieved the “target” level of performance) held by the NEOs as of October 20, 2017, multiplied by the Assumed Market Value. Such amounts represent so-called “single-trigger” change of control benefits, per the terms of the applicable award agreements.
(3)	Per the terms of Messrs. Assing’s and Gatlin’s employment agreements, certain of the payments and benefits which would be subject to Section 280G of the Code and the excise tax imposed by Section 4999 of the Code, will be reduced consistent with the requirements of Section 409A, as necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code.
(4)	Messrs. Assing, Boone, and Gatlin would only be entitled to change of control payments if their employment was terminated for good reason by the executive or without cause by TESCO within 12 months after a change of control (i.e., such amounts represent so-called “double trigger” change of control benefits).

In accordance with the employment agreements in the event of a qualifying termination following a change of control: Mr. Assing would receive three times the sum of annual base salary and target short term incentive program award; Mr. Boone would receive two times the sum of his annual base salary and maximum short term incentive program award; and Mr. Gatlin would receive two times the sum of his annual base salary and target short term incentive program award. The following table shows, for each of Messrs. Assing, Boone, and Gatlin, the amount of annual base salary and short term incentive program award component of these cash amounts (on an annualized basis). For a more detailed discussion of the terms and conditions applicable to the payments shown below, see the section titled “Potential Payments Upon Termination or Change of Control” of Annex L to this proxy statement.

Name	Annual Base Salary Severance	Short Term Incentive Program Award
	($)	($)
Fernando R. Assing	477,019	477,019
Christopher L. Boone	333,914	467,480
John T. Gatlin	325,000	227,500

(5)	Mr. Niedermaier is a party to a retention incentive letter, the terms of which are described in the section above. This payment is considered a “single trigger” change of control benefit.
(6)	Mr. Boone is entitled to a lump sum payment equal to the cost of 18 months COBRA coverage.

Indemnification and Insurance

Pursuant to the terms of the Arrangement Agreement, Nabors or Nabors Maple will provide TESCO’s directors and executive officers certain ongoing indemnification and coverage for a period of six years following the closing of the Arrangement under directors’ and officers’ liability insurance policies that are no less favorable in the aggregate than the policies maintained by TESCO.

Executive Compensation

For details of plan and non-plan compensation awarded to the NEOs and TESCO’s compensation programs, generally, see “Executive Compensation” attached as Annex L to this proxy statement.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Under our bylaws, TESCO may not make any personal loan or extension of credit to a director or officer. As of the date hereof, no director or executive officer, or any associate of any such director or executive officer is or has been, at any time since January 1, 2016, indebted to TESCO, nor is or has, at any time since January 1, 2016, any indebtedness of such persons been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by TESCO or any of its subsidiaries.

DESCRIPTION OF NABORS CAPITAL STOCK

The following description of the terms of Nabors’ capital stock is a summary only and is qualified by reference to the relevant provisions of Nabors’ amended and restated bye-laws and memorandum of association.

Authorized Capital Stock

Under the Nabors amended and restated bye-laws, Nabors’ authorized capital stock consists of 800,000,000 shares of common stock, par value $0.001 (the Nabors Shares), and 25,000,000 shares of preferred stock, par value $0.001.

Description of Common Stock

Common Stock Outstanding. As of October 20, 2017, (A) there were 335,540,562 Nabors Shares issued and outstanding, (B) 4,546,545 Nabors Shares issued were subject to issuance upon the vesting or settlement of parent equity awards, 4,420,547 of which are subject to issuance upon the exercise or payment of outstanding parent equity awards which consist of options to purchase or acquire Nabors common stock, and (C) 6,780,966 Nabors Shares remained available for future issuance under the Nabors employee benefit plans.

The outstanding shares of Nabors common stock are duly authorized, validly issued, fully paid and nonassessable.

Voting Rights. Each holder of Nabors common stock is entitled to one vote for each share of Nabors common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

Nabors’ bye-laws do not provide for cumulative voting. Except as specifically provided in Nabors’ bye-laws or in the Bermuda Act, any action to be taken by the shareholders at any meeting at which a quorum is in attendance shall be decided by a majority of the issued shares present in person or represented by proxy and entitled to vote thereat.

There are no limitations imposed by Bermuda law or Nabors’ bye-laws on the right of shareholders who are not Bermuda residents to hold or vote their Nabors Shares.

Dividend Rights. Holders of Nabors common stock are entitled to receive such dividends as may be declared from time to time by the Nabors’ board of directors at its discretion out of funds legally available therefor, subject to, among other things, future earnings, general financial condition and liquidity, success in business activities, capital requirements and general business conditions in addition to legal requirements.

Redemption and Conversion. Nabors Shares will not be convertible into shares of any other class or series or be subject to redemption by the holder of the common shares.

Stock Exchange Listing

The Nabors Shares are listed on the NYSE under the trading symbol “NBR.” It is a condition to the Arrangement that the Nabors Shares issuable in connection with the Arrangement be approved for listing on the NYSE, subject to official notice of issuance.

Changes to Rights of a Class or Series

Subject to the Bermuda Act, the rights attached to any class or series of shares of Nabors, unless otherwise provided by the terms of that class or series, may be altered or abrogated by a resolution passed at a separate general meeting of the holders of shares of that class, voting in person or by proxy and representing at least a majority of the issued shares of that class entitled to vote. Every holder of shares of the relevant class shall be entitled on a poll to one vote for each share held by such holder and any holder of shares of the relevant class present in person or by proxy may demand a poll. Outstanding shares will not be deemed to be varied by the creation or issue of shares that rank in any respect prior to or equivalent with those shares.

Quorum for General Meetings

The holders of a majority of the shares issued and outstanding and entitled to vote shall be present in person or represented by proxy in order to constitute a quorum to hold a general meeting of the shareholders.

Rights upon Liquidation

Holders of Nabors common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of Nabors, in all remaining assets available for distribution to shareholders after payment of or provision for Nabors’ liabilities and the liquidation preference of any outstanding Nabors preferred stock.

The liquidator may deduct from the amount payable in respect of those Nabors Shares any liabilities the holder has to or with Nabors. The assets received by the holders of Nabors Shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

Sinking Fund

Nabors’ Shares have no sinking fund provisions.

Liability for Further Calls or Assessments

The Nabors Shares issued pursuant to the Arrangement will be duly authorized, validly issued, fully paid and nonassessable.

Preemptive Rights

Holders of Nabors common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Repurchase Rights

The board of directors may, at its discretion, authorize the purchase by Nabors of its own shares of any class, at any price (whether at par or above or below par), as long as such purchase is made in accordance with the provisions of the Bermuda Act.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for Nabors common stock.

Description of Preferred Stock

Preferred Stock Outstanding. As of the date of this proxy statement, no shares of Nabors preferred stock were issued and outstanding.

Blank Check Preferred Stock. Under the Nabors amended and restated bye-laws, the Nabors board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series.

Anti-Takeover Provisions

Nabors’ bye-laws have provisions that could have an anti-takeover effect. They include an “advance notice” provision which places time limitations on shareholders’ nominations of directors and submission of proposals for consideration at an annual general meeting. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to encourage negotiations with the board of directors in transactions that may involve an actual or potential change of control of Nabors.

The bye-laws provide that Nabors’ directors can be removed from office prior to the expiration of their term only for cause by the affirmative vote of the holders of a majority of the voting power of Nabors on the relevant record date. The board of directors does not have the power to remove directors. As long as a quorum of directors remains and is present, vacancies on the board of directors may be filled by a majority vote of the remaining directors. Any general meeting can authorize the board of directors to fill any vacancy left unfilled at a general meeting. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

The bye-laws also provide that the board of directors will consist of not less than five nor more than eighteen persons, the exact number to be set from time to time by the affirmative vote of a majority of the directors then in office. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees.

The bye-laws of Nabors provide that at any annual general meeting, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors (or any duly authorized committee thereof), by any shareholder who complies with certain procedures set forth in the bye-laws or by any shareholder pursuant to the valid exercise of the power granted under the Bermuda Act.

For business to be properly brought before an annual general meeting by a shareholder in accordance with the terms of the bye-laws the shareholder must have given timely notice thereof in proper written form to the Secretary of Nabors and satisfied all requirements under applicable rules promulgated by the Securities and Exchange Commission. To be timely for consideration at the annual general meeting, a shareholder’s notice must be received by the Secretary at Nabors’ principal executive offices and its registered office in Bermuda not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual general meeting, provided that in the event that the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, not later than the 10th day following the day on which such notice of the date of the annual general meeting was mailed or public disclosure of the date of the annual general meeting was made, whichever occurs first. In order for a shareholder to nominate directors in connection with an annual general meeting of shareholders, a shareholder’s notice of his intention to make such nominations must be received in proper written form as specified in the bye-laws of Nabors by the Secretary of Nabors within the time limits described above.

Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Nabors’ Shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of common shares. Under the bye-laws, special general meetings may be called at any time by the board of directors or when requisitioned by shareholders pursuant to the provisions of the Bermuda Act. The Bermuda Act currently permits shareholders holding 10% of the shares of a company entitled to vote at general meeting to requisition a special general meeting.

The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any authorized and unissued shares on such terms and conditions as it may determine. For example, the board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the Nabors Shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

COMPARISON OF SHAREHOLDER RIGHTS

Pursuant to the Arrangement, Shareholders will receive shares in the common stock of Nabors, a company incorporated under the Companies Act 1981 of Bermuda (Bermuda Act), and Nabors Maple will acquire all of the issued and outstanding Common Shares. TESCO is a corporation incorporated under the ABCA. Nabors’ corporate affairs are governed by its memorandum of association and bye-laws and by the Bermuda Act.

The following table is a summary of certain provisions of the ABCA and the Bermuda Act, and applicable provisions of the constating documents of TESCO and Nabors, respectively. This summary is not a comprehensive review of the two statutes. Reference should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them. Shareholders should consult their legal or other professional advisors with regard to the implications of the share exchange contemplated under the Arrangement Agreement, which may be of importance to them.

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights
Charter Documents of a Corporation	Under the ABCA, a corporation’s charter documents consist of “articles”, which must include at a minimum and amongst other requirements, the name of the corporation, the classes and maximum number of shares the corporation is authorized to issue, any share transfer restrictions, the number of directors (or the minimum or maximum number of directors) and any restrictions on the business the corporation may carry on, and “by-laws,” which regulate the business or affairs of the corporation. The articles are filed with the Registrar under the ABCA and records containing the articles and the by-laws are maintained at the corporation’s office.

Under the Bermuda Act, the memorandum of association (the memorandum) of every company must state the name of the company; in the case of a company limited by shares that the liability of its members is limited; the objects of the company or that its objects are unrestricted; the secondary name of the company (if any); the names, addresses and nationalities of the persons who subscribe their names to the memorandum and which of them, if any, has Bermudian status; whether the company is to be an exempted company; the company’s maximum landholding powers in relation to land in Bermuda; and the period, if any, fixed for the duration of the company, or the event, if any, on the occurrence of which the company is to be dissolved.

In the case of a company limited by shares the memorandum must also state the amount of share capital with which the company proposes to be registered and the division thereof into shares of a fixed amount; and that the persons who subscribe their names to the memorandum agree to take such number of shares of the company as may be allotted to them, and that they agree to satisfy such calls as may be made on them by the directors, provisional directors or promoters in respect of the shares allotted to them.

Shareholders are referred to as members in the Bermuda Act.

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights
Amendments to the Charter Documents of a Corporation

Under the ABCA, the articles of a corporation may be amended by special resolution being a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted on that resolution or signed by all the shareholders entitled to vote on that resolution.

In certain specified circumstances holders of a class or series of shares are entitled to vote separately as a class or series on a proposal to amend the articles, whether or not such class or series of shares otherwise carry the right to vote.

Under the ABCA, directors may, by resolution, make, amend or repeal by-laws, and are required to submit a by-law or an amendment or a repeal of a by-law to the shareholders at the next shareholder meeting for approval by ordinary resolution being a resolution passed by a majority of the votes cast by shareholders who voted on that resolution or signed by all the shareholders entitled to vote on that resolution.

Under the Bermuda Act, a company may, by resolution passed at a general meeting of members of which due notice has been given, alter the provisions of its memorandum.

The altered memorandum must be filed with the Registrar of Companies (the ROC) and becomes effective when registered by the ROC.

An application may be made to the Court for an alteration to the memorandum of a company to be annulled and where such an application is made the alteration shall not have effect except in so far as it is confirmed by the Court.

Under the Bermuda Act, the administration of every company shall be regulated by bye-laws.

The memorandum is filed with the ROC but the bye-laws are not.

Directors of a company may after its registration amend the bye-laws but any such amendment shall be submitted to a general meeting of the company, and shall become operative only to such extent as they are approved at such meeting.

The Nabors bye-laws provide that such approval must include the holders of a majority of the issued shares entitled to vote.

At any general meeting of a company any question proposed for consideration shall be decided on a simple majority of votes or by such majority as the bye-laws of the company may prescribe.

The Nabors bye-laws provide that, except as otherwise provided in the bye-laws and subject to applicable law, that majority is a majority of shares present in person or by proxy and entitled to vote.

Authorized Share Capital	Under the ABCA shares of a corporation are required to be in registered form and be without nominal or par value.	The Bermuda Act requires shares of a Bermuda company to be issued with par value.

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

The authorized capital of TESCO is an unlimited number of Common Shares, an unlimited number of First Preferred Shares, issuable in series, and an unlimited number of Second Preferred Shares, issuable in series.

As at October 20, 2017, there were 46,756,282 Common Shares, and no First Preferred Shares or Second Preferred Shares outstanding.

The authorized capital of Nabors is 800,000,000 Nabors Shares with a par value of $0.001 per Nabors Share and 25,000,000 Preferred Shares, issuable in one or more classes or series, with a par value of $0.001 per Preferred Share.

As at October 20, 2017, there were (A) 335,540,562 Nabors Shares issued and outstanding, (B) 4,546,545 Nabors Shares subject to issuance upon the vesting or settlement of parent equity awards, 4,420,547 of which are subject to issuance upon the exercise or payment of outstanding parent equity awards which consist of options to purchase or acquire Nabors Shares, and (C) 6,780,966 Nabors Shares available for future issuance under the Nabors employee benefit plans. As at October 20, 2017, no shares of Nabors Preferred Shares were issued and outstanding.

Directors

Under the ABCA a company must have at least one director, and if it is a public company, it must have at least three directors (at least two of whom are not officers or employees of the corporation or its affiliates). The TESCO articles provide that TESCO must have a minimum of three directors and a maximum of nine.

Generally, shareholders of a corporation shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders following the election.

Under the Bermuda Act, the affairs of a company shall be managed by at least one director who shall be a person elected in the first place at the statutory meeting and thereafter elected or appointed by the members at each annual general meeting of the company or in such other manner and for such term as may be provided in the bye-laws.

A maximum number of directors may be determined by the members at a general meeting of the company or in such other manner as may be provided in the bye-laws. Where a maximum number of directors has been determined, a general meeting of a company may authorise the directors of the company to elect or appoint on their behalf a person or persons to act as additional directors up to such maximum.

The Nabors bye-laws provide for a board of not less than five directors and not more than eighteen directors. In addition, only persons who are

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights
nominated in accordance with the Nabors bye-laws are eligible for election as directors.

Director Residency Requirements	Under the ABCA at least 1/4 of the directors of a corporation must be resident Canadians.

Under the Bermuda Act, there is no residency requirement for directors.

However, under the Bermuda Act each exempted company (a company that does not comply with the Bermuda Act requirements of a local company and is stated in its memorandum to be an exempted company) shall have (i) a minimum of one director, other than an alternate director, who is ordinarily resident in Bermuda; or (ii) a secretary that is an individual or a company ordinarily resident in Bermuda; or (iii) a resident representative that is an individual or a company ordinarily resident in Bermuda.

Duty of Care of Directors and Officers	Directors and officers of an ABCA corporation in discharging their duties are required to act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	Officers of a Bermuda company exercising their powers and discharging their duties are required to act honestly and in good faith with a view to the best interests of the company, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Under the Bermuda Act an officer includes a director.

Conflict of Interest of Directors and Officers	Subject to certain specified exceptions, under the ABCA, a director or officer who is (or has a material interest in) a party to a material contract or transaction is required to disclose such interest and, in the case of a director, not vote on any resolution to approve the contract or transaction.	Under the Bermuda Act, a director shall be deemed not to be acting honestly and in good faith if he fails to disclose at the first opportunity, at a meeting of directors or by writing to the directors (i) his interest in any material contract or proposed material contract with the company or any of its subsidiaries; or (ii) his material interest in any person that is a party to a material contract or proposed material contract with the company or any of its subsidiaries.

Director Liability	Under the ABCA, directors of a corporation who vote for or consent to a resolution authorizing the issue of a share for consideration other than	Under the Bermuda Act, an auditor or officer may be liable jointly and severally (to any person for damages arising out of the performance of any

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

money are jointly and severally liable to the corporation to make good any amount by which the consideration received by the corporation is less than the fair equivalent of the money that the corporation would have received if the share had been issued for money on the date of the resolution.

A director is not liable under the foregoing if the director proves that the director did not know and could not reasonably have known that the share was issued for consideration less than the fair equivalent of the money that the corporation would have received if the share been issued for money.

Directors of a corporation who vote for or consent to certain resolutions authorizing payments or distributions contrary to specified provisions of the ABCA are jointly and severally liable to restore to the corporation any amounts so paid and the value of any property so distributed, and not otherwise recovered by the corporation.

function as such auditor or officer as contemplated by the Bermuda Act) only if it is proved that he knowingly engaged in fraud or dishonesty.

In any case other than fraud or dishonesty, the liability of the auditor or officer shall be determined as follows:

(a) the Court shall determine the percentage of responsibility of the plaintiff, of each of the defendants, and of each of the other persons alleged by the parties to have caused or contributed to the loss of the plaintiff. In considering the percentages of responsibility, the Court shall consider both the nature of the conduct of each person and the nature and extent of the causal relationship between the conduct and the loss claimed by the plaintiff;

(b) the liability of the auditor or officer, as the case may be, shall be equal to the total loss suffered by the plaintiff multiplied by the auditor’s or officer’s percentage of responsibility as determined under paragraph (a).

Indemnification of Directors	Under the ABCA, except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding in which the director or officer is made a

Pursuant to the Bermuda Act, a company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof (exemption from liability).

Any provision relating to an exemption from liability in relation to any liability which by virtue of any rule of law would otherwise attach to any officer or person employed as auditor in respect of any fraud or dishonesty of which he may be guilty

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

party by reason of being or having been a director or officer of that corporation or body corporate, if (i) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

Under the ABCA, a corporation may also, with the approval of the Court indemnify a person referred to above in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if the person fulfills the conditions set out in clauses (i) and (ii) above.

A person referred to in paragraph one above is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity (a) was substantially successful on the merits in the person’s defence of the action or proceeding, (b) fulfills the conditions set out in clauses (i) and (ii) above, and (c) is fairly and reasonably entitled to indemnity.

in relation to the company shall be void. The Nabors bye-laws contain a broad indemnity for officers, to the fullest extent permitted by applicable law.

Removal of Directors	Under the ABCA and subject to certain limited exceptions, the shareholders of a corporation may by ordinary resolution at a special	Under the Bermuda Act, subject to its bye-laws the members of a company may at a special general meeting called for that purpose remove a

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

meeting remove any director or directors from office.

If the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

director, provided that notice of such meeting is served on the director concerned not less than fourteen (14) days before the meeting and he shall be entitled to be heard at such meeting.

The Nabors bye-laws provide that such removal may only be for cause, and requires the affirmative vote of a majority of the outstanding shares entitled to vote at the meeting.

Directorship Vacancies

Under the ABCA, subject to the articles or a unanimous shareholder agreement, a quorum of directors may fill a vacancy among the directors, except a vacancy resulting from an increase in the number or minimum number of directors, or from a failure to elect the number or minimum number of directors required by the articles.

If there is not a quorum of directors, or if there has been a failure to elect the number or minimum number of directors required by the articles, the directors then in office shall call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

If the holders of any class or series of shares of a corporation or any other class of persons have an exclusive right to elect one or more directors and a vacancy occurs among those directors, only the remaining directors elected by that class or series may fill the vacancy, except a vacancy resulting from an increase in the number or minimum number of directors for that class or series, or from a failure to elect the number or minimum number of directors for that class or series. If there are no such remaining directors, any holder of shares of that class or series or any member of that other class of persons

Under the Bermuda Act, vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his place or in the absence of any such election by the other directors. Pursuant to the Nabors bye-laws, a resolution at such general meeting to fill the vacancy requires the affirmative vote of a majority of the outstanding shares entitled to vote at the meeting.

As long as a quorum of directors remains in office, unless a company’s bye-laws otherwise provide, a vacancy on the board may be filled by the remaining directors.

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

may call a meeting of those shareholders or those persons for the purpose of filling the vacancy.

Pursuant to the articles of TESCO, the directors may, between annual general meetings, appoint one or more additional directors of TESCO to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual general meeting of TESCO.

Quorum of Directors’ Meetings	Under the ABCA, subject to the articles or by-laws, a majority of the number of directors appointed constitutes a quorum at any meeting of directors.

Under the Bermuda Act, the minimum number of directors a company must have is one.

Any company may in its bye-laws regulate the quorum at meetings of directors. The Nabors’ bye-laws provide that the quorum for board meetings is the greater of two directors and one-third of the total number of directors then in office (except as otherwise provided in the bye-laws or by applicable law).

Registered Office	Under the ABCA, a corporation shall at all times have a registered office in Alberta.	Under the Bermuda Act, a company shall at all times have a registered office in Bermuda.

Corporate Records

Under the ABCA, a corporation shall prepare and maintain its corporate records at its records office.

Unless the directors designate a separate records office, the registered office of a corporation is also its records office.

The Bermuda Act requires certain records to be kept at the registered office of the company including the register of members, the register of directors and officers, minutes of general meetings of members, and minutes of meetings of directors.

Under the Bermuda Act, every company must also keep proper records of account with respect to its business activities at the registered office of the company or at such other place as the directors think fit and such records of account shall at all times be open to inspection by the directors or a resident representative.

Where the records of account are kept at some place outside Bermuda, there shall be kept at the office of the

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

A corporation may keep all or any of its corporate records and accounting records at a place outside Alberta only if (a) the records are available for examination, by means of a computer terminal or other technology, during regular office hours at the registered office or any other place in Alberta designated by the directors, and (b) the corporation provides the technical assistance to facilitate an examination referred to in clause (a).

company in Bermuda such records as will enable the directors or a resident representative to ascertain with reasonable accuracy the financial position of the company at the end of each three-month period, except that where the company is listed on an appointed stock exchange, there shall be kept such records as will enable the directors or a resident representative to ascertain with reasonable accuracy the financial position of the company at the end of each six month period.

Requisition of Shareholders’ Meetings

Under the ABCA the registered holders or beneficial owners of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of the shareholders for the purposes stated in the requisition, but the beneficial owners of shares do not thereby acquire the direct right to vote at the meeting that is the subject of the requisition.

Subject to certain exceptions, if the directors do not call a shareholders’ meeting within 21 days after receiving the requisition, any registered holder or beneficial owner of shares who signed the requisition may call the meeting.

Under the Bermuda Act, the directors of a company, notwithstanding anything in its bye-laws shall, on the requisition of members of the company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the company as at the date of the deposit carrying the right of voting at general meetings of the company, or, in the case of a company not having a share capital, members of the company representing not less than one-tenth of the total voting rights of all the members having at the said date a right to vote at general meetings of the company, forthwith proceed duly to convene a special general meeting of the company.

If the directors do not within twenty-one days from the date of the deposit of the requisition proceed duly to convene a meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from the said date.

Place of Shareholders’ Meetings

Under the ABCA, unless the articles so provide, meetings of shareholders must be held at the place within Alberta provided in the by-laws or, in the absence of such provision, at the place within Alberta that the directors determine.

Under the Bermuda Act, there is no requirement that general meetings be held in Bermuda.

A company may, by resolution of the company in a general meeting, elect to dispense with the holding of annual general meetings.

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

Notwithstanding the above, a meeting of shareholders of a corporation may be held outside Alberta if all the shareholders entitled to vote at that meeting so agree.

The articles of TESCO allow for shareholder meetings to be held at any place within Canada or in the U.S. cities of Houston, Texas or New York, New York.

In any year in which an annual general meeting would be required to be held but for an election as above to dispense with its holding, and in which no general meeting has been held, any member or members of the company may, by notice to the company not later than three months before the end of the year, require the holding of an annual general meeting in that year.

Record Date for Shareholders’ Meetings

For the purpose of determining shareholders entitled to receive notice of or vote at a meeting of shareholders, the directors may fix in advance a date as the record date for that determination of shareholders, but that record date shall not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held.

If no record date is fixed, (a) the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be the close of business on the last business day preceding the day on which the notice is sent, or if no notice is sent, the day on which the meeting is held.

The Bermuda Act does not provide for record dates for meetings of shareholders, but a company’s bye-laws can make provision for such record dates.

Notice of Shareholders’ Meetings	Under the ABCA, notice of the time and place of a meeting of shareholders must be provided not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each director, and to the auditor of the corporation.

Under the Bermuda Act, notwithstanding any provision in the bye-laws at least five days’ notice shall be given of a general meeting of a company, other than an adjourned meeting. The Nabors bye-laws provide that not less than ten days nor more than sixty days’ notice of a general meeting shall be given (unless a different period is required by applicable law).

A general meeting shall, notwithstanding that it is called by shorter notice be deemed to have been duly called if it is so agreed (a) in the case of an annual general meeting, by all the members entitled to attend and vote and (b) in the case of any other

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

general meeting, by a majority of the members having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent in nominal value of the shares giving a right to attend and vote at the meeting, or, in the case of a company not having a share capital, together representing not less than ninety-five per cent of the total voting rights at that meeting of all the members.

Notwithstanding the above Bermuda Act provisions, a reporting issuer in any province of Canada is required to provide at least 21 days’ notice of a shareholders meeting pursuant to NI 54-101.

Quorum for Meetings of Shareholders

Pursuant to the TESCO bylaws, a quorum of shareholders shall be at least two persons present or deemed to be present, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for such a shareholder, and together holding or representing 33 1⁄3% of the outstanding Common Shares of TESCO entitled to vote at the meeting.

If a quorum is present at the opening of a meeting of shareholders, the shareholders present may, unless the by-laws otherwise provide, proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

Under the Bermuda Act, where the bye-laws so provide, a general meeting of the members of a company may be held with only one individual present if the requirement for a quorum is satisfied and, where a company has only one shareholder or only one holder of any class of shares, the shareholder present in person or by proxy constitutes a general meeting. The Nabors bye-laws provide that, except as otherwise required by the bye-laws or applicable law, the quorum for general meetings is the presence in person or by proxy of a majority of the issued and outstanding shares entitled to vote.

Shareholder Proposals	Under the ABCA, a registered holder of shares entitled to vote at an annual meeting of shareholders, or a beneficial holder of shares, may submit to the corporation notice of any matter related to the business or affairs of the corporation that the registered holder or beneficial owner of shares proposes to raise at the meeting (proposal), and discuss at the meeting any matter in respect of which the registered holder or beneficial owner	The Bermuda Act provides that members, as set forth below, may at their own expense (unless the company otherwise resolves), require a company to: (i) give notice to all members entitled to receive notice of the annual general meeting of any resolution that may properly be moved and is intended to be moved at the next annual general meeting; and/or (ii) circulate to all members entitled to receive notice of any general meeting a statement in

ABCA Shareholder Rights	Bermuda Act Shareholder Rights

of shares would have been entitled to submit a proposal.

A corporation that solicits proxies shall set out the proposal in the management information circular or attach the proposal to it.

A corporation is not required to comply with the above if (i) the proposal is not submitted to the corporation at least 90 days before the anniversary of the date of the previous annual meeting of shareholders, (ii) it clearly appears that the proposal has been submitted primarily for the purpose of enforcing a personal claim or redressing a personal grievance against the corporation, its directors, officers or security holders or any of them, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes, (iii) the corporation, at the request of the registered holder or beneficial owner of shares, included a proposal in a management proxy circular relating to a meeting of shareholders held within 2 years preceding the receipt of the request, and the requestor failed to present the proposal, in person or by proxy, at the meeting, (iv) substantially the same proposal was submitted to shareholders in a proxy circular within the last 2 years preceding the receipt of the request and the proposal was defeated, or (v) the right to request a proposal is being abused to secure publicity.

A proposal may include nominations for the election of directors if it is signed by one or more holders of shares representing in aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting at which the proposal is to be presented.

Under the TESCO bylaws, a shareholder proposal is not permitted respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of members necessary for such a requisition is either: (x) any number of members representing not less than 5% of the total voting rights of all members entitled to vote at the meeting to which the requisition relates; or (y) not less than 100 members.

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights
with respect to a special meeting and a shareholder proposing business to be brought before an annual meeting, including with respect to the nomination of any person for election to the Board, must comply with certain form requirements set out in the TESCO bylaws.

Certain Voting Requirements

Under the ABCA, certain extraordinary corporate actions, such as amalgamations, continuances, reorganizations, dissolution or liquidations (winding-ups), arrangements, the sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business, require approval by special resolution of the shareholders.

In addition, certain fundamental changes, such as amendment of the corporation’s articles, require approval by special resolution of the shareholders.

In certain instances, where the rights of the holders of a class or series of shares are affected by the alteration differently than those of the holders of other classes or series of shares, the alteration is also subject to approval by a special resolution passed by the holders of shares of each class or series so affected, whether or not they are otherwise entitled to vote.

Under the Bermuda Act, certain corporate actions require shareholder approval. These actions include the following.

Each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote. Unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and any holder of shares present in person or by proxy may demand a poll.

If a majority in number representing three-fourths in value of the members or class of members, as the case may be, present and voting either in person or by proxy at a court ordered meeting, agree to any compromise or arrangement, the compromise or arrangement shall if sanctioned by the Court, be binding on all the members or class of members, as the case may be, and also on the company or, in the case of a company in the course of being wound up, on the liquidator and contributories of the company.

Any amendment of a company’s bye-laws must be approved by a company’s members. In addition, other than certain alterations relating to a company’s capital, alterations of

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights
its memorandum must be approved or authorised by its members in a general meeting. Certain alterations, such as dividing shares into classes, providing for non-voting shares and consolidating or subdividing shares can be authorised either by a general meeting or by the company’s bye-laws.

Rights of Dissent and Appraisal

Under the ABCA, subject to specified exceptions, a holder of shares of any class of a corporation may dissent if the corporation resolves to:

a)      amend its articles to add, change or remove restrictions or constraining the issue or transfer of shares of that class;

b)      amend its articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on;

c)      amend its articles to add or remove an express statement establishing the unlimited liability of the shareholders;

d)      amalgamate with another corporation (in specified instances);

e)      be continued under the laws of another jurisdiction; or

f)      sell, lease or exchange all or substantially all its property.

Under the Bermuda Act, rights of dissent and/or appraisal are available where the company:

a)      resolves to alter its memorandum;

b)      is the subject of one of the transactions described under the subheading “Compulsory Acquisition” below;

c)      resolves to amalgamate or merge;

d)      seeks to vary the rights of a class of shares; and

e)      resolves to confer power on a liquidator to receive shares or like interests as consideration for sale of the whole or part of the business or property of the company.

Compulsory Acquisition	Under the ABCA, if within the time limited in a take-over bid for its acceptance or within 120 days after the date of a take-over bid, whichever period is shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares to which the take-over bid relates, other than shares of that class held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with the relevant

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

a)      By a procedure under the Bermuda Act known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of shares, representing in the aggregate a majority in number and at least 75% in value of the shareholders present and

ABCA Shareholder Rights	Bermuda Act Shareholder Rights

provisions of the ABCA, to acquire the shares of that class held by dissenting offerees.

An offeror may acquire shares held by a dissenting offeree by sending by registered mail within 60 days after the date of termination of the take-over bid and in any event within 180 days after the date of the take-over bid, an offeror’s notice to each dissenting offeree stating that (a) the offerees holding not less than 90% of the shares to which the bid relates have accepted the take-over bid, (b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid, and (c) a dissenting offeree is required to elect to transfer the offeree’s shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or to demand payment of the fair value of the offeree’s shares by notifying the offeror within 20 days after the offeree receives the offeror’s notice.

voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the ROC in Bermuda, all holders of shares could be compelled to sell their shares under the terms of the scheme or arrangement.

b)      If the acquiring party is a company it may compulsorily acquire all the shares of a target company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within the two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

c)      Where one or more parties holds not less than 95% of the shares or

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares being acquired.

Oppression Remedies

Under the ABCA a “complainant” may apply to the Court for an order to rectify matters relating to oppression or unfairness.

A complainant means (i) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates, (ii) a director or an officer or a former director or officer of a corporation or of any of its affiliates, (iii) a creditor or (iv) any other person who, in the discretion of the Court, is a proper person to make such an application.

If, on an application, the Court is satisfied that in respect of a corporation or any of its affiliates:

a)      any act or omission of a corporation or its affiliates effects a result;

b)      the business or affairs of a corporation or its affiliates are or have been carried on or conducted in a manner; or

c)      the powers of the directors of the corporation or any of its affiliates

Any member of a company who complains that the affairs of the company are being conducted or have been conducted in a manner oppressive or prejudicial to the interests of some part of the members including such member, may make an application to court.

On such an application, the court may make such order as it sees fit, including an order for the purchase of the shares of any shareholder by other shareholders or by the company.

	ABCA Shareholder Rights	Bermuda Act Shareholder Rights

are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of any security holder, creditor, director or officer, the Court may make an order to rectify the matters complained of.

Shareholder Derivative Actions

Under the ABCA a complainant may apply to the Court for permission to bring an action in the name and on behalf of the corporation or any of its subsidiaries, or intervene in an action to which a corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or subsidiary (Derivative Action).

No permission may be granted unless the Court is satisfied that (a) the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the Court to bring a Derivative Action, if the directors of the corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action (Reasonable Notice), (b) the complainant is acting in good faith, and (c) it appears to be in the interests of the corporation or its subsidiary that the action to be brought, persecuted or discontinued.

When all the directors of the corporation or its subsidiary have been named as defendants, Reasonable Notice is not required.

Class actions and derivative actions are generally not available to shareholders under the Bermuda Act. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of the company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

PROPOSAL ONE—APPROVAL OF THE ARRANGEMENT RESOLUTION

TESCO, Nabors and Nabors Maple have agreed to the Arrangement, pursuant to which Nabors Maple will acquire all of the issued and outstanding Common Shares. Details of the Arrangement have been summarized in the sections captioned “The Arrangement”, “The Arrangement Agreement” and “Interests of Directors and Executive Officers in the Arrangement” on pages 32, 68 and 77, respectively, of this proxy statement. The board of directors of TESCO encourages you to carefully review these sections as well as the Arrangement Agreement attached as Annex C to this proxy statement.

We are asking our Securityholders to consider, pursuant to an the Interim Order, and if deemed advisable, to pass the Arrangement Resolution, the full text of which is set forth in Annex B to this proxy statement, approving the Arrangement pursuant to Section 2.3 of the Arrangement Agreement and made pursuant to Section 193(4) of the ABCA. Accordingly, the board of directors of TESCO unanimously recommends that Securityholders approve the Arrangement Resolution set forth in Annex B of this proxy statement.

This proposal must be approved by an affirmative approval of not less than two-thirds of the votes cast by the Securityholders present in person or represented by proxy at the Special Meeting and voting together as a single class.

The Board unanimously recommends that the Securityholders vote FOR the Arrangement Resolution.

PROPOSAL TWO—NON-BINDING ADVISORY PROPOSAL REGARDING EXECUTIVE COMPENSATION RELATED TO THE ARRANGEMENT

Section 14A of the U.S. Exchange Act, and applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, require that TESCO provide Shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation to TESCO’s named executive officers that is based on or otherwise relates to the Arrangement.

The compensation that TESCO’s named executive officers may be entitled to receive from TESCO that is based on or otherwise relates to the Arrangement is summarized in the section captioned “Interests of Directors and Executive Officers in the Arrangement” beginning on page 77 of this proxy statement and in the “Golden Parachute Compensation” table and accompanying footnotes beginning of page 78 of this proxy statement. The board of directors of TESCO encourages you to carefully review the “golden parachute” compensation disclosed in this proxy statement, including in the table referenced above.

Pursuant to Section 14A of the Securities Exchange Act, we are asking our Shareholders to consider, solely on a non-binding, advisory basis, the agreements or understandings between TESCO’s named executive officers and TESCO and the related compensation that will or may be paid to its named executive officers in connection with the Arrangement. Accordingly, the board of directors of TESCO recommends that Shareholders approve the following resolution:

“RESOLVED, that the shareholders of TESCO hereby approve, on a non-binding, advisory basis, the compensation that will or may become payable to TESCO’s named executive officers that is based on or otherwise relates to the Arrangement as disclosed pursuant to Item 402(t) of Regulation S-K in the “Golden Parachute Compensation” table and the disclosures set forth in the section of the proxy statement entitled “Interests of Directors and Executive Officers in the Arrangement.”

This proposal must be approved by a majority of the votes cast by the Shareholders present in person or represented by proxy at the Special Meeting.

The vote on “golden parachute” compensation is a vote separate and apart from the Securityholder vote to approve the Arrangement Resolution and is not a condition to completion of the Arrangement. Accordingly, you may vote to approve the Arrangement Resolution and vote not to approve the “golden parachute” compensation proposal and vice versa. This proposal is merely a non-binding, advisory vote and will not be binding on TESCO, the Board, Nabors or the Nabors Board, regardless of whether the Arrangement Resolution is approved. Further, the underlying compensation agreements and understandings are contractual in nature and not by their terms subject to Shareholder approval. As a result, regardless of the outcome of the non-binding, advisory vote, if the Arrangement is completed, TESCO’s named executive officers will be eligible to receive the related compensation payments and benefits in accordance with the terms and conditions applicable to those payments and benefits.

The Board unanimously recommends that the Shareholders vote FOR the approval, on a non-binding, advisory basis of Arrangement-related compensation for TESCO’s named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our Common Shares and other equity securities as of October 20, 2017, by (i) the persons known to us to be the beneficial owners of five percent or more of our Common Shares, (ii) each of our current directors, (iii) each of our current named executive officers, and (iv) all of the aforementioned directors and NEOs together with our other executive officers (Messrs. Greening, McNiven, Mawford and Kelly) as a group.

To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of our voting securities. Under the Board’s Minimum Equity Ownership Policy, our directors and certain executive officers are required to own Common Shares in order to align their interests with those of other Shareholders. Ownership of Common Shares ties a portion of their net worth to TESCO’s share price and provides a continuing incentive for them to work toward superior long-term stock performance. The address for all of our directors and officers is c/o Tesco Corporation 11330 Clay Road, Suite 350, Houston, Texas, 77041 United States of America. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Percentages calculated are based on Common Shares issued and outstanding at October 20, 2017 of 46,756,282 and of all Securities of 48,764,531.

Name	No. of Common Shares Beneficially Owned		Percent of Common Shares(1)	Percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1)
Beneficial Owners of More than 5%
Blackrock, Inc. 55 East 52nd Street New York, NY 10022	5,521,293	(2)	11.8%	11.3%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	5,441,770	(3)	11.6%	11.2%
FMR LLC 245 Summer Street Boston, MA 02210	4,611,956	(4)	9.9%	9.5%
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,070,177	(5)	8.7%	8.3%
Wellington Management Group LLP 2880 Congress Street Boston, MA 02210	3,174,247	(6)	6.79%	6.5%
Dos Mil Doscientos Uno, S.L. Ronda Universitat, 31 1-1 08007 Barcelona, Spain	3,060,000	(7)	6.5%	6.3%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,623,914	(8)	5.6%	5.4%
Balyasny Asset Management LLC 181 W. Madison Street, Suite 3600 Chicago, IL 60602	2,495,043	(9)	5.3%	5.1%

Name	No. of Common Shares Beneficially Owned		Percent of Common Shares	Percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1)
Directors
Michael W. Sutherlin	91,533	(10)	*	*	(10)
Fernando R. Assing	409,873	(11)	*	1.7	%(11)
John P. Dielwart	27,780	(12)	*	*	(12)
R. Vance Milligan, Q.C., ICD.D	70,798	(13)	*	*	(13)
Douglas R. Ramsay	5,266	(14)	*	*	(14)
Rose M. Robeson	13,599	(15)	*	*	(15)
Elijio V. Serrano	30,601	(16)	*	*	(16)

Named Executive Officers
Christopher L. Boone	112,404	(17)	*	*	(17)
John T. Gatlin	10,000	(18)	*	*	(18)
Michael J. Niedermaier	40,674	(19)	*	*	(19)
Michael E. Irausquin†	3,416	(20)	*	*	(20)
Thomas B Sloan, Jr.†	19,907	(21)	*	*	(21)
All directors and executive officers as a group (16 persons)	952,633		2.03%	3.7%

(1)	Percentages are based on 46,756,282 Common Shares issued and outstanding at October 20, 2017. For purposes of computing the percentage of outstanding Common Shares held by any individual listed in this table, any Common Shares that such person has the right to acquire pursuant to the exercise of a stock option and the settlement of RSUs that are exercisable or will vest within 60 days of October 20, 2017 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The symbol (*) denotes less than one percent (1%). The symbol (†) denotes officers or directors who are no longer serving as directors of officers of TESCO. Pursuant to the Plan of Arrangement, each Option and RSU that is outstanding immediately prior to the Effective Time will be settled in cash and not in Common Shares. See “The Arrangement—Treatment of Options and RSUs” for details.
(2)	As reported on Schedule 13G/A as filed on January 17, 2017 with the SEC by Blackrock Inc.
(3)	As reported on Schedule 13G/A as filed on February 7, 2017 with the SEC by T. Rowe Price Associates Inc.
(4)	As reported on Schedule 13G/A as filed on September 11, 2017 with the SEC by FMR LLC.
(5)	As reported on Schedule 13G/A filed on February 10, 2017 with the SEC by The Vanguard Group Inc.
(6)	As reported on Schedule 13G/A as filed on October 10, 2017 with the SEC by Wellington Management Group LLP.
(7)	As reported on Schedule 13G/A as filed on February 9, 2017 with the SEC by Dimensional Fund Advisors LP.
(8)	As reported on Schedule 13G filed on February 1, 2017 with the SEC by Dos Mil Doscientos Uno, S.L.
(9)	As reported on Schedule 13G as filed on February 14, 2017 with the SEC by Balyasny Asset Management LLC.
(10)	Sutherlin. (i) Includes, for the purposes of the numbers of Common Shares Beneficially Owned referenced above, 52,500 Common Shares and 39,033 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above, 52,500 Common Shares, 22,900 Options and 35,500 RSUs.
(11)	Assing. Mr. Assing is also an NEO. (i) Includes, for the purposes of the numbers of Common Shares Beneficially Owned referenced above, 117,640 Common Shares and 292,233 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above, 117,640 Common Shares, 290,100 Options and 409,900 RSUs.

(12)	Dielwart. (i) Includes, for the purposes of the numbers of Common Shares Beneficially Owned referenced above, 9,513 Common Shares and 18,267 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above, 9,513 Common Shares, 6,000 Options and 26,968 RSUs.
(13)	Milligan. (i) Includes, for the purposes of the numbers of Common Shares Beneficially Owned referenced above, 37,831 Common Shares and 32,967 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above, 37,831 Common Shares, 27,500 Options and 26,968 RSUs.
(14)	Ramsay. (i) Includes, for the purposes of the number of Common Shares Beneficially Owned referenced above, 5,266 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) Includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above, 15,800 RSUs.
(15)	Robeson. (i) Includes, for the purposes of the numbers of Common Shares Beneficially Owned referenced above, 4,166 Common Shares and 9,433 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above, 4,166 Common Shares and 24,134 RSUs.
(16)	Serrano. (i) Includes, for the purposes of the numbers of Common Shares Beneficially Owned referenced above, 12,334 Common Shares and 18,267 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above, 12,334 Common Shares, 6,000 Options and 26,968 RSUs.
(17)	Boone. (i) Includes, for the purposes of the numbers of Common Shares Beneficially Owned referenced above, 23,704 Common Shares and 88,700 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above, 23,704 Common Shares, 76,000 Options and 128,968 RSUs.
(18)	Gatlin. (i) Includes, for the purposes of the number of Common Shares Beneficially Owned referenced above, 10,000 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) Includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above 60,000 RSUs.
(19)	Niedermaier. (i) Includes, for the purposes of the numbers of Common Shares Beneficially Owned referenced above, 11,574 Common Shares and 29,100 Common Shares issuable upon exercise of stock options and RSUs that are exercisable or will vest within 60 days of October 20, 2017; (ii) includes, for purposes of the percent of Securities Entitled to Vote on the Arrangement Resolution (Proposal 1) above, 11,574 Common Shares, 23,800 Options and 42,701 RSUs.
(20)	Irausquin. This is an estimate of the former named executive officer’s holdings, based solely on his publicly filed documentation.
(21)	Sloan. This is an estimate of the former named executive officer’s holdings, based solely on his publicly filed documentation.

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) “voting power,” which includes the power to vote, or to direct the voting of, any class of our voting securities; and/or (b) “investment power,” which includes the power to dispose, or to direct the disposition of, any class of our voting securities.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditor of Nabors is PricewaterhouseCoopers LLP (PwC). PwC will continue to serve as Nabors’ auditor following the Arrangement.

The auditor of TESCO is Ernst & Young LLP.

A register of holders of the common shares of Nabors is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by Computershare Trust Company, N.A., which serves as branch registrar and transfer agent at its principal office and place of business at 250 Royall Street, Canton, Massachusetts, 02021. Computershare Trust Company, N.A. will continue to serve as the branch registrar and transfer agent for the Nabors Shares following the Arrangement.

Shareholders should contact the transfer agent of TESCO, at the phone number or address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their stock accounts.

Computershare Investor Services Inc.

Attn: Shareholders

Correspondence Department

100 University Avenue, 8th Floor

Toronto, Ontario M5J2Y1

Canada

Telephone: 1-800-564-6253

INTERESTS OF EXPERTS

The following persons or companies have prepared certain sections of this proxy statement and/or Annexes attached hereto as described below, or are named as having prepared or certified a report, statement or opinion in or incorporated by reference in this proxy statement.

Name of Expert	Nature of Relationship
J.P. Morgan Securities LLC	Authors responsible for the preparation of the Fairness Opinion

To the knowledge of TESCO, J.P. Morgan Securities LLC, its directors, officers, employees, associates and affiliates beneficially own, directly or indirectly, less than one percent (1%) of the securities of TESCO or any of its associates or affiliates, have not and will not receive any direct or indirect interest in the property of TESCO or any of its associates or affiliates, and are not expected to be elected, appointed or employed as a director, officer or employee of TESCO or any associate or affiliate thereof.

FUTURE SHAREHOLDER PROPOSALS

If the Arrangement Resolution is approved and the Arrangement is completed, TESCO will become an indirect, wholly-owned subsidiary of Nabors and, consequently, will not hold an annual meeting of shareholders in 2018. If the Arrangement Resolution is not approved or the Arrangement is not completed for any reason, TESCO intends to hold an annual meeting of shareholders in 2018 (such meeting, as applicable, our 2018 Annual Meeting).

To be eligible for inclusion in the proxy statement for our 2018 Annual Meeting, shareholder proposals must be received by our Corporate Secretary no later than the close of business on December 1, 2017. Proposals should be sent to the Board of Directors, c/o Corporate Secretary, Tesco Corporation at our principal executive offices located at 11330 Clay Road, Suite 350, Houston, Texas, 77041 United States of America.

Under our bylaws, written notice of shareholder nominations to the Board of Directors and any other business proposed by a shareholder that is not to be included in the proxy statement must be delivered to TESCO’s Secretary not less than 60 nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2018 Annual Meeting must deliver a written notice (containing the information specified in our bylaws regarding the shareholder and the proposed action) to TESCO’s Secretary between February 15, 2018 and March 17, 2018. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. A shareholder seeking to nominate a director for election at a special meeting of shareholders where the election of directors is properly on the agenda must give advance written notice to TESCO not earlier than the close of business on the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of: (1) the sixtieth (60th) day prior to such special meeting; or (2) the tenth (10th) day following the day on which TESCO first publicly announces the date of such special meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the U.S. Exchange Act, only one copy of this proxy statement is being delivered to Securityholders residing at the same address, unless such Securityholders have notified TESCO of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If you have consented to “householding” but wish to receive separate annual reports and proxy statements in the future, notify TESCO’s Investor Relations by phone at 1-877-TESCO-77 or 1-713-359-7295, by e-mail at investor@tescocorp.com or by mail at Tesco Corporation, ATTN: Investor Relations, 1330 Clay Road, Suite 350, Houston, Texas, 77041 United States of America. You will be removed from the “householding” program within 30 days after TESCO receives your notice. If your household received a single mailing of this proxy statement and you would like to receive additional copies, TESCO’s Investor Relations can promptly handle that request for you as well. We will deliver promptly, upon written or oral request, additional copies of the proxy statement to a Securityholder at a shared address to which a single copy of the documents were delivered. Alternatively, if you are receiving multiple copies and wish to receive only single copies in the future, TESCO’s Investor Relations at the above addresses and numbers can assist you with that as well.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

TESCO and Nabors each file annual, quarterly, and special reports, proxy statements, and other information with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. TESCO also files annual, quarterly, and special reports, proxy statements, and other information with Canadian securities regulatory authorities on SEDAR at www.sedar.com. You may read and copy any reports, statements, or other information that we or Nabors files at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our public filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov (which contains reports, proxy and information statements, and other information, regarding issuers that file electronically with the SEC), as well as at www.sedar.com. We make available on or through our website at www.tescocorp.com and Nabors makes available through its website at www.nabors.com free of charge, their respective annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of their respective board of directors, their respective codes of conduct and other company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to us at our corporate headquarters.

Incorporation of Certain Documents by Reference

The SEC allows TESCO and Nabors to “incorporate by reference” information into this proxy statement. This means that TESCO and Nabors can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. For Canadian law purposes, there are no documents incorporated by reference into this proxy statement.

This proxy statement incorporates by reference the documents listed below that TESCO and Nabors have previously filed with the SEC, some of which are also attached as annexes to this proxy statement. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this proxy statement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

TESCO Filings with the SEC (File No. 001-34090)	Period and/or Filing Date
Annual Report on Form 10-K	Fiscal year ended 2016 (filed March 3, 2017)
Definitive proxy statements on Form DEF 14A	Filed on March 27, 2017
Quarterly Report on Form 10-Q	First Quarter of 2017 (filed May 9, 2017)
Quarterly Report on Form 10-Q	Second Quarter of 2017 (filed August 8, 2017)
Current Report on Form 8-K*	Filed January 31, 2017; May 22, 2017; July 10, 2017; August 14, 2017*; August 21, 2017; and September 19, 2017.
Nabors Filings with the SEC (File No. 001-32657)	Period and/or Filing Date
Annual Report on Form 10-K	Fiscal year ended 2016 (filed February 28, 2017)
Definitive proxy statements on Form DEF 14A	Filed on April 27, 2017
Quarterly Report on Form 10-Q	First Quarter of 2017 (filed April 28, 2017)
Quarterly Report on Form 10-Q	Second Quarter of 2017 (filed August 3, 2017)
Current Report on Form 8-K*	January 11, 2017; January 13, 2017; February 17, 2017; February 23, 2017*; March 6, 2017; May 4, 2017; June 9, 2017*; and August 16, 2017.

*	Other than the portions of those documents not deemed to be filed (such as any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the U.S. Exchange Act).

In accordance with SEC rules, all documents filed by TESCO and Nabors under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act from the date of this proxy statement to the completion of the Special Meeting will also be deemed to be incorporated by reference into this proxy statement other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the U.S. Exchange Act), and proxy statements.

TESCO and Nabors also incorporate by reference the Arrangement Agreement attached to this proxy statement as Annex C.

Nabors has supplied all information contained in this proxy statement relating to Nabors, and TESCO has supplied all information contained in or incorporated by reference into this proxy statement relating to TESCO.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You may also obtain copies of any document incorporated in this proxy statement, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the SEC through the SEC’s website at http://www.sec.gov. Securityholders and Nabors shareholders may request a copy of such documents by contacting:

Tesco Corporation 11330 Clay Road, Suite 350 Houston, Texas 77041 Attention: Investor Relations Telephone: 1-713-359-7000	Nabors Industries, Ltd. Crown House Second Floor 4 Par-la-Ville Road Hamilton, HM08 Bermuda Attention: Investor Relations Telephone: 1-441-292-1510

In addition, you may obtain copies of any document incorporated in this proxy statement, without charge, by visiting the websites maintained by TESCO and Nabors at http://www.tescocorp.com and http://www.Nabors.com, respectively.

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

TESCO and Nabors have not authorized anyone to give any information or make any representation about the Arrangement, the Special Meeting or TESCO and Nabors that is different from, or in addition to, that contained in this proxy statement or in any of the materials that TESCO and Nabors have included or incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement is accurate only as of the date of this proxy statement unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement to Securityholders nor the issuance of Nabors Shares in the Arrangement should create any implication to the contrary.

Electronic Availability of Proxy Statement

We will be providing mailed copies of the proxy materials, which include instructions on how to access this proxy statement electronically and how to vote online, to Registered Securityholders and Beneficial Shareholders. Additionally, we are making this proxy statement available to shareholders electronically via the Internet on TESCO’s webpage at the website at www.investorvote.com.

Proxy Solicitation Costs

Solicitation of proxies is expected to commence on or about October 31, 2017. TESCO will bear the cost of the solicitation. In addition to solicitation by mail, certain of the directors, officers, and regular employees of TESCO may, without extra compensation, solicit proxies by telephone, facsimile, electronic, written communication, and personal interview. We also have hired Alliance Advisors LLC to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Alliance Advisors LLC a base fee of $20,000 plus customary costs and expenses for these services. The Company will make arrangements with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and TESCO will reimburse them for postage and clerical expenses.

You should rely only on the information contained in this proxy statement to vote on each of the proposals set forth in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated October 25, 2017. You should not assume that the information contained in this proxy statement is accurate as of any later date.

By order of the Board of Directors,

/s/ Christopher L. Boone

Christopher L. Boone

Senior Vice President and Chief Financial Officer

October 25, 2017

ANNEX A

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this proxy statement, including the Summary Information section hereof:

2018 Annual Meeting means an annual meeting of shareholders in 2018 that TESCO intends to hold if the Arrangement Resolution is not approved or the Arrangement is not completed for any reason;

5% Transferee Shareholders means U.S. Holders of Common Shares that will own (directly, indirectly or constructively) 5% or more of either the total voting power or the total value of the shares of Nabors immediately after the Arrangement;

ABCA means the Business Corporations Act (Alberta);

Acquisition Proposal means any inquiry regarding, or any proposal or offer relating to, any transaction (other than any transaction permitted or contemplated by the Arrangement Agreement) to effect (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TESCO or any of its subsidiaries whose assets, taken together, constitute 15% or more of the consolidated assets (including stock of its subsidiaries) of TESCO and its subsidiaries, taken as a whole, based on fair market value, (B) any direct or indirect sale of, or tender or exchange offer for, TESCO’s voting securities, in one or a series of related transactions, that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 15% or more of TESCO’s total voting power (or of the surviving parent entity in such transaction) or (C) any direct or indirect sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, in one or a series of related transactions, of assets or businesses of TESCO or its subsidiaries constituting 15% or more of the consolidated assets or revenues of TESCO and its subsidiaries, taken as a whole (other than a proposal or offer made by Nabors or an affiliate thereof);

Arrangement means the proposed plan of arrangement under section 193 of the ABCA involving the acquisition by Nabors Maple of all of the issued and outstanding Common Shares of TESCO, a copy of which is attached as Annex D to this proxy statement;

Arrangement Agreement means the Arrangement Agreement dated August 13, 2017, as it may be amended from time to time, by and among TESCO, Nabors and Nabors Maple, a copy of which is attached as Annex C to this proxy statement;

Arrangement Resolution means the form of arrangement resolution, a copy of which is attached as Annex B to this proxy statement;

Beneficial Owner means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) “voting power,” which includes the power to vote, or to direct the voting of, any class of our voting securities; and/or (b) “investment power,” which includes the power to dispose, or to direct the disposition of, any class of our voting securities;

Beneficial Shareholder means a Shareholder whose Common Shares are not registered in the Shareholder’s name but in the name of an intermediary (typically a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates);

Bermuda Act means the Bermuda Companies Act 1981;

Board means the board of directors of TESCO as the same is constituted from time to time;

Change of Control means (a) a change in ownership that occurs when one person or a group (as determined for the purposes of Internal Revenue Code Section 409A) acquires stock that, combined with stock previously owned, controls more than 50% of the value or voting power of the stock of TESCO (incremental increases in ownership by a person or group that already owns fifty percent (50%) of TESCO do not result in a change in ownership); (b) a change in effective control that occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing more than 50% of the voting power of TESCO, or (y) the majority of the Board is replaced by persons whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or (c) a change in ownership of a substantial portion of the assets that occurs on the date that a person or a group acquires, during any 12-month period, assets of TESCO having a total gross fair market value equal to more than 50% of the total gross fair market value of all of TESCO’s assets; provided, however, that there is no change in control event under this subsection when there is a transfer to: (w) a Shareholder (immediately before the asset transfer) in exchange for or with respect to its stock; (x) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by TESCO immediately after the asset transfer; (y) a person, or more than one person acting as a group, that owns immediately after the asset transfer, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of TESCO; or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in item (y) within the meaning of Internal Revenue Code Section 409A. For the purposes of this paragraph, “gross fair market value” shall have the meaning as provided in Section 409A;

Code means the U.S. Internal Revenue Code of 1986, as amended;

Collateral Benefit has the meaning set forth in MI 61-101;

Commissioner means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or his designee;

Company means Tesco Corporation;

Company Change in Recommendation has the meaning set forth in Section 7.2(d) of the Arrangement Agreement;

Company Stock Incentive Plans means, collectively, the Amended and Restated Company 2005 Incentive Plan, the Company 2017 Long-Term Incentive Plan and the Company Employee Stock Savings Plan;

Competition Act means the Competition Act (Canada);

Competition Act Approval means either: (a) the receipt of an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the transactions contemplated by the Arrangement Agreement; or (b) both of (i) the expiry, waiver or termination of any applicable waiting periods under Part IX of the Competition Act and (ii) written confirmation shall have been received from the Commissioner that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by the Arrangement Agreement;

Competition Tribunal means the Competition Tribunal established under Subsection 3(1) of the Competition Tribunal Act (Canada);

Common Shares means the common shares, without par value, of TESCO;

Company Termination Fee means a termination fee in the amount of $8,000,000 that TESCO shall pay Nabors if a Company Termination Fee Event occurs;

Company Termination Fee Event means for the purposes of the Arrangement Agreement, the termination of the Arrangement Agreement:

(a)	by Nabors as a result of a Company Change in Recommendation or TESCO breaching its covenants under Section 5.3 of the Arrangement Agreement (non-solicitation covenants);

(b)	by TESCO in order to enter into a binding written agreement for a Superior Proposal;

(c)	by either Party if (i) the Requisite Approval was not obtained and (ii) at any time after the date of the Arrangement Agreement and at or before the date of the Special Meeting, an Acquisition Proposal shall have been made or publicly announced or communicated to the Board and still be pending at the time the Arrangement Agreement is terminated or have been withdrawn less than 10 days prior to the date of such termination and (iii) within 12 months of the date of such termination, TESCO or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Acquisition Proposal (provided that, for purposes of this termination provision, any reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”); and

(d)	by either Party if (i) the Arrangement has not been completed by the Outside Date or by Nabors if TESCO breaches any of its covenants, representations or warranties under the Arrangement Agreement and (ii) at any time after the date of the Arrangement Agreement and before such termination an Acquisition Proposal shall have been publicly announced and still be pending at the time of such termination or have been withdrawn less than 10 days prior to the date of such termination and (iii) within 12 months of the date of such termination, TESCO or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Acquisition Proposal (provided that, for purposes of this termination provision, any reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”);

Control Distribution has the meaning set forth in NI 45-102;

Court means the Court of Queen’s Bench of Alberta;

Dissent Rights means the rights of dissent with respect to Common Shares held by registered Shareholders pursuant to Section 191 of the ABCA, as modified by Plan of Arrangement and the Interim Order;

Dissent Shares means Common Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

Dissenting Resident Holder means a Resident Holder who validly exercises dissent rights in respect of the Arrangement and is entitled to be paid the fair value of their Common Shares by Nabors Maple;

Dissenting Shareholder means a registered Shareholder who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Common Shares in respect of which Dissent Rights are validly exercised by such Shareholder;

Effective Date means the date shown on the filed Articles of Arrangement, giving effect to the Arrangement;

Effective Time means the time on the Effective Date that the Arrangement will be deemed to have been completed, which shall be 12:01 a.m. (Calgary time) on the Effective Date or such other time as agreed to by Nabors, Nabors Maple and TESCO in writing;

Event means any event, occurrence, state of facts, circumstance, condition, effect or change;

Fairness Opinion means the oral opinion of J.P. Morgan delivered to the Board, which was confirmed by delivery of a written opinion dated August 13, 2017, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to TESCO’s Shareholders in the proposed Arrangement was fair, from a financial point of view, to such holders, as more fully described in the section titled “Opinion of TESCO’s Financial Advisor”;

Final Order means the final order of the Court approving the Arrangement;

Gain Recognition Agreement has the meaning set forth in the Treasury regulations promulgated under Section 367(a) of the Code;

Gross Fair Market Value has the meaning set forth in Section 409A of the Code;

Holder means a beneficial owner of Common Shares who disposes of Common Shares for Nabors Shares pursuant to the Arrangement and who for purposes of the Tax Act and at all relevant times (i) deals at arm’s length with TESCO; (ii) is not affiliated with TESCO; and (iii) holds Common Shares, and will hold any Nabors Shares received under the Arrangement, as capital property;

Householding means rules adopted by the SEC that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders;

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

Interim Order means the interim order of the Court contemplated by Section 2.3 of the Arrangement Agreement and made pursuant to Section 193(4) of the ABCA, in a form acceptable to Nabors and TESCO, each acting reasonably, providing for, among other things, the calling and holding of the Special Meeting, as the same may be amended by the Court with the consent of Nabors and TESCO, each acting reasonably;

Investment Power means the power to dispose, or to direct the disposition of, any class of our voting securities;

IRS means the United States Internal Revenue Service;

J.P. Morgan means J.P. Morgan Securities LLC;

Law or Laws means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, by-law, ordinance, principle of law and equity, rule, injunction, determination, award, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity (including, for greater certainty, the Securities Laws), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are binding upon or applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

Market Value means 0.68 multiplied by the closing price of one common share of Nabors on the NYSE on the last trading day prior to the effective date of the Arrangement;

Material Adverse Effect means, with respect to TESCO, on the one hand, or Nabors, on the other hand, any Event that is material and adverse to the financial condition, businesses or results of operations of TESCO and its

Subsidiaries taken as a whole (with respect to TESCO) or Nabors and its Subsidiaries taken as a whole (with respect to the Nabors), excluding any effect resulting from: (a) changes in the securities, credit or financial markets in the United States or elsewhere; (b) changes or events, affecting the industries in which it or they operate generally, including changes in market prices; (c) any change in applicable law, including any sanctions brought against any country by any other country or the interpretation thereof or the generally accepted accounting principles applicable to TESCO or Nabors, or the interpretation thereof; (d) any weather related or other force majeure event, including any outbreak of major hostilities in which the United States or Canada is involved or any act of terrorism within the United States or Canada or directed against their facilities or citizens wherever located; (e) any failure, in and of itself, to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (however, the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); (f) changes in the trading prices or trading volume of capital stock or debt instruments (however, the facts or occurrences giving rise to or contributing to such change in trading prices or trading volume may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); or (g) changes or events occurring as a result of the announcement of the Arrangement Agreement and the transactions contemplated thereby, or any actions expressly required to be taken by the Arrangement Agreement or consented to in writing by Nabors (with respect to TESCO) or TESCO (with respect to the Nabors);

MI 61-101 means Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions;

Nabors Board means the board of directors of Nabors, as the same is constituted from time to time;

Nabors Maple means Nabors Maple Acquisition Ltd;

Nabors Shares means Nabors’ authorized capital stock of 800,000,000 shares of common stock, par value $0.001;

NASDAQ means the NASDAQ Stock Market;

Non-Resident Holder means a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty convention, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, the Common Shares or Nabors Shares received under the Arrangement in a business carried on in Canada;

NYSE means the New York Stock Exchange;

Option means each option to acquire Common Shares granted under any of TESCO’s Stock Incentive Plans or otherwise;

Option Consideration means an amount, if any, in cash per share, less any required tax withholdings, without interest, equal to (a) the excess of the Market Value per Common Share over the Option’s exercise price, multiplied by (b) the aggregate number of Common Shares subject to such Option immediately prior to the Effective Time;

Option Holders means holders of Options;

PFIC means passive foreign investment company;

Plan of Arrangement means the plan of arrangement of TESCO, the full text of which is set out in Annex D, and any amendments or variations to such plan made in accordance with Section 7.4 of the Arrangement Agreement or the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Nabors and TESCO, each acting reasonably;

Present value means the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors;

Proposed Amendments means all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof;

proxy statement means the notice of the Special Meeting and proxy statement, including all schedules, appendices and exhibits to such materials and enclosures with such materials, to be sent to the Securityholders in connection with the Special Meeting, as amended, supplemented or otherwise modified from time to time;

PwC means PricewaterhouseCoopers LLP;

Record Date means October 20, 2017;

Regulatory Approvals means any material approvals, decisions, clearances or confirmations that are required under Merger Control Laws or otherwise in order to complete the Arrangement;

Representatives has the meaning set forth under Section 5.1 of the Arrangement Agreement;

Requisite Approval means the requisite approval for the Arrangement Resolution, which shall be not less than two-thirds of the votes cast on the Arrangement Resolution by the Securityholders present in person or represented by proxy at the Special Meeting and voting together as a single class;

Resident Holder means a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty convention, is, or is deemed to be, resident in Canada;

Restricted Stock Unit means each award of a right entitling the recipient to receive, upon vesting or settlement as applicable, TESCO Shares or a cash amount based on the value of TESCO Shares, including the right to receive such payment on a deferred basis, and including such awards referred to as performance stock units or otherwise based on the achievement of performance metrics;

RDSP means registered disability savings plan;

RESP means registered education savings plan;

RRIF means registered retirement income fund;

RRSP means registered retirement savings plan;

RSU means Restricted Stock Units (including performance-based Restricted Stock Units);

RSU Consideration means an amount in cash, less any required tax withholding, without interest, equal to (a) the Market Value per Common Share, multiplied by (b) the aggregate number of Common Shares underlying the RSUs immediately prior to the Effective Time;

RSU Holders means holders of RSUs;

SEC means the United States Securities and Exchange Commission;

Securities Laws means: (a) in Canada, the Securities Act, together with all other applicable provincial and territorial securities Laws, rules and regulations and published instruments and policies thereunder; (b) in the

United States, the U.S. Exchange Act and the U.S. Securities Act, together with all other applicable state and local securities Laws, rules and regulations and published policies thereunder; and (c) the policies and rules of the NYSE and NASDAQ, as applicable;

Securityholders means, collectively, the holders of Common Shares, Options and/or Restricted Stock Units;

Shareholders means the holders of Common Shares;

Share Consideration means 0.68 of a Nabors Share for each Common Share that Shareholders will receive from Nabors, pursuant to and under the terms of the Arrangement, in exchange for each Common Share transferred to Nabors Maple;

Significant Holder means a holder of Common Shares with a tax basis of $1 million or more or a holder of at least 5% (by vote or value) of the total outstanding stock of TESCO;

Special Meeting means the Special Meeting of Securityholders of TESCO, including any adjournment or postponement thereof, to be called and held on December 1, 2017 at 10:00 a.m. (Calgary time), at Sheraton Eau Claire, 255 Barclay Parade SW, Calgary, Alberta T2P 5C2, Canada in accordance with the Interim Order to consider the Arrangement Resolution;

Superior Proposal means a bona fide written Acquisition Proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, timing and other aspects of the proposal, all conditions contained therein and the Person making the proposal, is more favorable to the Shareholders, from a financial point of view, than the transactions contemplated by the Arrangement Agreement (after giving effect to any adjustments to the terms and provisions of the Arrangement Agreement committed to in writing by TESCO in response to such Acquisition Proposal); provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to it in the Arrangement Agreement, except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to greater than 50%;

Synergies means certain internal financial analyses and forecasts prepared by the managements of TESCO and Nabors relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the Arrangement;

Tax Act means the Income Tax Act (Canada);

Taxable Canadian Property has the meaning set forth in the Tax Act;

Terminal value means the present value of all future cash flows generated by the asset for periods beyond the projections period;

TESCO means Tesco Corporation;

TFSA means tax free savings account;

Transfer Agent means Computershare Trust Company, N.A.;

Unlevered Free Cash Flows means a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents EBITDA less taxes, capital expenditures, increases in net working capital and certain other one-time cash expenses, as applicable;

U.S. Exchange Act means the United States Securities Exchange Act of 1934;

U.S. Holder means a beneficial owner of Common Shares or, after the Arrangement, Nabors Shares who is for U.S. federal income tax purposes: (a) a citizen or resident of the United States; (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) an estate that is subject to U.S. federal income tax on its income, regardless of source; or (d) a trust that (A) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all of its substantial decisions, or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person;

U.S. Securities Act means the United States Securities Act of 1933; and

Voting Power means power to vote, or to direct the voting of, any class of our voting securities.

ANNEX B

ARRANGEMENT RESOLUTION

1.	The arrangement (as may be amended, supplemented or varied, the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving Tesco Corporation (the “Company”), its securityholders, Nabors Industries Ltd. (“Parent”) and Nabors Maple Acquisition Ltd. (“AcquisitionCo”), all as more particularly described and set forth in the plan of arrangement (as may be amended, supplemented or varied, the “Plan of Arrangement”) attached as Annex D to the proxy statement and Management Information Circular of the Company dated October 25, 2017 (the “Circular”), is hereby authorized and approved.

2.	The Arrangement Agreement dated effective August 13, 2017 among Parent, AcquisitionCo and the Company (as may be amended, supplemented or varied from time to time, the “Arrangement Agreement”), which includes the Plan of Arrangement, the full text of which is set out in Annex D to the Circular, the actions of the directors of the Company in approving the Arrangement, the Arrangement Agreement and the Plan of Arrangement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and the Plan of Arrangement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

3.	The Company is hereby authorized to apply for a final order from the Court of Queen’s Bench of Alberta (the “Court”) to approve the Arrangement in accordance with and subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement.

4.	Notwithstanding that this resolution has been passed (and the Arrangement authorized, approved and agreed) by the securityholders of the Company or that the Arrangement has been approved by the Court in accordance with the ABCA, the directors of the Company are hereby authorized and empowered without further approval of the securityholders of the Company (i) to amend, modify, supplement or vary the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and the Plan of Arrangement, and (ii) subject to the terms and conditions of the Arrangement Agreement, not to proceed with the Arrangement.

5.	Any one director or officer of the Company is hereby, authorized, empowered and directed, for and on behalf of the Company, to execute or cause to be executed, and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things as in such person’s determination may be necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement and the Plan of Arrangement (including the execution and delivery of articles of arrangement), such determination to be conclusively evidenced by the execution and delivery of such documents or the doing of such acts or things.

B-1

ANNEX C

Execution Version

ARRANGEMENT AGREEMENT

dated as of August 13, 2017

by and among

NABORS INDUSTRIES LTD.

NABORS MAPLE ACQUISITION LTD.

-and-

TESCO CORPORATION

C-i

C-ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of August 13, 2017,

BETWEEN:

NABORS INDUSTRIES LTD., a Bermuda exempted company (“Parent”);

NABORS MAPLE ACQUISITION LTD., a corporation organized under the laws of Alberta, Canada (“AcquisitionCo”);

- and -

TESCO CORPORATION, a corporation organized under the laws of Alberta, Canada (the “Company”).

RECITALS:

WHEREAS AcquisitionCo proposes to acquire all of the issued and outstanding Company Shares (the “Acquisition”);

WHEREAS AcquisitionCo is a wholly-owned subsidiary of Parent;

WHEREAS the Parties intend to carry out the Acquisition by way of an arrangement under section 193 of the ABCA substantially on the terms and conditions set forth in the Plan of Arrangement (annexed hereto as Schedule A);

WHEREAS the Company Board has unanimously: (i) determined that the Arrangement is in the best interests of the Company; (ii) determined that the Arrangement is fair to the Company Shareholders; (iii) approved the Arrangement and the entering into of this Agreement; (iv) resolved to recommend that the Company Securityholders vote in favor of the Arrangement; and (v) approved each other Transaction Agreement to which the Company is a party; and

WHEREAS the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such transaction;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE I

INTERPRETATION

Section 1.1 Definitions. In this Agreement, unless the context otherwise requires:

“2017 STIP” has the meaning set forth in Section 5.5(e);

“ABCA” means the Business Corporation Act (Alberta);

“Acquisition Proposal” has the meaning set forth in Section 5.3(a);

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(b)(i);

“affiliate” has the meaning set forth in the Securities Act;

“Agreement” means this Arrangement Agreement, including all schedules annexed to this Arrangement Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means the proposed arrangement under the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to such arrangement made in accordance with Section 7.4 of this Agreement or Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Parent and the Company, each acting reasonably);

“Arrangement Resolution” means the special resolution of the Company Securityholders approving the Plan of Arrangement which is to be considered at the Company Meeting substantially in the form of Schedule B hereto;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Registrar after the Final Order is made, which shall be in form and content satisfactory to Parent and the Company, each acting reasonably;

“Authorization” means any authorization, order, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity;

“Bump Transactions” has the meaning set forth in Section 4.1(p);

“Business Day” means any day, other than a Saturday, a Sunday or a day on which the banks in New York or Calgary are authorized by Law or executive order to be closed;

“CCA” means the Competition Act, R.S.C. 1985, c. C-34;

“CCA Clearance” means, if the Parties determine that the transactions contemplated hereby exceed the applicable thresholds under Part IX of the CCA, then either: (A) the receipt of an advance ruling certificate pursuant to section 102 of the CCA in respect of the transactions contemplated hereby; or (B) both of (i) the expiry, waiver or termination of any applicable waiting periods under Part IX of the CCA and (ii) written confirmation shall have been received from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the CCA in respect of the transactions contemplated hereby;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Registrar pursuant to Section 193 of the ABCA in respect of the Articles of Arrangement;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company Acquisitions” has the meaning set forth in Section 4.1(e);

“Company Affiliate Transaction” has the meaning set forth in Section 3.1(u);

“Company Board” means the board of directors of the Company as the same is constituted from time to time;

“Company Change in Recommendation” has the meaning set forth in Section 7.2(d);

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to such materials and enclosures with such materials, to be sent to the Company Securityholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

“Company Contracts” has the meaning set forth in Section 3.1(i)(i);

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent as of the date of this Agreement;

“Company Employee Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is entered into, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any health, medical, dental, vision care, drug, disability, accidental death and dismemberment insurance, life insurance, supplemental unemployment benefit and any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan (both registered and non-registered) within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any post-retirement benefits, bonus, incentive, deferred compensation, vacation, overtime, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement, or arrangement, but excluding each employee benefit plan, program, policy, practice, agreement, or other arrangement maintained and/or operated by a Governmental Entity and subject to the applicable Laws of any jurisdiction outside the United States and Canada;

“Company Intellectual Property” has the meaning set forth in Section 3.1(p);

“Company Meeting” means the special meeting of Company Securityholders, including any adjournment or postponement thereof, to be called and held after the date hereof in accordance with the Interim Order to consider the Arrangement Resolution;

“Company Option” means each option to acquire Company Shares granted under any of the Company Stock Incentive Plans or otherwise;

“Company Permitted Liens” has the meaning set forth in Section 3.1(o)(i);

“Company Permits” has the meaning set forth in Section 3.1(f)(i);

“Company Public Documents” means all publicly available reports, schedules, registration statements and other documents filed by the Company since January 1, 2017 with any applicable Securities Authority;

“Company Qualified Plans” has the meaning set forth in Section 3.1(j)(iii);

“Company Real Properties” has the meaning set forth in Section 3.1(o)(ii);

“Company Real Property Leases” has the meaning set forth in Section 3.1(o)(iii);

“Company Restricted Stock Unit” means each award of a right entitling the recipient to receive, upon vesting or settlement as applicable, Company Shares or a cash amount based on the value of Company Shares, including the right to receive such payment on a deferred basis, and including such awards referred to as performance stock units or otherwise based on the achievement of performance metrics;

“Company Securityholders” means, collectively, the holders of Company Shares, Company Options and/or Company Restricted Stock Units;

“Company Shareholders” means the holders of Company Shares;

“Company Shares” means the common shares, without par value, of the Company;

“Company Stock Incentive Plans” means, collectively, the Amended and Restated Company 2005 Incentive Plan, the Company 2017 Long-Term Incentive Plan and the Company Employee Stock Savings Plan;

“Company Termination Fee” has the meaning set forth in Section 7.3(b)(i);

“Company Top Customers” has the meaning set forth in Section 3.1(t);

“Confidentiality Agreement” means the confidentiality agreement between Parent and the Company, dated May 19, 2017;

“Consideration” means the consideration payable to Company Shareholders for their Company Shares, calculated and payable in accordance with the Plan of Arrangement;

“Continuing Employee” has the meaning set forth in Section 5.5(a);

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means such Person as Parent and the Company may jointly appoint, each acting reasonably, to act as depositary in relation to the Arrangement;

“Disclosed Personal Information” has the meaning set forth in Section 5.12(b);

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date of the Articles of Arrangement, as filed with the Registrar;

“Effective Time” has the meaning set forth in the Plan of Arrangement;

“Environmental Claim” has the meaning set forth in Section 3.1(q)(ii);

“Environmental Law” has the meaning set forth in Section 3.1(q)(i);

“Environmental Permits” has the meaning set forth in Section 3.1(q)(i);

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder;

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Event” means any event, occurrence, state of facts, circumstance, condition, effect or change;

“Existing D&O Policy” has the meaning set forth in Section 5.8(b);

“Fairness Opinion” means the opinion of J.P. Morgan Securities LLC, dated the date of this Agreement and addressed to the Company Board, to the effect that, as of the date of such opinion, and subject to the qualifications, considerations, assumptions and limitations set forth therein, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders;

“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Parent and the Company, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Parent and the Company, each acting reasonably) on appeal;

“GAAP” means generally accepted accounting principles in the United States;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) except for the purposes of Section 6.1(c), any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Materials” has the meaning set forth in Section 3.1(q)(iii);

“HSR Act” has the meaning set forth in Section 3.1(c)(iii);

“Indemnified Parties” has the meaning set forth in Section 5.8(a);

“Infringe” has the meaning set forth in Section 3.1(p);

“Insiders” means, with respect to a Person, those officers and directors of such Person who are subject to the reporting requirements of Section 16(a) of the U.S. Exchange Act and who are listed in the Section 16 Information;

“Insurance Amount” has the meaning set forth in Section 5.8(b);

“Interim Order” means the interim order of the Court contemplated by Section 2.3 of this Agreement and made pursuant to Section 193(4) of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of Parent and the Company, each acting reasonably;

“IRS” means the United States Internal Revenue Service;

“Law” or “Laws” means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, by-law, ordinance, principle of law and equity, rule, injunction, determination, award, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity (including, for greater certainty, the Securities Laws), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are binding upon or applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Liens” means any hypothecations, mortgages, pledges, assignments, liens, charges, security interests, encumbrances, adverse rights or claims, other third party interests, deeds of trust, leases, licenses, conditions, covenants, restrictions, options to purchase or lease or otherwise acquire any interest, easements, encroachments, rights of way or other title defects, third party rights or encumbrances of any kind or nature, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Market Value” means 0.68 multiplied by the closing price of one Parent Share on the NYSE on the last trading day prior to the Effective Date;

“Material Adverse Effect” means, with respect to the Company, on the one hand, or Parent, on the other hand, any Event that is material and adverse to the financial condition, businesses or results of operations of the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent); provided that, a “Material Adverse Effect” shall be deemed not to include any Event to the extent resulting from one or more of the following: (A) changes in prevailing economic or market conditions of the securities, credit or financial markets in the United States or elsewhere (except to the extent those changes have a disproportionate effect on the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) relative to other similarly situated participants in the industries in which they operate), (B) changes or events, affecting the industries in which it or they operate generally, including changes in market prices (except to the extent those changes or events have a disproportionate effect on the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) relative to other similarly situated participants in the industries in which they operate), (C) changes in GAAP applicable to the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, including any sanctions brought against any country by any other country (in each case except to the extent those changes have a disproportionate effect on the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) relative to other similarly situated participants in the industries in which they operate in the effected countries), (E) any weather-related or other force majeure event, including any outbreak of major hostilities in which the United States or Canada is involved or any act of terrorism within the United States or Canada or directed against their facilities or citizens wherever located (except to the extent those events have a disproportionate effect on the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) relative to other similarly situated participants in the industries in which they operate), (F) any failure, in and of itself, by the Company and its Subsidiaries taken as a whole (with respect to the Company) or Parent and its Subsidiaries taken as a whole (with respect to the Parent) to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), (G) changes in the trading prices or trading volume of the Company’s capital stock or its debt instruments (with respect to the Company) or changes in the trading prices or trading volume of the Parent’s capital stock or its debt instruments (with respect to the Parent) (it being understood that the facts or occurrences giving rise to or contributing to such change in trading prices or trading volume may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), or (H) changes or events occurring as a result of the announcement of this Agreement and the transactions contemplated hereby, or any actions expressly required to be taken by this Agreement or consented to in writing by Parent (with respect to the Company) or the Company (with respect to the Parent);

“material fact” and “material change” have the meanings set forth in the Securities Act;

“misrepresentation” has the meaning set forth in the Securities Act and, includes for the purposes of Securities Laws in the United States, any untrue statement of a material fact or omission to state any material fact required to be stated or necessary in order to make statements, in light of the circumstances under which they were made, not misleading;

“MI 61-101” means Multilateral Instrument 61 - 101 - Protection of Minority Security Holders in Special Transactions;

“NASDAQ” means the NASDAQ Stock Market;

“New Plans” has the meaning set forth in Section 5.5(b);

“Non-US Company Plan” has the meaning set forth in Section 3.1(j)(viii);

“Merger Control Law” has the meaning set forth in Section 3.1(c)(iii);

“NYSE” means the New York Stock Exchange;

“Outside Date” has the meaning set forth in Section 7.2(c);

“Parent Board” means the board of directors of Parent as the same is constituted from time to time;

“Parent Contracts” has the meaning set forth in Section 3.2(i);

“Parent Disclosure Letter” has the meaning set forth in Section 3.2;

“Parent Employee Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, consultant, officer or director of Parent, AcquisitionCo or any other Subsidiary of Parent or any beneficiary or dependent thereof that is entered into, sponsored or maintained by any of Parent, AcquisitionCo or any other Subsidiary of Parent, whether or not written, including any health, medical, dental, vision care, drug, disability, accidental death and dismemberment insurance, life insurance, supplemental unemployment benefit and any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan (both registered and non-registered) within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any post-retirement benefits, bonus, incentive, deferred compensation, vacation, overtime, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement, or arrangement, but excluding each employee benefit plan, program, policy, practice, agreement, or other arrangement maintained and/or operated by a Governmental Entity and subject to the applicable Laws of any jurisdiction outside the United States and Canada;

“Parent Equity Award” means an award of Parent Shares issued under any Parent Employee Benefit Plan, or the right to acquire Parent Shares pursuant to the terms of any Parent Employee Benefit Plan;

“Parent Intellectual Property” has the meaning set forth in Section 3.2(p);

“Parent Permitted Liens” has the meaning set forth in Section 3.2(o)(i);

“Parent Permits” has the meaning set forth in Section 3.2(f);

“Parent Preferred Shares” means the shares of preferred stock, par value $0.001, of Parent;

“Parent Public Documents” means all publicly available reports, schedules, registration statements and other documents filed by Parent since January 1, 2017 with any applicable Securities Authority;

“Parent Qualified Plans” has the meaning set forth in Section 3.2(j)(ii);

“Parent Real Properties” has the meaning set forth in Section 3.2(o)(i)i;

“Parent Real Property Leases” has the meaning set forth in Section 3.2(o)(iii);

“Parent Shareholders” means the holders of Parent Shares;

“Parent Shares” means the shares of common stock, par value $0.001, of Parent;

“Parent Title IV Plan” has the meaning set forth in Section 3.2(j)(ii);

“Parties” means the Company and Parent, and “Party” means any of them;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of the Company, substantially in the form of Schedule A hereto, and any amendments or variations to such plan made in accordance with Section 7.4 hereof or the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Parent and the Company, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning set forth in Section 4.1(p);

“proceedings” has the meaning set forth in Section 3.1(h)(3);

“Purchaser” means Parent or AcquisitionCo;

“Registrar” means the registrar appointed under Section 263 of the ABCA;

“Regulatory Approvals” means any material approvals, decisions, clearances or confirmations that are required under Merger Control Laws or otherwise in order to complete the Arrangement;

“Representatives” has the meaning set forth under Section 5.1;

“Requisite Approval” has the meaning set forth in Section 2.3(b);

“SEC” means the United States Securities and Exchange Commission;

“SEC Resolution Date” means the date on which the staff of the SEC advises the Company that it has no comments, or no further comments, with respect to the Company Circular;

“Section 16 Information” means information accurate in all material respects regarding the Insiders of a Person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider.

“Securities Act” means the Securities Act, R.S.A. 2000, c. S-4;

“Securities Authorities” means the securities commissions and other securities regulatory authorities in each of the provinces and territories of Canada, the SEC and the applicable securities commissions and other securities regulatory authorities in each of the states and territories of the United States (as applicable), as well as the NYSE and NASDAQ;

“Securities Laws” means:

(a) in Canada, the Securities Act, together with all other applicable provincial and territorial securities Laws, rules and regulations and published instruments and policies thereunder;

(b) in the United States, the U.S. Exchange Act and the U.S. Securities Act, together with all other applicable state and local securities Laws, rules and regulations and published policies thereunder; and

(c) the policies and rules of the NYSE and NASDAQ, as applicable;

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as the case may be, that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

“Subsidiary” has the meaning set forth in the Securities Act;

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, timing and other aspects of the proposal, all conditions contained therein and the Person making the proposal, is more favorable to the Company Shareholders, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by the Company in response to such Acquisition Proposal); provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(a), except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to greater than 50%;

“Tax Act” means the Income Tax Act (Canada);

“Tax” or “Taxes” means any and all taxes, including: (a) all federal, state, provincial, local, municipal, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, franchising, health, employee health, workers’ compensation, severance, education, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Governmental Entity together with all penalties, interest, fines and additions to tax thereon and (b) any liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of law) or otherwise;

“Tax Return” means any return, declaration, report, election, notice, form, designation, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity;

“Transaction Agreements” means this Agreement and all other agreements required to be entered into by any of the Parties to effect the transactions contemplated by this Agreement;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. Securities Act” means the United States Securities Act of 1933;

“Violation” has the meaning set forth in Section 3.1(c)(ii); and

“Voting Debt” has the meaning set forth in Section 3.1(b)(ii).

Section 1.2 Interpretation Not Affected by Headings. The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

Section 1.3 Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

Section 1.4 Date for Any Action. If the date on which any action is required to be taken pursuant to this Agreement by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5 Currency. Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to U.S. dollars.

Section 1.6 Accounting Matters. Unless otherwise stated, all accounting terms used in this Agreement in respect of the Parties shall have the meanings given to such terms under GAAP and all determinations of an accounting nature in respect of the Parties required to be made shall be made in accordance with GAAP consistently applied.

Section 1.7 Knowledge. In this Agreement, references to (i) “the knowledge of the Company” or “the Company’s knowledge” means the actual knowledge of Fernando R. Assing, Christopher L. Boone and Brian T. Kelly after reasonable inquiry and (ii) “the knowledge of Parent” or “Parent’s knowledge” means the actual knowledge of Anthony G. Petrello, William Restrepo and Julia Wright after reasonable inquiry.

Section 1.8 Schedules. The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A - Form of Plan of Arrangement

Schedule B - Form of Arrangement Resolution

Section 1.9 Other Definitional and Interpretive Provisions.

(a) References in this Agreement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b) Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein, shall have the respective meanings as defined in this Agreement.

(c) Any reference to a number of days shall refer to calendar days unless Business Days are specified.

(d) The words “hereof”, “herein”, “hereto”, “hereunder”, and “hereby” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any person include the successors and permitted assigns of that person.

(f) References to a particular statute or other particular Law shall be to such statute or other Law and the rules, regulations and published legally binding policies made thereunder, as in force as at the date of this Agreement, and as the same may be amended, reenacted, consolidated or replaced from time to time (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or other Law shall be deemed to refer to such statute or other Law, as amended, and to any rules or regulations made thereunder, in each case, as of such date), and any successor statute or other Law, unless otherwise expressly provided, supplements or supersedes any such statute or other Law or any such rule, regulation or legally binding policy.

ARTICLE II

THE ARRANGEMENT

Section 2.1 Arrangement. Parent, AcquisitionCo and the Company agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

Section 2.2 AcquisitionCo. Parent shall cause AcquisitionCo to perform all of its obligations under the Plan of Arrangement.

Section 2.3 Interim Order. As soon as reasonably practicable following the date hereof, but in no event later than three Business Days following the SEC Resolution Date, the Company shall, in a manner acceptable to Parent, acting reasonably, pursuant to Section 193 of the ABCA, prepare, file and diligently pursue an application to the Court for the Interim Order, the preamble of such Interim Order shall include, among other things, that it is Parent’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Parent Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement; and such Interim Order shall provide unless otherwise agreed by Parent and Company, among other things:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) (b) that the requisite approval for the Arrangement Resolution (the “Requisite Approval”) shall be (i) two-thirds of the votes cast on the Arrangement Resolution by the Company Securityholders present in Person or represented by proxy at the Company Meeting and voting together as a single class and (ii) if required by Securities Laws in Canada, by a majority of the votes cast by the Company Shareholders present in person or represented by proxy at the Company Meeting after excluding the votes by those persons whose votes are required to be excluded under MI 61-101;

(c) that, in all other respects, the terms, conditions and restrictions of the Company articles and by-laws, including quorum requirements and other matters, shall apply in respect of the Company Meeting;

(d) for the grant of Dissent Rights to the registered Company Shareholders;

(e) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f) that the Company Meeting may be adjourned or postponed from time to time by the Company Board subject to the terms of this Agreement without the need for additional approval of the Court;

(g) confirmation of the record date for the purposes of determining the Company Securityholders entitled to receive material and vote at the Company Meeting in accordance with the Interim Order;

(h) that the record date for Company Securityholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) of the Company Meeting, unless required by Securities Laws; and

(i) for such other matters as Parent may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

Section 2.4 Company Meeting. Subject to the receipt of the Interim Order, the terms and conditions thereof and the terms of this Agreement:

(a) The Company will convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s articles, by-laws and applicable Law as soon as reasonably practicable (and the Company agrees to use reasonable efforts to cause the Company Meeting to occur by the date that is forty (40) days from the date of the Interim Order). The Company will, in consultation with and subject to the approval of Parent, fix and publish a record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting.

(b) The Company shall not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Company Meeting without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed), except (i) in the case of adjournment, as required by Law, or (ii) as otherwise permitted under this Agreement.

(c) Subject to the terms of this Agreement, the Company shall solicit proxies in favor of the Arrangement Resolution and take all actions that are reasonably necessary or desirable to seek the approval of the Arrangement by Company Securityholders, provided that the Company shall not be required to continue to solicit proxies if there has been a Company Change in Recommendation as permitted by this Agreement and this Agreement is terminated pursuant to Section 7.2(d) and the Company pays to Parent the Company Termination Fee in accordance with Section 7.3.

(d) The Company will give prior notice to Parent of the Company Meeting and allow Parent’s representatives (including any legal advisor) to attend the Company Meeting.

(e) The Company will promptly advise Parent of any written notice of exercise or purported exercise by any registered holder of Company Shares of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, will provide Parent with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any registered holder of Company Shares exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

(f) The Company will instruct its transfer agent and registrar to advise Parent as Parent may reasonably request, and at least on a daily basis on each of the last five Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution.

Section 2.5 Company Circular.

(a) The Company shall:

(i) as promptly as reasonably practicable following the date hereof, prepare the Company Circular together with any other documents required by applicable Laws and file the preliminary Company Circular with the SEC;

(ii) (A) promptly notify Parent’s counsel upon the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC, or any request from the SEC or the staff of the SEC for amendments or supplements to the preliminary Company Circular, (B) promptly provide Parent’s counsel with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, (C) use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Company Circular and (D) prior to submitting to the SEC or the staff of the SEC any response to any comments of the SEC or the staff of the SEC with respect to the Company Circular, provide Parent and its counsel a reasonable opportunity to review and comment on such response, and consider, in good faith, incorporating any such comments of Parent and/or its counsel prior to such submission;

(iii) as promptly as reasonably practicable after the SEC Resolution Date, but in no event more than ten (10) days following the date of the Interim Order, file the final Company Circular in all jurisdictions and with all Governmental Entities and Securities Authorities where the same is required to be filed; and

(iv) as promptly as reasonably practicable, but in no event more than ten (10) days following the date of the Interim Order, mail the Company Circular as required under applicable Laws and by the Interim Order (and the Company agrees to use reasonable efforts to cause the mailing date of the Company Circular to occur by the date that is 60 days from the date hereof).

(b) On the date of mailing thereof, the Company shall ensure that the Company Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the Company Securityholders to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting, and, without limiting the generality of the foregoing, shall take all reasonable steps to ensure that the Company Circular will not contain any misrepresentation (except that the Company shall not be responsible to Parent for any information relating to Parent, AcquisitionCo and their respective affiliates, including in relation to the Parent Shares, provided by Parent, AcquisitionCo or their respective or its representatives in writing for inclusion in the Company Circular).

(c) The Company Circular shall (i) state that the Company Board has determined that the Arrangement is fair to the Company Shareholders and that the Arrangement and entry into this Agreement are in the best interests of the Company, (ii) contain the recommendation of the Company Board to the Company Securityholders that they vote in favor of the Arrangement Resolution and (iii) include the written Fairness Opinion.

(d) Parent shall provide, on a timely basis, the Company with all information regarding Parent, AcquisitionCo, their respective affiliates and the Parent Shares, as required by the Interim Order or applicable Laws for inclusion in the Company Circular or in any amendments or supplements to such Company Circular. Parent, AcquisitionCo and the Company shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor. Parent and AcquisitionCo shall take all reasonable steps to ensure that such information does not include any misrepresentation concerning Parent AcquisitionCo and their respective affiliates, including in relation to the Parent Shares.

(e) The Company, Parent and AcquisitionCo each acknowledge the importance of consistency across all public documents and, in that context, Parent and AcquisitionCo and their legal counsel shall be given a reasonable opportunity to review and comment on the Company Circular (and any amendment to the Company

Circular) prior to the Company Circular being printed and/or filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Parent, AcquisitionCo and their legal counsel. The Company shall provide Parent and AcquisitionCo with final copies of the Company Circular prior to the mailing to the Company Securityholders.

(f) The Company, Parent and AcquisitionCo shall each promptly notify the other if at any time before the Effective Date either becomes aware that the Company Circular contains a misrepresentation, or otherwise requires an amendment or supplement and the Parties shall cooperate in the preparation of any amendment or supplement to the Company Circular as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to Company Securityholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

(g) The Company shall mail or publicly disseminate an amendment or supplement to the Company Circular in connection with any new or updated information which, in the reasonable judgment of the Company Board, should be made available to the Company Securityholders prior to the date of the Company Meeting. Prior to any dissemination of any such amendment or supplement to the Company Circular, Parent, AcquisitionCo and their legal counsel shall be given a reasonable opportunity to review and comment thereon and reasonable consideration shall be given by the Company to any comments made by Parent, AcquisitionCo or their legal counsel.

Section 2.6 Recommendation of Company Board. The Company Board has unanimously:

(a)	determined that the Arrangement is in the best interests of the Company;

(b)	determined that the Arrangement is fair to the Company Shareholders;

(c)	approved the Arrangement and the entering into of this Agreement;

(d)	resolved to recommend that the Company Securityholders vote in favor of the Arrangement Resolution; and

(e) approved each other Transaction Agreement to which the Company is a party.

Notice of such approvals, determinations and resolution shall, subject to the terms hereof, be included in the Company Circular, along with the written Fairness Opinion.

Section 2.7 Securities Law Compliance. Parent, AcquisitionCo and the Company shall co-operate and use commercially reasonable efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for orders, consents, filings, rulings, exemptions, no-action letters, circulars and approvals, required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of the transactions contemplated by this Agreement, in accordance with applicable Securities Laws.

Section 2.8 Final Order. If (a) the Interim Order is obtained; and (b) the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, the Company shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to Section 193 of the ABCA held as soon as reasonably practicable and, at a time and date mutually agreed between Parent, AcquisitionCo and the Company, each acting reasonably.

Section 2.9 Court Proceedings. Subject to the terms of this Agreement, Parent and AcquisitionCo will cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing to the Company, on a timely basis, any information reasonably required to be supplied by Parent or AcquisitionCo in connection therewith. The Company will provide outside counsel to Parent and AcquisitionCo, as specified in Section 8.2(a), with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.9 or with the prior written consent of Parent and AcquisitionCo, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing in this Agreement shall limit the Company’s ability to take any and all steps, including the filing of all manner of documents with any Governmental Entity, to enforce its rights under this Agreement, including in connection with any dispute involving the Company and its Subsidiaries on the one hand and Parent and AcquisitionCo on the other hand. The Company shall also provide to outside counsel to Parent and AcquisitionCo, as specified in Section 8.2(a) and on a timely basis, copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. With the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed), legal counsel to Parent and AcquisitionCo may make such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. The Company will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall, subject to the terms of the Final Order or by Law, do so after notice to, and in consultation and cooperation with, Parent.

Section 2.10 Articles of Arrangement and Effective Date. The Articles of Arrangement shall implement the Plan of Arrangement. On the second Business Day after the satisfaction or, where not prohibited, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by the Company with the Registrar, provided that the Articles of Arrangement shall not be sent to the Registrar pursuant to the ABCA, for endorsement and filing by the Registrar, except as contemplated by this Agreement and with the prior written consent of Parent and AcquisitionCo (which consent shall not in any way diminish or limit Parent’s or AcquisitionCo’s obligation to consummate the Arrangement at the time contemplated by this Section 2.10). From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the ABCA. The closing of the Arrangement will take place at 10:00 a.m. (New York time) on the Effective Date or at such other time and place as may be agreed to by the Parties.
Section 2.11 Payment of Consideration. Parent will, following receipt by the Company of the Final Order and at or prior to the Effective Time, deliver or cause to be delivered to the Depositary sufficient Parent Shares, as applicable, to satisfy the Consideration payable to the Company Shareholders pursuant to the Plan of Arrangement (other than Company Shareholders exercising Dissent Rights and who have not withdrawn their notice of dissent). In addition, Parent shall deliver or cause to be delivered to the Company any cash necessary for the Company to satisfy its obligations pursuant to Sections 2.15 and 2.16.

Section 2.12 Announcement and Shareholder Communications. Parent, on the one hand, and the Company, on the other hand, shall each publicly announce the transactions contemplated by this Agreement promptly following the date hereof (which public announcement by the Company shall, for greater certainty, include the approvals, determinations and resolutions contemplated by Section 2.6, and the text and timing of each such announcement to be approved by the other Party in advance) and shall use reasonable best efforts to develop a joint communications plan. Parent, AcquisitionCo and the Company agree to co-operate in the preparation of presentations, if any, to Company Shareholders or Parent Shareholders regarding the transactions contemplated by this Agreement, and no Party shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the prior written consent of each other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statement is consistent with the joint communications plan and substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party), or (b) subject to Section 5.2, make any filing with any Governmental Entity with respect to this Agreement or the Plan of Arrangement without the prior written consent of the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

Section 2.13 List of Shareholders. At the reasonable request of Parent or AcquisitionCo from time to time, the Company shall provide Parent and AcquisitionCo with a list (in both written and electronic form) of the registered Company Shareholders, together with their addresses and respective holdings of Company Shares, with a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including holders of Company Options and Company Restricted Stock Units) and a list of non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares. The Company shall from time to time require that its registrar and transfer agent furnish Parent and AcquisitionCo with such additional information, including updated or additional lists of Company Shareholders and lists of holdings and other assistance as Parent or AcquisitionCo may reasonably request.

Section 2.14 U.S. Securities Law Matters. The Parties agree that the Arrangement will be carried out with the intention that all Parent Shares issued pursuant to the Arrangement to the Company Shareholders will be issued by Parent in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a) The procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;

(b) The Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(c) The Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to the Company Securityholders, subject to the Arrangement;

(d) The Company will ensure that each Company Shareholder entitled to receive Parent Shares on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e) The Company Shareholders entitled to receive Parent Shares will be advised that the Parent Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Parent in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act;

(f) The Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to the Company Securityholders;

(g) The Interim Order approving the Company Meeting will specify that each Company Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(h) The Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement; and

(i) The Final Order shall include a statement to substantially the following effect and an acknowledgement by the court of such statement:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Parent pursuant to the Plan of Arrangement.”

Section 2.15 Treatment of Options.

(a) As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall be fully vested and exercisable pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Option, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company, without interest, equal to the product of (i) the excess of (A) the Market Value per Company Share over (B) the exercise price per share of each Company Option, multiplied by (ii) the aggregate number of Company Shares that may be acquired upon exercise of such Company Option immediately prior to the Effective Time; provided that, each Company Option with an exercise price per share that is equal to or more than the Market Value shall be cancelled for no consideration.

(b) The Company covenants and agrees that it shall take all actions necessary such that each unexercised Company Option outstanding at the Effective Time shall be cancelled in accordance with Section 2.15(a) hereof and as contemplated by the Plan of Arrangement.

Section 2.16 Treatment of Restricted Stock Units.

(a) As of the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall be fully vested pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreement, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Restricted Stock Unit, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company, without interest, equal to the Market Value per Company Share multiplied by the aggregate number of Company Shares represented by such Company Restricted Stock Unit immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, all amounts payable in respect of a Company Restricted Stock Unit shall be paid in accordance with the terms of the applicable Company Stock Incentive Plan, award agreement and Board approval, as applicable. For purposes of the foregoing, each outstanding Company Restricted Stock Unit that is subject to a performance-based vesting requirement shall become fully vested and converted as provided above based upon the number of units at the “target” level of performance applicable to such award.

(b) The Company covenants and agrees that it shall take all actions necessary such that each Company Restricted Stock Unit outstanding at the Effective Time shall be cancelled in accordance with Section 2.16(a) hereof and as contemplated by the Plan of Arrangement.

Section 2.17 Dissenting Shareholders. The registered Company Shareholders may exercise Dissent Rights with respect to their Company Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement and the Interim Order. The Company shall give Parent and AcquisitionCo prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by Company and promptly provide Parent and AcquisitionCo with copies of such notices and written objections and all other correspondence related thereto, and subject to applicable Laws, shall provide Parent and AcquisitionCo with an opportunity to review and comment upon any written communications proposed to be sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and reasonable consideration shall be given to any comments made by Parent, AcquisitionCo and their counsel prior to sending any such written communications. The Company will, upon request of Parent or AcquisitionCo, use all reasonable commercial efforts to obtain the withdrawal of any dissent notice (provided that the Company shall not be required to make or commit to make any payments or concessions). Notwithstanding the foregoing, the Company shall not settle any claims with respect to Dissent Rights without the prior written consent of Parent and AcquisitionCo. Parent and AcquisitionCo will have the right, upon written notice to the Company, to participate, each at its own expense, in the Company’s negotiations with Company Shareholders who have exercised Dissent Rights.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Except, with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the Company Disclosure Letter (it being understood by the parties that any information disclosed in one subsection of the Company Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Company Disclosure Letter to which the relevance of such information is reasonably apparent on its face), and except as disclosed in the Company Public Documents filed on or after January 1, 2017 and prior to the date hereof (excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than, in each of the foregoing, any historical facts included therein), the Company represents and warrants to Parent as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True, complete and correct copies of the organizational documents of the Company as in effect on the date hereof have been made available to Parent.

(b) Capital Structure; Share Calculation. (i) The authorized capital stock of the Company consists of an unlimited number of Company Shares, without par value, as well as an unlimited number of First Preferred Shares and Second Preferred Shares. As of the date hereof no First Preferred Shares or Second Preferred Shares are outstanding. As of the date hereof, (A) 46,754,956 Company Shares are issued and outstanding, (B) 555,336 Company Shares are subject to issuance upon the exercise or payment of outstanding Company Options, (C) 1,460,148 Company Shares are subject to issuance upon the vesting and settlement of Company Restricted Stock Units (including any performance-based Company Restricted Stock Units assuming achievement at “target” level), and (D) 3,000,000 Company Shares, in the aggregate, remain available for future issuance under the Company Stock Incentive Plans. All issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. Neither the Company nor any of its Subsidiaries owns any Company Shares (as treasury stock or otherwise).

(ii) No bonds, debentures, notes or other indebtedness generally having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Company are issued or outstanding.

(iii) Except for (A) the Transaction Agreements, (B) the 555,336 Company Shares subject to issuance upon the exercise or payment of outstanding Company Options, as of the date hereof, (C) the 1,460,148 Company Restricted Stock Units outstanding as of the date hereof, and (D) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it or any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt, Company Shares, or other property (including cash) based on the value of the Company Shares, or stock appreciation rights of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, or (B) pursuant to which the Company or any of its Subsidiaries is or could be required to register Company Shares or other securities under applicable Securities Laws, except any such contractual obligations entered into after the date hereof as permitted by Section 4.1.

(iv) Since June 30, 2017, except as permitted by Section 4.1, the Company has not (A) issued or permitted to be issued any shares of capital stock, Company Restricted Stock Units, Company Options, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of the Company or any of its Subsidiaries; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of the Company or any of its Subsidiaries.

(v) Section 3.1(b)(v) of the Company Disclosure Letter identifies each award or other right granted under a Company Stock Incentive Plan that would vest solely as a result of this Agreement or the transactions contemplated hereby.

(vi) Section 3.1(b)(vi) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of (A) the total number of outstanding Company Options, the number of Company Shares subject to each outstanding Company Option, the name of the holder, the exercise price, the grant date, and the Company Stock Incentive Plan under which such Company Options were granted; (B) the total number of outstanding Company Restricted Stock Units, and, individually for each award of Company Restricted Stock Units, the name of the holder, the grant date, with respect to performance units, the number of Company Shares issuable under such award if the “target” level of performance applicable to such award is satisfied, the extent to which the settlement of such awards has been deferred, and the Company Stock Incentive Plan under which Company Restricted Stock Units were granted; and (C) any other rights to purchase or receive Company Shares (or the cash value thereof) granted under the Company Stock Incentive Plans or otherwise and the names and positions of the holders, the grant date, the vesting schedule, and the Company Stock Incentive Plan under which such rights were granted.

(c) Authority. (i) The Company has all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and, subject to the approval of the Arrangement by the Requisite Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and, subject to the approval of the Arrangement by the Requisite Approval, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the

Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Each other Transaction Agreement to which the Company is a party has been, or will be prior to the Effective Time, duly executed and delivered by the Company and constitutes, or will constitute at the Effective Time, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement and each other Transaction Agreement to which the Company is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the organizational documents of the Company or any Subsidiary of the Company, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) prevent, materially delay or materially impede the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery by the Company of this Agreement or any other Transaction Agreement to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) prevent, materially delay or materially impede the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, Securities Laws or the rules and regulations of NASDAQ, (B) the filing of the Articles of Arrangement with the Registrar required by the ABCA, and (C) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), under the CCA (if required), and any required notices, clearances, approvals or authorizations in any jurisdiction under any statute, ordinance, law, merger control or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (“Merger Control Law”).

(d) Public Documents. The Company has furnished or filed Company Public Documents required to be furnished or filed with the applicable Securities Authorities since January 1, 2017. As of their respective dates of being furnished or filed with the applicable Securities Authority (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company Public Documents complied, and each Company Public Document filed after the date hereof and prior to the Effective Date will comply, in all material respects with the requirements of all applicable Securities Laws, and none of the Company Public Documents when so furnished or filed contained (or to the extent filed after the date hereof and prior to the Effective Date, will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Company Public Document that is a registration statement, as amended, if applicable, filed pursuant to the U.S. Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of the Company included in the Company Public Documents complied as to form, as of their respective dates of filing with the applicable Securities Authority, in all material respects with all the published rules and regulations of the applicable Securities Authority with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from any Securities Authority with respect to any of the Company Public Documents.

(e) Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, as filed with the SEC prior to the date hereof, (ii) liabilities incurred since June 30, 2017 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to the Company, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, the Company and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP.

(f) Compliance with Applicable Laws and Reporting Requirements. (i) The Company and its Subsidiaries hold all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), and the Company and its Subsidiaries are, and for the two years preceding the date hereof have been, in compliance with the terms of the Company Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a Material Adverse Effect on the Company. The businesses of the Company and its Subsidiaries are not being and during the two years preceding the date hereof have not been conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity (including the Sarbanes Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company. No investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the U.S. Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the U.S. Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the U.S. Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(g) Legal Proceedings. There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent, materially delay or materially impede the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or on Parent or AcquisitionCo after the Effective Time.

(h) Taxes.

(1) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid all material Taxes shown thereon as arising and has duly and timely paid all material Taxes that are due and payable to U.S. federal, state, or local or non-U.S. taxing authorities;

(2) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (A) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (B) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and has timely collected, deducted or withheld and paid over to the relevant taxing authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable law;

(3) Neither the Company nor, to the Company’s knowledge, any of its Subsidiaries, has received written notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding (“proceedings”) against, or with respect to any Taxes of, the Company or any of its Subsidiaries, and no such proceedings are currently pending;

(4) There are no circumstances existing which could result in the application of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, to the Company or any of its Subsidiaries at any time up to and including the Effective Date in any material respect;

(5) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that have not been finally resolved and paid in full;

(6) Neither the Company nor any of its Subsidiaries (A) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (B) has executed or filed any power of attorney with any taxing authority which is still in effect or (C) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority;

(7) No claim has been made in writing by any taxing authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction;

(8) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been reflected on the Company’s most recent consolidated financial statements) upon any of the assets of the Company or any of its Subsidiaries;

(9) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary tax indemnifications contained in credit or similar agreements);

(10) Neither the Company nor any of its Subsidiaries (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(11) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Effective Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. law) for a taxable period ending on or before the Effective Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) executed on or prior to the Effective Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Effective Date, (D) prepaid amount received on or prior to the Effective Date, or (E) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law);

(12) Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Arrangement is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

(13) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(14) Neither the Company nor any of its Subsidiaries has entered into or will enter into a transaction on or prior to the Effective Date, or otherwise of which the Arrangement is also a part, that was, is or would be subject to Section 7874 and/or Section 4985 of the Code;

(15) The aggregate amount of all unpaid Taxes of each of the Company and its Subsidiaries (i) relating to any taxable period or portion thereof ending on or before December 31, 2016 does not materially exceed the aggregate amount of all Tax liabilities and Tax accruals and provisions (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company’s audited consolidated balance sheet at December 31, 2016 (rather than in any notes thereto) and (ii) relating to any taxable period or portion thereof ending on or before the Effective Date will not materially exceed that aggregate amount of all Tax liabilities and Tax accruals and provisions as adjusted for operations and transactions through the Effective Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns; and

(16) The Company is classified for U.S. federal, state, local and non-U.S. tax purposes as a corporation resident or domiciled in Canada.

(i) Certain Agreements. (i) Except for this Agreement and any other Transaction Agreement to which it is a party, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (A) with respect to the employment of any directors, officers or employees, or with any consultants that are natural persons, involving the payment of $500,000 or more per annum, (B) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (C) that purports to limit the ability of the Company or any of its Subsidiaries (or, after the Effective

Time, Parent or any of its Subsidiaries) to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (D) that is a Company Employee Benefit Plan and that provides for an increase in benefits or the acceleration of the vesting or funding of benefits (other than Company Options and Company Restricted Stock Units), by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in connection with any other event, condition or circumstance), (E) that has as its subject matter a Company Affiliate Transaction, (F) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement, (G) that is an options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise, or (H) that is a material contract that is not cancellable (at no additional cost, expense or fee) on 90 days or less notice that grants “most favored nation” status that, following the Effective Time, would impose obligations upon Parent or any of its Subsidiaries, including AcquisitionCo and its Subsidiaries. All contracts, arrangements, commitments or understandings of the type described in Section 3.1(i)(i) (collectively referred to herein as the “Company Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has provided or made available to Parent correct and complete copies of each Company Contract. Neither the Company nor any of its Subsidiaries has, and to the knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

(ii) Except as set forth in Section 3.1(i)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding that, after the Effective Time, would purport to limit the ability of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business.

(j) Benefit Plans.

(i) Section 3.1(j)(i) of the Company Disclosure Letter contains a list of all material Company Employee Benefit Plans.

(ii) With respect to each material Company Employee Benefit Plan, the Company has made available to Parent a true and correct copy of such Plan, including any and all amendments thereto.

(iii) Section 3.1(j)(iii) of the Company Disclosure Letter identifies each Company Employee Benefit Plan that is intended to be a “qualified plan” pursuant to Section 401(a) of the Code (“Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust (or a favorable opinion letter upon which the Company or its applicable Subsidiary is entitled to rely, in the case of a prototype or volume submitter document for which a separate determination letter is not required) that has not been revoked, and there are no circumstances, and no events have occurred, that could reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust. No Company Employee Benefit Plan is or is required to be funded through a trust that is intended to meet the requirements of Section 501(c)(9) of the Code.

(iv) With respect to each Company Employee Benefit Plan that is not a Non-US Company Plan, all contributions, premium payments, and other payments, expenses and reimbursements required to be made by the Company or any of its Subsidiaries by applicable Law or regulation or by any plan document or other contractual undertaking, have been timely made (except where the Company’s failure to timely make such contributions or pay such premiums would not result in any material liability, penalty or tax), or have been properly accrued and accurately reflected on the Company’s financial statements.

(v) With respect to each employee benefit plan, program, policy, practice, agreement, or other arrangement maintained and/or operated by a Governmental Entity and subject to the applicable Laws of any jurisdiction outside the United States and Canada, all contributions, premium payments, and other payments, expenses and reimbursements required to be made by the Company or any of its Subsidiaries by applicable Law or regulation or by any plan document or other contractual undertaking, have been timely made (except where the Company’s failure to timely make such contributions or pay such premiums would not result in any material liability, penalty or tax), or have been properly accrued and accurately reflected on the Company’s financial statements.

(vi) Each Company Employee Benefit Plan has been established, maintained and administered in compliance, in all material respects, with all applicable provisions of ERISA, the Code, all other Laws and regulations applicable to such Company Employee Benefit Plan, and the terms applicable to such Company Employee Benefit Plan. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security by the Company or any of its Subsidiaries with respect to a Company Employee Benefit Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA, the Code or other applicable Law.

(vii) Neither the Company, nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has ever maintained, sponsored or contributed to, or had an obligation to maintain, sponsor or contribute to, or had any actual or contingent liability or obligation with respect to, and no Company Employee Benefit Plan currently is, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither the Company nor any of its ERISA Affiliates has any actual or contingent liability under Title IV of ERISA, and no condition exists, other than as a result of the transactions contemplated by this Agreement, that presents a risk to the Company or any of its ERISA Affiliates of incurring any such liability.

(viii) With respect to any Company Employee Benefit Plan that is maintained for the benefit of employees, consultants or directors outside of the United States (each such Company Employee Benefit Plan, a “Non-US Company Plan”), (A) if intended to qualify for special tax treatment, the Non-US Company Plan meets the requirements for such treatment in all material respects, (B) the financial statements of the Company and its Subsidiaries accurately reflect in all material respects the Non-US Company Plan liabilities and accruals for contributions required to be paid to the Non-US Company Plans, in accordance with GAAP, and (C) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any Law or regulation in connection with a Non-US Company Plan which could have a Material Adverse Effect on (1) any Non-US Company Plan or (2) the condition of the Company or any of its Subsidiaries.

(ix) Neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212(c) of ERISA.

(x) Section 3.1(j)(x) of the Company Disclosure Letter sets forth each Company Employee Benefit Plan (or other arrangement) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in connection with any other event, condition or circumstance): (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, consultant or director of the Company or any of its Subsidiaries, (ii) result in the payment or provision (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to any current or former employee, consultant or contractor of the Company or any of its Subsidiaries; (iii) limit the right of the Company or any of its Subsidiaries to amend, merge or terminate any Company Employee Benefit Plan or trust; or (iv) give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

(xi) No Company Employee Benefit Plan provides for a tax gross-up or any similar payments or benefits with respect to the excise tax imposed under Section 4999 of the Code or the tax or penalties imposed under Section 409A of the Code.

(xii) To the Company’s knowledge, none of the Company, its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Company Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(xiii) There are no pending or, to the Company’s knowledge, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted by any current or former employee or consultant of the Company or its Subsidiaries, and to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Company Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Employee Benefit Plans or the assets of any of the trusts under any of the Company Employee Benefit Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation, and neither the Company nor any of its Subsidiaries have been reassessed in any material respect under such legislation during the past three (3) years and no audit of the Company or any of its Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no pending claims or, to the knowledge of the Company, potential claims which may materially adversely affect the Company’s accident cost experience in respect of the business of the Company or any Subsidiary of the Company.

(xiv) Neither the Company nor any of its Subsidiaries has any liability for life insurance, death or medical benefits to current or former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law.

(xv) Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code and any guidance issued by the Department of Treasury or the IRS thereunder, to the extent applicable to such plan.

(xvi) All Company Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) of a Company Share on the date of grant and no Company Option has been extended or amended, and no Company Option has been repriced, in each case since its original date of grant.

(k) Subsidiaries. Exhibit 21 to the Company’s most recently filed Form 10-K sets forth a complete and accurate list of each Subsidiary of the Company. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each Subsidiary of the Company that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each Subsidiary of the Company which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 3.1(k)(ii) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained.

(l) Absence of Certain Changes or Events. Since June 30, 2017, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(m) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (A) determined that the Arrangement is in the best interests of Company, (B) determined that the Arrangement is fair to the Company Shareholders, (C) approved the Arrangement and the entering into of this Agreement, (D) resolved to recommend that the Company Securityholders vote in favor of the Arrangement Resolution and (E) approved each other Transaction Agreement to which the Company is a party. To the knowledge of the Company, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Arrangement, or the other transactions contemplated hereby.

(n) Vote Required of The Company Stockholders. The Requisite Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

(o) Properties. (i) Other than with respect to the Company Real Properties (which are addressed in clauses (ii)-(iii) of this Section 3.1(o)), the Company or one of its Subsidiaries (A) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Company Public Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (1) statutory Liens securing payments not yet due, (2) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties and (3) mortgages, deeds of trust or security interests related to indebtedness reflected on the consolidated financial statements of the Company (such Liens in clauses (1) through (3), “Company Permitted Liens”), and (B) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Public Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to the Company’s knowledge, the lessor.

(ii) All real properties occupied, used or held for use in the business of the Company or any Subsidiary of the Company or reflected in the latest audited balance sheet included in the Company Public Documents (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) are referred to herein as the “Company Real Properties”. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has good and marketable either fee simple or leasehold (as the case may be) title to all Company Real Properties, in each case free and clear of all Liens other than Company Permitted Liens. All aspects of the Company Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Company Permitted Liens, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Company Permitted Liens, except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) All leases and subleases pursuant to which the Company or any of its Subsidiaries leases the leased Company Real Properties are referred to herein as the “Company Real Property Leases”. Each of the Company Real Property Leases is valid, binding and in full force and effect without default thereunder by the lessee or, to the Company’s knowledge, the lessor (and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Company Real Property Lease), except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of all Company Real Property Leases that are material to the Company have been made available by the Company to Parent prior to the date of this Agreement, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. There is no pending or, to the knowledge of the Company, threatened suit, action or proceeding with respect to any leased property that is material to the Company’s business which would reasonably be expected to interfere in any material respect with the quiet enjoyment of any tenant. As used herein, the term “lease” shall also include subleases, the term “lessor” shall also include any sublessor, and the term “lessee” shall also include any sublessee.

(p) Intellectual Property. All material patents, trade secrets, copyrights, trademarks, service marks, domain names, trade names, confidential know-how and other intellectual property (including any registrations or applications for registration of any of the foregoing) used in the business of the Company or any Subsidiary of the Company are referred to herein collectively, as the “Company Intellectual Property”. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or its Subsidiaries own free and clear of all Liens other than Company Permitted Liens or have a valid license to use all Company Intellectual Property necessary to carry on their business as currently conducted, (ii) the Company Intellectual Property does not infringe, misappropriate, dilute, violate or make unauthorized use of (“Infringe”) the intellectual property rights of third parties and to the Company’s Knowledge is not being Infringed by any third parties, (iii) to the knowledge of the Company, no facts or circumstances exist that would affect the validity, substance or existence of, or the Company’s rights in, the Company Intellectual Property, (iv) the Company and its Subsidiaries have taken reasonable actions to protect and maintain the Company Intellectual Property, including the Company Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of the Company, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Company Intellectual Property, nor does the Company know of any valid basis therefor.

(q) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i) the Company and its Subsidiaries hold, and are in compliance with all applicable permits, licenses, approvals, certifications, registrations and other governmental authorizations (“Environmental Permits”) required under all applicable foreign, federal, state and local laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of natural resources or the environment or exposure to hazardous or toxic substances, materials or wastes (“Environmental Laws”) for the Company to conduct its operations, and are in compliance with all applicable Environmental Laws;

(ii) to the Company’s knowledge, the Company and its Subsidiaries have not received or been subject to any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and the Company has no knowledge of any pending or threatened Environmental Claim; and

(iii) neither the Company nor any of its Subsidiaries has released any contaminant, pollutant or other hazardous or toxic substance, material or waste regulated as such under Environmental Laws or any other substance, material or waste that would reasonably be expected to result in liability under any Environmental Laws (collectively, “Hazardous Materials”) at, on, from or under any of the properties or facilities currently or formerly owned or leased by the Company or its Subsidiaries in violation of, or in a manner, location or quantity that would reasonably be expected to require remedial action under, any Environmental Laws.

(r) Labor and Employment Matters. Section 3.1(r) of the Company Disclosure Letter sets forth a complete list of each bargaining unit, employee association, works council or other similar labor organization of the Company or any of its Subsidiaries and each collective bargaining agreement or similar labor-related agreement or arrangement to which the Company or any of its Subsidiaries is a party or is subject to. Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability or material interruption to the Company or any of its Subsidiaries, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) to the Company’s knowledge, no union organizing or certification campaign with respect to any employees of the Company or its Subsidiaries is underway or threatened, (iii) there is no unfair labor practice charge or complaint against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened, (iv) there is no grievance or arbitration pending relating to any collective bargaining agreement or other grievance procedure, (v) no union has applied to have the Company or any of its Subsidiaries declared a common or related employer pursuant to applicable labor relations legislation in any jurisdiction in which the Company or its Subsidiaries carry on the business and (vi) no charges with respect to or relating to the Company or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. The Company and its Subsidiaries are, and for the two years preceding the date hereof have been, in compliance in all material respects with all applicable Laws with respect to employment, employment practices, discrimination, terms and conditions of employment, wages and hours, shift differential pay, stand-by pay, allowances, training funds, union dues, unfair labor practices, employee and individual service provider classification, and have not received any notice to the contrary.

(s) Insurance. The Company and its Subsidiaries maintain insurance in such amounts and covering such losses and risks as, in the Company’s reasonable determination, is adequate to protect the Company and its Subsidiaries and their respective businesses and is customary for companies engaged in similar businesses in similar industries. With respect to each insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

(t) Customers. Prior to the date hereof, the Company has furnished to Parent a list of the ten largest customers of the Company (on a consolidated basis) for the calendar year ended December 31, 2016 (the “Company Top Customers”). During the 12 months prior to the date hereof: (i) no Company Top Customer has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries; and (ii) no Company Top Customer has threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries.

(u) Related-Party Transactions. Except for employment contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company Public Document, Section 3.1(u) of the Company Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (a “Company Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Company Shares, or (C) any affiliate of any such officer, director or owner, since January 1, 2016, and (ii) identifies each Company Affiliate Transaction that is in existence as of the date of this Agreement, in each case to the extent that such Company Affiliate Transaction has not been disclosed in the Company’s most recently filed proxy statement. The Company has provided or made available to Parent correct and complete copies of each contract or other relevant documentation (including any amendments or modifications thereto) providing for each Company Affiliate Transaction.

(v) Plants and Equipment. The plants, structures and equipment necessary for the continued operation of the businesses of the Company or any of its Subsidiaries are sufficient to conduct their material operations in the ordinary course of business in a manner consistent with their past practices.

(w) Brokers or Finders. Other than J.P. Morgan Securities LLC, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

(x) Opinions of the Company Financial Advisors. The Company has received the Fairness Opinion, and such Fairness Opinion has not been withdrawn, revoked or modified.

(y) MI 61-101. To the knowledge of the Company, no related party of the Company (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(z) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Disclosure Letter), or the certificates delivered pursuant to Section 6.2, neither the Company nor any of its Subsidiaries or Representatives makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or the transaction contemplated by this Agreement or any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and the Company disclaims any other representations or warranties, whether made by the Company or any of its affiliates or its Representatives. The Parties agree that neither the Company nor any other person on behalf of the Company (i) makes any representation or warranty or (ii) will have any or be subject to any liability or obligation with respect to the Company or any of its Subsidiaries regarding any projections or probable or future revenues, expenses, profitability or financial results of the Company or its Subsidiaries, any material made available to Parent or AcquisitionCo at any time in certain “data rooms”, management presentations, “responses to questions submitted by or on behalf of Parent or AcquisitionCo, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

Section 3.2 Representations and Warranties of Parent. Except, with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure letter delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Letter”) (it being understood by the parties that any information disclosed in one subsection of the Parent Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Parent Disclosure Letter to which the relevance of such information is reasonably apparent on its face), and except as disclosed in the Parent Public Documents filed on or after January 1, 2017 and prior to the date hereof (excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than, in each of the foregoing, any historical facts included therein), Parent represents and warrants to the Company as follows:

(a) Organization, Standing and Power. Each of Parent, AcquisitionCo and the other Subsidiaries of Parent is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, complete and correct copies of the organizational documents of Parent and AcquisitionCo as in effect on the date hereof have been made available to the Company.

(b) Capital Structure. (i) The authorized capital stock of Parent consists of 800,000,000 Parent Shares, par value $0.001, and 25,000,000 Parent Preferred Shares, par value $0.001. As of August 10, 2017, (A) 335,562,365 Parent Shares were issued and outstanding, (B) no Parent Preferred Shares were issued and outstanding, (C) 4,471,461 Parent Shares were subject to issuance upon the vesting or settlement of Parent Equity Awards, 4,404,045 of which are subject to issuance upon the exercise or payment of outstanding Parent Equity Awards which consist of options to purchase or acquire Parent Shares, and (D) 6,837,824 Parent Shares remained available for future issuance under the Parent Employee Benefit Plans. All issued and outstanding Parent Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights.

(ii) No Voting Debt of Parent is issued or outstanding.

(iii) Except for (A) the Transaction Agreements, (B) the 4,471,461 Parent Shares subject to issuance upon the vesting or settlement of Parent Equity Awards, as of August 10, 2017, (C) the notes set forth on Section 3.2(b)(iii) of the Parent Disclosure Letter and (D) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent, AcquisitionCo or any other Subsidiary of Parent is a party or by which it is bound obligating any of Parent, AcquisitionCo or any other Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of any of Parent, AcquisitionCo or any other Subsidiary of Parent or obligating any of Parent, AcquisitionCo or any other Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Parent, AcquisitionCo or any other Subsidiary of Parent (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent, AcquisitionCo or any other Subsidiary of Parent, or (B) pursuant to which Parent, AcquisitionCo or any other Subsidiary of Parent could be required to register Parent Shares or other securities under applicable Securities Laws, except any such contractual obligations entered into after the date hereof as permitted by Section 4.2.

(iv) Since August 10, 2017, except as permitted by Section 4.2, (A) Parent has not (A) issued or permitted to be issued any shares of capital stock, Parent Equity Awards, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Parent or any of its Subsidiaries, other than pursuant to and as required by the terms of any Parent Employee Benefit Plan; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of Parent or any of its Subsidiaries.

(v) At the Effective Time, all of the issued and outstanding capital stock of AcquisitionCo shall consist of common shares, without par value, and will be owned directly by Parent, and there will be (A) no other shares of capital stock or other voting securities of AcquisitionCo, (B) no securities of AcquisitionCo convertible into or exchangeable for shares of capital stock or other voting securities of AcquisitionCo and (C) no options or other rights to acquire from AcquisitionCo, and no obligations of

AcquisitionCo to issue any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of AcquisitionCo. Prior to the Effective Time AcquisitionCo will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Arrangement and the other transactions contemplated by this Agreement.

(c) Authority. (i) Parent and AcquisitionCo have all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and AcquisitionCo. This Agreement has been duly executed and delivered by Parent and by AcquisitionCo and constitutes a valid and binding obligation of Parent and of AcquisitionCo, enforceable against Parent and against AcquisitionCo in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Each other Transaction Agreement to which Parent or AcquisitionCo is a party has been, or will be prior to the Effective Time, duly executed and delivered by Parent or AcquisitionCo, as applicable, and constitutes, or will constitute at the Effective Time, a valid and binding obligation of Parent or AcquisitionCo, as applicable, enforceable against Parent or AcquisitionCo, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement and each other Transaction Agreement to which Parent or AcquisitionCo is a party and the consummation of the transactions contemplated hereby and thereby will not, (A) result in any Violation of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets pursuant to, any provision of the organizational documents of Parent, AcquisitionCo or any other Subsidiary of Parent, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, AcquisitionCo or any other Subsidiary of Parent or any of their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Parent or (y) prevent, materially delay or materially impede Parent’s or AcquisitionCo’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, AcquisitionCo or any other Subsidiary of Parent in connection with the execution and delivery by Parent or AcquisitionCo of this Agreement or any other Transaction Agreement to which Parent or AcquisitionCo is a party, or the consummation by Parent or AcquisitionCo of the transactions contemplated hereby or thereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Parent or (y) prevent, materially delay or materially impede Parent’s or AcquisitionCo’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Laws or the rules and regulations of the NYSE, (B) the receipt of the Interim Order, any approvals required under the Interim Order, and the Final Order and the filing of the Articles of Arrangement with the Registrar required by the ABCA, (C) notices or filings under the HSR Act, the CCA (if required) and any required clearances, approvals or authorizations under any Merger Control Law and (D) any permissions or consents under Bermuda law which have been given or obtained prior to the date hereof.

(d) Public Documents. Parent has furnished or filed Parent Public Documents required to be furnished or filed with the applicable Securities Authorities since January 1, 2017. As of their respective dates of being furnished or filed with the applicable Securities Authority (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Parent Public Documents complied, and each Parent Public Document filed after the date hereof and prior to the Effective Date will comply, in all material respects with the requirements of all applicable Securities Laws, and none of the Parent Public Documents when so furnished or filed contained (or to the extent filed after the date hereof and prior to the Effective Date, will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Parent Public Document that is a registration statement, as amended, if applicable, filed pursuant to the U.S. Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of Parent included in the Parent Public Documents complied as to form, as of their respective dates of filing with the applicable Securities Authority, in all material respects with all the published rules and regulations of the applicable Securities Authority with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from any Securities Authority with respect to any of the Parent Public Documents.

(e) Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, as filed with the SEC prior to the date hereof, (ii) liabilities incurred since June 30, 2017 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to Parent, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, Parent, AcquisitionCo and the other Subsidiaries of Parent do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Parent’s financial statements in accordance with GAAP.

(f) Compliance with Applicable Laws. Parent, AcquisitionCo and the other Subsidiaries of Parent hold all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Parent, AcquisitionCo and the other Subsidiaries of Parent, taken as a whole (the “Parent Permits”), and Parent, AcquisitionCo and the other Subsidiaries of Parent are, and for the two years preceding the date hereof have been, in compliance with the terms of the Parent Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a Material Adverse Effect on Parent. The businesses of Parent, AcquisitionCo and the other Subsidiaries of Parent are not being and during the two years preceding the date hereof have not been conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity (including the Sarbanes Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent. No investigation by any Governmental Entity with respect to Parent, AcquisitionCo or any other Subsidiary of Parent is pending or, to the knowledge of Parent, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(g) Legal Proceedings. There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened, against or affecting Parent, AcquisitionCo or any other Subsidiary of Parent that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or prevent, materially delay or materially impede Parent’s or AcquisitionCo’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent, AcquisitionCo or any other Subsidiary of Parent having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(h) Taxes. Each of Parent, AcquisitionCo and the other Subsidiaries of Parent has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), and has timely paid all material Taxes shown thereon as arising and has duly and timely paid all material taxes that are due and payable to U.S. federal, state, or local or non-US taxing authorities.

(i) Certain Agreements. As of the date hereof, each contract, arrangement, commitment or understanding to which Parent, AcquisitionCo or any other Subsidiary of Parent is a party and which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (the “Parent Contracts”) have been filed as exhibits to the Parent Public Documents filed with the SEC through and including the date of this Agreement. The Parent Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. None of Parent, AcquisitionCo or any other Subsidiary of Parent has, and to the knowledge of Parent, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Parent.

(j) Benefit Plans.

(i) Each Parent Employee Benefit Plan has been established, maintained and administered in compliance, in all material respects, with all applicable provisions of ERISA, the Code, all other Laws and regulations applicable to such Parent Employee Benefit Plan, and the terms applicable to such Parent Employee Benefit Plan. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security by Parent, AcquisitionCo or any other Subsidiary of Parent with respect to a Parent Employee Benefit Plan or the imposition of any lien on the assets of any of Parent, AcquisitionCo or any other Subsidiary of Parent under ERISA, the Code or other applicable Law.

(ii) As to any employee benefit plan sponsored, maintained, contributed to, or required to be contributed to, by Parent, AcquisitionCo or any other Subsidiary of Parent, or any of their respective ERISA Affiliates that is subject to Title IV of ERISA (a “Parent Title IV Plan”), except as would not reasonably be expected to have a Material Adverse Effect on Parent, (A) there has been no failure to satisfy the minimum funding standards, whether or not waived, imposed by Section 302 of ERISA or Section 412 of the Code; (B) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of regulation Section 4043.1 et seq., promulgated by the PBGC have not been waived) has occurred; (C) no proceeding has been instituted under Section 4042 of ERISA to terminate the plan; (D) Parent, AcquisitionCo and the other Subsidiaries of Parent, and their respective ERISA Affiliates have made all required contributions; (E) no notice of intent to terminate such plan has been given under Section 4041 of ERISA; (F) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; (G) no withdrawal liability, within the meaning of 4201 of ERISA, for which any of Parent, AcquisitionCo or any other Subsidiary of Parent or any of their respective ERISA Affiliates could be liable has been incurred, which withdrawal liability has not been satisfied; and (H) such plan complies in form and has been operated in compliance with its terms and the requirements of all applicable Laws, including

ERISA and the Code. An actuarial report or valuation for the most recently completed plan year for each Parent Title IV Plan has been made available to the Company.

(iii) None of Parent, AcquisitionCo or any other Subsidiary of Parent, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212(c) of ERISA.

(iv) To Parent’s knowledge, none of Parent, AcquisitionCo or any other Subsidiary of Parent nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Parent Employee Benefit Plans or their related trusts, any of Parent, AcquisitionCo or any other Subsidiary of Parent or any Person that any of Parent, AcquisitionCo or any other Subsidiary of Parent has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Subsidiaries. Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 28, 2017 includes all of the Subsidiaries of Parent that are Significant Subsidiaries. All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Parent or by another Subsidiary of Parent are fully paid and nonassessable and owned by Parent or by another Subsidiary of Parent free and clear of any Lien.

(l) Absence of Certain Changes or Events. Since June 30, 2017, (i) Parent, AcquisitionCo and the other Subsidiaries of Parent have conducted their respective businesses in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

(m) Board Approval. The Board of Directors of Parent, by resolutions duly adopted, has approved and adopted this Agreement and approved each other Transaction Agreement to which it or any of its Subsidiaries is a party, and the Board of Directors of AcquisitionCo, by resolutions duly adopted, has adopted this Agreement and each other Transaction Agreement to which it or any of its Subsidiaries is a party. To the knowledge of Parent, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Arrangement, or the other transactions contemplated hereby.

(n) Vote Required of AcquisitionCo Shareholders. No vote of the holders of any class or series of Parent or AcquisitionCo capital stock is necessary to approve this Agreement and the transactions contemplated hereby.

(o) Properties. (i) Other than with respect to the Parent Real Properties (which are addressed in clauses (ii)-(iv) of this Section 3.2(o)), Parent, AcquisitionCo or one of the other Subsidiaries of Parent (A) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Parent Public Documents as being owned by Parent or one of its Subsidiaries or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (1) statutory Liens securing payments not yet due, (2) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties and (3) mortgages, deeds of trust or security interests related to indebtedness reflected on the consolidated financial statements of Parent (such Liens in clauses (1) through (3), “Parent Permitted Liens”), and (B) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Parent Public Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Parent’s knowledge, the lessor.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, one of Parent, AcquisitionCo or one of the other Subsidiaries of Parent has good and marketable either fee simple or leasehold (as the case may be) title to all real properties occupied, used or held for use in Parent’s business or reflected in the latest audited balance sheet included in the Parent Public Documents (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (the “Parent Real Properties”), in each case free and clear of all Liens other than Parent Permitted Liens. All aspects of the Parent Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Parent Permitted Liens, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Parent Permitted Liens, except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Parent.

(iii) Each of the leases and subleases pursuant to which Parent, AcquisitionCo or any of the other Subsidiaries of Parent leases the leased Parent Real Properties (the “Parent Real Property Leases”) is valid, binding and in full force and effect without default thereunder by the lessee or, to Parent’s knowledge, the lessor (and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Parent Real Property Lease), except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of all Parent Real Property Leases that are material to Parent have been made available by Parent to the Company prior to the date of this Agreement, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. There is no pending or, to the knowledge of Parent, threatened suit, action or proceeding with respect to any leased property that is material to Parent’s business which would reasonably be expected to interfere in any material respect with the quiet enjoyment of any tenant. As used herein, the term “lease” shall also include subleases, the term “lessor” shall also include any sublessor, and the term “lessee” shall also include any sublessee.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, all buildings, structures, improvements and fixtures located on or within the Parent Real Property, and all other aspects of the Parent Real Property, (1) are in good operating condition and repair and are structurally sound and free of any defects; (2) are suitable, sufficient and appropriate in all respects for their current and contemplated uses; and (3) consist of sufficient land, parking areas, sidewalks, driveways and other improvements (and otherwise have adequate ingress and egress to public rights of way) to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted.

(p) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent, AcquisitionCo or one of the other Subsidiaries of Parent own free and clear of all Liens other than Parent Permitted Liens or have a valid license to use all material patents, trade secrets, copyrights, trademarks, service marks, domain names, trade names, confidential know-how and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the “Parent Intellectual Property”) necessary to carry on their business as currently conducted, (ii) the Parent Intellectual Property does not Infringe the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the knowledge of Parent, no facts or circumstances exist that would affect the validity, substance or existence of, or Parent’s rights in, the Parent Intellectual Property, (iv) Parent, AcquisitionCo and the other Subsidiaries of Parent have taken reasonable actions to protect and maintain the Parent Intellectual Property, including Parent Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of Parent, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Parent Intellectual Property, nor does Parent know of any valid basis therefor.

(q) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

(i) Parent, AcquisitionCo and the other Subsidiaries of Parent hold, and are in compliance with all Environmental Permits required under all applicable Environmental Laws for Parent to conduct its operations, and are in compliance with all applicable Environmental Laws;

(ii) to Parent’s knowledge, none of Parent, AcquisitionCo or any of the other Subsidiaries of Parent has received any Environmental Claim, and Parent has no knowledge of any pending or threatened Environmental Claim; and

(iii) none of Parent, AcquisitionCo or any of the other Subsidiaries of Parent has released any Hazardous Materials at, on, from or under any of the properties or facilities currently or formerly owned or leased by Parent, AcquisitionCo or any of the other Subsidiaries of Parent in violation of, or in a manner, location or quantity that would reasonably be expected to require remedial action under, any Environmental Laws.

(r) Insurance. Parent, AcquisitionCo and the other Subsidiaries of Parent maintain insurance in such amounts and covering such losses and risks as, in Parent’s reasonable determination, is adequate to protect Parent, AcquisitionCo and the other Subsidiaries of Parent with respect to their respective businesses and is customary for companies engaged in similar businesses in similar industries. With respect to each insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) none of Parent, AcquisitionCo or any other Subsidiary of Parent is in breach or default, and none of Parent, AcquisitionCo or any other Subsidiary of Parent has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Parent, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

(s) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Intrepid Financial Partners, L.L.C. (the fees of which will be paid by Parent) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from Parent, AcquisitionCo or any other Subsidiary of Parent in connection with any of the transactions contemplated by this Agreement.

(t) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2 (as modified by the Parent Disclosure Letter), or the certificates delivered pursuant to Section 6.3, none of Parent, AcquisitionCo or any other Subsidiary of Parent or any of their respective Representatives makes any other express or implied representation or warranty with respect to Parent, AcquisitionCo or any other Subsidiary of Parent, the transaction contemplated by this Agreement or any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and Parent disclaims any other representations or warranties, whether made by Parent, AcquisitionCo or any other Subsidiary of Parent, or any of their respective affiliates or Representatives. The Parties agree that neither Parent nor any other person on behalf of Parent (i) makes any representation or warranty or (ii) will have any or be subject to any liability or obligation with respect to Parent, AcquisitionCo or any other Subsidiary of Parent, regarding any projections or probable or future revenues, expenses, profitability or financial results of Parent, AcquisitionCo or any other Subsidiary of Parent, any material made available to the Company at any time in certain “data rooms”, management presentations, responses to questions submitted by or on behalf of the Company, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of the Company. During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement, the Company agrees as to itself and its

Subsidiaries that, except as expressly permitted or expressly contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto), as set forth in Section 4.1 of the Company Disclosure Letter, as required by applicable law, or to the extent that Parent shall otherwise consent in writing:

(a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Notwithstanding the foregoing, no failure to act by the Company or any of its Subsidiaries with respect to matters specifically prohibited by any other provisions of this Section 4.1 shall be deemed a breach of the preceding sentence. The Company shall not, nor shall it permit any of its Subsidiaries to, without the prior consent of the Parent, which consent shall not be unreasonably withheld, conditioned, or delayed, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ operating policies in any respect that is material to the Company, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities (A) incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of $5 million, in the aggregate, or (B) required on an emergency basis or for the safety of individuals or compliance with Environmental Laws in an amount not exceeding $5 million net of insurance coverage for any individual event or occurrence, provided that the Company shall notify Parent as promptly as practicable of such expenditure, (iv) enter into or amend any agreement that has as its subject matter a Company Affiliate Transaction, or (v) subject to Section 5.13(a): enter into any agreement that would constitute a Company Contract had such agreement been in effect on the date hereof or amend or terminate any Company Contract in any material respect, or waive or grant any release or relinquishment of any material rights under, or renew, any Company Contract.

(b) Dividends; Changes in Stock. Except for transactions solely among the Company and its wholly owned Subsidiaries, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine, subdivide, consolidate or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination, subdivision, consolidation or reclassification of capital stock of a wholly owned Subsidiary of the Company or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock other than as required by any Company Stock Incentive Plan, Company Employee Benefit Plan or employment agreement of the Company made available to Parent prior to the date hereof (including in connection with the payment of any exercise price or Tax withholding in connection with the exercise or vesting of Company Options or Company Restricted Stock Units), (iv) issue, deliver, sell or grant any right, warrant or option to acquire any Company Shares or equity interests or (v) issue, deliver, sell or grant any additional Company Shares or equity interests or any securities convertible or exchangeable into or exercisable for, or any rights based in whole or in part on the value of, any Company Shares.

(c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, Company Restricted Stock Units, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Shares required to be issued upon the exercise or settlement of Company Options under the Company Stock Incentive Plans outstanding on the date hereof in accordance with the terms of the applicable Company

Stock Incentive Plan in effect on the date hereof, or (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of the Company.

(d) Governing Documents, Etc. The Company shall not amend or propose to amend the organizational documents of the Company or, except as permitted pursuant to Section 4.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly owned Subsidiary of the Company.

(e) No Acquisitions. Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Company Acquisitions”) that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by the Company and its Subsidiaries in such Company Acquisitions does not exceed in the aggregate $25 million, or (ii) are Company Acquisitions of inventory in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging, amalgamating or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to the Company.

(f) No Dispositions. Other than (i) any sale, lease, assignment, encumbrances or other disposition of inventory in the ordinary course of business consistent with past practice and (ii) dispositions of other assets (including Subsidiaries) in the ordinary course of business consistent with past practice if the book value thereof does not exceed in the aggregate $5 million, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets.

(g) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any long-term debt securities of others; provided, however, that nothing in this Section 4.1(g) shall prohibit the Company from granting customers customary trade credit in the ordinary course of business and consistent with past practices.

(h) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect or delay the ability of the parties to obtain any of the Regulatory Approvals in any material respect without taking any action of the type referred to in Section 5.2(c)(ii).

(i) Accounting Methods; Tax Matters. The Company shall not change in any material respect its material methods of accounting in effect at June 30, 2017. The Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes or surrender any right to claim a refund of a material amount of Taxes, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax. The Company shall not enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement. The Company shall not file any material Tax Return other than one prepared in a manner consistent with past practice, or apply for or enter into any ruling from any taxing authority with respect to Taxes. The Company shall not take any action or knowingly permit inaction or knowingly enter into any transaction that could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the securities of any affiliates or Subsidiaries and other non-depreciable capital property owned by the Company or any of its Subsidiaries on the date hereof, upon an amalgamation or winding-up of the Company or any of its Subsidiaries (or any of their respective successors). The Company shall not make, and shall cause each of its Subsidiaries which is a corporation resident in Canada (within the meaning of the Tax Act) not to make, any “investment” (within the meaning of section 212.3(10) of the Tax Act) in a corporation that is not resident in Canada (within the meaning of the Tax Act); provided, however, that the Company and its Subsidiaries may make up to $1 million in the aggregate of such “investments” in the ordinary course of business. As promptly as possible after the date hereof, the Company shall provide Parent with a list of all Tax Returns with respect to which the Company or any of its Subsidiaries has requested an extension of time within which to file such Tax Return which Tax Return has not yet been filed.

(j) Compensation and Benefit Plans. Except as required by applicable Law, the Company shall not and shall not permit its Subsidiaries to: (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director, officer, employee or full time individual independent contractor of the Company or any of its Subsidiaries; provided that such increases in cash compensation shall be permitted for any individual who is not a director or senior executive of the Company in the ordinary course of business, but the aggregate amount of all such increases among all such individuals shall not exceed $500,000 (on an annualized basis); (ii) increase or accelerate the accrual rate, vesting, or timing of payment or funding of, any compensation, severance, retention, benefits or other rights of any current or former director, employee or full time individual independent contractor of the Company or any of its Subsidiaries or otherwise pay any amount to which any current or former director, employee or full time individual independent contractor of the Company or any of its Subsidiaries is not entitled; (iii) establish, adopt, amend, or become a party to any new employment, severance, retention, change in control, or consulting agreement or any employee benefit or compensation plan, program, commitment, policy, practice, arrangement, or agreement or amend, suspend or terminate any Company Employee Benefit Plan; provided that this clause shall not prohibit the Company or its Subsidiaries from (A) establishing a “top up retention pool” with costs not to exceed $2 million in the aggregate, based on the plan mutually agreed to by Parent and the Company, pursuant to which participants will be eligible to receive a retention payment subject to their continued employment with the Company through the 30th day following the Effective Date (such date, the “Retention Date”) (with participants remaining eligible to receive such payment in the event he or she is terminated without “cause” following the Effective Date but prior to the Retention Date), with the participants and individual awards thereunder as discussed and agreed to by Parent’s Chief Executive Officer, based on recommendations provided to Parent by the Company’s Chief Executive Officer), or (B) hiring at-will employees to replace employees who have left employment of the Company, so long as such hiring (and the applicable employment terms) is consistent with past practice; (iv) modify any Company Option, Company Restricted Stock Unit, or other equity-based award (except to the extent required by Section 2.15 and Section 2.16 of this Agreement); (v) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Company Employee Benefit Plan; or (vi) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement or other contract with any labor union, except as required by the terms of any collective bargaining agreement or other contract with any labor union in effect on the date hereof.

(k) No Liquidation. The Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material litigation other than settlements or compromises of litigation where (i) the amount paid (less the amount reserved for such matters by the Company and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $250,000 and (ii) if such settlement or compromise involves a grant of injunctive relief against the Company or any of its Subsidiaries, such injunctive relief would not reasonably be expected to materially impair the business of the Company and its Subsidiaries, taken as a whole.

(m) Insurance. The Company shall not, and shall not permit any of its Subsidiaries to, permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any material insurance policy.

(n) Non-Competition. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement, commitment or understanding that, after the Effective Time, would purport to limit the ability of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business.

(o) Other Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(p) Pre-Acquisition Reorganization.

(i) The Company agrees that, upon request by the Purchaser, the Company shall use all commercially reasonable efforts to:

(1) effect such reorganizations of the Company’s business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and

(2) co-operate with the Purchaser and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that:

(I) the Pre-Acquisition Reorganizations are not prejudicial to securityholders of the Company (having regard to the indemnities provided herein);

(II) the Pre-Acquisition Reorganizations do not impair the ability of the Purchaser or the Company to complete the Arrangement or delay the completion of the Arrangement;

(III) the Pre-Acquisition Reorganizations are effected as close as reasonably practicable prior to the Effective Time;

(IV) none of the Company or its Subsidiaries is required to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company incrementally greater than the Taxes or other consequences to such party in connection with the completion of the Arrangement in the absence of action being taken pursuant to this Section 4.1(p);

(V) the Pre-Acquisition Reorganizations do not result in any material breach by the Company or any of its Subsidiaries of any Contract or any breach by the Company or any of its Subsidiaries of their respective organizational documents or Law; and

(VI) the Pre-Acquisition Reorganizations shall not become effective unless the Purchaser has waived or confirmed in writing the satisfaction of all conditions in its favour under Section 6.1 and Section 6.2 and shall have confirmed in writing that the Purchaser is prepared to promptly and without condition (other than compliance with this Section 4.1(p)) proceed to effect the Arrangement.

(ii) The Purchaser waives any breach of a representation, warranty or covenant by the Company, where such breach is a result of an action taken by the Company or a Subsidiary of the Company in good faith pursuant to a request by the Purchaser in accordance with this Section 4.1(p). The Purchaser shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 15 Business Days prior to the Effective Time. Upon receipt of such notice, the Purchaser and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement or the Plan of Arrangement (provided that such amendments do not require the Company to obtain approval of Shareholders (other than as properly put forward and approved at the Company Meeting) or materially delay the Effective Date), to give effect to such Pre-Acquisition Reorganization. If the Arrangement is not completed other than due to a breach by the Company of the terms and conditions of this Agreement, the Purchaser shall:

(1) forthwith reimburse the Company for all reasonable out-of-pocket costs and expenses incurred in connection with any proposed Pre-Acquisition Reorganization; and

(2) indemnify the Company for any losses or costs (other than those reimbursed in accordance with the foregoing) incurred by the Company and arising directly out of any Pre-Acquisition Reorganization provided however, that such indemnity shall include any reasonable costs incurred by the Company in order to restore the organizational structure of the Company to a substantially identical structure of the Company as at the date hereof.

(iii) Without limiting the generality of the foregoing, the Company acknowledges that the Purchaser may enter into transactions (the “Bump Transactions”) designed to step up the tax basis in certain capital property of the Company for purposes of the Tax Act and agrees to use commercially reasonable efforts to provide information reasonably required by Purchaser in this regard on a timely basis and to assist in the obtaining of any such information in order to facilitate a successful completion of the Bump Transactions or any such other reorganizations or transactions as is reasonably requested by the Purchaser.

Section 4.2 Covenants of Parent. During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement, Parent agrees as to itself and its Subsidiaries that, except as expressly permitted or expressly contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto), as set forth in Section 4.2 of the Parent Disclosure Letter, as required by applicable law, or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) Ordinary Course. Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Notwithstanding the foregoing, no failure to act by Parent or any of its Subsidiaries with respect to matters specifically prohibited by any other provisions of this Section 4.2 shall be deemed a breach of the preceding sentence.

(b) Dividends; Changes in Stock. Except for transactions solely among Parent and its wholly owned Subsidiaries or the declaration and payment by Parent of regular quarterly dividends at a rate not to exceed $0.06 per Parent Share, Parent shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its equity securities, (ii) split, combine, subdivide, consolidate or reclassify any capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares (except for any split, combination, subdivision, consolidation or reclassification of capital stock of a wholly owned Subsidiary of Parent or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent), or (iii) except with respect to any Parent Equity Awards, repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any of its shares or any securities convertible into or exercisable for any of its shares.

(c) Governing Documents, Etc. Except as would not have an adverse and disproportionate impact on the Company Shareholders (as compared to the current Parent Shareholders), Parent shall not amend or propose to amend the organizational documents of Parent or enter into, or permit any Significant Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly owned Subsidiary of Parent.

(d) Other Actions. Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect or delay the ability of the parties to obtain any of the Regulatory Approvals in any material respect without taking any action of the type referred to in Section 5.2(c)(ii).

(e) No Liquidation. Parent shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(f) Other Agreements. Parent shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited to be taken by such person by this Section  4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Access to Information; Confidentiality. Subject to the Confidentiality Agreement, and subject to applicable law, upon reasonable notice, each of Parent, AcquisitionCo and the Company shall, and shall cause its respective Subsidiaries to, afford to each other and their respective officers, directors, employees, accountants, counsel, financial advisors and other agents and representatives (collectively, “Representatives”), reasonable access (during normal business hours, upon reasonable prior notice and in accordance with procedures reasonably established by, and in a manner as shall not unreasonably interfere with the business or operations of, the Parent, AcquisitionCo, Company or any of their respective Subsidiaries, as applicable) during the period prior to the earlier of the Effective Time or the termination of this Agreement to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other all other information concerning its business, properties and personnel as Parent or the Company may reasonably request. No review pursuant to this Section 5.1 shall affect any representation or warranty made by any Party or any certificate delivered pursuant hereto. Each Party will hold, and will cause its respective Representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Any such investigation pursuant to this Section 5.1 shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Parent, AcquisitionCo or the Company, as the case may be. No Party shall conduct any core sampling or other invasive environmental testing without prior written approval of the other Party. No Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment or decree. Notwithstanding the foregoing, no Party shall be required to disclose personnel records relating to individual performance or evaluation records, medical histories, or other information the disclosure of which would violate applicable law. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and in no event after the Outside Date, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity, including pursuant to the HSR Act, the CCA, and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party in order to consummate the Arrangement or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, (i) each Party agrees (A) to make, as promptly as practicable, and in any event no later than 15 Business Days from the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (B) to make, as promptly as reasonably practicable such other notifications and filings as are required under the CCA and any Merger Control Laws with respect to the transactions contemplated hereby that the Parties agree are required to be made, and (C) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the CCA or Merger Control Law by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Merger Control Law and to secure any clearances and authorizations under Merger Control Laws on or before the Outside Date; and (ii) the Company agrees that it shall and, where appropriate, shall cause each of its Subsidiaries to (X) use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements which applicable Laws may impose on the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement and (Y) reasonably cooperate with Parent and its advisors in implementing the Arrangement and determining the optimal structure of Parent and the Company following the closing of the Arrangement, provided that the Company shall not be obligated to consent or agree to any change to the structure of the Arrangement that would reduce, impair, or otherwise negatively impact the benefits of the Arrangement, or would otherwise be prejudicial, to the Company Securityholders or that would materially delay the Effective Date.

(b) Each of the Company and Parent shall, in connection with the efforts referenced in Section 5.2(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Party of the status of any of the matters contemplated hereby, including providing the other Party with a copy of any material written communication (or summary of material oral communications) received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any material written communication (or summary of material oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or teleconference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other Person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences.

(c) In furtherance and not in limitation of the covenants of the Company and Parent contained in this Section 5.2, (i) if (A) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree (including the HSR Act and the CCA), (B) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Arrangement or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree (including the HSR Act and the CCA) or that would otherwise prevent, materially delay or materially impede the consummation of the Arrangement or the other transactions contemplated hereby, or (C) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Arrangement or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Arrangement or the other transactions contemplated hereby, then (ii) each of the Company and Parent shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including agreeing to sell, swap, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, or selling, swapping, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or asset in a specified manner, which would resolve such objections, actions or proceedings such that the Arrangement can reasonably likely to be consummated by the Outside Date. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 5.2 shall require, or be deemed to require the taking of any of the foregoing actions by any Party that (i) is not conditional on the consummation of the Arrangement or (ii) would be reasonably likely to materially adversely affect Parent or its Subsidiaries, whether individually or taken as a whole, or the Company or its Subsidiaries, whether individually or taken as a whole, after the Effective Date.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.2, if any of the events specified in Section 5.2(c)(i)(B) or (C) occurs, then each of Parent and the Company shall cooperate in all respects with each other and use its reasonable best efforts, subject to Section 5.2(c), to vigorously contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Arrangement or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Parent and the Company shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

(e) Each of the Company and Parent and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Arrangement, or any other transactions contemplated hereby, use reasonable best efforts to ensure that the Arrangement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Arrangement and the other transactions contemplated hereby.

Section 5.3 Acquisition Proposals.

(a) Except as expressly permitted by this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any the transaction permitted or contemplated by this Agreement) to effect (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the consolidated assets (including stock of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, based on fair market value, (B) any direct or indirect sale of, or tender or exchange offer for, the Company’s voting securities, in one or a series of related transactions, that, if consummated, would result in any Person (or the shareholders of such Person) beneficially owning securities representing 15% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) or (C) any direct or indirect sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, in one or a series of related transactions, of assets or businesses of the Company or its Subsidiaries constituting 15% or more of the consolidated assets or revenues of the Company and its Subsidiaries, taken as a whole (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data relating to the Company or any of its Subsidiaries to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or (iii) approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 5.3(b)(i)) or propose or agree to do any of the foregoing. Nothing in this Section 5.3 shall prohibit the Company, or its Board of Directors, directly or indirectly through any officer, employee or Representative, informing any Person that the Company is a party to this Agreement and referring such Person to this Section 5.3.

(b) Notwithstanding anything in this Agreement to the contrary, the Company or the Company Board shall be permitted to (A) comply, to the extent applicable, with Rule 14d-9 and Rule 14e-2, or make any “stop-look-listen” communication to the Company Securityholders pursuant to Rule 14d-9(f), each as promulgated under the U.S. Exchange Act with regard to an Acquisition Proposal, provided that this Section 5.3(b)(A) shall not permit the Company or the Company Board to make a Company Change in Recommendation except as expressly permitted by Section 5.3(b)(C), (B) engage in any discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Person in response to an unsolicited bona fide, written Acquisition Proposal by any such Person made after the date hereof under circumstances not relating to any breach of this Section 5.3, (C) effect a Company Change in Recommendation or terminate this Agreement in accordance with Section 7.2(h) in order to enter into a binding written agreement with respect to a Superior Proposal, in each case in response to an unsolicited bona fide written Acquisition Proposal by any such Person made after the date hereof under circumstances not relating to any breach of this Section 5.3, or (D) comply with Part 2—Division 3 of National Instrument—62¬104 Take Over Bids and Issuer Bids of the Canadian Securities Administrators and similar provisions under applicable Canadian Securities Laws relating to the provision of directors’ circulars in respect of an Acquisition Proposal that is not a Superior Proposal but only following compliance with this Section 5.3 by the Company and provided that this Section 5.3(b)(D) shall not permit the Company or the Company Board to make a Company Change in Recommendation except as expressly permitted by Section 5.3(b)(C), in each case if and only to the extent that:

(i) in the case of clause (B) above, (I) the Requisite Approval has not been obtained, (II) the Company has complied with this Section 5.3 in all material respects, (III) the Company Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (IV) prior to providing any information or data or access (in each case as described in clause (B) above) to any Person in connection with an Acquisition Proposal, the Company shall enter into a confidentiality agreement with such Person having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.3; and

(ii) in the case of clause (C) above, (I) the Requisite Approval has not been obtained, (II) the Company has complied with this Section 5.3 in all material respects, (III) the Company Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with the fiduciary duties of the directors of the Company under applicable law, (IV) the Company has notified Parent in writing, at least four Business Days in advance, of its intention to effect such action (which notice shall include a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto); provided that such notice shall be given again (but shall be limited to two Business Days in advance) in the event of any revision to the financial terms or other material terms such Superior Proposal, (V) prior to taking such action, the Company has, and has caused its financial and legal advisors to, negotiate with Parent in good faith to enable Parent to propose in writing revisions to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (VI) following the end of such notice period, the Company Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that notwithstanding such proposed changes, such Acquisition Proposal remains a Superior Proposal.

(c) The Company shall notify Parent as promptly as practicable of any request for information related to a potential Acquisition Proposal or any Acquisition Proposal received by the Company or any of its Representatives, orally and in writing, indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any such Acquisition Proposal (including a copy thereof if in writing and any related available material documentation or correspondence), and in any event the Company shall provide written notice to Parent of such Acquisition Proposal or requests for information and initiation of such discussions or negotiations by the end of the Business Day (New York time) following the day on which such event occurs. The Company agrees that it will keep Parent promptly and reasonably apprised of the status and material terms of any such Acquisition Proposal (including whether withdrawn or rejected) and the status and nature of all information requested, and in any event the Company shall provide Parent with written notice of any material development with respect to any of the foregoing by the end of the day (New York time) following the day on which such development occurs. The Company also agrees to provide Parent with any information that it provides to the third party making the request therefor substantially contemporaneously with providing such information to such third party, unless Parent has already been provided with such information.

(d) The Company (i) will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing solicitation, knowing encouragement, knowing facilitation, discussions or negotiations with any third parties (other than Parent and its affiliates and its and their Representatives) conducted heretofore with respect to any Acquisition Proposal, (ii) will not, and will cause its Subsidiaries not to, release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal and (iii) will and will cause its Subsidiaries to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. The Company agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.3. The Company shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of the Company or any of its Subsidiaries.

Section 5.4 Stock Exchange De-Listing. Prior to Effective Time, the Company will use its reasonable best efforts to cooperate with Parent to cause the Company Shares to be de-listed from the NASDAQ and deregistered under the U.S. Exchange Act as soon as practicable following the Effective Time.

Section 5.5 Employee Benefits Plans.

(a) For the period beginning on the Effective Date and ending on the six (6) month anniversary of the Effective Date, Parent shall, or shall cause one of its Subsidiaries to, provide each employee of the Company or any of its Subsidiaries immediately prior to the Effective Date who continues his or her employment with Parent or one of its Subsidiaries (including the Company) following the Effective Date (each, a “Continuing Employee”) compensation and benefit opportunities that are comparable in the aggregate to those provided to such Continuing Employee under the Company Employee Benefit Plans in effect immediately prior to the Effective Date (excluding (i) any equity-based compensation or (ii) retention, stay, change-in-control or similar payments or benefits). Notwithstanding the foregoing, Parent shall, or shall cause one of its Subsidiaries to, honor any terms and conditions of employment of Continuing Employees to the extent required by applicable Law or the terms and conditions of any collective bargaining agreement, works council, or other similar agreement listed on Section 3.1(r) of the Company Disclosure Letter, as such agreement may be in effect from time to time. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude or limit the right of Parent or its applicable affiliate(s) from terminating the employment of any Continuing Employee after the Effective Date for any lawful reason.

(b) For purposes of eligibility and vesting (but not benefit accrual) under the Company Employee Benefit Plans and the Parent Employee Benefit Plans providing benefits to any Continuing Employee after the Effective Date (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries, as the case may be, before the Effective Date, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Benefit Plan; provided that the foregoing service credit shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Employee Benefit Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each such New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under the applicable Company Employee Benefit Plan during the portion of the plan year of such New Plan ending on the date such Continuing Employee’s participation in such New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) After the date hereof, the Company, in consultation with Parent, shall satisfy any required notifications and/or consent requirements of any works councils or other similar labor or employee organizations, or as required under any applicable labor relations legislation, any collective bargaining agreement or similar labor agreement.

(d) Following the date of this Agreement, no new election period shall be commenced for purposes of the Company’s Employee Stock Savings Plan.

(e) Following the date of this Agreement, the Company shall continue to operate its 2017 Short Term Incentive Plan (the “2017 STIP”) in accordance with past practices and in the ordinary course of business in accordance with the existing terms of the 2017 STIP except as otherwise modified by this provision. Amounts payable by the Company (if any) under the 2017 STIP shall be paid on or before March 15, 2018 as determined by Parent, with any such amounts to be calculated based upon applicable performance achievement; provided, that, in the event that the Effective Date occurs on or before December 31, 2017, then, in calculating the amounts to be paid under the 2017 STIP, with respect to the stub period for the remainder of 2017, the Company shall calculate the financial objectives component of the 2017 STIP by annualizing January 1, 2017 through the last day of the month preceding the Effective Date subject to adjustment to add back transaction costs, restructuring costs, impairments, and any business disruption directly caused by action required to be taken by the terms of this Agreement. Such calculation and support shall be prepared by the Company and delivered, as soon as reasonably practicable once the anticipated Effective Date is known, to the Chief Executive Officer of Parent who shall review and approve using good faith as soon as practicable, but in any event within three Business days prior to the Effective Date. Participants will earn and be owed the bonus if they are still employees of the Company and/or its Subsidiaries on the earlier of the Effective Date or December 31, 2017.

(f) The Company shall deliver, within 10 Business Days following the date hereof, the following documentation relating to each Company Employee Benefit Plan, it being understood that any such additional documentation shall not be deemed to act as an exception to any of the representations set forth in Section 3.1(j): (A) the most recent annual report (Form 5500) filed with the IRS, if any, (B) the current plan documents comprising such Company Employee Benefit Plan, including any and all amendments thereto, (C) each trust agreement, insurance contract or other funding agreement relating to such Company Employee Benefit Plan, if any, (D) the most recent summary plan description for each Company Employee Benefit Plan, if any, (E) the most recent actuarial report or valuation relating to a Company Employee Benefit Plan subject to Title IV of ERISA, if any, and (F) the most recent determination letter, opinion letter or advisory letter issued by the IRS with respect to any Company Qualified Plan, if any.

This Section 5.5 shall be binding upon and inure solely to the benefit of the parties to this Agreement. Nothing in this Section 5.5, whether express or implied, shall confer upon any Continuing Employee or any other current or former employee, director, consultant or other service provider of the Company or its Subsidiaries, or any other Person, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever, and no such Person shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing contained in this Agreement shall (a) constitute or be deemed to be an amendment to any Company Employee Benefit Plan, Parent Employee Benefit Plan or any other compensation or benefit plan, program, practice, policy, agreement or arrangement of the Company, Parent, AcquisitionCo or any of their respective Subsidiaries; or (b) prevent the amendment or termination of any Company Employee Benefit Plan or Parent Employee Benefit Plan or interfere with the right or obligation of the Company, Parent or AcquisitionCo to make such changes as are deemed necessary to conform with applicable Law or regulation (including Section 409A of the Code).

Section 5.6 Section 16 Matters. Assuming that the Company delivers to Parent the Section 16 Information reasonably (and in any event no less than 10 Business Days) in advance of the Effective Time, the Parent Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the U.S. Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders of the Company of Parent Shares in exchange for Company Shares pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company to Parent prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the U.S. Exchange Act. Prior to the Effective Time, the Company shall take all actions necessary to ensure that the disposition of Company Shares and equity-based securities of the Company (including Company Restricted Stock Units and Company Options) pursuant to the transactions contemplated hereby that are held by Insiders of the Company are exempt from liability pursuant to Section 16(b) under the U.S. Exchange Act.

Section 5.7 Fees and Expenses. Whether or not the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.3 and except that filing fees paid to any Governmental Entities with respect to the transactions contemplated hereby pursuant to the HSR Act, the CCA or any Merger Control Law shall be paid by Parent.

Section 5.8 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Party may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Effective Time, Parent shall cause AcquisitionCo to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, the Company as of the date hereof.

(b) For a period of six years after the Effective Time, Parent shall, or shall cause AcquisitionCo to, maintain in effect, for the benefit of the Indemnified Parties with respect to their acts or omissions as directors and officers of the Company and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), the current policies of directors’ and officers’ liability insurance maintained by the Company (the “Existing D&O Policy”); provided that, (i) Parent may, or may cause AcquisitionCo to, substitute therefor a policy or policies with limits, terms and conditions that are no less advantageous to the insured; (ii) neither Parent nor AcquisitionCo shall be required to pay annual premiums for the Existing D&O Policy (or for any substitute policy or policies) in excess of 250% of the annual premium paid by the Company with respect to the Existing D&O Policy as of the date hereof, which is set forth in Section 5.8 of the Company Disclosure Letter (the “Insurance Amount”); and (iii) if such premiums for such insurance would at any time exceed the Insurance Amount, then Parent shall maintain, or cause AcquisitionCo to maintain, policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Insurance Amount. In lieu of the foregoing, Parent may, or may cause AcquisitionCo to, at its option, purchase, from one or more insurers reasonably acceptable to the Company, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering each Indemnified Party with respect to their acts or omissions as directors and officers of the Company and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms and conditions, including limits, not less favorable in the aggregate than the terms and conditions contained in the current policies of directors’ and officers’ liability insurance maintained by Parent, such policy or policies to become effective at the Effective Time and remain in effect for a period of six years after the Effective Time.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d) The provisions of this Section 5.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.9 Stockholder Litigation. Subject to applicable law, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Arrangement and the other transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against it or its directors, executive officers or similar persons by any stockholder of such party relating to the Arrangement or the other transactions contemplated by this Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or AcquisitionCo with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations of the Arrangement, the proper officers and directors of each Party to this Agreement shall take all such necessary action.

Section 5.11 Exemption from the Registration Requirements of the U.S. Securities Act. If exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) is not available, the parties agree to amend the provisions of this Agreement, the Arrangement and any other relevant documents to such extent reasonably necessary to ensure that the transaction contemplated by this Agreement can be effected in a manner consistent with the provisions of the U.S. Securities Act and any relevant Securities Laws, provided that no Party shall be required to agree to any amendment that would be materially detrimental to such Party or its equityholders, including, for the avoidance of doubt, any amendment to the Outside Date or change in the amount or form of the Consideration.

Section 5.12 Privacy Issues.

(a) For the purposes of this Section 5.12, the following definitions shall apply:

(i) “applicable law” means, in relation to any person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any authorized authority by which such person is bound or having application to the transaction or event in question, including applicable privacy laws.

(ii) “applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection Act (Alberta) and the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable local law.

(iii) “authorized authority” means, in relation to any person, transaction or event, any (A) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (B) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (D) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such person, transaction or event.

(iv) “Personal Information” means information about an identifiable individual transferred to the Company by Parent and AcquisitionCo or to Parent and AcquisitionCo by the Company in accordance with this Agreement and/or as a condition of the Arrangement.

(b) The Parties acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c) Neither Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.

(d) Each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the Arrangement.

(e) Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f) Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access to such information in order to complete the Arrangement.

(g) Each Party shall promptly notify the other Party to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

(h) Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the counterparty shall forthwith cease all use of the Personal Information acquired by the counterparty in connection with this Agreement and will return to the party or, at the Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

Section 5.13 Resignation Letters and Other Deliverables.

(a) To the extent requested by Parent, the Company shall use reasonable efforts to obtain resignation letters (effective as of the closing of the Arrangement) from the non-executive directors of the Company and its Subsidiaries identified by Parent.

(b) Prior to the Effective Date, the Company shall furnish Parent with:

(i) certified copies of the resolutions duly passed by the Company Board approving the entering into of this Agreement and the consummation of the transactions contemplated hereby; and

(ii) a certified copy of the Arrangement Resolution which has received the Requisite Approval.

Section 5.14 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Arrangement or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Arrangement or the other transactions contemplated by this Agreement.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of such Party’s Subsidiaries, which relate to this Agreement, the Arrangement or the other transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS

Section 6.1 Mutual Conditions Precedent. The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a) the Requisite Approval shall have been obtained at the Company Meeting in accordance with the Interim Order;

(b) the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Parent or the Company, acting reasonably, on appeal or otherwise;

(c) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(d) the Regulatory Approvals shall have been obtained (or the applicable waiting periods, including extensions thereof, shall have expired);

(e) the Parent Shares issuable pursuant to the Arrangement shall at the Effective Time be approved for listing on the NYSE, subject to official notice of issuance; and

(f) the Parent Shares to be issued pursuant to the Arrangement have been allotted by the Parent Board conditional only on completion of the Arrangement and that such Parent Shares shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof or another available exemption.

Section 6.2 Conditions Precedent to the Obligations of Parent and AcquisitionCo. The obligation of Parent and AcquisitionCo to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Parent and AcquisitionCo and may be waived by Parent or AcquisitionCo in whole or in part at any time):

(a) all covenants of the Company under this Agreement to be performed or complied with on or before the Effective Time which have not been waived by Parent shall have been duly performed or complied with by the Company in all material respects;

(b)

(i) the representations and warranties of the Company set forth in Sections 3.1(b)(i)-(iii) and 3.1(l) shall be true and correct other than in de minimis respects, as of the date hereof and as of the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects only as of the specified date);

(ii) the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b)(iv), 3.1(c)(i), 3.1(i)(ii), 3.1(m), 3.1(n) and 3.1(w) shall be true and correct in all material respects as of the date hereof and as of the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

(iii) the other representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse

Effect) shall be true and correct, in each case as of the date hereof and as of the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company;

(c) the Company shall have delivered a certificate addressed to Parent and AcquisitionCo and dated as of the Effective Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, confirming the satisfaction of the conditions set forth in Sections 6.2(a) and (b) as of the Effective Date; and

(d) since the date of this Agreement, there shall not have been any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 6.3 Conditions Precedent to the Obligations of Company. The obligation of the Company to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of the Company and may be waived by the Company):

(a) all covenants of Parent and AcquisitionCo under this Agreement to be performed or complied with on or before the Effective Time which have not been waived by the Company shall have been duly performed or complied with by Parent and AcquisitionCo in all material respects;

(b)

(i) the representations and warranties of Parent set forth in Sections 3.2(b)(i)-(iii) and 3.2(l) shall be true and correct other than in de minimis respects, as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects only as of the specified date);

(ii) the representations and warranties of Parent set forth in Sections 3.2(c)(i), 3.2(m) and 3.2(n) shall be true and correct in all material respects as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

(iii) the other representations and warranties of Parent contained in this Agreement that are not so qualified (disregarding all qualifications and exceptions contained therein regarding materiality and Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of immediately prior to the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent;

(c) Parent and AcquisitionCo shall have delivered a certificate addressed to the Company and dated as of the Effective Date, signed on behalf of Parent and AcquisitionCo by their respective Chief Executive Officers and Chief Financial Officers, confirming the satisfaction of the conditions set forth in Sections 6.3(a) and (b) as of the Effective Date; and

(d) since the date of this Agreement, there shall not have been any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.4 Satisfaction of Conditions. The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of

Arrangement is issued by the Registrar following filing of the Articles of Arrangement with the consent of the Parties in accordance with the terms of this Agreement.

Section 6.5 Frustration of Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the conditions contemplated by this Agreement or terminating this Agreement and abandoning the Arrangement, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by, or resulted from, such Party’s failure to perform any of its covenants or agreements under this Agreement.

ARTICLE VII

TERM, TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Term. This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the Arrangement, and such order, decree, ruling or injunction has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party whose failure to comply with Section 5.2 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Parent or the Company, if the Arrangement shall not have been consummated on or before 5:00 p.m. (New York time) on February 14, 2018 (the “Outside Date”); provided, that if as of such date any of the conditions set forth in Section 6.1(c) (as the result of an order or injunction arising under any Antitrust Law) or Section 6.1(d) has not been satisfied or waived (to the extent permitted), the Outside Date shall be 5:00 p.m. (New York time) on April 15, 2018; provided, further, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Parent, if (i) the Company Board or any committee thereof shall (w) fail to make or publicly withdraw, qualify or modify (or publicly propose to withdraw, qualify or modify) in any manner adverse to Parent the Company Board’s recommendation to the Company Securityholders that they vote in favor of the Arrangement Resolution, (x) fail to include in the Company Circular the Company Board’s recommendation to the Company Securityholders that they vote in favor of the Arrangement Resolution, (y) take any action with respect to any tender offer or exchange offer for the Company Shares (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) other than a recommendation against such offer that reaffirms the Company Board’s recommendation to the Company Securityholders that they vote in favor of the Arrangement Resolution or (z) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any letter of intent, agreement, commitment or agreement in principle with respect to any Acquisition Proposal (collectively, a “Company Change in Recommendation”), or (ii) the Company shall have breached its obligations under Section 5.3;

(e) by Parent, if there shall have been a breach by the Company of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of the Company, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date, the failure of the condition set forth in Section 6.2(a) or (b) and which breach, or failure to be true, has not been cured by the earlier of 15 days following written notice thereof to the Company or the Outside Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 7.2(e) shall not be available if Parent is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 6.3(a) or (b) not being satisfied;

(f) by the Company, if there shall have been a breach by Parent of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of Parent, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date, the failure of the condition set forth in Section 6.3(a) or (b) and which breach, or failure to be true, has not been cured by the earlier of 15 days following written notice thereof to Parent or the Outside Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 7.2(f) shall not be available if the Company is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 6.2(a) or (b) not being satisfied;

(g) by either Parent or the Company, if the Company Meeting (including any adjournments and postponements thereof in accordance with Article II) shall have concluded without the Requisite Approval having been obtained; or

(h) by the Company, at any time prior to the Company Meeting, in order to enter into a binding written agreement with respect to a Superior Proposal, provided that the Company shall have complied in all material respects with its obligations under Section 5.3 and shall have paid all amounts due pursuant to Section 7.3(b)(ii) in accordance with the terms, and at the times, specified therein.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination and the Section or Sections of this Agreement under which such termination is being made. If more than one provision of this Section 7.2 is available to a terminating party in connection with a termination, a terminating party may rely on any and/or all available provisions in this Section 7.2 for any such termination.

Section 7.3 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent pursuant to Section 7.2, this Agreement will forthwith become void and have no further force or effect, without any liability of the part of Parent, AcquisitionCo, the Company, or any of their respective Subsidiaries (or any of their respective shareholders, directors, officers, employees, agents, consultants or representatives), except as provided in this Section 7.3, Section 5.1, Section 5.7, Section 5.12 and Article 8, which shall survive any termination thereof, and provided further that notwithstanding anything herein to the contrary none of Parent, AcquisitionCo or the Company shall be relieved or released from any liabilities arising out its fraud or willful and intentional breach of this Agreement.

(b) The Company shall make payments to Parent, by wire transfer of immediately available funds to such accounts as Parent may designate, if this Agreement is terminated as follows:

(i) if Parent shall terminate this Agreement pursuant to Section 7.2(d), then the Company shall pay the sum of $8 million (the “Company Termination Fee”) on the second Business Day following such termination;

(ii) if the Company shall terminate this Agreement pursuant to Section 7.2(h), then the Company shall pay the Company Termination Fee prior to or concurrently with such termination;

(iii) if (A) either party shall terminate this Agreement pursuant to Section 7.2(g) and (B) at any time after the date hereof and at or before the date of the Company Meeting, an Acquisition Proposal shall have been made or publicly announced or communicated to the Company Board by any Person other than Parent and be still pending at the time of such termination or have been withdrawn less than ten (10) days prior to the date of such termination, and (C) within 12 months of the date of such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this subsection (iv), any reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more”), then the Company shall pay the Company Termination Fee, less any amount previously paid by the Company to Parent pursuant to this Section 7.3(b), on the second Business Day following the consummation of such Acquisition Proposal; and

(iv) if (A) either party shall terminate this Agreement pursuant to Section 7.2(c) or Parent shall terminate this Agreement pursuant to Section 7.2(e) and (B) at any time after the date hereof and before such termination an Acquisition Proposal shall have been publicly announced by any Person other than Parent and be still pending at the time of such termination or have been withdrawn less than ten (10) days prior to the date of such termination and (C) within 12 months of the date of such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this subsection (v), any reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more”), then the Company shall pay the Company Termination Fee, less any amount previously paid by the Company to Parent pursuant to this Section 7.3(b), on the second Business Day following the consummation of such Acquisition Proposal.

(c) Each of the Parties acknowledges that any amount payable pursuant to Section 7.3(b) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or Company in the circumstances in which such payments are due and payable and which do not involve fraud or willful and intentional breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Arrangement, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to payment of the Company Termination Fee on more than one occasion and in no event shall Parent, Company any of their respective Affiliates or any other Person have any right to bring or maintain any other claim, action or proceeding against Company, Parent or any of their respective Affiliates arising out of this Agreement and of the transactions contemplated hereby or any matters forming the basis for such termination, in each case other than arising out of fraud or willful and intentional breach of this Agreement.

Section 7.4 Amendment. Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by a mutual written agreement signed by each of the Parties, without further notice to or authorization on the part of the Company Securityholders, and any such amendment may without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c) waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and

(d) waive compliance with or modify any mutual conditions precedent contained in this Agreement.

Section 7.5 Waiver. Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided in this Agreement, with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained in this Agreement, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained in this Agreement or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by facsimile or email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Parent or AcquisitionCo:

Nabors Industries Ltd.

Crown House

Second Floor

4 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention: Corporate Secretary

with a copy to

Nabors Corporate Services, Inc.

515 West Greens Road, Suite 1200

Houston, Texas 66057

Attn: General Counsel

Fax: (281) 775-4327

E-Mail: general.counsel@nabors.com

and with copies (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attn: Charles Conroy

         Scott Golenbock

Fax: (212) 822-5671

        (212) 822-5181

E-Mail: CConroy@milbank.com

             SGolenbock@milbank.com

(b)	if to the Company:

Tesco Corporation

Westway Plaza, 11330 Clay Road, Suite 350

Houston, TX 77041

Attn: Brian Kelly

Phone: (713) 359-7146

E-Mail: Brian_Kelly@TescoCorp.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

Attn: Brian P. Fenske

Fax: (713) 651-5242

E-Mail: brian.fenske@nortonrosefulbright.com

and

Norton Rose Fulbright Canada LLP

Suite 3700, 400 3rd Avenue SW

Calgary, Alberta T2P 4H2

Canada

Attn: Jamie L. Gagner

Fax: (403) 264-5973

E-Mail: jamie.gagner@nortonrosefulbright.com

Section 8.3 Governing Law; Jurisdiction.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Arrangement shall be governed by, and construed in accordance with, the internal laws of the Province of Alberta, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of law principles of the Province of Alberta.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 8.3, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding; provided that, with respect to any action or proceeding arising out of or relating to the approval and effects of the Arrangement, the legal duties of the Company Board and any other matters relating to the internal corporate governance of the Company or AcquisitionCo, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.2. The consents to jurisdiction set forth in this Section 8.3 shall not constitute general consents to service of process in the Province of Alberta and shall have no effect for any purpose except as provided in this Section 8.3 and shall not be deemed to confer rights on any person other than the parties. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. In addition, each of the Parties agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the Arrangement.

Section 8.4 Injunctive Relief. The Parties agree that irreparable harm may occur for which money damages might not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

Section 8.5 Time of Essence. Time shall be of the essence in this Agreement.

Section 8.6 Entire Agreement, Binding Effect, Assignment and References. This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided in this Agreement, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies under this Agreement. This Agreement shall be binding upon and shall endure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties without the prior written consent of the other Party.

Section 8.7 No Liability. No director or officer of Parent shall have any personal liability whatsoever to the Company under this Agreement, or any other document delivered in connection with the transactions contemplated on behalf of Parent. No director or officer of the Company shall have any personal liability whatsoever to Parent under this Agreement, or any other document delivered in connection with the transactions contemplated by this Agreement on behalf of the Company.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 8.9 Counterparts, Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF Parent, AcquisitionCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TESCO CORPORATION

By:	/s/ Fernando R. Assing
Name: Fernando R. Assing
Title: President and CEO

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

NABORS MAPLE ACQUISITION LTD.

By:	/s/ Julia Wright
Name: Julia Wright
Title: Vice President and General Counsel

SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 193 OF THE

ALBERTA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1 Definitions. Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following words and terms have the meanings set out below:

“ABCA” means the Business Corporation Act (Alberta);

“AcquisitionCo” means Nabors Maple Acquisition Ltd., a corporation organized under the laws of Alberta, Canada;

“Arrangement Agreement” means the arrangement agreement dated effective August 13, 2017 to which this Plan of Arrangement is attached as Schedule A, as the same may be amended, varied or supplemented from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution of the Company Securityholders approving the Plan of Arrangement which is to be considered at the Company Meeting substantially in the form of Schedule B to the Arrangement Agreement;

“Arrangement” means an arrangement under section 193 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Parent and the Company, each acting reasonably);

“Business Day” means any day, other than a Saturday, a Sunday or a day on which the banks in New York or Calgary are authorized by Law or executive order to be closed;

“Company” means Tesco Corporation, a corporation organized under the laws of Alberta, Canada;

“Company Meeting” means the special meeting of Company Shareholders and the other Company Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Company Option” means each option to acquire Company Shares granted under any of the Company Stock Incentive Plans or otherwise;

“Company Restricted Stock Unit” means each award of a right entitling the recipient to receive, upon vesting or settlement as applicable, Company Shares or a cash amount based on the value of Company Shares, including the right to receive such payment on a deferred basis and including awards referred to as performance stock units or otherwise based on the achievement of performance metrics;

“Company Securityholders” means, collectively, the holders of Company Shares, Company Restricted Stock Units and Company Options;

“Company Shareholders” means the holders of Company Shares;

“Company Shares” means the common shares, without par value, in the authorized share capital of Company;

“Company Stock Incentive Plans” means, collectively, the Amended and Restated Company 2005 Incentive Plan, the Company 2017 Long-Term Incentive Plan and the Company Employee Stock Savings Plan;

“Consideration” has the meaning ascribed thereto in the Arrangement Agreement;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means such Person as Parent and the Company may jointly appoint, each acting reasonably, to act as depositary in relation to the Arrangement;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1(a) hereof;

“Dissent Shares” means Company Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

“Dissenting Shareholder” means a registered Company Shareholder who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Company Shares in respect of which Dissent Rights are validly exercised by such Company Shareholder;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means the time on the Effective Date that the Arrangement will be deemed to have been completed, which shall be 12:01 a.m. (Alberta time) on the Effective Date or such other time as agreed to by Parent, AcquisitionCo and Company in writing;

“Excess Securities” has the meaning ascribed thereto in Section 3.2 hereof;

“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Parent and the Company, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Parent and the Company, each acting reasonably) on appeal;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the interim order of the Court contemplated by Section 2.3 of the Arrangement Agreement and made pursuant to Section 193(4) of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of Parent and the Company, each acting reasonably;

“Law” or “Laws” means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, by-law, ordinance, principle of law and equity, rule, injunction, determination, award, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are binding upon or applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Company Shareholders;

“Liens” means any hypothecations, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest, deed of trust, lease, license, condition, covenant, restriction, option to purchase or lease or otherwise acquire any interest, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Market Value” means 0.68 multiplied by the closing price of one Parent Share on the NYSE on the last trading day prior to the Effective Date.

“NYSE” means the New York Stock Exchange;

“Parent” means Nabors Industries Ltd., a Bermuda exempted company;

“Parent Shares” means the shares of common stock, par value $0.001, of Parent;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.4 of the Arrangement Agreement and this plan of arrangement;

“Purchaser” means Parent or AcquisitionCo;

“Share Consideration” means, for each Company Share, 0.68 Parent Shares;

“Tax Act” means the Income Tax Act (Canada); and

“Withholding Obligation” has the meaning ascribed thereto in Section 5.1(e) hereof.

1.2 Interpretation Not Affected by Headings. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Plan of Arrangement.

1.3 Date for any Action. If the date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.4 Number and Gender. In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5 References to Persons and Statutes. A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.6 Currency. Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to U.S. dollars.

1.7 Other Definitional and Interpretive Provisions.

(a) References in this Plan of Arrangement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b) Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein, shall have the respective meanings as defined in this Plan of Arrangement.

(c) Any reference to a number of days shall refer to calendar days unless Business Days are specified.

(d) The words “hereof”, “herein”, “hereto”, “hereunder”, and “hereby” and words of like import used in this Plan of Arrangement shall refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement.

(e) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any person include the successors and permitted assigns of that person.

(f) References to a particular statute or other Law shall be to such statute or other Law and the rules, regulations and published legally binding policies made thereunder, as in force as at the date of this Plan of Arrangement, and as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute or other Law thereto, unless otherwise expressly provided, supplements or supersedes any such statute or other Law or any such rule, regulation or legally binding policy.

ARTICLE 2

EFFECT OF ARRANGEMENT

2.1 Arrangement Agreement. This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any Party or person until the Effective Time.

2.2 Binding Effect. At the Effective Time, the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding at and after the Effective Time upon Parent, AcquisitionCo, Purchaser, Company, the Company Securityholders, including Dissenting Shareholders, the Depositary and the registrar and transfer agent of Company.

ARTICLE 3

ARRANGEMENT

3.1 Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur consecutively in the following order, each occurring five minutes following completion of the previous event without any further authorization, act or formality:

(a) Each Dissent Share shall be transferred by such Dissenting Shareholder to AcquisitionCo (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4;

(b) Each Company Option that is outstanding immediately prior to the Effective Time shall be fully vested and exercisable pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Option, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company as soon as reasonably practicable following the Effective Time, without interest, equal to the product of (i) the excess of (A) the Market Value per Company Share over (B) the exercise price per share of each Company Option, multiplied by (ii) the aggregate number of Company Shares that may be acquired upon exercise of such Company Option immediately prior to the Effective Time; provided that, each Company Option with an exercise price per share that is equal to or more than the Market Value shall be cancelled for no consideration.

(c) Each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall be fully vested pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Restricted Stock Unit, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company as soon as reasonably practicable following the Effective Time, without interest, equal to the Market Value per Company Share multiplied by the aggregate number of Company Shares represented by such Company Restricted Stock Unit immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, all amounts payable in respect of a Company Restricted Stock Unit shall be paid in accordance with the terms of the applicable Company Stock Incentive Plan, award agreement and Board approval, as applicable. For purposes of the foregoing, each outstanding Company Restricted Stock Unit that is subject to a performance-based vesting requirement shall become fully vested and converted as provided above based upon the number of units at the “target” level of performance applicable to such award.

(d) The following shall occur:

(i)	each Company Share (other than any Dissent Share) shall be transferred to AcquisitionCo (free and clear of any Liens);

(ii)	in respect of each Company Share transferred in Section 3.1(d)(i), Parent shall issue the Share Consideration to each Company Shareholder;

(iii)	AcquisitionCo shall issue to Parent that number of common shares of AcquisitionCo equal in value to the aggregate Share Consideration (based on a value of $1.00 per share) as consideration for Parent having issued the Share Consideration in Section 3.1(d)(i); and

(iv)	there shall be added to the stated capital account maintained by AcquisitionCo for its common shares an amount equal to the fair market value of the Share Consideration issued by Parent in Section 3.1(d)(ii);

(e) with respect to each Company Share transferred in accordance with Section 3.1(a) or Section 3.1(d):

(i) the registered holder thereof shall cease to be the registered holder of such Company Share and shall cease to have any rights in respect of such Company Share and the name of such registered holder shall be removed from the register of Company Shareholders as of the time of transfer prescribed in Section 3.1(a) or Section 3.1(d), as applicable;

(ii) the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Company Share; and

(iii) AcquisitionCo will be the holder of all of the outstanding Company Shares as of the time of transfer prescribed in Section 3.1(a) or Section 3.1(d), as applicable, and the central securities register of Company shall be revised accordingly and AcquisitionCo shall be entitled to all of the rights and privileges attached to the Company Shares; and

(f) the transfers, exchanges, issuances and terminations provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2 No Fractional Shares. No fractional Parent Shares shall be issued upon the surrender of Company Share certificates for exchange, and any such fractional share interests to which a former Company Shareholder would otherwise have been entitled will not entitle such former Company Shareholder to vote or to any other rights of a holder Parent Shares. In lieu of any such fractional Parent Shares, each former Company Shareholder otherwise entitled to fractional Parent Shares shall receive the nearest whole number of Parent Shares. For greater certainty, where such fractional interest is greater than or equal to 0.5, the number of Parent Shares to be issued shall be rounded up to the nearest whole number of Parent Shares and where such fractional interest is less than 0.5, the number of Parent Shares to be issued shall be rounded down to the nearest whole number of Parent Shares.

ARTICLE 4

DISSENT RIGHTS

4.1 Dissent Rights

(a) Each registered Company Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to Company Shares held by such Company Shareholder pursuant to Section 191 of the ABCA, as modified by the Interim Order and this Section 4.1(a); provided that, notwithstanding subsection 191(5) of the ABCA, the written objection to the Arrangement Resolution referred to in subsection 191(5) of the ABCA must be received by the registered Company Shareholder to the Company by not later than 4:00 p.m. (Eastern time) two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who:

(i) are ultimately entitled to be paid by AcquisitionCo fair value for their Dissent Shares, shall be deemed to have transferred such Dissent Shares (without any further authorization, act or formality and free and clear of any Liens) to AcquisitionCo in accordance with Section 3.1(a) as of the time prescribed in Section 3.1(a) at the fair value of the Dissent Shares, which fair value, notwithstanding anything to the contrary contained in the ABCA, shall be determined as of the Effective Time; or

(ii) are ultimately not entitled, for any reason, to be paid by AcquisitionCo fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-dissenting Company Shareholder and shall be entitled to receive, and shall receive, only the consideration set forth in Section 3.1(d).

(b) In no event shall Parent, AcquisitionCo, Purchaser, Company, the Depositary or any other person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Company Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Company as at the Effective Time.

(c) For greater certainty, in addition to any other restrictions in the Interim Order, no person shall be entitled to exercise Dissent Rights with respect to Company Shares in respect of which a person has voted or has instructed a proxy holder to vote in favor of the Arrangement Resolution.

ARTICLE 5

EXCHANGE OF CERTIFICATES

5.1 Certificates and Payments

(a) Following receipt of the Final Order and prior to the Effective Time, Parent shall deliver or arrange to be delivered to the Depositary the Consideration, including certificates or Direct Registration System Advices representing the Parent Shares required to be issued to the Company Shareholders in accordance with Section 3.1(d) hereof, which Parent Share evidence shall be held by the Depositary as agent and nominee for such former Company Shareholders for distribution to such former Company Shareholders in accordance with the provisions of Article 5 hereof.

(b) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to Section 3.1(d), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder represented by such surrendered certificate shall be entitled to receive in exchange therefor the Consideration to which the holder is entitled to receive in respect of the Company Shares represented by such certificate, and the Depositary shall deliver to such Company Shareholder the Consideration, which such Company Shareholder has the right to receive under the Arrangement for such Company Shares and any certificate so surrendered shall forthwith be cancelled.

(c) Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration to which the holder is entitled to receive in lieu of such certificate as contemplated in this Section 5.1. Any such certificate formerly representing Company Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in Parent, AcquisitionCo, Purchaser or Company. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered and forfeited to Parent.

(d) In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1(d) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Parent and the Depositary (acting reasonably) in such sum as Parent may direct, or otherwise indemnify Parent and Company in a manner satisfactory to Parent and Company, acting reasonably, against any claim that may be made against Parent, AcquisitionCo, Purchaser and Company with respect to the certificate alleged to have been lost, stolen or destroyed.

(e) Parent, AcquisitionCo, Purchaser, Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement, such amounts as Parent, AcquisitionCo, Purchaser, Company or the Depositary are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986, as amended, or any provision of any other applicable Law in respect of Taxes (a “Withholding Obligation”). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority. To the extent that any amount so required to be deducted or withheld from any payment to any Person exceeds the amount of cash otherwise payable to such Person, Parent, AcquisitionCo, Company or the Depositary shall also have the right to withhold such number of Parent Shares otherwise issuable to such Person pursuant to this Plan of Arrangement as would be necessary to produce sale proceeds (after deducting reasonable commissions payable to the broker and other reasonable costs and expenses) sufficient to fund any Withholding Obligation in respect of such Person; provided that Parent, the Company, AcquisitionCo or the Depositary, as applicable, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale; and provided, further, that no sales of any such Parent Shares shall occur in any jurisdiction in which such sales are not permitted under applicable Law.

(f) Any exchange or transfer of Company Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

(g) No dividend or other distribution declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of this Section 5.1. Subject to applicable Law and to this Section 5.1, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Parent Shares.

ARTICLE 6

AMENDMENTS

6.1 Amendments

(a) Parent and Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time (including, for greater certainty, as contemplated in Section 2.2 of the Arrangement Agreement), provided that any such amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Company Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Company Shareholders and communicated to the Company Shareholders if and as required by the Court, and in either case in the manner required by the Court.

(b) Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Company and Parent, may be proposed by Company and Parent at any time prior to or at the Company Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if it is consented to by each of Company and Parent and, if required by the Court, by some or all of the Company Shareholders voting in the manner directed by the Court.

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made by Company and Parent without the approval of or communication to the Court or the Company Shareholders, provided that it concerns a matter which, in the reasonable opinion of Company and Parent is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Company Shareholders.

(e) Notwithstanding the foregoing provisions of this Article 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1 Further Assurances. Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

SCHEDULE B

ARRANGEMENT RESOLUTION

1.	The arrangement (as may be amended, supplemented or varied, the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving Tesco Corporation (the “Company”), its securityholders, Nabors Industries Ltd. (“Parent”) and Nabors Maple Acquisition Ltd. (“AcquisitionCo”), all as more particularly described and set forth in the plan of arrangement (as may be amended, supplemented or varied, the “Plan of Arrangement”) attached to the Management Information Circular of the Company dated [●] (the “Circular”), is hereby authorized and approved.

2.	The Arrangement Agreement dated effective August 13, 2017 among Parent, AcquisitionCo and the Company (as may be amended, supplemented or varied from time to time, the “Arrangement Agreement”), which includes the Plan of Arrangement, the full text of which is set out in Schedule A to the Arrangement Agreement, the actions of the directors of the Company in approving the Arrangement, the Arrangement Agreement and the Plan of Arrangement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and the Plan of Arrangement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

3.	The Company is hereby authorized to apply for a final order from the Court of Queen’s Bench of Alberta (the “Court”) to approve the Arrangement in accordance with and subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement.

4.	Notwithstanding that this resolution has been passed (and the Arrangement authorized, approved and agreed) by the securityholders of the Company or that the Arrangement has been approved by the Court in accordance with the ABCA, the directors of the Company are hereby authorized and empowered without further approval of the securityholders of the Company (i) to amend, modify, supplement or vary the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and the Plan of Arrangement, and (ii) subject to the terms and conditions of the Arrangement Agreement, not to proceed with the Arrangement.

5.	Any one director or officer of the Company is hereby, authorized, empowered and directed, for and on behalf of the Company, to execute or cause to be executed, and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things as in such person’s determination may be necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement and the Plan of Arrangement (including the execution and delivery of articles of arrangement), such determination to be conclusively evidenced by the execution and delivery of such documents or the doing of such acts or things.

ANNEX D

PLAN OF ARRANGEMENT UNDER SECTION 193 OF THE

ALBERTA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1 Definitions. Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following words and terms have the meanings set out below:

“ABCA” means the Business Corporation Act (Alberta);

“AcquisitionCo” means Nabors Maple Acquisition Ltd., a corporation organized under the laws of Alberta, Canada;

“Arrangement Agreement” means the arrangement agreement dated effective August 13, 2017 to which this Plan of Arrangement is attached as Schedule A, as the same may be amended, varied or supplemented from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution of the Company Securityholders approving the Plan of Arrangement which is to be considered at the Company Meeting substantially in the form of Schedule B to the Arrangement Agreement;

“Arrangement” means an arrangement under section 193 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Parent and the Company, each acting reasonably);

“Business Day” means any day, other than a Saturday, a Sunday or a day on which the banks in New York or Calgary are authorized by Law or executive order to be closed;

“Company” means Tesco Corporation, a corporation organized under the laws of Alberta, Canada;

“Company Meeting” means the special meeting of Company Shareholders and the other Company Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Company Option” means each option to acquire Company Shares granted under any of the Company Stock Incentive Plans or otherwise;

“Company Restricted Stock Unit” means each award of a right entitling the recipient to receive, upon vesting or settlement as applicable, Company Shares or a cash amount based on the value of Company Shares, including the right to receive such payment on a deferred basis and including awards referred to as performance stock units or otherwise based on the achievement of performance metrics;

“Company Securityholders” means, collectively, the holders of Company Shares, Company Restricted Stock Units and Company Options;

“Company Shareholders” means the holders of Company Shares;

“Company Shares” means the common shares, without par value, in the authorized share capital of Company;

“Company Stock Incentive Plans” means, collectively, the Amended and Restated Company 2005 Incentive Plan, the Company 2017 Long-Term Incentive Plan and the Company Employee Stock Savings Plan;

“Consideration” has the meaning ascribed thereto in the Arrangement Agreement;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means such Person as Parent and the Company may jointly appoint, each acting reasonably, to act as depositary in relation to the Arrangement;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1(a) hereof;

“Dissent Shares” means Company Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

“Dissenting Shareholder” means a registered Company Shareholder who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Company Shares in respect of which Dissent Rights are validly exercised by such Company Shareholder;

“Effective Date” means the date shown on the filed Articles of Arrangement giving effect to the Arrangement;

“Effective Time” means the time on the Effective Date that the Arrangement will be deemed to have been completed, which shall be 12:01 a.m. (Alberta time) on the Effective Date or such other time as agreed to by Parent, AcquisitionCo and Company in writing;

“Excess Securities” has the meaning ascribed thereto in Section 3.2 hereof;

“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Parent and the Company, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Parent and the Company, each acting reasonably) on appeal;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the interim order of the Court contemplated by Section 2.3 of the Arrangement Agreement and made pursuant to Section 193(4) of the ABCA, in a form acceptable to Parent and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of Parent and the Company, each acting reasonably;

“Law” or “Laws” means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, by-law, ordinance, principle of law and equity, rule, injunction, determination, award, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are binding upon or applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Company Shareholders;

“Liens” means any hypothecations, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest, deed of trust, lease, license, condition, covenant, restriction, option to purchase or lease or otherwise acquire any interest, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Market Value” means 0.68 multiplied by the closing price of one Parent Share on the NYSE on the last trading day prior to the Effective Date.

“NYSE” means the New York Stock Exchange;

“Parent” means Nabors Industries Ltd., a Bermuda exempted company;

“Parent Shares” means the shares of common stock, par value $0.001, of Parent;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.4 of the Arrangement Agreement and this plan of arrangement;

“Purchaser” means Parent or AcquisitionCo;

“Share Consideration” means, for each Company Share, 0.68 Parent Shares;

“Tax Act” means the Income Tax Act (Canada); and

“Withholding Obligation” has the meaning ascribed thereto in Section 5.1(e) hereof.

1.2 Interpretation Not Affected by Headings. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Plan of Arrangement.

1.3 Date for any Action. If the date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.4 Number and Gender. In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5 References to Persons and Statutes. A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.6 Currency. Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to U.S. dollars.

1.7 Other Definitional and Interpretive Provisions.

(a) References in this Plan of Arrangement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b) Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein, shall have the respective meanings as defined in this Plan of Arrangement.

(c) Any reference to a number of days shall refer to calendar days unless Business Days are specified.

(d) The words “hereof”, “herein”, “hereto”, “hereunder”, and “hereby” and words of like import used in this Plan of Arrangement shall refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement.

(e) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any person include the successors and permitted assigns of that person.

(f) References to a particular statute or other Law shall be to such statute or other Law and the rules, regulations and published legally binding policies made thereunder, as in force as at the date of this Plan of Arrangement, and as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute or other Law thereto, unless otherwise expressly provided, supplements or supersedes any such statute or other Law or any such rule, regulation or legally binding policy.

ARTICLE 2

EFFECT OF ARRANGEMENT

2.1 Arrangement Agreement. This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any Party or person until the Effective Time.

2.2 Binding Effect. At the Effective Time, the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding at and after the Effective Time upon Parent, AcquisitionCo, Purchaser, Company, the Company Securityholders, including Dissenting Shareholders, the Depositary and the registrar and transfer agent of Company.

ARTICLE 3

ARRANGEMENT

3.1 Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur consecutively in the following order, each occurring five minutes following completion of the previous event without any further authorization, act or formality:

(a) Each Dissent Share shall be transferred by such Dissenting Shareholder to AcquisitionCo (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4;

(b) Each Company Option that is outstanding immediately prior to the Effective Time shall be fully vested and exercisable pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Option, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company as soon as reasonably practicable following the Effective Time, without interest, equal to the product of (i) the excess of (A) the Market Value per Company Share over (B) the exercise price per share of each Company Option, multiplied by (ii) the aggregate number of Company Shares that may be acquired upon exercise of such Company Option immediately prior to the Effective Time; provided that, each Company Option with an exercise price per share that is equal to or more than the Market Value shall be cancelled for no consideration.

(c) Each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall be fully vested pursuant to the provisions of the applicable Company Stock Incentive Plan and award agreements, by virtue of the Acquisition and without any further action by Parent, AcquisitionCo, the Company or the holder of that Company Restricted Stock Unit, and shall be cancelled in consideration for the right to receive an amount in cash (less any required withholding Taxes) payable by the Company as soon as reasonably practicable following the Effective Time, without interest, equal to the Market Value per Company Share multiplied by the aggregate number of Company Shares represented by such Company Restricted Stock Unit immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, all amounts payable in respect of a Company Restricted Stock Unit shall be paid in accordance with the terms of the applicable Company Stock Incentive Plan, award agreement and Board approval, as applicable. For purposes of the foregoing, each outstanding Company Restricted Stock Unit that is subject to a performance-based vesting requirement shall become fully vested and converted as provided above based upon the number of units at the “target” level of performance applicable to such award.

(d) The following shall occur concurrently:

(i)	each Company Share (other than any Dissent Share) shall be transferred to AcquisitionCo (free and clear of any Liens);

(ii)	in respect of each Company Share transferred in Section 3.1(d)(i), Parent shall issue the Share Consideration to each Company Shareholder;

(iii)	AcquisitionCo shall issue to Parent that number of common shares of AcquisitionCo equal in value to the aggregate Share Consideration (based on a value of $1.00 per share) as consideration for Parent having issued the Share Consideration in Section 3.1(d)(ii); and

(iv)	there shall be added to the stated capital account maintained by AcquisitionCo for its common shares an amount equal to the fair market value of the Share Consideration issued by Parent in Section 3.1(d)(ii);

(e) with respect to each Company Share transferred in accordance with Section 3.1(a) or Section 3.1(d):

(i) the registered holder thereof shall cease to be the registered holder of such Company Share and shall cease to have any rights in respect of such Company Share and the name of such registered holder shall be removed from the register of Company Shareholders as of the time of transfer prescribed in Section 3.1(a) or Section 3.1(d), as applicable;

(ii) the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Company Share; and

(iii) AcquisitionCo will be the holder of all of the outstanding Company Shares as of the time of transfer prescribed in Section 3.1(a) or Section 3.1(d), as applicable, and the central securities register of Company shall be revised accordingly and AcquisitionCo shall be entitled to all of the rights and privileges attached to the Company Shares; and

(f) the transfers, exchanges, issuances and terminations provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2 No Fractional Shares. No fractional Parent Shares shall be issued upon the surrender of Company Share certificates for exchange, and any such fractional share interests to which a former Company Shareholder would otherwise have been entitled will not entitle such former Company Shareholder to vote or to any other rights of a holder Parent Shares. In lieu of any such fractional Parent Shares, each former Company Shareholder otherwise entitled to fractional Parent Shares shall receive the nearest whole number of Parent Shares. For greater certainty, where such fractional interest is greater than or equal to 0.5, the number of Parent Shares to be issued shall be rounded up to the nearest whole number of Parent Shares and where such fractional interest is less than 0.5, the number of Parent Shares to be issued shall be rounded down to the nearest whole number of Parent Shares.

ARTICLE 4

DISSENT RIGHTS

4.1 Dissent Rights

(a) Each registered Company Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to Company Shares held by such Company Shareholder pursuant to Section 191 of the ABCA, as modified by the Interim Order and this Section 4.1(a); provided that, notwithstanding subsection 191(5) of the ABCA, the written objection to the Arrangement Resolution referred to in subsection 191(5) of the ABCA must be received by the registered Company Shareholder to the Company by not later than 4:00 p.m. (Eastern time) two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who:

(i) are ultimately entitled to be paid by AcquisitionCo fair value for their Dissent Shares, shall be deemed to have transferred such Dissent Shares (without any further authorization, act or formality and free and clear of any Liens) to AcquisitionCo in accordance with Section 3.1(a) as of the time prescribed in Section 3.1(a) at the fair value of the Dissent Shares, which fair value, notwithstanding anything to the contrary contained in the ABCA, shall be determined as of the Effective Time; or

(ii) are ultimately not entitled, for any reason, to be paid by AcquisitionCo fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-dissenting Company Shareholder and shall be entitled to receive, and shall receive, only the consideration set forth in Section 3.1(d).

(b) In no event shall Parent, AcquisitionCo, Purchaser, Company, the Depositary or any other person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Company Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Company as at the Effective Time.

(c) For greater certainty, in addition to any other restrictions in the Interim Order, no person shall be entitled to exercise Dissent Rights with respect to Company Shares in respect of which a person has voted or has instructed a proxy holder to vote in favor of the Arrangement Resolution.

ARTICLE 5

EXCHANGE OF CERTIFICATES

5.1 Certificates and Payments

(a) Following receipt of the Final Order and prior to the Effective Time, Parent shall deliver or arrange to be delivered to the Depositary the Consideration, including certificates or Direct Registration System Advices representing the Parent Shares required to be issued to the Company Shareholders in accordance with Section 3.1(d) hereof, which Parent Share evidence shall be held by the Depositary as agent and nominee for such former Company Shareholders for distribution to such former Company Shareholders in accordance with the provisions of Article 5 hereof.

(b) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to Section 3.1(d), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder represented by such surrendered certificate shall be entitled to receive in exchange therefor the Consideration to which the holder is entitled to receive in respect of the Company Shares represented by such certificate, and the Depositary shall deliver to such Company Shareholder the Consideration, which such Company Shareholder has the right to receive under the Arrangement for such Company Shares and any certificate so surrendered shall forthwith be cancelled.

(c) Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration to which the holder is entitled to receive in lieu of such certificate as contemplated in this Section 5.1. Any such certificate formerly representing Company Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in Parent, AcquisitionCo, Purchaser or Company. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered and forfeited to Parent.

(d) In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1(d) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Parent and the Depositary (acting reasonably) in such sum as Parent may direct, or otherwise indemnify Parent and Company in a manner satisfactory to Parent and Company, acting reasonably, against any claim that may be made against Parent, AcquisitionCo, Purchaser and Company with respect to the certificate alleged to have been lost, stolen or destroyed.

(e) Parent, AcquisitionCo, Purchaser, Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement, such amounts as Parent, AcquisitionCo, Purchaser, Company or the Depositary are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986, as amended, or any provision of any other applicable Law in respect of Taxes (a “Withholding Obligation”). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority. To the extent that any amount so required to be deducted or withheld from any payment to any Person exceeds the amount of cash otherwise payable to such Person, Parent, AcquisitionCo, Company or the Depositary shall also have the right to withhold such number of Parent Shares otherwise issuable to such Person pursuant to this Plan of Arrangement as would be necessary to produce sale proceeds (after deducting reasonable commissions payable to the broker and other reasonable costs and expenses) sufficient to fund any Withholding Obligation in respect of such Person; provided that Parent, the Company, AcquisitionCo or the Depositary, as applicable, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale; and provided, further, that no sales of any such Parent Shares shall occur in any jurisdiction in which such sales are not permitted under applicable Law.

(f) Any exchange or transfer of Company Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

(g) No dividend or other distribution declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of this Section 5.1. Subject to applicable Law and to this Section 5.1, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Parent Shares.

ARTICLE 6

AMENDMENTS

6.1 Amendments

(a) Parent and Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time (including, for greater certainty, as contemplated in Section 2.2 of the Arrangement Agreement), provided that any such amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Company Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Company Securityholders and communicated to the Company Securityholders if and as required by the Court, and in either case in the manner required by the Court.

(b) Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Company and Parent, may be proposed by Company and Parent at any time prior to or at the Company Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if it is consented to by each of Company and Parent and, if required by the Court, by some or all of the Company Securityholders voting in the manner directed by the Court.

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made by Company and Parent without the approval of or communication to the Court or the Company Securityholders, provided that it concerns a matter which, in the reasonable opinion of Company and Parent is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Company Securityholders.

(e) Notwithstanding the foregoing provisions of this Article 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1 Further Assurances. Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ANNEX E

INTERIM ORDER

Court File Number	1701-13726	Clerk’s stamp

Court	COURT OF QUEEN’S BENCH OF ALBERTA	ORIGINAL STAMPED

Judicial Centre	CALGARY

Matter

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, RSA 2000, c. B-9, AS AMENDED

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING TESCO CORPORATION, NABORS INDUSTRIES LTD. AND NABORS MAPLE ACQUISITION LTD.

Applicant	TESCO CORPORATION

Respondent	Not Applicable

Document	INTERIM ORDER

Address for Service and Contact Information of Party Filing this Document

NORTON ROSE FULBRIGHT CANADA LLP

400 – 3rd Avenue SW., Suite 3700

Calgary, Alberta T2P 4H2

Solicitor: Steve Leitl

Facsimile: (403) 264-5973

Email: steven.leitl@nortonrosefulbright.com

File Number: 1000141827

DATE ON WHICH ORDER WAS PRONOUNCED:		October 18, 2017
NAME OF JUDGE WHO MADE THIS ORDER:		Justice Romaine
LOCATION OF HEARING:		CALGARY

UPON the Originating Application (the Originating Application) of Tesco Corporation (TESCO or the Applicant) pursuant to Section 193 of the Business Corporations Act (Alberta) as amended (the ABCA);

AND UPON reading the Originating Application, the affidavit of Christopher L. Boone sworn on October 12, 2017 (the Affidavit) and the documents referred to therein;

AND UPON being advised that it is the intention of Nabors Industries Ltd. (Nabors) to rely upon Section 3(a)(10) of the United States Securities Act of 1933 (US Securities Act) as a basis for an exemption from the registration requirements of the US Securities Act with respect to the issuance of securities of Nabors under the proposed Plan of Arrangement, based on the Court’s approval of the Arrangement;

AND UPON HEARING counsel for the Applicant;

FOR THE PURPOSES OF THIS ORDER:

(a)	capitalized terms not defined in this Order (the Order) shall have the meaning attributed to them in the draft proxy statement and management information circular of the Applicant (the Proxy Statement) which is part of Exhibit “A” to the Affidavit; and

(b)	all references to “Arrangement” used herein mean the arrangement as set forth in the Plan of Arrangement attached as Annex D to the Proxy Statement (the Arrangement Agreement).

IT IS HEREBY ORDERED THAT:

General

1.	The Applicant shall seek approval of the Arrangement as described in the Proxy Statement from holders of Common Shares (Shareholders) and holders of Options and RSUs (such holders, together with the Shareholders, the Securityholders) in the manner set forth below.

The Meeting

2.	The Applicant shall call and conduct a special meeting (the Meeting) of Securityholders on or about December 1, 2017 at 10:00 a.m. (Calgary time) in Calgary, Alberta. At the Meeting, or any adjournment or postponement thereof, the Securityholders will consider and vote upon a resolution to approve the Arrangement substantially in the form attached as Annex B to the Proxy Statement (the Arrangement Resolution), all as more particularly described in the Proxy Statement.

3.	A quorum at the Meeting shall be at least two Shareholders present in person or represented by proxy at the Meeting holding in the aggregate thirty-three and one-third (33.33%) percent of the aggregate number of outstanding Common Shares entitled to vote at the Meeting.

4.	The Common Shares of Shareholders who:

(a)	return an instrument of proxy, including an instrument marked as an abstention; and

(b)	registered holders of Common Shares (Registered Shareholders) who attend the Meeting in person,

will	be counted for the purpose of determining whether there is a quorum.

5.	A quorum of Shareholders shall be required for the Meeting to proceed. If within 30 minutes from the time appointed for the Meeting, a quorum is not present, the Meeting shall stand adjourned to a date not less than two and not more than 30 days later, as may be determined by the Chair of the Meeting. No notice of the adjourned meeting shall be required and, if at such adjourned meeting a quorum is not present, the Shareholders present at the adjourned meeting in person or represented by proxy shall constitute a quorum for all purposes.

6.	Each Common Share, Option and RSU (collectively, the Securities) shall entitle the holder thereof to one vote at the Meeting in respect of the Arrangement Resolution.

7.	The record date for Securityholders entitled to receive notice of and vote at the Meeting shall be October 20, 2017 (the Record Date). Only Securityholders whose names have been entered on the register of holders of Common Shares, Options or RSUs, respectively, as at 5:00 p.m. (Calgary time) on the Record Date will be entitled to receive notice of and to vote at the Meeting provided that, to the extent a Shareholder transfers the ownership of any Common Shares after the Record Date and the transferee of those Common Shares produces properly endorsed Common Share certificates, or otherwise establishes ownership of such Common Shares and demands, not later than 10 days before the Meeting, to be included on the list of Securityholders entitled to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting. The Record Date for Securityholders entitled to receive notice of and to vote at the Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Meeting.

8.	The Meeting shall be called, held and conducted in accordance with the applicable provisions of the ABCA, the articles and by-laws of the Applicant in effect at the relevant time, the Proxy Statement, the rulings and directions of the Chair of the Meeting, this Order and any further Order of this Court. To the extent that there is any inconsistency or discrepancy between this Order and the ABCA or the articles or by-laws of the Applicant, the terms of this Order shall govern.

Conduct of the Meeting

9.	The only persons entitled to attend the Meeting shall be Securityholders or their authorized proxy holders, the Applicant’s directors and officers and its auditors, the Applicant’s legal counsel, and such other persons who may be permitted to attend by the Chair of the Meeting.

10.	The number of votes required to pass the Arrangement Resolution shall be not less than two-thirds of the votes cast by the Securityholders present in person or represented by proxy at the Meeting and voting together as a single class.

11.	To be valid, a proxy must be voted with Computershare in the manner described in the Proxy Statement.

12.	A proxy that is validly returned and is marked as an abstention from the Arrangement Resolution will be excluded from the vote in respect of the Arrangement Resolution and will not be counted as a vote cast.

13.	The accidental omission to give notice of the Meeting or the non-receipt of the notice shall not invalidate any resolution passed or proceedings taken at the Meeting.

14.	The Applicant is authorized to adjourn or postpone the Meeting on one or more occasions (whether or not a quorum is present, if applicable) and for such period or periods of time as the Applicant deems advisable, without the necessity of first convening the Meeting or first obtaining any vote of the Shareholders or Securityholders in respect of the adjournment or postponement, provided such adjournment or postponement is made in compliance with the Arrangement Agreement. Notice of such adjournment or postponement may be given by such method as the Applicant determines is appropriate in the circumstances. If the Meeting is adjourned or postponed in accordance with this Order, the references to the Meeting in this Order shall be deemed to be the Meeting as adjourned or postponed, as the context allows.

Amendments to the Arrangement

15.	The Applicant, Nabors and Nabors Maple Acquisition Ltd. (Nabors Maple) are authorized to make such amendments, revisions or supplements to the Arrangement as they may together determine necessary or desirable, provided that such amendments, revisions or supplements are made in accordance with and in the manner contemplated by the Arrangement and the Arrangement Agreement. The Arrangement so amended, revised or supplemented shall be deemed to be the Arrangement submitted to the Meeting and the subject of the Arrangement Resolution, without need to return to this Court to amend this Order.

Amendments to Meeting Materials

16.	The Applicant is authorized to make such amendments, revisions or supplements (Additional Information) to the Proxy Statement, the form of proxy (Proxy), notice of the Meeting (Notice of Meeting) and notice of Originating Application (Notice of Originating Application) as it may determine, provided such amendments, revisions or supplements are made in compliance with the Arrangement Agreement, and the Applicant may disclose such Additional Information, including material changes, by the method and in the time most reasonably practicable in the circumstances as determined by the Applicant. Without limiting the generality of the foregoing, if any material change or material fact arises between the date of this Order and the date of the Meeting, which change or fact, if known prior to mailing of the Proxy Statement, would have been disclosed in the Proxy Statement, then:

(a)	the Applicant shall advise the Securityholders of the material change or material fact by disseminating a news release (a News Release) in accordance with applicable securities laws and the policies of the NASDAQ Stock Market; and

(b)	provided that the News Release describes the applicable material change or material fact in reasonable detail, the Applicant shall not be required to deliver an amendment to the Proxy Statement to the Securityholders or otherwise give notice to the Securityholders of the material change or material fact.

Dissent Rights

17.	Registered Shareholders are, subject to the provisions of this Order and the Plan of Arrangement, accorded the right to dissent under section 191 of the ABCA with respect to the Arrangement Resolution and the right be paid the fair value of their Common Shares by Nabors Maple in respect of which such right to dissent was validly exercised.

18.	In order for a Registered Shareholder (a Dissenting Shareholder) to exercise such right to dissent under section 191 of the ABCA:

(a)	the Dissenting Shareholder’s written objection to the Arrangement Resolution must be received by the Applicant c/o Norton Rose Fulbright Canada LLP, Suite 3700, 400 – 3rd Avenue SW, Calgary, Alberta T2P 4H2, Attention: Steven Leitl not later than 4:00 p.m. (Eastern time) on November 29, 2017 being two Business Days immediately preceding the date of the Meeting or on the day that is two Business Days immediately preceding the date that any adjournment or postponement of the Meeting is reconvened or held, as the case may be;

(b)	a Dissenting Shareholder shall, no later than the date on which it delivers its objection as contemplated by paragraph 18(a) above, send the certificates representing the Common Shares in respect of which the Dissenting Shareholder dissents to TESCO or its transfer agent;

(c)	a vote against the Arrangement Resolution or an abstention, whether in person or by proxy, shall not constitute a written objection to the Arrangement Resolution as required under clause 18(a) herein;

(d)	a Dissenting Shareholder shall not have voted any of his, her or its Common Shares at the Meeting, either in person or by proxy, in favour of the Arrangement Resolution;

(e)	a Shareholder may not exercise the right to dissent in respect of only a portion of the Shareholder’s Common Shares, but may dissent only with respect to all of the Common Shares held by the Shareholder; and

(f)	the exercise of such right to dissent must otherwise comply with the requirements of section 191 of the ABCA, as modified and supplemented by this Order and the Plan of Arrangement.

19.	The fair value of the consideration to which a Dissenting Shareholder is entitled pursuant to the Arrangement shall be determined as of the Effective Time and shall be paid to Dissenting Shareholders by Nabors Maple as contemplated by the Plan of Arrangement and this Order.

20.	Dissenting Shareholders who validly exercise their right to dissent, as set out in paragraphs 17 and 18 above, and who:
(i)	are determined to be entitled to be paid the fair value of their Common Shares, shall be deemed to have transferred such Common Shares to Nabors Maple as of the Effective Time, without any further act or formality and free and clear of all Liens, as set forth in and pursuant to the Plan of Arrangement; or

(ii)	are, for any reason (including, for clarity, any withdrawal by any Dissenting Shareholder of their dissent) determined not to be entitled to be paid the fair value for their Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Shareholder and such Common Shares will be deemed to have been exchanged for the consideration under the Arrangement, as set forth in and pursuant to the Plan of Arrangement, but in no event shall the Applicant or any other Person be required to recognize such Shareholders as holders of Common Shares after the Effective Time, and the names of such Shareholders shall be removed from the register of Common Shares, as set forth in and pursuant to the Plan of Arrangement.

21.	Subject to further order of this Court, the rights available to Shareholders under the ABCA and the Plan of Arrangement to dissent from the Arrangement Resolution shall constitute full and sufficient dissent rights for the Shareholders with respect to the Arrangement Resolution.

22.	Notice to the Shareholders of their right to dissent with respect to the Arrangement Resolution and to receive, subject to the provisions of the ABCA and the Plan of Arrangement, the fair value of the consideration to which a Dissenting Shareholder is entitled pursuant to the Plan of Arrangement shall be sufficiently given by including information with respect to this right as set forth in the Proxy Statement which is to be sent to Shareholders in accordance with paragraph 23 of this Order.

Notice

23.	The Proxy Statement, substantially in the form included as part of Exhibit “A” to the Affidavit, with such amendments thereto as counsel to the Applicant may determine necessary or desirable (provided such amendments are not inconsistent with the terms of this Order), together with the Notice of the Meeting, the Proxy or a voting instruction form, the Notice of Originating Application and this Order and any other communications or documents determined by the Applicant to be necessary or advisable (collectively, the Meeting Materials), shall be sent to those Securityholders who hold Securities as of the Record Date, the directors of the Applicant, and the auditors of the Applicant, by one or more of the following methods:

(a)	in the case of registered Securityholders, by pre-paid first class or ordinary mail, by courier or by delivery in person, addressed to each such holder at his, her or its address, as shown on the books and records of the Applicant as of the Record Date not less than 21 days prior to the Meeting;

(b)	in the case of non-registered Shareholders, by providing sufficient copies of the Meeting Materials to intermediaries, in accordance with National Instrument 54-101 – Communication With Beneficial Owners of Securities of a Reporting Issuer; and

(c)	in the case of the directors and auditors of the Applicant, by email, pre-paid first class or ordinary mail, by courier or by delivery in person, addressed to the individual directors or firm of auditors, as applicable, not less than 21 days prior to the date of the Meeting.

24.	Delivery of the Meeting Materials in the manner directed by this Order shall be deemed to be good and sufficient service upon the Securityholders, the directors and auditors of the Applicant of:

(a)	the Originating Application;

(b)	this Order;

(c)	the Notice of the Meeting; and

(d)	the Notice of Originating Application.

Final Application

25.	Subject to further order of this Court, and provided that the Securityholders have approved the Arrangement in the manner directed by this Court and the directors of the Applicant have not revoked their approval, the Applicant may proceed with an application for a final Order of the Court approving the Arrangement (the Final Order) on December 4, 2017 at 2:30 p.m. (Calgary time) or so soon thereafter as the matter may be heard. Subject to the Final Order and to the issuance of the proof of filing of the articles of arrangement, the Applicant, all Securityholders and all other persons affected will be bound by the Arrangement in accordance with its terms.

26.

Any Securityholder or other interested party (each an Interested Party) desiring to appear and make submissions at the application for the Final Order is required to file with this Court and serve upon the Applicant, on or before November 29, 2017 at 4:00 p.m. (Calgary time), a notice of intention to appear (Notice of Intention to Appear) including the Interested Party’s address for service (or alternatively, a facsimile number for service by facsimile or an email address for service by electronic mail), indicating whether such Interested Party intends to support or oppose the application or make submissions at the application, together with a summary of the position such Interested Party intends to advocate before the Court, and any evidence or materials which are to be presented to the Court. Service of this notice on the Applicant shall be effected by service upon the solicitors for the Applicant, Norton Rose Fulbright Canada LLP, 400 – 3rd Avenue SW, Suite 3700, Calgary, Alberta T2P 4H2, Attention: Steven H. Leitl.

27.	In the event that the application for the Final Order is adjourned, only those parties appearing before this Court for the Final Order, and those Interested Parties serving a Notice of Intention to Appear in accordance with paragraph 26 of this Order, shall have notice of the adjourned date.

Leave to Vary Interim Order

28.	The Applicant is entitled at any time to seek leave to vary this Order upon such terms and the giving of such notice as this Court may direct.

(signed) “Justice Romaine”
Justice of the Court of Queen’s Bench of Alberta

ANNEX F

J.P.Morgan

August 13, 2017

The Board of Directors

Tesco Corporation

11330 Clay Road

Suite 350

Houston, TX 77041

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares, without par value (the “Company Common Shares”), of Tesco Corporation (the “Company”) of the Consideration (as defined below) in the proposed acquisition through a plan of arrangement (the “Transaction”) of the Company by a wholly-owned subsidiary of Nabors Industries Ltd. (the “Acquiror”). Pursuant to the Arrangement Agreement (the “Agreement”), among the Company, the Acquiror and its subsidiary, Nabors Maple Acquisition Ltd., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding Company Common Share, other than Company Common Shares held in treasury or owned by the Acquiror and its affiliates and Dissent Shares (as defined in the Agreement), will be converted into the right to receive 0.68 shares (the “Consideration”) of the Acquiror’s common stock, par value $0.001 per share (the “Acquiror Common Stock”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Shares and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies)

F-1

or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Shares of the Consideration in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration applicable to the holders of the Company Common Shares in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Shares or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common shares of the Company or outstanding common stock of the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments. Dag Skattum, an employee of one of our affiliates, serves as a member of the Board of Directors of the Acquiror.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Shares in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

F-2

ANNEX G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 001-32657

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	980363970
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Crown House Second Floor 4 Par-la-Ville Road Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

(441) 292-1510

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Name of each exchange on which registered
Common shares, $.001 par value per share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934: None.

Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    YES  ☐    NO  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    YES  ☐    NO  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     YES  ☒    NO  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to file such reports).    YES  ☒    NO  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

The aggregate market value of the 206,707,782 common shares held by non-affiliates of the registrant outstanding as of the last business day of our most recently completed second fiscal quarter, June 30, 2016, based on the closing price of our common shares as of such date of $10.05 per share as reported on the New York Stock Exchange, was $2,077,413,209. Common shares held by each officer and director and by each person who owns 5% or more of the outstanding common shares have been excluded in that such persons may be deemed affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

The number of common shares outstanding as of February 21, 2017 was 285,346,410, excluding 49,672,636 common shares held by our subsidiaries, or 335,019,046 in the aggregate.

DOCUMENTS INCORPORATED BY REFERENCE

Specified portions of the definitive Proxy

Statement to be distributed in connection with our 2017 Annual General Meeting of Shareholders (Part III).

NABORS INDUSTRIES LTD.

Form 10-K Annual Report

For the Year Ended December 31, 2016

Our internet address is www.nabors.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “SEC”). Reference in this document to our website address does not constitute incorporation by reference of the information contained on the website into this annual report on Form 10-K. The public may read and copy any material that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, documents relating to our corporate governance (such as committee charters, governance guidelines and other internal policies) can be found on our website.

FORWARD-LOOKING STATEMENTS

We often discuss expectations regarding our future markets, demand for our products and services, and our performance in our annual, quarterly and current reports, press releases, and other written and oral statements. Statements relating to matters that are not historical facts are “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These “forward-looking statements” are based on an analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. By way of illustration, when used in this document, words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “will,” “should,” “could,” “may,” “predict” and similar expressions are intended to identify forward-looking statements.

Factors to consider when evaluating these forward-looking statements include, but are not limited to:

•	fluctuations and volatility in worldwide prices of and demand for oil and natural gas;

•	fluctuations in levels of oil and natural gas exploration and development activities;

•	fluctuations in the demand for our services;

•	competitive and technological changes and other developments in the oil and gas and oilfield services industries;

•	our ability to complete, and realize the expected benefits of, strategic transactions, including our recently announced joint venture in Saudi Arabia;

•	the existence of operating risks inherent in the oil and gas and oilfield services industries;

•	the possibility of changes in tax laws and other laws and regulations;

•	the possibility of political or economic instability, civil disturbance, war or acts of terrorism in any of the countries in which we do business; and

•	general economic conditions, including the capital and credit markets.

Our businesses depend to a large degree on the level of spending by oil and gas companies for exploration, development and production activities. Therefore, sustained lower oil or natural gas prices that have a material impact on exploration, development or production activities could also materially affect our financial position, results of operations and cash flows.

The above description of risks and uncertainties is by no means all-inclusive, but highlights certain factors that we believe are important for your consideration. For a more detailed description of risk factors, please refer to Part I, Item 1A.—Risk Factors.

Unless the context requires otherwise, references in this annual report to “we,” “us,” “our,” “the Company,” or “Nabors” mean Nabors Industries Ltd., together with our subsidiaries where the context requires.

PART I

ITEM 1.	BUSINESS

Overview

Since its founding in 1952, Nabors has grown from a small land drilling business in Canada to one of the world’s largest drilling contractors. Nabors Industries, Ltd. (NYSE: NBR) was formed as a Bermuda exempted company on December 11, 2001. Today, Nabors owns and operates the world’s largest land-based drilling rig fleet and are a leading provider of offshore platform drilling rigs in the United States and multiple international markets. Nabors also provides advanced wellbore placement services, drilling software and performance tools, drilling equipment and innovative technologies throughout the world’s most significant oil and gas markets. In today’s performance-driven environment, we believe we are well positioned to seamlessly integrate downhole hardware, surface equipment and software solutions into our AC rig designs. Leveraging our advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Our Drilling & Rig Services business is comprised of our global land-based and offshore drilling rig operations and other rig services, consisting of equipment manufacturing, rig instrumentation and optimization software. We also specialize in wellbore placement solutions and are a leading provider of directional drilling and measurement while drilling (“MWD”) systems and services. Our Drilling & Rig Services business consists of four reportable operating segments: U.S., Canada, International and Rig Services.

As a global provider of drilling and drilling-related services for land-based and offshore oil and natural gas wells, our fleet of rigs and drilling-related equipment as of December 31, 2016 includes:

•	400 actively marketed rigs for land-based drilling operations in the United States, Canada and approximately 20 other countries throughout the world; and

•	41 actively marketed rigs for offshore drilling operations in the United States and multiple international markets.

We experienced a reduction in the number of rigs working during 2015 and into early 2016 due to low oil and natural gas prices which caused a decrease in exploration and production spending. Oil prices reached lows in early 2016 and have since begun to rebound and producers have responded by beginning to increase activity. The following table presents our average rigs working (a measure of activity and utilization over the year) and average utilization for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016		2015		2014
	Average Rigs Working	Average Utilization	Average Rigs Working	Average Utilization	Average Rigs Working	Average Utilization
U.S.	62.0	24%	120.0	41%	212.5	68%
Canada	9.7	14%	16.7	25%	34.1	50%
International	100.2	62%	124.0	79%	127.1	90%

	171.9	35%	260.7	50%	373.7	72%

Additional information regarding the geographic markets in which we operate and our business segments can be found in Note 21—Segment Information in Part II, Item 8.—Financial Statements and Supplementary Data.

U.S. Drilling

Our U.S. Drilling operations include land drilling activities in the lower 48 states and Alaska as well as offshore operations in the Gulf of Mexico. We operate one of the largest land-based drilling rig fleets in the

United States, consisting of 184 AC rigs and 33 SCR rigs which were actively marketed as of December 31, 2016.

Nabors’ first AC land rig was built during 2002. Since then, the technology has significantly evolved as more than 900 AC rigs have been added to the U.S. land market. As the industry shifted to multi well pad drilling, operators demanded greater efficiencies and adaptability through batch drilling. We believe our latest generation of PACE® drilling rigs are ideal for batch drilling, with pad optimal features, such as our unique side saddle design, and advanced walking capabilities.

In 2013, we introduced our PACE®-X800 rig with an advanced walking system that enables the rig to move quickly over existing wells, along the X and Y axes. Most of the ancillary equipment moves with the rig, enabling it to move easily between adjacent rows of wells. Through December 31, 2016, we have placed a total of 44 PACE®-X800 rigs into service within the lower 48 market, including four rigs during fiscal year 2016.

During the second half of 2016, we introduced our new PACE®-M800 and PACE®-M1000 rigs which complements our existing PACE®-X800 rigs. The PACE®-M800 rig is designed for lower-density multi-well pads whereas the PACE®-M1000 is designed for higher density pads. Both are designed to move rapidly between pads. Featuring the same advanced walking capabilities as the PACE®-X800 rig, the PACE®-M800 rig can quickly move efficiently on pads and over short distances, with minimal rig-up and rig-down components. As of December 31, 2016, we have placed four PACE®-M800 rigs into service.

In addition to land drilling operations throughout the lower 48 states and Alaska, we also actively marketed 17 platform rigs in the U.S. Gulf of Mexico as of December 31, 2016.

Our U.S. drilling operations contributed approximately 25% of our consolidated operating revenues for the year ended December 31, 2016, compared with approximately 33% of our consolidated operating revenues for the year ended December 31, 2015.

International Drilling

We maintain a footprint in nearly every major oil and gas market across the globe, most notably in Saudi Arabia, Algeria, Colombia, Venezuela and Russia. Many of our rigs in our international drilling markets were designed to address the challenges inherent in specific drilling locations such as those required in the desert and remote or environmentally sensitive locations, as well as the various shale plays. As of December 31, 2016, our fleet consisted of 135 land-based drilling rigs in approximately 20 countries. We also actively marketed 18 platforms and six jackup rigs in the international offshore drilling markets as of the same date. We continue to upgrade and deploy high-specification desert rigs specifically for gas drilling in the Middle East. We have been able to extend the utilization of the PACE®-X800 rigs in international markets by deploying six such rigs in Latin America.

On October 31, 2016, we entered into an agreement with Saudi Arabian Development Company, a wholly-owned subsidiary of Saudi Arabian Oil Company (“Saudi Aramco”), to form a new joint venture to own, manage and operate onshore drilling rigs in The Kingdom of Saudi Arabia. The joint venture, which will be equally owned by Saudi Aramco and Nabors, is anticipated to be formed and commence operations in the second half of 2017. The joint venture will leverage our established business in Saudi Arabia to begin operations, with a focus on Saudi Arabia’s existing and future onshore oil and gas fields. Saudi Aramco and Nabors will each contribute land rigs to the joint venture in the first years of operation along with capital commitments toward future onshore drilling rigs which will be manufactured in Saudi Arabia.

Our International drilling operations contributed approximately 68% of our consolidated operating revenues for the year ended December 31, 2016, compared with approximately 48% of our consolidated operating revenues for the year ended December 31, 2015.

Canada Drilling

Our rig fleet consisted of 47 land-based drilling rigs in Canada as of December 31, 2016. Our Canada drilling operations contributed approximately 2% of our consolidated operating revenues for the year ended December 31, 2016, compared with approximately 4% of our consolidated operating revenues for the year ended December 31, 2015.

Rig Services

In order to advance today’s drilling technology and move toward complete drilling automation, we believe it is critical to create a holistic environment of integrated hardware and software. The breadth of our operations provides a competitive advantage because we design integrated drilling rigs, software and equipment. Our new modular RigtelligentTM operating control system automates many repetitive drilling and wellbore placement tasks. The integration of data from both downhole tools and surface systems enables us to provide innovative drilling solutions to our customers, reducing the need for third-party contractors. We focus on creating and advancing our innovative technologies through our Rig Services segment, which includes Canrig and Nabors Drilling Solutions.

Drilling Equipment

Through Canrig, we manufacture and sell top drives, catwalks, wrenches, drawworks and other drilling related equipment which are installed on both onshore and offshore drilling rigs.

Drilling Performance Tools and Advanced Wellbore Placement Technologies

Through Nabors Drilling Solutions, we offer specialized drilling technologies, such as patented steering systems and rig instrumentation software systems that enhance drilling performance and wellbore placement. These products include:

•	ROCKIT® directional drilling system, which is used to provide data collection services to oil and gas exploration and service companies;

•	REVit® control system, which is a real-time stick slip mitigation system that extends bit life, reduces tool failures and increases penetration rates, resulting in significant savings in drilling time and costs;

•	RIGWATCH® software, which is computerized software and equipment that monitors a rig’s real-time performance and provides daily reporting for drilling operations, making this data available through the internet; and

•	DRILLSMART® software, which allows the drilling system to adapt to operating parameters and drilling conditions while optimizing performance.

Nabors specializes in wellbore placement solutions and is a leading provider of directional drilling and MWD systems and services. Our MWD product line is a proprietary family of advanced systems, representing the latest technology developed specifically for the unique requirements of land-based drilling applications. Our tools are ideal for applications where high reliability, precise wellbore placement and drilling efficiency are crucial. Nabors’ patented directional drilling tools enable a higher level of precision and cost effectiveness. These products include:

•	AccuMP® mud pulse MWD system, which is designed to address many of the current MWD reliability issues present in the market today;

•	AccuWave® collar mounted Electromagnetic MWD system that addresses the needs of the land market through the latest technology and design techniques; and

•	Nabors’ AccuSteer® Measurement While Drilling (M/LWD) Suite is a premier dynamics evaluation MWD system for performance drilling with integrated advanced geosteering measurements. The AccuSteer® system is a collar based M/LWD designed specifically for the unconventional market.

Our Rig Services operations contributed approximately 5% of our consolidated operating revenues, net of intercompany sales, for the year ended December 31, 2016, compared with approximately 6% of our consolidated operating revenues for the year ended December 31, 2015.

Our Business Strategy

Our business strategy is to build shareholder value and enhance our competitive position by:

•	achieving superior operational and health, safety and environmental performance;

•	leveraging our existing global infrastructure and operating reputation to capitalize on growth opportunities;

•	continuing to develop our existing portfolio of value-added services to our customers;

•	enhancing our technology position and advancing drilling technology both on the rig and downhole; and

•	achieving returns above our cost of capital.

During 2016, we made significant progress in expanding our technology portfolio. All of our new-build rigs have been deployed with our new RigtelligentTM modular-code operating system and we have commenced retrofitting most of our AC fleet. We believe these actions position us well to address the changing market dynamic both in the United States and internationally. Our technological development efforts are focused on advanced rig designs with emphasis on automation of the drilling floor, a suite of downhole measurement and sensing tools and the seamless integration of the rig’s operations with downhole sensing. In addition, we are adding complementary services to our traditional rig offering and in many cases replacing third-party providers of these complementary services as a single service provider. These efforts support our strategy to differentiate our drilling services, and ultimately reduce our customers’ unit costs, through advanced drilling technology and value added enhancements.

Additionally, in the Lower 48 market, we commenced the formal rollout of a suite of related services—including wellbore placement, performance drilling tools, managed pressure drilling services, and other services—which complement our core drilling activities. We believe these services represent an opportunity to increase our revenue per rig, and since our rig crews provide the services, our incremental cost is generally lower than the costs incurred by existing third-party service providers.

We also introduced our new PACE®-M800 rig in the second half of 2016, designed for optimal well construction with minimal time spent mobilizing between well pads. Customers have been very receptive to this new rig, with each rig receiving a contract prior to completion of construction, and all the rigs have achieved 100% utilization through December 31, 2016. These new rigs complement our existing pad-optimal PACE® -X rigs, which also operate at near-100% utilization as of the end of 2016.

Drilling Contracts

Our drilling contracts are typically daywork contracts. A daywork contract generally provides for a basic rate per day when drilling (the dayrate for providing a rig and crew) and for lower rates when the rig is moving between drilling locations, or when drilling operations are interrupted or restricted by equipment breakdowns, adverse weather conditions or other conditions beyond our control. In addition, daywork contracts may provide for a lump-sum fee for the mobilization and demobilization of the rig, which in most cases approximates our anticipated costs. A daywork contract differs from a footage contract (in which the drilling contractor is paid on the basis of a rate per foot drilled) and a turnkey contract (in which the drilling contractor is paid for drilling a well to a specified depth for a fixed price).

Our contracts for land-based and offshore drilling have durations that are single-well, multi-well or term. Term contracts generally have durations ranging from six months to five years. Under term contracts, our rigs are committed to one customer. Offshore workover projects are often contracted on a single-well basis. We generally receive drilling contracts through competitive bidding, although we occasionally enter into contracts by direct negotiation. Most of our single-well contracts are subject to termination by the customer on short notice, while multi-well contracts and term contracts may provide us with early termination compensation in certain circumstances. Such payments may not fully compensate us for the loss of a contract, and in certain circumstances the customer may not be obligated, able or willing to make an early termination payment to us. Contract terms and rates differ depending on a variety of factors, including competitive conditions, the geographical area, the geological formation to be drilled, the equipment and services to be supplied, the on-site drilling conditions and the anticipated duration of the work to be performed. In addition, throughout 2015 and 2016, we experienced downward pricing-pressure for our drilling services from existing customers in light of the industry conditions and, as a result, renegotiated pricing and other terms in our drilling contracts with certain customers. See Part I, Item 1A.—Risk Factors—Fluctuations in oil and natural gas prices could adversely affect drilling activity and our revenues, cash flows, profitability and ability to retain skilled employees and Our drilling contracts may in certain instances be renegotiated, suspended or terminated without an early termination payment.

Our Customers

Our customers include major national and independent oil and gas companies. One customer, Saudi Aramco, accounted for approximately 33% and 12% of our consolidated operating revenues during the years ended December 31, 2016 and 2015, respectively, and is included in our International drilling operating segment. The increase from 2015 to 2016 was primarily as a result of our acquisition of the remaining interest in Nabors Arabia Company Limited (“Nabors Arabia”), our joint venture in Saudi Arabia, in May 2015 and our consolidation of Nabors Arabia’s results of operations. Nabors Arabia was historically a joint venture in the Kingdom, which now is wholly-owned by Nabors. Our contracts with Saudi Aramco are on a per rig basis. No customer accounted for more than 10% of our consolidated operating revenues during the year ended December 31, 2014. As mentioned previously, we have entered into a new joint venture agreement with this customer.

Our Employees

As of December 31, 2016, we employed approximately 13,000 people in approximately 20 countries. Our number of employees fluctuates depending on the current and expected demand for our services. Some rig-based employees in Alaska, Argentina, Mexico and Australia are represented by collective bargaining units. We believe our relationship with our employees is generally good.

Seasonality

Our operations are subject to seasonal factors. Specifically, our drilling operations in Canada and Alaska generally experience reduced levels of activity and financial results during the second quarter of each year, due to the annual spring thaw. In addition, our U.S. offshore market can be impacted during summer months by tropical weather systems in the Gulf of Mexico. Global climate change could lengthen these periods of reduced activity, but we cannot currently estimate to what degree. Our overall financial results reflect the seasonal variations experienced in these operations, but seasonality does not materially impact the remaining portions of our business.

Research and Engineering

Research and engineering continues to be an important part of our overall business. During 2016, we spent approximately $33.6 million on research and engineering activities. The effective use of technology is critical to maintaining our competitive position within the drilling industry. We expect to continue developing technology internally and/or acquiring technology through strategic acquisitions.

Industry/Competitive Conditions

To a large degree, our businesses depend on the level of capital spending by oil and gas companies for exploration, development and production activities. The level of exploration, development and production activities is to a large extent tied to the prices of oil and natural gas, which can fluctuate significantly and are highly volatile. Since the second half of 2014, the oil and gas industry has experienced a significant decline as a result of decreasing oil and natural gas prices, resulting in a reduction of exploration, development and production activities of our customers. The level of activity in the sector remained suppressed throughout 2016 and into 2017. A continued decrease or further prolonged decline in the price of oil or natural gas or in the exploration, development and production activities of our customers could result in a corresponding decline in the demand for our services and/or a reduction in dayrates and utilization, which could have a material adverse effect on our financial position, results of operations and cash flows. See Part I, Item 1A.—Risk Factors—Fluctuations in oil and natural gas prices could adversely affect drilling activity and our revenues, cash flows, profitability and ability to retain skilled employees and Item 7.—Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The markets in which we provide our services are highly competitive. We provide our drilling and rig services in the United States, Canada and approximately 20 other countries throughout the world. We believe that competitive pricing is a significant factor in determining which service provider is awarded a job in these markets and customers are increasingly sensitive to pricing during periods of market instability. Historically, the number of available rigs and drilling-related equipment has exceeded demand in many of the markets in which we operate, resulting in strong price competition. This is due in part to the fact that most rigs and drilling-related equipment can be readily moved from one region to another in response to changes in the levels of exploration, development and production activities and market conditions, which may result in an oversupply of rigs and drilling-related equipment in certain areas.

In late 2014, falling oil prices forced a curtailment of drilling-related expenditures by many companies and resulted in an oversupply of rigs in the markets where we operate. This reduction in drilling and related activity impacted our key markets through both 2015 and 2016. Although many rigs can be readily moved from one region to another in response to changes in levels of activity and many of the total available contracts are currently awarded on a bid basis, competition has increased based on the supply of existing and new rigs across all of our markets. Most available contracts for our services are currently awarded on a bid basis, which further increases competition based on price.

In addition to price, other competitive factors in the markets we serve are the overall quality of service and safety record, the technical specification and condition of equipment, the availability of skilled personnel and the ability to offer ancillary services. Our drilling business is subject to certain additional competitive factors. For example, our ability to deliver rigs with new technology and features and, in certain international markets, our experience operating in certain environments and strong customer relationships have been significant factors in the selection of Nabors for the provision of drilling services. We expect that the market for our drilling services will continue to be highly competitive. See Part I, Item 1A.—Risk Factors—We operate in a highly competitive industry with excess drilling capacity, which may adversely affect our results of operations.

Certain competitors are present in more than one of the markets in which we operate, although no one competitor operates in all such markets. We compete with (1) Helmerich & Payne, Inc., Patterson-UTI

Energy, Inc. and several other competitors with national, regional or local rig operations in the United States, (2) Saipem S.p.A, KCA Deutag, and Weatherford International Ltd. and various contractors in our international markets and (3) Precision Drilling, Ensign Energy Services, and others in Canada.

Acquisitions and Divestitures

We have grown from a land drilling business centered in the U.S. lower 48 states, Canada and Alaska to an international business with operations on land and offshore in most of the major oil and gas markets in the world. At the beginning of 1990, our fleet consisted of 44 actively marketed land drilling rigs in Canada, Alaska and in various international markets. Today, our worldwide fleet of actively marketed rigs consists of 400 land drilling rigs, 35 offshore platform rigs and 6 jackup units. This growth was fueled in part by strategic acquisitions. While we continuously consider and review strategic opportunities, including acquisitions, divestitures, joint ventures, alliances and other strategic transactions, there can be no assurance that such opportunities will continue to be available, that the pricing will be economical or that we will be successful in completing and realizing the expected benefits of such transactions in the future.

We may sell a subsidiary or group of assets outside of our core markets or business if it is strategically or economically advantageous for us to do so.

On March 24, 2015, we completed the merger (the “Merger”) of our Completion & Production Services business with C&J Energy Services, Inc. (“C&J Energy”). In the Merger and related transactions, our wholly-owned interest in our Completion & Production Services business was exchanged for cash and an equity interest in the combined entity, C&J Energy Services Ltd. (“CJES”). Prior to the Merger, our Completion & Production Services business conducted our operations involved in the completion, life-of-well maintenance and plugging and abandonment of wells in the United States and Canada. On July 20, 2016, CJES and certain of its subsidiaries commenced voluntarily cases under chapter 11 of the U.S. Bankruptcy Code. For more information on the accounting for our investment in CJES, see Note 9—Investments in Unconsolidated Affiliates in Part II, Item 8.—Financial Statements and Supplementary Data. On December 12, 2016, we entered into a mediated settlement agreement with various other parties in the CJES bankruptcy proceedings and on January 6, 2017, CJES announced it had emerged from bankruptcy. See further discussion in Item 3.—Legal Proceedings.

In addition to the Merger, we undertook the following strategic transactions over the last three years.

Acquisitions

In October 2014, we purchased the outstanding shares of 2TD Drilling AS (“2TD”), a drilling technology company based out of Norway. 2TD is in the process of developing a rotary steerable system for directional drilling which, once developed, will be included in our Rig Services operating segment. Under the terms of the transaction, we paid an initial amount of $40.3 million for the purchase of the shares. We may also be required to make future payments contingent on the achievement of various milestone objectives. As of December 31, 2016, these future payments are estimated to be $13.9 million.

In May 2015, we paid $106.0 million in cash to acquire the remaining 49% equity interest in Nabors Arabia, our prior joint venture in Saudi Arabia, making it a wholly owned subsidiary. Previously, we held a 51% equity interest with a carrying value of $44.7 million, and we had accounted for the joint venture as an equity method investment. The acquisition of the remaining interest allows us to strategically align our future growth in this market by providing additional flexibility to invest capital and pursue future investment opportunities. As a result, we consolidated the assets and liabilities of Nabors Arabia on the acquisition date based on their respective fair values. We have also consolidated the operating results of Nabors Arabia since the acquisition date and reported those results in our International drilling segment.

Divestitures

In 2014, we sold a large portion of our interest in our oil and gas proved properties located on the North Slope of Alaska. Under the terms of the agreement, we received $35.1 million at closing and expected to receive additional payments of $27.0 million upon certain future dates or the properties achieving certain production targets. During 2016, we recorded an impairment charge of $22.4 million to reserve for these future amounts payable to Nabors and our retained interest in these properties. We retained a working interest in the properties at various interests. The working interest is fully carried up to $600 million of total project costs.

See Note 4—Assets Held for Sale and Discontinued Operations for additional discussion in Part II, Item 8.—Financial Statements and Supplementary Data.

Environmental Compliance

We do not anticipate that compliance with currently applicable environmental regulations and controls will significantly change our competitive position, capital spending or earnings during 2017. We believe we are in material compliance with applicable environmental rules and regulations and that the cost of such compliance is not material to our business or financial condition. For a more detailed description of the environmental laws and regulations applicable to our operations, see Part I, Item 1A.—Risk Factors—Changes to or noncompliance with governmental laws and regulations or exposure to environmental liabilities could adversely affect our results of operations.

ITEM 1A.	RISK FACTORS

In addition to the other information set forth elsewhere in this annual report, the following factors should be carefully considered when evaluating Nabors. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

Fluctuations in oil and natural gas prices could adversely affect drilling activity and our revenues, cash flows, profitability and ability to retain skilled employees.

Our operations depend on the level of spending by oil and gas companies for exploration, development and production activities. Both short-term and long-term trends in oil and natural gas prices affect these activity levels. Oil and natural gas prices, as well as the level of drilling, exploration and production activity, can be highly volatile. For example, oil prices were as high as $107 per barrel during 2014 and were as low as $26.21 per barrel in February 2016. The decrease in oil prices has been caused by, among other things, an oversupply of crude oil and stagnant demand. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, affect both the supply of and demand for oil and natural gas. In addition, weather conditions, governmental regulation (both in the United States and elsewhere), levels of consumer demand for oil and natural gas, general economic conditions, the availability and demand for drilling equipment and pipeline capacity, and other factors beyond our control may also affect the supply of and demand for oil and natural gas.

As a result of the sustained low oil price environment beginning at the end of 2014, the level of drilling, exploration and production activity declined in 2015 and remained low throughout 2016, resulting in a corresponding decline in the demand for our drilling services and/or a reduction in our dayrates and rig utilization. The continuation of lower oil and natural gas prices or the further decline in such prices could have an adverse effect on our revenues, cash flows, liquidity and profitability.

A continuation of the lower oil and natural gas price environment could also adversely impact our cash forecast models used to determine whether the carrying values of our long-lived assets exceed our future cash flows, which could result in future impairment to our long-lived assets. Additionally, these circumstances could indicate that the carrying amount of our goodwill and intangible assets may exceed their fair value, which could result in a future goodwill impairment. A continuation of lower oil and natural gas prices could also affect our ability to retain skilled rig personnel and affect our ability to access capital to finance and grow our business. There can be no assurances as to the future level of demand for our services or future conditions in the oil and natural gas and oilfield services industries.

Our customers and thereby our business and profitability could be adversely affected by turmoil in the global economy.

Changes in general economic and political conditions may negatively impact our business, financial condition, results of operations and cash flows. As a result of the volatility of oil and natural gas prices and the depressed economic environment, we are unable to predict the level of exploration, drilling and production activities of our customers and whether our customers and/or vendors will be able to sustain their operations and fulfill their commitments and obligations. If oil prices remain low and/or global economic conditions remain tepid or if either or both further deteriorate in the future, there could be a material adverse impact on the liquidity and operations of our customers, vendors and other worldwide business partners, which in turn could have a material impact on our results of operations and liquidity. Furthermore, these conditions may result in certain of our customers experiencing an inability to pay vendors, including us. In addition, we may experience difficulties forecasting future capital expenditures by our customers, which in turn could lead to either over capacity or, in the case of a recovery in oil prices and the world wide economy, undercapacity, either of which could adversely affect our operations. There can be no assurance that the global economic environment will not deteriorate again in the future due to one or more factors.

We operate in a highly competitive industry with excess drilling capacity, which may adversely affect our results of operations.

The oilfield services industry is very competitive. Contract drilling companies compete primarily on a regional basis, and competition may vary significantly from region to region at any particular time. Most rigs and drilling-related equipment can be moved from one region to another in response to changes in levels of activity and market conditions, which may result in an oversupply of such rigs and drilling-related equipment in certain areas, and accordingly, increased price competition, as we have observed over the past two years in certain markets. In addition, in recent years, the ability to deliver rigs with new technology and features has become an important factor in determining job awards. Our customers are increasingly demanding the services of newer, higher specification drilling rigs, which requires continued technological developments and increased capital expenditures. Our ability to continually provide technologically competitive drilling-related equipment and services can impact our ability to defend, maintain or increase prices, maintain market share, and negotiate acceptable contract terms with our customers. Our competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements for equipment. New technologies, services or standards could render some of our services, drilling rigs or equipment obsolete, which could adversely impact our ability to compete. Another key factor in job award determinations is our ability to maintain a strong safety record. If we are unable to remain competitive based on these and/or other competitive factors, we may be unable to maintain or increase our market share, utilization rates and/or day rates for our services, which could adversely affect our business, financial condition, results of operations and cash flows.

We must renew customer contracts to remain competitive.

We had a number of customer contracts that expired in 2016, and have a number that will expire in 2017. Our ability to renew these contracts or obtain new contracts and the terms of any such contracts will depend on market conditions and our customers’ future drilling plans, which are subject to change. For example, during

2015 and 2016, a number of oil and gas companies, including some of our customers, publicly announced significant reductions in their planned exploration and development spending. Due to the highly competitive nature of the industry, which can be exacerbated during periods of depressed market conditions, such as the one we are currently experiencing, we may not be able to renew or replace expiring contracts or, if we are able to, we may not be able to secure or improve existing day rates or other material terms, which could have an adverse effect on our business, financial condition and results of operations.

The nature of our operations presents inherent risks of loss that could adversely affect our results of operations.

Our operations are subject to many hazards inherent in the drilling and workover industries, including blowouts, cratering, explosions, fires, loss of well control, loss of or damage to the wellbore or underground reservoir, damaged or lost drilling equipment and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental and natural resources damage and damage to the property of others. Our offshore operations involve the additional hazards of marine operations including capsizing, grounding, collision, damage from hurricanes and heavy weather or sea conditions and unsound ocean bottom conditions. Our operations are also subject to risks of war, civil disturbances or other political events.

Accidents may occur, we may be unable to obtain desired contractual indemnities, and our insurance may prove inadequate in certain cases. The occurrence of an event for which we are not fully insured or indemnified against, or the failure or inability of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses that could adversely affect our business, financial condition and liquidity. In addition, insurance may not be available to cover any or all of these risks. Even if available, insurance may be inadequate or insurance premiums or other costs may increase significantly in the future making insurance prohibitively expensive. We expect to continue facing upward pressure in our insurance renewals, our premiums and deductibles may be higher, and some insurance coverage may either be unavailable or more expensive than it has been in the past. Moreover, our insurance coverage generally provides that we assume a portion of the risk in the form of a deductible or self-insured retention. We may choose to increase the levels of deductibles (and thus assume a greater degree of risk) from time to time in order to minimize our overall costs, which could exacerbate the impact of our losses on our financial condition and liquidity.

Our drilling contracts may in certain instances be renegotiated, suspended or terminated without an early termination payment.

Most of our multi-well and term drilling contracts require that an early termination payment be made to us if a contract is terminated by the customer prior to its expiration. However, such payments may not fully compensate us for the loss of a contract, and in certain circumstances, such as, but not limited to, non-performance caused by significant operational or equipment issues (such as destruction of a drilling rig that is not replaced within a specified period of time), sustained periods of downtime due to a force majeure event or other events beyond our control or some other breach of our contractual obligations, our customer may not be obligated to make an early termination payment to us at all. In addition, some contracts may be suspended, rather than terminated early, for an extended period of time, in some cases without adequate compensation. The early termination or suspension of a contract may result in a rig being idle for an extended period of time, which could have a material adverse effect on our business, financial condition and results of operations.

During periods of depressed market conditions, we may be subject to an increased risk of our customers (including government-controlled entities) seeking to renegotiate, repudiate or terminate their contracts and/or to otherwise exert commercial influence to our disadvantage. During 2016, we experienced continued downward pricing pressure and decreased demand for our drilling services with existing customers, resulting in renegotiations of pricing and other terms in our drilling contracts with certain customers and early termination of contracts by others. Our customers’ ability to perform their obligations under the contract, including their ability to pay us or fulfill their indemnity obligations, may also be impacted by an economic or industry downturn or other adverse conditions in the oil and gas industry. If we were to sustain a loss and our customers were unable to honor their indemnification and/or payment obligations, it could adversely affect our liquidity. If our customers cancel some of our contracts, and we are unable to secure new contracts on a timely basis and/or on substantially similar terms—which may prove difficult during a depressed market—or if contracts are suspended for an extended period of time with or without adequate compensation or renegotiated with pricing or other terms less favorable to us, it could adversely affect our financial condition and results of operations.

We may record additional losses or impairment charges related to sold or idle rigs.

In 2016 and 2015, we recognized impairment charges of $245.2 million and $118.1 million, respectively, related to tangible assets and equipment. Prolonged periods of low utilization or low dayrates, the cold stacking of idle assets, the sale of assets below their then carrying value or the decline in market value of our assets may cause us to experience further losses. If future cash flow estimates, based upon information available to management at the time, including oil and gas prices and expected utilization levels, indicate that the carrying value of any of our rigs may not be recoverable or if we sell assets for less than their then carrying value, we may recognize additional impairment charges on our fleet.

The loss of one or a number of our large customers could have a material adverse effect on our business, financial condition and results of operations.

In 2016 and 2015, we received approximately 46% and 26%, respectively, of our consolidated operating revenues from our three largest contract drilling customers (including their affiliates), with our largest customer Saudi Aramco representing 33% and 12% of our consolidated operating revenues, respectively, for these years. The loss of one or more of our larger customers would have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, if a significant customer experiences liquidity constraints or other financial difficulties they may be unable to make required payments or seek to renegotiate contracts, which could adversely affect our liquidity and profitability. Financial difficulties experienced by customers could also adversely affect our utilization rates in the affected market.

The profitability of our operations could be adversely affected by war, civil disturbance, terrorist activity or other political or economic instability, fluctuation in currency exchange rates and local import and export controls.

We derive a significant portion of our business from global markets, including major operations in the Middle East, Canada, South America, Algeria, the Far East, North Africa and Russia. These operations are subject to various risks, including war, civil disturbances, labor strikes, political or economic instability, terrorist activity and governmental actions that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property without fair compensation. In some countries, our operations may be subject to the additional risk of fluctuating currency values and exchange controls. We are also subject to various laws and regulations that govern the operation and taxation of our business and the import and export of our equipment from country to country, the imposition, application and interpretation of which can prove to be uncertain. To the extent that any of these risks arising from our operations in global markets are realized, it could have a material adverse effect on our business, financial condition and results of operations.

Our financial and operating flexibility could be affected by our long-term debt and other financial commitments.

As of December 31, 2016, we had approximately $3.6 billion in outstanding debt and no amounts outstanding under our $2.25 billion revolving credit facility and commercial paper program. On January 13, 2017, we consummated an offering of $575 million in aggregate principal amount of Nabors Delaware’s 0.75% exchangeable senior notes due 2024 (the “Exchangeable Notes”). After giving effect to this offering, our total outstanding debt was approximately $4.0 billion. We also have various financial commitments, such as leases, firm transportation and processing, contracts and purchase commitments. Our ability to service our debt and other financial obligations depends in large part upon the level of cash flows generated by our operating subsidiaries’ operations, our ability to monetize and/or divest non-core assets, availability under our unsecured revolving credit facility and our ability to access the capital markets and/or other sources of financing. If we cannot repay or refinance our debt as it becomes due, we may be forced to sell assets or reduce funding in the future for working capital, capital expenditures and general corporate purposes.

Our ability to access capital markets could be limited.

From time to time, we may need to access capital markets to obtain long-term and short-term financing. However, our ability to access capital markets could be limited by, among other things, oil and gas prices, our existing capital structure, our credit ratings and the health of the drilling and overall oil and gas industry and the global economy. In addition, many of the factors that affect our ability to access capital markets, such as the liquidity of the overall capital markets and the state of the economy and oil and gas industry, are outside of our control. No assurance can be given that we will be able to access capital markets on terms acceptable to us when required to do so, which could adversely affect our business, liquidity and results of operations.

A downgrade in our credit rating could negatively impact our cost of and ability to access capital markets or other financing sources.

Our ability to access capital markets or to otherwise obtain sufficient financing is enhanced by our senior unsecured debt ratings as provided by the major U.S. credit rating agencies. Factors that may impact our credit ratings include debt levels, asset purchases or sales, as well as near-term and long-term growth opportunities and industry conditions. Liquidity, asset quality, cost structure, market diversity, and commodity pricing levels and others are also considered by the rating agencies. A ratings downgrade could adversely impact our ability to access capital markets or other financing sources in the future, increase the cost of future debt, and potentially require us to post letters of credit for certain obligations, any of which could adversely affect our financial condition, results of operations and cash flows.

As a holding company, we depend on our operating subsidiaries and investments to meet our financial obligations.

Nabors and its wholly owned subsidiary, Nabors Industries, Inc., a Delaware corporation (“Nabors Delaware”), are holding companies with no significant assets other than the stock of our operating subsidiaries and investment in unconsolidated affiliates. In order to meet our financial needs, we rely exclusively on repayments of interest and principal on intercompany loans that have been made to operating subsidiaries and income from dividends and other cash flows from these operating subsidiaries. There can be no assurance that our operating subsidiaries will generate sufficient net income to pay us dividends or sufficient cash flows to make payments of interest and principal on the intercompany loans. In addition, from time to time, our operating subsidiaries may enter into financing arrangements or be made subject to laws or regulations that restrict or prohibit these types of upstream payments. There can also be adverse tax consequences associated with our subsidiaries and equity method investees paying dividends to us.

We may be subject to changes in tax laws and have additional tax liabilities.

We operate through various subsidiaries in numerous countries throughout the world. Consequently, we are subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the United States or jurisdictions in which we or any of our subsidiaries operate or are organized. Furthermore, the Organization for Economic Co-Operation and Development (“OECD”) published a Base Erosion and Profit Shifting Action Plan in July 2013, seeking to reform the taxation of multinational companies. The recommendations made by the OECD may result in unilateral, uncoordinated changes in tax laws in the countries in which we operate or are organized, which may result in double taxation or otherwise increase our tax liabilities which in turn could have a material adverse effect on our financial condition and results of operations.

Tax laws, treaties and regulations are highly complex and subject to interpretation. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If these tax laws, treaties or regulations change or any tax authority successfully challenges our assessment of the effects of such laws, treaties and regulations in any country, including our operational structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries, this could have a material adverse effect on us, resulting in a higher effective tax rate on our consolidated earnings or a reclassification of the tax impact of our significant corporate restructuring transactions.

Changes to or noncompliance with governmental laws and regulations or exposure to environmental liabilities could adversely affect our results of operations.

Drilling of oil and gas wells is subject to various laws and regulations in the jurisdictions where we operate. Our costs to comply with these laws and regulations may be substantial. For example, the U.S. Environmental Protection Agency (“EPA”) has promulgated rules requiring the reporting of greenhouse gas emissions applicable to certain offshore oil and natural gas production and onshore oil and natural gas production, processing, transmission, storage and distribution facilities. In June 2016, the EPA published final standards to reduce methane emissions for certain new, modified, or reconstructed facilities in the oil and gas industry and, through the issuance of a final Information Collection Request, is seeking additional information from oil and gas producing operators as necessary to expand these standards to include existing equipment and processes. In addition, U.S. federal laws and the laws of other jurisdictions strictly regulate the prevention of oil spills and the release of hazardous substances, and impose liability for removal costs and natural resource, real or personal property and certain economic damages arising from any spills. Some of these laws may impose strict and/or joint and several liability for clean-up costs and damages without regard to the conduct of the parties. As an owner and operator of onshore and offshore rigs and other equipment, we may be deemed to be a responsible party under federal law. In addition, we are subject to various laws governing the containment and disposal of hazardous substances, oilfield waste and other waste materials and the use of underground storage tanks.

Changes in environmental laws and regulations may also negatively impact the operations of oil and natural gas exploration and production companies, which in turn could have an adverse effect on us. For example, drilling, fluids, produced water and most of the other wastes associated with the exploration, development and production of oil or gas, if properly handled, are currently exempt from regulation as hazardous waste under the Resource Conservation and Recovery Act (‘‘RCRA’’) and instead, are regulated under RCRA’s less stringent non-hazardous waste provisions. However, following the filing of a lawsuit in the U.S. District Court for the District of Columbia in May 2016 by several non-governmental environmental groups against the EPA for the agency’s failure to timely assess its RCRA Subtitle D criteria regulations for oil and gas wastes, EPA and the environmental groups entered into an agreement that was finalized in a consent decree issued by the District Court on December 28, 2016. Under the decree, the EPA is required to propose no later than March 15, 2019, a rulemaking for revision of certain Subtitle D criteria regulations pertaining to oil and gas wastes or sign a determination that revision of the regulations is not necessary. If the EPA proposes a rulemaking for revised oil and gas waste regulations, the Consent Decree requires that the EPA take final action following notice and comment rulemaking no later than July 15, 2021. Any reclassification of such wastes as RCRA hazardous wastes could result in more stringent and costly handling, disposal and clean-up requirements. In addition, the Outer Continental Shelf Lands Act provides the federal government with broad discretion in regulating the leasing of offshore oil and gas production sites. Legislators and regulators in the United States and other jurisdictions where we operate also focus increasingly on restricting the emission of carbon dioxide, methane and other greenhouse gases that may contribute to warming of the Earth’s atmosphere, and other climatic changes. The U.S. Congress has considered, but not adopted, legislation designed to reduce emission of greenhouse gases, and some states in which we operate have passed legislation or adopted initiatives, such as the Regional Greenhouse Gas Initiative in the northeastern United States and the Western Regional Climate Action Initiative in the western United

States, which establish greenhouse gas inventories and/or cap-and-trade programs. Some international initiatives have been or may be adopted, which could result in increased costs of operations in covered jurisdictions. In December 2015, the United States joined the international community of the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France that requires member countries to review and “represent a progression” in their intended nationally determined contributions, which set greenhouse gas emission reduction goals every five years beginning in 2010. Although this international agreement does not create any binding obligations for nations to limit their greenhouse gas emissions, it does include pledges to voluntarily limit or make future emissions. In addition, the EPA has published findings that emissions of greenhouse gases present an endangerment to public health and the environment, which may lead to further regulations of greenhouse gas emissions under existing provisions of the Clean Air Act. The EPA has already issued rules requiring monitoring and reporting of greenhouse gas emissions from the oil and natural gas sector, including onshore and offshore production activities. Future or more stringent regulation could dramatically increase operating costs for oil and natural gas companies, curtail production and demand for oil and natural gas in areas of the world where our customers operate, and reduce the market for our services by making wells and/or oilfields uneconomical to operate, which may in turn adversely affect results of operations.

The expansion of the scope of laws or regulations protecting the environment has accelerated in recent years, particularly outside the United States, and we expect this trend to continue. Violation of environmental laws or regulations could lead to the imposition of administrative, civil or criminal penalties, remedial obligations, capital expenditures, delays in the permitting or performance of projects, and in some cases injunctive relief. Violations may also result in liabilities for personal injuries, property and natural resource damage and other costs and claims. We are not always successful in allocating all risks of these environmental liabilities to customers, and it is possible that customers who assume the risks will be financially unable to bear any resulting costs.

We rely on third-party suppliers, manufacturers and service providers to secure equipment, components and parts used in rig operations, conversions, upgrades and construction.

Our reliance on third-party suppliers, manufacturers and service providers to provide equipment and services exposes us to volatility in the quality, price and availability of such items. Certain components, parts and equipment that we use in our operations may be available only from a small number of suppliers, manufacturers or service providers. The failure of one or more third-party suppliers, manufacturers or service providers to provide equipment, components, parts or services, whether due to capacity constraints, production or delivery disruptions, price increases, quality control issues, recalls or other decreased availability of parts and equipment, is beyond our control and could materially disrupt our operations or result in the delay, renegotiation or cancellation of drilling contracts, thereby causing a loss of contract drilling backlog and/or revenue to us, as well as an increase in operating costs.

Additionally, our suppliers, manufacturers and service providers could be negatively impacted by current industry conditions or global economic conditions. If certain of our suppliers, manufacturers or service providers were to curtail or discontinue their business as a result of such conditions, it could result in a reduction or interruption in supplies or equipment available to us and/or a significant increase in the price of such supplies and equipment, which could adversely impact our business, financial condition and results of operations.

Any violation of the Foreign Corrupt Practices Act or any other similar anti-corruption laws could have a negative impact on us.

A significant portion of our revenue is derived from operations outside the United States, which exposes us to complex foreign and U.S. regulations inherent in doing cross-border business and in each of the countries in which we transact business. We are subject to compliance with the United States Foreign Corrupt Practices Act (“FCPA”) and other similar anti-corruption laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. The SEC and U.S. Department of Justice have continued to focus on enforcement activities with respect to the FCPA. While our employees and agents are required to comply with applicable anti-corruption laws, and we have adopted policies and procedures and related training programs meant to ensure compliance, we cannot be sure that our internal policies, procedures and programs will always protect us from violations of these laws. Violations of these laws may result in severe criminal and civil sanctions as well as other penalties. The occurrence or allegation of these types of risks may adversely affect our business, financial condition and results of operations.

Provisions in our organizational documents may be insufficient to thwart a coercive hostile takeover attempt; conversely, they may deter a change of control transaction and decrease the likelihood of a shareholder receiving a change of control premium.

Companies generally seek to prevent coercive takeovers by parties unwilling to pay fair value for the enterprise they acquire. Provisions in our organizational documents that are meant to help us avoid a coercive takeover include:

•	Authorizing the Board to issue a significant number of common shares and up to 25,000,000 preferred shares, as well as to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of the preferred shares, in each case without any vote or action by the holders of our common shares;

•	Limiting the ability of our shareholders to call or bring business before special meetings;

•	Prohibiting our shareholders from taking action by written consent in lieu of a meeting unless the consent is signed by all the shareholders then entitled to vote;

•	Requiring advance notice of shareholder proposals for business to be conducted at general meetings and for nomination of candidates for election to our Board; and

•	Reserving to our Board the ability to determine the number of directors comprising the full Board and to fill vacancies or newly created seats on the Board.

At the request of shareholders, in June 2012 we adopted an amendment to our bye-laws to declassify the Board. In addition, our shareholder rights plan expired in July 2016. Each of these changes may make it easier for another party to acquire control of the Company. The remaining provisions designed to avoid a coercive takeover may not be fully effective so that a party may still be able to acquire the Company without paying what the Board considers to be fair value, including a control premium.

Legal proceedings and governmental investigations could affect our financial condition and results of operations.

We are subject to legal proceedings and governmental investigations from time to time that include employment, tort, intellectual property and other claims, and purported class action and shareholder derivative actions. We are also subject to complaints and allegations from former, current or prospective employees from time to time, alleging violations of employment-related laws or other whistle blower-related matters. Lawsuits or claims could result in decisions against us that could have an adverse effect on our financial condition or results of operations. See Item 3—Legal Proceedings for a discussion of certain existing legal proceedings.

The loss of key executives or inability to attract and retain experienced technical personnel could reduce our competitiveness and harm prospects for future success.

The successful execution of our business strategies will depend, in part, on the continued service of certain key executive officers. We have employment agreements with some of our key personnel within the company, but no assurance can be given that any employee will remain with us, whether or not they have entered into an employment agreement with us. We do not carry key man insurance. In addition, our operations depend, in part, on our ability to attract and retain experienced technical professionals. Competition for such professionals is intense. The loss of key executive officers and/or our inability to retain or attract experienced technical personnel, could reduce our competitiveness and harm prospects for future success, which may adversely affect our business, financial condition and results of operations.

Failure to realize the anticipated benefits of acquisitions, divestitures, investments, joint ventures and other strategic transactions may adversely affect our business, results of operations and financial position.

We undertake from time to time acquisitions, divestitures, investments, joint ventures, alliances and other strategic transactions that we expect to further our business objectives. For example, in October 2016, we announced an agreement to form a new joint venture in the Kingdom of Saudi Arabia, which is expected to commence operations by the second half of 2017. The success of this joint venture depends, to a large degree, on the satisfactory performance of our joint venture partner’s obligations, including contributions of capital, drilling units and related equipment, and our ability to maintain an effective, working relationship with our joint venture partner. The anticipated benefits of such joint venture and other strategic transactions may not be realized, or may be realized more slowly than expected, and may result in operational and financial consequences, including, but not limited to, the loss of key customers, suppliers or employees and significant transactional expenses, which may have an adverse effect on our business, financial condition and results of operations.

Our business is subject to cybersecurity risks.

Our operations are increasingly dependent on information technologies and services. Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow, and include, among other things, storms and natural disasters, terrorist attacks, utility outages, theft, viruses, malware, design defects, human error, or complications encountered as existing systems are maintained, repaired, replaced, or upgraded. Risks associated with these threats include, among other things:

•	loss, corruption, or misappropriation of intellectual property, or other proprietary or confidential information (including customer, supplier, or employee data);

•	disruption or impairment of our and our customers’ business operations and safety procedures;

•	loss or damage to our worksite data delivery systems; and

•	increased costs to prevent, respond to or mitigate cybersecurity events.

Although we utilize various procedures and controls to mitigate our exposure to such risk, cybersecurity attacks and other cyber events are evolving and unpredictable. Moreover, we have no control over the information technology systems of our customers, suppliers, and others with which our systems may connect and communicate. As a result, the occurrence of a cyber incident could go unnoticed for a period time. Any such incident could have a material adverse effect on our business, financial condition and results of operations.

Significant issuances of common shares or exercises of stock options could adversely affect the market price of our common shares

As of February 21, 2017, we had 800,000,000 authorized common shares, of which 335,019,046 shares were outstanding and entitled to vote, of which 49,672,636 million were held by our subsidiaries and entitled to vote. In addition, 11,918,025 common shares were reserved for issuance pursuant to stock option and employee benefit plans, and 31,997,773 common shares were reserved for issuance upon exchange of outstanding Exchangeable Notes . The sale, or availability for sale, of substantial amounts of our common shares in the public market, whether directly by us or resulting from the exercise of options (and, where applicable, sales pursuant to Rule 144 under the Securities Act) or the exchange of Exchangeable Notes for common shares, would be dilutive to existing shareholders, could adversely affect the prevailing market price of our common shares and could impair our ability to raise additional capital through the sale of equity securities.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 2.	PROPERTIES

Nabors’ principal executive offices are located in Hamilton, Bermuda. We own or lease executive and administrative office space in Houston, Texas; Anchorage, Alaska; Calgary, Canada; Dubai in the United Arab Emirates; Bogota, Colombia; and Dhahran, Saudi Arabia.

Many of the international drilling rigs and some of the Alaska rigs in our fleet are supported by mobile camps which house the drilling crews and a significant inventory of spare parts and supplies. In addition, we own various trucks, forklifts, cranes, earth-moving and other construction and transportation equipment, which are used to support our operations. We also own or lease a number of facilities and storage yards used in support of operations in each of our geographic markets.

We own certain mineral interests in connection with our investment in development and production of natural gas, oil and natural gas liquids in the United States and the province of British Columbia, Canada.

ITEM 3.	LEGAL PROCEEDINGS

Nabors and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

In 2009, the Court of Ouargla entered a judgment of approximately $13.0 million (at December 31, 2016 exchange rates) against us relating to alleged customs infractions in Algeria. We believe we did not receive proper notice of the judicial proceedings, and that the amount of the judgment was excessive in any case. We asserted the lack of legally required notice as a basis for challenging the judgment on appeal to the Algeria Supreme Court (the “Supreme Court”). In May 2012, that court reversed the lower court and remanded the case to the Ouargla Court of Appeals for treatment consistent with the Supreme Court’s ruling. In January 2013, the Ouargla Court of Appeals reinstated the judgment. We again lodged an appeal to the Supreme Court, asserting the same challenges as before. While the appeal was pending, the Hassi Messaoud customs office initiated efforts to collect the judgment prior to the Supreme Court’s decision in the case. As a result, we paid approximately $3.1 million and posted security of approximately $1.33 million to suspend those collection efforts and to enter into a formal negotiations process with the customs authority. The customs authority demanded 50% of the total fine as a final settlement and seized additional funds of approximately $3.6 million. We have recorded a reserve in the amount of the posted security. The matter was heard by the Supreme Court on February 26, 2015, and on March 26, 2015, that court set aside the judgment of the Ouargla Court of Appeals and remanded the case to that court for further proceedings. A hearing was held on October 28, 2015 in the Ouargla Court of Appeals and on November 4, 2015, the court affirmed the Supreme Court’s decision that we were not guilty, concluding that portion of the case. We have filed a new action with the Conseil d’Etat in an effort to recover amounts previously paid by us. A portion of those amounts has been returned, and our efforts to recover the additional $4.4 million continue.

In March 2011, the Court of Ouargla entered a judgment of approximately $25.6 million (at December 31, 2016 exchange rates) against us relating to alleged violations of Algeria’s foreign currency exchange controls, which require that goods and services provided locally be invoiced and paid in local currency. The case relates to certain foreign currency payments made to us by CEPSA, a Spanish operator, for wells drilled in 2006. Approximately $7.5 million of the total contract amount was paid offshore in foreign currency, and approximately $3.2 million was paid in local currency. The judgment includes fines and penalties of approximately four times the amount at issue. We have appealed the ruling based on our understanding that the law in question applies only to resident entities incorporated under Algerian law. An intermediate court of appeals upheld the lower court’s ruling, and we appealed the matter to the Supreme Court. On September 25, 2014, the Supreme Court overturned the verdict against us, and the case was reheard by the Ouargla Court of Appeals on March 22, 2015 in light of the Supreme Court’s opinion. On March 29, 2015, the Ouargla Court of Appeals reinstated the initial judgment against us. We have appealed this decision again to the Supreme Court. While our payments were consistent with our historical operations in the country, and, we believe, those of other multinational corporations there, as well as interpretations of the law by the Central Bank of Algeria, the ultimate resolution of this matter could result in a loss of up to $17.6 million in excess of amounts accrued.

In March 2012, Nabors Global Holdings II Limited (“NGH2L”) signed an agreement with ERG Resources, LLC (“ERG”) relating to the sale of all of the Class A shares of NGH2L’s wholly owned subsidiary, Ramshorn International Limited, an oil and gas exploration company (“Ramshorn”) (the “ERG Agreement”). When ERG failed to meet its closing obligations, NGH2L terminated the transaction on March 19, 2012 and, as contemplated in the agreement, retained ERG’s $3.0 million escrow deposit. ERG filed suit the following day in the 61st Judicial District Court of Harris County, Texas, in a case styled ERG Resources, LLC v. Nabors Global Holdings II Limited, Ramshorn International Limited, and Parex Resources, Inc.; Cause No. 2012-16446, seeking injunctive relief to halt any sale of the shares to a third party, specifically naming as defendant Parex Resources, Inc. (“Parex”). The lawsuit also seeks monetary damages of up to $750.0 million based on an alleged breach of contract by NGH2L and alleged tortious interference with contractual relations by Parex. We successfully defeated ERG’s effort to obtain a temporary restraining order from the Texas court on March 20, 2012 and completed the sale of Ramshorn’s Class A shares to a Parex affiliate in April 2012, which mooted ERG’s application for a temporary injunction. The defendants made numerous jurisdictional challenges on appeal, and on April 30, 2015, ERG filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Accordingly, the civil actions are currently subject to the bankruptcy stay and ERG’s claims in the lawsuit are assets of the estate. The lawsuit was stayed, pending further court actions, including appeals of the jurisdictional decisions. On June 17, 2016, the Texas Supreme Court issued its opinion on the jurisdictional appeal holding that jurisdiction exists in Texas for Ramshorn, but not for Parex Bermuda or Parex Canada. ERG retains its causes of action for monetary damages, but we believe the claims are foreclosed by the terms of the ERG Agreement and are without factual or legal merit. On December 28, 2016, the District Court granted Nabors’ Motion for Partial Summary Judgment to Enforce Exclusive Remedies Clause, holding that ERG’s potential recovery in the action may not exceed $4.5 million in accordance with the terms of the ERG Agreement. The plaintiffs have challenged this ruling by filing a motion for rehearing that is scheduled to be heard on March 6, 2017. Although we continue to vigorously defend the lawsuit, its ultimate outcome cannot be determined at this time.

On July 30, 2014, we and Nabors Red Lion Limited (“Red Lion”), along with C&J Energy and its board of directors, were sued in a putative shareholder class action filed in the Court of Chancery of the State of Delaware (the “Court of Chancery”). The plaintiff alleges that the members of the C&J Energy board of directors breached their fiduciary duties in connection with the Merger, and that Red Lion and C&J Energy aided and abetted these alleged breaches. The plaintiff sought to enjoin the defendants from proceeding with or consummating the Merger and the C&J Energy stockholder meeting for approval of the Merger and, to the extent that the Merger was completed before any relief was granted, to have the Merger rescinded. On November 10, 2014, the plaintiff filed a motion for a preliminary injunction, and, on November 24, 2014, the Court of Chancery entered a bench ruling, followed by a written order on November 25, 2014, that (i) ordered certain members of the C&J Energy board of directors to solicit for a 30 day period alternative proposals to purchase C&J Energy (or a controlling stake in C&J Energy) that were superior to the Merger, and (ii) preliminarily enjoined C&J Energy from holding its stockholder meeting until it complied with the foregoing. C&J Energy complied with the order while it simultaneously pursued an expedited appeal of the Court of Chancery’s order to the Supreme Court of the State of Delaware (the “Delaware Supreme Court”). On December 19, 2014, the Delaware Supreme Court overturned the Court of Chancery’s judgment and vacated the order. Nabors and the C&J Energy defendants filed a motion to dismiss that was granted by the Chancellor on August 24, 2016, including a ruling that C&J Energy could recover on the bond that was posted to support the temporary restraining order. The plaintiffs filed a Notice of Appeal on September 22, 2016. A briefing was concluded, and no hearing date has been set.

On March 24, 2015, we completed the Merger of our Completion & Production Services business with C&J Energy. In the Merger and related transactions, we acquired common shares in the combined entity, CJES, and entered into certain ancillary agreements with CJES, including a tax matters agreement, pursuant to which both parties agreed to indemnify each other following the completion of the Merger with respect to certain tax matters. On July 20, 2016, CJES and certain of its subsidiaries (collectively, the “debtors”) commenced voluntarily cases under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On December 12, 2016, we entered into a mediated settlement agreement with various other parties in the CJES bankruptcy proceedings (the “Settlement Agreement”). Pursuant to the Settlement Agreement, we agreed to support the debtors’ chapter 11 plan of reorganization in exchange for: (i) two allowed unsecured claims for which we will receive distributions of up to $4.85 million; (ii) an amendment to the tax matters agreement providing that CJES will likely pay up to $11.5 million of obligations for which we would have otherwise been responsible; (iii) cancellation of various other obligations we had to the debtors; (iv) our pro rata share of warrants to acquire 2% of the common equity in the reorganized debtors; and (v) a mutual release of claims. The bankruptcy court has approved the terms of the Settlement Agreement and confirmed the debtors’ plan and, on January 6, 2017, CJES announced it had emerged from bankruptcy.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY, RELATED SHAREHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information.

Our common shares, par value $0.001 per share, are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “NBR”.

The following table sets forth the reported high and low sales prices of our common shares as reported on the NYSE for the periods indicated.

		Share Price
Calendar Year		High	Low
2015	First Quarter	$14.09	$9.96
	Second Quarter	16.99	13.70
	Third Quarter	14.43	8.94
	Fourth Quarter	12.33	7.47

2016	First Quarter	$9.84	$4.93
	Second Quarter	11.21	7.61
	Third Quarter	12.33	8.46
	Fourth Quarter	17.68	11.01

On February 21, 2017, the closing price of our common shares as reported on the NYSE was $15.43.

Holders.

At February 21, 2017, there were approximately 1,764 shareholders of record of our common shares.

Dividends.

On February 17, 2017, our Board declared a cash dividend of $0.06 per common share, which will be paid on April 4, 2017 to shareholders of record at the close of business on March 14, 2017.

Our quarterly cash dividends on our total outstanding common shares during the past two fiscal years are shown in the table below. The declaration and payment of future dividends will be at the discretion of the Board and will depend, among other things, on future earnings, general financial condition and liquidity, success in business activities, capital requirements and general business conditions in addition to legal requirements.

	Paid per Share		Total Payment
	2016	2015	2016		2015
	(in thousands, except per share amounts)
Quarter
First	$0.06	$0.06	$16,923		$17,469
Second	0.06	0.06	17,003		17,511
Third	0.06	0.06	17,001		17,509
Fourth	0.06	0.06	17,039	(1)	16,873

(1)	This quarterly cash dividend was paid on January 4, 2017 to shareholders of record on December 14, 2016.

See Part I—Item 1.A. Risk Factors—As a holding company, we depend on our operating subsidiaries to meet our financial obligations.

Issuer Purchases of Equity Securities.

The following table provides information relating to our repurchase of common shares during the three months ended December 31, 2016:

Period (In thousands, except per share amounts)	Total Number of Shares Repurchased	Average Price Paid per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Program	Approximated Dollar Value of Shares that May Yet Be Purchased Under the Program (2)
October 1—October 31	<1	$12.16	—	298,716
November 1—November 30	5	$11.90	—	298,716
December 1—December 31	22	$16.40	—	298,716

(1)	Shares were withheld from employees and directors to satisfy certain tax withholding obligations due in connection with grants of shares under our 2003 Employee Stock Plan, the 2013 Stock Plan and the 2016 Stock Plan. Each of the 2016 Stock Plan, the 2013 Stock Plan, the 2003 Employee Stock Plan and the 1999 Stock Option Plan for Non-Employee Directors provide for the withholding of shares to satisfy tax obligations, but do not specify a maximum number of shares that can be withheld for this purpose. These shares were not purchased as part of a publicly announced program to purchase common shares.
(2)	In August 2015, our Board authorized a share repurchase program under which we may repurchase up to $400 million of our common shares in the open market or in privately negotiated transactions. Through December 31, 2016, we repurchased 10.9 million of our common shares for an aggregate purchase price of approximately $101.3 million under this program. As of December 31, 2016, we had approximately $298.7 million that remained authorized under the program that may be used to repurchase shares. The repurchased shares are held by our subsidiaries are registered and tradable subject to applicable securities law limitations and have the same voting, dividend and other rights as other outstanding shares. As of December 31, 2016, our subsidiaries held 49.7 million of our common shares.

For a description of securities authorized for issuance under equity compensation plans, see Part III, Item 12.—Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

Performance Graph

The following graph illustrates comparisons of five-year cumulative total returns among Nabors, the S&P 500 Index, Dow Jones Oil Equipment and Services Index, S&P MidCap 400 Index and Russell 3000 Index. We are now included in the S&P MidCap 400 Index and Russell 3000 Index and therefore, are presenting these new indices below. Total return assumes $100 invested on December 31, 2011 in shares of Nabors and in the aforementioned indices noted above assuming reinvestment of dividends at the end of each calendar year, presented in the table below.

	2011	2012	2013	2014	2015	2016
Nabors Industries Ltd.	100	83	99	76	51	101
S&P 500 Index	100	116	154	175	177	198
Dow Jones Oil Equipment and Services Index	100	100	129	107	83	105
S&P MidCap 400 Index	100	118	157	173	169	204
Russell 3000 Index	100	116	155	175	176	198

The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to Regulations 14A or 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

Related Shareholder Matters

Bermuda has exchange controls which apply to residents in respect of the Bermuda dollar. As an exempted company, Nabors is designated as non-resident for Bermuda exchange control purposes by the Bermuda Monetary Authority. Pursuant to our non-resident status, there are no Bermuda restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to non-residents who are holders of its common shares in all other currencies, including currency of the United States.

There is no reciprocal tax treaty between Bermuda and the United States. Under current Bermuda law, there is no Bermuda withholding tax on dividends or other distributions, nor any Bermuda tax computed on profit or income payable by Nabors or its operations. Furthermore, no Bermuda tax is levied on the sale or transfer (including by gift and/or on the death of the shareholder) of Nabors common shares (other than by shareholders resident in Bermuda). Nabors has received an undertaking from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, Nabors will be exempt from taxation in Bermuda until March 31, 2035.

ITEM 6.	SELECTED FINANCIAL DATA

The following table summarizes selected financial information and should be read in conjunction with Part II, Item 7.—Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes thereto included under Part II, Item 8.—Financial Statements and Supplementary Data.

	Year Ended December 31,
	2016	2015	2014	2013	2012
Operating Data (1)(2)	(In thousands, except per share amounts and ratio data)
Operating revenues	$2,227,839	$3,864,437	$6,804,197	$6,152,015	$6,843,051
Income (loss) from continuing operations, net of tax	(1,011,244)	(329,497)	(669,265)	158,341	232,974
Income (loss) from discontinued operations, net of tax	(18,363)	(42,797)	21	(11,179)	(67,526)

Net income (loss)	(1,029,607)	(372,294)	(669,244)	147,162	165,448
Less: Net (income) loss attributable to noncontrolling interest	(135)	(381)	(1,415)	(7,180)	(621)

Net income (loss) attributable to Nabors	(1,029,742)	(372,675)	(670,659)	139,982	164,827
Earnings (losses) per share:
Basic from continuing operations	$(3.58)	$(1.14)	$(2.28)	$0.51	$0.80
Basic from discontinued operations	(0.06)	(0.15)	—	(0.04)	(0.23)

Total Basic	$(3.64)	$(1.29)	$(2.28)	$0.47	$0.57

Diluted from continuing operations	$(3.58)	$(1.14)	$(2.28)	$0.51	$0.79
Diluted from discontinued operations	(0.06)	(0.15)	—	(0.04)	(0.23)

Total Diluted	$(3.64)	$(1.29)	$(2.28)	$0.47	$0.56

Weighted-average number of common shares outstanding:
Basic	276,475	282,982	290,694	294,182	289,965
Diluted	276,475	282,982	290,694	296,592	292,323
Capital expenditures and acquisitions of businesses (3)	$414,379	$923,236	$1,923,779	$1,365,994	$1,433,586
Interest coverage ratio (4)	3.4:1	6.2:1	9.8:1	7.4:1	7.7:1

	As of December 31,
	2016	2015	2014	2013	2012
Balance Sheet Data (1)(2)	(In thousands, except ratio data)
Cash, cash equivalents and short-term investments	$295,202	$274,589	$536,169	$507,133	$778,204
Working capital	333,905	469,398	1,174,399	1,442,406	2,000,475
Property, plant and equipment, net	6,267,583	7,027,802	8,599,125	8,597,813	8,712,088
Total assets	8,187,015	9,537,840	11,862,923	12,137,749	12,631,867
Long-term debt	3,578,335	3,655,200	4,331,840	3,882,055	4,355,181
Shareholders’ equity	3,247,025	4,282,710	4,908,619	5,969,086	5,944,929
Debt to capital ratio:
Gross (5)	0.52:1	0.46:1	0.47:1	0.39:1	0.42:1
Net (6)	0.50:1	0.44:1	0.43:1	0.36:1	0.38:1

(1)	All periods present the operating activities of most of our wholly owned oil and gas businesses, our previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as discontinued operations.
(2)	Our acquisitions’ results of operations and financial position have been included beginning on the respective dates of acquisition and include Nabors Arabia (May 2015), 2TD (October 2014), KVS (October 2013) and Navigate Energy Services, Inc. (January 2013). Following consummation of the Merger of our Completion & Production Services business with C&J Energy (March 2015), we ceased consolidating that business’s results with our results of operations and began reporting our share of the earnings (losses) of CJES through earnings (losses) from unconsolidated affiliates in our consolidated statements of income (loss). As a result of the CJES Chapter 11 filing, we ceased accounting for our investment in CJES under the equity method of accounting beginning on July 20, 2016. Accordingly, our financial results of operations and financial position for periods prior to the Merger are not directly comparable with our financial results of operations and financial position for the years ended December 31, 2016 and 2015.
(3)	Represents capital expenditures and the total purchase price of acquisitions.
(4)	The interest coverage ratio is a trailing 12-month quotient of the sum of (x) operating revenues, direct costs, general and administrative expenses and research and engineering expenses divided by (y) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by generally accepted accounting principles in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.
(5)	The gross debt to capital ratio is calculated by dividing (x) total debt by (y) total capital. Total capital is defined as total debt plus shareholders’ equity. The gross debt to capital ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.
(6)	The net debt to capital ratio is calculated by dividing (x) net debt by (y) net capital. Net debt is total debt minus the sum of cash and cash equivalents and short-term investments. Net capital is the sum of net debt plus shareholders’ equity. The net debt to capital ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations is based on, and should be read in conjunction with, our consolidated financial statements and the related notes thereto included under Part II, Item 8.—Financial Statements and Supplementary Data. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under Part 1A.—Risk Factors and elsewhere in this annual report. See “Forward-Looking Statements.”

Management Overview

We own and operate the world’s largest land-based drilling rig fleet and are a leading provider of offshore platform and drilling rigs in the United States and multiple international markets. Our Drilling & Rig Services business is comprised of our global land-based and offshore drilling rig operations and other rig services, consisting of equipment manufacturing, rig instrumentation and optimization software. We also specialize in wellbore placement solutions and are a leading provider of directional drilling and MWD systems and services. Our business consists of four reportable operating segments: U.S., Canada, International and Rig Services.

Outlook

The demand for our services is a function of the level of spending by oil and gas companies for exploration, development and production activities. The primary driver of customer spending is their cash flow and earnings which are largely driven by oil and natural gas prices. The oil and natural gas markets have traditionally been volatile and tend to be highly sensitive to supply and demand cycles.

Persistently low oil and gas prices during 2015 and 2016 have had a significant impact on the number of rigs working, particularly in our U.S. and Canada segments although our International drilling segment has also felt the effect. The decline in global oil prices, and the extended duration of lower prices for both oil and gas, have resulted in dramatic reductions in capital spending by our customers. Together, these trends led to continued reductions in the level of drilling activity in the oil and gas industries on a worldwide basis and had a corresponding adverse impact on our results of operations. In the U.S., our customers’ reaction to the decrease in commodity prices resulted in significant decreases in both the number of rigs that were working and the dayrates that we could obtain. We believe the U.S. market has stabilized and started to improve, as evidenced by a sharp increase in rig counts during the second half of 2016 as a result of the improvement in oil prices. In the U.S., our working rigs as of the end of the year represents a 50% increase over the trough in early April 2016. We have also increased our market share over these recent months, mainly on strong demand for our PACE®-X rigs. Internationally, spending cuts have resulted in lower activity levels, as reflected by an approximate 20% reduction in the average number of rigs working throughout 2016 when compared to 2015 and resulted in lower operating results for the same comparable period. International markets, although more resilient than the lower 48, have remained challenged by the depressed environment in 2016. However, we are seeing early signs of activity increases internationally. Although activity has begun to rebound, spot market pricing continues to remain competitive. To the extent that rig counts and activity continue to increase throughout 2017, we expect pricing to follow and our dayrates to increase accordingly.

In December 2016, Nabors Delaware completed an offering of $600 million aggregate principal amount of 5.50% senior unsecured notes due January 15, 2023, which are fully and unconditionally guaranteed by us. The proceeds from this offering were used to prepay the $162.5 million due in 2018 under our unsecured term loan and all amounts then outstanding under our $2.25 billion revolving credit facility and commercial paper program, or $392.1 million. The remaining proceeds were allocated for general corporate purposes, including to repay and repurchase other existing debt.

In January 2017, Nabors Delaware issued $575 million in aggregate principal amount of 0.75% exchangeable senior unsecured notes due 2024, which are fully and unconditionally guaranteed by Nabors. The exchangeable notes are exchangeable, under certain conditions, at an initial exchange rate of 39.75 common shares of the Company per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $25.16 per common share). Upon any exchange, Nabors Delaware will settle its exchange obligation in cash, common shares of the Company, or a combination of cash and common shares, at our election. In connection with the pricing of the notes, we entered into privately negotiated capped call transactions which are expected to reduce potential dilution to common shares and/or offset potential cash payments required to be made in excess of the principal amount upon any exchange of notes. Such reduction and/or offset is subject to a cap representing a price per share of $31.45, an approximately 75.0% premium over our share price of $17.97 as of the date of the transaction. The net proceeds from the offering of the exchangeable notes were used to prepay the remaining balance of our unsecured term loan originally scheduled to mature in 2020, as well as to pay the cost of the capped call transactions. Any remaining net proceeds from the offering were allocated for general corporate purposes, including to repurchase or repay other indebtedness.

At December 31, 2016, we had no borrowings outstanding under our $2.25 billion revolving credit facility and commercial paper program. Availability under the revolving credit facility is subject to a covenant not to exceed a net debt to capital ratio of 0.60:1. As of December 31, 2016, our net debt to capital ratio was 0.50:1. See Item 6. “Selected Financial Data”. This ratio does not give effect to the issuance of the exchangeable notes in January 2017 discussed above.

Financial Results

On March 24, 2015, we completed the merger (the “Merger”) of our Completion & Production Services business with C&J Energy Services, Inc. (“C&J Energy”). In the Merger and related transactions, our wholly-owned interest in our Completion & Production Services business was exchanged for cash and an equity interest in the combined entity, C&J Energy Services Ltd. (“CJES”). Prior to the Merger, our Completion & Production Services business conducted our operations involved in the completion, life-of-well maintenance and plugging and abandonment of wells in the United States and Canada. On July 20, 2016, CJES and certain of its subsidiaries commenced voluntarily cases under chapter 11 of the U.S. Bankruptcy Code at which point we ceased accounting for this investment under the equity method of accounting. For more information on the accounting for our investment in CJES, see Note 9—Investments in Unconsolidated Affiliates in Part II, Item 8.—Financial Statements and Supplementary Data. On December 12, 2016, we entered into a mediated settlement agreement with various other parties in the CJES bankruptcy proceedings and on January 6, 2017, CJES announced it had emerged from bankruptcy. See further discussion in Item 3.—Legal Proceedings.

As a result of ceasing to consolidate the results of our Completion & Production Services business beginning at the time of the Merger in 2014, our results of operations for the years ended December 31, 2016 and 2015 are not directly comparable to the year ended December 31, 2014. See Note 9—Investments in Unconsolidated Affiliates in Part II, Item 8.—Financial Statements and Supplementary Data.

Comparison of the years ended December 31, 2016 and 2015

Operating revenues in 2016 totaled $2.2 billion, representing a decrease of $1.6 billion, or 42%, from 2015. The decrease in revenues was due to the significant decline in the number of rigs working as evidenced by a 34% reduction in average rigs working during 2016 compared to 2015. Also contributing to the decline in revenue were lower dayrates as existing contracts expired and were repriced at the lower prevailing market dayrates for many rigs, while other rigs commenced standby rates, terminations or price concessions granted to certain customers. The remainder of the decrease in operating revenue was due to ceasing to consolidate the revenues associated with our Completion & Production Services business, which accounted for $0.4 billion, or 22%, of the overall decrease.

Net loss from continuing operations totaled $1.0 billion for 2016 ($3.58 per diluted share) compared to a net loss from continuing operations of $329.5 million ($1.14 per diluted share) in 2015. This equated to an increase in loss from continuing operations of $681.7 million. Approximately $435.2 million of the increase in loss was attributable to our segment adjusted operating income (loss), which is our primary measure of operating performance. See Segment Results of Operations for further information on the changes to segment adjusted operating income (loss). The remainder of the increase in loss was attributable to higher losses from unconsolidated affiliates and an increase in the magnitude of impairments and other charges. We recorded a $221.9 million loss in 2016 compared to a $81.3 million loss in 2015 for our share of the net income (loss) of CJES, which represents our portion (53%) of their net income (loss). Our impairments and other charges were $505.2 million in 2016 compared to $369.0 million in 2015, for a $136.2 million increase in losses. These charges were primarily comprised of $285.4 million related to impairments and retirements of tangible assets and equipment as a result of the sustained decline in oil prices and the continued realization of lower demand for and obsolescence of legacy asset classes and $219.7 million related to other-than-temporary impairments on our equity method investments. Similarly, during 2015 we recognized approximately $369.0 million in impairments and other charges. These charges resulted from the impact of the industry downturn on our business activity and future outlook as the continuation of depressed oil prices led to considerable reductions in capital spending by some of our customers and diminished demand for our drilling services. These charges were primarily comprised of $140.1 million related to impairments and retirements of tangible assets and equipment, $180.6 million related to an other-than-temporary impairment on our equity method investment in CJES and $48.3 million for a provision for International operations. Additional information relating to impairments and other charges is provided in Note 3—Impairments and Other Charges in Part II, Item 8.—Financial Statements and Supplementary Data.

General and administrative expenses in 2016 totaled $227.6 million, representing a decrease of $96.7 million, or 30% from 2015. The decrease was partially attributable to the fact that we ceased consolidating the expenses from our former Completion & Production Services business as a result of the Merger, which accounted for approximately $26.0 million of the decrease. Also contributing to the decrease was a reduction in average headcount of approximately 22% as a result of our efforts to right size our back office functions to the level of operations. The remainder of the decrease is attributed to our continued cost-reduction efforts across our remaining operating units and our corporate offices.

Research and engineering expenses in 2016 totaled $33.6 million, representing a decrease of $7.7 million, or 19%, over 2015. The decrease was primarily attributable to a reduction in workforce and general cost-reduction efforts across the various operating units. Also contributing to the decrease was the reduction in drilling related projects as a result of the decline in overall activity.

Depreciation and amortization expense in 2016 was $871.6 million, representing a decrease of $98.8 million, or 10%, over 2015. The decrease was due largely to the fact that we ceased consolidating the expenses from our former Completion & Production Services business as a result of the Merger, which accounted for $51.1 million of the decrease. The remainder of the decrease primarily relates to an increased number of rigs that were not working during the period, which results in a lower inactive depreciation rate and the impact from various retirements of legacy fleet rigs in late 2015.

Segment Results of Operations

Our Drilling & Rig Services business is comprised of our global land-based and offshore drilling rig operations and other rig services, consisting of equipment manufacturing, rig instrumentation and optimization software. We also specialize in wellbore placement solutions and are a leading provider of directional drilling and MWD systems and services. Our Drilling & Rig Services business consists of four reportable operating segments: U.S., Canada, International and Rig Services. Our Rig Services segment includes our other services comprised of our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services.

Management evaluates the performance of our operating segments using adjusted operating income (loss), which is our segment performance measure, because it believes that this financial measure reflects our ongoing profitability and performance. In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance. Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues.

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Year Ended December 31,		Increase/(Decrease)
	2016	2015	2016 to 2015
	(In thousands, except percentages and rig activity)
U.S.
Operating revenues	$554,072	$1,256,989	$(702,917)	(56)%
Adjusted operating income (loss)	$(197,710)	$87,051	$(284,761)	n/m (2)
Average rigs working (1)	62.0	120.0	(58.0)	(48)%

Canada
Operating revenues	$51,472	$137,494	$(86,022)	(63)%
Adjusted operating income (loss)	$(36,818)	$(7,029)	$(29,789)	n/m (2)
Average rigs working (1)	9.7	16.7	(7.0)	(42)%

International
Operating revenues	$1,508,890	$1,862,393	$(353,503)	(19)%
Adjusted operating income (loss)	$164,677	$308,262	$(143,585)	(47)%
Average rigs working (1)	100.2	124.0	(23.8)	(19)%

Rig Services
Operating revenues	$215,710	$391,066	$(175,356)	(45)%
Adjusted operating income (loss)	$(48,484)	$(12,641)	$(35,843)	n/m (2)

(1)	Represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 average rigs working. International average rigs working includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.
(2)	The number is so large that it is not meaningful.

U.S.

Operating results decreased from 2015 to 2016 primarily due to the continued decline in drilling activity in the lower 48 states, reflected by a 48% reduction in the average number of rigs working during 2016 compared to the prior period. The decline in drilling activity is the result of lower customer demand for drilling rigs due to the currently depressed oil price environment. This lower demand also resulted in lower dayrates for rigs, both of which contributed to the decrease in revenue as well as adjusted operating income (loss). Partially offsetting the decrease in drilling activity during 2016 was a favorable resolution of negotiations for one of our rigs in the Gulf of Mexico, which resulted in partial recovery of standby revenues for past quarters of approximately $20.9 million. While activity levels were lower on average throughout 2016, we believe that activity levels bottomed in the earlier half of the year and we have seen a marked improvement over the second half of the year, reflected by an increase in our average rigs working of 50% from the lowest point early in the second quarter to the end of the year.

Canada

Operating results decreased from 2015 to 2016 due to a decline in both drilling rig activity and dayrates. These declines were the direct result of lower industry activity and pricing pressure from customers resulting from the decline in oil and gas prices. The lower activity is evidenced by a 42% reduction in average rigs working during 2016 compared to the prior period. The seasonal decline in the second quarter of 2016 was minimalized by the historically low first quarter rig counts, which averaged 4 rigs. However, we have experienced an increase over the course of the second half of 2016. We exited 2016 and through early 2017 with a marked increase in rigs working to 25 rigs at the end of January.

International

Operating results decreased from 2015 to 2016 primarily due to a decline in drilling activity, reflected by a 19% reduction in average rigs working during 2016 compared to the prior period. The decrease in our operating results was also adversely affected by pricing pressure and diminished demand as customers released rigs in response to the significant drop in oil prices. Partially offsetting the decrease in activity for the year ended December 31, 2016 was approximately $45.7 million in revenue related to early termination and demobilization payments, recovery of certain contractual disputes and a business interruption insurance claim.

Rig Services

Operating results decreased from 2015 to 2016 primarily due to a broad-based decline in revenue-producing activities, including lower top drive and catwalk unit sales as well as the continued decline in our directional drilling businesses due to generally lower drilling activity and intense competition, all of which is driven by the current low prices of oil and gas.

Other Financial Information

Earnings (losses) from unconsolidated affiliates

Earnings (losses) from unconsolidated affiliates represents our share of the net income (loss), as adjusted for our basis differences, of our equity method investments, primarily composed of our investment in CJES. We accounted for our investment in CJES on a one-quarter lag through June 30, 2016. On July 20, 2016, CJES voluntarily filed for protection under chapter 11 of the Bankruptcy Code. As a result, beginning in the third quarter of 2016, we ceased accounting for our investment in CJES under the equity method of accounting. The year ended December 31, 2016 includes our share of the net income (loss) of CJES from October 1, 2015 through March 31, 2016, resulting in a loss of $221.9 million, inclusive of charges of $138.5 million representing our share of CJES’s fixed asset impairment charges for the period. As we wrote off the remaining carrying value of our investment in CJES during the second quarter of 2016, we did not record our share of the earnings (losses) of CJES for the three months ended June 30, 2016 as we are not contractually responsible for losses beyond our investment. The operating losses of CJES for the period noted above are primarily due to reduced activity levels resulting from the extended downturn in oil prices.

Interest expense

Interest expense for 2016 was $185.4 million, representing a marginal increase of $3.4 million, or 2%, compared to 2015. During 2016, we curtailed spending on major projects, which resulted in a reduction in the amount of capitalized interest recognized during the period of approximately $13.8 million. The reduction in capitalized interest for the year was partially offset by the benefit of lower interest expense incurred on our 6.15% and 9.25% senior notes of approximately $9.1 million. The average amounts outstanding under these senior notes were lower throughout 2016 due to the repurchases made in 2015 and early 2016 of approximately $10.8 million and $131.0 million, respectively.

Other, net

Other, net for 2016 was $37.5 million of expense, which was primarily comprised of net losses on sales and disposals of assets of approximately $14.8 million, legal and professional fees primarily incurred in connection with preserving our interests in CJES of $12.9 million, foreign currency exchange losses of $5.7 million and increases to litigation reserves of $3.9 million. These losses were partially offset by the gain on debt buybacks of $6.7 million.

Other, net for 2015 was $39.2 million of income, which was primarily comprised of a net gain of $47.1 million related to the Merger, inclusive of a $102.2 million gross gain offset by transaction costs and post-closing adjustment, and net gains on sales and disposals of assets of approximately $2.3 million. These gains were partially offset by increases to litigation reserves of $8.2 million and foreign currency exchange losses of $0.4 million.

Income tax rate

Our worldwide effective tax rate during 2016 was 15.6% compared to 22.9% during 2015. The change was attributable to the effect of the geographic mix of pre-tax earnings (losses), including greater losses in high-tax jurisdictions. The tax effect of impairments and our share of the net loss of CJES also contributed to the change.

Discontinued operations

Our discontinued operations during 2016 and 2015 consisted of our historical wholly owned oil and gas businesses. Income (loss) from discontinued operations during 2016 was a loss of $18.4 million compared to $42.8 during 2015. Our net loss during 2016 was primarily due to a $15.4 million impairment charge due to the deterioration of economic conditions in the dry gas market in western Canada. Similarly, during 2015 we recognized impairment charges of $51.0 million on our oil and gas properties in western Canada as well as a $3.1 million impairment charge for a note receivable remaining from the sale of one of our former Canada subsidiaries that provided logistics services.

Additional discussion of our policy pertaining to the calculations of our annual impairment tests, including any impairment of goodwill, is set forth in Critical Accounting Estimates below in this section and in Note 2—Summary of Significant Accounting Policies in Part II, Item 8.—Financial Statements and Supplementary Data. Additional information relating to discontinued operations is provided in Note 4—Assets Held for Sale and Discontinued Operations in Part II, Item 8.—Financial Statements and Supplementary Data.

Comparison of the years ended December 31, 2015 and 2014

Operating revenues in 2015 totaled $3.9 billion, representing a decrease of $2.9 billion, or 43%, over 2014. The decrease in revenues was due in part to ceasing to consolidate the revenues associated with our Completion & Production Services business as a result of the Merger, which accounted for $1.9 billion, or 64%, of the overall decrease. Also contributing to the decline in revenues was the decrease in activity and reduced dayrates within our U.S. and Canada Drilling operating segments resulting from the overall decline in oil prices throughout 2015. These decreases were partially offset by an increase in revenue in our International drilling operating segment.

Net loss from continuing operations totaled $329.5 million for 2015 ($1.14 per diluted share) compared to a net loss from continuing operations of $669.3 million ($2.28 per diluted share) in 2014. Included in our net loss for 2015 was approximately $369.0 million in impairments and other charges. These charges resulted from the impact of the industry downturn on our business activity and future outlook as the continuation of depressed oil prices led to considerable reductions in capital spending by some of our customers and diminished demand for our drilling services. These charges were primarily comprised of $140.1 million related to tangible assets and equipment and $180.6 million related to an other-than-temporary impairment on our equity method investment in CJES. During 2014, our net loss was primarily driven by approximately $1.03 billion in impairments and other charges. The impairments and retirement provisions stemmed from the sharp decline in crude oil prices during the fourth quarter of 2014 and the resulting impact on our customers’ spending programs and demand for our services. These charges were comprised of approximately $611.6 million in charges related to drilling rigs and rig equipment and $386.5 million in impairments to our goodwill and intangible assets. Additional information relating to impairments and other charges is provided in Note 3—Impairments and Other Charges in Part II, Item 8.—Financial Statements and Supplementary Data.

General and administrative expenses in 2015 totaled $324.3 million, representing a decrease of $175.7 million, or 35% over 2014. Over half of the decrease, approximately $98.5 million, was due to the fact that we ceased consolidating the expenses from our Completion & Production Services business as a result of the Merger. The remainder of the decrease was attributable to a reduction in workforce and general cost-reduction efforts across the remaining operating units and our corporate offices.

Research and engineering expenses in 2015 totaled $41.3 million, representing a decrease of $8.4 million, or 17%, over 2014. The decrease was primarily attributable to a reduction in workforce and general cost-reduction efforts across the various operating units.

Depreciation and amortization expense in 2015 was $970.5 million, representing a decrease of $174.6 million, or 15%, over 2014. The decrease was primarily due to the fact that we ceased consolidating the expenses from our Completion & Production Services business as a result of the Merger, which accounted for $170.7 million, or 98% of the decrease. The remainder of the decrease was due to the impairment and retirement of rigs and rig components during the fourth quarter of 2014, which more than offset the incremental depreciation attributed to newly constructed rigs, rig upgrades and other capital expenditures made during 2014.

Segment Results of Operations

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Year Ended December 31,		Increase/(Decrease)
	2015	2014	2015 to 2014
U.S.
Operating revenues	$1,256,989	$2,159,968	$(902,979)	(42)%
Adjusted operating income (loss)	$87,051	$370,173	$(283,122)	(76)%
Average rigs working (1)	120.0	212.5	(92.5)	(44)%

Canada
Operating revenues	$137,494	$335,192	$(197,698)	(59)%
Adjusted operating income (loss)	$(7,029)	$52,468	$(59,497)	n/m (2)
Average rigs working (1)	16.7	34.1	(17.4)	(51)%

International
Operating revenues	$1,862,393	$1,624,259	$238,134	15%
Adjusted operating income (loss)	$308,262	$243,975	$64,287	26%
Average rigs working (1)	124.0	127.1	(3.1)	(2)%

Rig Services
Operating revenues	$391,066	$692,908	$(301,842)	(44)%
Adjusted operating income (loss)	$(12,641)	$53,374	$(66,015)	n/m (2)

(1)	Represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 average rigs working. International average rigs working includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years in 2014. Beginning May 24, 2015, Nabors Arabia’s operations have been consolidated.
(2)	The number is so large that it is not meaningful.

U.S.

Operating results decreased from 2014 to 2015 primarily due to a decline in drilling activity in the lower 48 states, reflected by a 44% reduction in average rigs working during 2015 compared to the prior period. This decrease was primarily driven by lower oil prices beginning in the fourth quarter of 2014 and diminished demand as customers released rigs and delayed drilling projects in response to the significant drop in oil prices. The decline in revenue in the lower 48 states was partially offset by a decrease in operating and general and administrative costs for this segment due to cost reduction efforts.

Canada

Operating results decreased from 2014 to 2015 primarily due to a decline in drilling rig activity and dayrates. These declines were the direct result of lower industry activity and pricing pressure from customers resulting from the decline in oil and gas prices. The lower activity is evidenced by a 51% reduction in average rigs working during 2015 compared to the prior period. The Canadian dollar weakened in 2015 compared to 2014 by approximately 19% against the U.S. dollar year-over-year. This also negatively impacted margins, as both revenues and expenses are denominated in Canadian dollars.

International

Operating results increased from 2014 to 2015 primarily as a result of an increase in rig count coupled with the incremental revenue associated with our acquisition of the remaining equity interest in Nabors Arabia in the second quarter of 2015. Our International operations also benefitted from the incremental margins associated with deployments of several newly constructed rigs throughout 2014. These increases were partially offset by a decrease in average rigs working in Mexico, Papua New Guinea and Bahrain.

Rig Services

Operating results decreased from 2014 to 2015 primarily due to a broad-based decline in revenue-producing activities, including top drives and catwalk sales and the continued decline in financial results in our directional drilling businesses due to intense competition and the low price of oil. The decline in revenue was partially offset by a decrease in operating and general and administrative costs for this segment due to cost-reduction efforts.

Other Financial Information

Earnings (losses) from unconsolidated affiliates

Earnings (losses) from unconsolidated affiliates represents our share of the net income (loss), as adjusted for our basis differences, of our equity method investments, primarily composed of our investment in CJES. We accounted for our interest in CJES on a one-quarter lag. As a result, the year ended December 31, 2015 includes our share of the net income (loss) of CJES from the closing of the Merger until September 30, 2015, resulting in a loss of $81.3 million. The operating losses of CJES for the period noted above are primarily due to reduced activity levels driven by lower customer demand resulting from lower oil prices coupled with further pricing concessions required by the highly competitive environment.

Interest expense

Interest expense for 2015 was $181.9 million, which was relatively flat compared to 2014. Our average outstanding debt balances during 2015 were lower than those in the corresponding 2014 period, primarily due to the repayment of a portion of our outstanding debt using cash consideration received in connection with the Merger. In addition, due to the downturn in the oil and gas markets, we have curtailed spending on major projects, which resulted in a reduction in the amount of capitalized interest recognized during the period.

Other, net

The amount of other, net for 2015 was $39.2 million of income, which was primarily comprised of a net gain of $47.1 million related to the Merger, inclusive of a $102.2 million gross gain offset by transaction costs and post-closing adjustment, and net gains on sales and disposals of assets of approximately $2.3 million. These gains were partially offset by increases to litigation reserves of $8.2 million and foreign currency exchange losses of $0.4 million.

The amount of other, net for 2014 was $31.4 million of expense, which was primarily comprised of transaction costs related to the Merger with CJES, including professional fees and other costs incurred to reorganize the business in contemplation of the Merger, of $22.3 million. Also contributing to the change were increases to litigation reserves of $8.9 million, losses on debt buybacks of $5.6 million and foreign currency exchange losses of $1.0 million. These losses were partially offset by the net gain on sales and disposals of assets of approximately $8.8 million.

Income tax rate

Our worldwide effective tax rate during 2015 was 22.9% compared to (10.4)% during 2014. The change was primarily attributable to the tax effect of the geographic mix of pre-tax earnings (losses), including greater losses in higher-tax jurisdictions. The tax effect of impairments and internal restructuring also contributed to the change.

Discontinued Operations

Our discontinued operations during 2015 and 2014 consisted of our historical wholly owned oil and gas businesses. Income (loss) from discontinued operations during 2015 was a loss of $42.8 million compared to negligible income during 2014. The net loss during 2015 was primarily related to a $51.0 million impairment charge due to the deterioration of economic conditions in the dry gas market in western Canada as well as a $3.1 million impairment charge for a note receivable remaining from the sale of one of our former Canada subsidiaries that provided logistics services.

Additional discussion of our policy pertaining to the calculations of our annual impairment tests, including any impairment of goodwill, is set forth in Critical Accounting Estimates below in this section and in Note 2—Summary of Significant Accounting Policies in Part II, Item 8.—Financial Statements and Supplementary Data. Additional information relating to discontinued operations is provided in Note 4—Assets Held for Sale and Discontinued Operations in Part II, Item 8.—Financial Statements and Supplementary Data.

Liquidity and Capital Resources

Financial Condition and Sources of Liquidity

Our primary sources of liquidity are cash and investments, availability under our revolving credit facility, our commercial paper program and cash generated from operations. As of December 31, 2016, we had cash and short-term investments of $295.2 million and working capital of $333.9 million. As of December 31, 2015, we had cash and short-term investments of $274.6 million and working capital of $469.4 million. At December 31, 2016, we had no borrowings outstanding under our $2.25 billion revolving credit facility and commercial paper program.

In December 2016, Nabors Delaware completed an offering of $600 million aggregate principal amount of 5.50% senior unsecured notes due January 15, 2023, which are fully and unconditionally guaranteed by us. The proceeds from this offering were used to prepay the $162.5 million due in 2018 under our unsecured term loan and all amounts then outstanding under our $2.25 billion revolving credit facility and commercial paper program, or $392.1 million. The remaining proceeds were allocated for general corporate purposes, including to repay and repurchase debt.

In January 2017, Nabors Delaware issued $575 million in aggregate principal amount of its 0.75% exchangeable senior unsecured notes due 2024, which are fully and unconditionally guaranteed by Nabors. The exchangeable notes are exchangeable, under certain conditions, at an initial exchange rate of 39.75 common shares of the Company per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $25.16 per common share). Upon any exchange, Nabors Delaware will settle its exchange obligation in cash, common shares of the Company, or a combination of cash and common shares, at our election. In connection with the pricing of the notes, we entered into privately negotiated capped call transactions which are expected to reduce potential dilution to common shares and/or offset potential cash payments required to be made in excess of the principal amount upon any exchange of notes. Such reduction and/or offset is subject to a cap representing a price per share of $31.45, an approximately 75.0% premium over our share price of $17.97 as of the date of the transaction. The net proceeds from the offering of the exchangeable notes were used to prepay the remaining balance of our unsecured term loan originally scheduled to mature in 2020, as well as to pay approximately $40.3 million for the cost of the capped call transactions. Any remaining net proceeds from the offering were allocated for general corporate purposes, including to repurchase or repay other indebtedness.

We had 15 letter-of-credit facilities with various banks as of December 31, 2016. Availability under these facilities as of December 31, 2016 was as follows:

December 31, 2016
(In thousands)
Credit available	$758,906
Less: Letters of credit outstanding, inclusive of financial and performance guarantees	150,424

Remaining availability	$608,482

Our ability to access capital markets or to otherwise obtain sufficient financing is enhanced by our senior unsecured debt ratings as provided by the major credit rating agencies in the United States and our historical ability to access these markets as needed. While there can be no assurances that we will be able to access these markets in the future, we believe that we will be able to access capital markets or otherwise obtain financing in order to satisfy any payment obligation that might arise upon exchange or purchase of our notes and that any cash payment due, in addition to our other cash obligations, would not ultimately have a material adverse impact on our liquidity or financial position. A ratings downgrade could adversely impact our ability to access debt markets in the future, increase the cost of future debt, and potentially require us to post letters of credit for certain obligations. See Part 1A.—Risk Factors—A downgrade in our credit rating could negatively impact our cost of and ability to access capital markets or other financing sources.

Our gross debt to capital ratio was 0.52:1 as of December 31, 2016 and 0.46:1 as of December 31, 2015, respectively. Our net debt to capital of ratio was 0.50:1 as December 31, 2016 and 0.44:1 as of December 31, 2015. The gross debt to capital ratio is calculated by dividing (x) total debt by (y) total capital. Total capital is defined as total debt plus shareholders’ equity. Net debt is total debt minus the sum of cash and cash equivalents and short-term investments. Neither the gross debt to capital ratio nor the net debt to capital ratio is a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

Our interest coverage ratio was 3.4:1 as of December 31, 2016 and 6.2:1 as of December 31, 2015. The interest coverage ratio is a trailing 12-month quotient of the sum of (x) operating revenues, direct costs, general administrative expenses and research and engineering expenses divided by (y) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. None of the above ratios give effect to the issuance of the exchangeable notes in January 2017 discussed above.

We are a holding company and therefore rely exclusively on repayments of interest and principal on intercompany loans that we have made to our operating subsidiaries and income from dividends and other cash flows from our operating subsidiaries. There can be no assurance that our operating subsidiaries will generate sufficient net income to pay us dividends or sufficient cash flows to make payments of interest and principal to us. See Part I., Item 1A.—Risk Factors—As a holding company, we depend on our operating subsidiaries and investments to meet our financial obligations.

Our current cash and investments, projected cash flows from operations and our revolving credit facility are expected to adequately finance our purchase commitments, capital expenditures, acquisitions, scheduled debt service requirements, and all other expected cash requirements for the next 12 months.

Future Cash Requirements

We expect capital expenditures over the next 12 months to be less than $0.6 billion. Purchase commitments outstanding at December 31, 2016 totaled approximately $215.5 million, primarily for rig-related enhancements, new construction and equipment, as well as sustaining capital expenditures, other operating expenses and purchases of inventory. We can reduce planned expenditures if necessary or increase them if market conditions and new business opportunities warrant it. The level of our outstanding purchase commitments and our expected level of capital expenditures over the next 12 months represent a number of capital programs that are currently underway or planned. We believe these programs will result in the enhancement of a significant number of rigs in our existing Lower 48 fleet. When the programs are completed, we expect to have a larger fleet of high-specification land rigs deployed in the Lower 48. We believe the capabilities of these high-specification rigs will meet or exceed requirements from customers.

We have historically completed a number of acquisitions and will continue to evaluate opportunities to acquire assets or businesses to enhance our operations. Several of our previous acquisitions were funded through issuances of debt or our common shares. Future acquisitions may be funded using existing cash or by issuing debt or additional shares of our stock. Such capital expenditures and acquisitions will depend on our view of market conditions and other factors.

On August 25, 2015, our Board authorized a share repurchase program (the “program”) under which we may repurchase, from time to time, up to $400 million of our common shares by various means, including in the open market or in privately negotiated transactions. This authorization does not have an expiration date and does not obligate us to repurchase any of our common shares. Through December 31, 2016, we repurchased 10.9 million of our common shares for an aggregate purchase price of approximately $101.3 million under this program. As of December 31, 2016, the remaining amount authorized under the program that may be used to purchase shares was $298.7 million. The repurchased shares, which are held by our subsidiaries, are registered and tradable subject to applicable securities law limitations and have the same voting and other rights as other outstanding shares. As of December 31, 2016, our subsidiaries held 49.7 million of our common shares.

We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, both in open-market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors and may involve material amounts.

See our discussion of guarantees issued by Nabors that could have a potential impact on our financial position, results of operations or cash flows in future periods included below under “Off-Balance Sheet Arrangements (Including Guarantees)”.

The following table summarizes our contractual cash obligations as of December 31, 2016:

	Payments due by Period
	Total	< 1 Year	1-3 Years		3-5 Years		Thereafter
	(In thousands)
Contractual cash obligations:
Long-term debt: (1)
Principal	$3,608,723	$—	$1,132,248	(2)	$1,529,175	(3)	$947,300	(4)
Interest	797,058	192,065	316,219		203,574		85,200
Operating leases (5)	20,833	7,068	5,683		1,695		6,387
Purchase commitments (6)	215,540	213,873	1,667		—		—
Employment contracts (5)	5,729	4,229	1,500		—		—
Transportation and processing contracts (5)(7)	17,230	6,926	10,304		—		—

The table above excludes liabilities for uncertain tax positions totaling $24.8 million as of December 31, 2016 because we are unable to make reasonably reliable estimates of the timing of cash settlements with the respective taxing authorities. Further details on the uncertain tax positions can be found in Note 12—Income Taxes in Part II, Item 8.—Financial Statements and Supplementary Data.

(1)	See Note 11—Debt in Part II, Item 8.—Financial Statements and Supplementary Data
(2)	Represents the aggregate principal amount of Nabors Delaware’s 6.15% senior notes due February 2018 and our 9.25% senior notes due January 2019.
(3)	Represents the aggregate principal amount of Nabors Delaware’s 5.0% senior notes due September 2020, borrowings outstanding under our term loan facility due September 2020 and 4.625% senior notes due September 2021. In January 2017, we issued $575 million in exchangeable notes. The net proceeds from this offering were used to prepay the remaining $162.5 million outstanding under our term loan facility. See Note 23—Subsequent Events in Part II, Item 8.—Financial Statements and Supplementary Data.
(4)	Represents the aggregate principal amount of Nabors Delaware’s 5.50% senior notes due January 2023 and 5.10% senior notes due September 2023.
(5)	See Note 17—Commitments and Contingencies in Part II, Item 8.—Financial Statements and Supplementary Data.
(6)	Purchase commitments include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable pricing provisions; and the approximate timing of the transaction.
(7)	We have contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing, as calculated on a monthly basis. See Notes 4—Assets Held for Sale and Discontinued Operations and 17—Commitments and Contingencies in Part II, Item 8.—Financial Statements and Supplementary Data.

During the three months ended December 31, 2016, our Board declared a cash dividend of $0.06 per common share. This quarterly cash dividend was paid on January 4, 2017 to shareholders of record on December 14, 2016. During the year ended December 31, 2016, we paid cash dividends totaling $50.9 million. See Item 5.—Market Price of and Dividends on the Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity—Dividends.

During 2016, we entered into an agreement with Saudi Aramco, to form a new joint venture to own, manage and operate onshore drilling rigs in The Kingdom of Saudi Arabia. The joint venture, which will be equally owned by Saudi Aramco and Nabors, is anticipated to be formed and commence operations in the second half of 2017. The joint venture will leverage our established business in Saudi Arabia to begin operations, with a focus on Saudi Arabia’s existing and future onshore oil and gas fields. We will contribute $20 million in cash for formation of the joint venture and upon commencement of commercial operations, five drilling rigs and related assets. We have also agreed to contribute an additional five drilling rigs and related assets to the joint venture in January 2019. Additionally, the agreement requires us to backstop our share of the joint venture’s obligations to purchase the first 25 drilling rigs in the event that there is insufficient cash in the joint venture or third party financing available. Although, we currently anticipate that the future rig purchase needs will be met by cash flows from the joint venture and/or third party financing, no assurance can be given that the joint venture will not require us to fund our backstop.

Cash Flows

Our cash flows depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Sustained decreases in the price of oil or natural gas could have a material impact on these activities, and could also materially affect our cash flows. Certain sources and uses of cash, such as the level of discretionary capital expenditures or acquisitions, purchases and sales of investments, loans, issuances and repurchases of debt and of our common shares are within our control and are adjusted as necessary based on market conditions. We discuss our 2016 and 2015 cash flows below.

Operating Activities. Net cash provided by operating activities totaled $531.9 million during 2016, compared to $856.6 million during 2015. Operating cash flows are our primary source of capital and liquidity. The decrease in our operating cash flows was largely due to the decrease in net income (loss) as a direct result of continued reductions in the level of drilling activity in the U.S., Canada and International drilling segments. Additionally, changes in working capital items such as collection of receivables, other deferred revenue arrangements and payments of operating payables are significant factors affecting operating cash flows. Changes in working capital items provided $92.1 million in cash flows during 2016 and used $14.6 million in cash flows during 2015.

Investing Activities. Net cash used for investing activities totaled $382.1 million during 2016 compared to $227.5 million in 2015. Our primary use of cash for investing activities is for capital expenditures related to rig-related enhancements, new construction and equipment, as well as sustaining capital expenditures. During 2016 and 2015, we used cash for capital expenditures totaling $395.5 million and $867.1 million, respectively.

We received $34.8 million in proceeds from sales of assets and insurance claims during 2016 compared to $68.2 million in 2015. In 2015, we used cash of $57.9 million (net of cash acquired) to purchase our remaining interest in Nabors Arabia. Additionally, we received proceeds related to the Merger of $650.1 million.

Financing Activities. Net cash used for financing activities totaled $138.2 million during 2016. This was primarily due to the $348.0 million payoff of notes that matured in September 2016 coupled with the $145.6 million pay down of notes that mature in 2018 and beyond. In 2016, we received proceeds of $600.0 million from our 5.50% senior notes which was used to prepay the $162.5 million portion due under our term loan and repay amounts outstanding under our revolving credit facility and commercial paper program. During 2016, the net amounts paid under our revolving credit facility and commercial paper program was $8.0 million. Additionally, we paid cash dividends of $50.9 million.

Net cash used for financing activities totaled $849.9 million during 2015. In 2015, we repaid net amounts of $975.1 million under our commercial paper program and revolving credit facility. During 2015, we paid cash dividends of $69.4 million. Additionally, we received proceeds of $325.0 million from our term loan facility which was used to pay down our commercial paper program mentioned above.

Off-Balance Sheet Arrangements (Including Guarantees)

We are a party to some transactions, agreements or other contractual arrangements defined as “off-balance sheet arrangements” that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers’ compensation insurance program and other financial surety instruments such as bonds. In addition, we have provided indemnifications, which serve as guarantees, to some third parties. These guarantees include indemnification provided by Nabors to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees. Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote.

The following table summarizes the total maximum amount of financial guarantees issued by Nabors:

	Maximum Amount
	2017	2018	2019	Thereafter	Total
	(In thousands)
Financial standby letters of credit and other financial surety instruments	$276,412	—	—	—	$276,412

Other Matters

Recent Accounting Pronouncements

See Note 2—Summary of Significant Accounting Policies in Part II, Item 8.—Financial Statements and

Supplementary Data.

Critical Accounting Estimates

The preparation of our financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. We analyze our estimates based on our historical experience and various other assumptions that we believe to be reasonable under the circumstances. However, actual results could differ from our estimates. The following is a discussion of our critical accounting estimates. Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated financial position or results of operations.

For a summary of all of our significant accounting policies, see Note 2—Summary of Significant Accounting Policies in Part II, Item 8.—Financial Statements and Supplementary Data.

Depreciation of Property, Plant and Equipment. The drilling, workover and well-servicing industries are very capital intensive. Property, plant and equipment represented 77% of our total assets as of December 31, 2016, and depreciation and amortization constituted 27% of our total costs and other deductions in 2016.

Depreciation for our primary operating assets, drilling and workover rigs, is calculated based on the units-of-production method. For each day a rig is operating, we depreciate it over an approximate 4,927-day period, with the exception of our jackup rigs which are depreciated over an 8,030-day period, after provision for salvage value. For each day a rig asset is not operating, it is depreciated over an assumed depreciable life of 20 years, with the exception of our jackup rigs, where a 30-year depreciable life is typically used, after provision for salvage value.

Depreciation on our buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, aircraft equipment, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings—10 to 30 years; well-servicing rigs—3 to 15 years; marine transportation and supply vessels—10 to 25 years; aircraft equipment—5 to 20 years; oilfield hauling and mobile equipment and other machinery and equipment—3 to 10 years).

These depreciation periods and the salvage values of our property, plant and equipment were determined through an analysis of the useful lives of our assets and based on our experience with the salvage values of these assets. Periodically, we review our depreciation periods and salvage values for reasonableness given current conditions. Depreciation of property, plant and equipment is therefore based upon estimates of the useful lives and salvage value of those assets. Estimation of these items requires significant management judgment. Accordingly, management believes that accounting estimates related to depreciation expense recorded on property, plant and equipment are critical.

There have been no factors related to the performance of our portfolio of assets, changes in technology or other factors indicating that these estimates do not continue to be appropriate. Accordingly, for the years ended December 31, 2016, 2015 and 2014, no significant changes have been made to the depreciation rates applied to property, plant and equipment, the underlying assumptions related to estimates of depreciation, or the methodology applied. However, certain events could occur that would materially affect our estimates and assumptions related to depreciation. Unforeseen changes in operations or technology could substantially alter management’s assumptions regarding our ability to realize the return on our investment in operating assets and therefore affect the useful lives and salvage values of our assets.

Impairment of Long-Lived Assets. As discussed above, the drilling, workover and well-servicing industry is very capital intensive. We review our assets for impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the estimated undiscounted future cash flows are not sufficient to support the asset’s recorded value, an impairment charge is recognized to reduce the carrying amount of the long-lived asset to its estimated fair value. The determination of future cash flows requires the estimation of utilization, dayrates, operating margins, sustaining capital and remaining economic life. Such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry. Significant and unanticipated changes to the assumptions could result in future impairments. As the determination of whether impairment charges should be recorded on our long-lived assets is subject to significant management judgment, and an impairment of these assets could result in a material charge on our consolidated statements of income (loss), management believes that accounting estimates related to impairment of long-lived assets are critical.

Assumptions made in the determination of future cash flows are made with the involvement of management personnel at the operational level where the most specific knowledge of market conditions and other operating factors exists. For 2016, 2015 and 2014, no significant changes have been made to the methodology utilized to determine future cash flows.

For an asset classified as held for sale, we consider the asset impaired when its carrying amount exceeds fair value less its cost to sell. Fair value is determined in the same manner as an impaired long-lived asset that is held and used.

Impairment of Goodwill and Intangible Assets. We review goodwill and intangible assets with indefinite lives for impairment annually during the second quarter of each fiscal year or more frequently if events or changes in circumstances indicate that the carrying amount of such goodwill and intangible assets may exceed their fair value. We perform our impairment tests for goodwill for all of our reporting units within our operating segments. Our Drilling & Rig Services business consists of U.S., Canada, International and Rig Services operating segments. Our Rig Services operating segment includes Canrig Drilling Technology Ltd. and Ryan Directional Services, Inc. The impairment test involves comparing the estimated fair value of the reporting unit to its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure the goodwill impairment loss. This second step compares the implied fair value of the reporting unit’s goodwill to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.

The fair values calculated in these impairment tests are determined using discounted cash flow models involving assumptions based on our utilization of rigs or other oil and gas service equipment, revenues and earnings from affiliates, as well as direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. Our discounted cash flow projections for each reporting unit were based on financial forecasts. The future cash flows were discounted to present value using discount rates that are determined to be appropriate for each reporting unit. Terminal values for each reporting unit were calculated using a Gordon Growth methodology with a long-term growth rate of 3%. We believe the fair value estimated for purposes of these tests represent a Level 3 fair value measurement.

A significantly prolonged period of lower oil and natural gas prices or changes in laws and regulations could continue to adversely affect the demand for and prices of our services, which could result in future goodwill impairment charges for other reporting units due to the potential impact on our estimate of our future operating results.

Income Taxes. We operate in a number of countries throughout the world and our tax returns filed in those jurisdictions are subject to review and examination by tax authorities within those jurisdictions. We are currently contesting tax assessments throughout the world and may contest future assessments. We believe the ultimate resolution of the outstanding assessments, for which we have not made any accrual, will not have a material adverse effect on our consolidated financial statements. We recognize uncertain tax positions that we believe have a greater than 50 percent likelihood of being sustained. We cannot predict or provide assurance as to the ultimate outcome of any existing or future assessments.

Audit claims of approximately $130.6 million attributable to income, customs and other business taxes have been assessed against us. We have contested, or intend to contest, these assessments, including through litigation if necessary, and we believe the ultimate resolution, for which we have not made any accrual, will not have a material adverse effect on our consolidated financial statements. Tax authorities may issue additional assessments or pursue legal actions as a result of tax audits and we cannot predict or provide assurance as to the ultimate outcome of such assessments and legal actions.

Applicable income and withholding taxes have not been provided on undistributed earnings of our subsidiaries. We do not intend to repatriate such undistributed earnings except for distributions upon which incremental income and withholding taxes would not be material.

In certain jurisdictions we have recognized deferred tax assets and liabilities. Judgment and assumptions are required in determining whether deferred tax assets will be fully or partially utilized. When we estimate that all or some portion of certain deferred tax assets such as net operating loss carryforwards will not be utilized, we establish a valuation allowance for the amount ascertained to be unrealizable. We continually evaluate strategies that could allow for future utilization of our deferred assets. Any change in the ability to utilize such deferred assets will be accounted for in the period of the event affecting the valuation allowance. If facts and circumstances cause us to change our expectations regarding future tax consequences, the resulting adjustments could have a material effect on our financial results or cash flow.

Litigation and Self-Insurance Reserves. Our operations are subject to many hazards inherent in the drilling, workover and well-servicing industries, including blowouts, cratering, explosions, fires, loss of well control, loss of or damage to the wellbore or underground reservoir, damaged or lost drilling equipment and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental and natural resources damage and damage to the property of others. Our offshore operations are also subject to the hazards of marine operations including capsizing, grounding, collision and other damage from hurricanes and heavy weather or sea conditions and unsound ocean bottom conditions. Our operations are subject to risks of war or acts of terrorism, civil disturbances and other political events.

Accidents may occur, we may be unable to obtain desired contractual indemnities, and our insurance may prove inadequate in certain cases. There is no assurance that our insurance or indemnification agreements will adequately protect us against liability from all of the consequences of the hazards described above. Moreover, our insurance coverage generally provides that we assume a portion of the risk in the form of a deductible or self-insured retention.

Based on the risks discussed above, it is necessary for us to estimate the level of our liability related to insurance and record reserves for these amounts in our consolidated financial statements. Reserves related to self-insurance are based on the facts and circumstances specific to the claims and our past experience with similar claims. The actual outcome of self-insured claims could differ significantly from estimated amounts. We maintain actuarially determined accruals in our consolidated balance sheets to cover self-insurance retentions for workers’ compensation, employers’ liability, general liability and automobile liability claims. These accruals are based on certain assumptions developed utilizing historical data to project future losses. Loss estimates in the calculation of these accruals are adjusted based upon actual claim settlements and reported claims. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonable in light of the actual amount of claims paid.

Because the determination of our liability for self-insured claims is subject to significant management judgment and in certain instances is based on actuarially estimated and calculated amounts, and because such liabilities could be material in nature, management believes that accounting estimates related to self-insurance reserves are critical.

During 2016, 2015 and 2014, no significant changes were made to the methodology used to estimate insurance reserves. For purposes of earnings sensitivity analysis, if the December 31, 2016 reserves were adjusted by 10%, total costs and other deductions would change by $15.7 million, or .49%.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. This risk arises primarily as a result of potential changes in the fair market value of financial instruments due to adverse fluctuations in foreign currency exchange rates, credit risk, interest rates, and marketable and non-marketable security prices as discussed below.

Foreign Currency Risk. We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. dollars, which exposes us to foreign exchange rate risk and foreign currency devaluation risk. The most significant exposures arise in connection with our operations in Argentina and Canada, which usually are substantially unhedged.

At various times, we utilize local currency borrowings (foreign-currency- denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate. A hypothetical 10% increase in the value of all our foreign currencies relative to the U.S. dollar as of December 31, 2016 would result in a $9.1 million increase in the fair value of our net monetary liabilities denominated in currencies other than U.S. dollars.

Credit Risk. Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, short-term and long-term investments and accounts receivable. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our short-term and long-term investments are managed within established guidelines that limit the amounts that may be invested with any one issuer and provide guidance as to issuer credit quality. We believe that the credit risk in our cash and investment portfolio is minimized as a result of the mix of our investments. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers, and we generally do not require material collateral. We do occasionally require prepayment of amounts from customers whose creditworthiness is in question prior to providing services to them. We maintain reserves for potential credit losses, and these losses historically have been within management’s expectations.

Interest Rate and Marketable and Non-marketable Security Price Risk. Our financial instruments that are potentially sensitive to changes in interest rates include our floating rate debt instruments (our revolving credit facility and the Nabors Delaware term loan which was repaid in part in December 2016 with the remainder repaid in January 2017), our fixed rate debt securities comprised of our 2.35%, 6.15%, 9.25%, 5.0%, 4.625%, 5.50% and 5.10% senior notes, our investments in debt securities (including corporate and mortgage-CMO debt securities) and our investments in overseas funds that invest primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed and mortgage-backed securities, global structured-asset securitizations, whole-loan mortgages and participations in whole loans and whole-loan mortgages), which are classified as long-term investments.

We may utilize derivative financial instruments that are intended to manage our exposure to interest rate risks. We account for derivative financial instruments under the Derivatives Topic of the ASC. The use of derivative financial instruments could expose us to further credit risk and market risk. Credit risk in this context is the failure of counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty would owe us, which can create credit risk for us. When the fair value of a derivative contract is negative, we would owe the counterparty, and therefore, we would not be exposed to credit risk. We attempt to minimize credit risk in derivative instruments by entering into transactions with major financial institutions that have a significant asset base. Market risk related to derivatives is the adverse effect on the value of a financial instrument that results from changes in interest rates. We try to manage market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that we undertake.

Fair Value of Financial Instruments. The fair value of our fixed rate long-term debt, revolving credit facility and commercial paper is estimated based on quoted market prices or prices quoted from third-party financial institutions. The carrying and fair values of these liabilities were as follows:

	As of December 31,
	2016			2015
	Effective Interest Rate	Carrying Value	Fair Value	Effective Interest Rate	Carrying Value	Fair Value
	(In thousands, except rates)
2.35% senior notes due September 2016	—%	$—	$—	2.54%	$347,955	$347,708
6.15% senior notes due February 2018	6.40%	827,539	865,300	6.35%	921,162	935,962
9.25% senior notes due January 2019	9.33%	303,489	337,443	9.33%	339,607	342,575
5.00% senior notes due September 2020	5.21%	669,540	689,211	5.24%	683,839	617,409
4.625% senior notes due September 2021	4.75%	694,868	708,765	4.74%	698,628	581,630
5.50% senior notes due January 2023	5.85%	600,000	627,000	—%	—	—
5.10% senior notes due September 2023	5.26%	346,448	348,613	5.24%	349,021	280,907
Term loan facility	1.76%	162,500	162,500	1.39%	325,000	325,000
Revolving credit facility	1.86%	—	—	1.48%	—	—
Commercial paper	1.16%	—	—	0.56%	8,000	8,000
Other	—%	297	297	—%	6,508	6,508

		3,604,681	$3,739,129		3,679,720	$3,445,699

Less: Deferred financing costs		26,049			18,012

		$3,578,632			$3,661,708

The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments. Our cash, cash equivalents, short-term and long-term investments and other receivables as of December 31, 2016 and 2015 are included in the table below:

	December 31,
	2016			2015
	Fair Value	Interest Rates	Weighted- Average Life (Years)	Fair Value	Interest Rates	Weighted- Average Life (Years)
	(In thousands, except rates)
Cash and cash equivalents	$264,093	0.24 - 0.69%	—	$254,530	0.01 - 0.45%	—
Short-term investments:
Available-for-sale equity securities	31,097	—	—	20,044	—	—
Available-for-sale debt securities:
Mortgage-CMO debt securities	12	2.90 - 3.15%	7.3	15	2.28 - 2.62%	6.5

Total available-for-sale securities	31,109			20,059

Total short-term investments	31,109			20,059
Long-term investments	4,023	N/A		2,325	N/A

Total cash, cash equivalents, short-term and long-term investments	$299,225			$276,914

Our investments in debt securities listed in the above table and a portion of our long-term investments are sensitive to changes in interest rates. Additionally, our investment portfolio of debt and equity securities, which are carried at fair value, exposes us to price risk. A hypothetical 10% decrease in the market prices for all securities as of December 31, 2016 would decrease the fair value of our available-for-sale securities by $3.1 million.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Nabors Industries Ltd.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income (loss), changes in equity and cash flows present fairly, in all material respects, the financial position of Nabors Industries Ltd. and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 27, 2017

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$264,093	$254,530
Short-term investments	31,109	20,059
Assets held for sale	76,668	75,678
Accounts receivable, net	508,355	784,671
Inventory, net	103,595	153,824
Other current assets	172,019	187,135

Total current assets	1,155,839	1,475,897
Property, plant and equipment, net	6,267,583	7,027,802
Goodwill	166,917	166,659
Investment in unconsolidated affiliates	893	415,177
Other long-term assets	595,783	452,305

Total assets	$8,187,015	$9,537,840

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$297	$6,508
Trade accounts payable	264,578	271,984
Accrued liabilities	543,248	686,613
Income taxes payable	13,811	41,394

Total current liabilities	821,934	1,006,499
Long-term debt	3,578,335	3,655,200
Other long-term liabilities	522,456	552,947
Deferred income taxes	9,495	29,326

Total liabilities	4,932,220	5,243,972
Commitments and contingencies (Note 17)
Equity:
Shareholders’ equity:
Common shares, par value $0.001 per share:
Authorized common shares 800,000; issued 333,598 and 330,526, respectively	334	331
Capital in excess of par value	2,521,332	2,493,100
Accumulated other comprehensive income (loss)	(12,119)	(47,593)
Retained earnings	2,033,427	3,131,134
Less: treasury shares, at cost, 49,673 and 49,342 common shares, respectively	(1,295,949)	(1,294,262)

Total shareholders’ equity	3,247,025	4,282,710
Noncontrolling interest	7,770	11,158

Total equity	3,254,795	4,293,868

Total liabilities and equity	$8,187,015	$9,537,840

The accompanying notes are an integral part of these consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Year Ended December 31,
	2016	2015	2014
	(In thousands, except per share amounts)
Revenues and other income:
Operating revenues	$2,227,839	$3,864,437	$6,804,197
Earnings (losses) from unconsolidated affiliates	(221,914)	(75,081)	(6,301)
Investment income (loss)	1,183	2,308	11,831

Total revenues and other income	2,007,108	3,791,664	6,809,727

Costs and other deductions:
Direct costs	1,344,298	2,371,436	4,505,064
General and administrative expenses	227,639	324,328	500,036
Research and engineering	33,582	41,253	49,698
Depreciation and amortization	871,631	970,459	1,145,100
Interest expense	185,360	181,928	177,948
Impairments and other charges	505,164	368,967	1,005,110
Other, net	37,509	(39,172)	31,386

Total costs and other deductions	3,205,183	4,219,199	7,414,342

Income (loss) from continuing operations before income taxes	(1,198,075)	(427,535)	(604,615)
Income tax expense (benefit):
Current	14,780	89,865	302,313
Deferred	(201,611)	(187,903)	(239,647)

Total income tax expense (benefit)	(186,831)	(98,038)	62,666
Subsidiary preferred stock dividend	—	—	1,984

Income (loss) from continuing operations, net of tax	(1,011,244)	(329,497)	(669,265)
Income (loss) from discontinued operations, net of tax	(18,363)	(42,797)	21

Net income (loss)	(1,029,607)	(372,294)	(669,244)
Less: Net (income) loss attributable to noncontrolling interest	(135)	(381)	(1,415)

Net income (loss) attributable to Nabors	$(1,029,742)	$(372,675)	$(670,659)

Amounts attributable to Nabors:
Net income (loss) from continuing operations	$(1,011,379)	$(329,878)	$(670,680)
Net income (loss) from discontinued operations	(18,363)	(42,797)	21

Net income (loss) attributable to Nabors	$(1,029,742)	$(372,675)	$(670,659)

Earnings (losses) per share:
Basic from continuing operations	$(3.58)	$(1.14)	$(2.28)
Basic from discontinued operations	(0.06)	(0.15)	—

Total Basic	$(3.64)	$(1.29)	$(2.28)

Diluted from continuing operations	$(3.58)	$(1.14)	$(2.28)
Diluted from discontinued operations	(0.06)	(0.15)	—

Total Diluted	$(3.64)	$(1.29)	$(2.28)

Weighted-average number of common shares outstanding:
Basic	276,475	282,982	290,694
Diluted	276,475	282,982	290,694

The accompanying notes are an integral part of these consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Net income (loss) attributable to Nabors	$(1,029,742)	$(372,675)	$(670,659)
Other comprehensive income (loss), before tax:
Translation adjustment attributable to Nabors
Unrealized gain (loss) on translation adjustment	17,743	(116,239)	(79,059)
Less: reclassification adjustment for realized loss on translation adjustment	—	5,365	—

Translation adjustment attributable to Nabors	17,743	(110,874)	(79,059)
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	11,054	(15,310)	(59,932)
Less: reclassification adjustment for (gains) losses included in net income (loss)	3,495	—	2,337

Unrealized gains (losses) on marketable securities	14,549	(15,310)	(57,595)
Pension liability amortization and adjustment	1,061	1,104	(5,050)
Pension buyout	3,059	—	—
Unrealized gains (losses) and amortization on cash flow hedges	613	613	612

Other comprehensive income (loss), before tax	37,025	(124,467)	(141,092)
Income tax expense (benefit) related to items of other comprehensive income (loss)	1,551	648	(2,474)

Other comprehensive income (loss), net of tax	35,474	(125,115)	(138,618)

Comprehensive income (loss) attributable to Nabors	(994,268)	(497,790)	(809,277)
Net income (loss) attributable to noncontrolling interest	135	381	1,415
Translation adjustment attributable to noncontrolling interest	251	(1,461)	(1,017)

Comprehensive income (loss) attributable to noncontrolling interest	386	(1,080)	398

Comprehensive income (loss)	$(993,882)	$(498,870)	$(808,879)

The accompanying notes are an integral part of these consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(1,029,607)	$(372,294)	$(669,244)
Adjustments to net income (loss):
Depreciation and amortization	874,296	973,318	1,148,309
Deferred income tax expense (benefit)	(206,670)	(203,145)	(240,195)
Impairments and other charges	236,745	129,341	650,199
Deferred financing costs amortization	4,381	5,290	4,231
Discount amortization on long-term debt	2,074	1,969	3,131
Losses (gains) on debt buyback	(6,665)	—	5,576
Losses (gains) on long-lived assets, net	85,064	63,338	353,110
Losses (gains) on investments, net	—	—	(5,580)
Impairments on equity method holdings	216,242	180,591	—
Losses (gains) on merger and acquisitions	—	(49,382)	—
Share-based compensation	32,000	47,313	37,190
Foreign currency transaction losses (gains), net	5,669	9,881	1,021
Pension buyout	3,059	—	—
Equity in losses of unconsolidated affiliates, net of dividends	221,914	84,275	7,102
Other	1,333	627	(762)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	250,400	529,151	(126,883)
Inventory	40,647	23,852	(65,398)
Other current assets	37,904	34,390	118,162
Other long-term assets	98	(27,461)	(30,475)
Trade accounts payable and accrued liabilities	(180,200)	(566,042)	267,907
Income taxes payable	(46,576)	(1,680)	(57,113)
Other long-term liabilities	(10,203)	(6,776)	381,623

Net cash provided by operating activities	531,905	856,556	1,781,911
Cash flows from investing activities:
Purchases of investments	(24)	(9)	(319)
Sales and maturities of investments	739	961	23,992
Proceeds from sale of unconsolidated affiliates	—	—	750
Cash paid for acquisition of businesses, net of cash acquired	(22,278)	(80,187)	(72,534)
Investment in unconsolidated affiliates	—	(445)	(2,365)
Capital expenditures	(395,455)	(867,106)	(1,821,315)
Proceeds from sales of assets and insurance claims	34,831	68,206	156,761
Proceeds from merger transaction	—	650,050	—
Other	64	1,081	(1,879)

Net cash (used for) provided by investing activities	(382,123)	(227,449)	(1,716,909)
Cash flows from financing activities:
Increase (decrease) in cash overdrafts	3	645	(6,151)
Proceeds from issuance of long-term debt	600,000	—	—
Debt issuance costs	(11,520)	(1,847)	—
Proceeds from revolving credit facilities	611,500	—	465,000
Reduction in revolving credit facilities	(611,500)	(450,000)	(230,932)
Proceeds from (payments for) issuance of common shares	967	1,296	30,263
Repurchase of common shares	(1,687)	(99,598)	(250,037)
Purchase of preferred stock	—	—	(70,875)
Reduction in long-term debt	(493,612)	(27,478)	—
Dividends to shareholders	(50,924)	(69,363)	(59,145)
Proceeds from (payment for) commercial paper, net	(8,000)	(525,119)	203,275
Proceeds from term loan	—	625,000	—
Payments on term loan	(162,500)	(300,000)	—
Proceeds from (payments for) short-term borrowings	(6,211)	318	—
Cash proceeds from non-controlling interest	—	3,972	—
Other	(4,732)	(7,767)	(11,550)

Net cash (used for) provided by financing activities	(138,216)	(849,941)	69,848
Effect of exchange rate changes on cash and cash equivalents	(2,003)	(25,785)	(23,616)

Net increase (decrease) in cash and cash equivalents	9,563	(246,619)	111,234
Cash and cash equivalents, beginning of period	254,530	501,149	389,915

Cash and cash equivalents, end of period	$264,093	$254,530	$501,149

The accompanying notes are an integral part of these consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common Shares		Capital in Excess of Par Value	Accumulated Other Comprehensive Income			Non- controlling Interest
(In thousands)	Shares	Par Value			Retained Earnings	Treasury Shares		Total Equity
As of December 31, 2013	323,711	$324	$2,392,585	$216,140	$4,304,664	$(944,627)	$12,091	$5,981,177
Net income (loss)	—	—	—	—	(670,659)	—	1,415	(669,244)
Dividends to shareholders	—	—	—	—	(59,145)	—	—	(59,145)
Redemption of subsidiary preferred stock	—	—	—	—	(1,688)	—	—	(1,688)
Repurchase of treasury shares	—	—	—	—	—	(250,037)	—	(250,037)
Other comprehensive income (loss), net of tax	—	—	—	(138,618)	—	—	(1,017)	(139,635)
Issuance of common shares for stock options exercised, net of surrender of unexercised stock options	3,036	3	30,260	—	—	—	—	30,263
Share-based compensation	—	—	37,157	—	—	—	—	37,157
Other	1,449	1	(7,741)	—	—	—	(2,319)	(10,059)

As of December 31, 2014	328,196	$328	$2,452,261	$77,522	$3,573,172	$(1,194,664)	$10,170	$4,918,789
Net income (loss)	—	—	—	—	(372,675)	—	381	(372,294)
Dividends to shareholders	—	—	—	—	(69,363)	—	—	(69,363)
Redemption of subsidiary preferred stock	—	—	—	—	—	—	—	—
Repurchase of treasury shares	—	—	—	—	—	(99,598)	—	(99,598)
Other comprehensive income (loss), net of tax	—	—	—	(125,115)	—	—	(1,461)	(126,576)
Issuance of common shares for stock options exercised, net of surrender of unexercised stock options	141	—	1,296	—	—	—	—	1,296
Share-based compensation	—	—	47,863	—	—	—	—	47,863
Other	2,189	3	(8,320)	—	—	—	2,068	(6,249)

As of December 31, 2015	330,526	$331	$2,493,100	$(47,593)	$3,131,134	$(1,294,262)	$11,158	$4,293,868
Net income (loss)	—	—	—	—	(1,029,742)	—	135	(1,029,607)
Dividends to shareholders	—	—	—	—	(67,965)	—	—	(67,965)
Repurchase of treasury shares	—	—	—	—	—	(1,687)	—	(1,687)
Other comprehensive income (loss), net of tax	—	—	—	35,474	—	—	251	35,725
Issuance of common shares for stock options exercised, net of surrender of unexercised stock options	102	—	967	—	—	—	—	967
Share-based compensation	—	—	32,000	—	—	—	—	32,000
Other	2,970	3	(4,735)	—	—	—	(3,774)	(8,506)

As of December 31, 2016	333,598	$334	$2,521,332	$(12,119)	$2,033,427	$(1,295,949)	$7,770	$3,254,795

The accompanying notes are an integral part of these consolidated financial statements.

Nabors Industries Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Nature of Operations

We own and operate the world’s largest land-based drilling rig fleet and are a leading provider of offshore platform and drilling rigs in the United States and multiple international markets.

We also provide innovative drilling technology and equipment and comprehensive well-site services including engineering, transportation and disposal, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services in many of the most significant oil and gas markets in the world. In addition, we manufacture and lease or sell top drives and other rig equipment.

The consolidated financial statements and related footnotes are presented in accordance with GAAP.

Note 2 Summary of Significant Accounting Policies

Principles of Consolidation

Our consolidated financial statements include the accounts of Nabors, as well as all majority owned and non-majority owned subsidiaries required to be consolidated under GAAP. All significant intercompany accounts and transactions are eliminated in consolidation.

Investments in operating entities where we have the ability to exert significant influence, but where we do not control operating and financial policies, are accounted for using the equity method. Our share of the net income (loss) of these entities is recorded as earnings (losses) from unconsolidated affiliates in our consolidated statements of income (loss). The investments in these entities are included in investment in unconsolidated affiliates in our consolidated balance sheets. We have historically recorded our share of the net income (loss) of our equity method investment in CJES on a one-quarter lag, as we were not able to obtain the financial information of CJES on a timely basis. During the third quarter of 2016, CJES filed for bankruptcy, at which time we ceased accounting for our investment in CJES as an equity method investment. See Note 9—Investments in Unconsolidated Affiliates.

Change in Presentation

Certain amounts within our consolidated statements of income (loss) have been reclassified to conform to the current period presentation.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and various other short-term investments with original maturities of three months or less.

Investments

Short-term investments

Short-term investments consist primarily of equity securities. Securities classified as available-for-sale are stated at fair value. Unrealized holding gains and temporary losses for available-for-sale securities are excluded from earnings and, until realized, are presented in the statement of comprehensive income (loss). Unrealized holding losses are included in earnings during the period for which the loss is determined to be other-than-temporary.

In computing realized gains and losses on the sale of equity securities, the specific-identification method is used. In accordance with this method, the cost of the equity securities sold is determined using the specific cost of the security when originally purchased.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out or weighted-average costs methods and includes the cost of materials, labor and manufacturing overhead. Inventory, which is net of reserves of $26.5 million, included the following:

	December 31,
	2016	2015
	(In thousands)
Raw materials	$84,431	$105,217
Work-in-progress	1,204	29,710
Finished goods	17,960	18,897

	$103,595	$153,824

Property, Plant and Equipment

Property, plant and equipment, including renewals and betterments, are stated at cost, while maintenance and repairs are expensed currently. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. We provide for the depreciation of our drilling and workover rigs using the units-of-production method. For each day a rig is operating, we depreciate it over an approximate 4,927-day period, with the exception of our jackup rigs which are depreciated over an 8,030-day period, after provision for salvage value. For each day a rig asset is not operating, it is depreciated over an assumed depreciable life of 20 years, with the exception of our jackup rigs, where a 30-year depreciable life is used, after provision for salvage value.

Depreciation on our buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings—10 to 30 years; well-servicing rigs—3 to 15 years; marine transportation and supply vessels—10 to 25 years; oilfield hauling and mobile equipment and other machinery and equipment—3 to 10 years). Amortization of capitalized leases is included in depreciation and amortization expense. Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the respective property, plant and equipment accounts and any gains or losses are included in our consolidated statements of income (loss).

We review our assets for impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the estimated undiscounted future cash flows are not sufficient to support the asset’s recorded value, an impairment charge is recognized to the extent the carrying amount of the long-lived asset exceeds its estimated fair value. Management considers a number of factors such as estimated future cash flows from the assets, appraisals and current market value analysis in determining fair value. The determination of future cash flows requires the estimation of utilization, dayrates, operating margins, sustaining capital and remaining economic life. Such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry.

For an asset classified as held for sale, we consider the asset impaired when its carrying amount exceeds fair value less its cost to sell. Fair value is determined in the same manner as an impaired long-lived asset that is held and used.

Significant and unanticipated changes to the assumptions could result in future impairments. A significantly prolonged period of lower oil and natural gas prices could continue to adversely affect the demand for and prices of our services, which could result in future impairment charges. As the determination of whether impairment charges should be recorded on our long-lived assets is subject to significant management judgment, and an impairment of these assets could result in a material charge on our consolidated statements of income (loss), management believes that accounting estimates related to impairment of long-lived assets are critical.

Goodwill

We review goodwill for impairment annually during the second quarter of each fiscal year or more frequently if events or changes in circumstances indicate that the carrying amount of such goodwill and intangible assets may exceed their fair value. We initially assess goodwill for impairment based on qualitative factors to determine whether to perform the two-step annual goodwill impairment test, a Level 3 fair value measurement. After qualitative assessment, step one of the impairment test compares the estimated fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step is required to measure the goodwill impairment loss. The second step compares the implied fair value of the reporting unit’s goodwill to its carrying amount. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to the excess.

Our estimated fair values of our reporting units incorporate judgment and the use of estimates by management. The fair values calculated in these impairment tests were determined using discounted cash flow models involving assumptions based on our utilization of rigs or other oil and gas service equipment, revenues and earnings from affiliates, as well as direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. Our discounted cash flow projections for each reporting unit were based on financial forecasts. The future cash flows were discounted to present value using discount rates determined to be appropriate for each reporting unit. Terminal values for each reporting unit were calculated using a Gordon Growth methodology with a long-term growth rate of 3%.

Another factor in determining whether impairment has occurred is the relationship between our market capitalization and our book value. As part of our annual review, we compared the sum of our reporting units’ estimated fair value, which included the estimated fair value of non-operating assets and liabilities, less debt, to our market capitalization and assessed the reasonableness of our estimated fair value. Any of the above-mentioned factors may cause us to re-evaluate goodwill during any quarter throughout the year. During the fourth quarter of 2016, we performed an updated analysis due to market conditions. We concluded that the fair values of our reporting units exceeded their carrying value, thus no impairment was recorded during 2016. Although we determined that there was no goodwill impairment, should current market conditions worsen or persist for an extended period of time, the timeline estimated to manufacture products and/or the viability of the products to come to market in the future could result in future impairment charges in our Rig Services segment related to 2TD.

The change in the carrying amount of goodwill for our business lines for the years ended December 31, 2016 and 2015 was as follows:

	Balance at December 31, 2014	Acquisitions and Purchase Price Adjustments		Disposals and Impairments		Cumulative Translation Adjustment	Balance at December 31, 2015
	(In thousands)
Drilling & Rig Services:
U.S.	$50,149	$—		$—		$—	$50,149
International	—	75,634	(1)	—		—	75,634
Rig Services	31,667	10,868	(2)	—		(1,659)	40,876

Subtotal Drilling & Rig Services	81,816	86,502		—		(1,659)	166,659
Completion & Production Services
Completion	—	—		—		—	—
Production	92,112	—		(92,112	)(3)	—	—

Subtotal Completion & Production Services	92,112	—		(92,112)		—	—

Total	$173,928	$86,502		$(92,112)		$(1,659)	$166,659

	Balance at December 31, 2015	Acquisitions and Purchase Price Adjustments	Disposals and Impairments	Cumulative Translation Adjustment	Balance at December 31, 2016
	(In thousands)
Drilling & Rig Services:
U.S.	$50,149	$—	$—	$—	$50,149
International	75,634	—	—	—	75,634
Rig Services	40,876	—	—	258	41,134

Total	$166,659	$—	$—	$258	$166,917

(1)	Represents the goodwill recorded in connection with our acquisition of Nabors Arabia. See Note 5—Acquisitions for additional discussion.
(2)	Represents the goodwill recorded in connection with our acquisition of 2TD. See Note 5—Acquisitions for additional discussion.
(3)	Represents the goodwill associated with the Completion & Production Services business that was merged with CJES. See Note 9—Investments in unconsolidated affiliates for additional discussion.

Goodwill for the consolidated company, totaling approximately $11.2 million, is expected to be deductible for tax purposes.

Litigation and Insurance Reserves

We estimate our reserves related to litigation and insurance based on the facts and circumstances specific to the litigation and insurance claims and our past experience with similar claims. We maintain actuarially determined accruals in our consolidated balance sheets to cover self-insurance retentions. See Note 17—Commitments and Contingencies regarding self-insurance accruals. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can reasonably be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure.

Revenue Recognition

We recognize revenues and costs on daywork contracts daily as the work progresses. For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. We defer revenue related to mobilization periods and recognize the revenue over the term of the related drilling contract. At December 31, 2016 and 2015, our deferred revenues classified as other long-term liabilities were $321.0 million and $324.3 million, respectively. At December 31, 2016 and 2015, our deferred revenues classified as accrued liabilities were $255.6 million and $340.5 million, respectively.

Costs incurred related to a mobilization period for which a contract is secured are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. We defer recognition of revenue on amounts received from customers for prepayment of services until those services are provided. At December 31, 2016 and 2015, our deferred expenses classified as other current assets were $63.4 million and $79.6 million, respectively. At December 31, 2016 and 2015, our deferred expenses classified as other long-term assets were $69.5 million and $68.9 million, respectively.

We recognize revenue for top drives and other capital equipment we manufacture when the earnings process is complete. This generally occurs when products have been shipped, title and risk of loss have been transferred, collectability is probable, and pricing is fixed or determinable.

We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in other, net in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements that are expected to be less than the carrying value of damaged assets are recognized at the time the loss is incurred and recorded in other, net.

We recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs.

Research and Engineering

Research and engineering expenses are expensed as incurred and include costs associated with the research and development of new products and services and costs associated with sustaining engineering of existing products and services. As a result of our acquisition of 2TD during 2014, we recorded intangible assets related to in process research and development of $47.7 million. As these products are developed, we will transfer the balances to completed technology and begin amortizing the intangible assets over the estimated useful life. No transfers occurred during the years ended December 31, 2016, 2015 or 2014. We have made progress in the development of our rotary steerable drilling technology tools, including successful tests in 2015 and most recently in October of 2016. The tools are currently being modified to another phase of verification testing before shipping the tools to the U.S. for further field tests.

Income Taxes

We are a Bermuda exempted company and are not subject to income taxes in Bermuda. We have provided for income taxes based on the tax laws and rates in effect in the countries where we operate and earn income. The income taxes in these jurisdictions vary substantially. Our worldwide effective tax rate for financial statement purposes will continue to fluctuate from year to year due to the change in the geographic mix of pre-tax earnings.

We recognize increases to our tax reserves for uncertain tax positions along with interest and penalties as an increase to other long-term liabilities.

For U.S. and other jurisdictional income tax purposes, we have net operating loss carryforwards that we are required to assess quarterly for potential valuation allowances. We consider the sufficiency of existing temporary differences and expected future earnings levels in determining the amount, if any, of valuation allowance required against such carryforwards and against deferred tax assets.

Foreign Currency Translation

For certain of our foreign subsidiaries, such as those in Canada, the local currency is the functional currency, and therefore translation gains or losses associated with foreign-denominated monetary accounts are accumulated in a separate section of the consolidated statements of changes in equity. For our other international subsidiaries, the U.S. dollar is the functional currency, and therefore local currency transaction gains and losses, arising from remeasurement of payables and receivables denominated in local currency, are included in our consolidated statements of income (loss).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from such estimates. Areas where critical accounting estimates are made by management include:

•	depreciation of property, plant and equipment;

•	impairment of long-lived assets;

•	impairment of goodwill and intangible assets;

•	impairment of short-term and equity method investments;

•	income taxes;

•	litigation and self-insurance reserves; and

•	fair value of assets acquired and liabilities assumed.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, relating to the revenue recognition from contracts with customers that creates a common revenue standard for GAAP and IFRS. The core principle will require recognition of revenue to represent the transfer of promised goods or services to customers in an amount that reflects the consideration, including costs incurred, to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB approved a one year deferral of this standard, with a new effective date for fiscal years beginning after December 15, 2017. During 2016, we established an implementation team and began a detailed analysis of our contracts in place during the retrospective period. We plan to have all revenue streams assessed and the impact of the new standard on the prior period quantified during 2017. As we are still evaluating certain aspects of our contract drilling revenues, we are unable to quantify the impact that the new revenue standard will have on our consolidated financial statements at this time.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall, relating to the recognition and measurement of financial assets and liabilities. This standard enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, relating to leases to increase transparency and comparability among companies. This standard requires all leases with an initial term greater than one year be recorded on the balance sheet as an asset and a lease liability. Additionally, this standard will require disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for public companies for fiscal years beginning after December 15, 2018. Early application is permitted. This standard requires an entity to separate lease components from nonlease components within a contract. While the lease components would be accounted for under ASU No. 2016-02, nonlease components would be accounted for under ASU No. 2014-09. Therefore, we are evaluating ASU No. 2016-02 concurrently with the provisions of ASU No. 2014-09 and the impact this will have on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, Investments—Equity Method and Joint Ventures, to simplify the transition to the equity method of accounting. This standard eliminates the requirement to retroactively adopt the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence. Instead, the equity method investor should add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment qualifies for the equity method of accounting. This guidance is effective for public companies for fiscal years beginning after December 15, 2016. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation, to simplify the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This guidance is effective for public companies for fiscal years beginning after December 15, 2016. Early application is permitted. We will adopt this standard effective January 1, 2017 and the adoption will not have a material impact on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows, to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16—Income Taxes, which improves the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash to provide guidance on the classification of restricted cash in the statement of cash flows. This guidance is effective for public companies for fiscal years beginning after beginning after December 15, 2017. Early application is permitted. The amendments in the ASU should be adopted on a retrospective basis. We are currently evaluating the impact this will have on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other, which simplifies the subsequent measurement of goodwill by eliminating Step 2 of the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under this new standard, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and then recognize an impairment charge, as necessary, for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. This guidance is effective for fiscal years beginning after December 15, 2019. Early application is permitted. We do not believe the adoption of this new guidance will have a material impact on our consolidated financial statements.

Note 3 Impairments and Other Charges

The components of impairments and other charges are provided below:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Tangible Assets & Equipment:
Provision for retirement of assets	$69,072	$65,633	$393,962
Impairment of long-lived assets	216,355	74,464	217,627

Subtotal	285,427	140,097	611,589
Goodwill & Intangible Assets:
Goodwill impairments	—	—	356,605
Intangible asset impairment	—	—	29,942

Subtotal	—	—	386,547
Other Charges:
Other-than-temporary impairment	219,737	180,591	6,974
Provision for International operations	—	48,279	—

Total	$505,164	$368,967	$1,005,110

For the year ended December 31, 2016

Throughout the first half of 2016, we continued to experience decreased demand for our services as well as increased pricing pressure. Although there was a slight uptick in activity over the latter half of 2016, management evaluated our existing rig fleet and identified asset classes that may not fully participate in the next drilling cycle given the current requirements of many drilling programs and other factors. This resulted in both the provision for retirement of assets and tangible asset impairments. The majority of the remaining charges are attributable to our previous investment in CJES, which experienced severe financial and operational difficulties in their business, and ultimately commenced voluntarily cases under chapter 11 of the U.S. Bankruptcy code in July 2016. These charges are outlined below.

Tangible Assets and Equipment

The following table summarizes the 2016 retirement and impairment charges for tangible assets and equipment by reportable operating segment:

	Provision for Retirements	Tangible Asset Impairments	Total
Drilling & Rig Services:
U.S.	$25,365	$163,182	$188,547
Canada	19,573	1,125	20,698
International	23,275	12,721	35,996
Rig Services	859	15,343	16,202
Other	—	23,984	23,984

Total	$69,072	$216,355	$285,427

During 2016, we retired certain classes of rigs and rig components in our U.S., Canada and International drilling operating segments and reduced their carrying value to their estimated salvage value. As a result of the sustained decline in oil and gas prices and the extended period of reduced demand for some of our legacy asset classes, we retired 24 of our remaining SCR rigs within the U.S. drilling operating segment. We utilized some of the parts on these retired rigs to enhance and upgrade other existing rigs in our fleet. Additionally, we retired 7 older rigs in our Canada Drilling operating segment. Within our International drilling operating segment, we also retired various older, smaller and in some cases functionally obsolete rigs and yard assets.

In 2016, we also recorded impairments totaling $216.4 million primarily comprised of $163.2 million for underutilized rigs in our U.S. Drilling operating segment as well as $12.7 million in our International drilling operating segment. These impairments were deemed necessary due to the lack of future contractual opportunities because of the nature of the rigs being lower horsepower and size than our newer rigs, which limits the rigs functional capabilities of drilling many of the more complex wells in the current environment. Included in the other amount was an impairment of $22.4 million that we recognized related to our retained interest in the oil and gas properties located on the North Slope of Alaska to reduce the carrying value to fair value, as a result of the sustained decline in oil prices. The balance of the impairment charge primarily relates to obsolete inventory and various rig-related equipment within our Rig Services operating segment.

Other-than-temporary impairment

During 2016, we recognized impairment charges associated with our CJES holdings in the amount of $216.2 million resulting from declines in the fair value of our investment including other than temporary impairment charges of $192.4 million. Additionally, we recorded a charge related to a reserve of certain other amounts associated with our CJES holdings, including affiliate receivables of $23.8 million.

The balance of the charge was related to an impairment of an equity security during the third quarter of 2016. As the trading price of the security remained below our cost basis for an extended period, we determined the investment was other than temporarily impaired and it was appropriate to write down the investment’s carrying value to its current estimated fair value. See Note 9—Investments in Unconsolidated Affiliates.

For the year ended December 31, 2015

Throughout 2015, our industry continued to experience depressed oil prices, which led to considerable reductions in capital spending by some of our customers and has diminished demand for our drilling services. The impact of the industry downturn on our business activity and future outlook resulted in impairments and retirement provisions of approximately $140.1 million, an other-than-temporary impairment on our investment in CJES of $180.6 million, and the provision for International operations of $48.3 million during 2015 as discussed below.

Tangible Assets and Equipment

The following table summarizes the 2015 retirement and impairment charges for tangible assets and equipment by reportable operating segment:

	Provision for Retirements	Tangible Asset Impairments	Total
Drilling & Rig Services:
U.S.	$47,247	$—	$47,247
Canada	7,547	—	7,547
International	10,839	52,479	63,318
Rig Services	—	3,879	3,879
Other	—	18,106	18,106

Total	$65,633	$74,464	$140,097

During 2015, we retired some rigs and rig components in our U.S., Canada and International drilling operating segments and reduced their carrying value to their estimated salvage value. Due to market conditions and resulting competitive drilling market, we experienced a decline in utilization of our remaining legacy rigs. Accordingly, we retired roughly half of our fleet of SCR rigs within the U.S. Drilling operating segment, continuing to market the remaining 47 of our most competitive assets within this group. Additionally, we retired various yard assets within our International operating segment as well as rig-related equipment in our Canada operating segment.

In 2015, we also recorded impairments totaling $74.5 million primarily comprised of $52.5 million for an inactive jackup rig in our International operating segment. We recognized an impairment of $15.1 million to our retained interest in the oil and gas properties located on the North Slope of Alaska to reduce the carrying value to fair value, as a result of the sustained decline in oil prices. The balance of the impairment charge primarily relates to obsolete inventory within our Rig Services operating segment.

Other-than-temporary impairment

During the third quarter of 2015, we determined the carrying value of our investment in CJES was other than temporarily impaired which resulted in an impairment charge of $180.6 million. The charge directly resulted from reduced activity levels driven by lower customer demand stemming from lower oil prices coupled with the further pricing concessions required by the highly competitive environment. See Note 9—Investments in Unconsolidated Affiliates.

Provision for International operations

During 2015, we recognized $25.4 million related to assets and receivables impacted by the degradation of the overall country economy and financial situation in Venezuela, which has been adversely affected by the downturn in oil prices, primarily comprised of a loss of $10.0 million related to the remeasurement of our net monetary assets denominated in local currency from the official exchange rate of 6.3 Bolivares per US dollar to the SIMADI exchange rate which was 199 Bolivares per US dollar as of September 30, 2015 and $15.4 million related to the write-off of a receivable balance. The balance of this provision represents an obligation associated with the decision to exit a non-core business line in another country within the region of $22.9 million.

For the year ended December 31, 2014

During the latter part of 2014, oil prices fell sharply and remained depressed into 2015. As a result of the reduced price of oil, we experienced a decline in the demand for drilling and completion services as customers reduced or curtailed their capital spending and drilling activities. The reduction in demand for drilling services, coupled with the increased supply of newly built high specification rigs in the drilling market, has led to a highly competitive market for all rigs, including high specification rigs. This has accelerated the under-utilization of our legacy rig fleet (non AC rigs). We have also experienced downward pricing pressure for our services.

Due to the aforementioned factors, we recorded impairments and retirement provisions of approximately $1 billion during 2014, as detailed in the table above. The impairments and retirement provision were comprised of approximately $611.6 million in charges related to drilling rigs and rig equipment and $386.5 million in impairments to our goodwill and intangible assets.

Tangible Assets and Equipment

The following table summarizes the 2014 retirement and impairment charges for tangible assets and equipment by operating segment:

	Provision for Retirements	Tangible Asset Impairments	Total
Drilling & Rig Services:
U.S.	$271,141	$137,000	$408,141
Canada	24,211	10,176	34,387
International	56,472	70,451	126,923
Rig Services	42,138	—	42,138

Total	$393,962	$217,627	$611,589

The majority of the 2014 charges from drilling rigs and rig equipment is due to the U.S. lower 48 legacy rig fleet. Given the sharp decline in crude oil prices and the resulting impact on our customers’ spending programs that we have experienced, and the disproportionate impact of the reduced activity that we believe our legacy rig fleet will absorb, we have retired approximately 25 mechanical rigs and impaired our fleet of SCR rigs, including retirements of rig related equipment associated with a reduced overall size of our working rig fleet.

Also included in the 2014 charges for our U.S. drilling rigs and rig equipment is a retirement provision of approximately $54.4 million for our Gulf of Mexico jackup fleet. This market has been challenged for the past several years and we believe the drop in oil prices will exacerbate the lack of demand for these rigs. The majority of these rigs would require substantial amounts of capital in order for them to be operable again.

The balance of the drilling rigs and rig equipment charges relate to our coil tubing drilling rig fleet in Canada and various under-utilized rigs or asset classes throughout our International and Canada drilling fleets. We also recognized an impairment charge related to obsolete inventory within our Rig Services operating segment.

Goodwill and Intangible Assets

During 2014, we recognized an impairment of goodwill totaling $356.6 million, the majority of which was for the remaining goodwill balance of $335.0 million in our Completion Services operating segment related to the acquisition of Superior Well Services, Inc. in 2010. The value attributable to the Merger with CJES declined sharply beginning in the fourth quarter of 2014, with a drop in the market price of CJES’s stock and the agreed upon reduction to the amount of cash we expect to receive from this transaction. The combination of these events and a sharp decline in the market price of our stock, led us to believe that a triggering event had occurred in the fourth quarter of 2014, and we performed an impairment test on our remaining goodwill balances. We determined that our Completion Services goodwill balances should be fully impaired. The balance of the impairment relates to $21.6 million in goodwill related to Ryan Directional Services, Inc., our directional drilling operations included in our Rig Services operating segment. The decline in oil prices and the impact it has had on our businesses, along with the lack of certainty surrounding an eventual recovery, led us to impair these goodwill balances.

Additionally, during 2014, we recognized an impairment of $29.9 million primarily related to various customer relationships within our Completion & Production Services and Rig Services operating segments.

Other-than-temporary impairment

During 2014, we recorded an other-than-temporary impairment of $7.0 million related to an equity security. Because the trading price of this security remained below our cost basis for an extended period, we determined the investment was other than temporarily impaired and it was appropriate to write down the investment’s carrying value to its current estimated fair value.

Note 4 Assets Held for Sale and Discontinued Operations

Assets Held for Sale

Assets held for sale as of December 31, 2016 and 2015 was $76.7 million and $75.7 million, respectively. These assets consisted primarily of our oil and gas holdings which are mainly in the Horn River basin in western Canada of $65.0 million and $73.6 million, respectively, as of the periods noted above and the operating results have been reflected in discontinued operations. The remainder represents assets that meet the criteria to be classified as assets held for sale, but do not represent a disposal of a component of an entity or a group of components of an entity representing a strategic shift that has or will have a major effect on the entity’s operations and financial results.

The carrying value of our assets held for sale represents the lower of carrying value or fair value less costs to sell. We continue to market these properties at prices that are reasonable compared to current fair value.

We have contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing associated with these properties held for sale. At December 31, 2016, our undiscounted contractual commitments for these contracts approximated $17.2 million, and we had total liabilities of $12.5 million, $5.5 million of which were classified as current and are included in accrued liabilities. At December 31, 2015, our undiscounted contractual commitments for these contracts approximated $23.3 million, and we had total liabilities of $16.1 million, $5.2 million of which were classified as current and are included in accrued liabilities.

The amounts at each balance sheet date represented our best estimate of the fair value of the excess capacity of the pipeline commitments calculated using a discounted cash flow model, when considering our disposal plan, current production levels, natural gas prices and expected utilization of the pipeline over the remaining contractual term. Decreases in actual production or natural gas prices could result in future charges related to excess pipeline commitments.

Discontinued Operations

The operating results from the assets discussed above for all periods presented are retroactively presented and accounted for as discontinued operations in the accompanying audited consolidated statements of income (loss) and the respective accompanying notes to the consolidated financial statements. Our condensed statements of income (loss) from discontinued operations for each operating segment were as follows:

	Year Ended December 31,
	2016	2015	2014
	(In thousands, except percentages)
Operating revenues (1)	$2,859	$3,212	$13,143
Income (loss) from Oil & Gas discontinued operations:
Income (loss) from discontinued operations	$(3,978)	$(5,003)	$(1,840)
Less: Impairment charges or other (gains) and losses on sale of wholly owned assets (2)	$19,445	$49,890	$(1,313)
Less: Income tax expense (benefit)	$(5,060)	$(14,455)	$(548)

Income (loss) from Oil and Gas discontinued operations, net of tax	$(18,363)	$(40,438)	$21

Income (loss) from Rig Services discontinued operations:
Income (loss) from discontinued operations	$—	$—	$—
Less: Impairment charges or other (gains) and losses on sale of wholly owned assets	$—	$3,146 (3)	$—
Less: Income tax expense (benefit)	$—	$(787)	$—

Income (loss) from Rig Services discontinued operations, net of tax	$—	$(2,359)	$—

Income (loss) from discontinued operations, net of tax	$(18,363)	$(42,797)	$21

Oil and Gas

(1)	Reflects operating revenues of our historical oil and gas operating segment.
(2)	Includes impairment charges of $15.4 million and $51.0 million in 2016 and 2015, respectively, due to the deterioration of economic conditions in the natural gas market in western Canada, partially offset by a gain related to our restructure of our future pipeline obligations.

Rig Services

(3)	Reflects an impairment charge for a note receivable of $3.1 million remaining from the sale of one of our former Canada subsidiaries that provided logistics services.

During 2014, we sold a large portion of our interest in proved oil and gas properties located on the North Slope of Alaska, which was previously classified as discontinued operations. Under the terms of the agreement, we received $35.1 million at closing and expected to receive additional payments of $27.0 million upon certain future dates or the properties achieving certain production targets. In the event these production targets are not met and payments are not received, our recourse would be to reclaim the properties. During 2016, we recognized charges of $22.4 million to reserve for amounts associated with our retained interest in these properties. We retained both a working interest and an overriding royalty interest in the properties. The working interest is fully carried up to $600 million of total project costs. The $22.2 million gain from the transaction is included in other, net in our consolidated statement of income (loss) for the year ended December 31, 2014. The retained interest is no longer classified as assets-held-for-sale and is included in other long-term assets. We have not recast prior period results as the balances are not material to our consolidated statements of income (loss) for any period.

Additional discussion of our policy pertaining to the calculations of our annual impairment tests, including any impairment to goodwill, is set forth in Note 2—Summary of Significant Accounting Policies. A further protraction of lower commodity prices or an inability to sell these assets in a timely manner could result in recognition of future impairment charges.

Note 5 Acquisitions

2015 Acquisitions

On May 24, 2015, we paid $106.0 million in cash to acquire the remaining 49% equity interest in Nabors Arabia, our joint venture in Saudi Arabia, making it a wholly owned subsidiary. Previously, we held a 51% equity interest with a carrying value of $44.7 million and we had accounted for the joint venture as an equity method investment. The acquisition of the remaining interest allows us to strategically align our future growth in this market by providing additional flexibility to invest capital and pursue future investment opportunities. As a result, we consolidated the assets and liabilities of Nabors Arabia on May 24, 2015 based on their respective fair values. We have also consolidated the operating results of Nabors Arabia since the acquisition date and reported those results in our International drilling segment. The excess of the estimated fair value of the assets and liabilities over the net carrying value of our previously held equity interest resulted in a gain of $2.3 million and was reflected in other, net in the consolidated statement of income (loss) for the year ended December 31, 2015.

The following table provides the allocation of the purchase price as of the acquisition date. The purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed based on fair value. The excess of the purchase price over such fair values was recorded as goodwill.

(In thousands)	Fair Value at Acquisition
Assets:
Cash	$48,058
Accounts receivable	153,819
Other current assets	58,021
Property, plant and equipment, net	89,643
Intangible assets	28,784
Goodwill	75,634
Other long-term assets	7,709

Total assets	461,668
Liabilities:
Accounts payable	$206,599
Accrued liabilities	74,393
Intangible liability	13,472
Deferred tax liability	4,823
Other long-term liabilities	9,400

Total liabilities	308,687

Net assets acquired	$152,981

The goodwill recognized as a result of the acquisition of $75.6 million is primarily attributable to the workforce of the acquired business, strategic market access, ability to provide other services and products, a strategic customer with a long history of business and the expected synergies from combining the operations. This goodwill is not expected to be deductible for tax purposes. The identifiable intangible asset of $28.8 million and liability of $13.5 million consist of the fair value of the acquired favorable and unfavorable contracts, respectively, with a weighted-average amortization period of 2 years.

We included an additional $248.9 million in operating revenues and $6.0 million in earnings from the acquisition date through December 31, 2015 in our consolidated statements of income (loss) as a result of this acquisition.

The following unaudited supplemental pro forma results present consolidated information as if the acquisition had been completed as of January 1, 2014. The unaudited supplemental pro forma results should not be considered indicative of the results that would have occurred if the acquisition had been consummated as of January 1, 2014; nor are they indicative of future results.

	Year Ended December 31,
(In thousands, except per share amounts)	2015	2014
Operating revenues	$4,035,004	$6,953,218
Income (loss) from continuing operations, net of tax	(316,633)	(668,127)
Income (loss) from continuing operations per share—basic	$(1.09)	$(2.27)
Income (loss) from continuing operations per share—diluted	$(1.09)	$(2.27)

2014 Acquisitions

In October 2014, we purchased the outstanding shares of 2TD, a drilling technology company based out of Norway. 2TD is in the process of developing a rotary steerable system for directional drilling which, once developed will be included in our Rig Services segment. Under the terms of the transaction, we paid an initial amount of $40.3 million for the purchase of the shares. We may also be required to make future payments contingent on the achievement of various milestone objectives. As of December 31, 2016, these future payments are estimated to be $13.9 million. As part of our purchase price allocation, we recorded intangible assets of $47.7 million (in process research and development), goodwill of $28.1 million and contingent consideration of $24.7 million. The proforma effect on revenue and net income have been determined to be immaterial to our financial statements.

Note 6 Fair Value Measurements

Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated, or generally unobservable. We primarily apply the market approach for recurring fair value measurements and endeavor to utilize the best information available. Accordingly, we employ valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The use of unobservable inputs is intended to allow for fair value determinations in situations where there is little, if any, market activity for the asset or liability at the measurement date. We are able to classify fair value balances utilizing a fair value hierarchy based on the observability of those inputs. Under the fair value hierarchy:

•	Level 1 measurements include unadjusted quoted market prices for identical assets or liabilities in an active market;

•	Level 2 measurements include quoted market prices for identical assets or liabilities in an active market that have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets; and

•	Level 3 measurements include those that are unobservable and of a subjective nature.

Our financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2016 consist primarily of available-for-sale equity securities. During 2016, there were no transfers of our financial assets between Level 1 and Level 2 measures. Our financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The majority of our short-term investments are categorized as Level 1 and had a fair value of $31.1 million as of December 31, 2016.

Nonrecurring Fair Value Measurements

We applied fair value measurements to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consist of measurements primarily to assets held-for-sale, goodwill, intangible assets and other long-lived assets, assets acquired and liabilities assumed in a business combination and our pipeline contractual commitment.

Fair Value of Financial Instruments

We estimate the fair value of our financial instruments in accordance with GAAP. The fair value of our long-term debt, revolving credit facility and commercial paper is estimated based on quoted market prices or prices quoted from third-party financial institutions. The carrying and fair values of these liabilities were as follows:

	As of December 31,
	2016			2015
	Effective Interest Rate	Carrying Value	Fair Value	Effective Interest Rate	Carrying Value	Fair Value
	(In thousands, except rates)
2.35% senior notes due September 2016	—%	$—	$—	2.54%	$347,955	$347,708
6.15% senior notes due February 2018	6.40%	827,539	865,300	6.35%	921,162	935,962
9.25% senior notes due January 2019	9.33%	303,489	337,443	9.33%	339,607	342,575
5.00% senior notes due September 2020	5.21%	669,540	689,211	5.24%	683,839	617,409
4.625% senior notes due September 2021	4.75%	694,868	708,765	4.74%	698,628	581,630
5.50% senior notes due January 2023	5.85%	600,000	627,000	—%	—	—
5.10% senior notes due September 2023	5.26%	346,448	348,613	5.24%	349,021	280,907
Term loan facility	1.76%	162,500	162,500	1.39%	325,000	325,000
Revolving credit facility	1.86%	—	—	1.48%	—	—
Commercial paper	1.16%	—	—	0.56%	8,000	8,000
Other	—%	297	297	—%	6,508	6,508

		3,604,681	$3,739,129		3,679,720	$3,445,699

Less: Deferred financing costs		26,049			18,012

		$3,578,632			$3,661,708

The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.

As of December 31, 2016, our short-term investments were carried at fair market value and included $31.1 million in securities classified as available-for-sale. As of December 31, 2015, our short-term investments were carried at fair market value and included $20.1 million in securities classified as available-for-sale.

Note 7 Share-Based Compensation

Total share-based compensation expense, which includes stock options and restricted shares, totaled $32.0 million, $47.3 million and $37.2 million for 2016, 2015 and 2014, respectively. Compensation expense related to awards of restricted shares totaled $31.3 million, $37.0 million and $35.0 million for 2016, 2015 and 2014, respectively, which is included in direct costs and general and administrative expenses in our consolidated statements of income (loss). Additionally, we recognized $8.7 million of expense related to awards of restricted shares granted in connection with the closing of the Merger during 2015 which is included in other, net in our consolidated statements of income (loss). Share-based compensation expense has been allocated to our various operating segments. See Note 21—Segment Information.

In addition to the time-based restricted stock share-based awards, we provide two types of performance share awards: the first, based on our performance measured against pre-determined performance metrics and the second, based on market conditions measured against a predetermined peer group. The performance period for the awards granted in 2016 commenced on January 1, 2015 and ended December 31, 2015.

Stock Option Plans

As of December 31, 2016, we had several stock plans under which options to purchase our common shares could be granted to key officers, directors and managerial employees of Nabors and its subsidiaries. Options granted under the plans generally are at prices equal to the fair market value of the shares on the date of the grant. Options granted under the plans generally are exercisable in varying cumulative periodic installments after one year. In the case of certain key executives and directors, options granted may vest immediately on the grant date. Options granted under the plans cannot be exercised more than ten years from the date of grant. Options to purchase 8.0 million and 3.3 million Nabors common shares remained available for grant as of December 31, 2016 and 2015, respectively. Of the common shares available for grant as of December 31, 2016, approximately 6.8 million of these shares are also available for issuance in the form of restricted shares.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model which uses assumptions for the risk-free interest rate, volatility, dividend yield and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. Expected volatilities are based on implied volatilities from traded options on Nabors’ common shares, historical volatility of Nabors’ common shares, and other factors. We use historical data to estimate the expected term of the options and employee terminations within the option-pricing model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of the options represents the period of time that the options granted are expected to be outstanding.

We also consider an estimated forfeiture rate for these option awards, and we recognize compensation cost only for those shares that are expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three to five years. The forfeiture rate is based on historical experience. Estimated forfeitures have been adjusted to reflect actual forfeitures during 2016.

Stock option transactions under our various stock-based employee compensation plans are presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term		Aggregate Intrinsic Value
	(In thousands, except exercise price)
Options outstanding as of December 31, 2015	5,298	$12.48
Granted	100	11.28
Exercised	(102)	9.53
Forfeited	(79)	9.38

Options outstanding as of December 31, 2016	5,217	$12.56	3.35	years	$23,996

Options exercisable as of December 31, 2016	5,161	$12.54	3.30	years	$23,896

During 2016, 2015 and 2014, respectively, we awarded options vesting over periods up to four years to purchase 99,711, 158,219 and 60,662 of our common shares to our employees, executive officers and directors.

The fair value of stock options granted during 2016, 2015 and 2014 was calculated using the Black-Scholes option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2016	2015	2014
Weighted average fair value of options granted	$3.52	$4.40	$6.76
Weighted average risk free interest rate	1.09%	1.29%	1.37%
Dividend yield	2.21%	2.05%	1.21%
Volatility (1)	45.69%	50.01%	51.01%
Expected life (in years)	4.0	4.0	4.0

(1)	Expected volatilities are based on implied volatilities from publicly traded options to purchase Nabors’ common shares, historical volatility of Nabors’ common shares and other factors.

A summary of our unvested stock options as of December 31, 2016, and the changes during the year then ended is presented below:

Unvested Stock Options	Outstanding	Weighted-Average Grant-Date Fair Value
	(In thousands, except fair value)
Unvested as of December 31, 2015	229	$8.16
Granted	100	3.52
Vested	(272)	7.06
Forfeited	—	—

Unvested as of December 31, 2016	57	$5.34

The total intrinsic value of options exercised during 2016, 2015 and 2014 was $0.3 million, $0.8 million and $49.1 million, respectively. The total fair value of options that vested during the years ended December 31, 2016, 2015 and 2014 was $1.9 million, $1.9 million and $2.0 million, respectively.

As of December 31, 2016, there was $0.2 million of total future compensation cost related to unvested options that are expected to vest. That cost is expected to be recognized over a weighted-average period of approximately two years.

Restricted Stock

Our stock plans allow grants of restricted shares. Restricted shares are issued on the grant date, but cannot be sold or transferred. Restricted shares vest in varying periodic installments ranging up to five years.

A summary of our restricted shares as of December 31, 2016, and the changes during the year then ended, is presented below:

Restricted shares	Outstanding	Weighted-Average Grant-Date Fair Value
	(In thousands, except fair value)
Unvested as of December 31, 2015	3,802	$15.96
Granted	1,885	10.86
Vested	(1,525)	16.63
Forfeited	(277)	13.33

Unvested as of December 31, 2016	3,885	$13.41

During 2016, 2015 and 2014, we awarded 1,885,440, 2,546,801 and 1,169,000 restricted shares, respectively, to our employees and directors. These awards had an aggregate value at their date of grant of $20.5 million, $34.8 million and $26.7 million, respectively, and were scheduled to vest over a period of up to four years. The fair value of restricted shares that vested during 2016, 2015 and 2014 was $13.5 million, $18.3 million and $28.0 million, respectively.

As of December 31, 2016, there was $30.9 million of total future compensation cost related to unvested restricted share awards that are expected to vest. That cost is expected to be recognized over a weighted-average period of approximately two years.

Restricted Shares Based on Performance Conditions

During the years ended December 31, 2016, 2015 and 2014, we awarded 1,284,829, 438,307 and 362,311 restricted shares, respectively, vesting over a period of three years to some of our executives. The performance awards granted were based upon achievement of specific financial or operational objectives. The number of shares granted was determined by the number of performance goals achieved during fiscal years 2015, 2014 and 2013, respectively. These awards had an aggregate fair value at their date of grant of $13.9 million, $5.9 million and $8.0 million, respectively.

The following table sets forth information regarding outstanding restricted shares based on performance conditions as of December 31, 2016:

Performance based restricted shares	Outstanding	Weighted-Average Grant-Date Fair Value
	(In thousands, except fair value)
Outstanding as of December 31, 2015	526	$17.41
Granted	1,285	10.85
Vested	(216)	18.27

Outstanding as of December 31, 2016	1,595	$12.01

Until shares are granted, our awards that are earned based on performance conditions are liability-classified awards. Our accrued liabilities included $2.5 million for such awards at December 31, 2016 for the performance period beginning January 1, 2016 through December 31, 2016 and $2.2 million for such awards at December 31, 2015 for the performance period beginning January 1, 2015 through December 31, 2015. The fair value of these awards that vested during the years ended December 31, 2016, 2015 and 2014 was $1.5 million, $6.8 million and $5.9 million, respectively. The fair value of these liability-classified awards are estimated at each reporting period, based on internal metrics and marked to market.

Restricted Shares Based on Market Conditions

During 2016, 2015 and 2014, we granted 749,427, 544,925 and 395,550 restricted shares, respectively, which are equity classified awards and will vest on our performance compared to our peer group over a three-year period. These awards had an aggregate fair value at their date of grant of $4.2 million, $4.7 million and $4.5 million, respectively, after consideration of all assumptions.

The grant date fair value of these awards was based on a Monte Carlo model, using the following assumptions:

	Year Ended December 31,
	2016	2015	2014
Risk free interest rate	1.41%	1.18%	0.80%
Expected volatility	52.00%	50.00%	40.00%
Closing stock price at grant date	$8.64	$12.98	$18.19
Expected term (in years)	3.0	3.0	2.97

The following table sets forth information regarding outstanding restricted shares based on market conditions as of December 31, 2016:

Market based restricted shares	Outstanding	Weighted-Average Grant-Date Fair Value
	(In thousands, except fair value)
Outstanding as of December 31, 2015	1,294	$9.77
Granted	749	5.58
Vested	(177)	10.42
Forfeited	(176)	10.42

Outstanding as of December 31, 2016	1,690	$7.94

As of December 31, 2016, there was $4.6 million of total future compensation cost related to unvested performance share awards that are expected to vest.

Note 8 Property, Plant and Equipment

The major components of our property, plant and equipment are as follows:

	December 31,
	2016	2015
	(In thousands)
Land	$46,319	$19,757
Buildings	115,502	126,285
Drilling, workover and well-servicing rigs, and related equipment	12,638,749	12,243,811
Marine transportation and supply vessels	—	10,271
Oilfield hauling and mobile equipment	274,137	286,838
Other machinery and equipment	181,069	175,687
Oil and gas properties	12,286	16,386
Construction-in-process (1)	288,673	457,422

	$13,556,735	$13,336,457
Less: accumulated depreciation and amortization	(7,289,152)	(6,308,655)

	$6,267,583	$7,027,802

(1)	Relates primarily to amounts capitalized for new or substantially new drilling rigs and related equipment that were under construction and had not yet been placed in service as of December 31, 2016 or 2015.

Depreciation expense included in depreciation and amortization expense in our consolidated statements of income (loss) totaled $855.4 million, $951.4 million and $1.1 billion during 2016, 2015 and 2014, respectively.

Repair and maintenance expense included in direct costs in our consolidated statements of income (loss) totaled $151.4 million, $304.7 million and $603.4 million during 2016, 2015 and 2014, respectively.

Interest costs of $6.7 million, $20.4 million and $24.4 million were capitalized during 2016, 2015 and 2014, respectively.

Note 9 Investments in Unconsolidated Affiliates

On March 24, 2015, we completed the Merger of our Completion & Production Services business with C&J Energy. We received total consideration comprised of approximately $693.5 million in cash ($650.0 million after settlement of working capital requirements) and approximately 62.5 million common shares in the combined company, CJES, representing approximately 53% of the outstanding and issued common shares of CJES as of the closing date.

On July 20, 2016, CJES and certain of its subsidiaries commenced voluntarily cases under chapter 11 of the U.S. Bankruptcy code. Prior to the bankruptcy reorganization, we had significant influence over CJES, but not a controlling financial interest, and accounted for our investment in CJES under the equity method of accounting. As a result of the chapter 11 filing, beginning in the third quarter of 2016, we ceased accounting for our investment in CJES as an equity method investment and began to report this investment at our estimated fair value as we did not expect to have a meaningful continuing interest in CJES. We wrote off the remaining carrying value of our investment in CJES during the second quarter of 2016, and as such, there was no impact to our consolidated financial statements as a result of the change in accounting.

Historical Treatment of the Completion & Production Services business and our investment in CJES

Prior to the Merger, we consolidated the results of our Completion & Production Services business into our operating results. As a result of the Merger, CJES became an unconsolidated affiliate and we ceased consolidating the operating results of our Completion & Production Services business. Therefore, subsequent to the closing date of the Merger, our share of the net income (loss), as adjusted for our basis difference, of our equity method investment in CJES was recorded as earnings (losses) from unconsolidated affiliates in our consolidated statements of income (loss) through June 30, 2016. Our policy was to record our share of the net income (loss) of CJES on a one-quarter lag as were not able to obtain the financial information of CJES on a timely basis. The equity in earnings from CJES, which is reflected in earnings (losses) from unconsolidated affiliates in our consolidated statement of income (loss) was as follows for the periods noted below:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Nabors’ share of equity method earnings (losses)	$(221,933)	$(81,260)	$—

During the first quarter of 2015, we recognized an estimated gross gain of $102.2 million in connection with the Merger based on the difference between the consideration received and the carrying value of the assets and liabilities of our Completion & Production Services business. This gain was partially offset by $49.6 million in transaction costs related to the Merger. During 2015, we recorded a post-closing adjustment of $5.5 million attributable to the settlement of certain working capital requirements at the completion of the transition period.

We recorded our investment in the equity of CJES in the investment in unconsolidated affiliates line in our consolidated balance sheet. Our policy is to review our equity method investments for impairment whenever certain impairment indicators exist including the absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment. A loss in value of an investment that is other than a temporary decline should be recognized. As a result of this review, during the first quarter of 2016, we determined the carrying value of our investment was other than temporarily impaired, which resulted in an impairment charge of $153.4 million to reduce our carrying value to its estimated fair value of $93.8 million, determined principally based on the average share price over a specified period. Additionally, we recognized a $23.8 million charge to reserve certain other amounts associated with our CJES holdings including affiliate receivables. Similarly, during 2015, we recorded an other than temporary impairment charge of $180.6 million. These other-than-temporary impairments are reflected in impairments and other charges in our consolidated statements of income (loss) for the years ended December 31, 2016 and 2015. See Note 3—Impairments and Other Charges.

As a result of CJES’s Chapter 11 filing on July 20, 2016, we determined our investment was other than temporarily impaired as of June 30, 2016 and recorded a charge of $39.0 million to write off substantially all of the remaining net book value of our investment. These charges are reflected in impairments and other charges in our consolidated statement of income (loss) for the year ended December 31, 2016. We also recognized an additional $9.1 million in professional fees incurred in connection with our efforts to preserve the value of our CJES holdings in anticipation of the bankruptcy filing. These charges are reflected in other, net in our consolidated statement of income (loss) for the year ended December 31, 2016. Pursuant to a mediated settlement agreement we entered into with various other parties in the CJES bankruptcy proceedings, we agreed to support the debtors’ chapter 11 plan of reorganization in exchange for: (i) two allowed unsecured claims for which we will receive distributions of up to $4.85 million; (ii) an amendment to the tax matters agreement providing that CJES pay up to $11.5 million of obligations for which we would have otherwise been responsible; (iii) cancellation of various other obligations we had to the debtors; (iv) our pro rata share of warrants to acquire 2% of the common equity in the reorganized debtors at a strike price of $1.55 billion; and (v) a mutual release of claims. The bankruptcy court approved the terms of the Settlement Agreement and confirmed the debtors’ plan and, on January 6, 2017, CJES announced it had emerged from bankruptcy.

The tables below present summarized financial information for our investments in unconsolidated affiliates. As we wrote off the remaining carrying value of our investment in CJES during the second quarter of 2016, we did not record our share of the earnings (losses) of CJES for the three months ended June 30, 2016 in our consolidated statement of income (loss) during the year ended December 31, 2016 as we are not contractually responsible for losses beyond our investment.

	September 30,
	2016	2015
	(In thousands)
Current assets	$383,750	$496,826
Long-term assets	$1,138,092	$2,200,779
Current liabilities	$147,699	$325,434
Long-term liabilities	$41,613	$1,421,569

	Nine Months Ended September 30,	Year Ended December 31,
	2016	2015	2014
Gross revenues	$727,320	$1,748,889	$605,179
Gross margin	$18,943	$225,773	$35,370
Net income (loss)	$(825,921)	$(872,542)	$(642)
Nabors’ share of equity method earnings (losses)	$(221,933)	$(81,260)	$(6,301)

Note 10 Financial Instruments and Risk Concentration

We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. These risks arise primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates, and marketable and non-marketable security prices as discussed below.

Foreign Currency Risk

We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. dollars, which exposes us to foreign exchange rate risk or foreign currency devaluation risk. The most significant exposures arise in connection with our operations in Argentina and Canada, which usually are substantially unhedged.

At various times, we utilize local currency borrowings (foreign-currency-denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate.

Credit Risk

Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, short-term and long-term investments and accounts receivable. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our short-term and long-term investments are managed within established guidelines that limit the amounts that may be invested with any one issuer and provide guidance as to issuer credit quality. We believe that the credit risk in our cash and investment portfolio is minimized as a result of the mix of our investments. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers, and we generally do not require material collateral. We do occasionally require prepayment of amounts from customers whose creditworthiness is in question prior to providing services to them. We maintain reserves for potential credit losses, and these losses historically have been within management’s expectations.

Interest Rate and Marketable and Non-marketable Security Price Risk

Our financial instruments that are potentially sensitive to changes in interest rates include our floating rate debt instruments (our revolving credit facility and Nabors Delaware term loan) and our fixed rate debt securities comprised of our 2.35%, 6.15%, 9.25%, 5.0%, 4.625%, 5.50% and 5.10% senior notes.

We may utilize derivative financial instruments that are intended to manage our exposure to interest rate risks. The use of derivative financial instruments could expose us to further credit risk and market risk. Credit risk in this context is the failure of a counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty would owe us, which can create credit risk for us. When the fair value of a derivative contract is negative, we would owe the counterparty, and therefore, we would not be exposed to credit risk. We attempt to minimize credit risk in derivative instruments by entering into transactions with major financial institutions that have a significant asset base. Market risk related to derivatives is the adverse effect on the value of a financial instrument that results from changes in interest rates. We try to manage market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that we undertake.

Note 11 Debt

Debt consisted of the following:

	As of December 31,
	2016	2015
	(In thousands)
2.35% senior notes due September 2016 (1)	$—	$347,955
6.15% senior notes due February 2018	827,539	921,162
9.25% senior notes due January 2019	303,489	339,607
5.00% senior notes due September 2020	669,540	683,839
4.625% senior notes due September 2021	694,868	698,628
5.50% senior notes due January 2023	600,000	—
5.10% senior notes due September 2023	346,448	349,021
Term loan facility	162,500	325,000
Revolving credit facility	—	—
Commercial paper	—	8,000
Other	297	6,508

	3,604,681	3,679,720
Less: current portion	297	6,508
Less: deferred financing costs	26,049	18,012

	$3,578,335	$3,655,200

(1)	The 2.35% senior notes were repaid in September 2016, primarily utilizing borrowings under our revolving credit facility, as well as cash on hand.

As of December 31, 2016, the maturities of our primary debt for each of the five years after 2016 and thereafter are as follows:

	Paid at Maturity
	(In thousands)
2017	$—
2018	828,759	(1)
2019	303,489	(2)
2020	833,175	(3)
2021	696,000	(4)
Thereafter	947,300	(5)

	$3,608,723

(1)	Represents our 6.15% senior notes due February 2018.
(2)	Represents our 9.25% senior notes due January 2019.
(3)	Represents our 5.0% senior notes due September 2020 and borrowings outstanding under the term loan due September 2020. In January 2017, we issued $575 million in exchangeable notes. The net proceeds from this offering were used to prepay the remaining $162.5 million outstanding under our term loan facility. See Note 23—Subsequent Events.
(4)	Represents our 4.625% senior notes due September 2021.
(5)	Represents our 5.50% senior notes due January 2023 and 5.10% senior notes due September 2023.

Nabors Delaware’s various fixed rate debt securities comprised of our 6.15%, 9.25%, 5.0%, 4.625% and 5.10%, senior unsecured notes are fully and unconditionally guaranteed by us. The notes rank equal in right of payment to all of Nabors Delaware’s existing and future senior unsubordinated debt. The notes rank senior in right of payment to all of our existing and future senior subordinated and subordinated debt. Our guarantee of the notes is unsecured and ranks equal in right of payment to all of our unsecured and unsubordinated indebtedness from time to time outstanding. The notes are subject to redemption by Nabors Delaware, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes then outstanding to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest, determined in the manner set forth in the applicable indenture. In the event of a change in control triggering event, as defined in the indenture, the holders of notes may require Nabors Delaware to purchase all or any part of each note in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, except to the extent Nabors Delaware has exercised its right to redeem the notes.

During 2016, 2015 and 2014, we repurchased $152.7 million, $27.5 million, and $40.6 million aggregate principal amount of our senior unsecured notes for approximately $157.5 million, $27.5 million and $46.8 million, respectively, in cash, reflecting principal, accrued and unpaid interest.

5.50% Senior Notes Due January 2023

In December 2016, Nabors Delaware issued $600 million aggregate principal amount of its 5.50% senior notes due 2023, which are fully and unconditionally guaranteed by us. The notes are subject to registration rights. The notes pay interest semi-annually on January 15 and July 15, beginning on July 15, 2017, and will mature on January 15, 2023.

The notes rank equal in right of payment to all of Nabors Delaware’s existing and future unsubordinated indebtedness, and senior in right of payment to all of Nabors Delaware’s existing and future senior subordinated and subordinated indebtedness. Our guarantee of the notes is unsecured and an unsubordinated obligation and ranks equal in right of payments to all of our unsecured and unsubordinated indebtedness from time to time outstanding. In the event of a change of control triggering event, as defined in the indenture, the holders of the notes may require Nabors Delaware to purchase all or a portion of the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. The notes are redeemable in whole or in part at any time at the option of Nabors Delaware at a redemption price, plus accrued and unpaid interest, as specified in the indenture. Nabors Delaware used a portion of the proceeds to prepay the $162.5 million portion due in 2018 under the term loan facility and all amounts outstanding at the time under the revolving credit facility, which matures in 2020. Any remaining proceeds not used for such purposes were allocated for general corporate purposes, including to repay amounts outstanding under the commercial paper program and to repurchase or repay other indebtedness.

Commercial Paper Program

In April 2013, Nabors Delaware established a commercial paper program. This program, as amended, currently allows for the issuance from time to time of up to an aggregate amount of $2.25 billion in commercial paper with a maturity of no more than 397 days. Our commercial paper borrowings are classified as long-term debt because the borrowings are fully supported by availability under our revolving credit facility, which matures as currently structured in July 2020, more than one year from now. The weighted average interest rate on borrowings during the year ended December 31, 2016 was 1.16%. As of December 31, 2016, we had no borrowings outstanding under this program. The commercial paper program can be used for short-term needs that arise and can be repaid with cash flows from operations.

Revolving Credit Facility

In July 2015, we entered into an amendment to our existing committed, unsecured revolving credit facility to increase the borrowing capacity to $2.2 billion, extend the maturity date to July 2020 and increase the size of the accordion option to $500.0 million. We subsequently exercised $50.0 million of the accordion option to bring the total availability to $2.25 billion. The weighted average interest rate on borrowings during the year ended

December 31, 2016 was 1.86%. As of December 31, 2016, we had no borrowings outstanding under this facility. The revolving credit facility contains various covenants and restrictive provisions that limit our ability to incur additional indebtedness, make investments or loans and create liens and require us to maintain a net funded indebtedness to total capitalization ratio, as defined in the agreement. We were in compliance with all covenants under the agreement at December 31, 2016. If we fail to perform our obligations under the covenants, the revolving credit commitment could be terminated, and any outstanding borrowings under the facility could be declared immediately due and payable.

Term Loan Facility

In February 2015, Nabors Industries, Inc., our wholly owned subsidiary, entered into an unsecured term loan facility for $300.0 million with a three-year maturity, which was fully and unconditionally guaranteed by us. Under the new term loan facility, we were required to prepay the loan upon the closing of the Merger, or if we otherwise disposed of assets, issued term debt, or issued equity with net proceeds of more than $70.0 million, subject to certain exceptions. On March 27, 2015, we repaid the $300.0 million term loan, according to the terms of the agreement using a portion of the cash consideration received in connection with the Merger and the facility was terminated.

In September 2015, Nabors Industries, Inc. entered into a new five-year unsecured term loan facility for $325.0 million, which is fully and unconditionally guaranteed by us. The term loan facility contains a mandatory prepayment of $162.5 million due in September 2018. Borrowings under this facility will bear interest for periods of one, two, three or six months, at an annual rate equal to LIBOR, plus the applicable interest margin. The interest margin is based on our long-term unsecured credit rating for debt as in effect from time to time. The weighted average interest rate on borrowings at December 31, 2016 was 1.76%. As of December 31, 2016, we had $162.5 million outstanding under this facility, which was repaid in January 2017.

Short-Term Borrowings

We had 15 letter-of-credit facilities with various banks as of December 31, 2016. Availability and borrowings under our letter-of-credit facilities are as follows:

December 31, 2016
(In thousands)
Credit available	$758,906
Less: Letters of credit outstanding, inclusive of financial and performance guarantees	150,424

Remaining availability	$608,482

Note 12 Income Taxes

Income (loss) from continuing operations before income taxes consisted of the following:

	Year Ended December 31,
United States and Other Jurisdictions	2016	2015	2014
	(In thousands)
United States	$(728,589)	$(264,919)	$(598,121)
Other jurisdictions	(469,486)	(162,616)	(6,494)

Income (loss) from continuing operations before income taxes	$(1,198,075)	$(427,535)	$(604,615)

Income tax expense (benefit) from continuing operations consisted of the following:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Current:
U.S. federal	$(19,937)	$5,088	$183,840
Outside the U.S.	31,846	76,550	109,072
State	2,871	8,227	9,401

	$14,780	$89,865	$302,313

Deferred:
U.S. federal	$(164,297)	$(182,518)	$(211,119)
Outside the U.S.	(14,641)	1,757	(9,127)
State	(22,673)	(7,142)	(19,401)

	$(201,611)	$(187,903)	$(239,647)

Income tax expense (benefit)	$(186,831)	$(98,038)	$62,666

A reconciliation of our statutory tax rate to our worldwide effective tax rate consists of the following:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Income tax provision at statutory (Bermuda rate of 0%)	$—	$—	$—
Taxes (benefit) on U.S. and other international earnings (losses) at greater than the Bermuda rate	(181,426)	(109,101)	(83,747)
Increase (decrease) in valuation allowance	17,865	22,655	(9,934)
Tax reserves and interest	(3,468)	(12,679)	166,347
State income taxes (benefit)	(19,802)	1,087	(10,000)

Income tax expense (benefit)	$(186,831)	$(98,038)	$62,666

Effective tax rate	15.6%	22.9%	(10.4)%

The change in our worldwide effective tax rate from 2015 to 2016 was attributable to the effect of the geographic mix of pre-tax earnings (losses), including greater losses in high-tax jurisdictions. The tax effect of impairments and our share of the net loss of CJES also contributed to the change.

The change in our worldwide effective tax rate from 2014 to 2015 is primarily attributable to the tax effect of the geographic mix of pre-tax earnings (losses), including greater losses in higher-tax jurisdictions. The tax effect of impairments, our share of the net loss of CJES and internal restructuring also contributed to the change.

The components of our net deferred taxes consisted of the following:

	December 31,
	2016	2015
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$1,826,656	$1,510,354
Equity compensation	36,972	37,633
Deferred revenue	31,082	19,422
Tax credit and other attribute carryforwards	91,680	119,471
Insurance loss reserves	5,118	6,192
Accrued interest	357,285	288,687
Other	115,909	135,185

Subtotal	2,464,702	2,116,944
Valuation allowance	(1,807,728)	(1,560,162)

Deferred tax assets:	$656,974	$556,782
Deferred tax liabilities:
Depreciation and amortization for tax in excess of book expense	$288,086	$384,513
Variable interest investments	641	718
Other	11,154	16,009

Deferred tax liability	$299,881	$401,240

Net deferred tax assets (liabilities)	$357,093	$155,542

Balance Sheet Summary:
Net noncurrent deferred asset (1)	$366,588	$184,868
Net noncurrent deferred liability	(9,495)	(29,326)

Net deferred asset (liability)	$357,093	$155,542

(1)	This amount is included in other long-term assets.

For U.S. federal income tax purposes, we have net operating loss (“NOL”) carryforwards of approximately $462.0 million that, if not utilized, will expire between 2019 and 2036. The NOL carryforwards for alternative minimum tax purposes are approximately $461.0 million. Additionally, we have NOL carryforwards in other jurisdictions of approximately $6.1 billion of which $383.0 million, if not utilized, will expire at various times from 2017 to 2036. We provide a valuation allowance against NOL carryforwards in various tax jurisdictions based on our consideration of existing temporary differences and expected future earning levels in those jurisdictions. We have recorded a deferred tax asset of approximately $1.67 billion as of December 31, 2016 relating to NOL carryforwards that have an indefinite life in several non-U.S. jurisdictions. A valuation allowance of approximately $1.67 billion has been recognized because we believe it is more likely than not that substantially all of the deferred tax asset will not be realized.

In addition, for state income tax purposes, we have NOL carryforwards of approximately $655.0 million that, if not utilized, will expire at various times from 2017 to 2036.

The following is a reconciliation of our uncertain tax positions:

	Year Ended December 31,
	2016		2015		2014
	(In thousands)
Balance as of January 1	$188,376		$201,338		$47,552
Additions based on tax positions related to the current year	—		384		167,107	(4)
Additions for tax positions of prior years	3,873		—		1,744
Reductions for tax positions for prior years	(11,547	)(1)	(9,234	)(2)	(6,843)
Settlements	(1,447)		(4,112	)(3)	(8,222	)(5)

Balance as of December 31	$179,255		$188,376		$201,338

(1)	Includes $7.2 million related to the expiration of statute of limitations in Australia, Algeria and Mexico, a $2.0 million reduction to Trinidad and $2.1 million related to foreign currency translation.
(2)	Includes a $6.0 million reduction in Canada, Trinidad and the U.S., $2.0 million related to foreign currency translation and $1.1 million due to the expiration of statute of limitations.
(3)	Includes $5.0 million related to settlements in Colombia, Ecuador, U.S. and Canada.
(4)	Includes $166.0 million related to internal restructuring.
(5)	Includes $7.6 million related to settlements in Algeria, Canada and Oman.

If the reserves of $179.3 million are not realized, this would favorably impact the worldwide effective tax rate. As of December 31, 2016, 2015 and 2014, we had approximately $9.2 million, $7.4 million and $19.2 million, respectively, of interest and penalties related to uncertain tax positions. During 2016, 2015 and 2014, we accrued and recognized estimated interest and penalties related to uncertain tax positions of approximately $0.6 million, $1.4 million and $6.1 million, respectively. We include potential interest and penalties related to uncertain tax positions within our global operations in the income tax expense (benefit) line item in our consolidated statements of income (loss).

It is reasonably possible that our existing liabilities related to our reserve for uncertain tax positions may increase or decrease in the next twelve months primarily due to the completion of open audits or the expiration of statutes of limitation. However, we cannot reasonably estimate a range of changes in our existing liabilities due to various uncertainties, such as the unresolved nature of various audits.

We conduct business globally and, as a result, we file numerous income tax returns in the U.S. and non-U.S. jurisdictions. In the normal course of business we are subject to examination by taxing authorities throughout the world, including major jurisdictions such as Algeria, Canada, Mexico, Saudi Arabia and the United States. We are no longer subject to U.S. Federal income tax examinations for years before 2013 and non-U.S. income tax examinations for years before 2005.

Note 13 Common Shares

During 2016 and 2015, with approval of the Board, we repurchased 0.3 million and 10.6 million, respectively, of our common shares in the open market for $1.7 million and $99.6 million, respectively, all of which are held by our subsidiaries, and which are accounted for as treasury shares.

Our authorized share capital consists of 825,000,000 shares of which 800,000,000 are common shares, par value $0.001 per share, and 25,000,000 are preferred shares, par value $0.001 per share. No preferred shares were issued or outstanding as of December 31, 2016. The preferred shares are issuable in one or more classes or series, full, limited or no voting rights, designations, preferences, special rights, qualifications, limitations and restrictions, as may be determined by the Board.

From time to time, treasury shares may be reissued. When shares are reissued, we use the weighted-average-cost method for determining cost. The difference between the cost of the shares and the issuance price is added to or deducted from our capital in excess of par value account. No shares have been reissued during 2016, 2015 or 2014.

In 2016, 2015 and 2014, the Compensation Committee of our Board granted restricted share awards to some of our executive officers, other key employees, and independent directors. We awarded 3,919,696, 3,530,033 and 1,926,861 restricted shares at an average market price of $9.85, $10.09 and $19.53 to these individuals for 2016, 2015 and 2014, respectively. See Note 7—Share-Based Compensation for a summary of our restricted stock and option awards as of December 31, 2016.

In 2015 and 2016, our Board declared quarterly cash dividends of $0.06 per outstanding common share, which was paid in March, June, September and December of 2015 and March, July and October of 2016. The aggregate amount paid in 2015 for dividends was $69.4 million. The aggregate amount paid in 2016 for dividends was $50.9 million. The fourth quarter 2016 dividend was paid on January 4, 2017 in the amount of $17.1 million.

Shareholder Rights Plan

On July 16, 2012, the Board declared the issuance of one preferred share purchase right (a “Right”) for each Common Share issued and outstanding on July 27, 2012 (the “Record Date”) to the shareholders of record on that date. On July 16, 2016, the Rights expired.

Note 14 Subsidiary Preferred Stock

During 2014, we paid $70.9 million to redeem the 75,000 shares of Series A Preferred Stock outstanding of our subsidiary and paid all dividends due on such shares. The result of the redemption was a loss of $1.688 million, representing the difference between the redemption amount and the carrying value of the subsidiary preferred stock. The loss resulted in a charge to retained earnings and a reduction to net income used to determine income available for common shareholders in the calculation of basic and diluted earnings per share in the period of the transaction. We also paid regular and accrued dividends of $750,000 and $108,750, respectively, and special dividends of $375,000. These dividends were treated as regular dividends, and as such were reflected in earnings in the consolidated statement of income (loss) for the year ended December 31, 2014.

Note 15 Pension, Postretirement and Postemployment Benefits

Pension Plans

In conjunction with our acquisition of Pool Energy Services Co. (“Pool”) in November 1999, we acquired the assets and liabilities of a defined benefit pension plan, the Pool Company Retirement Income Plan (the “Pool Pension Plan”). Benefits under the Pool Pension Plan are frozen and participants were fully vested in their accrued retirement benefit on December 31, 1998. The unfunded liability was $7.3 million and $8.4 million as of December 31, 2016 and 2015, respectively, and our net periodic benefit expense was $1.1 million, $1.0 million and $0.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

During 2016, we launched a voluntary, one-time opportunity to buyout active employees and retirees who were eligible participants of the Pool Pension Plan. The total amount of payments to those who elected to take the buyout was approximately $10.3 million and such payments were made from pension plan assets. Additionally, we recognized charge related to the buyout of approximately $3.0 million, which is reflected in other, net in our consolidated statement of income (loss) for the year ended December 31, 2016. Due to the immateriality of the costs and liabilities of this plan, no further disclosure is presented.

Note 16 Related-Party Transactions

Nabors and certain current and former key employees, including Mr. Petrello, entered into split-dollar life insurance agreements, pursuant to which we pay a portion of the premiums under life insurance policies with respect to these individuals and, in some instances, members of their families. These agreements provide that we are reimbursed for the premium payments upon the occurrence of specified events, including the death of an insured individual. Any recovery of premiums paid by Nabors could be limited to the cash surrender value of the policies under certain circumstances. As such, the values of these policies are recorded at their respective cash surrender values in our consolidated balance sheets. We have made premium payments to date totaling $6.6 million related to these policies. The cash surrender value of these policies of approximately $6.0 million is included in other long-term assets in our consolidated balance sheets as of December 31, 2016 and 2015.

Under the Sarbanes-Oxley Act of 2002, the payment of premiums by Nabors under the agreements could be deemed to be prohibited loans by us to these individuals. Consequently, we have paid no premiums related to our agreements with these individuals since the adoption of the Sarbanes-Oxley Act.

In the ordinary course of business, we enter into various rig leases, rig transportation and related oilfield services agreements with our unconsolidated affiliates at market prices. Historically, these transactions primarily related to our former equity method investment in Nabors Arabia. See Note 5—Acquisitions. During 2015, we entered into a Transition Services Agreement with CJES, which concluded on December 31, 2015. Revenues from business transactions with these affiliated entities totaled $142.2 million and $227.5 million for 2015 and 2014, respectively. Expenses from business transactions with these affiliated entities totaled $0.1 million for 2016. Additionally, we had accounts receivable from these affiliated entities of $0.1 million as of December 31, 2016, and $24.1 million as of December 31, 2015, with the 2015 balance primarily related to CJES. We had accounts payable to these affiliated entities of $0.1 million as of December 31, 2016 and long-term payables with these affiliated entities of $0.8 million as of December 31, 2016 and 2015, which are included in other long-term liabilities.

In addition, Mr. Crane, one of our independent directors, is Chairman and Chief Executive Officer of Crane Capital Group Inc. (“CCG”), an investment company that indirectly owns a majority interest in several operating companies, some of which have provided services to us in the ordinary course of business, including international logistics and electricity. During 2016, 2015 and 2014, we made payments for these services of $23.5 million, $33.7 million and $89.1 million, respectively. We had accounts payable to these CCG-related companies of $1.0 million and $1.1 million as of December 31, 2016 and 2015, respectively.

Note 17 Commitments and Contingencies

Commitments

During 2016, we entered into an agreement with Saudi Aramco, to form a new joint venture to own, manage and operate onshore drilling rigs in The Kingdom of Saudi Arabia. The joint venture, which will be equally owned by Saudi Aramco and Nabors, is anticipated to be formed and commence operations in the second half of 2017. The joint venture will leverage our established business in Saudi Arabia to begin operations, with a focus on Saudi Arabia’s existing and future onshore oil and gas fields. We will contribute $20 million in cash for formation of the joint venture and upon commencement of commercial operations, five drilling rigs and related assets. We have also agreed to contribute an additional five drilling rigs and related assets to the joint venture in January 2019. Additionally, the agreement requires us to backstop our share of the joint venture’s obligations to purchase the first 25 drilling rigs in the event that there is insufficient cash in the joint venture or third party financing available. Although we currently anticipate that the future rig purchase needs will be met by cash flows from the joint venture and/or third party financing, no assurance can be given that the joint venture will not require us to fund our backstop.

Leases

Nabors and its subsidiaries occupy various facilities and lease certain equipment under various lease agreements.

The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2016, were as follows:

(In thousands)
2017	$7,068
2018	4,068
2019	1,615
2020	1,122
2021	573
Thereafter	6,387

$20,833

The above amounts do not include property taxes, insurance or normal maintenance that the lessees are required to pay. Rental expense relating to operating leases with terms greater than 30 days amounted to $15.7 million, $24.6 million and $39.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Minimum Volume Commitment

We have contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing. Our pipeline contractual commitments as of December 31, 2016 were as follows:

(In thousands)
2017	$6,926
2018	7,203
2019	3,101
2020	—
2021	—
Thereafter (1)	—

$17,230

(1)	Final commitment period is for the period ending October 2029. See Note 4—Assets Held for Sale and Discontinued Operations for additional discussion.

Employment Contracts

We have entered into employment contracts with certain of our employees. Our minimum salary and bonus obligations under these contracts as of December 31, 2016 were as follows:

(In thousands)
2017	$4,229
2018	1,200
2019	300
2020	—
2021	—
Thereafter	—

$5,729

Other Obligations. In addition to salary and bonus, Mr. Petrello receives group life insurance at an amount at least equal to three times his base salary, various split-dollar life insurance policies, reimbursement of expenses, various perquisites and a personal umbrella insurance policy in the amount of $5 million. Premiums payable under the split-dollar life insurance policies were suspended as a result of the adoption of the Sarbanes-Oxley Act of 2002.

Contingencies

Income Tax Contingencies

We operate in a number of countries throughout the world and our tax returns filed in those jurisdictions are subject to review and examination by tax authorities within those jurisdictions. We do not recognize the benefit of income tax positions we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries, if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, our effective tax rate on our worldwide earnings could change substantially.

We have received an assessment from a tax authority in Latin America in connection with a 2007 income tax return. The assessment relates to the denial of depreciation expense deductions related to drilling rigs. Similar deductions were taken for tax year 2009. Although Nabors and its tax advisors believe these deductions are appropriate and intend to continue to defend our position, we have recorded a partial reserve to account for this contingency. If we ultimately do not prevail, we estimate that we would be required to recognize additional tax expense in the range of $3 million to $8 million.

Self-Insurance

We estimate the level of our liability related to insurance and record reserves for these amounts in our consolidated financial statements. Our estimates are based on the facts and circumstances specific to existing claims and our past experience with similar claims. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonable in light of the actual amount of claims paid and are actuarially supported. Although we believe our insurance coverage and reserve estimates are reasonable, a significant accident or other event that is not fully covered by insurance or contractual indemnity could occur and could materially affect our financial position and results of operations for a particular period.

We self-insure for certain losses relating to workers’ compensation, employers’ liability, general liability, automobile liability and property damage. Effective April 1, 2015, some of our workers’ compensation claims, employers’ liability and marine employers’ liability claims are subject to a $3.0 million per-occurrence deductible; additionally, some of our automobile liability claims are subject to a $2.5 million deductible. General liability claims remain subject to a $5.0 million per-occurrence deductible.

In addition, we are subject to a $5.0 million deductible for land rigs and for offshore rigs. This applies to all kinds of risks of physical damage except for named windstorms in the U.S. Gulf of Mexico for which we are self-insured.

Political risk insurance is procured for select operations in South America, Africa, the Middle East and Asia. Losses are subject to a $0.25 million deductible, except for Colombia, which is subject to a $0.5 million deductible. There is no assurance that such coverage will adequately protect Nabors against liability from all potential consequences.

As of December 31, 2016 and 2015, our self-insurance accruals totaled $157.4 million and $165.9 million, respectively, and our related insurance recoveries/receivables were $29.0 million and $25.9 million, respectively.

Litigation

Nabors and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

In 2009, the Court of Ouargla entered a judgment of approximately $13.0 million (at December 31, 2016 exchange rates) against us relating to alleged customs infractions in Algeria. We believe we did not receive proper notice of the judicial proceedings, and that the amount of the judgment was excessive in any case. We asserted the lack of legally required notice as a basis for challenging the judgment on appeal to the Algeria Supreme Court (the “Supreme Court”). In May 2012, that court reversed the lower court and remanded the case to the Ouargla Court of Appeals for treatment consistent with the Supreme Court’s ruling. In January 2013, the Ouargla Court of Appeals reinstated the judgment. We again lodged an appeal to the Supreme Court, asserting the same challenges as before. While the appeal was pending, the Hassi Messaoud customs office initiated efforts to collect the judgment prior to the Supreme Court’s decision in the case. As a result, we paid approximately $3.1 million and posted security of approximately $1.33 million to suspend those collection efforts and to enter into a formal negotiations process with the customs authority. The customs authority demanded 50% of the total fine as a final settlement and seized additional funds of approximately $3.6 million. We have recorded a reserve in the amount of the posted security. The matter was heard by the Supreme Court on February 26, 2015, and on March 26, 2015, that court set aside the judgment of the Ouargla Court of Appeals and remanded the case to that court for further proceedings. A hearing was held on October 28, 2015 in the Ouargla Court of Appeals and on November 4, 2015, the court affirmed the Supreme Court’s decision that we were not guilty, concluding that portion of the case. We have filed a new action with the Conseil d’Etat in an effort to recover amounts previously paid by us. A portion of those amounts has been returned, and our efforts to recover the additional $4.4 million continue.

In March 2011, the Court of Ouargla entered a judgment of approximately $25.6 million (at December 31, 2016 exchange rates) against us relating to alleged violations of Algeria’s foreign currency exchange controls, which require that goods and services provided locally be invoiced and paid in local currency. The case relates to certain foreign currency payments made to us by CEPSA, a Spanish operator, for wells drilled in 2006. Approximately $7.5 million of the total contract amount was paid offshore in foreign currency, and approximately $3.2 million was paid in local currency. The judgment includes fines and penalties of approximately four times the amount at issue. We have appealed the ruling based on our understanding that the law in question applies only to resident entities incorporated under Algerian law. An intermediate court of appeals upheld the lower court’s ruling, and we appealed the matter to the Supreme Court. On September 25, 2014, the Supreme Court overturned the verdict against us, and the case was reheard by the Ouargla Court of Appeals on March 22, 2015 in light of the Supreme Court’s opinion. On March 29, 2015, the Ouargla Court of Appeals reinstated the initial judgment against us. We have appealed this decision again to the Supreme Court. While our payments were consistent with our historical operations in the country, and, we believe, those of other multinational corporations there, as well as interpretations of the law by the Central Bank of Algeria, the ultimate resolution of this matter could result in a loss of up to $17.6 million in excess of amounts accrued.

In March 2012, Nabors Global Holdings II Limited (“NGH2L”) signed an agreement with ERG Resources, LLC (“ERG”) relating to the sale of all of the Class A shares of NGH2L’s wholly owned subsidiary, Ramshorn International Limited, an oil and gas exploration company (“Ramshorn”) (“the ERG Agreement”). When ERG failed to meet its closing obligations, NGH2L terminated the transaction on March 19, 2012 and, as contemplated in the agreement, retained ERG’s $3.0 million escrow deposit. ERG filed suit the following day in the 61st Judicial District Court of Harris County, Texas, in a case styled ERG Resources, LLC v. Nabors Global Holdings II Limited, Ramshorn International Limited, and Parex Resources, Inc.; Cause No. 2012-16446, seeking injunctive relief to halt any sale of the shares to a third party, specifically naming as defendant Parex Resources, Inc. (“Parex”). The lawsuit also seeks monetary damages of up to $750.0 million based on an alleged breach of contract by NGH2L and alleged tortious interference with contractual relations by Parex. We successfully defeated ERG’s effort to obtain a temporary restraining order from the Texas court on March 20, 2012 and completed the sale of Ramshorn’s Class A shares to a Parex affiliate in April 2012, which mooted ERG’s application for a temporary injunction. The defendants made numerous jurisdictional challenges on appeal, and on April 30, 2015, ERG filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Accordingly, the civil actions are currently subject to the bankruptcy stay and ERG’s claims in the lawsuit are assets of the estate. The lawsuit was stayed, pending further court actions, including appeals of the jurisdictional decisions. On June 17, 2016, the Texas Supreme Court issued its opinion on the jurisdictional appeal holding that jurisdiction exists in Texas for Ramshorn, but not for Parex Bermuda or Parex Canada. ERG retains its causes of action for monetary damages, but we believe the claims are foreclosed by the terms of the ERG Agreement and are without factual or legal merit. On December 28, 2016, the District Court granted Nabors’ Motion for Partial Summary Judgment to Enforce Exclusive Remedies Clause, holding that ERG’s potential recovery in the action may not exceed $4.5 million in accordance with the terms of the ERG Agreement. The plaintiffs have challenged this ruling by filing a motion for rehearing that is scheduled to be heard on March 6, 2017. Although we continue to vigorously defend the lawsuit, its ultimate outcome cannot be determined at this time.

On July 30, 2014, we and Nabors Red Lion Limited (“Red Lion”), along with C&J Energy and its board of directors, were sued in a putative shareholder class action filed in the Court of Chancery of the State of Delaware (the “Court of Chancery”). The plaintiff alleges that the members of the C&J Energy board of directors breached their fiduciary duties in connection with the Merger, and that Red Lion and C&J Energy aided and abetted these alleged breaches. The plaintiff sought to enjoin the defendants from proceeding with or consummating the Merger and the C&J Energy stockholder meeting for approval of the Merger and, to the extent that the Merger was completed before any relief was granted, to have the Merger rescinded. On November 10, 2014, the plaintiff filed a motion for a preliminary injunction, and, on November 24, 2014, the Court of Chancery entered a bench ruling, followed by a written order on November 25, 2014, that (i) ordered certain members of the C&J Energy board of directors to solicit for a 30 day period alternative proposals to purchase C&J Energy (or a controlling stake in C&J Energy) that were superior to the Merger, and (ii) preliminarily enjoined C&J Energy from holding its stockholder meeting until it complied with the foregoing. C&J Energy complied with the order while it simultaneously pursued an expedited appeal of the Court of Chancery’s order to the Supreme Court of the State of Delaware (the “Delaware Supreme Court”). On December 19, 2014, the Delaware Supreme Court overturned the Court of Chancery’s judgment and vacated the order. Nabors and the C&J Energy defendants filed a motion to dismiss that was granted by the Chancellor on August 24, 2016, including a ruling that C&J Energy could recover on the bond that was posted to support the temporary restraining order. The plaintiffs filed a Notice of Appeal on September 22, 2016. A briefing was concluded, and no hearing date has been set.

On March 24, 2015, we completed the Merger of our Completion & Production Services business with C&J Energy. In the Merger and related transactions, we acquired common shares in the combined entity, CJES, and entered into certain ancillary agreements with CJES, including a tax matters agreement, pursuant to which both parties agreed to indemnify each other following the completion of the Merger with respect to certain tax matters. On July 20, 2016, CJES and certain of its subsidiaries (collectively, the “debtors”) commenced voluntarily cases under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On December 12, 2016, we entered into a mediated settlement agreement with various other parties in the CJES bankruptcy proceedings (the “Settlement Agreement”). Pursuant to the Settlement Agreement, we agreed to support the debtors’ chapter 11 plan of reorganization in exchange for: (i) two allowed unsecured claims for which we will receive distributions of up to $4.85 million; (ii) an amendment to the tax matters agreement providing that CJES will likely pay up to $11.5 million of obligations for which we would have otherwise been responsible; (iii) cancellation of various other obligations we had to the debtors; (iv) our pro rata share of warrants to acquire 2% of the common equity in the reorganized debtors; and (v) a mutual release of claims. The bankruptcy court has approved the terms of the Settlement Agreement and confirmed the debtors’ plan and, on January 6, 2017, CJES announced it had emerged from bankruptcy.

Off-Balance Sheet Arrangements (Including Guarantees)

We are a party to some transactions, agreements or other contractual arrangements defined as “off-balance sheet arrangements” that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers’ compensation insurance program and other financial surety instruments such as bonds. In addition, we have provided indemnifications, which serve as guarantees, to some third parties. These guarantees include indemnification provided by Nabors to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees.

Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote. The following table summarizes the total maximum amount of financial guarantees issued by Nabors:

	Maximum Amount
	2017	2018	2019	Thereafter	Total
	(In thousands)
Financial standby letters of credit and other financial surety instruments	$276,412	—	—	—	$276,412

Note 18 Earnings (Losses) Per Share

ASC 260, Earnings per Share, requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents as a separate class of securities in calculating earnings (losses) per share. We have granted and expect to continue to grant to employees restricted stock grants that contain non-forfeitable rights to dividends. Such grants are considered participating securities under ASC 260. As such, we are required to include these grants in the calculation of our basic earnings (losses) per share and calculate basic earnings (losses) per share using the two-class method. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.

Basic earnings (losses) per share is computed utilizing the two-class method and is calculated based on the weighted-average number of common shares outstanding during the periods presented.

Diluted earnings (losses) per share is computed using the weighted-average number of common and common equivalent shares outstanding during the periods utilizing the two-class method for stock options and unvested restricted stock.

	Year Ended December 31,
	2016	2015	2014
	(In thousands, except per share amounts)
BASIC EPS:
Net income (loss) (numerator):
Income (loss) from continuing operations, net of tax	$(1,011,244)	$(329,497)	$(669,265)
Less: net (income) loss attributable to noncontrolling interest	(135)	(381)	(1,415)
Less: loss on redemption of subsidiary preferred stock	—	—	(1,688)
Less: (earnings) losses allocated to unvested shareholders	22,730	7,820	10,595

Numerator for basic earnings per share:
Adjusted income (loss) from continuing operations, net of tax—basic	$(988,649)	$(322,058)	$(661,773)

Income (loss) from discontinued operations, net of tax	$(18,363)	$(42,797)	$21

Weighted-average number of shares outstanding—basic	276,475	282,982	290,694
Earnings (losses) per share:
Basic from continuing operations	$(3.58)	$(1.14)	$(2.28)
Basic from discontinued operations	(0.06)	(0.15)	—

Total Basic	$(3.64)	$(1.29)	$(2.28)

DILUTED EPS:
Adjusted income (loss) from continuing operations, net of tax—basic	$(988,649)	$(322,058)	$(661,773)
Add: effect of reallocating undistributed earnings of unvested shareholders	—	—	—

Adjusted income (loss) from continuing operations, net of tax—diluted	$(988,649)	$(322,058)	$(661,773)

Income (loss) from discontinued operations, net of tax	$(18,363)	$(42,797)	$21

Weighted-average number of shares outstanding—basic	276,475	282,982	290,694
Add: dilutive effect of potential common shares	—	—	—

Weighted-average number of shares outstanding—diluted	276,475	282,982	290,694
Earnings (losses) per share:
Diluted from continuing operations	$(3.58)	$(1.14)	$(2.28)
Diluted from discontinued operations	(0.06)	(0.15)	—

Total Diluted	$(3.64)	$(1.29)	$(2.28)

For all periods presented, the computation of diluted earnings (losses) per Nabors’ share excludes outstanding stock options with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would be anti-dilutive and because they are not considered participating securities. For periods in which we experience a net loss from continuing operations, all potential common shares have been excluded from the calculation of weighted-average shares outstanding, because their inclusion would be anti-dilutive. The average number of options that were excluded from diluted earnings (losses) per share that would potentially dilute earnings per share in the future were as follows:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Potentially dilutive securities excluded as anti-dilutive	5,372	9,459	12,950

In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options, such stock options will be included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered participating securities.

Note 19 Supplemental Balance Sheet, Income Statement and Cash Flow Information

Accrued liabilities include the following:

	December 31,
	2016	2015
	(In thousands)
Accrued compensation	$116,775	$120,204
Deferred revenue	255,626	340,472
Other taxes payable	16,419	39,850
Workers’ compensation liabilities	18,255	37,459
Interest payable	57,233	62,776
Litigation reserves	24,896	27,097
Current liability to discontinued operations	5,462	5,197
Dividends declared and payable	17,039	—
Current liability to acquisition of KVS	—	22,278
Other accrued liabilities	31,543	31,280

	$543,248	$686,613

Investment income (loss) includes the following:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Interest and dividend income	$1,215	$1,850	$6,267
Gains (losses) on investments, net	(32)	458	5,564

	$1,183	$2,308	$11,831

Other, net includes the following:

	Year Ended December 31,
	2016		2015	2014
	(In thousands)
Losses (gains) on sales, disposals and involuntary conversions of long-lived assets	$14,830		$(2,293)	$(8,830)
Gain on Merger transaction	—		(96,719)	—
Charges related to our CJES holdings (1)	12,879		49,645	22,313
Litigation expenses	3,936		8,194	8,880
Foreign currency transaction losses (gains)	5,669		392	1,019
(Gain) loss on debt buyback	(6,665)		—	5,576
Other losses (gains)	6,860	(2)	1,609	2,428

	$37,509		$(39,172)	$31,386

(1)	Includes legal and professional fees incurred primarily in connection with preserving our interests in CJES and transaction costs associated with the Merger. See Note 9—Investments in Unconsolidated Affiliates.

(2)	Includes a $3.0 million charge related to the buyout of participants in our pension plan. See Note 15—Pension, Postretirement and Postemployment Benefits.

The changes in accumulated other comprehensive income (loss), by component, include the following:

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(In thousands (1) )
As of January 1, 2015	$(2,044)	$14,996	$(7,263)	$71,833	$77,522

Other comprehensive income (loss) before reclassifications	—	(15,310)	—	(116,239)	(131,549)
Amounts reclassified from accumulated other comprehensive income (loss)	374	—	695	5,365	6,434

Net other comprehensive income (loss)	374	(15,310)	695	(110,874)	(125,115)

As of December 31, 2015	$(1,670)	$(314)	$(6,568)	$(39,041)	$(47,593)

(1)	All amounts are net of tax.

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(In thousands (1) )
As of January 1, 2016	$(1,670)	$(314)	$(6,568)	$(39,041)	$(47,593)

Other comprehensive income (loss) before reclassifications	—	11,054	—	17,743	28,797
Amounts reclassified from accumulated other comprehensive income (loss)	374	3,495	2,808	—	6,677

Net other comprehensive income (loss)	374	14,549	2,808	17,743	35,474

As of December 31, 2016	$(1,296)	$14,235	$(3,760)	$(21,298)	$(12,119)

(1)	All amounts are net of tax.

The line items that were reclassified to net income include the following:

Line item in consolidated statement of income (loss)

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Investment income (loss)	$—	$—	$4,635
Impairments and other charges	3,495	—	6,972
Interest expense	613	613	614
General and administrative expenses	1,061	1,104	303
Other expense (income), net	3,059	5,365	—

Total income (loss) from continuing operations before income tax	(8,228)	(7,082)	(3,254)
Tax expense (benefit)	(1,551)	(648)	552

Reclassification adjustment for (gains)/ losses included in net income (loss)	$(6,677)	$(6,434)	$(3,806)

Supplemental cash flow information includes the following:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Cash paid for income taxes	$34,479	$66,910	$166,660

Cash paid for interest, net of capitalized interest	$184,445	$168,979	$164,928

Net change in accounts payable related to capital expenditures	$22,920	$(59,565)	$28,011

Acquisitions of businesses:
Fair value of assets acquired	$—	$327,857	$59,195
Goodwill	—	86,502	18,818
Liabilities assumed	—	(306,084)	(2,796)
Gain on acquisition	—	(2,308)	—
Future consideration (fair value)	—	—	(24,735)
Payments on future consideration	22,278	22,278	22,278

Cash paid for acquisitions of businesses	22,278	128,245	72,760
Cash acquired in acquisitions of businesses	—	(48,058)	(226)

Cash paid for acquisitions of businesses, net	$22,278	$80,187	$72,534

Note 20 Unaudited Quarterly Financial Information

	Year Ended December 31, 2016
	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
Operating revenues	$597,571	$571,591	$519,729	$538,948

Income (loss) from continuing operations, net of tax	$(396,644)	$(186,565)	$(97,839)	$(330,196)
Income (loss) from discontinued operations, net of tax	(926)	(984)	(12,187)	(4,266)

Net income (loss)	(397,570)	(187,549)	(110,026)	(334,462)
Less: Net (income) loss attributable to noncontrolling interest	(724)	2,899	(1,185)	(1,125)

Net income (loss) attributable to Nabors	$(398,294)	$(184,650)	$(111,211)	$(335,587)

Earnings (losses) per share: (1)
Basic from continuing operations	$(1.41)	$(0.65)	$(0.35)	$(1.17)
Basic from discontinued operations	—	—	(0.04)	(0.01)

Total Basic	$(1.41)	$(0.65)	$(0.39)	$(1.18)

Diluted from continuing operations	$(1.41)	$(0.65)	$(0.35)	$(1.17)
Diluted from discontinued operations	—	—	(0.04)	(0.01)

Total Diluted	$(1.41)	$(0.65)	$(0.39)	$(1.18)

	Year Ended December 31, 2015
	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
Operating revenues	$1,414,707	$863,305	$847,553	$738,872

Income (loss) from continuing operations, net of tax	$124,362	$(41,890)	$(250,879)	$(161,090)
Income (loss) from discontinued operations, net of tax	(817)	5,025	(45,275)	(1,730)

Net income (loss)	123,545	(36,865)	(296,154)	(162,820)
Less: Net (income) loss attributable to noncontrolling interest	89	44	320	(834)

Net income (loss) attributable to Nabors	$123,634	$(36,821)	$(295,834)	$(163,654)

Earnings (losses) per share: (1)
Basic from continuing operations	$0.43	$(0.14)	$(0.86)	$(0.57)
Basic from discontinued operations	—	0.01	(0.16)	(0.01)

Total Basic	$0.43	$(0.13)	$(1.02)	$(0.58)

Diluted from continuing operations	$0.43	$(0.14)	$(0.86)	$(0.57)
Diluted from discontinued operations	(0.01)	0.01	(0.16)	(0.01)

Total Diluted	$0.42	$(0.13)	$(1.02)	$(0.58)

(1)	Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total computed for the year.

Note 21 Segment Information

At December 31, 2016, we conducted our Drilling & Rig Services business through four reportable operating segments: U.S., Canada, International and Rig Services. As a result of the Merger, the operating segments within the Completion & Production Services business reflect operating information through the closing date of the Merger. Our earnings (losses) from our equity method investment in CJES, subsequent to the closing date, are presented within the earnings (losses) from unconsolidated affiliates line in our consolidated statement of income (loss). Accordingly, our financial results of operations for the year ended December 31, 2014 is not directly comparable with our financial results of operations for the years ended December 31, 2016 and 2015.

The accounting policies of the segments are the same as those described in Note 2—Summary of Significant Accounting Policies. Inter-segment sales are recorded at cost or cost plus a profit margin. We evaluate the performance of our segments based on several criteria, including adjusted operating income (loss).

The following table sets forth financial information with respect to our reportable operating segments:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Operating revenues:
Drilling & Rig Services:
U.S.	$554,072	$1,256,989	$2,159,968
Canada	51,472	137,494	335,192
International	1,508,890	1,862,393	1,624,259
Rig Services	215,710	391,066	692,908

Subtotal Drilling & Rig Services	2,330,144	3,647,942	4,812,327

Completion & Production Services:
Completion Services	—	207,860	1,217,899
Production Services	—	158,512	1,033,538

Subtotal Completion & Production Services	—	366,372	2,251,437

Other reconciling items (1)	(102,305)	(149,877)	(259,567)

Total	$2,227,839	$3,864,437	$6,804,197

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Adjusted operating income (loss): (2)
Drilling & Rig Services:
U.S.	$(197,710)	$87,051	$370,173
Canada	(36,818)	(7,029)	52,468
International	164,677	308,262	243,975
Rig Services	(48,484)	(12,641)	53,374

Subtotal Drilling & Rig Services	(118,335)	375,643	719,990

Completion & Production Services:
Completion Services	—	(55,243)	(15,540)
Production Services	—	(3,559)	93,414

Subtotal Completion & Production Services	—	(58,802)	77,874

Total segment adjusted operating income (loss)	$(118,335)	$316,841	$797,864

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Reconciliation of adjusted operating income (loss) to net income (loss) from continuing operations before income taxes:
Total segment adjusted operating income (loss) (2)	$(118,335)	$316,841	$797,864
Other reconciling items (3)	(130,976)	(159,880)	(193,565)
Earnings (losses) from unconsolidated affiliates	(221,914)	(75,081)	(6,301)
Investment income (loss)	1,183	2,308	11,831
Interest expense	(185,360)	(181,928)	(177,948)
Impairments and other charges	(505,164)	(368,967)	(1,005,110)
Other, net	(37,509)	39,172	(31,386)

Income (loss) from continuing operations before income taxes	$(1,198,075)	$(427,535)	$(604,615)

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Depreciation and amortization
Drilling & Rig Services:
U.S.	$388,367	$425,952	$465,506
Canada	42,143	46,786	55,986
International	411,372	411,004	367,345
Rig Services	33,150	33,619	33,559

Subtotal Drilling & Rig Services	875,032	917,361	922,396
Completion & Production Services:
Completion Services	—	27,133	109,917
Production Services	—	26,602	114,505

Subtotal Completion & Production Services	—	53,735	224,422
Other reconciling items (3)	(3,401)	(637)	(1,718)

Total	$871,631	$970,459	$1,145,100

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Capital expenditures and acquisitions of businesses:
Drilling & Rig Services:
U.S.	$183,146	$224,819	$839,536
Canada	4,546	24,167	49,317
International	169,640	578,896	788,748
Rig Services	23,609	12,791	103,491

Subtotal Drilling & Rig Services	380,941	840,673	1,781,092
Completion & Production Services	—	45,691	156,106
Other reconciling items (3)	33,438	36,872	(13,419)

Total	$414,379	$923,236	$1,923,779

	Year Ended December 31,
	2016	2015
	(In thousands)
Total assets:
Drilling & Rig Services:
U.S.	$3,172,767	$3,654,216
Canada	329,620	371,151
International	3,600,057	4,108,416
Rig Services	359,435	430,319

Subtotal Drilling & Rig Services	7,461,879	8,564,102
Investment in unconsolidated affiliates	893	415,177
Other reconciling items (3)	724,243	558,561

Total	$8,187,015	$9,537,840

(1)	Represents the elimination of inter-segment transactions.
(2)

Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Management evaluates the performance of our operating segments using adjusted operating income (loss), which is a segment performance measure, because it believes that this financial measure reflects our ongoing profitability and performance. In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance. A reconciliation to income (loss) from continuing operations before income taxes is provided in the above table.
(3)	Represents the elimination of inter-segment transactions and unallocated corporate expenses, assets and capital expenditures.

The following table sets forth financial information with respect to Nabors’ operations by geographic area based on the location of service provided:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Operating revenues
U.S.	$642,835	$1,823,906	$4,701,122
Outside the U.S.	1,585,004	2,040,531	2,103,075

	$2,227,839	$3,864,437	$6,804,197

Property, plant and equipment, net:
U.S.	$3,048,749	$3,703,533	$5,205,296
Outside the U.S.	3,218,834	3,324,269	3,393,829

	$6,267,583	$7,027,802	$8,599,125

Goodwill:
U.S.	$54,199	$54,198	$146,310
Outside the U.S.	112,718	112,461	27,618

	$166,917	$166,659	$173,928

One customer accounted for approximately 33% and 12% of our consolidated operating revenues during the years ended December 31, 2016 and 2015, respectively, and is included in our International drilling operating segment.

Note 22 Condensed Consolidating Financial Information

Nabors has fully and unconditionally guaranteed all of the issued public debt securities of Nabors Delaware, its wholly-owned subsidiary. The following condensed consolidating financial information is included so that separate financial statements of Nabors Delaware is not required to be filed with the SEC. The condensed consolidating financial statements present investments in both consolidated and unconsolidated affiliates using the equity method of accounting.

The following condensed consolidating financial information presents condensed consolidating balance sheets as of December 31, 2016 and 2015, and statements of income (loss), statements of comprehensive income (loss) and the statements of cash flows for the years ended December 31, 2016, 2015 and 2014 of (a) Nabors, parent/guarantor, (b) Nabors Delaware, issuer of public debt securities guaranteed by Nabors, (c) the non-guarantor subsidiaries, (d) consolidating adjustments necessary to consolidate Nabors and its subsidiaries and (e) Nabors on a consolidated basis.

Condensed Consolidating Balance Sheets

	December 31, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
	ASSETS
Current assets:
Cash and cash equivalents	$1,148	$10,177	$252,768	$—	$264,093
Short-term investments	—	—	31,109	—	31,109
Assets held for sale	—	—	76,668	—	76,668
Accounts receivable, net	—	—	508,355	—	508,355
Inventory	—	—	103,595	—	103,595
Other current assets	50	22,209	149,760	—	172,019

Total current assets	1,198	32,386	1,122,255	—	1,155,839
Property, plant and equipment, net	—	—	6,267,583	—	6,267,583
Goodwill	—	—	166,917	—	166,917
Intercompany receivables	142,448	—	1,342,942	(1,485,390)	—
Investment in consolidated affiliates	3,170,254	4,830,572	1,083,948	(9,084,774)	—
Investment in unconsolidated affiliates	—	—	893	—	893
Deferred tax assets	—	443,049	—	(443,049)	—
Other long-term assets	—	344	813,655	(218,216)	595,783

Total assets	$3,313,900	$5,306,351	$10,798,193	$(11,231,429)	$8,187,015

	LIABILITIES AND EQUITY
Current liabilities:
Current debt	$—	$—	$297	$—	$297
Trade accounts payable	205	8	264,365	—	264,578
Accrued liabilities	20,669	65,246	457,333	—	543,248
Income taxes payable	—	—	13,811	—	13,811

Total current liabilities	20,874	65,254	735,806	—	821,934
Long-term debt	—	3,796,550	—	(218,215)	3,578,335
Other long-term liabilities	—	22,659	499,797	—	522,456
Deferred income taxes	—	—	452,544	(443,049)	9,495
Intercompany payable	46,000	1,439,390	—	(1,485,390)	—

Total liabilities	66,874	5,323,853	1,688,147	(2,146,654)	4,932,220
Shareholders’ equity	3,247,026	(17,502)	9,102,276	(9,084,775)	3,247,025
Noncontrolling interest	—	—	7,770	—	7,770

Total equity	3,247,026	(17,502)	9,110,046	(9,084,775)	3,254,795

Total liabilities and equity	$3,313,900	$5,306,351	$10,798,193	$(11,231,429)	$8,187,015

	December 31, 2015
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
	ASSETS
Current assets:
Cash and cash equivalents	$873	$10	$253,647	$—	$254,530
Short-term investments	—	—	20,059	—	20,059
Assets held for sale	—	—	75,678	—	75,678
Accounts receivable, net	—	—	784,671	—	784,671
Inventory	—	—	153,824	—	153,824
Other current assets	50	9,016	178,069	—	187,135

Total current assets	923	9,026	1,465,948	—	1,475,897
Property, plant and equipment, net	—	—	7,027,802	—	7,027,802
Goodwill	—	—	166,659	—	166,659
Intercompany receivables	139,366	11,000	1,260,310	(1,410,676)	—
Investment in consolidated affiliates	4,183,362	4,973,327	1,284,225	(10,440,914)	—
Investment in unconsolidated affiliates	—	—	415,177	—	415,177
Deferred tax assets	—	366,818	—	(366,818)	—
Other long-term assets	—	12,907	507,336	(67,938)	452,305

Total assets	$4,323,651	$5,373,078	$12,127,457	$(12,286,346)	$9,537,840

	LIABILITIES AND EQUITY
Current liabilities:
Current debt	$—	$—	$6,508	$—	$6,508
Trade accounts payable	71	3	271,910	—	271,984
Accrued liabilities	370	64,550	621,693	—	686,613
Income taxes payable	—	—	41,394	—	41,394

Total current liabilities	441	64,553	941,505	—	1,006,499
Long-term debt	—	3,723,138	—	(67,938)	3,655,200
Other long-term liabilities	—	35,086	517,861	—	552,947
Deferred income taxes	—	—	396,144	(366,818)	29,326
Intercompany payable	40,500	1,370,176	—	(1,410,676)	—

Total liabilities	40,941	5,192,953	1,855,510	(1,845,432)	5,243,972
Shareholders’ equity	4,282,710	180,125	10,260,789	(10,440,914)	4,282,710
Noncontrolling interest	—	—	11,158	—	11,158

Total equity	4,282,710	180,125	10,271,947	(10,440,914)	4,293,868

Total liabilities and equity	$4,323,651	$5,373,078	$12,127,457	$(12,286,346)	$9,537,840

Condensed Consolidating Statements of Income (Loss)

	Year Ended December 31, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Revenues and other income:
Operating revenues	$—	$—	$2,227,839	$—	$2,227,839
Earnings (losses) from unconsolidated affiliates	—	—	(221,914)	—	(221,914)
Earnings (losses) from consolidated affiliates	(1,017,338)	(231,960)	(359,751)	1,609,049	—
Investment income (loss)	2	132	12,972	(11,923)	1,183
Intercompany interest income	—	569	—	(569)	—

Total revenues and other income	(1,017,336)	(231,259)	1,659,146	1,596,557	2,007,108

Costs and other deductions:
Direct costs	—	—	1,344,298	—	1,344,298
General and administrative expenses	10,559	603	217,333	(856)	227,639
Research and engineering	—	—	33,582	—	33,582
Depreciation and amortization	—	124	871,507	—	871,631
Interest expense	—	204,010	(18,650)	—	185,360
Impairments and other charges	1,366	—	503,798	—	505,164
Other, net	482	(14)	36,185	856	37,509
Intercompany interest expense	(1)	—	570	(569)	—

Total costs and other deductions	12,406	204,723	2,988,623	(569)	3,205,183

Income (loss) from continuing operations before income taxes	(1,029,742)	(435,982)	(1,329,477)	1,597,126	(1,198,075)
Income tax expense (benefit)	—	(76,231)	(110,600)	—	(186,831)

Income (loss) from continuing operations, net of tax	(1,029,742)	(359,751)	(1,218,877)	1,597,126	(1,011,244)
Income (loss) from discontinued operations, net of tax	—	—	(18,363)	—	(18,363)

Net income (loss)	(1,029,742)	(359,751)	(1,237,240)	1,597,126	(1,029,607)
Less: Net (income) loss attributable to noncontrolling interest	—	—	(135)	—	(135)

Net income (loss) attributable to Nabors	$(1,029,742)	$(359,751)	$(1,237,375)	$1,597,126	$(1,029,742)

	Year Ended December 31, 2015
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Revenues and other income:
Operating revenues	$—	$—	$3,864,437	$—	$3,864,437
Earnings from unconsolidated affiliates	—	—	(75,081)	—	(75,081)
Earnings (losses) from consolidated affiliates	(351,407)	(41,826)	(164,697)	557,930	—
Investment income (loss)	—	584	11,666	(9,942)	2,308
Intercompany interest income	—	6,452	—	(6,452)	—

Total revenues and other income	(351,407)	(34,790)	3,636,325	541,536	3,791,664

Costs and other deductions:
Direct costs	—	—	2,371,436	—	2,371,436
General and administrative expenses	8,768	1	316,119	(560)	324,328
Research and engineering	—	—	41,253	—	41,253
Depreciation and amortization	—	705	969,754	—	970,459
Interest expense	(1)	201,364	(19,435)	—	181,928
Impairments and other charges	—	—	368,967	—	368,967
Other, net	12,469	—	(52,201)	560	(39,172)
Intercompany interest expense	32	—	6,420	(6,452)	—

Total costs and other deductions	21,268	202,070	4,002,313	(6,452)	4,219,199

Income (loss) from continuing operations before income taxes	(372,675)	(236,860)	(365,988)	547,988	(427,535)
Income tax expense (benefit)	—	(72,163)	(25,875)	—	(98,038)

Income (loss) from continuing operations, net of tax	(372,675)	(164,697)	(340,113)	547,988	(329,497)
Income (loss) from discontinued operations, net of tax	—	—	(42,797)	—	(42,797)

Net income (loss)	(372,675)	(164,697)	(382,910)	547,988	(372,294)
Less: Net (income) loss attributable to noncontrolling interest	—	—	(381)	—	(381)

Net income (loss) attributable to Nabors	$(372,675)	$(164,697)	$(383,291)	$547,988	$(372,675)

	Year Ended December 31, 2014
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Revenues and other income:
Operating revenues	$—	$—	$6,804,197	$—	$6,804,197
Earnings (losses) from unconsolidated affiliates	—	—	(6,301)	—	(6,301)
Earnings (losses) from consolidated affiliates	(653,124)	(120,996)	(250,365)	1,024,485	—
Investment income (loss)	—	1,869	16,265	(6,303)	11,831
Intercompany interest income	—	2,415	336	(2,751)	—

Total revenues and other income	(653,124)	(116,712)	6,564,132	1,015,431	6,809,727

Costs and other deductions:
Direct costs	—	—	4,505,064	—	4,505,064
General and administrative expenses	9,531	8,001	483,091	(587)	500,036
Research and engineering	—	—	49,698	—	49,698
Depreciation and amortization	—	3,608	1,141,492	—	1,145,100
Interest expense	—	198,246	(20,298)	—	177,948
Impairments and other charges	—	—	1,005,110	—	1,005,110
Other, net	7,668	(223)	23,354	587	31,386
Intercompany interest expense	336	—	2,415	(2,751)	—

Total costs and other deductions	17,535	209,632	7,189,926	(2,751)	7,414,342

Income (loss) from continuing operations before income taxes	(670,659)	(326,344)	(625,794)	1,018,182	(604,615)
Income tax expense (benefit)	—	(75,979)	138,645	—	62,666
Subsidiary preferred stock dividend	—	—	1,984	—	1,984

Income (loss) from continuing operations, net of tax	(670,659)	(250,365)	(766,423)	1,018,182	(669,265)
Income (loss) from discontinued operations, net of tax	—	—	21	—	21

Net income (loss)	(670,659)	(250,365)	(766,402)	1,018,182	(669,244)
Less: Net (income) loss attributable to noncontrolling interest	—	—	(1,415)	—	(1,415)

Net income (loss) attributable to Nabors	$(670,659)	$(250,365)	$(767,817)	$1,018,182	$(670,659)

Condensed Consolidating Statements of Comprehensive Income (Loss)

	Year Ended December 31, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net income (loss) attributable to Nabors	$(1,029,742)	$(359,751)	$(1,237,375)	$1,597,126	$(1,029,742)
Other comprehensive income (loss) before tax:
Translation adjustment attributable to Nabors
Unrealized loss on translation adjustment	17,743	(21)	17,743	(17,722)	17,743
Less: reclassification adjustment for realized loss on translation adjustment	—	—	—	—	—

Translation adjustment attributable to Nabors	17,743	(21)	17,743	(17,722)	17,743
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	11,054	—	11,054	(11,054)	11,054
Less: reclassification adjustment for (gains) losses included in net income (loss)	3,495	—	3,495	(3,495)	3,495

Unrealized gains (losses) on marketable securities	14,549	—	14,549	(14,549)	14,549
Pension liability amortization and adjustment	1,061	1,061	2,122	(3,183)	1,061
Pension buyout	3,059	3,059	6,118	(9,177)	3,059
Unrealized gains (losses) and amortization on cash flow hedges	613	613	613	(1,226)	613

Other comprehensive income (loss) before tax	37,025	4,712	41,145	(45,857)	37,025
Income tax expense (benefit) related to items of other comprehensive income (loss)	1,551	1,551	3,102	(4,653)	1,551

Other comprehensive income (loss), net of tax	35,474	3,161	38,043	(41,204)	35,474

Comprehensive income (loss) attributable to Nabors	(994,268)	(356,590)	(1,199,332)	1,555,922	(994,268)
Net income (loss) attributable to noncontrolling interest	—	—	135	—	135
Translation adjustment attributable to noncontrolling interest	—	—	251	—	251

Comprehensive income (loss) attributable to noncontrolling interest	—	—	386	—	386

Comprehensive income (loss)	$(994,268)	$(356,590)	$(1,198,946)	$1,555,922	$(993,882)

	Year Ended December 31, 2015
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net income (loss) attributable to Nabors	$(372,675)	$(164,697)	$(383,291)	$547,988	$(372,675)
Other comprehensive income (loss) before tax:
Translation adjustment attributable to Nabors
Unrealized loss on translation adjustment	(116,239)	67	(116,172)	116,105	(116,239)
Less: reclassification adjustment for realized loss on translation adjustment	5,365	—	5,365	(5,365)	5,365

Translation adjustment attributable to Nabors	(110,874)	67	(110,807)	110,740	(110,874)
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	(15,310)	—	(15,310)	15,310	(15,310)
Less: reclassification adjustment for (gains) losses included in net income (loss)	—	—	—	—	—

Unrealized gains (losses) on marketable securities	(15,310)	—	(15,310)	15,310	(15,310)
Pension liability amortization and adjustment	1,104	1,104	2,208	(3,312)	1,104
Unrealized gains (losses) and amortization on cash flow hedges	613	613	613	(1,226)	613

Other comprehensive income (loss) before tax	(124,467)	1,784	(123,296)	121,512	(124,467)
Income tax expense (benefit) related to items of other comprehensive income (loss)	648	648	1,056	(1,704)	648

Other comprehensive income (loss), net of tax	(125,115)	1,136	(124,352)	123,216	(125,115)

Comprehensive income (loss) attributable to Nabors	(497,790)	(163,561)	(507,643)	671,204	(497,790)
Net income (loss) attributable to noncontrolling interest	—	—	381	—	381
Translation adjustment attributable to noncontrolling interest	—	—	(1,461)	—	(1,461)

Comprehensive income (loss) attributable to noncontrolling interest	—	—	(1,080)	—	(1,080)

Comprehensive income (loss)	$(497,790)	$(163,561)	$(508,723)	$671,204	$(498,870)

	Year Ended December 31, 2014
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net income (loss) attributable to Nabors	$(670,659)	$(250,365)	$(767,817)	$1,018,182	$(670,659)
Other comprehensive income (loss) before tax
Translation adjustment attributable to Nabors:
Unrealized loss on translation adjustment	(79,059)	1,583	(79,174)	77,591	(79,059)
Less: reclassification adjustment for realized loss on translation adjustment	—	—	—	—	—

Translation adjustment attributable to Nabors	(79,059)	1,583	(79,174)	77,591	(79,059)
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	(59,932)	156	(59,776)	59,620	(59,932)
Less: reclassification adjustment for (gains) losses included in net income (loss)	2,337	(2,395)	(58)	2,453	2,337

Unrealized gains (losses) on marketable securities	(57,595)	(2,239)	(59,834)	62,073	(57,595)
Pension liability amortization and adjustment	(5,050)	(5,050)	(10,100)	15,150	(5,050)
Unrealized gains (losses) and amortization on cash flow hedges	612	612	612	(1,224)	612

Other comprehensive income (loss) before tax	(141,092)	(5,094)	(148,496)	153,590	(141,092)
Income tax expense (benefit) related to items of other comprehensive income (loss)	(2,474)	(2,474)	(5,187)	7,661	(2,474)

Other comprehensive income (loss), net of tax	(138,618)	(2,620)	(143,309)	145,929	(138,618)

Comprehensive income (loss) attributable to Nabors	(809,277)	(252,985)	(911,126)	1,164,111	(809,277)
Net income (loss) attributable to noncontrolling interest	—	—	1,415	—	1,415
Translation adjustment attributable to noncontrolling interest	—	—	(1,017)	—	(1,017)

Comprehensive income (loss) attributable to noncontrolling interest	—	—	398	—	398

Comprehensive income (loss)	$(809,277)	$(252,985)	$(910,728)	$1,164,111	$(808,879)

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net cash provided by (used for) operating activities	$58,406	$(233,738)	$757,660	$(50,423)	$531,905

Cash flows from investing activities:
Purchases of investments	—	—	(24)	—	(24)
Sales and maturities of investments	—	—	739	—	739
Cash paid for acquisitions of businesses, net	—	—	(22,278)	—	(22,278)
Cash paid for investments in consolidated affiliates	—	(86,459)	(159,000)	245,459	—
Capital expenditures	—	—	(395,455)	—	(395,455)
Proceeds from sales of assets and insurance claims	—	—	34,831	—	34,831
Change in intercompany balances	—	103,384	(103,384)	—	—
Other	—	—	64	—	64

Net cash provided by (used for) investing activities	—	16,925	(644,507)	245,459	(382,123)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	3	—	3
Proceeds from issuance of long-term debt	—	600,000	—	—	600,000
Debt issuance costs	—	(11,520)	—	—	(11,520)
Proceeds from revolving credit facilities	—	610,000	1,500	—	611,500
Reduction in revolving credit facilities	—	(610,000)	(1,500)	—	(611,500)
Proceeds from (payments for) issuance of common shares	967	—	—	—	967
Repurchase of common shares	—	—	(1,687)	—	(1,687)
Reduction in long-term debt	—	(350,000)	(143,612)	—	(493,612)
Dividends to shareholders	(59,866)	—	—	8,942	(50,924)
Proceeds from (payment for) commercial paper, net	—	(8,000)	—	—	(8,000)
Payments on term loan	—	(162,500)	—	—	(162,500)
Proceeds from (payments for) short-term borrowings	—	—	(6,211)	—	(6,211)
Proceeds from parent contributions	—	159,000	86,458	(245,458)	—
Proceeds from issuance of intercompany debt	45,500	—	(45,500)	—	—
Paydown of intercompany debt	(40,000)	—	40,000	—	—
Payments on parent (Equity or N/P)	—	—	(41,480)	41,480	—
Other	(4,732)	—	—	—	(4,732)

Net cash (used for) provided by financing activities	(58,131)	226,980	(112,029)	(195,036)	(138,216)
Effect of exchange rate changes on cash and cash equivalents	—	—	(2,003)	—	(2,003)

Net increase (decrease) in cash and cash equivalents	275	10,167	(879)	—	9,563
Cash and cash equivalents, beginning of period	873	10	253,647	—	254,530

Cash and cash equivalents, end of period	$1,148	$10,177	$252,768	$—	$264,093

	Year Ended December 31, 2015
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net cash provided by (used for) operating activities	$39,478	$(217,685)	$1,066,026	$(31,263)	$856,556

Cash flows from investing activities:
Purchases of investments	—	—	(9)	—	(9)
Sales and maturities of investments	—	—	961	—	961
Cash paid for acquisitions of businesses, net	—	—	(80,187)	—	(80,187)
Investments in unconsolidated affiliates	—	—	(445)	—	(445)
Proceeds from merger transaction	5,500	646,078	(1,528)	—	650,050
Capital expenditures	—	—	(867,106)	—	(867,106)
Proceeds from sale of assets and insurance claims	—	—	68,206	—	68,206
Change in intercompany balances	—	135,518	(135,518)	—	—
Other	—	—	1,081	—	1,081

Net cash provided by (used for) investing activities	5,500	781,596	(1,014,545)	—	(227,449)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	645	—	645
Debt issuance costs	—	(1,847)	—	—	(1,847)
Proceeds from (payments for) issuance of common shares	1,296	—	—	—	1,296
Reduction in long-term debt	—	—	(27,478)	—	(27,478)
Dividends to shareholders	(79,304)	—	—	9,941	(69,363)
Proceeds from (payments for) commercial paper, net	—	(525,119)	—	—	(525,119)
Proceeds (issuance) of intercompany debt	67,500	88,058	(155,558)	—	—
Reduction in revolving credit facilities	—	(450,000)	—	—	(450,000)
Proceeds from term loan	—	625,000	—	—	625,000
Payments on term loan	—	(300,000)	—	—	(300,000)
Cash proceeds from noncontrolling interest	—	—	3,972	—	3,972
Repurchase of common shares	—	—	(99,598)	—	(99,598)
Proceeds from short-term borrowings	—	—	318	—	318
Paydown of intercompany debt	(27,000)	—	27,000	—	—
Payments on parent (Equity or N/P)	—	—	(21,322)	21,322	—
Other Changes	(7,767)	—	—	—	(7,767)

Net cash (used for) provided by financing activities	(45,275)	(563,908)	(272,021)	31,263	(849,941)
Effect of exchange rate changes on cash and cash equivalents	—	—	(25,785)	—	(25,785)

Net increase (decrease) in cash and cash equivalents	(297)	3	(246,325)	—	(246,619)
Cash and cash equivalents, beginning of period	1,170	7	499,972	—	501,149

Cash and cash equivalents, end of period	$873	$10	$253,647	$—	$254,530

	Year Ended December 31, 2014
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net cash provided by (used for) operating activities	$26,943	$(71,982)	$1,816,831	$10,119	$1,781,911

Cash flows from investing activities:
Purchases of investments	—	—	(319)	—	(319)
Sales and maturities of investments	—	—	23,992	—	23,992
Proceeds from sale of unconsolidated affiliates	—	—	750	—	750
Cash paid for acquisition of businesses, net	—	—	(72,534)	—	(72,534)
Investment in unconsolidated affiliates	—	—	(2,365)	—	(2,365)
Capital expenditures	—	—	(1,821,315)	—	(1,821,315)
Proceeds from sales of assets and insurance claims	—	—	156,761	—	156,761
Changes in intercompany balances	—	(418,315)	418,315	—	—
Other	—	—	(1,879)	—	(1,879)

Net cash provided by (used for) investing activities	—	(418,315)	(1,298,594)	—	(1,716,909)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	(6,151)	—	(6,151)
Proceeds from (payments for) issuance of parent common shares to affiliates	16,424	—	—	(16,424)	—
Redemption of subsidiary preferred shares	—	—	(70,875)	—	(70,875)
Treasury stock transactions, net	—	—	(250,037)	—	(250,037)
Cash dividends paid	(65,450)	—	—	6,305	(59,145)
Proceeds (reductions) in commercial paper	—	203,275	—	—	203,275
Proceeds from revolving credit facilities	—	450,000	15,000	—	465,000
Reduction in revolving credit facilities	—	(170,000)	(60,932)	—	(230,932)
Proceeds from issuance of parent common shares	30,263	—	—	—	30,263
Proceeds (issuance) of intercompany debt	55,000	—	(55,000)	—	—
Paydown of intercompany debt	(55,000)	—	55,000	—	—
Other	(7,740)	—	(3,810)	—	(11,550)

Net cash (used for) provided by financing activities	(26,503)	483,275	(376,805)	(10,119)	69,848
Effect of exchange rate changes on cash and cash equivalents	—	—	(23,616)	—	(23,616)

Net increase (decrease) in cash and cash equivalents	440	(7,022)	117,816	—	111,234
Cash and cash equivalents, beginning of period	730	7,029	382,156	—	389,915

Cash and cash equivalents, end of period	$1,170	$7	$499,972	$—	$501,149

Note 23 Subsequent Events

On February 17, 2017, our Board declared a cash dividend of $0.06 per common share, which will be paid on April 4, 2017 to shareholders of record at the close of business on March 14, 2017.

On January 9, 2017, Nabors Delaware entered into a purchase agreement under which it agreed to sell $500 million aggregate principal amount of its 0.75% exchangeable senior notes due January 15, 2024. In addition, Nabors Delaware granted certain of the initial purchasers a 30-day option to purchase up to an additional $75 million in aggregate principal amount of the 0.75% exchangeable senior notes due January 15, 2024 on the same terms and conditions, solely to cover over-allotments. This option was exercised in full on January 10, 2017. The closing of the sale of the Exchangeable Notes occurred on January 13, 2017. The exchangeable notes are fully and unconditionally guaranteed by us. The net proceeds were used to prepay $162.5 million outstanding under the term loan facility, which matures in 2020, as well as to pay approximately $40.3 million for the cost of entering into the capped call transactions as described below. Any remaining net proceeds from the offering were allocated for general corporate purposes, including to repurchase or repay other indebtedness.

The exchangeable notes are exchangeable, under certain conditions, at an initial exchange rate of 39.75 common shares of the Company per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $25.16 per common share). Upon any exchange, Nabors Delaware will settle its exchange obligation in cash, common shares of the Company, or a combination of cash and common shares, at our election.

In connection with the exchangeable notes offering, we and Nabors Delaware entered into privately negotiated capped call transactions with one or more of the initial purchasers of the exchangeable notes and/or their respective affiliates (the “option counterparties”). The capped call transactions, in the aggregate, cover, subject to customary anti-dilution adjustments, the same number of our common shares that initially underlie the exchangeable notes. The capped call transactions are expected to reduce potential dilution to our common shares and/or offset potential cash payments Nabors Delaware is required to make in excess of the principal amount upon any exchange of the exchangeable notes. Such reduction and/or offset is subject to a cap representing a price per share of $31.45, an approximately 75.0% premium over our last reported sale price of $17.97 per common share on the NYSE on January 9, 2017.

Subsequent to December 31, 2016 through the date of this annual report, we repurchased $69.2 million aggregate principal amount of our 6.15% senior notes due February 2018 for approximately $74.1 million in cash, reflecting principal, accrued and unpaid interest.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We maintain a set of disclosure controls and procedures (as such term is defined in Rule 15d-15(e) under the Exchange Act) designed to provide reasonable assurance that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure. We have investments in certain unconsolidated entities that we do not control or manage. Because we do not control or manage these entities, our disclosure controls and procedures with respect to these entities are necessarily more limited than those we maintain with respect to our consolidated subsidiaries.

The Company’s management, with the participation of the Chief Executive Officer and the Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this annual report. Based on this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that, as of December 31, 2016, the Company’s disclosure controls and procedures were effective at the reasonable assurance level.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of these limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the criteria set forth in the Internal Control—Integrated Framework issued in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2016.

PricewaterhouseCoopers LLP has issued a report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, which is included in Part II, Item 8 of this annual report.

Changes in Internal Control over Financial Reporting

There have been no changes in internal control over financial reporting during the quarter ended December 31, 2016 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

Not applicable.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information called for by this item will be contained in the definitive Proxy Statement to be distributed in connection with our 2017 annual general meeting of shareholders under the captions “Election of Directors”, “Other Executive Officers”, “Meetings of the Board and Committees” and “Section 16(a) Beneficial Ownership Reporting Compliance” and is incorporated into this document by reference.

We have adopted a Code of Business Conduct (the “Code”) that applies to all directors, employees, including our principal executive officer and principal financial and accounting officer. The Code satisfies the SEC’s definition of a “Code of Ethics” and is posted on our website at www.nabors.com. We intend to disclose on our website any amendments to the Code and any waivers of the Code that apply to our principal executive officer, principal financial officer, or principal accounting officer.

On June 21, 2016, we filed with the New York Stock Exchange the Annual CEO Certification regarding our compliance with the Exchange’s Corporate Governance listing standards as required by Section 303A-12(a) of the Exchange’s Listed Company Manual.

ITEM 11.	EXECUTIVE COMPENSATION

The information called for by this item will be contained in our definitive Proxy Statement to be distributed in connection with our 2017 annual general meeting of shareholders under the caption “Executive Compensation” and except as specified in the following sentence, is incorporated into this document by reference. Information in our definitive Proxy Statement not deemed to be “soliciting material” or “filed” with the SEC under its rules, including the Compensation Committee Report, is not deemed to be incorporated by reference.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

We maintain four different equity compensation plans: 1999 Stock Option Plan for Non-Employee Directors, 2003 Employee Stock Plan, 2013 Stock Plan and 2016 Stock Plan pursuant to which we may grant equity awards to eligible persons. The terms of our equity compensation plans are described more fully below.

The following table gives information about these equity compensation plans as of December 31, 2016:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	( c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,878,175	$12.46	6,779,813
Equity compensation plans not approved by security holders	339,008	$14.04	1,216,992

Total	5,217,183		7,996,805

(1)	The 2003 Employee Stock Plan provided, commencing on June 1, 2006 and expiring January 1, 2011, on each January 1 for an automatic increase in the number of shares reserved and available for issuance under the Plan by an amount equal to two percent (2%) of the Company’s outstanding common shares as of each June 1 or January 1. Effective June 3, 2013, no new awards could be granted under this plan, but there are outstanding awards that were granted before this date.

Following is a brief summary of the material terms of the plans that have not been approved by our shareholders. Unless otherwise indicated, (1) each plan is administered by an independent committee appointed by the Company’s Board; (2) the exercise price of options granted under each plan must be no less than 100% of the fair market value per common share on the date of the grant of the option; (3) the term of an award granted under each plan may not exceed 10 years; (4) options granted under the plan are nonstatutory options (“NSOs”) not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”); and (5) unless otherwise determined by the committee in its discretion, options may not be exercised after the optionee has ceased to be employed by the Company.

1999 Stock Option Plan for Non-Employee Directors

The plan reserves for issuance up to 3,000,000 common shares of the Company pursuant to the exercise of options granted under the plan. The plan is administered by the Board or a committee appointed by the Board. Eligible directors may not consider or vote on the administration of the plan or serve as a member of the committee. Options may be granted under the plan to non-employee directors of the Company. Options vest and become non-forfeitable on the first anniversary of the option grant if the optionee has continued to serve as a director until that day, unless otherwise provided. In the event of termination of an optionee’s service as a director by reason of voluntary retirement, declining to stand for re-election or becoming a full-time employee of the Company or a subsidiary of the Company, all unvested options granted under the plan automatically expire and are not exercisable, and all unexercised options continue to be exercisable until their stated expiration date. In the event of death or disability of an optionee while the optionee is a director, the then-outstanding options of such optionee become exercisable for two years from the date of the death or disability. All unvested options automatically vest and become non-forfeitable as of the date of death or disability and become exercisable for two years from the date of the death of the optionee or until the stated expiration date, whichever is earlier. In the event of the termination of an optionee’s service as a director by the Board for cause or the failure of such director to be re-elected, the administrator of the plan in its sole discretion can cancel the then-outstanding options of the optionee, including options that have vested, and those options automatically expire and become non-exercisable on the effective date of the termination.

The remainder of the information called for by this item will be contained in our definitive Proxy Statement to be distributed in connection with our 2016 annual general meeting of shareholders under the caption “Share Ownership of Management and Principal Shareholders” and is incorporated into this document by reference.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The information called for by this item will be contained in our definitive Proxy Statement to be distributed in connection with our 2017 annual general meeting of shareholders under the caption “Certain Relationships and Related Transactions” and is incorporated into this document by reference.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

The information called for by this item will be contained in our definitive Proxy Statement to be distributed in connection with our 2017 annual general meeting of shareholders under the caption “Independent Auditor Fees” and is incorporated into this document by reference.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this annual report:

(1) Financial Statements

(2) Financial Statement Schedule

Page No.
Schedule II—Valuation and Qualifying Accounts	F-123

All other supplemental schedules are omitted because of the absence of the conditions under which they would be required or because the required information is included in the financial statements or related notes.

(b) Exhibit Index

See the Exhibit Index for a list of those exhibits filed herewith, which Exhibit Index also includes and identifies management contracts or compensatory plans or arrangements required to be filed as exhibits to this Form 10-K by Item 601 of Regulation S-K.

ITEM 16.	FORM 10-K SUMMARY

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

NABORS INDUSTRIES LTD.

By:	/s/ ANTHONY G. PETRELLO
Anthony G. Petrello
Chairman, President and
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ WILLIAM RESTREPO
William Restrepo
Chief Financial Officer
(Principal Financial Officer and Accounting Officer)

Date:	February 27, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, this annual report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANTHONY G. PETRELLO Anthony G. Petrello	Chairman, President and Chief Executive Officer	February 27, 2017

/S/ WILLIAM RESTREPO William Restrepo	Chief Financial Officer	February 27, 2017

/S/ JAMES R. CRANE James R. Crane	Director	February 27, 2017

/S/ MICHAEL C. LINN Michael C. Linn	Director	February 27, 2017

/S/ JOHN P. KOTTS John P. Kotts	Director	February 27, 2017

/S/ DAG SKATTUM Dag Skattum	Director	February 27, 2017

/S/ JOHN YEARWOOD John Yearwood	Director	February 27, 2017

/S/ W. HOWARD WOLF W. Howard Wolf	Director	February 27, 2017

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 25, 2014, by and among Nabors Industries Ltd., Nabors Red Lion Limited and C&J Energy Services, Inc. (incorporated by reference to Exhibit 10.1 to our Form 8-K (File No. 001-32657) filed with the SEC on July 1, 2014).

2.2	Separation Agreement, dated as of June 25, 2014, by and between Nabors Industries Ltd. and Nabors Red Lion Limited (incorporated by reference to Exhibit 10.2 to our Form 8-K (File No. 001-32657) filed with the SEC on July 1, 2014).

2.3	Amendment No. 1 to the Agreement and Plan of Merger, by and among Nabors Industries Ltd., Nabors Red Lion Limited, C&J Energy Services, Inc., Nabors Merger Co. and CJ Holding Co. (incorporated by reference to Exhibit 10.1 of our Form 8-K (File No. 001-32657) filed with the SEC on February 9, 2015).

2.4	Amendment No. 1 to the Separation Agreement, by and between Nabors Industries Ltd. and Nabors Red Lion Limited (incorporated by reference to Exhibit 10.2 of our Form 8-K (File No. 001-32657) filed with the SEC on February 9, 2015).

3.1	Memorandum of Association of Nabors Industries Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in our Registration Statement on Form S-4 (File No. 333-76198) filed with the SEC on May 10, 2002, as amended).

3.2	Amended and Restated Bye-laws of Nabors Industries Ltd. (incorporated by reference to Exhibit 3.2 to our Form S-8 (File No. 333-212781) filed with the SEC on July 29, 2016).

4.1	Indenture, dated as of December 9, 2016 by and among Nabors Industries, Inc., as issuer, Nabors Industries Ltd., as guarantor, Citibank, N.A., as securities administrator and Wilmington Trust, National Association, as trustee with respect to Nabors Industries, Inc.’s 5.50% Senior Notes due 2023 (incorporated by reference to Exhibit 4.1 to our Form 8-K (File No. 001-32657) filed with the SEC on December 9, 2016).

4.2	Registration Rights Agreement relating to the 5.50% Senior Notes due 2023, dated as of December 9, 2016 by and among Nabors Industries, Inc., as Issuer, Nabors Industries Ltd., as Guarantor and Morgan Stanley & Co. LLC, as Representative of the several initial purchasers named on Schedule A thereto (incorporated by reference to Exhibit 4.1 to our Form 8-K (File No. 001-32657) filed with the SEC on December 9, 2016)

4.3	Indenture, dated as of January 13, 2017, by and among Nabors Industries, Inc., as issuer, Nabors Industries Ltd., as guarantor, Citibank, N.A., as securities administrator and Wilmington Trust, National Association, as trustee with respect to Nabors Industries, Ltd.’s 0.75% Exchangeable Senior Notes due 2024 (incorporated by reference to Exhibit 4.1 to our Form 8-K (File No. 001-32657) filed with the SEC on January 13, 2017)

4.4	Indenture, dated as of January 12, 2009, among Nabors Industries, Inc., Nabors Industries Ltd. and Wells Fargo Bank, National Association, as trustee, with respect to Nabors Industries, Inc.’s 9.25% Senior Notes due 2019 (including form of 9.25% Senior Note due 2019) (incorporated by reference to Exhibit 4.2 to our Form 8-K (File No. 001-32657) filed with the SEC on January 14, 2009).

4.5	Indenture, dated as of September 14, 2010, among Nabors Industries, Inc., Nabors Industries Ltd., Wilmington Trust Company, as trustee, and Citibank, N.A. as securities administrator, with respect to Nabors Industries, Inc.’s 5.0% Senior Notes due 2020 (including form of 5.0% Senior Note due 2020) (incorporated by reference to Exhibit 4.2 to our Form 8-K (File No. 001-32657) filed with the SEC on September 15, 2010).

Exhibit No.	Description

4.6	Indenture, dated as of August 23, 2011, among Nabors Industries, Inc., Nabors Industries Ltd., Wilmington Trust, National Association, as trustee and Citibank, N.A. as securities administrator, with respect to Nabors Industries, Inc.’s 4.625% Senior Notes due 2021 (including form of 4.625% Senior Note due 2021) (incorporated by reference to Exhibit 4.1 to our Form 8-K (File No. 001-32657) filed with the SEC on August 24, 2011).

4.7	Indenture related to the 2.35% Senior Notes due 2016 and 5.10% Senior Notes due 2023, dated as of September 12, 2013, among Nabors Industries, Inc. as Issuer, Nabors Industries Ltd. as Guarantor, Wilmington Trust, National Association as Trustee and Citibank, N.A. as Securities Administrator (including form of 2.35% Senior Note due 2016 and form of 5.10% Senior Note due 2023) (incorporated by reference to Exhibit 4.1 to Nabors Industries Ltd. Form 8-K (File No. 001-32657) filed with the SEC on September 13, 2013).

4.8	Registration Rights Agreement, dated as of March 24, 2015, by and between Nabors Industries Ltd. and Nabors Red Lion Limited (incorporated by reference to Exhibit 10.4 to our Form 8-K (File No. 001-32657) filed with the SEC on March 30, 2015).

10.1(+)	Executive Employment Agreement, by and among Nabors Industries Ltd., Nabors Industries, Inc. and William Restrepo, effective as of March 31, 2014 (incorporated by reference to Exhibit 99.1 to our Form 8-K (File No. 001-32657) filed with the SEC on March 4, 2014).

10.1(a)(+)	First Amendment to Executive Employment Agreement, dated December 19, 2014, among Nabors Industries Ltd., Nabors Industries, Inc. and William Restrepo (incorporated by reference to Exhibit 99.2 to our Form 8-K (File No. 001-32657) filed with the SEC on December 19, 2014).

10.1(b)(+)	Form of TSR Stock Grant Agreement—William Restrepo, pursuant to the 2013 Stock Plan (incorporated by reference to Exhibit 10.1 to the Form 10-Q (File No. 001-32657) filed with the SEC on May 9, 2014).

10.1(c)(+)	Form of Nabors Industries Ltd. Restricted Stock Agreement—William Restrepo, pursuant to the 2013 Stock Plan (incorporated by reference to Exhibit 10.1 to the Form 10-Q (File No. 001-32657) filed with the SEC on May 9, 2014).

10.1(d)(+)	Form of Nabors Corporate Services, Inc. Restricted Stock Agreement—William Restrepo, pursuant to the 2013 Stock Plan (incorporated by reference to Exhibit 10.1 to the Form 10-Q (File No. 001-326571) filed with the SEC on May 9, 2014).

10.1(e)(+)	Second Amendment to Executive Employment Agreement, dated as of June 5, 2015, among Nabors Industries Ltd., Nabors Industries, Inc. and William Restrepo (incorporated by reference to Exhibit 99.2 to our Form 8-K (File No. 001-32657) filed with the SEC on June 8, 2015).

10.1(f)(+)	Third Amendment to Executive Employment Agreement, dated as of December 31, 2016, among Nabors Industries Ltd., Nabors Industries, Inc. and William Restrepo (incorporated by reference to Exhibit 99.2 to our Form 8-K (File No. 001-32657) filed with the SEC on January 5, 2016).

10.2(+)	Executive Employment Agreement by and among Nabors Industries Ltd., Nabors Industries, Inc. and Anthony G. Petrello, effective as of January 1, 2013 (incorporated by reference to Exhibit 99.1 to our Form 8-K (File No. 001-32657) filed with the SEC on March 11, 2013).

10.2(a)(+)	First Amendment to Executive Employment Agreement, dated December 19, 2014, among Nabors Industries Ltd., Nabors Industries, Inc. and Anthony G. Petrello (incorporated by reference to Exhibit 99.1 to our Form 8-K (File No. 001-32657) filed with the SEC on December 19, 2014).

10.2(d)(+)	Second Amendment to Executive Employment Agreement, dated as of June 5, 2015, among Nabors Industries Ltd., Nabors Industries, Inc. and Anthony G. Petrello (incorporated by reference to Exhibit 99.1 to our Form 8-K (File No. 001-32657) filed with the SEC on June 8, 2015).

10.2(e)(+)	Third Amendment to Executive Employment Agreement, dated as of December 31, 2016, among Nabors Industries Ltd., Nabors Industries, Inc. and Anthony G. Petrello (incorporated by reference to Exhibit 99.1 to our Form 8-K (File No. 001-32657) filed with the SEC on January 5, 2016).

Exhibit No.	Description

10.2(f)(+)	Fourth Amendment to Executive Employment Agreement, dated June 10, 2016, among Nabors Industries Ltd., Nabors Industries, Inc. and Anthony G. Petrello (incorporated by reference to Exhibit 99.1 to our Form 8-K (File No. 001-32657) filed with the SEC on June 13, 2016)

10.2(g)(+)	Fourth Amendment to Executive Employment Agreement, dated June 10, 2016, among Nabors Industries Ltd., Nabors Industries, Inc. and William Restrepo (incorporated by reference to Exhibit 99.2 to our Form 8-K (File No. 001-32657) filed with the SEC on June 13, 2016)

10.3	Form of Indemnification Agreement entered into between Nabors Industries Ltd. and the directors and executive officers (incorporated by reference to Exhibit 10.28 to our Form 10-K (File No. 000-49887) filed with the SEC on March 31, 2003).

10.4(+)	Nabors Industries Ltd. 2013 Stock Plan (incorporated by reference to Appendix B of Nabors Industries Ltd.’s Definitive Proxy Statement on Schedule 14A (File No. 001-32657) filed with the SEC on April 30, 2013).

10.4(a)(+)	Form of Stock Option Agreement—Others, pursuant to the 2013 Stock Plan (incorporated by reference to Exhibit 10.8(a) to our Form 10-K (File No. 001-32657) filed with the SEC on March 3, 2014).

10.4(b)(+)	Form of Restricted Stock Agreement—Others, pursuant to the 2013 Stock Plan (incorporated by reference to Exhibit 10.8(b) to our Form 10-K (File No. 001-32657) filed with the SEC on March 3, 2014).

10.4(c)(+)	Form of Restricted Stock Agreement—Directors, pursuant to the 2013 Stock Plan (incorporated by reference to Exhibit 10.8(c) to our Form 10-K (File No. 001-32657) filed with the SEC on March 3, 2014).

10.4(d)(+)	Form of TSR Stock Grant Agreement—Anthony G. Petrello, pursuant to the 2013 Stock Plan (incorporated by reference to Exhibit 10.8(d) to our Form 10-K (File No. 001-32657) filed with the SEC on March 3, 2014).

10.4(e)(+)	Form of Nabors Industries Ltd. Restricted Stock Agreement—Anthony G. Petrello, pursuant to the 2013 Stock Plan (incorporated by reference to Exhibit 10.8(e) to our Form 10-K (File No. 001-32657) filed with the SEC on March 3, 2014).

10.4(f)(+)	Form of Nabors Corporate Services, Inc. Restricted Stock Agreement—Anthony G. Petrello, pursuant to the 2013 Stock Plan (incorporated by reference to Exhibit 10.8(f) to our Form 10-K (File No. 001-32657) filed with the SEC on March 3, 2014).

10.5(+)	Form of Restricted Stock Award—Isenberg/Petrello (incorporated by reference to Exhibit 10.01 to Nabors Industries Ltd.’s Form 8-K, File No. 000-49887, filed March 2, 2005).

10.5(a)(+)	Form of Restricted Stock Award—Others (incorporated by reference to Exhibit 10.02 to Nabors Industries Ltd.’s Form 8-K, File No. 000-49887, filed March 2, 2005).

10.5(b)(+)	Form of Stock Option Agreement—Petrello/Isenberg (incorporated by reference to Exhibit 10.03 to our Form 8-K (File No. 000-49887) filed with the SEC on March 2, 2005).

10.5(c)(+)	Form of Stock Option Agreement—Others (incorporated by reference to Exhibit 10.04 to our Form 8-K (File No. 000-49887) filed with the SEC on March 2, 2005).

10.6	Nabors Industries Ltd. Amended and Restated 2003 Employee Stock Plan (incorporated by reference to Exhibit A of our Proxy Statement (File No. 001-32657) filed with the SEC on May 4, 2006).

10.7(+)	1996 Employee Stock Plan (incorporated by reference to Nabors Industries, Inc.’s Registration Statement on Form S-8 (File No. 333-11313) filed with the SEC on September 3, 1996).

Exhibit No.	Description

10.9(+)	Nabors Industries, Inc. 1999 Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.21 to Nabors Industries, Inc.’s Form 10-K (File No. 1-9245) filed with the SEC March 31, 1999).

10.9(a)(+)	Amendment to Nabors Industries, Inc. 1999 Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.19 to Nabors Industries Inc.’s Form 10-K (File No. 1-09245) filed with the SEC on March 19, 2002).

10.9(b)(+)	Amended and Restated 1999 Stock Option Plan for Non-Employee Directors (amended on May 2, 2003) (incorporated by reference to Exhibit 10.29 to our Form 10-Q (File No. 000-49887) filed with the SEC on May 12, 2003).

10.11	Agreement, dated as of April 4, 2013, by and between Nabors Industries Ltd. and PHM Investment (USD) 1 S.à.r.l. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-32657) filed with the Commission on April 4, 2013).

10.12	Term Loan Agreement, dated February 6, 2015, among Nabors Industries, Inc., as borrower, Nabors Industries Ltd., as guarantor, the lenders party thereto, HSBC Bank USA, N.A. and Wells Fargo Bank, N.A., as documentation agents, Mizuho Bank, Ltd., as syndication agent and Citibank, N.A, as administrative agent for the lenders (incorporated by reference to Exhibit 10.3 to our Form 8-K (File No. 001-32657) filed with the SEC on February 6, 2015).

10.13	Term Loan Agreement, dated as of February 6, 2015, among Nabors Industries, Inc., as borrower, Nabors Industries Ltd., as guarantor, the lenders party thereto, HSBC Bank USA, N.A. and Wells Fargo Bank, N.A., as documentation agents, Mizuho Bank, Ltd., as syndication agent and Citibank, N.A, as administrative agent for the lenders (incorporated by reference to Exhibit 10.3 to our Form 8-K (File No. 001-32657) filed with the SEC on February 9, 2015).

10.14	Employee Benefits Agreement, dated as of March 24, 2015, by and among Nabors Industries Ltd., Nabors Red Lion Limited and C&J Energy Services, Inc. (incorporated by reference to Exhibit 10.1 to our Form 8-K (File No. 001-32657) filed with the SEC on March 30, 2015).

10.15	Tax Matters Agreement, dated as of March 24, 2015, by and between Nabors Industries Ltd. and Nabors Red Lion Limited (incorporated by reference to Exhibit 10.2 to our Form 8-K (File No. 001-32657) filed with the SEC on March 30, 2015).

10.16	Global Alliance Agreement, dated as of March 24, 2015, by and between C&J Energy Services Ltd. and Nabors Industries Ltd (incorporated by reference to Exhibit 10.3 to our Form 8-K (File No. 001-32657) filed with the SEC on March 30, 2015).

10.17	Transition Services Agreement, dated as of March 24, 2015, by and between Nabors Industries Ltd. and Nabors Red Lion Limited, for the provision of services to Nabors Red Lion Limited by Nabors Industries Ltd. (incorporated by reference to Exhibit 10.5 to our Form 8-K (File No. 001-32657) filed with the SEC on March 30, 2015).

10.18	Transition Services Agreement, dated as of March 24, 2015, by and between Nabors Industries Ltd. and Nabors Red Lion Limited, for the provision of services to Nabors Industries Ltd. by Nabors Red Lion Limited (incorporated by reference to Exhibit 10.6 to our Form 8-K (File No. 001-32657) filed with the SEC on March 30, 2015).

10.19	Term Loan Agreement, dated as of September 29, 2015, among Nabors Industries, Inc., as borrower, Nabors Industries Ltd., as guarantor, the lenders party thereto, Mizuho Bank, Ltd., as documentation agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our Form 8-K (File No. 001-32657) filed with the SEC on October 1, 2015).

10.20	Shareholders’ Agreement, dated October 31, 2016, between Saudi Aramco Development Company and Nabors International Netherlands B.V.*

Exhibit No.	Description

10.21	Purchase Agreement, dated December 2, 2016, among Nabors Industries, Inc., Nabors Industries Ltd. and Morgan Stanley & Co. LLC as representative of the Initial Purchasers (incorporated by reference to Exhibit 10.1 to our Form 8-K (File No. 001-32657) filed with the SEC on December 5, 2016)

10.22	Purchase Agreement, dated January 9, 2017, among Nabors Industries, Inc., Nabors Industries Ltd. and Citigroup Global Markets Inc. and Goldman, Sachs & Co. as representatives of the Initial Purchasers (incorporated by reference to Exhibit 10.1 to our Form 8-K (File No. 001-32657) filed with the SEC on January 11, 2017)

10.23	Call Option Transaction Confirmation, dated as of January 9, 2017, between Nabors Industries Ltd., Nabors Industries, Inc. and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.2 to our Form 8-K (File No. 001-32657) filed with the SEC on January 11, 2017)

10.24	Call Option Transaction Confirmation, dated as of January 9, 2017, between Nabors Industries Ltd., Nabors Industries, Inc. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.3 to our Form 8-K (File No. 001-32657) filed with the SEC on January 11, 2017)

10.25	Additional Call Option Transaction Confirmation, dated as of January 10, 2017, between Nabors Industries Ltd., Nabors Industries, Inc. and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.1 to our Form 8-K (File No. 001-32657) filed with the SEC on January 11, 2017)

10.26	Additional Call Option Transaction Confirmation, dated as of January 10, 2017, between Nabors Industries Ltd., Nabors Industries, Inc. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.2 to our Form 8-K (File No. 001-32657) filed with the SEC on January 11, 2017)

12	Computation of Ratios.*

21	Significant Subsidiaries.*

23.1	Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP—Houston.*

31.1	Rule 13a-14(a)/15d-14(a) Certification of Anthony G. Petrello, Chairman, President and Chief Executive Officer*

31.2	Rule 13a-14(a)/15d-14(a) Certification of William Restrepo, Chief Financial Officer*

32.1	Certifications required by Rule 13a-14(b) or Rule 15d-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350), executed by Anthony G. Petrello, Chairman, President and Chief Executive Officer and William Restrepo, Chief Financial Officer.*

101.INS	XBRL Instance Document*

101.SCH	XBRL Schema Document*

101.CAL	XBRL Calculation Linkbase Document*

101.LAB	XBRL Label Linkbase Document*

101.PRE	XBRL Presentation Linkbase Document*

101.DEF	XBRL Definition Linkbase Document*

*	Filed herewith.
(+)	Management contract or compensatory plan or arrangement.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2016, 2015 and 2014

	Balance at Beginning of Period	Charged to Costs and Other Deductions	Charged to Other Accounts	Deductions	Balance at End of Period
	(In thousands)
2016
Allowance for doubtful accounts	$44,553	19,132	(58)	(19,870)	$43,757
Inventory reserve	$46,813	13,587	—	(33,863)	$26,537
Valuation allowance on deferred tax assets	$1,560,162	—	247,566	—	$1,807,728
2015
Allowance for doubtful accounts	$23,545	36,720	(288)	(15,424)	$44,553
Inventory reserve	$45,141	9,485	—	(7,813)	$46,813
Valuation allowance on deferred tax assets	$1,537,507	—	22,655	—	$1,560,162
2014
Allowance for doubtful accounts	$27,134	(802)	(52)	(2,735)	$23,545
Inventory reserve	$6,801	43,076	—	(4,736)	$45,141
Valuation allowance on deferred tax assets	$1,547,441	—	(9,934)	—	$1,537,507

Annex H

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2017

Commission File Number: 001-32657

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0363970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Crown House

Second Floor

4 Par-la-Ville Road

Hamilton, HM08

Bermuda

(441) 292-1510

(Address of principal executive office)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES  ☒            NO  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

YES  ☒            NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

YES  ☐            NO  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

The number of common shares, par value $.001 per share, outstanding as of April 25, 2017 was 285,800,732, excluding 49,672,636 common shares held by our subsidiaries, or 335,473,368 in the aggregate.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2017	December 31, 2016
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$200,688	$264,093
Short-term investments	27,907	31,109
Accounts receivable, net	514,446	508,355
Inventory, net	109,461	103,595
Assets held for sale	77,118	76,668
Other current assets	193,036	172,019

Total current assets	1,122,656	1,155,839
Property, plant and equipment, net	6,218,699	6,267,583
Goodwill	166,999	166,917
Deferred tax asset	373,973	366,586
Other long-term assets	212,985	230,090

Total assets	$8,095,312	$8,187,015

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$313	$297
Trade accounts payable	241,332	264,578
Accrued liabilities	497,364	543,248
Income taxes payable	32,640	13,811

Total current liabilities	771,649	821,934
Long-term debt	3,661,665	3,578,335
Other long-term liabilities	467,248	522,456
Deferred income taxes	8,356	9,495

Total liabilities	4,908,918	4,932,220
Commitments and contingencies (Note 7)
Equity:
Shareholders’ equity:
Common shares, par value $0.001 per share:
Authorized common shares 800,000; issued 335,567 and 333,598, respectively	336	334
Capital in excess of par value	2,612,457	2,521,332
Accumulated other comprehensive income (loss)	(11,336)	(12,119)
Retained earnings	1,872,440	2,033,427
Less: treasury shares, at cost, 49,673 and 49,673 common shares, respectively	(1,295,949)	(1,295,949)

Total shareholders’ equity	3,177,948	3,247,025
Noncontrolling interest	8,446	7,770

Total equity	3,186,394	3,254,795

Total liabilities and equity	$8,095,312	$8,187,015

The accompanying notes are an integral part of these condensed consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(In thousands, except per share amounts)
Revenues and other income:
Operating revenues	$562,550	$597,571
Earnings (losses) from unconsolidated affiliates	2	(167,151)
Investment income (loss)	721	343

Total revenues and other income	563,273	430,763

Costs and other deductions:
Direct costs	387,644	365,023
General and administrative expenses	63,409	62,334
Research and engineering	11,757	8,162
Depreciation and amortization	203,672	215,818
Interest expense	56,518	45,730
Other, net	13,510	182,404

Total costs and other deductions	736,510	879,471

Income (loss) from continuing operations before income taxes	(173,237)	(448,708)
Income tax expense (benefit):
Current	22,689	14,825
Deferred	(48,298)	(66,889)

Total income tax expense (benefit)	(25,609)	(52,064)

Income (loss) from continuing operations, net of tax	(147,628)	(396,644)
Income (loss) from discontinued operations, net of tax	(439)	(926)

Net income (loss)	(148,067)	(397,570)
Less: Net (income) loss attributable to noncontrolling interest	(917)	(724)

Net income (loss) attributable to Nabors	$(148,984)	$(398,294)

Amounts attributable to Nabors:
Net income (loss) from continuing operations	$(148,545)	$(397,368)
Net income (loss) from discontinued operations	(439)	(926)

Net income (loss) attributable to Nabors	$(148,984)	$(398,294)

Earnings (losses) per share:
Basic from continuing operations	$(0.52)	$(1.41)
Basic from discontinued operations	—	—

Total Basic	$(0.52)	$(1.41)

Diluted from continuing operations	$(0.52)	$(1.41)
Diluted from discontinued operations	—	—

Total Diluted	$(0.52)	$(1.41)

Weighted-average number of common shares outstanding:
Basic	277,781	275,851
Diluted	277,781	275,851
Dividends declared per common share	$0.06	$0.06

The accompanying notes are an integral part of these condensed consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Net income (loss) attributable to Nabors	$(148,984)	$(398,294)
Other comprehensive income (loss), before tax:
Translation adjustment attributable to Nabors
Unrealized gain (loss) on translation adjustment	3,860	33,362
Less: reclassification adjustment for realized (gain) loss on translation adjustment	—	—

Translation adjustment attributable to Nabors	3,860	33,362
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	(3,201)	769
Less: reclassification adjustment for (gains) losses included in net income (loss)	—	—

Unrealized gains (losses) on marketable securities	(3,201)	769
Pension liability amortization and adjustment	50	174
Unrealized gains (losses) and amortization on cash flow hedges	153	153

Other comprehensive income (loss), before tax	862	34,458
Income tax expense (benefit) related to items of other comprehensive income (loss)	79	129

Other comprehensive income (loss), net of tax	783	34,329

Comprehensive income (loss) attributable to Nabors	(148,201)	(363,965)
Net income (loss) attributable to noncontrolling interest	917	724
Translation adjustment attributable to noncontrolling interest	49	419

Comprehensive income (loss) attributable to noncontrolling interest	966	1,143

Comprehensive income (loss)	$(147,235)	$(362,822)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(148,067)	$(397,570)
Adjustments to net income (loss):
Depreciation and amortization	204,364	216,669
Deferred income tax expense (benefit)	(48,469)	(67,289)
Impairments and other charges	—	2,735
Deferred financing costs amortization	1,728	1,118
Discount amortization on long-term debt	4,505	568
Losses (gains) on debt buyback	8,596	(6,027)
Losses (gains) on long-lived assets, net	2,875	2,563
Impairments on equity method holdings	—	177,242
Share-based compensation	10,280	7,374
Foreign currency transaction losses (gains), net	877	4,213
Equity in (earnings) losses of unconsolidated affiliates, net of dividends	(2)	167,151
Other	(751)	(428)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(19,198)	166,074
Inventory	(5,301)	2,057
Other current assets	(10,725)	(18,651)
Other long-term assets	15,294	13,214
Trade accounts payable and accrued liabilities	(38,659)	(120,757)
Income taxes payable	17,929	966
Other long-term liabilities	(53,267)	10,284

Net cash (used for) provided by operating activities	(57,991)	161,506
Cash flows from investing activities:
Purchases of investments	(4)	—
Sales and maturities of investments	91	41
Capital expenditures	(183,427)	(129,875)
Proceeds from sales of assets and insurance claims	3,253	5,448
Other	(106)	(4,439)

Net cash (used for) provided by investing activities	(180,193)	(128,825)
Cash flows from financing activities:
Increase (decrease) in cash overdrafts	(469)	1,642
Proceeds from issuance of long-term debt	411,200	—
Debt issuance costs	(10,439)	—
Proceeds from revolving credit facilities	—	150,000
Reduction in revolving credit facilities	—	(70,000)
Proceeds from (payments for) issuance of common shares	8,300	—
Repurchase of common shares	—	(1,687)
Reduction in long-term debt	(170,491)	(148,045)
Dividends to shareholders	(17,040)	(16,922)
Proceeds from (payment for) commercial paper, net	—	1,325
Cash proceeds from equity component of exchangeable debt	159,952	—
Payments on term loan	(162,500)	—
Proceeds from (payments for) short-term borrowings	16	(628)
Purchase of capped call hedge transactions	(40,250)	—
Other	(5,341)	(3,190)

Net cash (used for) provided by financing activities	172,938	(87,505)
Effect of exchange rate changes on cash and cash equivalents	1,841	968

Net increase (decrease) in cash and cash equivalents	(63,405)	(53,856)
Cash and cash equivalents, beginning of period	264,093	254,530

Cash and cash equivalents, end of period	$200,688	$200,674

The accompanying notes are an integral part of these condensed consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Common Shares		Capital in Excess of Par Value	Accumulated Other Comprehensive Income	Retained Earnings	Treasury Shares	Non- controlling Interest	Total Equity
(In thousands)	Shares	Par Value
As of December 31, 2015	330,526	331	2,493,100	(47,593)	3,131,134	(1,294,262)	11,158	4,293,868
Net income (loss)	—	—	—	—	(398,294)	—	724	(397,570)
Dividends to shareholders ($0.06 per share)	—	—	—	—	(16,922)	—	—	(16,922)
Repurchase of treasury shares	—	—	—	—	—	(1,687)	—	(1,687)
Other comprehensive income (loss), net of tax	—	—	—	34,329	—	—	419	34,748
Share-based compensation	—	—	7,374	—	—	—	—	7,374
Other	1,149	1	(3,191)	—	—	—	(424)	(3,614)

As of March 31, 2016	331,675	$332	$2,497,283	$(13,264)	$2,715,918	$(1,295,949)	$11,877	$3,916,197

As of December 31, 2016	333,598	$334	$2,521,332	$(12,119)	$2,033,427	$(1,295,949)	$7,770	$3,254,795
Net income (loss)	—	—	—	—	(148,984)	—	917	(148,067)
Dividends to shareholders ($0.06 per share)	—	—	—	—	(17,153)	—	—	(17,153)
Other comprehensive income (loss), net of tax	—	—	—	783	—	—	49	832
Issuance of common shares for stock options exercised, net of surrender of unexercised stock options	843	1	8,299	—	—	—	—	8,300
Share-based compensation	—	—	10,280	—	—	—	—	10,280
Equity component of exchangeable debt	—	—	116,195	—	—	—	—	116,195
Capped call transactions	—	—	(40,250)	—	—	—	—	(40,250)
Adoption of ASU No. 2016-09	—	—	1,943	—	5,150	—	—	7,093
Other	1,126	1	(5,342)	—	—	—	(290)	(5,631)

As of March 31, 2017	335,567	$336	$2,612,457	$(11,336)	$1,872,440	$(1,295,949)	$8,446	$3,186,394

The accompanying notes are an integral part of these condensed consolidated financial statements.

Nabors Industries Ltd. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Nature of Operations

Unless the context requires otherwise, references in this annual report to “we,” “us,” “our,” “the Company,” or “Nabors” mean Nabors Industries Ltd., together with our subsidiaries where the context requires.

We own and operate the world’s largest land-based drilling rig fleet and are a leading provider of offshore platform drilling rigs in the United States and multiple international markets. We also provide advanced wellbore placement services, drilling software and performance tools, drilling equipment and innovative technologies throughout the world’s most significant oil and gas markets.

As a global provider of drilling and drilling-related services for land-based and offshore oil and natural gas wells, our fleet of rigs and drilling-related equipment as of March 31, 2017 included:

•	403 actively marketed rigs for land-based drilling operations in the United States, Canada and approximately 20 other countries throughout the world; and

•	41 actively marketed rigs for offshore drilling operations in the United States and multiple international markets.

Our business consists of four reportable operating segments: U.S., Canada, International and Rig Services.

Note 2 Summary of Significant Accounting Policies

Interim Financial Information

The accompanying unaudited consolidated condensed financial statements of Nabors have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). Pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted. Therefore, these financial statements should be read together with our annual report on Form 10-K for the year ended December 31, 2016 (“2016 Annual Report”). In management’s opinion, the unaudited condensed consolidated financial statements contain all adjustments necessary to state fairly our financial position as of March 31, 2017 and the results of operations, comprehensive income (loss), cash flows and changes in equity for the periods presented herein. Interim results for the three months ended March 31, 2017 may not be indicative of results that will be realized for the full year ending December 31, 2017.

Principles of Consolidation

Our condensed consolidated financial statements include the accounts of Nabors, as well as all majority owned and non-majority owned subsidiaries required to be consolidated under GAAP. All significant intercompany accounts and transactions are eliminated in consolidation.

Investments in operating entities where we have the ability to exert significant influence, but where we do not control operating and financial policies, are accounted for using the equity method. Our share of the net income (loss) of these entities is recorded as earnings (losses) from unconsolidated affiliates in our condensed consolidated statements of income (loss). The investments in these entities are included in investment in unconsolidated affiliates in our condensed consolidated balance sheets. We historically recorded our share of the net income (loss) of our equity method investment in C&J Energy Services, Ltd. (“CJES”) on a one-quarter lag, as we were not able to obtain the financial information of CJES on a timely basis. During the third quarter of 2016, CJES filed for bankruptcy, at which time we ceased accounting for our investment in CJES as an equity method investment and now report this investment at our estimate of fair value. See Note 3 — Investments in Unconsolidated Affiliates.

Revenue Recognition

We recognize revenues and costs on daywork contracts daily as the work progresses. For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. We defer revenue related to mobilization periods and recognize the revenue over the term of the related drilling contract. We also defer recognition of revenue on amounts received from customers for prepayment of services until those services are provided. At March 31, 2017 and December 31, 2016, our deferred revenues classified as accrued liabilities were $259.7 million and $255.6 million, respectively. At March 31, 2017 and December 31, 2016, our deferred revenues classified as other long-term liabilities were $262.8 million and $321.0 million, respectively.

Costs incurred related to a mobilization period for which a contract is secured are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. At March 31, 2017 and December 31, 2016, our deferred expenses classified as other current assets were $73.0 million and $63.4 million, respectively. At March 31, 2017 and December 31, 2016, our deferred expenses classified as other long-term assets were $59.6 million and $69.5 million, respectively.

We recognize revenue for top drives and instrumentation systems we manufacture when the earnings process is complete. This generally occurs when products have been shipped, title and risk of loss have been transferred, collectability is probable, and pricing is fixed and determinable.

We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in other expense (income), net in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements that are expected to be less than the carrying value of damaged assets are recognized at the time the loss is incurred and recorded in other expense (income), net.

We recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs.

Inventory, net

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out or weighted-average cost methods and includes the cost of materials, labor and manufacturing overhead. Inventory included the following:

	March 31, 2017	December 31, 2016
	(In thousands)
Raw materials	$83,751	$84,431
Work-in-progress	13,288	1,204
Finished goods	12,422	17,960

	$109,461	$103,595

Property, Plant and Equipment

We review our assets for impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the estimated undiscounted future cash flows are not sufficient to support the asset’s recorded value, an impairment charge is recognized to reduce the carrying amount of the long-lived asset to its estimated fair value. The determination of future cash flows requires the estimation of dayrates and utilization, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry.

For an asset classified as held for sale, we consider the asset impaired when its carrying amount exceeds fair value less its cost to sell. Fair value is determined in the same manner as an impaired long-lived asset that is held and used.

Significant and unanticipated changes to the assumptions could result in future impairments. A continuation of the lower oil and natural gas prices experienced over the last two years could continue to adversely affect the demand for and prices of our services. As such, we will continue to assess our asset fleet, particularly our legacy and undersized rigs. Should we continue experiencing weakening in the market for a prolonged period for any specific rig class, this could result in future impairment charges or retirements of assets. As the determination of whether impairment charges should be recorded on our long-lived assets is subject to significant management judgment, and an impairment of these assets could result in a material charge on our condensed consolidated statements of income (loss), management believes that accounting estimates related to impairment of long-lived assets are critical.

Goodwill

We review goodwill for impairment annually during the second quarter of each fiscal year or more frequently if events or changes in circumstances indicate that the carrying amount of such goodwill and intangible assets exceed their fair value. Due to the adoption of Accounting Standards Update (“ASU”) No. 2017-04, effective January 1, 2017, we no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. We will continue to perform our qualitative analysis as well as step one of the impairment test which compares the estimated fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, an impairment charge will be recognized in an amount equal to the excess; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

For our goodwill tests prior to adoption of the new standard, we initially assessed goodwill for impairment based on qualitative factors to determine whether to perform the two-step annual goodwill impairment test, a Level 3 fair value measurement. After our qualitative assessment, step one of the impairment test compared the estimated fair value of the reporting unit to its carrying amount. If the carrying amount exceeded the fair value, a second step was required to measure the goodwill impairment loss. The second step compared the implied fair value of the reporting unit’s goodwill to its carrying amount. If the carrying amount exceeded the implied fair value, an impairment loss was recognized in an amount equal to the excess.

Our estimated fair values of our reporting units incorporate judgment and the use of estimates by management. Potential factors requiring assessment include a further or sustained decline in our stock price, declines in oil and natural gas prices, a variance in results of operations from forecasts, a change in operating strategy of assets and additional transactions in the oil and gas industry. Another factor in determining whether impairment has occurred is the relationship between our market capitalization and our book value. As part of our annual review, we compare the sum of our reporting units’ estimated fair value, which includes the estimated fair value of non-operating assets and liabilities, less debt, to our market capitalization and assess the reasonableness of our estimated fair value. Any of the above-mentioned factors may cause us to re-evaluate goodwill during any quarter throughout the year.

Recently Adopted Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-07, Investments—Equity Method and Joint Ventures, to simplify the transition to the equity method of accounting. This standard eliminates the requirement to retroactively adopt the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence. Instead, the equity method investor should add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment qualifies for the equity method of accounting. This guidance is effective for public companies for fiscal years beginning after December 15, 2016. The adoption of this guidance did not have an impact on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation, to simplify the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This guidance is effective for public companies for fiscal years beginning after December 15, 2016. We adopted this guidance on a prospective basis effective January 1, 2017. The impact of adoption was a decrease in deferred tax liabilities of $7.1 million and an increase in retained earnings of $7.1 million related to excess tax benefits on prior awards. Additionally, we elected to account for forfeitures as they occur. The impact of this election resulted in an increase in capital in excess of par and a corresponding decrease in retained earnings of $1.9 million.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other, which simplifies the subsequent measurement of goodwill by eliminating Step 2 of the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under this new standard, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and then recognize an impairment charge, as necessary, for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. This guidance is effective for fiscal years beginning after December 15, 2019. We have elected to early adopt this guidance on a prospective basis for our annual goodwill impairment test performed subsequent to January 1, 2017. The adoption of this standard had no effect on our financial condition, results of operations or disclosures for our first quarter ended March 31, 2017 as this standard only impacts the measurement of goodwill impairment charges on a prospective basis.

Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, relating to the revenue recognition from contracts with customers that creates a common revenue standard for GAAP and IFRS. The core principle will require recognition of revenue to represent the transfer of promised goods or services to customers in an amount that reflects the consideration, including costs incurred, to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB approved a one year deferral of this standard, with a new effective date for fiscal years beginning after December 15, 2017. During the first quarter of 2017, we expanded our implementation team and are in the process of reviewing our revenue streams. We have identified a subset of contracts that we believe are representative of our operations and began a detailed analysis of the related performance obligations and pricing arrangements in such contracts. At this time, we expect to apply the modified retrospective approach. However, we are still evaluating the requirements to determine the impact of the adoption on our consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall, relating to the recognition and measurement of financial assets and liabilities. This standard enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, relating to leases to increase transparency and comparability among companies. This standard requires that all leases with an initial term greater than one year be recorded on the balance sheet as an asset and a lease liability. Additionally, this standard will require disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for public companies for fiscal years beginning after December 15, 2018. Early application is permitted. This standard requires an entity to separate lease components from nonlease components within a contract. While the lease components would be accounted for under ASU No. 2016-02, nonlease components would be accounted for under ASU No. 2014-09. Therefore, we are evaluating ASU No. 2016-02 concurrently with the provisions of ASU No. 2014-09 and the impact this will have on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows, to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16—Income Taxes, which improves the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash to provide guidance on the classification of restricted cash in the statement of cash flows. This guidance is effective for public companies for fiscal years beginning after beginning after December 15, 2017. Early application is permitted. The amendments in the ASU should be adopted on a retrospective basis. We are currently evaluating the impact this will have on our consolidated financial statements.

Note 3 Investments in Unconsolidated Affiliates

On March 24, 2015, we completed the merger (the “Merger”) of our Completion & Production Services business with C&J Energy Services, Inc. (“C&J Energy”). We received total consideration comprised of approximately $693.5 million in cash ($650.0 million after settlement of working capital requirements) and approximately 62.5 million common shares in the combined company, CJES, representing approximately 53% of the outstanding and issued common shares of CJES as of the closing date. We recognized our share of the net income (loss) of CJES, which was a loss of $167.1 million for the three months ended March 31, 2016, which is reflected in earnings (losses) from unconsolidated affiliates in our condensed consolidated statement of income (loss). Additionally, we recognized an other-than-temporary impairment charge of $153.4 million during the three months ended March 31, 2016, which is reflected in other, net in our condensed consolidated statement of income (loss). During the third quarter of 2016, CJES commenced voluntarily cases under chapter 11 of the U.S. Bankruptcy code. As such, we ceased accounting for our investment in CJES as an equity method investment. See Note 7—Commitments and Contingencies for disclosure surrounding the bankruptcy proceeding.

Note 4 Fair Value Measurements

Our financial assets and liabilities that are accounted for at fair value on a recurring basis as of March 31, 2017 consist of available-for-sale equity and debt securities. Our debt securities could transfer into or out of a Level 1 or 2 measure depending on the availability of independent and current pricing at the end of each quarter. During the three months ended March 31, 2017, there were no transfers of our financial assets between Level 1 and Level 2 measures. Our financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The majority of our short-term investments are categorized as Level 1 and had a fair value of $27.9 million as of March 31, 2017.

Nonrecurring Fair Value Measurements

We applied fair value measurements to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consist of measurements primarily to assets held for sale, goodwill, equity method investments, intangible assets and other long-lived assets, assets acquired and liabilities assumed in a business combination and our pipeline contractual commitment. Based upon our review of the fair value hierarchy, the inputs used in these fair value measurements were considered Level 3 inputs.

Fair Value of Financial Instruments

We estimate the fair value of our financial instruments in accordance with GAAP. The fair value of our long-term debt, revolving credit facility and commercial paper is estimated based on quoted market prices or prices quoted from third-party financial institutions. The fair value of our debt instruments is determined using Level 2 measurements. The carrying and fair values of these liabilities were as follows:

	March 31, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)		(In thousands)
6.15% senior notes due February 2018	$665,222	$690,168	$827,539	$865,300
9.25% senior notes due January 2019	303,489	337,252	303,489	337,443
5.00% senior notes due September 2020	669,616	694,311	669,540	689,211
4.625% senior notes due September 2021	694,928	706,658	694,868	708,765
5.50% senior notes due January 2023	600,000	615,378	600,000	627,000
5.10% senior notes due September 2023	346,480	351,462	346,448	348,613
0.75% senior exchangeable notes due January 2024	415,228	388,882	—	—
Term loan facility	—	—	162,500	162,500
Revolving credit facility	—	—	—	—
Commercial paper	—	—	—	—
Other	313	313	297	297

	3,695,276	$3,784,424	3,604,681	$3,739,129

Less: Deferred financing costs	33,298		26,049

	$3,661,978		$3,578,632

The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.

Note 5 Debt

Debt consisted of the following:

	March 31,	December 31,
	2017	2016
	(In thousands)
6.15% senior notes due February 2018(1)	$665,222	$827,539
9.25% senior notes due January 2019	303,489	303,489
5.00% senior notes due September 2020	669,616	669,540
4.625% senior notes due September 2021	694,928	694,868
5.50% senior notes due January 2023	600,000	600,000
5.10% senior notes due September 2023	346,480	346,448
0.75% senior exchangeable notes due January 2024	415,228	—
Term loan facility	—	162,500
Revolving credit facility	—	—
Commercial paper	—	—
Other	313	297

	3,695,276	3,604,681
Less: current portion	313	297
Less: deferred financing costs	33,298	26,049

	$3,661,665	$3,578,335

(1)	The 6.15% senior notes due February 2018 have been classified as long-term because we have the ability and intent to repay this obligation utilizing our revolving credit facility.

During the three months ended March 31, 2017, we repurchased $162.5 million aggregate principal amount of our 6.15% senior notes due February 2018 for approximately $171.6 million in cash, reflecting principal and approximately $2.2 million of accrued and unpaid interest. The difference represents the premiums incurred in connection with these repurchases and is included in other, net in our condensed consolidated statement of income (loss) for the three months ended March 31, 2017.

0.75% Senior Exchangeable Notes Due January 2024

In January 2017, Nabors Industries, Inc. (“Nabors Delaware”), a wholly owned subsidiary of Nabors, issued $575 million in aggregate principal amount of 0.75% exchangeable senior unsecured notes due 2024, which are fully and unconditionally guaranteed by Nabors. The notes bear interest at a rate of 0.75% per year payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2017. The exchangeable notes are bifurcated for accounting purposes into debt and equity components of $411.2 million and $163.8 million, respectively, based on the relative fair value. Debt issuance costs of $9.6 million and equity issuance costs of $3.9 million were capitalized in connection with the issuance of these notes in long-term debt and netted against the proceeds allocated to the equity component, respectively, in our condensed consolidated balance sheet. The debt issuance costs are being amortized through January 2024.

The exchangeable notes are exchangeable, under certain conditions, at an initial exchange rate of 39.75 common shares of Nabors per $1,000 principal amount of exchangeable notes (equivalent to an initial exchange price of approximately $25.16 per common share). Upon any exchange, Nabors Delaware will settle its exchange obligation in cash, common shares of Nabors, or a combination of cash and common shares, at our election.

In connection with the pricing of the notes, we entered into privately negotiated capped call transactions which are expected to reduce potential dilution to common shares and/or offset potential cash payments required to be made in excess of the principal amount upon any exchange of notes. Such reduction and/or offset is subject to a cap representing a price per share of $31.45, an approximately 75.0% premium over our share price of $17.97 as of the date of the transaction. The net proceeds from the offering of the exchangeable notes were used to prepay the remaining balance of our unsecured term loan originally scheduled to mature in 2020, as well as to pay the cost of the capped call transactions. Any remaining net proceeds from the offering were allocated for general corporate purposes, including to repurchase or repay other indebtedness.

Commercial Paper Program

As of March 31, 2017, we had no borrowings outstanding under this facility. Our commercial paper borrowings are classified as long-term debt because the borrowings are fully supported by availability under our revolving credit facility, which matures as currently structured in July 2020, more than one year from now.

Revolving Credit Facility

As of March 31, 2017, we had no borrowings outstanding under our $2.25 billion revolving credit facility, which matures in July 2020. The revolving credit facility contains various covenants and restrictive provisions that limit our ability to incur additional indebtedness, make investments or loans and create liens and require us to maintain a net funded indebtedness to total capitalization ratio, as defined in the agreement. Availability under the revolving credit facility is subject to a covenant not to exceed a net debt to capital ratio of 0.60:1. We were in compliance with all covenants under the agreement at March 31, 2017. If we fail to perform our obligations under the covenants, the revolving credit commitment could be terminated, and any outstanding borrowings under the facility could be declared immediately due and payable.

Term Loan Facility

On September 29, 2015, Nabors Delaware entered into a new five-year unsecured term loan facility for $325.0 million, which is fully and unconditionally guaranteed by us. The term loan facility contains a mandatory prepayment of $162.5 million due in September 2018, which was repaid in December 2016 utilizing a portion of the proceeds received in connection with the 5.50% senior notes offering. In January 2017, we repaid the remaining $162.5 million term loan utilizing the proceeds received in connection with the 0.75% senior exchangeable notes and the facility was terminated.

Note 6 Common Shares

During the three months ended March 31, 2016, we repurchased 0.3 million of our common shares in the open market for $1.7 million, all of which are held in treasury.

On February 17, 2017, a cash dividend of $0.06 per share was declared for shareholders of record on March 14, 2017. The dividend was paid on April 4, 2017 in the amount of $17.2 million and was charged to retained earnings in our condensed consolidated statement of changes in equity for the three months ended March 31, 2017.

Note 7 Commitments and Contingencies

Contingencies

Income Tax

We operate in a number of countries throughout the world and our tax returns filed in those jurisdictions are subject to review and examination by tax authorities within those jurisdictions. We do not recognize the benefit of income tax positions we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries, if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, our effective tax rate on our worldwide earnings could change substantially.

We have received an assessment from a tax authority in Latin America in connection with a 2007 income tax return. The assessment relates to the denial of depreciation expense deductions related to drilling rigs. Similar deductions were taken for tax year 2009. Although Nabors and its tax advisors believe these deductions are appropriate and intend to continue to defend our position, we have recorded a partial reserve to account for this contingency. If we ultimately do not prevail, we estimate that we would be required to recognize additional tax expense in the range of $3 million to $8 million.

Self-Insurance

We estimate the level of our liability related to insurance and record reserves for these amounts in our condensed consolidated financial statements. Our estimates are based on the facts and circumstances specific to existing claims and our past experience with similar claims. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonable in light of the actual amount of claims paid and are actuarially supported. Although we believe our insurance coverage and reserve estimates are reasonable, a significant accident or other event that is not fully covered by insurance or contractual indemnity could occur and could materially affect our financial position and results of operations for a particular period.

We self-insure for certain losses relating to workers’ compensation, employers’ liability, general liability, automobile liability and property damage. Some of our workers’ compensation claims, employers’ liability and marine employers’ liability claims are subject to a $3.0 million per-occurrence deductible; additionally, some of our automobile liability claims are subject to a $2.5 million deductible. General liability claims remain subject to a $5.0 million per-occurrence deductible. Our policies were renewed effective April 1, 2017 and remains subject to these same deductibles.

In addition, we are subject to a $5.0 million deductible for land rigs and for offshore rigs. This applies to all kinds of risks of physical damage except for named windstorms in the U.S. Gulf of Mexico for which we are self-insured.

Litigation

Nabors and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

In March 2011, the Court of Ouargla entered a judgment of approximately $25.7 million (at March 31, 2017 exchange rates) against us relating to alleged violations of Algeria’s foreign currency exchange controls, which require that goods and services provided locally be invoiced and paid in local currency. The case relates to certain foreign currency payments made to us by CEPSA, a Spanish operator, for wells drilled in 2006.

Approximately $7.5 million of the total contract amount was paid offshore in foreign currency, and approximately $3.2 million was paid in local currency. The judgment includes fines and penalties of approximately four times the amount at issue. We have appealed the ruling based on our understanding that the law in question applies only to resident entities incorporated under Algerian law. An intermediate court of appeals upheld the lower court’s ruling, and we appealed the matter to the Supreme Court. On September 25, 2014, the Supreme Court overturned the verdict against us, and the case was reheard by the Ouargla Court of Appeals on March 22, 2015 in light of the Supreme Court’s opinion. On March 29, 2015, the Ouargla Court of Appeals reinstated the initial judgment against us. We have appealed this decision again to the Supreme Court. While our payments were consistent with our historical operations in the country, and, we believe, those of other multinational corporations there, as well as interpretations of the law by the Central Bank of Algeria, the ultimate resolution of this matter could result in a loss of up to $17.7 million in excess of amounts accrued.

In March 2012, Nabors Global Holdings II Limited (“NGH2L”) signed an agreement with ERG Resources, LLC (“ERG”) relating to the sale of all of the Class A shares of NGH2L’s wholly owned subsidiary, Ramshorn International Limited, an oil and gas exploration company (“Ramshorn”) (“the ERG Agreement”). When ERG failed to meet its closing obligations, NGH2L terminated the transaction on March 19, 2012 and, as contemplated in the agreement, retained ERG’s $3.0 million escrow deposit. ERG filed suit the following day in the 61st Judicial District Court of Harris County, Texas, in a case styled ERG Resources, LLC v. Nabors Global Holdings II Limited, Ramshorn International Limited, and Parex Resources, Inc.; Cause No. 2012 16446, seeking injunctive relief to halt any sale of the shares to a third party, specifically naming as defendant Parex Resources, Inc. (“Parex”). The lawsuit also seeks monetary damages of up to $750.0 million based on an alleged breach of contract by NGH2L and alleged tortious interference with contractual relations by Parex. We successfully defeated ERG’s effort to obtain a temporary restraining order from the Texas court on March 20, 2012 and completed the sale of Ramshorn’s Class A shares to a Parex affiliate in April 2012, which mooted ERG’s application for a temporary injunction. The defendants made numerous jurisdictional challenges on appeal, and on April 30, 2015, ERG filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Accordingly, the civil actions are currently subject to the bankruptcy stay and ERG’s claims in the lawsuit are assets of the estate. The lawsuit was stayed, pending further court actions, including appeals of the jurisdictional decisions. On June 17, 2016, the Texas Supreme Court issued its opinion on the jurisdictional appeal holding that jurisdiction exists in Texas for Ramshorn, but not for Parex Bermuda or Parex Canada. ERG retains its causes of action for monetary damages, but we believe the claims are foreclosed by the terms of the ERG Agreement and are without factual or legal merit. On December 28, 2016, the District Court granted Nabors’ Motion for Partial Summary Judgment to Enforce Exclusive Remedies Clause, holding that ERG’s potential recovery in the action may not exceed $4.5 million in accordance with the terms of the ERG Agreement. The plaintiffs have challenged this ruling by filing a motion for rehearing that was heard March 6, 2017. We await the Court’s ruling. Although we continue to vigorously defend the lawsuit, its ultimate outcome cannot be determined at this time.

On July 30, 2014, we and Nabors Red Lion Limited (“Red Lion”), along with C&J Energy and its board of directors, were sued in a putative shareholder class action filed in the Court of Chancery of the State of Delaware (the “Court of Chancery”). The plaintiff alleges that the members of the C&J Energy board of directors breached their fiduciary duties in connection with the Merger, and that Red Lion and C&J Energy aided and abetted these alleged breaches. The plaintiff sought to enjoin the defendants from proceeding with or consummating the Merger and the C&J Energy stockholder meeting for approval of the Merger and, to the extent that the Merger was completed before any relief was granted, to have the Merger rescinded. On November 10, 2014, the plaintiff filed a motion for a preliminary injunction, and, on November 24, 2014, the Court of Chancery entered a bench ruling, followed by a written order on November 25, 2014, that (i) ordered certain members of the C&J Energy board of directors to solicit for a 30 day period alternative proposals to purchase C&J Energy (or a controlling stake in C&J Energy) that were superior to the Merger, and (ii) preliminarily enjoined C&J Energy from holding its stockholder meeting until it complied with the foregoing. C&J Energy complied with the order while it simultaneously pursued an expedited appeal of the Court of Chancery’s order to the Supreme Court of the State of Delaware (the “Delaware Supreme Court”). On December 19, 2014, the Delaware Supreme Court overturned the Court of Chancery’s judgment and vacated the order. Nabors and the C&J Energy defendants filed a motion to dismiss that was granted by the Chancellor on August 24, 2016, including a ruling that C&J Energy could recover on the bond that was posted to support the temporary restraining order. The plaintiffs filed a Notice of Appeal on September 22, 2016. On March 23, 2017, the Delaware Supreme Court affirmed the dismissal of the lawsuit. The plaintiffs filed a Motion for Reargument, which was denied on March 31, 2017, concluding the case.

On March 24, 2015, we completed the Merger of our Completion & Production Services business with C&J Energy. In the Merger and related transactions, we acquired common shares in the combined entity, CJES, and entered into certain ancillary agreements with CJES, including a tax matters agreement, pursuant to which both parties agreed to indemnify each other following the completion of the Merger with respect to certain tax matters. On July 20, 2016, CJES and certain of its subsidiaries (collectively, the “debtors”) commenced voluntarily cases under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On December 12, 2016, we entered into a mediated settlement agreement with various other parties in the CJES bankruptcy proceedings (the “Settlement Agreement”). Pursuant to the Settlement Agreement, we agreed to support the debtors’ chapter 11 plan of reorganization in exchange for: (i) two allowed unsecured claims for which we will receive distributions of up to $4.85 million; (ii) an amendment to the tax matters agreement providing that CJES will likely pay up to $11.5 million of obligations for which we would have otherwise been responsible; (iii) cancellation of various other obligations we had to the debtors; (iv) our pro rata share of warrants to acquire 2% of the common equity in the reorganized debtors; and (v) a mutual release of claims. The bankruptcy court approved the terms of the Settlement Agreement and confirmed the debtors’ plan and, on January 6, 2017, CJES announced it had emerged from bankruptcy, thus concluding this proceeding.

Off-Balance Sheet Arrangements (Including Guarantees)

We are a party to some transactions, agreements or other contractual arrangements defined as “off-balance sheet arrangements” that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers’ compensation insurance program and other financial surety instruments such as bonds. In addition, we have provided indemnifications, which serve as guarantees, to some third parties. These guarantees include indemnification provided by Nabors to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees.

Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote. The following table summarizes the total maximum amount of financial guarantees issued by Nabors:

	Maximum Amount
	2017	2018	2019	Thereafter	Total
	(In thousands)
Financial standby letters of credit and other financial surety instruments	$276,391	518	11,914	—	$288,823

Note 8 Earnings (Losses) Per Share

ASC 260, Earnings per Share, requires companies to treat unvested share-based payment awards that have nonforfeitable rights to dividends or dividend equivalents as a separate class of securities in calculating earnings (losses) per share. We have granted and expect to continue to grant to employees restricted stock grants that contain nonforfeitable rights to dividends. Such grants are considered participating securities under ASC 260. As such, we are required to include these grants in the calculation of our basic earnings (losses) per share and calculate basic earnings (losses) per share using the two-class method. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.

Basic earnings (losses) per share is computed utilizing the two-class method and is calculated based on the weighted-average number of common shares outstanding during the periods presented.

Diluted earnings (losses) per share is computed using the weighted-average number of common and common equivalent shares outstanding during the periods utilizing the two-class method for stock options and unvested restricted stock. Shares issuable upon exchange of the $575 million 0.75% exchangeable notes are not included in the calculation of diluted earnings (losses) per share unless the exchange value of the notes exceeds their principal amount at the end of the relevant reporting period, in which case the notes will be accounted for as if the number of common shares that would be necessary to settle the excess are issued. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings (losses) per share calculation, when the price of our shares exceeds $25.16 on the last trading day of the quarter, which did not occur during the three months ended March 31, 2017.

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended March 31,
	2017	2016
	(In thousands, except per share amounts)
BASIC EPS:
Net income (loss) (numerator):
Income (loss) from continuing operations, net of tax	$(147,628)	$(396,644)
Less: net (income) loss attributable to noncontrolling interest	(917)	(724)
Less: (earnings) losses allocated to unvested shareholders	3,811	8,199

Numerator for basic earnings per share:
Adjusted income (loss) from continuing operations, net of tax—basic	$(144,734)	$(389,169)

Income (loss) from discontinued operations, net of tax	$(439)	$(926)

Weighted-average number of shares outstanding—basic	277,781	275,851
Earnings (losses) per share:
Basic from continuing operations	$(0.52)	$(1.41)
Basic from discontinued operations	—	—

Total Basic	$(0.52)	$(1.41)

DILUTED EPS:
Adjusted income (loss) from continuing operations, net of tax—basic	$(144,734)	$(389,169)
Add: effect of reallocating undistributed earnings of unvested shareholders	—	—

Adjusted income (loss) from continuing operations, net of tax—diluted	$(144,734)	$(389,169)

Income (loss) from discontinued operations, net of tax	$(439)	$(926)

Weighted-average number of shares outstanding—basic	277,781	275,851
Add: dilutive effect of potential common shares	—	—

Weighted-average number of shares outstanding—diluted	277,781	275,851
Earnings (losses) per share:
Diluted from continuing operations	$(0.52)	$(1.41)
Diluted from discontinued operations	—	—

Total Diluted	$(0.52)	$(1.41)

For all periods presented, the computation of diluted earnings (losses) per share excludes outstanding stock options with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would be anti-dilutive and because they are not considered participating securities. For periods in which we experience a net loss from continuing operations, all potential common shares have been excluded from the calculation of weighted-average shares outstanding, because their inclusion would be anti-dilutive. The average number of options that were excluded from diluted earnings (losses) per share that would potentially dilute earnings per share in the future were as follows:

	Three Months Ended March 31,
	2017	2016
Potentially dilutive securities excluded as anti-dilutive	4,647,807	5,414,712

In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options, such stock options will be included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered participating securities.

Note 9 Supplemental Balance Sheet and Income Statement Information

Accrued liabilities included the following:

	March 31, 2017	December 31, 2016
	(In thousands)
Accrued compensation	$100,783	$116,775
Deferred revenue	259,671	255,626
Other taxes payable	16,264	16,419
Workers’ compensation liabilities	18,255	18,255
Interest payable	25,804	57,233
Litigation reserves	24,026	24,896
Current liability to discontinued operations	5,566	5,462
Dividends declared and payable	17,154	17,039
Other accrued liabilities	29,841	31,543

	$497,364	$543,248

Other expense (income), net included the following:

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Losses (gains) on sales, disposals and involuntary conversions of long-lived assets	$2,875	$5,298
Charges related to our CJES holdings(1)	—	177,242
Litigation expenses	821	637
Foreign currency transaction losses (gains)	876	4,214
(Gain) loss on debt buyback	8,596	(6,027)
Other losses (gains)	342	1,040

	$13,510	$182,404

(1)	Represents impairment charges related to our CJES holdings. See Note 3—Investments in Unconsolidated Affiliates.

The changes in accumulated other comprehensive income (loss), by component, included the following:

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(In thousands(1) )
As of January 1, 2016	$(1,670)	$(314)	$(6,568)	$(39,041)	$(47,593)

Other comprehensive income (loss) before reclassifications	—	769	—	33,362	34,131
Amounts reclassified from accumulated other comprehensive income (loss)	93	—	105	—	198

Net other comprehensive income (loss)	93	769	105	33,362	34,329

As of March 31, 2016	$(1,577)	$455	$(6,463)	$(5,679)	$(13,264)

(1)	All amounts are net of tax.

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(In thousands(1) )
As of January 1, 2017	$(1,296)	$14,235	$(3,760)	$(21,298)	$(12,119)

Other comprehensive income (loss) before reclassifications	—	(3,201)	—	3,860	659
Amounts reclassified from accumulated other comprehensive income (loss)	93	—	31	—	124

Net other comprehensive income (loss)	93	(3,201)	31	3,860	783

As of March 31, 2017	$(1,203)	$11,034	$(3,729)	$(17,438)	$(11,336)

(1)	All amounts are net of tax.

The line items that were reclassified to net income included the following:

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Interest expense	$153	$153
General and administrative expenses	50	174
Other expense (income), net	—	—

Total income (loss) from continuing operations before income tax	(203)	(327)
Tax expense (benefit)	(79)	(129)

Reclassification adjustment for (gains)/ losses included in net income (loss)	$(124)	$(198)

Note 10 Assets Held for Sale and Discontinued Operations

Assets Held for Sale

Assets held for sale as of March 31, 2017 and December 31, 2016 was $77.1 million and $76.7 million, respectively. These assets consisted primarily of our oil and gas holdings which are mainly in the Horn River basin in western Canada of $65.4 million and $65.0 million, respectively, as of the periods noted above and the operating results have been reflected in discontinued operations. The remainder represents assets that meet the criteria to be classified as assets held for sale, but do not represent a disposal of a component of an entity or a group of components of an entity representing a strategic shift that has or will have a major effect on the entity’s operations and financial results.

The carrying value of our assets held for sale represents the lower of carrying value or fair value less costs to sell. We continue to market these properties at prices that are reasonable compared to current fair value.

We have contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing associated with these properties held for sale. At March 31, 2017, our undiscounted contractual commitments for these contracts approximated $15.7 million and we had liabilities of $11.6 million, $5.6 million of which were classified as current and were included in accrued liabilities. At December 31, 2016, our undiscounted contractual commitments for these contracts approximated $17.2 million and we had liabilities of $12.5 million, $5.5 million of which were classified as current and were included in accrued liabilities.

The amounts at each balance sheet date represented our best estimate of the fair value of the excess capacity of the pipeline commitments calculated using a discounted cash flow model, when considering our disposal plan, current production levels, natural gas prices and expected utilization of the pipeline over the remaining contractual term. Decreases in actual production or natural gas prices could result in future charges related to excess pipeline commitments.

Discontinued Operations

Our condensed statements of income (loss) from discontinued operations were as follows:

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Operating revenues(1)	$2,034	$377
Income (loss) from Oil & Gas discontinued operations:
Income (loss) from discontinued operations	$(590)	$(1,326)
Less: Impairment charges or other (gains) and losses on sale of wholly owned assets	20	—
Less: Income tax expense (benefit)	(171)	(400)

Income (loss) from Oil and Gas discontinued operations, net of tax	$(439)	$(926)

(1) Reflects operating revenues of our historical oil and gas operating segment.

Note 11 Segment Information

The following table sets forth financial information with respect to our reportable operating segments:

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Operating revenues:
Drilling & Rig Services:
U.S.	$161,934	$148,676
Canada	27,808	17,494
International	338,223	401,055
Rig Services	71,441	53,853

Subtotal Drilling & Rig Services	599,406	621,078

Other reconciling items(1)	(36,856)	(23,507)

Total	$562,550	$597,571

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Adjusted operating income (loss):(2)
Drilling & Rig Services:
U.S.	$(63,182)	$(47,559)
Canada	(4,011)	(7,278)
International	11,974	46,872
Rig Services	(9,109)	(10,644)

Total	$(64,328)	$(18,609)

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Reconciliation of adjusted operating income (loss) to net income (loss) from continuing operations before income taxes:
Total segment adjusted operating income (loss)(2)	$(64,328)	$(18,609)
Other reconciling items(3)	(39,604)	(35,157)
Earnings (losses) from unconsolidated affiliates	2	(167,151)
Investment income (loss)	721	343
Interest expense	(56,518)	(45,730)
Other, net	(13,510)	(182,404)

Income (loss) from continuing operations before income taxes	$(173,237)	$(448,708)

	March 31, 2017	December 31, 2016
	(In thousands)
Total assets:
Drilling & Rig Services:
U.S.	$3,246,887	$3,172,767
Canada	332,121	329,620
International	3,552,771	3,600,057
Rig Services	370,470	359,435

Subtotal Drilling & Rig Services	7,502,249	7,461,879
Other reconciling items(3)	593,063	725,136

Total	$8,095,312	$8,187,015

(1)	Represents the elimination of inter-segment transactions.
(2)	Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Management evaluates the performance of our operating segments using adjusted operating income (loss), which is a segment performance measure, because it believes that this financial measure reflects our ongoing profitability and performance. In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance. A reconciliation to income (loss) from continuing operations before income taxes is provided in the above table.
(3)	Represents the elimination of inter-segment transactions and unallocated corporate expenses, assets and capital expenditures.

Note 12 Condensed Consolidating Financial Information

Nabors has fully and unconditionally guaranteed all of the issued public debt securities of Nabors Delaware, a wholly owned subsidiary. The following condensed consolidating financial information is included so that separate financial statements of Nabors Delaware are not required to be filed with the SEC. The condensed consolidating financial statements present investments in both consolidated and unconsolidated affiliates using the equity method of accounting.

The following condensed consolidating financial information presents condensed consolidating balance sheets as of March 31, 2017 and December 31, 2016, statements of income (loss) and statements of other comprehensive income (loss) for the three months ended March 31, 2017 and 2016, and statements of cash flows for the three months ended March 31, 2017 and 2016 of (a) Nabors, parent/guarantor, (b) Nabors Delaware, issuer of public debt securities guaranteed by Nabors, (c) the non-guarantor subsidiaries, (d) consolidating adjustments necessary to consolidate Nabors and its subsidiaries and (e) Nabors on a consolidated basis.

Condensed Consolidating Balance Sheets

	March 31, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
	ASSETS
Current assets:
Cash and cash equivalents	$8,579	$4	$192,105	$—	$200,688
Short-term investments	—	—	27,907	—	27,907
Accounts receivable, net	—	—	514,446	—	514,446
Inventory, net	—	—	109,461	—	109,461
Assets held for sale	—	—	77,118	—	77,118
Other current assets	57	28,080	164,899	—	193,036

Total current assets	8,636	28,084	1,085,936	—	1,122,656
Property, plant and equipment, net	—	—	6,218,699	—	6,218,699
Goodwill	—	—	166,999	—	166,999
Intercompany receivables	144,795	—	1,117,044	(1,261,839)	—
Investment in consolidated affiliates	3,044,185	4,779,879	1,151,049	(8,975,113)	—
Deferred tax assets	—	469,784	373,973	(469,784)	373,973
Other long-term assets	—	161	301,414	(88,590)	212,985

Total assets	$3,197,616	$5,277,908	$10,415,114	$(10,795,326)	$8,095,312

	LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$—	$—	$313	$—	$313
Trade accounts payable	113	24	241,195	—	241,332
Accrued liabilities	19,555	27,386	450,423	—	497,364
Income taxes payable	—	—	32,640	—	32,640

Total current liabilities	19,668	27,410	724,571	—	771,649
Long-term debt	—	3,750,255	—	(88,590)	3,661,665
Other long-term liabilities	—	22,729	444,519	—	467,248
Deferred income taxes	—	—	478,140	(469,784)	8,356
Intercompany payable	—	1,261,839	—	(1,261,839)	—

Total liabilities	19,668	5,062,233	1,647,230	(1,820,213)	4,908,918
Shareholders’ equity	3,177,948	215,675	8,759,438	(8,975,113)	3,177,948
Noncontrolling interest	—	—	8,446	—	8,446

Total equity	3,177,948	215,675	8,767,884	(8,975,113)	3,186,394

Total liabilities and equity	$3,197,616	$5,277,908	$10,415,114	$(10,795,326)	$8,095,312

Condensed Consolidating Balance Sheets

	December 31, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
	ASSETS
Current assets:
Cash and cash equivalents	$1,148	$10,177	$252,768	$—	$264,093
Short-term investments	—	—	31,109	—	31,109
Accounts receivable, net	—	—	508,355	—	508,355
Inventory, net	—	—	103,595	—	103,595
Assets held for sale	—	—	76,668	—	76,668
Other current assets	50	22,209	149,760	—	172,019

Total current assets	1,198	32,386	1,122,255	—	1,155,839
Property, plant and equipment, net	—	—	6,267,583	—	6,267,583
Goodwill	—	—	166,917	—	166,917
Intercompany receivables	142,447	—	1,342,942	(1,485,389)	—
Investment in consolidated affiliates	3,170,254	4,830,572	1,083,948	(9,084,774)	—
Deferred tax assets	—	443,049	366,586	(443,049)	366,586
Other long-term assets	—	344	447,962	(218,216)	230,090

Total assets	$3,313,899	$5,306,351	$10,798,193	$(11,231,428)	$8,187,015

	LIABILITIES AND EQUITY
Current liabilities:
Current debt	$—	$—	$297	$—	$297
Trade accounts payable	205	8	264,365	—	264,578
Accrued liabilities	20,669	65,246	457,333	—	543,248
Income taxes payable	—	—	13,811	—	13,811

Total current liabilities	20,874	65,254	735,806	—	821,934
Long-term debt	—	3,796,550	—	(218,215)	3,578,335
Other long-term liabilities	—	22,659	499,797	—	522,456
Deferred income taxes	—	—	452,544	(443,049)	9,495
Intercompany payable	46,000	1,439,390	—	(1,485,390)	—

Total liabilities	66,874	5,323,853	1,688,147	(2,146,654)	4,932,220
Shareholders’ equity	3,247,025	(17,502)	9,102,276	(9,084,774)	3,247,025
Noncontrolling interest	—	—	7,770	—	7,770

Total equity	3,247,025	(17,502)	9,110,046	(9,084,774)	3,254,795

Total liabilities and equity	$3,313,899	$5,306,351	$10,798,193	$(11,231,428)	$8,187,015

Condensed Consolidating Statements of Income (Loss)

	Three Months Ended March 31, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Revenues and other income:
Operating revenues	$—	$—	$562,550	$—	$562,550
Earnings (losses) from unconsolidated affiliates	—	—	2	—	2
Earnings (losses) from consolidated affiliates	(145,871)	(50,717)	(96,239)	292,827	—
Investment income (loss)	17	63	3,621	(2,980)	721

Total revenues and other income	(145,854)	(50,654)	469,934	289,847	563,273

Costs and other deductions:
Direct costs	—	—	387,644	—	387,644
General and administrative expenses	3,298	137	60,153	(179)	63,409
Research and engineering	—	—	11,757	—	11,757
Depreciation and amortization	—	31	203,641	—	203,672
Interest expense	—	60,755	(4,237)	—	56,518
Other, net	(159)	11,397	2,093	179	13,510
Intercompany interest expense	(9)	—	9	—	—

Total costs and other deductions	3,130	72,320	661,060	—	736,510

Income (loss) from continuing operations before income taxes	(148,984)	(122,974)	(191,126)	289,847	(173,237)
Income tax expense (benefit)	—	(26,735)	1,126	—	(25,609)

Income (loss) from continuing operations, net of tax	(148,984)	(96,239)	(192,252)	289,847	(147,628)
Income (loss) from discontinued operations, net of tax	—	—	(439)	—	(439)

Net income (loss)	(148,984)	(96,239)	(192,691)	289,847	(148,067)
Less: Net (income) loss attributable to noncontrolling interest	—	—	(917)	—	(917)

Net income (loss) attributable to Nabors	$(148,984)	$(96,239)	$(193,608)	$289,847	$(148,984)

Condensed Consolidating Statements of Income (Loss)

	Three Months Ended March 31, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Revenues and other income:
Operating revenues	$—	$—	$597,571	$—	$597,571
Earnings (losses) from unconsolidated affiliates	—	—	(167,151)	—	(167,151)
Earnings (losses) from consolidated affiliates	(395,770)	(106,087)	(137,970)	639,827	—
Investment income (loss)	—	123	3,201	(2,981)	343
Intercompany interest income	—	160	—	(160)	—

Total revenues and other income	(395,770)	(105,804)	295,651	636,686	430,763

Costs and other deductions:
Direct costs	—	—	365,023	—	365,023
General and administrative expenses	2,362	131	59,998	(157)	62,334
Research and engineering	—	—	8,162	—	8,162
Depreciation and amortization	—	31	215,787	—	215,818
Interest expense	—	50,664	(4,934)	—	45,730
Other, net	157	65	182,025	157	182,404
Intercompany interest expense	5	—	155	(160)	—

Total costs and other deductions	2,524	50,891	826,216	(160)	879,471

Income (loss) from continuing operations before income taxes	(398,294)	(156,695)	(530,565)	636,846	(448,708)
Income tax expense (benefit)	—	(18,725)	(33,339)	—	(52,064)

Income (loss) from continuing operations, net of tax	(398,294)	(137,970)	(497,226)	636,846	(396,644)
Income (loss) from discontinued operations, net of tax	—	—	(926)	—	(926)

Net income (loss)	(398,294)	(137,970)	(498,152)	636,846	(397,570)
Less: Net (income) loss attributable to noncontrolling interest	—	—	(724)	—	(724)

Net income (loss) attributable to Nabors	$(398,294)	$(137,970)	$(498,876)	$636,846	$(398,294)

Condensed Consolidating Statements of Comprehensive Income (Loss)

	Three Months Ended March 31, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net income (loss) attributable to Nabors	$(148,984)	$(96,239)	$(193,608)	$289,847	$(148,984)
Other comprehensive income (loss) before tax:
Translation adjustment attributable to Nabors
Unrealized gain (loss) on translation adjustment	3,860	(7)	3,860	(3,853)	3,860
Less: reclassification adjustment for realized (gain) loss on translation adjustment	—	—	—	—	—

Translation adjustment attributable to Nabors	3,860	(7)	3,860	(3,853)	3,860
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	(3,201)	—	(3,201)	3,201	(3,201)
Less: reclassification adjustment for (gains) losses included in net income (loss)	—	—	—	—	—

Unrealized gains (losses) on marketable securities	(3,201)	—	(3,201)	3,201	(3,201)
Pension liability amortization and adjustment	50	50	100	(150)	50
Unrealized gains (losses) and amortization on cash flow hedges	153	153	153	(306)	153

Other comprehensive income (loss) before tax	862	196	912	(1,108)	862
Income tax expense (benefit) related to items of other comprehensive income (loss)	79	79	158	(237)	79

Other comprehensive income (loss), net of tax	783	117	754	(871)	783

Comprehensive income (loss) attributable to Nabors	(148,201)	(96,122)	(192,854)	288,976	(148,201)
Net income (loss) attributable to noncontrolling interest	—	—	917	—	917
Translation adjustment attributable to noncontrolling interest	—	—	49	—	49

Comprehensive income (loss) attributable to noncontrolling interest	—	—	966	—	966

Comprehensive income (loss)	$(148,201)	$(96,122)	$(191,888)	$288,976	$(147,235)

Condensed Consolidating Statements of Comprehensive Income (Loss)

	Three Months Ended March 31, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net income (loss) attributable to Nabors	$(398,294)	$(137,970)	$(498,876)	$636,846	$(398,294)
Other comprehensive income (loss) before tax:
Translation adjustment attributable to Nabors
Unrealized gain (loss) on translation adjustment	33,362	(46)	33,316	(33,270)	33,362
Less: reclassification adjustment for realized (gain) loss on translation adjustment	—	—	—	—	—

Translation adjustment attributable to Nabors	33,362	(46)	33,316	(33,270)	33,362
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	769	—	769	(769)	769
Less: reclassification adjustment for (gains) losses included in net income (loss)	—	—	—	—	—

Unrealized gains (losses) on marketable securities	769	—	769	(769)	769
Pension liability amortization and adjustment	174	174	348	(522)	174
Unrealized gains (losses) and amortization on cash flow hedges	153	153	153	(306)	153

Other comprehensive income (loss) before tax	34,458	281	34,586	(34,867)	34,458
Income tax expense (benefit) related to items of other comprehensive income (loss)	129	129	198	(327)	129

Other comprehensive income (loss), net of tax	34,329	152	34,388	(34,540)	34,329

Comprehensive income (loss) attributable to Nabors	(363,965)	(137,818)	(464,488)	602,306	(363,965)
Net income (loss) attributable to noncontrolling interest	—	—	724	—	724
Translation adjustment attributable to noncontrolling interest	—	—	419	—	419

Comprehensive income (loss) attributable to noncontrolling interest	—	—	1,143	—	1,143

Comprehensive income (loss)	$(363,965)	$(137,818)	$(463,345)	$602,306	$(362,822)

Condensed Consolidating Statements Cash Flows

	Three Months Ended March 31, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net cash provided by (used for) operating activities	$70,492	$(112,431)	$53,928	$(69,980)	$(57,991)

Cash flows from investing activities:
Purchases of investments	—	—	(4)	—	(4)
Sales and maturities of investments	—	—	91	—	91
Capital expenditures	—	—	(183,427)	—	(183,427)
Proceeds from sales of assets and insurance claims	—	—	3,253	—	3,253
Change in intercompany balances	—	(198,035)	198,035	—	—
Other changes in investing	—	—	(106)	—	(106)

Net cash provided by (used for) investing activities	—	(198,035)	17,842	—	(180,193)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	(469)	—	(469)
Proceeds from issuance of long-term debt	—	411,200	—	—	411,200
Debt issuance costs	—	(10,439)	—	—	(10,439)
Proceeds from (payments for) issuance of common shares	8,300	—	—	—	8,300
Capped call hedge transactions	—	(40,250)	—	—	(40,250)
Reduction of long-term debt	—	(57,670)	(112,821)	—	(170,491)
Dividends to shareholders	(20,020)	—	—	2,980	(17,040)
Payments on term loan	—	(162,500)	—	—	(162,500)
Proceeds from (payments for) short-term borrowings	—	—	16	—	16
Cash proceeds from equity component of convertible debt	—	159,952	—	—	159,952
Proceeds from issuance of intercompany debt	20,000	20,000	(40,000)	—	—
Paydown of intercompany debt	(66,000)	(20,000)	86,000	—	—
Distribution from subsidiary to parent	—	—	(67,000)	67,000	—
Other changes	(5,341)	—	—	—	(5,341)

Net cash (used for) provided by financing activities	(63,061)	300,293	(134,274)	69,980	172,938
Effect of exchange rate changes on cash and cash equivalents	—	—	1,841	—	1,841

Net increase (decrease) in cash and cash equivalents	7,431	(10,173)	(60,663)	—	(63,405)
Cash and cash equivalents, beginning of period	1,148	10,177	252,768	—	264,093

Cash and cash equivalents, end of period	$8,579	$4	$192,105	$—	$200,688

Condensed Consolidating Statements Cash Flows

	Three Months Ended March 31, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net cash provided by (used for) operating activities	$1,790	$(116,240)	$278,937	$(2,981)	$161,506

Cash flows from investing activities:
Sales and maturities of investments	—	—	41	—	41
Proceeds from sales of assets and insurance claims	—	—	5,448	—	5,448
Capital expenditures	—	—	(129,875)	—	(129,875)
Change in intercompany balances	—	34,916	(34,916)	—	—
Other	—	—	(4,439)	—	(4,439)

Net cash provided by (used for) investing activities	—	34,916	(163,741)	—	(128,825)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	1,642	—	1,642
Reduction in long-term debt	—	—	(148,045)	—	(148,045)
Dividends to shareholders	(19,903)	—	—	2,981	(16,922)
Proceeds from (payments for) commercial paper, net	—	1,325	—	—	1,325
Proceeds (issuance) of intercompany debt	22,000	—	(22,000)	—	—
Proceeds from revolving credit facilities	—	150,000	—	—	150,000
Reduction in revolving credit facilities	—	(70,000)	—	—	(70,000)
Repurchase of common shares	—	—	(1,687)	—	(1,687)
Proceeds from short-term borrowings	—	—	(628)	—	(628)
Other changes	(3,190)	—	—	—	(3,190)

Net cash (used for) provided by financing activities	(1,093)	81,325	(170,718)	2,981	(87,505)
Effect of exchange rate changes on cash and cash equivalents	—	—	968	—	968

Net increase (decrease) in cash and cash equivalents	697	1	(54,554)	—	(53,856)
Cash and cash equivalents, beginning of period	873	10	253,647	—	254,530

Cash and cash equivalents, end of period	$1,570	$11	$199,093	$—	$200,674

Note 13 Subsequent Events

On April 21, 2017, our Board of Directors declared a cash dividend of $0.06 per common share, which will be paid on July 5, 2017 to shareholders of record at the close of business on June 14, 2017.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We often discuss expectations regarding our future markets, demand for our products and services, and our performance in our annual, quarterly and current reports, press releases, and other written and oral statements. Statements relating to matters that are not historical facts are “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These “forward-looking statements” are based on an analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. By way of illustration, when used in this document, words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “will,” “should,” “could,” “may,” “predict” and similar expressions are intended to identify forward-looking statements.

You should consider the following key factors when evaluating these forward-looking statements:

•	fluctuations and volatility in worldwide prices of and demand for oil and natural gas;

•	fluctuations in levels of oil and natural gas exploration and development activities;

•	fluctuations in the demand for our services;

•	competitive and technological changes and other developments in the oil and gas and oilfield services industries;

•	our ability to complete, and realize the expected benefits of, strategic transactions, including our recently announced joint venture in Saudi Arabia;

•	the existence of operating risks inherent in the oil and gas and oilfield services industries;

•	the possibility of changes in tax laws and other laws and regulations;

•	the possibility of political or economic instability, civil disturbance, war or acts of terrorism in any of the countries in which we do business; and

•	general economic conditions, including the capital and credit markets.

The above description of risks and uncertainties is by no means all-inclusive, but highlights certain factors that we believe are important for your consideration. For a more detailed description of risk factors that may affect us or our industry, please refer to Part I, Item 1A.—Risk Factors in our 2016 Annual Report.

Management Overview

This section is intended to help you understand our results of operations and our financial condition. This information is provided as a supplement to, and should be read in conjunction with, our condensed consolidated financial statements and the accompanying notes thereto.

We own and operate the world’s largest land-based drilling rig fleet and are a leading provider of offshore platform and drilling rigs in the United States and multiple international markets. Our business is comprised of our global land-based and offshore drilling rig operations and other rig services, consisting of equipment manufacturing, rig instrumentation and optimization software. We also specialize in wellbore placement solutions and are a leading provider of directional drilling and MWD systems and services. Our business consists of four reportable operating segments: U.S., Canada, International and Rig Services.

Financial Results

Operating revenues for the three months ended March 31, 2017 totaled $562.6 million, representing a decrease of $35.0 million, or 6%, compared to the three months ended March 31, 2016. Although we have seen an increase in the number of rigs working in the U.S., spot prices remain under pricing pressure. Internationally, we experienced a decline in the number of rigs working, approximately 19%, which further impacted operating revenue for the quarter.

Net loss from continuing operations totaled $147.6 million for the three months ended March 31, 2017 ($0.52 per diluted share) compared to a net loss from continuing operations of $396.6 million ($1.41 per diluted share) for the three months ended March 31, 2016. This improvement was primarily a result of no longer maintaining an equity method investment in CJES, which accounted for $344.3 million of the net loss during the three months ended March 31, 2016 from our share of the net loss of CJES as well as impairment charges associated with the investment. Approximately $64.3 million and $18.6 million of the net loss during the three months ended March 31, 2017 and 2016, respectively, was attributable to our segment adjusted operating income (loss), which is our primary measure of operating performance. See Segment Results of Operations for further information on the changes to segment adjusted operating income (loss).

General and administrative expenses for the three months ended March 31, 2017 totaled $63.4 million, representing a marginal increase of $1.1 million, or 2% compared to the three months ended March 31, 2016. This is reflective of a slight increase in salaries and compensation.

Research and engineering expenses for the three months ended March 31, 2017 totaled $11.8 million, representing an increase of $3.6 million, or 44%, compared to the three months ended March 31, 2016. The increase resulted from an increase in headcount and compensation in combination with increased efforts towards a number of strategic research and engineering projects as the market rebalances and activity begins to accelerate.

Depreciation and amortization expense for the three months ended March 31, 2017 was $203.7 million, representing a decrease of $12.1 million, or 6%, compared to the three months ended March 31, 2016. The decrease was primarily due to the impact from retirements and impairments of various rigs and rig equipment in late 2016.

In January 2017, Nabors Delaware issued $575 million in aggregate principal amount of 0.75% exchangeable senior unsecured notes due 2024, which are fully and unconditionally guaranteed by Nabors. The net proceeds from the offering of the exchangeable notes were used to prepay the remaining balance of our unsecured term loan originally scheduled to mature in 2020, as well as to pay approximately $40.3 million for the cost of the capped call transactions related to the note offering. The remaining net proceeds from the offering were allocated for general corporate purposes, including the repurchase of approximately $162.5 million aggregate principal amount of our 6.15% senior notes due February 2018.

Segment Results of Operations

Our business is comprised of our global land-based and offshore drilling rig operations and other rig services, consisting of equipment manufacturing, rig instrumentation and optimization software. We also specialize in wellbore placement solutions and are a leading provider of directional drilling and MWD systems and services. Our business consists of four reportable operating segments: U.S., Canada, International and Rig Services. Our Rig Services segment is comprised of our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services.

Management evaluates the performance of our operating segments using adjusted operating income (loss), which is our segment performance measure, because it believes that this financial measure reflects our ongoing profitability and performance. In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance. Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues.

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended March 31,
	2017	2016	Increase/(Decrease)
	(In thousands, except percentages and rig activity)
U.S.
Operating revenues	$161,934	$148,676	$13,258	9%
Adjusted operating income (loss)	$(63,182)	$(47,559)	$(15,623)	(33)%
Average rigs working(1)	88.8	64.9	23.9	37%

Canada
Operating revenues	$27,808	$17,494	$10,314	59%
Adjusted operating income (loss)	$(4,011)	$(7,278)	$3,267	45%
Average rigs working(1)	22.0	12.5	9.5	76%

International
Operating revenues	$338,223	$401,055	$(62,832)	(16)%
Adjusted operating income (loss)	$11,974	$46,872	$(34,898)	(74)%
Average rigs working(1)	89.8	110.5	(20.7)	(19)%

Rig Services
Operating revenues	$71,441	$53,853	$17,588	33%
Adjusted operating income (loss)	$(9,109)	$(10,644)	$1,535	14%

(1)	Represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 average rigs working. International average rigs working includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.

U.S.

Our U.S. Drilling segment includes land drilling activities in the lower 48 states, Alaska and offshore operations in the Gulf of Mexico.

Operating revenues increased slightly during the three months ended March 31, 2017 compared to the corresponding 2016 period primarily due to a 37% increase in the average number of rigs working during the first quarter of 2017 compared to 2016. Although we experienced an increase in activity, spot rates remain under pricing pressure which mitigated the impact of the rig count increase. Additionally, we incurred incremental costs associated with the conversion of rigs stacked on rate to operating, including reactivation and relocation costs.

Canada

Operating results increased during the three months ended March 31, 2017 compared to the corresponding 2016 period due to an increase in drilling rig activity, as evidenced by a 76% increase in average number of rigs working during the first quarter of 2017 compared to 2016.

International

Operating results decreased during the three months ended March 31, 2017 compared to the corresponding 2016 period primarily due to the loss of revenue and increased costs related to downtime incurred to perform structural work on many of our rigs in our largest international market. Additionally, results were negatively impacted by a 19% reduction in average number of rigs working during the first quarter of 2017 compared to 2016. Partially offsetting these declines were increased drilling activity in Colombia and Kuwait.

Rig Services

Operating results increased during the three months ended March 31, 2017 compared to the corresponding 2016 period primarily due to an increase in drilling activity and demand for our products and services.

OTHER FINANCIAL INFORMATION

Earnings (losses) from unconsolidated affiliates

Earnings (losses) from unconsolidated affiliates represents our share of the net income (loss), as adjusted for our basis differences, of our equity method investments. We previously accounted for our investment in CJES on a one-quarter lag through June 30, 2016. On July 20, 2016, CJES voluntarily filed for protection under Chapter 11 of the Bankruptcy Code. As a result, beginning with the third quarter of 2016, we ceased accounting for our investment under the equity method of accounting. The three months ended March 31, 2016 includes our share of the net income (loss) of CJES from October 1, 2015 through December 31, 2015, resulting in a loss of $167.1 million, inclusive of charges of $131.2 million representing our share of CJES’s fixed asset impairment charges for the period.

Interest expense

Interest expense for the three months ended March 31, 2017 was $56.5 million, representing an increase of $10.8 million, or 24%, compared to the three months ended March 31, 2016. The increase was primarily due to the additional interest expense related to the issuance of $600 million in aggregate principal amount of 5.5% senior notes due 2023 during December 2016 as well as the issuance of $575 million in aggregate principal amount of 0.75% senior exchangeable notes due 2024 during January 2017.

Other, net

Other, net for the three months ended March 31, 2017 was $13.5 million of expense, which included a loss on debt buy-backs of $8.6 million, net losses on sales and disposals of assets of approximately $2.9 million, increases to our litigation reserves of $0.8 million and foreign currency exchange losses of $0.9 million.

Other, net for the three months ended March 31, 2016 was $182.4 million of expense, of which the majority, or $177.2 million, is attributable to impairments associated with our CJES holdings. During the quarter, we determined the carrying value of our investment in CJES was other than temporarily impaired, which resulted in an impairment charge of $153.4 million to reduce our carrying value to its estimated fair value determined principally based on the average price over a specified period. The balance of the impairment was attributable to our reserve of certain other amounts associated with our CJES holdings, including affiliate receivables. Further contributing to the expense for the quarter were net losses on sales and disposals of assets of approximately $5.3 million and foreign currency exchange losses of approximately $4.2 million, partially offset by a net gain on debt buybacks of approximately $6.0 million.

Income tax rate

Our worldwide effective tax rate during the three months ended March 31, 2017 was 14.8% compared to 11.6% during the three months ended March 31, 2016. The change was attributable to the effect of the geographic mix of pre-tax earnings (losses), including lower losses in low and high tax jurisdictions. The tax effect of our share of the net loss of CJES during the three months ended March 31, 2016 also contributed to the change.

Discontinued Operations

Our discontinued operations during the three months ended March 31, 2017 and 2016 consisted of our historical wholly owned oil and gas businesses. Income (loss) from discontinued operations during the three months ended March 31, 2017 was a loss of $0.4 million compared to $0.9 million during the three months ended March 31, 2016.

Liquidity and Capital Resources

Financial Condition and Sources of Liquidity

Our primary sources of liquidity are cash and investments, availability under our revolving credit facility and commercial paper program, and cash generated from operations. As of March 31, 2017, we had cash and short-term investments of $228.6 million and working capital of $351.0 million. As of December 31, 2016, we had cash and short-term investments of $295.2 million and working capital of $333.9 million. At March 31, 2017, we had no borrowings outstanding under our $2.25 billion revolving credit facility and commercial paper program.

In December 2016, Nabors Delaware completed an offering of $600 million aggregate principal amount of 5.50% senior unsecured notes due January 15, 2023, which are fully and unconditionally guaranteed by us. The proceeds from this offering were used to prepay the $162.5 million due in 2018 under our unsecured term loan and all amounts then outstanding under our $2.25 billion revolving credit facility and commercial paper program, or $392.1 million. The remaining proceeds were allocated for general corporate purposes, including to repay and repurchase debt.

In January 2017, Nabors Delaware issued $575 million in aggregate principal amount of its 0.75% exchangeable senior unsecured notes due 2024, which are fully and unconditionally guaranteed by Nabors. The net proceeds from the offering of the exchangeable notes were used to prepay the remaining balance of our unsecured term loan originally scheduled to mature in 2020, as well as to pay approximately $40.3 million for the cost of the capped call transactions. The remaining net proceeds from the offering were allocated for general corporate purposes, including the repurchase of approximately $162.5 million aggregate principal amount of our 6.15% senior notes due February 2018.

We had 15 letter-of-credit facilities with various banks as of March 31, 2017. Availability under these facilities as of March 31, 2017 was as follows:

March 31, 2017
(In thousands)
Credit available	$758,906
Less: Letters of credit outstanding, inclusive of financial and performance guarantees	126,623

Remaining availability	$632,283

Our ability to access capital markets or to otherwise obtain sufficient financing is enhanced by our senior unsecured debt ratings as provided by the major credit rating agencies in the United States and our historical ability to access these markets as needed. While there can be no assurances that we will be able to access these markets in the future, we believe that we will be able to access capital markets or otherwise obtain financing in order to satisfy any payment obligation that might arise upon exchange or purchase of our notes and that any cash payment due, in addition to our other cash obligations, would not ultimately have a material adverse impact on our liquidity or financial position. A ratings downgrade could adversely impact our ability to access debt markets in the future, increase the cost of future debt, and potentially require us to post letters of credit for certain obligations.

Our gross debt to capital ratio was 0.54:1 as of March 31, 2017 and 0.52:1 as of December 31, 2016. Our net debt to capital ratio was 0.52:1 as of March 31, 2017 and 0.50:1 as of December 31, 2016. The gross debt to capital ratio is calculated by dividing (x) total debt by (y) total capital. Total capital is defined as total debt plus shareholders’ equity. Net debt is defined as total debt minus the sum of cash and cash equivalents and short-term investments. Availability under the revolving credit facility is subject to a covenant not to exceed a net debt to capital ratio of 0.60:1. Neither the gross debt to capital ratio nor the net debt to capital ratio is a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

Our interest coverage ratio was 2.9:1 as of March 31, 2017 and 3.4:1 as of December 31, 2016. The interest coverage ratio is a trailing 12-month quotient of the sum of (x) operating revenues, direct costs, general and administrative expenses and research and engineering expenses divided by (y) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

Our current cash and investments, projected cash flows from operations and our revolving credit facility are expected to adequately finance our purchase commitments, capital expenditures, acquisitions, scheduled debt service requirements, and all other expected cash requirements for the next 12 months.

Future Cash Requirements

We expect capital expenditures over the next 12 months to be less than $0.7 billion. Purchase commitments outstanding at March 31, 2017 totaled approximately $219.7 million, primarily for rig-related enhancements, new rig equipment, as well as sustaining capital expenditures, other operating expenses and purchases of inventory. We can reduce planned expenditures if necessary or increase them if market conditions and new business opportunities warrant it. The level of our outstanding purchase commitments and our expected level of capital expenditures over the next 12 months represent a number of capital programs that are currently underway or planned. We believe these programs will result in the enhancement of a significant number of rigs in our existing Lower 48 fleet. When the programs are completed, we expect to have a larger fleet of high-specification land rigs deployed in the Lower 48. We believe the capabilities of these high-specification rigs will meet or exceed requirements from customers.

We have historically completed a number of acquisitions and will continue to evaluate opportunities to acquire assets or businesses to enhance our operations. Several of our previous acquisitions were funded through issuances of debt or our common shares. Future acquisitions may be funded using existing cash or by issuing debt or additional shares of our stock. Such capital expenditures and acquisitions will depend on our view of market conditions and other factors.

See our discussion of guarantees issued by Nabors that could have a potential impact on our financial position, results of operations or cash flows in future periods included below under “Off-Balance Sheet Arrangements (Including Guarantees)”.

There have been no material changes to the contractual cash obligations table that was included in our 2016 Annual Report.

On August 25, 2015, our Board of Directors authorized a share repurchase program (the “program”) under which we may repurchase, from time to time, up to $400 million of our common shares by various means, including in the open market or in privately negotiated transactions. This authorization does not have an expiration date and does not obligate us to repurchase any of our common shares. Through March 31, 2017, we repurchased 10.9 million of our common shares for an aggregate purchase price of approximately $101.3 million under this program. As of March 31, 2017, the remaining amount authorized under the program that may be used to purchase shares was $298.7 million. The repurchased shares, which are held by our subsidiaries, are registered and tradable subject to applicable securities law limitations and have the same voting and other rights as other outstanding shares. As of March 31, 2017, our subsidiaries held 49.7 million of our common shares.

We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, both in open-market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors and may involve material amounts.

Cash Flows

Our cash flows depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Sustained decreases in the price of oil or natural gas could have a material impact on these activities, and could also materially affect our cash flows. Certain sources and uses of cash, such as the level of discretionary capital expenditures or acquisitions, purchases and sales of investments, loans, issuances and repurchases of debt and of our common shares are within our control and are adjusted as necessary based on market conditions. We discuss our cash flows for the three months ended March 31, 2017 and 2016 below.

Operating Activities. Net cash used for operating activities totaled $58.0 million during the three months ended March 31, 2017, compared to net cash provided of $161.5 million during the corresponding 2016 period. Operating cash flows are our primary source of capital and liquidity. The decrease in our operating cash flows was due in part to the decrease in adjusted operating income as a direct result of reductions in the level of drilling activity in our International drilling segment. Additionally, changes in working capital items such as collection of receivables, other deferred revenue arrangements and payments of operating payables are significant factors affecting operating cash flows. Bonuses and semi-annual interest payments are paid out during the first quarter, which is reflected in the changes in working capital items. Changes in working capital items used $93.9 million and provided $53.2 million in cash during the three months ended March 31, 2017 and 2016, respectively.

Investing Activities. Net cash used for investing activities totaled $180.2 million during the three months ended March 31, 2017 compared to $128.8 million during the corresponding 2016 period. Our primary use of cash for investing activities is for capital expenditures related to rig-related enhancements, new construction and equipment, as well as sustaining capital expenditures. During the three months ended March 31, 2017 and 2016, we used cash for capital expenditures totaling $183.4 million and $129.9 million, respectively.

Financing Activities. Net cash provided by financing activities totaled $172.9 million during the three months ended March 31, 2017 compared to net cash used of $87.5 million during the corresponding 2016 period. During the three months ended March 31, 2017 we received net proceeds in connection with the issuance of our exchangeable senior unsecured notes of $520.5 million. This was partially offset by the repayment of the remaining balance of our unsecured term loan of $162.5 million and the repurchase of $170.5 million in long-term debt due in 2018. Additionally, we paid dividends of $17.1 million and had proceeds of $8.3 million due to stock options exercised during the three months ended March 31, 2017. During the three months ended March 31, 2016, we repurchased $148.0 million in long-term debt, partially offset by amounts borrowed under our revolving credit facility, net, of $80.0 million.

Other Matters

Recent Accounting Pronouncements

See Note 2—Summary of Significant Accounting Policies.

Off-Balance Sheet Arrangements (Including Guarantees)

We are a party to transactions, agreements or other contractual arrangements defined as “off-balance sheet arrangements” that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers’ compensation insurance program and other financial surety instruments such as bonds. In addition, we have provided indemnifications, which serve as guarantees, to some third parties. These guarantees include indemnification provided by us to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees. Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote.

The following table summarizes the total maximum amount of financial guarantees issued by Nabors:

	Maximum Amount
	2017	2018	2019	Thereafter	Total
	(In thousands)
Financial standby letters of credit and other financial surety instruments	$276,391	518	11,914	—	$288,823

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We may be exposed to market risks arising from the use of financial instruments in the ordinary course of business as discussed in our 2016 Annual Report.

ITEM 4.	CONTROLS AND PROCEDURES

We maintain a set of disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to provide reasonable assurance that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure. We have investments in certain unconsolidated entities that we do not control or manage. Because we do not control or manage these entities, our disclosure controls and procedures with respect to these entities are necessarily more limited than those we maintain with respect to our consolidated subsidiaries.

The Company’s management, with the participation of the Chief Executive Officer and the Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this report
There were no changes in our internal control over financial reporting during the quarter ended March 31, 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

Nabors and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our condensed consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period. See Note 7—Commitments and Contingencies for a description of such proceedings.

ITEM 1A.	RISK FACTORS

In addition to the information set forth elsewhere in this report, the risk factors set forth in Item 1A. Risk Factors in our 2016 Annual Report should be carefully considered when evaluating us. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

We withheld the following shares of our common stock to satisfy tax withholding obligations in connection with grants of stock awards during the three months ended March 31, 2017 from the distributions described below. These shares may be deemed to be “issuer purchases” of shares that are required to be disclosed pursuant to this Item, but were not purchased as part of a publicly announced program to purchase common shares:

Period (In thousands, except per share amounts)	Total Number of Shares Repurchased	Average Price Paid per Share(1)	Total Number of Shares Purchased as Part of Publicly Announced Program	Approximated Dollar Value of Shares that May Yet Be Purchased Under the Program(2)
January 1 - January 31	41	$17.45	—	298,716
February 1 - February 28	196	$15.31	—	298,716
March 1 - March 31	119	$13.66	—	298,716

(1)	Shares were withheld from employees and directors to satisfy certain tax withholding obligations due in connection with grants of shares under our 2003 Employee Stock Plan, the 2013 Stock Plan and the 2016 Stock Plan. Each of the 2016 Stock Plan, the 2013 Stock Plan, the 2003 Employee Stock Plan and the 1999 Stock Option Plan for Non-Employee Directors provide for the withholding of shares to satisfy tax obligations, but do not specify a maximum number of shares that can be withheld for this purpose. These shares were not purchased as part of a publicly announced program to purchase common shares.
(2)

In August 2015, our Board of Directors authorized a share repurchase program under which we may repurchase up to $400 million of our common shares in the open market or in privately negotiated transactions. Through March 31, 2017, we repurchased 10.9 million of our common shares for an aggregate purchase price of approximately $101.3 million under this program. As of March 31, 2017, we had $298.7 million that remained authorized under the program that may be used to repurchase shares. The repurchased shares are held by our subsidiaries are registered and tradable subject to applicable securities law limitations and have the same voting, dividend and other rights as other outstanding shares. As of March 31, 2017, our subsidiaries held 49.7 million of our common shares.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

Exhibit No.	Description

4.1	Indenture, dated as of January 13, 2017, by and among Nabors Industries, Inc., as issuer, Nabors Industries Ltd., as guarantor, Citibank, N.A., as securities administrator and Wilmington Trust, National Association, as trustee.*

10.1(a)(+)	Nabors Industries Ltd. 2016 Stock Plan (incorporated by reference to Exhibit 99.1 to our Form S-8 (File No. 333-212781) filed with the SEC on July 29, 2016).

10.1(b)(+)	Form of Stock Option Agreement—Others, pursuant to the 2016 Stock Plan.*

10.1(c)(+)	Form of Restricted Stock Agreement—Others, pursuant to the 2016 Stock Plan.*

10.1(d)(+)	Form of Nabors Industries Ltd. TSR Stock Grant Agreement—Anthony G. Petrello, pursuant to the 2016 Stock Plan.*

10.1(e)(+)	Form of Nabors Corporate Services, Inc. TSR Stock Grant Agreement—Anthony G. Petrello, pursuant to the 2016 Stock Plan*

10.1(f)(+)	Form of Nabors Industries Ltd. TSR Stock Grant Agreement—William Restrepo, pursuant to the 2016 Stock Plan.*

10.1(g)(+)	Form of Nabors Corporate Services, Inc. TSR Grant Agreement—William Restrepo, pursuant to the 2016 Stock Plan*

10.1(h)(+)	Form of Nabors Industries Ltd. Restricted Stock Agreement—Anthony G. Petrello, pursuant to the 2016 Stock Plan.*

10.1(i)(+)	Form of Nabors Corporate Services, Inc. Restricted Stock Agreement—Anthony G. Petrello, pursuant to the 2016 Stock Plan.*

10.1(j)(+)	Form of Nabors Industries Ltd. Restricted Stock Agreement—William Restrepo, pursuant to the 2016 Stock Plan.*

10.1(k)(+)	Form of Nabors Corporate Services, Inc. Restricted Stock Agreement—William Restrepo, pursuant to the 2016 Stock Plan.*

10.2(+)	Form of Stock Option Agreement to the Amended and Restated 1999 Stock Option Plan for Non-Employee Directors.*

10.3(a)(+)	Nabors Industries, Inc. Executive Deferred Compensation Plan (as Amended and Restated Effective as of April 1, 2017).*

10.3(b)(+)	Form of Deferred Bonus Agreement under the Nabors Industries, Inc. Executive Deferred Compensation Plan.*

10.4	Nabors Industries, Inc. Deferred Compensation Plan (as Amended and Restated Effective as of January 1, 2017).*

31.1	Rule 13a-14(a)/15d-14(a) Certification of Anthony G. Petrello, Chairman, President and Chief Executive Officer*

31.2	Rule 13a-14(a)/15d-14(a) Certification of William Restrepo, Chief Financial Officer*

32.1	Certifications required by Rule 13a-14(b) or Rule 15d-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350), executed by Anthony G. Petrello, Chairman, President and Chief Executive Officer and William Restrepo, Chief Financial Officer.*

101.INS	XBRL Instance Document*

Exhibit No.	Description

101.SCH	XBRL Schema Document*

101.CAL	XBRL Calculation Linkbase Document*

101.LAB	XBRL Label Linkbase Document*

101.PRE	XBRL Presentation Linkbase Document*

101.DEF	XBRL Definition Linkbase Document*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NABORS INDUSTRIES LTD.

By:	/s/ ANTHONY G. PETRELLO
Anthony G. Petrello
Chairman, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ WILLIAM RESTREPO
William Restrepo
Chief Financial Officer (Principal Financial Officer and Accounting Officer)

Date:	April 28, 2017

Exhibit No.	Description

4.1	Indenture, dated as of January 13, 2017, by and among Nabors Industries, Inc., as issuer, Nabors Industries Ltd., as guarantor, Citibank, N.A., as securities administrator and Wilmington Trust, National Association, as trustee.*

10.1(a)(+)	Nabors Industries Ltd. 2016 Stock Plan (incorporated by reference to Exhibit 99.1 to our Form S-8 (File No. 333-212781) filed with the SEC on July 29, 2016).

10.1(b)(+)	Form of Stock Option Agreement—Others, pursuant to the 2016 Stock Plan.*

10.1(c)(+)	Form of Restricted Stock Agreement—Others, pursuant to the 2016 Stock Plan.*

10.1(d)(+)	Form of Nabors Industries Ltd. TSR Stock Grant Agreement—Anthony G. Petrello, pursuant to the 2016 Stock Plan.*

10.1(e)(+)	Form of Nabors Corporate Services, Inc. TSR Stock Grant Agreement—Anthony G. Petrello, pursuant to the 2016 Stock Plan*

10.1(f)(+)	Form of Nabors Industries Ltd. TSR Stock Grant Agreement—William Restrepo, pursuant to the 2016 Stock Plan.*

10.1(g)(+)	Form of Nabors Corporate Services, Inc. TSR Grant Agreement—William Restrepo, pursuant to the 2016 Stock Plan*

10.1(h)(+)	Form of Nabors Industries Ltd. Restricted Stock Agreement—Anthony G. Petrello, pursuant to the 2016 Stock Plan.*

10.1(i)(+)	Form of Nabors Corporate Services, Inc. Restricted Stock Agreement—Anthony G. Petrello, pursuant to the 2016 Stock Plan.*

10.1(j)(+)	Form of Nabors Industries Ltd. Restricted Stock Agreement—William Restrepo, pursuant to the 2016 Stock Plan.*

10.1(k)(+)	Form of Nabors Corporate Services, Inc. Restricted Stock Agreement—William Restrepo, pursuant to the 2016 Stock Plan.*

10.2(+)	Form of Stock Option Agreement to the Amended and Restated 1999 Stock Option Plan for Non-Employee Directors.*

10.3(a)(+)	Nabors Industries, Inc. Executive Deferred Compensation Plan (as Amended and Restated Effective as of April 1, 2017).*

10.3(b)(+)	Form of Deferred Bonus Agreement under the Nabors Industries, Inc. Executive Deferred Compensation Plan.*

10.4	Nabors Industries, Inc. Deferred Compensation Plan (as Amended and Restated Effective as of January 1, 2017).*

31.1	Rule 13a-14(a)/15d-14(a) Certification of Anthony G. Petrello, Chairman, President and Chief Executive Officer*

31.2	Rule 13a-14(a)/15d-14(a) Certification of William Restrepo, Chief Financial Officer*

32.1	Certifications required by Rule 13a-14(b) or Rule 15d-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350), executed by Anthony G. Petrello, Chairman, President and Chief Executive Officer and William Restrepo, Chief Financial Officer.*

101.INS	XBRL Instance Document*

101.SCH	XBRL Schema Document*

101.CAL	XBRL Calculation Linkbase Document*

101.LAB	XBRL Label Linkbase Document*

101.PRE	XBRL Presentation Linkbase Document*

101.DEF	XBRL Definition Linkbase Document*

*	Filed herewith.
(+)	Management contract or compensatory plan or arrangement.

ANNEX I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended June 30, 2017

Commission File Number: 001-32657

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0363970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Crown House

Second Floor

4 Par-la-Ville Road

Hamilton, HM08

Bermuda

(441) 292-1510

(Address of principal executive office)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES  ☒            NO  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

YES  ☒            NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

YES  ☐            NO  ☒

The number of common shares, par value $.001 per share, outstanding as of July 31, 2017 was 285,816,124, excluding 49,672,636 common shares held by our subsidiaries, or 335,488,760 in the aggregate.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2017	December 31, 2016
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$196,567	$264,093
Short-term investments	35,476	31,109
Accounts receivable, net	582,787	508,355
Inventory, net	108,141	103,595
Assets held for sale	78,407	76,668
Other current assets	172,790	172,019

Total current assets	1,174,168	1,155,839
Property, plant and equipment, net	6,142,216	6,267,583
Goodwill	167,246	166,917
Deferred tax asset	409,671	366,586
Other long-term assets	199,157	230,090

Total assets	$8,092,458	$8,187,015

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$124	$297
Trade accounts payable	261,115	264,578
Accrued liabilities	592,060	543,248
Income taxes payable	23,268	13,811

Total current liabilities	876,567	821,934
Long-term debt	3,740,248	3,578,335
Other long-term liabilities	390,501	522,456
Deferred income taxes	12,364	9,495

Total liabilities	5,019,680	4,932,220
Commitments and contingencies (Note 7)
Equity:
Shareholders’ equity:
Common shares, par value $0.001 per share:
Authorized common shares 800,000; issued 335,499 and 333,598, respectively	336	334
Capital in excess of par value	2,617,719	2,521,332
Accumulated other comprehensive income (loss)	4,794	(12,119)
Retained earnings	1,722,335	2,033,427
Less: treasury shares, at cost, 49,673 and 49,673 common shares, respectively	(1,295,949)	(1,295,949)

Total shareholders’ equity	3,049,235	3,247,025
Noncontrolling interest	23,543	7,770

Total equity	3,072,778	3,254,795

Total liabilities and equity	$8,092,458	$8,187,015

The accompanying notes are an integral part of these condensed consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except per share amounts)
Revenues and other income:
Operating revenues	$631,355	$571,591	$1,193,905	$1,169,162
Earnings (losses) from unconsolidated affiliates	—	(54,769)	2	(221,920)
Investment income (loss)	(886)	270	(165)	613

Total revenues and other income	630,469	517,092	1,193,742	947,855

Costs and other deductions:
Direct costs	417,521	341,279	805,165	706,302
General and administrative expenses	63,695	56,624	127,104	118,958
Research and engineering	11,343	8,180	23,100	16,342
Depreciation and amortization	208,090	218,913	411,762	434,731
Interest expense	54,688	45,237	111,206	90,967
Other, net	10,104	74,607	23,614	257,011

Total costs and other deductions	765,441	744,840	1,501,951	1,624,311

Income (loss) from continuing operations before income taxes	(134,972)	(227,748)	(308,209)	(676,456)
Income tax expense (benefit):
Current	14,313	15,898	37,002	30,723
Deferred	(33,809)	(57,081)	(82,107)	(123,970)

Total income tax expense (benefit)	(19,496)	(41,183)	(45,105)	(93,247)

Income (loss) from continuing operations, net of tax	(115,476)	(186,565)	(263,104)	(583,209)
Income (loss) from discontinued operations, net of tax	(15,504)	(984)	(15,943)	(1,910)

Net income (loss)	(130,980)	(187,549)	(279,047)	(585,119)
Less: Net (income) loss attributable to noncontrolling interest	(1,971)	2,899	(2,888)	2,175

Net income (loss) attributable to Nabors	$(132,951)	$(184,650)	$(281,935)	$(582,944)

Amounts attributable to Nabors:
Net income (loss) from continuing operations	$(117,447)	$(183,666)	$(265,992)	$(581,034)
Net income (loss) from discontinued operations	(15,504)	(984)	(15,943)	(1,910)

Net income (loss) attributable to Nabors	$(132,951)	$(184,650)	$(281,935)	$(582,944)

Earnings (losses) per share:
Basic from continuing operations	$(0.41)	$(0.65)	$(0.93)	$(2.06)
Basic from discontinued operations	(0.05)	—	(0.06)	(0.01)

Total Basic	$(0.46)	$(0.65)	$(0.99)	$(2.07)

Diluted from continuing operations	$(0.41)	$(0.65)	$(0.93)	$(2.06)
Diluted from discontinued operations	(0.05)	—	(0.06)	(0.01)

Total Diluted	$(0.46)	$(0.65)	$(0.99)	$(2.07)

Weighted-average number of common shares outstanding:
Basic	278,916	276,550	278,348	276,201
Diluted	278,916	276,550	278,348	276,201
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06

The accompanying notes are an integral part of these condensed consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Net income (loss) attributable to Nabors	$(132,951)	$(184,650)	$(281,935)	$(582,944)
Other comprehensive income (loss), before tax:
Translation adjustment attributable to Nabors	10,879	3,458	14,739	36,820
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	3,785	1,280	584	2,049
Less: reclassification adjustment for (gains) losses included in net income (loss)	1,341	—	1,341	—

Unrealized gains (losses) on marketable securities	5,126	1,280	1,925	2,049
Pension liability amortization and adjustment	50	294	100	468
Unrealized gains (losses) and amortization on cash flow hedges	153	153	306	306

Other comprehensive income (loss), before tax	16,208	5,185	17,070	39,643
Income tax expense (benefit) related to items of other comprehensive income (loss)	78	171	157	300

Other comprehensive income (loss), net of tax	16,130	5,014	16,913	39,343

Comprehensive income (loss) attributable to Nabors	(116,821)	(179,636)	(265,022)	(543,601)
Net income (loss) attributable to noncontrolling interest	1,971	(2,899)	2,888	(2,175)
Translation adjustment attributable to noncontrolling interest	108	42	157	461

Comprehensive income (loss) attributable to noncontrolling interest	2,079	(2,857)	3,045	(1,714)

Comprehensive income (loss)	$(114,742)	$(182,493)	$(261,977)	$(545,315)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2017	2016
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(279,047)	$(585,119)
Adjustments to net income (loss):
Depreciation and amortization	413,072	436,164
Deferred income tax expense (benefit)	(83,294)	(124,721)
Impairments and other charges	—	26,246
Deferred financing costs amortization	3,516	2,241
Discount amortization on long-term debt	9,787	1,111
Losses (gains) on debt buyback	15,944	(6,027)
Losses (gains) on long-lived assets, net	124	7,735
Losses (gains) on investments, net	1,342	—
Impairments on equity method holdings	—	216,242
Share-based compensation	18,045	16,596
Foreign currency transaction losses (gains), net	2,491	7,018
Equity in (earnings) losses of unconsolidated affiliates, net of dividends	(2)	221,920
Other	(2,636)	2,822
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(88,964)	255,945
Inventory	(4,125)	5,222
Other current assets	(8,137)	(6,609)
Other long-term assets	29,569	33,234
Trade accounts payable and accrued liabilities	75,961	(103,864)
Income taxes payable	12,718	(27,387)
Other long-term liabilities	(125,894)	(42,097)

Net cash (used for) provided by operating activities	(9,530)	336,672
Cash flows from investing activities:
Purchases of investments	(4,489)	—
Sales and maturities of investments	12,429	367
Capital expenditures	(315,769)	(193,234)
Proceeds from sales of assets and insurance claims	18,796	13,834
Other	(384)	38

Net cash (used for) provided by investing activities	(289,417)	(178,995)
Cash flows from financing activities:
Increase (decrease) in cash overdrafts	(42)	294
Proceeds from issuance of long-term debt	411,200	—
Debt issuance costs	(11,037)	—
Proceeds from revolving credit facilities	100,000	260,000
Reduction in revolving credit facilities	—	(260,000)
Proceeds from (payments for) issuance of common shares	8,300	39
Repurchase of common shares	—	(1,687)
Distributions to Non-controlling interest	(6,982)	—
Non-controlling interest contribution	20,000	—
Reduction in long-term debt	(377,983)	(148,045)
Dividends to shareholders	(34,197)	(16,922)
Proceeds from (payment for) commercial paper, net	171,985	(1,500)
Cash proceeds from equity component of exchangeable debt	159,952	—
Payments on term loan	(162,500)	—
Proceeds from (payments for) short-term borrowings	(173)	(6,333)
Purchase of capped call hedge transactions	(40,250)	—
Other	(7,844)	(4,280)

Net cash (used for) provided by financing activities	230,429	(178,434)
Effect of exchange rate changes on cash and cash equivalents	992	(21)

Net increase (decrease) in cash and cash equivalents	(67,526)	(20,778)
Cash and cash equivalents, beginning of period	264,093	254,530

Cash and cash equivalents, end of period	$196,567	$233,752

The accompanying notes are an integral part of these condensed consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Common Shares		Capital in Excess of Par Value	Accumulated Other Comprehensive Income	Retained Earnings	Treasury Shares	Non- controlling Interest	Total Equity
(In thousands)	Shares	Par Value
As of December 31, 2015	330,526	331	2,493,100	(47,593)	3,131,134	(1,294,262)	11,158	4,293,868
Net income (loss)	—	—	—	—	(582,944)	—	(2,175)	(585,119)
Dividends to shareholders ($0.06 per share)	—	—	—	—	(33,925)	—	—	(33,925)
Repurchase of treasury shares	—	—	—	—	—	(1,687)	—	(1,687)
Other comprehensive income (loss), net of tax	—	—	—	39,343	—	—	461	39,804
Issuance of common shares for stock options exercised, net of surrender of unexercised stock options	4	—	39	—	—	—	—	39
Share-based compensation	—	—	16,596	—	—	—	—	16,596
Other	2,524	2	(4,284)	—	—	—	(2,596)	(6,878)

As of June 30, 2016	333,054	$333	$2,505,451	$(8,250)	$2,514,265	$(1,295,949)	$6,848	$3,722,698

As of December 31, 2016	333,598	$334	$2,521,332	$(12,119)	$2,033,427	$(1,295,949)	$7,770	$3,254,795
Net income (loss)	—	—	—	—	(281,935)	—	2,888	(279,047)
Dividends to shareholders ($0.06 per share)	—	—	—	—	(34,307)	—	—	(34,307)
Other comprehensive income (loss), net of tax	—	—	—	16,913	—	—	157	17,070
Issuance of common shares for stock options exercised, net of surrender of unexercised stock options	843	1	8,299	—	—	—	—	8,300
Share-based compensation	—	—	18,045	—	—	—	—	18,045
Equity component of exchangeable debt	—	—	116,195	—	—	—	—	116,195
Capped call transactions	—	—	(40,250)	—	—	—	—	(40,250)
Adoption of ASU No. 2016-09	—	—	1,943	—	5,150	—	—	7,093
Noncontrolling interest contributions (distributions)	—	—	—	—	—	—	13,018	13,018
Other	1,058	1	(7,845)	—	—	—	(290)	(8,134)

As of June 30, 2017	335,499	$336	$2,617,719	$4,794	$1,722,335	$(1,295,949)	$23,543	$3,072,778

The accompanying notes are an integral part of these condensed consolidated financial statements.

Nabors Industries Ltd. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Nature of Operations

Unless the context requires otherwise, references in this report to “we,” “us,” “our,” “the Company,” or “Nabors” mean Nabors Industries Ltd., together with our subsidiaries where the context requires.

We own and operate the world’s largest land-based drilling rig fleet and are a leading provider of offshore platform drilling rigs in the United States and multiple international markets. We also provide advanced wellbore placement services, drilling software and performance tools, drilling equipment and innovative technologies throughout the world’s most significant oil and gas markets.

As a global provider of drilling and drilling-related services for land-based and offshore oil and natural gas wells, our fleet of rigs and drilling-related equipment as of June 30, 2017 included:

•	405 actively marketed rigs for land-based drilling operations in the United States, Canada and approximately 20 other countries throughout the world; and

•	41 actively marketed rigs for offshore drilling operations in the United States and multiple international markets.

Our business consists of four reportable operating segments: U.S., Canada, International and Rig Services.

Note 2 Summary of Significant Accounting Policies

Interim Financial Information

The accompanying unaudited condensed consolidated financial statements of Nabors have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). Pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted. Therefore, these financial statements should be read together with our annual report on Form 10-K for the year ended December 31, 2016 (“2016 Annual Report”). In management’s opinion, the unaudited condensed consolidated financial statements contain all adjustments necessary to state fairly our financial position as of June 30, 2017 and the results of operations, comprehensive income (loss), cash flows and changes in equity for the periods presented herein. Interim results for the six months ended June 30, 2017 may not be indicative of results that will be realized for the full year ending December 31, 2017.

Principles of Consolidation

Our condensed consolidated financial statements include the accounts of Nabors, as well as all majority owned and non-majority owned subsidiaries required to be consolidated under GAAP. All significant intercompany accounts and transactions are eliminated in consolidation.

During 2016, we entered into an agreement with Saudi Arabian Development Company, a wholly-owned subsidiary of Saudi Arabian Oil Company (“Saudi Aramco”), to form a new joint venture to own, manage and operate onshore drilling rigs in The Kingdom of Saudi Arabia. The joint venture, which is equally owned by Saudi Aramco and Nabors, is expected to commence operations in the second half of 2017. In May 2017, Nabors and Saudi Aramco each contributed $20 million in cash for formation of the joint venture. We have consolidated this joint venture which, as of June 30, 2017, is limited to the $40 million of cash mentioned above to be used exclusively by the joint venture to fund future operations.

Investments in operating entities where we have the ability to exert significant influence, but where we do not control operating and financial policies, are accounted for using the equity method. Our share of the net income (loss) of these entities is recorded as earnings (losses) from unconsolidated affiliates in our condensed consolidated statements of income (loss). The investments in these entities are included in investment in other long-term assets in our condensed consolidated balance sheets. We historically recorded our share of the net income (loss) of our equity method investment in C&J Energy Services, Ltd. (“CJES”) on a one-quarter lag, as we were not able to obtain the financial information of CJES on a timely basis. During the third quarter of 2016, CJES filed for bankruptcy, at which time we ceased accounting for our investment in CJES as an equity method investment. See Note 3—Investments in Unconsolidated Affiliates.

Revenue Recognition

We recognize revenues and costs on daywork contracts daily as the work progresses. For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. We defer revenue related to mobilization periods and recognize the revenue over the term of the related drilling contract. We also defer recognition of revenue on amounts received from customers for prepayment of services until those services are provided. At June 30, 2017 and December 31, 2016, our deferred revenues classified as accrued liabilities were $278.3 million and $255.6 million, respectively. At June 30, 2017 and December 31, 2016, our deferred revenues classified as other long-term liabilities were $191.8 million and $321.0 million, respectively.

Costs incurred related to a mobilization period for which a contract is secured are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. At June 30, 2017 and December 31, 2016, our deferred expenses classified as other current assets were $69.4 million and $63.4 million, respectively. At June 30, 2017 and December 31, 2016, our deferred expenses classified as other long-term assets were $48.2 million and $69.5 million, respectively.

We recognize revenue for top drives and instrumentation systems we manufacture when the earnings process is complete. This generally occurs when products have been shipped, title and risk of loss have been transferred, collectability is probable, and pricing is fixed and determinable.

We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in other, net in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements that are expected to be less than the carrying value of damaged assets are recognized at the time the loss is incurred and recorded in other, net.

We recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs.

Inventory, net

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out or weighted-average cost methods and includes the cost of materials, labor and manufacturing overhead. Inventory included the following:

	June 30, 2017	December 31, 2016
	(In thousands)
Raw materials	$86,365	$84,431
Work-in-progress	8,701	1,204
Finished goods	13,075	17,960

	$108,141	$103,595

Property, Plant and Equipment

We review our assets for impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the estimated undiscounted future cash flows are not sufficient to support the asset’s recorded value, an impairment charge is recognized to the extent the carrying amount of the long-lived asset exceeds its estimated fair value. Management considers a number of factors such as estimated future cash flows from the assets, appraisals and current market value analysis in determining fair value. The determination of future cash flows requires the estimation of utilization, dayrates, operating margins, sustaining capital and remaining economic life. Such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry.

For an asset classified as held for sale, we consider the asset impaired when its carrying amount exceeds fair value less its cost to sell. Fair value is determined in the same manner as an impaired long-lived asset that is held and used.

Significant and unanticipated changes to the assumptions could result in future impairments. A significantly prolonged period of lower oil and natural gas prices could adversely affect the demand for and prices of our services. As such, we will continue to assess our asset fleet for triggering events, particularly our legacy and undersized rigs. Should we experience weakening in the market for a prolonged period for any specific rig class, this could result in future impairment charges or retirements of assets. As the determination of whether impairment charges should be recorded on our long-lived assets is subject to significant management judgment, and an impairment of these assets could result in a material charge on our condensed consolidated statements of income (loss), management believes that accounting estimates related to impairment of long-lived assets are critical.

Goodwill

We review goodwill for impairment annually during the second quarter of each fiscal year or more frequently if events or changes in circumstances indicate that the carrying amount of such goodwill and intangible assets exceed their fair value. Due to the adoption of Accounting Standards Update (“ASU”) No. 2017-04, effective January 1, 2017, we no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. We will continue to perform our qualitative analysis as well as step one of the impairment test which compares the estimated fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, an impairment charge will be recognized in an amount equal to the excess; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

For our goodwill tests prior to adoption of the new standard, we initially assessed goodwill for impairment based on qualitative factors to determine whether to perform the two-step annual goodwill impairment test, a Level 3 fair value measurement. After our qualitative assessment, step one of the impairment test compared the estimated fair value of the reporting unit to its carrying amount. If the carrying amount exceeded the fair value, a second step was required to measure the goodwill impairment loss. The second step compared the implied fair value of the reporting unit’s goodwill to its carrying amount. If the carrying amount exceeded the implied fair value, an impairment loss was recognized in an amount equal to the excess.

Our estimated fair values of our reporting units incorporate judgment and the use of estimates by management. Potential triggering events requiring assessment include a further or sustained decline in our stock price, declines in oil and natural gas prices, a variance in results of operations from forecasts, a change in operating strategy of assets and additional transactions in the oil and gas industry. Another factor in determining whether a triggering event has occurred is the relationship between our market capitalization and our book value. As part of our annual review, we compare the sum of our reporting units’ estimated fair value, which includes the estimated fair value of non-operating assets and liabilities, less debt, to our market capitalization and assess the reasonableness of our estimated fair value. Any of the above-mentioned factors may cause us to re-evaluate goodwill during any quarter throughout the year.

Based on our annual review during the second quarter of 2017, we did not record a goodwill impairment.

Recently Adopted Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-07, Investments—Equity Method and Joint Ventures, to simplify the transition to the equity method of accounting. This standard eliminates the requirement to retroactively adopt the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence. Instead, the equity method investor should add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment qualifies for the equity method of accounting. This guidance is effective for public companies for fiscal years beginning after December 15, 2016. The adoption of this guidance did not have an impact on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation, to simplify the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This guidance is effective for public companies for fiscal years beginning after December 15, 2016. We adopted this guidance on a prospective basis effective January 1, 2017. The impact of adoption was a decrease in deferred tax liabilities of $7.1 million and an increase in retained earnings of $7.1 million related to excess tax benefits on prior awards. Additionally, we elected to account for forfeitures as they occur. The impact of this election resulted in an increase in capital in excess of par and a corresponding decrease in retained earnings of $1.9 million.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other, which simplifies the subsequent measurement of goodwill by eliminating Step 2 of the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under this new standard, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and then recognize an impairment charge, as necessary, for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. This guidance is effective for fiscal years beginning after December 15, 2019. We have elected to early adopt this guidance on a prospective basis for our annual goodwill impairment test performed subsequent to January 1, 2017. The adoption of this standard did not have an impact on our consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, relating to the revenue recognition from contracts with customers that creates a common revenue standard for GAAP and IFRS. The core principle will require recognition of revenue to represent the transfer of promised goods or services to customers in an amount that reflects the consideration, including costs incurred, to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB approved a one year deferral of this standard, with a new effective date for fiscal years beginning after December 15, 2017. Throughout 2017 we have taken many steps towards quantifying the impact of the new standard on our contracts. We have identified and reviewed our revenue streams, identified a subset of contracts to represent these revenue streams and performed a detailed analysis of such contracts. As part of this analysis, we identified specific areas impacted under the new standard. We have now expanded our population and are reviewing our contracts in order to quantify the consolidated impact of such changes. At this time, we expect to apply the modified retrospective approach during the first quarter of 2018. However, we are still evaluating the requirements to determine the impact of the adoption on our consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall, relating to the recognition and measurement of financial assets and liabilities. This standard enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, relating to leases to increase transparency and comparability among companies. This standard requires that all leases with an initial term greater than one year be recorded on the balance sheet as an asset and a lease liability. Additionally, this standard will require disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for public companies for fiscal years beginning after December 15, 2018. Early application is permitted. This standard requires an entity to separate lease components from nonlease components within a contract. While the lease components would be accounted for under ASU No. 2016-02, nonlease components would be accounted for under ASU No. 2014-09. Therefore, we are evaluating ASU No. 2016-02 concurrently with the provisions of ASU No. 2014-09 and the impact this will have on our consolidated financial statements. We expect to adopt this guidance as of the effective date.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows, to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes, which improves the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, to provide guidance on the classification of restricted cash in the statement of cash flows. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. The amendments in the ASU should be adopted on a retrospective basis. We are currently evaluating the impact this will have on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation, to reduce diversity in practice and provide clarity regarding existing guidance in ASC 718, “Stock Compensation”. The standard provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions and classification of the awards are the same immediately before and after the modification. This guidance is effective for public companies for fiscal years beginning after December 15, 2017. Early application is permitted. We are currently evaluating the impact that this will have on our consolidated financial statements.

Note 3 Investments in Unconsolidated Affiliates

On March 24, 2015, we completed the merger of our Completion & Production Services business with C&J Energy Services, Inc.. We received total consideration comprised of approximately $693.5 million in cash ($650.0 million after settlement of working capital requirements) and approximately 62.5 million common shares in the combined company, CJES, representing approximately 53% of the outstanding and issued common shares of CJES as of the closing date. We recognized our share of the net income (loss) of CJES, which was a loss of $54.8 million and $221.9 million, respectively, for the three and six months ended June 30, 2016, and is reflected in earnings (losses) from unconsolidated affiliates in our condensed consolidated statements of income (loss). Additionally, we recognized other-than-temporary impairment charges of $39.0 million and $192.4 million, respectively, during the three and six months ended June 30, 2016, which is reflected in other, net in our condensed consolidated statements of income (loss). During the third quarter of 2016, CJES commenced voluntarily cases under chapter 11 of the U.S. Bankruptcy code. As such, we ceased accounting for our investment in CJES as an equity method investment. In January 2017, CJES emerged from bankruptcy and as part of the settlement we received warrants to acquire the common equity in the reorganized CJES.

Note 4 Fair Value Measurements

Our financial assets and liabilities that are accounted for at fair value on a recurring basis as of June 30, 2017 consist of available-for-sale equity and debt securities. Our debt securities could transfer into or out of a Level 1 or 2 measure depending on the availability of independent and current pricing at the end of each quarter. During the three and six months ended June 30, 2017, there were no transfers of our financial assets between Level 1 and Level 2 measures. Our financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The majority of our short-term investments are categorized as Level 1 and had a fair value of $24.9 million as of June 30, 2017. Additionally, we report our investment in the CJES warrants at fair value based on quoted market prices or prices quoted from third-party financial institutions. This measure is categorized as Level 2 and had a fair value of $10.6 million as of June 30, 2017.

Nonrecurring Fair Value Measurements

We applied fair value measurements to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consist of measurements primarily to assets held for sale, goodwill, equity method investments, intangible assets and other long-lived assets, assets acquired and liabilities assumed in a business combination and our pipeline contractual commitment. Based upon our review of the fair value hierarchy, the inputs used in these fair value measurements were considered Level 3 inputs.

Fair Value of Financial Instruments

We estimate the fair value of our financial instruments in accordance with GAAP. The fair value of our long-term debt, revolving credit facility and commercial paper is estimated based on quoted market prices or prices quoted from third-party financial institutions. The fair value of our debt instruments is determined using Level 2 measurements. The carrying and fair values of these liabilities were as follows:

	June 30, 2017		December 31, 2016
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In thousands)		(In thousands)
6.15% senior notes due February 2018	$465,083	$475,310	$827,539	$865,300
9.25% senior notes due January 2019	303,489	331,367	303,489	337,443
5.00% senior notes due September 2020	669,693	672,392	669,540	689,211
4.625% senior notes due September 2021	694,988	668,940	694,868	708,765
5.50% senior notes due January 2023	600,000	569,274	600,000	627,000
5.10% senior notes due September 2023	346,512	329,554	346,448	348,613
0.75% senior exchangeable notes due January 2024	420,061	459,626	—	—
Term loan facility	—	—	162,500	162,500
Revolving credit facility	100,000	100,000	—	—
Commercial paper	171,985	171,985	—	—
Other	124	124	297	297

	3,771,935	$3,778,572	3,604,681	$3,739,129

Less: deferred financing costs	31,563		26,049

	$3,740,372		$3,578,632

The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.

Note 5 Debt

Debt consisted of the following:

	June 30,	December 31,
	2017	2016
	(In thousands)
6.15% senior notes due February 2018 (1)	$465,083	$827,539
9.25% senior notes due January 2019	303,489	303,489
5.00% senior notes due September 2020	669,693	669,540
4.625% senior notes due September 2021	694,988	694,868
5.50% senior notes due January 2023	600,000	600,000
5.10% senior notes due September 2023	346,512	346,448
0.75% senior exchangeable notes due January 2024	420,061	—
Term loan facility	—	162,500
Revolving credit facility	100,000	—
Commercial paper	171,985	—
Other	124	297

	3,771,935	3,604,681
Less: current portion	124	297
Less: deferred financing costs	31,563	26,049

	$3,740,248	$3,578,335

(1)	The 6.15% senior notes due February 2018 have been classified as long-term because we have the ability and intent to repay this obligation utilizing our revolving credit facility.

During the six months ended June 30, 2017, we repurchased or redeemed $363.2 million aggregate principal amount of our 6.15% senior notes due February 2018 for approximately $382.5 million in cash, reflecting principal and approximately $5.6 million of accrued and unpaid interest. The difference represents the premiums paid in connection with these repurchases or redemptions and is included in other, net in our condensed consolidated statement of income (loss) for the six months ended June 30, 2017.

0.75% Senior Exchangeable Notes Due January 2024

In January 2017, Nabors Industries, Inc. (“Nabors Delaware”), a wholly owned subsidiary of Nabors, issued $575 million in aggregate principal amount of 0.75% exchangeable senior unsecured notes due 2024, which are fully and unconditionally guaranteed by Nabors. The notes bear interest at a rate of 0.75% per year payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2017. The exchangeable notes are bifurcated for accounting purposes into debt and equity components of $411.2 million and $163.8 million, respectively, based on the relative fair value. Debt issuance costs of $9.6 million and equity issuance costs of $3.9 million were capitalized in connection with the issuance of these notes in long-term debt and netted against the proceeds allocated to the equity component, respectively, in our condensed consolidated balance sheet. The debt issuance costs are being amortized through January 2024.

The exchangeable notes are exchangeable, under certain conditions, at an initial exchange rate of 39.75 common shares of Nabors per $1,000 principal amount of exchangeable notes (equivalent to an initial exchange price of approximately $25.16 per common share). Upon any exchange, Nabors Delaware will settle its exchange obligation in cash, common shares of Nabors, or a combination of cash and common shares, at our election.

In connection with the pricing of the notes, we entered into privately negotiated capped call transactions which are expected to reduce potential dilution to common shares and/or offset potential cash payments required to be made in excess of the principal amount upon any exchange of notes. Such reduction and/or offset is subject to a cap representing a price per share of $31.45, an approximately 75.0% premium over our share price of $17.97 as of the date of the transaction.

The net proceeds from the offering of the exchangeable notes were used to prepay the remaining balance of our unsecured term loan originally scheduled to mature in 2020, as well as to pay the cost of the capped call transactions. The remaining net proceeds from the offering were allocated for general corporate purposes, including to repurchase or repay other indebtedness.

Commercial Paper Program

As of June 30, 2017, we had approximately $172.0 million of commercial paper outstanding. The weighted average interest rate on borrowings at June 30, 2017 was 1.63%. Our commercial paper borrowings are classified as long-term debt because the borrowings are fully supported by availability under our revolving credit facility, which matures as currently structured in July 2020, more than one year from now.

Revolving Credit Facility

As of June 30, 2017, we had $100.0 million outstanding under our $2.25 billion revolving credit facility, which matures in July 2020. The weighted average interest rate on borrowings at June 30, 2017 was 2.52%. The revolving credit facility contains various covenants and restrictive provisions that limit our ability to incur additional indebtedness, make investments or loans and create liens and require us to maintain a net funded indebtedness to total capitalization ratio, as defined in the agreement. Availability under the revolving credit facility is subject to a covenant not to exceed a net debt to capital ratio of 0.60:1. We were in compliance with all covenants under the agreement at June 30, 2017. If we fail to perform our obligations under the covenants, the revolving credit commitment could be terminated, and any outstanding borrowings under the facility could be declared immediately due and payable.

Term Loan Facility

On September 29, 2015, Nabors Delaware entered into a new five-year unsecured term loan facility for $325.0 million, which is fully and unconditionally guaranteed by us. The term loan facility contained a mandatory prepayment of $162.5 million due in September 2018, which was repaid in December 2016 utilizing a portion of the proceeds received in connection with the 5.50% senior notes offering. In January 2017, we repaid the remaining $162.5 million term loan utilizing the proceeds received in connection with the 0.75% senior exchangeable notes and the facility was terminated.

Note 6 Common Shares

During the six months ended June 30, 2016, we repurchased 0.3 million of our common shares in the open market for $1.7 million, all of which are held in treasury.

On April 21, 2017, a cash dividend of $0.06 per share was declared for shareholders of record on June 14, 2017. The dividend was paid on July 5, 2017 in the amount of $17.1 million and was charged to retained earnings in our condensed consolidated statement of changes in equity for the six months ended June 30, 2017.

Note 7 Commitments and Contingencies

Contingencies

Income Tax

We operate in a number of countries throughout the world and our tax returns filed in those jurisdictions are subject to review and examination by tax authorities within those jurisdictions. We do not recognize the benefit of income tax positions we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries, if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, our effective tax rate on our worldwide earnings could change substantially.

We have received an assessment from a tax authority in Latin America in connection with a 2007 income tax return. The assessment relates to the denial of depreciation expense deductions related to drilling rigs. Similar deductions were taken for tax year 2009. Although Nabors and its tax advisors believe these deductions are appropriate and intend to continue to defend our position, we have recorded a partial reserve to account for this contingency. If we ultimately do not prevail, we estimate that we would be required to recognize additional tax expense in the range of $3 million to $8 million.

Self-Insurance

We estimate the level of our liability related to insurance and record reserves for these amounts in our condensed consolidated financial statements. Our estimates are based on the facts and circumstances specific to existing claims and our past experience with similar claims. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonable in light of the actual amount of claims paid and are actuarially supported. Although we believe our insurance coverage and reserve estimates are reasonable, a significant accident or other event that is not fully covered by insurance or contractual indemnity could occur and could materially affect our financial position and results of operations for a particular period.

We self-insure for certain losses relating to workers’ compensation, employers’ liability, general liability, automobile liability and property damage. Some of our workers’ compensation, employers’ liability and marine employers’ liability claims are subject to a $3.0 million per-occurrence deductible; additionally, some of our automobile liability claims are subject to a $2.5 million deductible. General liability claims remain subject to a $5.0 million per-occurrence deductible. Our policies were renewed effective April 1, 2017 and remain subject to these same deductibles.

In addition, we are subject to a $5.0 million deductible for land rigs and for offshore rigs. This applies to all kinds of risks of physical damage except for named windstorms in the U.S. Gulf of Mexico for which we are self-insured.

Litigation

Nabors and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

In March 2011, the Court of Ouargla entered a judgment of approximately $26.2 million (at June 30, 2017 exchange rates) against us relating to alleged violations of Algeria’s foreign currency exchange controls, which require that goods and services provided locally be invoiced and paid in local currency. The case relates to certain foreign currency payments made to us by CEPSA, a Spanish operator, for wells drilled in 2006. Approximately $7.5 million of the total contract amount was paid offshore in foreign currency, and approximately $3.2 million was paid in local currency. The judgment includes fines and penalties of approximately four times the amount at issue. We have appealed the ruling based on our understanding that the law in question applies only to resident entities incorporated under Algerian law. An intermediate court of appeals upheld the lower court’s ruling, and we appealed the matter to the Supreme Court. On September 25, 2014, the Supreme Court overturned the verdict against us, and the case was reheard by the Ouargla Court of Appeals on March 22, 2015 in light of the Supreme Court’s opinion. On March 29, 2015, the Ouargla Court of Appeals reinstated the initial judgment against us. We have appealed this decision again to the Supreme Court. While our payments were consistent with our historical operations in the country, and, we believe, those of other multinational corporations there, as well as interpretations of the law by the Central Bank of Algeria, the ultimate resolution of this matter could result in a loss of up to $18.2 million in excess of amounts accrued.

In March 2012, Nabors Global Holdings II Limited (“NGH2L”) signed an agreement with ERG Resources, LLC (“ERG”) relating to the sale of all of the Class A shares of NGH2L’s wholly owned subsidiary, Ramshorn International Limited, an oil and gas exploration company (“Ramshorn”) (“the ERG Agreement”). When ERG failed to meet its closing obligations, NGH2L terminated the transaction on March 19, 2012 and, as contemplated in the agreement, retained ERG’s $3.0 million escrow deposit. ERG filed suit the following day in the 61st Judicial District Court of Harris County, Texas, in a case styled ERG Resources, LLC v. Nabors Global Holdings II Limited, Ramshorn International Limited, and Parex Resources, Inc.; Cause No. 2012 16446, seeking injunctive relief to halt any sale of the shares to a third party, specifically naming as defendant Parex Resources, Inc. (“Parex”). The lawsuit also sought monetary damages of up to $750.0 million based on an alleged breach of contract by NGH2L and alleged tortious interference with contractual relations by Parex. We successfully defeated ERG’s effort to obtain a temporary restraining order from the Texas court on March 20, 2012 and completed the sale of Ramshorn’s Class A shares to a Parex affiliate in April 2012, which mooted ERG’s application for a temporary injunction. The defendants made numerous jurisdictional challenges on appeal, and on April 30, 2015, ERG filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Accordingly, the civil actions are currently subject to the bankruptcy stay and ERG’s claims in the lawsuit are assets of the estate. The lawsuit was stayed, pending further court actions, including appeals of the jurisdictional decisions. On June 17, 2016, the Texas Supreme Court issued its opinion on the jurisdictional appeal holding that jurisdiction exists in Texas for Ramshorn, but not for Parex Bermuda or Parex Canada. ERG retains its causes of action for monetary damages, but we believe the claims are foreclosed by the terms of the ERG Agreement and are without factual or legal merit. On December 28, 2016, the District Court granted Nabors’ Motion for Partial Summary Judgment to Enforce Exclusive Remedies Clause, holding that ERG’s potential recovery in the action may not exceed $4.5 million in accordance with the terms of the ERG Agreement. The plaintiffs challenged this ruling and Parex was poised to enter into a settlement agreement, over the objection of Nabors, whereby ERG would release Parex from all claims in exchange for a $15 million cash payment from Parex. The Parex settlement changed the dynamics of the ongoing litigation between Nabors and ERG, with all signs indicating that the bankrupt ERG intended to use the cash influx from Parex to pursue a low-risk but potentially high-reward strategy by continuing with its claim against Nabors. With this development Nabors re-evaluated its options, noting that however remote, a negative outcome at trial had the potential for a significantly adverse financial impact. As a result, in order to mitigate expenses associated with what was proving to be lengthy and potentially costly litigation, Nabors has agreed to a settlement in which ERG will release NGH2L from all claims in exchange for a payment of $20 million by NGH2L. This settlement resulted in a pre-tax charge of $16.5 million, which is included in net income (loss) from discontinued operations within our condensed consolidated statement of income for the three and six months ended June 30, 2017. The parties are working on documenting the settlement, which will not include an admission of wrongdoing by NGH2L. It is anticipated that the settlement, including the payment from NGH2L, will occur during the third quarter of 2017.

Off-Balance Sheet Arrangements (Including Guarantees)

We are a party to some transactions, agreements or other contractual arrangements defined as “off-balance sheet arrangements” that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers’ compensation insurance program and other financial surety instruments such as bonds. In addition, we have provided indemnifications, which serve as guarantees, to some third parties. These guarantees include indemnification provided by Nabors to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees.

Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote. The following table summarizes the total maximum amount of financial guarantees issued by Nabors:

	Maximum Amount
	2017	2018	2019	Thereafter	Total
	(In thousands)
Financial standby letters of credit and other financial surety instruments	$126,575	140,275	—	—	$266,850

Note 8 Earnings (Losses) Per Share

ASC 260, Earnings per Share, requires companies to treat unvested share-based payment awards that have nonforfeitable rights to dividends or dividend equivalents as a separate class of securities in calculating earnings (losses) per share. We have granted and expect to continue to grant to employees restricted stock grants that contain nonforfeitable rights to dividends. Such grants are considered participating securities under ASC 260. As such, we are required to include these grants in the calculation of our basic earnings (losses) per share and calculate basic earnings (losses) per share using the two-class method. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.

Basic earnings (losses) per share is computed utilizing the two-class method and is calculated based on the weighted-average number of common shares outstanding during the periods presented.

Diluted earnings (losses) per share is computed using the weighted-average number of common and common equivalent shares outstanding during the periods utilizing the two-class method for stock options and unvested restricted stock. Shares issuable upon exchange of the $575 million 0.75% exchangeable notes are not included in the calculation of diluted earnings (losses) per share unless the exchange value of the notes exceeds their principal amount at the end of the relevant reporting period, in which case the notes will be accounted for as if the number of common shares that would be necessary to settle the excess are issued. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings (losses) per share calculation, when the price of our shares exceeds $25.16 on the last trading day of the quarter, which did not occur during the six months ended June 30, 2017.

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands, except per share amounts)
BASIC EPS:
Net income (loss) (numerator):
Income (loss) from continuing operations, net of tax	$(115,476)	$(186,565)	$(263,104)	$(583,209)
Less: net (income) loss attributable to noncontrolling interest	(1,971)	2,899	(2,888)	2,175
Less: (earnings) losses allocated to unvested shareholders	3,306	3,786	7,117	11,985

Numerator for basic earnings per share:
Adjusted income (loss) from continuing operations, net of tax—basic	$(114,141)	$(179,880)	$(258,875)	$(569,049)

Income (loss) from discontinued operations, net of tax	$(15,504)	$(984)	$(15,943)	$(1,910)

Weighted-average number of shares outstanding—basic	278,916	276,550	278,348	276,201
Earnings (losses) per share:
Basic from continuing operations	$(0.41)	$(0.65)	$(0.93)	$(2.06)
Basic from discontinued operations	(0.05)	—	(0.06)	(0.01)

Total Basic	$(0.46)	$(0.65)	$(0.99)	$(2.07)

DILUTED EPS:
Adjusted income (loss) from continuing operations, net of tax—basic	$(114,141)	$(179,880)	$(258,875)	$(569,049)
Add: effect of reallocating undistributed earnings of unvested shareholders	—	—	—	—

Adjusted income (loss) from continuing operations, net of tax—diluted	$(114,141)	$(179,880)	$(258,875)	$(569,049)

Income (loss) from discontinued operations, net of tax	$(15,504)	$(984)	$(15,943)	$(1,910)

Weighted-average number of shares outstanding—basic	278,916	276,550	278,348	276,201
Add: dilutive effect of potential common shares	—	—	—	—

Weighted-average number of shares outstanding—diluted	278,916	276,550	278,348	276,201
Earnings (losses) per share:
Diluted from continuing operations	$(0.41)	$(0.65)	$(0.93)	$(2.06)
Diluted from discontinued operations	(0.05)	—	(0.06)	(0.01)

Total Diluted	$(0.46)	$(0.65)	$(0.99)	$(2.07)

For all periods presented, the computation of diluted earnings (losses) per share excludes outstanding stock options with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would be anti-dilutive and because they are not considered participating securities. For periods in which we experience a net loss from continuing operations, all potential common shares have been excluded from the calculation of weighted-average shares outstanding, because their inclusion would be anti-dilutive. The average number of options that were excluded from diluted earnings (losses) per share that would potentially dilute earnings per share in the future were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Potentially dilutive securities excluded as anti-dilutive	4,469,382	5,379,424	4,558,594	5,397,068

In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options, such stock options will be included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered participating securities.

Note 9 Supplemental Balance Sheet and Income Statement Information

Accrued liabilities included the following:

	June 30,	December 31,
	2017	2016
	(In thousands)
Accrued compensation	$113,627	$116,775
Deferred revenue	278,252	255,626
Other taxes payable	22,001	16,419
Workers’ compensation liabilities	18,255	18,255
Interest payable	68,602	57,233
Litigation reserves	22,090	24,896
Current liability to discontinued operations	25,775	5,462
Dividends declared and payable	17,149	17,039
Other accrued liabilities	26,309	31,543

	$592,060	$543,248

Other, net included the following:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2017	2016		2017	2016
	(In thousands)
Losses (gains) on sales, disposals and involuntary conversions of long-lived assets	$(2,742)	$28,683	(1)	$133	$33,981	(1)
Charges related to our CJES holdings (2)	—	42,875		—	220,117
Litigation expenses	789	(313)		1,610	324
Foreign currency transaction losses (gains)	1,614	2,804		2,490	7,018
(Gain) loss on debt buyback	7,348	—		15,944	(6,027)
Other losses (gains)	3,095	558		3,437	1,598

	$10,104	$74,607		$23,614	$257,011

(1)

Includes charges of $19.7 million and $22.4 million, respectively, for the three and six months ended June 30, 2016 related to a reserve for amounts associated with our retained interest in the oil and gas properties located on the North Slope of Alaska and a $3.8 million charge to reduce the carrying value of one of our jack-up rigs, which was re-classified as assets held for sale at June 30, 2016, to its estimated fair value based on expected sales price.
(2)	Represents impairment charges related to our CJES holdings. See Note 3—Investments in Unconsolidated Affiliates.

The changes in accumulated other comprehensive income (loss), by component, included the following:

		Unrealized
	Gains	gains (losses)	Defined
	(losses) on	on available-	benefit	Foreign
	cash flow	for-sale	pension plan	currency
	hedges	securities	items	items	Total
	(In thousands (1) )
As of January 1, 2016	$(1,670)	$(314)	$(6,568)	$(39,041)	$(47,593)

Other comprehensive income (loss) before reclassifications	—	2,049	—	36,820	38,869
Amounts reclassified from accumulated other comprehensive income (loss)	187	—	287	—	474

Net other comprehensive income (loss)	187	2,049	287	36,820	39,343

As of June 30, 2016	$(1,483)	$1,735	$(6,281)	$(2,221)	$(8,250)

(1)	All amounts are net of tax.

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(In thousands (1) )
As of January 1, 2017	$(1,296)	$14,235	$(3,760)	$(21,298)	$(12,119)

Other comprehensive income (loss) before reclassifications	—	584	—	14,739	15,323
Amounts reclassified from accumulated other comprehensive income (loss)	187	1,341	62	—	1,590

Net other comprehensive income (loss)	187	1,925	62	14,739	16,913

As of June 30, 2017	$(1,109)	$16,160	$(3,698)	$(6,559)	$4,794

(1)	All amounts are net of tax.

The line items that were reclassified to net income included the following:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands)
Interest expense	$153	$153	$306	$306
General and administrative expenses	50	294	100	468
Other expense (income), net	1,341	—	1,341	—

Total income (loss) from continuing operations before income tax	(1,544)	(447)	(1,747)	(774)
Tax expense (benefit)	(78)	(171)	(157)	(300)

Reclassification adjustment for (gains)/ losses included in net income (loss)	$(1,466)	$(276)	$(1,590)	$(474)

Note 10 Assets Held for Sale and Discontinued Operations

Assets Held for Sale

Assets held for sale as of June 30, 2017 and December 31, 2016 was $78.4 million and $76.7 million, respectively. These assets consisted primarily of our oil and gas holdings which are mainly in the Horn River basin in western Canada of $67.2 million and $65.0 million, respectively, as of the periods noted above and the operating results have been reflected in discontinued operations. The remainder represents assets that meet the criteria to be classified as assets held for sale, but do not represent a disposal of a component of an entity or a group of components of an entity representing a strategic shift that has or will have a major effect on the entity’s operations and financial results.

The carrying value of our assets held for sale represents the lower of carrying value or fair value less costs to sell. We continue to market these properties at prices that are reasonable compared to current fair value.

Our liabilities held for sale as of June 30, 2017 includes a $20.0 million reserve in connection with the settlement of litigation associated with our previously owned Ramshorn International properties.

We have contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing associated with these properties held for sale. At June 30, 2017, our undiscounted contractual commitments for these contracts approximated $14.3 million and we had liabilities of $10.7 million, $5.8 million of which were classified as current and were included in accrued liabilities. At December 31, 2016, our undiscounted contractual commitments for these contracts approximated $17.2 million and we had liabilities of $12.5 million, $5.5 million of which were classified as current and were included in accrued liabilities.

The amounts at each balance sheet date represented our best estimate of the fair value of the excess capacity of the pipeline commitments calculated using a discounted cash flow model, when considering our disposal plan, current production levels, natural gas prices and expected utilization of the pipeline over the remaining contractual term. Decreases in actual production or natural gas prices could result in future charges related to excess pipeline commitments.

Discontinued Operations

Our condensed statements of income (loss) from discontinued operations were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Operating revenues (1)	$2,060	$384	$4,094	$761
Income (loss) from Oil & Gas discontinued operations:
Income (loss) from discontinued operations	$20	$(1,335)	$(570)	$(2,661)
Less: Impairment charges or other (gains) and losses on sale of wholly owned assets	16,539 (2)	—	16,559 (2)	—
Less: Income tax expense (benefit)	(1,015)	(351)	(1,186)	(751)

Income (loss) from Oil and Gas discontinued operations, net of tax	$(15,504)	$(984)	$(15,943)	$(1,910)

(1)	Reflects operating revenues of our historical oil and gas operating segment.
(2)	Includes a charge of $16.5 million related to the settlement of litigation associated with our previously owned Ramshorn International properties.

Note 11 Segment Information

The following table sets forth financial information with respect to our reportable operating segments:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Operating revenues:
Drilling & Rig Services:
U.S.	$187,344	$140,342	$349,278	$289,018
Canada	17,121	6,617	44,929	24,111
International	380,338	401,024	718,561	802,079
Rig Services	93,014	39,248	164,455	93,101

Subtotal Drilling & Rig Services	677,817	587,231	1,277,223	1,208,309

Other reconciling items (1)	(46,462)	(15,640)	(83,318)	(39,147)

Total	$631,355	$571,591	$1,193,905	$1,169,162

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Adjusted operating income (loss): (2)
Drilling & Rig Services:
U.S.	$(56,079)	$(48,328)	$(119,261)	$(95,887)
Canada	(5,014)	(10,831)	(9,025)	(18,109)
International	36,174	53,859	48,148	100,731
Rig Services	(1,268)	(19,657)	(10,377)	(30,301)

Total	$(26,187)	$(24,957)	$(90,515)	$(43,566)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Reconciliation of adjusted operating income (loss) to net income (loss) from continuing operations before income taxes:
Total segment adjusted operating income (loss) (2)	$(26,187)	$(24,957)	$(90,515)	$(43,566)
Other reconciling items (3)	(43,107)	(28,448)	(82,711)	(63,605)
Earnings (losses) from unconsolidated affiliates	—	(54,769)	2	(221,920)
Investment income (loss)	(886)	270	(165)	613
Interest expense	(54,688)	(45,237)	(111,206)	(90,967)
Other, net	(10,104)	(74,607)	(23,614)	(257,011)

Income (loss) from continuing operations before income taxes	$(134,972)	$(227,748)	$(308,209)	$(676,456)

	June 30, 2017	December 31, 2016
	(In thousands)
Total assets:
Drilling & Rig Services:
U.S.	$3,273,973	$3,172,767
Canada	329,744	329,620
International	3,514,574	3,600,057
Rig Services	371,359	359,435

Subtotal Drilling & Rig Services	7,489,650	7,461,879
Other reconciling items (3)	602,808	725,136

Total	$8,092,458	$8,187,015

(1)	Represents the elimination of inter-segment transactions.
(2)	Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Management evaluates the performance of our operating segments using adjusted operating income (loss), which is a segment performance measure, because it believes that this financial measure reflects our ongoing profitability and performance. In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance. A reconciliation to income (loss) from continuing operations before income taxes is provided in the above table.
(3)	Represents the elimination of inter-segment transactions and unallocated corporate expenses, assets and capital expenditures.

Note 12 Condensed Consolidating Financial Information

Nabors has fully and unconditionally guaranteed all of the issued public debt securities of Nabors Delaware, a wholly owned subsidiary. The following condensed consolidating financial information is included so that separate financial statements of Nabors Delaware are not required to be filed with the SEC. The condensed consolidating financial statements present investments in both consolidated and unconsolidated affiliates using the equity method of accounting.

The following condensed consolidating financial information presents condensed consolidating balance sheets as of June 30, 2017 and December 31, 2016, statements of income (loss) and statements of other comprehensive income (loss) for the three and six months ended June 30, 2017 and 2016, and statements of cash flows for the six months ended June 30, 2017 and 2016 of (a) Nabors, parent/guarantor, (b) Nabors Delaware, issuer of public debt securities guaranteed by Nabors, (c) the non-guarantor subsidiaries, (d) consolidating adjustments necessary to consolidate Nabors and its subsidiaries and (e) Nabors on a consolidated basis.

Condensed Consolidating Balance Sheets

	June 30, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
	ASSETS
Current assets:
Cash and cash equivalents	$2,435	$16	$194,116	$—	$196,567
Short-term investments	—	—	35,476	—	35,476
Accounts receivable, net	—	—	582,787	—	582,787
Inventory, net	—	—	108,141	—	108,141
Assets held for sale	—	—	78,407	—	78,407
Other current assets	50	28,099	144,641	—	172,790

Total current assets	2,485	28,115	1,143,568	—	1,174,168
Property, plant and equipment, net	—	—	6,142,216	—	6,142,216
Goodwill	—	—	167,246	—	167,246
Intercompany receivables	146,431	—	1,038,891	(1,185,322)	—
Investment in consolidated affiliates	2,920,699	7,555,645	4,545,780	(15,022,124)	—
Deferred tax assets	—	493,576	409,671	(493,576)	409,671
Other long-term assets	—	114	271,186	(72,143)	199,157

Total assets	$3,069,615	$8,077,450	$13,718,558	$(16,773,165)	$8,092,458

	LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$—	$—	$124	$—	$124
Trade accounts payable	130	49	260,936	—	261,115
Accrued liabilities	20,250	70,670	501,140	—	592,060
Income taxes payable	—	—	23,268	—	23,268

Total current liabilities	20,380	70,719	785,468	—	876,567
Long-term debt	—	3,812,391	—	(72,143)	3,740,248
Other long-term liabilities	—	22,800	367,701	—	390,501
Deferred income taxes	—	—	505,940	(493,576)	12,364
Intercompany payable	—	1,185,322	—	(1,185,322)	—

Total liabilities	20,380	5,091,232	1,659,109	(1,751,041)	5,019,680
Shareholders’ equity	3,049,235	2,986,218	12,035,906	(15,022,124)	3,049,235
Noncontrolling interest	—	—	23,543	—	23,543

Total equity	3,049,235	2,986,218	12,059,449	(15,022,124)	3,072,778

Total liabilities and equity	$3,069,615	$8,077,450	$13,718,558	$(16,773,165)	$8,092,458

Condensed Consolidating Balance Sheets

	December 31, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
	ASSETS
Current assets:
Cash and cash equivalents	$1,148	$10,177	$252,768	$—	$264,093
Short-term investments	—	—	31,109	—	31,109
Accounts receivable, net	—	—	508,355	—	508,355
Inventory, net	—	—	103,595	—	103,595
Assets held for sale	—	—	76,668	—	76,668
Other current assets	50	22,209	149,760	—	172,019

Total current assets	1,198	32,386	1,122,255	—	1,155,839
Property, plant and equipment, net	—	—	6,267,583	—	6,267,583
Goodwill	—	—	166,917	—	166,917
Intercompany receivables	142,447	—	1,342,942	(1,485,389)	—
Investment in consolidated affiliates	3,170,254	4,830,572	1,083,948	(9,084,774)	—
Deferred tax assets	—	443,049	366,586	(443,049)	366,586
Other long-term assets	—	344	447,962	(218,216)	230,090

Total assets	$3,313,899	$5,306,351	$10,798,193	$(11,231,428)	$8,187,015

	LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$—	$—	$297	$—	$297
Trade accounts payable	205	8	264,365	—	264,578
Accrued liabilities	20,669	65,246	457,333	—	543,248
Income taxes payable	—	—	13,811	—	13,811

Total current liabilities	20,874	65,254	735,806	—	821,934
Long-term debt	—	3,796,550	—	(218,215)	3,578,335
Other long-term liabilities	—	22,659	499,797	—	522,456
Deferred income taxes	—	—	452,544	(443,049)	9,495
Intercompany payable	46,000	1,439,390	—	(1,485,390)	—

Total liabilities	66,874	5,323,853	1,688,147	(2,146,654)	4,932,220
Shareholders’ equity	3,247,025	(17,502)	9,102,276	(9,084,774)	3,247,025
Noncontrolling interest	—	—	7,770	—	7,770

Total equity	3,247,025	(17,502)	9,110,046	(9,084,774)	3,254,795

Total liabilities and equity	$3,313,899	$5,306,351	$10,798,193	$(11,231,428)	$8,187,015

Condensed Consolidating Statements of Income (Loss)

	Three Months Ended June 30, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non-Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Revenues and other income:
Operating revenues	$—	$—	$631,355	$—	$631,355
Earnings (losses) from consolidated affiliates	(129,592)	(20,265)	(60,777)	210,634	—
Investment income (loss)	(2)	1	2,095	(2,980)	(886)

Total revenues and other income	(129,594)	(20,264)	572,673	207,654	630,469

Costs and other deductions:
Direct costs	—	—	417,521	—	417,521
General and administrative expenses	3,359	193	60,468	(325)	63,695
Research and engineering	—	—	11,343	—	11,343
Depreciation and amortization	—	31	208,059	—	208,090
Interest expense	—	56,505	(1,817)	—	54,688
Other, net	(2)	7,576	2,205	325	10,104

Total costs and other deductions	3,357	64,305	697,779	—	765,441

Income (loss) from continuing operations before income taxes	(132,951)	(84,569)	(125,106)	207,654	(134,972)
Income tax expense (benefit)	—	(23,792)	4,296	—	(19,496)

Income (loss) from continuing operations, net of tax	(132,951)	(60,777)	(129,402)	207,654	(115,476)
Income (loss) from discontinued operations, net of tax	—	—	(15,504)	—	(15,504)

Net income (loss)	(132,951)	(60,777)	(144,906)	207,654	(130,980)
Less: Net (income) loss attributable to noncontrolling interest	—	—	(1,971)	—	(1,971)

Net income (loss) attributable to Nabors	$(132,951)	$(60,777)	$(146,877)	$207,654	$(132,951)

Condensed Consolidating Statements of Income (Loss)

	Three Months Ended June 30, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Revenues and other income:
Operating revenues	$—	$—	$571,591	$—	$571,591
Earnings (losses) from unconsolidated affiliates	—	—	(54,769)	—	(54,769)
Earnings (losses) from consolidated affiliates	(182,149)	(17,025)	(49,190)	248,364	—
Investment income (loss)	1	9	3,241	(2,981)	270
Intercompany interest income (loss)	9	95	—	(104)	—

Total revenues and other income	(182,139)	(16,921)	470,873	245,279	517,092

Costs and other deductions:
Direct costs	—	—	341,279	—	341,279
General and administrative expenses	2,352	135	54,294	(157)	56,624
Research and engineering	—	—	8,180	—	8,180
Depreciation and amortization	—	31	218,882	—	218,913
Interest expense	—	51,059	(5,822)	—	45,237
Other, net	159	(65)	74,356	157	74,607
Intercompany interest expense	—	—	104	(104)	—

Total costs and other deductions	2,511	51,160	691,273	(104)	744,840

Income (loss) from continuing operations before income taxes	(184,650)	(68,081)	(220,400)	245,383	(227,748)
Income tax expense (benefit)	—	(18,891)	(22,292)	—	(41,183)

Income (loss) from continuing operations, net of tax	(184,650)	(49,190)	(198,108)	245,383	(186,565)
Income (loss) from discontinued operations, net of tax	—	—	(984)	—	(984)

Net income (loss)	(184,650)	(49,190)	(199,092)	245,383	(187,549)
Less: Net (income) loss attributable to noncontrolling interest	—	—	2,899	—	2,899

Net income (loss) attributable to Nabors	$(184,650)	$(49,190)	$(196,193)	$245,383	$(184,650)

Condensed Consolidating Statements of Income (Loss)

	Six Months Ended June 30, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Revenues and other income:
Operating revenues	$—	$—	$1,193,905	$—	$1,193,905
Earnings (losses) from unconsolidated affiliates	—	—	2	—	2
Earnings (losses) from consolidated affiliates	(275,463)	(70,982)	(157,016)	503,461	—
Investment income (loss)	15	64	5,716	(5,960)	(165)

Total revenues and other income	(275,448)	(70,918)	1,042,607	497,501	1,193,742

Costs and other deductions:
Direct costs	—	—	805,165	—	805,165
General and administrative expenses	6,657	330	120,621	(504)	127,104
Research and engineering	—	—	23,100	—	23,100
Depreciation and amortization	—	62	411,700	—	411,762
Interest expense	—	117,260	(6,054)	—	111,206
Other, net	(161)	18,973	4,298	504	23,614
Intercompany interest expense	(9)	—	9	—	—

Total costs and other deductions	6,487	136,625	1,358,839	—	1,501,951

Income (loss) from continuing operations before income taxes	(281,935)	(207,543)	(316,232)	497,501	(308,209)
Income tax expense (benefit)	—	(50,527)	5,422	—	(45,105)

Income (loss) from continuing operations, net of tax	(281,935)	(157,016)	(321,654)	497,501	(263,104)
Income (loss) from discontinued operations, net of tax	—	—	(15,943)	—	(15,943)

Net income (loss)	(281,935)	(157,016)	(337,597)	497,501	(279,047)
Less: Net (income) loss attributable to noncontrolling interest	—	—	(2,888)	—	(2,888)

Net income (loss) attributable to Nabors	$(281,935)	$(157,016)	$(340,485)	$497,501	$(281,935)

Condensed Consolidating Statements of Income (Loss)

	Six Months Ended June 30, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Revenues and other income:
Operating revenues	$—	$—	$1,169,162	$—	$1,169,162
Earnings (losses) from unconsolidated affiliates	—	—	(221,920)	—	(221,920)
Earnings (losses) from consolidated affiliates	(577,919)	(123,112)	(187,160)	888,191	—
Investment income (loss)	1	132	6,442	(5,962)	613
Intercompany interest income (loss)	9	255	—	(264)	—

Total revenues and other income	(577,909)	(122,725)	766,524	881,965	947,855

Costs and other deductions:
Direct costs	—	—	706,302	—	706,302
General and administrative expenses	4,714	266	114,292	(314)	118,958
Research and engineering	—	—	16,342	—	16,342
Depreciation and amortization	—	62	434,669	—	434,731
Interest expense	—	101,723	(10,756)	—	90,967
Other, net	316	—	256,381	314	257,011
Intercompany interest expense	5	—	259	(264)	—

Total costs and other deductions	5,035	102,051	1,517,489	(264)	1,624,311

Income (loss) from continuing operations before income taxes	(582,944)	(224,776)	(750,965)	882,229	(676,456)
Income tax expense (benefit)	—	(37,616)	(55,631)	—	(93,247)

Income (loss) from continuing operations, net of tax	(582,944)	(187,160)	(695,334)	882,229	(583,209)
Income (loss) from discontinued operations, net of tax	—	—	(1,910)	—	(1,910)

Net income (loss)	(582,944)	(187,160)	(697,244)	882,229	(585,119)
Less: Net (income) loss attributable to noncontrolling interest	—	—	2,175	—	2,175

Net income (loss) attributable to Nabors	$(582,944)	$(187,160)	$(695,069)	$882,229	$(582,944)

Condensed Consolidating Statements of Comprehensive Income (Loss)

	Three Months Ended June 30, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net income (loss) attributable to Nabors	$(132,951)	$(60,777)	$(146,877)	$207,654	$(132,951)
Other comprehensive income (loss) before tax:
Translation adjustment attributable to Nabors	10,879	—	10,879	(10,879)	10,879
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	3,785	—	3,785	(3,785)	3,785
Less: reclassification adjustment for (gains) losses included in net income (loss)	1,341	—	1,341	(1,341)	1,341

Unrealized gains (losses) on marketable securities	5,126	—	5,126	(5,126)	5,126
Pension liability amortization and adjustment	50	50	100	(150)	50
Unrealized gains (losses) and amortization on cash flow hedges	153	153	153	(306)	153

Other comprehensive income (loss) before tax	16,208	203	16,258	(16,461)	16,208
Income tax expense (benefit) related to items of other comprehensive income (loss)	78	78	156	(234)	78

Other comprehensive income (loss), net of tax	16,130	125	16,102	(16,227)	16,130

Comprehensive income (loss) attributable to Nabors	(116,821)	(60,652)	(130,775)	191,427	(116,821)
Net income (loss) attributable to noncontrolling interest	—	—	1,971	—	1,971
Translation adjustment attributable to noncontrolling interest	—	—	108	—	108

Comprehensive income (loss) attributable to noncontrolling interest	—	—	2,079	—	2,079

Comprehensive income (loss)	$(116,821)	$(60,652)	$(128,696)	$191,427	$(114,742)

Condensed Consolidating Statements of Comprehensive Income (Loss)

	Three Months Ended June 30, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net income (loss) attributable to Nabors	$(184,650)	$(49,190)	$(196,193)	$245,383	$(184,650)
Other comprehensive income (loss) before tax:
Translation adjustment attributable to Nabors	3,458	46	3,504	(3,550)	3,458
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	1,280	—	1,280	(1,280)	1,280
Less: reclassification adjustment for (gains) losses included in net income (loss)	—	—	—	—	—

Unrealized gains (losses) on marketable securities	1,280	—	1,280	(1,280)	1,280
Pension liability amortization and adjustment	294	294	588	(882)	294
Unrealized gains (losses) and amortization on cash flow hedges	153	153	153	(306)	153

Other comprehensive income (loss) before tax	5,185	493	5,525	(6,018)	5,185
Income tax expense (benefit) related to items of other comprehensive income (loss)	171	171	283	(454)	171

Other comprehensive income (loss), net of tax	5,014	322	5,242	(5,564)	5,014

Comprehensive income (loss) attributable to Nabors	(179,636)	(48,868)	(190,951)	239,819	(179,636)
Net income (loss) attributable to noncontrolling interest	—	—	(2,899)	—	(2,899)
Translation adjustment attributable to noncontrolling interest	—	—	42	—	42

Comprehensive income (loss) attributable to noncontrolling interest	—	—	(2,857)	—	(2,857)

Comprehensive income (loss)	$(179,636)	$(48,868)	$(193,808)	$239,819	$(182,493)

Condensed Consolidating Statements of Comprehensive Income (Loss)

	Six Months Ended June 30, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net income (loss) attributable to Nabors	$(281,935)	$(157,016)	$(340,485)	$497,501	$(281,935)
Other comprehensive income (loss) before tax
Translation adjustment attributable to Nabors	14,739	—	14,739	(14,739)	14,739
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	584	—	584	(584)	584
Less: reclassification adjustment for (gains) losses included in net income (loss)	1,341	—	1,341	(1,341)	1,341

Unrealized gains (losses) on marketable securities	1,925	—	1,925	(1,925)	1,925
Pension liability amortization and adjustment	100	100	200	(300)	100
Unrealized gains (losses) and amortization on cash flow hedges	306	306	306	(612)	306

Other comprehensive income (loss) before tax	17,070	406	17,170	(17,576)	17,070
Income tax expense (benefit) related to items of other comprehensive income (loss)	157	157	314	(471)	157

Other comprehensive income (loss), net of tax	16,913	249	16,856	(17,105)	16,913

Comprehensive income (loss) attributable to Nabors	(265,022)	(156,767)	(323,629)	480,396	(265,022)
Net income (loss) attributable to noncontrolling interest	—	—	2,888	—	2,888
Translation adjustment attributable to noncontrolling interest	—	—	157	—	157

Comprehensive income (loss) attributable to noncontrolling interest	—	—	3,045	—	3,045

Comprehensive income (loss)	$(265,022)	$(156,767)	$(320,584)	$480,396	$(261,977)

Condensed Consolidating Statements of Comprehensive Income (Loss)

	Six Months Ended June 30, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net income (loss) attributable to Nabors	$(582,944)	$(187,160)	$(695,069)	$882,229	$(582,944)
Other comprehensive income (loss) before tax
Translation adjustment attributable to Nabors	36,820	—	36,820	(36,820)	36,820
Unrealized gains (losses) on marketable securities:
Unrealized gains (losses) on marketable securities	2,049	—	2,049	(2,049)	2,049
Less: reclassification adjustment for (gains) losses included in net income (loss)	—	—	—	—	—

Unrealized gains (losses) on marketable securities	2,049	—	2,049	(2,049)	2,049
Pension liability amortization and adjustment	468	468	936	(1,404)	468
Unrealized gains (losses) and amortization on cash flow hedges	306	306	306	(612)	306

Other comprehensive income (loss) before tax	39,643	774	40,111	(40,885)	39,643
Income tax expense (benefit) related to items of other comprehensive income (loss)	300	300	481	(781)	300

Other comprehensive income (loss), net of tax	39,343	474	39,630	(40,104)	39,343

Comprehensive income (loss) attributable to Nabors	(543,601)	(186,686)	(655,439)	842,125	(543,601)
Net income (loss) attributable to noncontrolling interest	—	—	(2,175)	—	(2,175)
Translation adjustment attributable to noncontrolling interest	—	—	461	—	461

Comprehensive income (loss) attributable to noncontrolling interest	—	—	(1,714)	—	(1,714)

Comprehensive income (loss)	$(543,601)	$(186,686)	$(657,153)	$842,125	$(545,315)

Condensed Consolidating Statements Cash Flows

	Six Months Ended June 30, 2017
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net cash provided by (used for) operating activities	$86,986	$(101,280)	$90,722	$(85,958)	$(9,530)

Cash flows from investing activities:
Purchases of investments	—	—	(4,489)	—	(4,489)
Sales and maturities of investments	—	—	12,429	—	12,429
Cash paid for investments in consolidated affiliates	—	—	(36,000)	36,000	—
Capital expenditures	—	—	(315,769)	—	(315,769)
Proceeds from sales of assets and insurance claims	—	—	18,796	—	18,796
Change in intercompany balances	—	(290,794)	290,794	—	—
Other changes in investing	—	—	(384)	—	(384)

Net cash provided by (used for) investing activities	—	(290,794)	(34,623)	36,000	(289,417)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	(42)	—	(42)
Proceeds from issuance of long-term debt	—	411,200	—	—	411,200
Debt issuance costs	—	(11,037)	—	—	(11,037)
Proceeds from revolving credit facilities	—	100,000	—	—	100,000
Proceeds from parent contributions	—	18,000	18,000	(36,000)	—
Proceeds from (payments for) issuance of common shares	8,300	—	—	—	8,300
Purchase of capped call hedge transactions	—	(40,250)	—	—	(40,250)
Reduction of long-term debt	—	(265,437)	(112,546)	—	(377,983)
Dividends to shareholders	(40,155)	—	—	5,958	(34,197)
Proceeds from (payment for) commercial paper, net	—	171,985	—	—	171,985
Payments on term loan	—	(162,500)	—	—	(162,500)
Proceeds from (payments for) short-term borrowings	—	—	(173)	—	(173)
Cash proceeds from equity component of exchangeable debt	—	159,952	—	—	159,952
Proceeds from issuance of intercompany debt	33,000	20,000	(53,000)	—	—
Noncontrolling interest contribution	—	—	20,000	—	20,000
Paydown of intercompany debt	(79,000)	(20,000)	99,000	—	—
Distributions to Non-controlling interest	—	—	(6,982)	—	(6,982)
Distribution from subsidiary to parent	—	—	(80,000)	80,000	—
Other changes	(7,844)	—	—	—	(7,844)

Net cash (used for) provided by financing activities	(85,699)	381,913	(115,743)	49,958	230,429
Effect of exchange rate changes on cash and cash equivalents	—	—	992	—	992

Net increase (decrease) in cash and cash equivalents	1,287	(10,161)	(58,652)	—	(67,526)
Cash and cash equivalents, beginning of period	1,148	10,177	252,768	—	264,093

Cash and cash equivalents, end of period	$2,435	$16	$194,116	$—	$196,567

Condensed Consolidating Statements Cash Flows

	Six Months Ended June 30, 2016
	Nabors (Parent/ Guarantor)	Nabors Delaware (Issuer/ Guarantor)	Other Subsidiaries (Non- Guarantors)	Consolidating Adjustments	Total
	(In thousands)
Net cash provided by (used for) operating activities	$4,370	$(134,437)	$469,720	$(2,981)	$336,672

Cash flows from investing activities:
Sales and maturities of investments	—	—	367	—	367
Proceeds from sales of assets and insurance claims	—	—	13,834	—	13,834
Capital expenditures	—	—	(193,234)	—	(193,234)
Change in intercompany balances	—	135,938	(135,938)	—	—
Other	—	—	38	—	38

Net cash provided by (used for) investing activities	—	135,938	(314,933)	—	(178,995)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	294	—	294
Proceeds from (payments for) issuance of common shares	39	—	—	—	39
Reduction in long-term debt	—	—	(148,045)	—	(148,045)
Dividends to shareholders	(19,903)	—	—	2,981	(16,922)
Proceeds from (payments for) commercial paper, net	—	(1,500)	—	—	(1,500)
Proceeds from issuance of intercompany debt	24,500	—	(24,500)	—	—
Proceeds from revolving credit facilities	—	260,000	—	—	260,000
Reduction in revolving credit facilities	—	(260,000)	—	—	(260,000)
Repurchase of common shares	—	—	(1,687)	—	(1,687)
Proceeds from (payments for) short-term borrowings	—	—	(6,333)	—	(6,333)
Other changes	(4,281)	—	1	—	(4,280)

Net cash (used for) provided by financing activities	355	(1,500)	(180,270)	2,981	(178,434)
Effect of exchange rate changes on cash and cash equivalents	—	—	(21)	—	(21)

Net increase (decrease) in cash and cash equivalents	4,725	1	(25,504)	—	(20,778)
Cash and cash equivalents, beginning of period	873	10	253,647	—	254,530

Cash and cash equivalents, end of period	$5,598	$11	$228,143	$—	$233,752

Note 13 Subsequent Events

On July 28, 2017, our Board of Directors declared a cash dividend of $0.06 per common share, which will be paid on October 3, 2017 to shareholders of record at the close of business on September 12, 2017.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We often discuss expectations regarding our future markets, demand for our products and services, and our performance in our annual, quarterly and current reports, press releases, and other written and oral statements. Statements relating to matters that are not historical facts are “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These “forward-looking statements” are based on an analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. By way of illustration, when used in this document, words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “will,” “should,” “could,” “may,” “predict” and similar expressions are intended to identify forward-looking statements.

You should consider the following key factors when evaluating these forward-looking statements:

•	fluctuations and volatility in worldwide prices of and demand for oil and natural gas;

•	fluctuations in levels of oil and natural gas exploration and development activities;

•	fluctuations in the demand for our services;

•	competitive and technological changes and other developments in the oil and gas and oilfield services industries;

•	our ability to complete, and realize the expected benefits of, strategic transactions, including our announced joint venture in Saudi Arabia;

•	the existence of operating risks inherent in the oil and gas and oilfield services industries;

•	the possibility of changes in tax laws and other laws and regulations;

•	the possibility of political or economic instability, civil disturbance, war or acts of terrorism in any of the countries in which we do business; and

•	general economic conditions, including the capital and credit markets.

The above description of risks and uncertainties is by no means all-inclusive, but highlights certain factors that we believe are important for your consideration. For a more detailed description of risk factors that may affect us or our industry, please refer to Part I, Item 1A.—Risk Factors in our 2016 Annual Report.

Management Overview

This section is intended to help you understand our results of operations and our financial condition. This information is provided as a supplement to, and should be read in conjunction with, our condensed consolidated financial statements and the accompanying notes thereto.

We own and operate the world’s largest land-based drilling rig fleet and are a leading provider of offshore platform and drilling rigs in the United States and multiple international markets. Our business is comprised of our global land-based and offshore drilling rig operations and other rig services, consisting of equipment manufacturing, rig instrumentation and optimization software. We also specialize in wellbore placement solutions and are a leading provider of directional drilling and MWD systems and services. Our business consists of four reportable operating segments: U.S., Canada, International and Rig Services.

Financial Results

Comparison of the three months ended June 30, 2017 and 2016

Operating revenues for the three months ended June 30, 2017 totaled $631.4 million, representing an increase of $59.8 million, or 10%, compared to the three months ended June 30, 2016. We have seen a significant increase in the number of rigs working in the U.S. since last year, which has led to higher revenues in our U.S. Drilling and Rig Services operating segments. While spot rates for drilling have increased, they still lag the dayrates seen in 2014 before this most recent downturn. Internationally, we experienced a decline in the number of rigs working of approximately 8%, which has partially offset the increases realized in the U.S. Drilling segment.

Net loss from continuing operations totaled $115.5 million for the three months ended June 30, 2017 ($0.41 per diluted share) improved by $71.1 million ($0.24 per diluted share) compared to a net loss from continuing operations of $186.6 million ($0.65 per diluted share) for the three months ended June 30, 2016. Our segment adjusted operating income (loss) was relatively flat period over period with approximately $26.2 million and $25.0 million for the three months ended June 30, 2017 and 2016, respectively. Partially offsetting this improvement was a $21.7 million reduction in income tax benefits. The improvement in net loss from continuing operations was primarily a result of no longer maintaining an equity method investment in CJES, which accounted for $93.8 million of our net loss for the three months ended June 30, 2016. See Segment Results of Operations for further information on the changes to segment adjusted operating income (loss).

General and administrative expenses for the three months ended June 30, 2017 totaled $63.7 million, representing an increase of $7.1 million, or 12%, compared to the three months ended June 30, 2016. This is reflective of a slight increase in salaries and other compensation as well as an increase in headcount as activity has accelerated during the latter half of 2016 and has continued into the first half of 2017.

Research and engineering expenses for the three months ended June 30, 2017 totaled $11.3 million, representing an increase of $3.2 million, or 39%, compared to the three months ended June 30, 2016. The increase is a result of increased efforts towards a number of strategic research and engineering projects as the market rebalances and activity begins to accelerate.

Depreciation and amortization expense for the three months ended June 30, 2017 was $208.1 million, representing a decrease of $10.8 million, or 5%, compared to the three months ended June 30, 2016. The decrease was primarily due to the impact from retirements and impairments of various rigs and rig equipment in late 2016.

Segment Results of Operations

Our business consists of four reportable operating segments: U.S., Canada, International and Rig Services. Our Rig Services segment is comprised of our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services.

Management evaluates the performance of our operating segments using adjusted operating income (loss), which is our segment performance measure, because it believes that this financial measure reflects our ongoing profitability and performance. In addition, securities analysts and investors use this measure as one of the metrics on which they analyze our performance. Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues.

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended June 30,
	2017	2016	Increase/(Decrease)
	(In thousands, except percentages and rig activity)
U.S.
Operating revenues	$187,344	$140,342	$47,002	33%
Adjusted operating income (loss)	$(56,079)	$(48,328)	$(7,751)	(16)%
Average rigs working (1)	100.6	53.7	46.9	87%

Canada
Operating revenues	$17,121	$6,617	$10,504	159%
Adjusted operating income (loss)	$(5,014)	$(10,831)	$5,817	54%
Average rigs working (1)	12.4	4.2	8.2	195%

International
Operating revenues	$380,338	$401,024	$(20,686)	(5)%
Adjusted operating income (loss)	$36,174	$53,859	$(17,685)	(33)%
Average rigs working (1)	92.7	101.2	(8.5)	(8)%

Rig Services
Operating revenues	$93,014	$39,248	$53,766	137%
Adjusted operating income (loss)	$(1,268)	$(19,657)	$18,389	94%

(1)	Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

U.S.

Our U.S. Drilling segment includes land drilling activities in the lower 48 states, Alaska and offshore operations in the Gulf of Mexico.

Operating revenues increased during the three months ended June 30, 2017 compared to the corresponding 2016 period primarily due to an 87% increase in the average number of rigs working during the second quarter of 2017 compared to 2016. This increase in activity was the primary contributor to the $47.0 million, or 33%, increase in operating revenues. While spot rates have been steadily improving over the past year, the dayrates for the incremental drilling rigs going back to work have been lower on average than some of the rigs that have been reaching the end of their contract term. This has had a mitigating impact on our average daily margins, revenues and adjusted operating income. We expect the average dayrates and margins to continue to improve while the rate of increase in rig activity should slow down over the coming quarters. Additionally, positive results were partially offset by a decrease in operating revenue and adjusted operating income in our offshore operations. Our results for the three months ended June 30, 2016 included a favorable resolution of negotiations for one of our rigs in the Gulf of Mexico, which resulted in partial recovery of standby revenues for past quarters of approximately $20.9 million. The absence of this incremental revenue in combination with a decline in the number of rigs working in the Gulf of Mexico also contributed to the overall decline in operating results.

Canada

Operating results increased during the three months ended June 30, 2017 compared to the corresponding 2016 period due to an increase in drilling rig activity, as evidenced by the increase in average number of rigs working during the second quarter of 2017 compared to 2016. The second quarter is typically the seasonal low for Canada, due to a usual drop in activity for the spring break-up. However, activity levels in general are continuing to improve in Canada as evidenced by the significant improvement in both average rigs working and adjusted operating income (loss) from the comparable period last year.

International

Operating results decreased during the three months ended June 30, 2017 compared to the corresponding 2016 period primarily due to an 8% reduction in average number of rigs working during the second quarter of 2017 compared to 2016. This decline in activity and utilization is attributed primarily to Algeria, Angola, Kazakhstan and Russia. Partially offsetting these declines was a significant increase in income driven by increased drilling activity in Colombia.

Rig Services

Operating results increased during the three months ended June 30, 2017 compared to the corresponding 2016 period primarily due to the increase in drilling activity in the U.S. for the period and in the demand for our products and services. The revenue increase in the segment is driven by both an increase in capital equipment deliveries from Canrig and also increases from our Nabors Drilling Solutions (“NDS”) division. The latter saw significant increases in demand for our performance tools, such as ROCKit® and REVit®, as well as wellbore placement services, as the rig activity in the U.S. has increased significantly. Approximately $10.6 million of the increase in the adjusted operating income (loss) of this operating segment is attributable to NDS.

Other Financial Information

Earnings (losses) from unconsolidated affiliates

Earnings (losses) from unconsolidated affiliates represents our share of the net income (loss), as adjusted for our basis differences, of our equity method investments. We previously accounted for our investment in CJES under the equity method on a one-quarter lag through June 30, 2016. On July 20, 2016, CJES voluntarily filed for protection under Chapter 11 of the Bankruptcy Code. As a result, beginning with the third quarter of 2016, we ceased accounting for our investment under the equity method of accounting. The three months ended June 30, 2016 includes our share of the net income (loss) of CJES from January 1, 2016 through March 31, 2016, resulting in a loss of $54.8 million.

Interest expense

Interest expense for the three months ended June 30, 2017 was $54.7 million, representing an increase of $9.5 million, or 21%, compared to the three months ended June 30, 2016. The increase was primarily due to the additional interest expense related to the issuance of $600 million in aggregate principal amount of 5.5% senior notes due 2023 during December 2016 as well as the issuance of $575 million in aggregate principal amount of 0.75% senior exchangeable notes due 2024 during January 2017. This increase was partially offset by a reduction in interest expense due to the repayment of the term loan facility and the redemption of approximately $200 million in aggregate principal amount of 6.15% senior notes due 2018.

Other, net

Other, net for the three months ended June 30, 2017 was $10.1 million of expense, which included a loss on debt buy-backs of $7.3 million, foreign currency exchange losses of $1.6 million and increases to our litigation reserves of $0.8 million. These losses were partially offset by a net gain on sales and disposals of assets of approximately $2.7 million.

Other, net for the three months ended June 30, 2016 was $74.6 million of expense, the majority of which, or $42.9 million, is attributable to impairments associated with our CJES holdings. During the second quarter of 2016, we determined our investment was other than temporarily impaired and recorded a charge of $39.0 million to write off the remaining value of our investment. The balance of the impairment was attributable to professional fees incurred in connection with defending our interests related to CJES filing for protection under Chapter 11 of the Bankruptcy Code on July 20, 2016. Further contributing to the expense for the quarter were net losses on sales and disposals of assets of approximately $28.7 million, inclusive of a $19.7 million charge related to a reserve for amounts associated with our retained interest in the oil and gas properties located on the North Slope of Alaska, and foreign currency exchange losses of approximately $2.8 million.

Income tax rate

Our worldwide effective tax rate for the three months ended June 30, 2017 was 14.4% compared to 18.1% for the three months ended June 30, 2016. The change was attributable to the effect of the geographic mix of pre-tax earnings (losses), partially attributable to higher earnings from the increase in activity in the U.S. Drilling segment.

Discontinued Operations

Our discontinued operations for the three months ended June 30, 2017 and 2016 consisted of our historical wholly owned oil and gas businesses. Income (loss) from discontinued operations for the three months ended June 30, 2017 was a loss of $15.5 million compared to a loss of $1.0 million for the three months ended June 30, 2016. Our net loss during the three months ended June 30, 2017 was primarily due to a $16.5 million charge related to the settlement of litigation associated with our previously owned Ramshorn International properties.

Comparison of the six months ended June 30, 2017 and 2016

Operating revenues for the six months ended June 30, 2017 totaled $1.2 billion, representing an increase of $24.7 million, or 2%, compared to the six months ended June 30, 2016. We experienced an increase in operating revenue across the majority of our operating segments as we ramped up activity across the U.S. and Canada. Although we have seen an increase in activity, spot pricing remains under pressure which constrains our ability to fully realize the benefit from the increase in overall activity. Internationally, we experienced a decline in the number of rigs working of approximately 14%, which further impacted operating revenue.

Net loss from continuing operations totaled $263.1 million for the six months ended June 30, 2017 ($0.93 per diluted share) compared to a net loss from continuing operations of $583.2 million ($2.06 per diluted share) for the six months ended June 30, 2016. This improvement was primarily a result of no longer maintaining an equity method investment in CJES, which accounted for $442.0 million of our net loss for the six months ended June 30, 2016 related to our share of the net loss of CJES as well as impairment charges associated with the investment. Approximately $90.5 million and $43.6 million of the net loss for the six months ended June 30, 2017 and 2016, respectively, was attributable to our segment adjusted operating income (loss), which is our primary measure of operating performance. See Segment Results of Operations for further information on the changes to segment adjusted operating income (loss).

General and administrative expenses for the six months ended June 30, 2017 totaled $127.1 million, representing an increase of $8.1 million, or 7%, compared to the six months ended June 30, 2016. This is reflective of a slight increase in salaries and other compensation as well as increases in headcount as activity begins to accelerate during 2017.

Research and engineering expenses for the six months ended June 30, 2017 totaled $23.1 million, representing an increase of $6.8 million, or 41%, compared to the six months ended June 30, 2016. The increase is a result of increased efforts towards a number of strategic research and engineering projects as the market rebalances and activity begins to accelerate.

Depreciation and amortization expense for the six months ended June 30, 2017 was $411.8 million, representing a decrease of $23.0 million, or 5%, compared to the six months ended June 30, 2016. The decrease was primarily due to the impact from retirements and impairments of various rigs and rig equipment in late 2016.

Segment Results of Operations

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Six Months Ended June 30,
	2017	2016	Increase/(Decrease)
U.S.
Operating revenues	$349,278	$289,018	$60,260	21%
Adjusted operating income (loss)	$(119,261)	$(95,887)	$(23,374)	(24)%
Average rigs working (1)	94.7	59.3	35.4	60%

Canada
Operating revenues	$44,929	$24,111	$20,818	86%
Adjusted operating income (loss)	$(9,025)	$(18,109)	$9,084	50%
Average rigs working (1)	17.1	8.3	8.8	106%

International
Operating revenues	$718,561	$802,079	$(83,518)	(10)%
Adjusted operating income (loss)	$48,148	$100,731	$(52,583)	(52)%
Average rigs working (1)	91.3	105.9	(14.6)	(14)%

Rig Services
Operating revenues	$164,455	$93,101	$71,354	77%
Adjusted operating income (loss)	$(10,377)	$(30,301)	$19,924	66%

(1)	Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

U.S.

Operating revenues increased during the six months ended June 30, 2017 compared to the corresponding 2016 period primarily due to a 60% increase in the average number of rigs working during the first six months of 2017 compared to 2016. This increase in activity was the primary contributor to the $60.3 million, or 21%, increase in operating revenues. As noted above, while spot rates have been steadily improving over the past year, the dayrates for the incremental drilling rigs going back to work have been lower on average than some of the rigs that have been reaching the end of their contract term. This has had a mitigating impact on our average daily margins and adjusted operating income. We expect the average dayrates and margins to continue to improve while the rate of increase in rig activity should slow down over the coming quarters. Additionally, positive results were partially offset by a decrease in operating revenue and adjusted operating income in our offshore operations. Our results for the six months ended June 30, 2016 included a favorable resolution of negotiations for one of our rigs in the Gulf of Mexico, which resulted in partial recovery of standby revenues for past quarters of approximately $20.9 million. The absence of this incremental revenue in combination with a decline in the number of rigs working in the Gulf of Mexico also contributed to the overall decline in operating results.

Canada

Operating results increased during the six months ended June 30, 2017 compared to the corresponding 2016 period due to an increase in drilling rig activity, as evidenced by the increase in average number of rigs working during the first six months of 2017 compared to 2016.

International

Operating results decreased during the six months ended June 30, 2017 compared to the corresponding 2016 period primarily due to the loss of revenue and increased costs related to downtime incurred to perform structural work on many of our rigs in our largest international market. Additionally, results were negatively impacted by a 14% reduction in average number of rigs working during the first six months of 2017 compared to 2016. Partially offsetting these declines were increased drilling activity in Colombia and Kuwait.

Rig Services

Operating results increased during the six months ended June 30, 2017 compared to the corresponding 2016 period primarily due to the significant increase in drilling activity in the U.S. for the period and in the demand for our products and services. The revenue increase in the segment is driven by both an increase in capital equipment deliveries from Canrig and also increases from our NDS division. The latter saw significant increases in demand for our performance tools, such as ROCKit® and REVit®, as well as wellbore placement services, as the rig activity in the U.S. has increased significantly. Approximately $11.7 million of the increase in the adjusted operating income (loss) of this operating segment is attributable to NDS.

Other Financial Information

Earnings (losses) from unconsolidated affiliates

Earnings (losses) from unconsolidated affiliates represents our share of the net income (loss), as adjusted for our basis differences, of our equity method investments. We previously accounted for our investment in CJES under the equity method on a one-quarter lag through June 30, 2016. On July 20, 2016, CJES voluntarily filed for protection under Chapter 11 of the Bankruptcy Code. As a result, beginning with the third quarter of 2016, we ceased accounting for our investment under the equity method of accounting. The six months ended June 30, 2016 includes our share of the net income (loss) of CJES from October 1, 2015 through March 31, 2016, resulting in a loss of $221.9 million, inclusive of charges of $138.5 million representing our share of CJES’s fixed asset impairment charges for the period.

Interest expense

Interest expense for the six months ended June 30, 2017 was $111.2 million, representing an increase of $20.2 million, or 22%, compared to the six months ended June 30, 2016. The increase was primarily due to the additional interest expense related to the issuance of $600 million in aggregate principal amount of 5.5% senior notes due 2023 during December 2016 as well as the issuance of $575 million in aggregate principal amount of 0.75% senior exchangeable notes due 2024 during January 2017. This increase was partially offset by a reduction in interest expense due to the repayment of the term loan facility in conjunction with the repurchase or redemption of approximately $362.5 million in aggregate principal amount of 6.15% senior notes due 2018.

Other, net

Other, net for the six months ended June 30, 2017 was $23.6 million of expense, which included a loss on debt buy-backs of $15.9 million, foreign currency exchange losses of $2.5 million and increases to our litigation reserves of $1.6 million.

Other, net for the six months ended June 30, 2016 was $257.0 million of expense. This was primarily composed of impairments associated with our CJES holdings in the amount of $220.1 million resulting from declines in the fair value of our investment including other than temporary impairment charges of $192.4 million and other charges culminating from litigation expenses surrounding the bankruptcy proceedings and the reserve of certain other amounts associated with our CJES holdings, including affiliate receivables of $27.7 million. Further contributing to the expense for the period were net losses on sales and disposals of assets of approximately $34.0 million, inclusive of $22.4 million in write downs to our oil and gas properties located on the North Slope of Alaska, and foreign currency exchange losses of approximately $7.0 million, partially offset by a net gain on debt buybacks of approximately $6.0 million.

Income tax rate

Our worldwide effective tax rate for the six months ended June 30, 2017 was 14.6% compared to 13.8% for the six months ended June 30, 2016. The change was attributable to the effect of the geographic mix of pre-tax earnings (losses), partially attributable to higher earnings from the increase in activity in the U.S. Drilling segment. The tax effect of our share of the net loss of CJES for the six months ended June 30, 2016 also contributed to the change.

Discontinued Operations

Our discontinued operations for the six months ended June 30, 2017 and 2016 consisted of our historical wholly owned oil and gas businesses. Income (loss) from discontinued operations for the six months ended June 30, 2017 was a loss of $15.9 million compared to a loss of $1.9 million for the six months ended June 30, 2016. Our net loss for the six months ended June 30, 2017 was primarily due to a $16.5 million charge related to the settlement of litigation associated with our previously owned Ramshorn International properties.

Liquidity and Capital Resources

Financial Condition and Sources of Liquidity

Our primary sources of liquidity are cash and investments and availability under our revolving credit facility and commercial paper program. As of June 30, 2017, we had cash and short-term investments of $232.0 million and working capital of $297.6 million, both amounts include $40.0 million in cash to be used exclusively by the joint venture to fund future operations. As of December 31, 2016, we had cash and short-term investments of $295.2 million and working capital of $333.9 million. At June 30, 2017, we had $272.0 million outstanding under our $2.25 billion revolving credit facility and commercial paper program.

In December 2016, Nabors Delaware completed an offering of $600 million aggregate principal amount of 5.50% senior unsecured notes due January 15, 2023, which are fully and unconditionally guaranteed by Nabors. The proceeds from this offering were used to prepay the $162.5 million portion under our unsecured term loan that was due in 2018 and all amounts then outstanding under our $2.25 billion revolving credit facility and commercial paper program, or $392.1 million. The remaining proceeds were allocated for general corporate purposes, including to repay and repurchase debt.

In January 2017, Nabors Delaware issued $575 million in aggregate principal amount of its 0.75% exchangeable senior unsecured notes due 2024, which are fully and unconditionally guaranteed by Nabors. The net proceeds from the offering of the exchangeable notes were used to prepay the remaining balance of our unsecured term loan originally scheduled to mature in 2020, as well as to pay approximately $40.3 million for the cost of the capped call transactions entered into in connection with the offering. The remaining net proceeds from the offering were allocated for general corporate purposes, including the repurchase of approximately $162.5 million aggregate principal amount of our 6.15% senior notes due February 2018.

We had 15 letter-of-credit facilities with various banks as of June 30, 2017. Availability under these facilities as of June 30, 2017 was as follows:

June 30, 2017
(In thousands)
Credit available	$758,906
Less: Letters of credit outstanding, inclusive of financial and performance guarantees	129,674

Remaining availability	$629,232

Our ability to access capital markets or to otherwise obtain sufficient financing is enhanced by our senior unsecured debt ratings as provided by the major credit rating agencies in the United States and our historical ability to access these markets as needed. While there can be no assurances that we will be able to access these markets in the future, we believe that we will be able to access capital markets or otherwise obtain financing in order to satisfy any payment obligation that might arise upon exchange or purchase of our notes and that any cash payment due, in addition to our other cash obligations, would not ultimately have a material adverse impact on our liquidity or financial position. A ratings downgrade could adversely impact our ability to access debt markets in the future, increase the cost of future debt, and potentially require us to post letters of credit for certain obligations.

Our gross debt to capital ratio was 0.55:1 as of June 30, 2017 and 0.52:1 as of December 31, 2016. Our net debt to capital ratio was 0.53:1 as of June 30, 2017 and 0.50:1 as of December 31, 2016. The gross debt to capital ratio is calculated by dividing (x) total debt by (y) total capital. Total capital is defined as total debt plus total equity. Net debt is defined as total debt minus the sum of cash and cash equivalents and short-term investments. Availability under the revolving credit facility is subject to a covenant not to exceed a net debt to capital ratio of 0.60:1. Neither the gross debt to capital ratio nor the net debt to capital ratio is a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

Our interest coverage ratio was 2.6:1 as of June 30, 2017 and 3.4:1 as of December 31, 2016. The interest coverage ratio is a trailing 12-month quotient of the sum of (x) operating revenues, direct costs, general and administrative expenses and research and engineering expenses divided by (y) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

Our current cash and investments, projected cash flows from operations and our revolving credit facility are expected to adequately finance our purchase commitments, capital expenditures, acquisitions, scheduled debt service requirements, and all other expected cash requirements for the next 12 months.

Future Cash Requirements

We expect capital expenditures over the next 12 months to be less than $0.8 billion. Purchase commitments outstanding at June 30, 2017 totaled approximately $223.4 million, primarily for rig-related enhancements, new rig equipment, as well as sustaining capital expenditures, other operating expenses and purchases of inventory. We can reduce planned expenditures if necessary or increase them if market conditions and new business opportunities warrant it. The level of our outstanding purchase commitments and our expected level of capital expenditures over the next 12 months represent a number of capital programs that are currently underway or planned. We believe these programs will result in the enhancement of a significant number of rigs in our existing Lower 48 fleet. When the programs are completed, we expect to have a larger fleet of high-specification land rigs deployed in the Lower 48. We believe the capabilities of these high-specification rigs will meet or exceed requirements from customers.

We have historically completed a number of acquisitions and will continue to evaluate opportunities to acquire assets or businesses to enhance our operations. Several of our previous acquisitions were funded through issuances of debt or our common shares. Future acquisitions may be funded using existing cash or by issuing debt or additional shares of our stock. Such capital expenditures and acquisitions will depend on our view of market conditions and other factors.

See our discussion of guarantees issued by Nabors that could have a potential impact on our financial position, results of operations or cash flows in future periods included below under “Off-Balance Sheet Arrangements (Including Guarantees)”.

There have been no material changes to the contractual cash obligations table that was included in our 2016 Annual Report.

On August 25, 2015, our Board of Directors authorized a share repurchase program (the “program”) under which we may repurchase, from time to time, up to $400 million of our common shares by various means, including in the open market or in privately negotiated transactions. This authorization does not have an expiration date and does not obligate us to repurchase any of our common shares. Through June 30, 2017, we repurchased 10.9 million of our common shares for an aggregate purchase price of approximately $101.3 million under this program. As of June 30, 2017, the remaining amount authorized under the program that may be used to purchase shares was $298.7 million. The repurchased shares, which are held by our subsidiaries, are registered and tradable subject to applicable securities law limitations and have the same voting and other rights as other outstanding shares. As of June 30, 2017, our subsidiaries held 49.7 million of our common shares.

We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, both in open-market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors and may involve material amounts.

Cash Flows

Our cash flows depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Sustained decreases in the price of oil or natural gas could have a material impact on these activities, and could also materially affect our cash flows. Certain sources and uses of cash, such as the level of discretionary capital expenditures or acquisitions, purchases and sales of investments, loans, issuances and repurchases of debt and of our common shares are within our control and are adjusted as necessary based on market conditions. We discuss our cash flows for the six months ended June 30, 2017 and 2016 below.

Operating Activities. Net cash used for operating activities totaled $9.5 million during the six months ended June 30, 2017, compared to net cash provided of $336.7 million during the corresponding 2016 period. Operating cash flows are our primary source of capital and liquidity. The decrease in our operating cash flows was due to a combination of lower earnings for the period ended June 30, 2017, as well as a substantial turnaround in cash required for working capital. Changes in working capital items such as collection of receivables, other deferred revenue arrangements and payments of operating payables are significant factors affecting operating cash flows. Changes in working capital items used $108.9 million and provided $114.4 million in cash during the six months ended June 30, 2017 and 2016, respectively. This represents a $223.3 million swing in cash generation as operating revenues and activity are increasing during the current period, which increases our working capital requirements. This compares to the 2016 period, where operating revenues and activity were still trending downward, which resulted in operating cash flow benefits from working capital. The balance of the decrease is attributable to reduced earnings during the 2017 period compared to the 2016 period.

Investing Activities. Net cash used for investing activities totaled $289.4 million during the six months ended June 30, 2017 compared to $179.0 million during the corresponding 2016 period. Our primary use of cash for investing activities is for capital expenditures related to rig-related enhancements, new construction and equipment, as well as sustaining capital expenditures. During the six months ended June 30, 2017 and 2016, we used cash for capital expenditures totaling $315.8 million and $193.2 million, respectively.

Financing Activities. Net cash provided by financing activities totaled $230.4 million during the six months ended June 30, 2017 compared to net cash used of $178.4 million during the corresponding 2016 period. During the six months ended June 30, 2017, we received net proceeds of $519.9 million in connection with the issuance of our exchangeable senior unsecured notes and $272.0 million in amounts borrowed under our commercial paper program and revolving credit facility. This was partially offset by the repayment of the remaining balance of our unsecured term loan of $162.5 million and the repurchase or redemption of $378.0 million, reflecting principal and premiums incurred in connection with these repurchases, in long-term debt due in 2018. Additionally, we paid dividends of $34.2 million and received proceeds of $8.3 million due to stock options exercised and $20.0 million in contributions from non-controlling interest. During the six months ended June 30, 2016, we repurchased $148.0 million in long-term debt coupled with the payment of $16.9 million in dividends to shareholders.

Other Matters

Recent Accounting Pronouncements

See Note 2—Summary of Significant Accounting Policies.

Off-Balance Sheet Arrangements (Including Guarantees)

We are a party to transactions, agreements or other contractual arrangements defined as “off-balance sheet arrangements” that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers’ compensation insurance program and other financial surety instruments such as bonds. In addition, we have provided indemnifications, which serve as guarantees, to some third parties. These guarantees include indemnification provided by us to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees. Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote.

The following table summarizes the total maximum amount of financial guarantees issued by Nabors:

	Maximum Amount
	2017	2018	2019	Thereafter	Total
	(In thousands)
Financial standby letters of credit and other financial surety instruments	$126,575	140,275	—	—	$266,850

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We may be exposed to market risks arising from the use of financial instruments in the ordinary course of business as discussed in our 2016 Annual Report. There were no material changes in our exposure to market risk during the six months ended June 30, 2017 from those disclosed in our 2016 Annual Report.

ITEM 4.	CONTROLS AND PROCEDURES

We maintain a set of disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to provide reasonable assurance that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure. We have investments in certain unconsolidated entities that we do not control or manage. Because we do not control or manage these entities, our disclosure controls and procedures with respect to these entities are necessarily more limited than those we maintain with respect to our consolidated subsidiaries.

The Company’s management, with the participation of the Chief Executive Officer and the Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this report

There were no changes in our internal control over financial reporting during the quarter ended June 30, 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

Nabors and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our condensed consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period. See Note 7—Commitments and Contingencies for a description of such proceedings.

ITEM 1A.	RISK FACTORS

There have been no material changes to the risks described in Item 1A. Risk Factors in our 2016 Annual Report, which in addition to the information set forth elsewhere in this report, should be carefully considered when evaluating us. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

We withheld the following shares of our common stock to satisfy tax withholding obligations in connection with grants of stock awards during the three months ended June 30, 2017 from the distributions described below. These shares may be deemed to be “issuer purchases” of shares that are required to be disclosed pursuant to this Item, but were not purchased as part of a publicly announced program to purchase common shares:

Period (In thousands, except per share amounts)	Total Number of Shares Repurchased	Average Price Paid per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Program	Approximated Dollar Value of Shares that May Yet Be Purchased Under the Program (2)
April 1 - April 30	90	$11.81	—	298,716
May 1 - May 31	2	$10.34	—	298,716
June 1 - June 30	161	$8.84	—	298,716

(1)	Shares were withheld from employees and directors to satisfy certain tax withholding obligations due in connection with grants of shares under our 2003 Employee Stock Plan, the 2013 Stock Plan and the 2016 Stock Plan. Each of the 2016 Stock Plan, the 2013 Stock Plan, the 2003 Employee Stock Plan and the 1999 Stock Option Plan for Non-Employee Directors provide for the withholding of shares to satisfy tax obligations, but do not specify a maximum number of shares that can be withheld for this purpose. These shares were not purchased as part of a publicly announced program to purchase common shares.
(2)

In August 2015, our Board of Directors authorized a share repurchase program under which we may repurchase up to $400 million of our common shares in the open market or in privately negotiated transactions. Through June 30, 2017, we repurchased 10.9 million of our common shares for an aggregate purchase price of approximately $101.3 million under this program. As of June 30, 2017, we had $298.7 million that remained authorized under the program that may be used to repurchase shares. The repurchased shares are held by our subsidiaries are registered and tradable subject to applicable securities law limitations and have the same voting, dividend and other rights as other outstanding shares. As of June 30, 2017, our subsidiaries held 49.7 million of our common shares.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

Exhibit No.	Description

31.1	Rule 13a-14(a)/15d-14(a) Certification of Anthony G. Petrello, Chairman, President and Chief Executive Officer*

31.2	Rule 13a-14(a)/15d-14(a) Certification of William Restrepo, Chief Financial Officer*

32.1	Certifications required by Rule 13a-14(b) or Rule 15d-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350), executed by Anthony G. Petrello, Chairman, President and Chief Executive Officer and William Restrepo, Chief Financial Officer.*

101.INS	XBRL Instance Document*

101.SCH	XBRL Schema Document*

101.CAL	XBRL Calculation Linkbase Document*

101.LAB	XBRL Label Linkbase Document*

101.PRE	XBRL Presentation Linkbase Document*

101.DEF	XBRL Definition Linkbase Document*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NABORS INDUSTRIES LTD.

By:	/s/ ANTHONY G. PETRELLO
Anthony G. Petrello
Chairman, President and
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ WILLIAM RESTREPO
William Restrepo
Chief Financial Officer (Principal Financial Officer and Accounting Officer)

Date:	August 3, 2017

Exhibit No.	Description

31.1	Rule 13a-14(a)/15d-14(a) Certification of Anthony G. Petrello, Chairman, President and Chief Executive Officer*

31.2	Rule 13a-14(a)/15d-14(a) Certification of William Restrepo, Chief Financial Officer*

32.1	Certifications required by Rule 13a-14(b) or Rule 15d-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350), executed by Anthony G. Petrello, Chairman, President and Chief Executive Officer and William Restrepo, Chief Financial Officer.*

101.INS	XBRL Instance Document*

101.SCH	XBRL Schema Document*

101.CAL	XBRL Calculation Linkbase Document*

101.LAB	XBRL Label Linkbase Document*

101.PRE	XBRL Presentation Linkbase Document*

101.DEF	XBRL Definition Linkbase Document*

*	Filed herewith.

Annex J

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NABORS INDUSTRIES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2017

PROXY STATEMENT

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 6, 2017

NABORS

NABORS
NABORS

BUSINESS STRATEGY
Our business strategy is to build shareholder value and enhance our competitive position by:
Leveraging our existing global infrastructure and operating reputation to capitalize on growth opportunities;
Achieving superior operational and health, safety and environmental performance;
Continuing to develop our existing portfolio of value-added services to our customers;
Enhancing our technology position and advancing drilling technology both on the rig and downhole; and
Achieving returns above our cost of capital.
PERFORMANCE HIGHLIGHTS
During 2016, we accomplished significant business and safety results despite difficult market conditions.
Announced the signing of a joint venture agreement with Saudi Arabian Development Company, a wholly-owned subsidiary of Saudi Arabian Oil Company, to form a 50:50 joint venture that is expected to become the largest onshore drilling contractor in Saudi Arabia;
Achieved a reduction in net debt of over $100 million through strong cash flow generation in our International segment and disciplined cost control with a $104.4 million reduction in sales, general and administrative expense (inclusive of research & engineering expenses) in 2016 compared to 2015;
Enhanced our competitive position with the deployment of our new Rigtelligent® modular-code operating system on all new-build rigs and the introduction of advanced rig designs emphasizing automation of the drilling floor, downhole measurement and sensing tools, and seamless integration with rig operations;
Capitalized on our technological portfolio by augmenting the provision of complementary services to our traditional rig offering and growing our non rig drilling services revenues on a per rig year basis;
Introduced our new PACE®-M800 rig, designed for optimal well construction with minimal time spent mobilizing between well pads, with each rig receiving a contract prior to completion of construction and achieving 100% utilization by December 31, 2016;
Introduced our fleet of SmartRig™ drilling systems incorporating MPD-ready® technologies, and upgraded our U.S. rig fleet, while achieving a year-end Lower 48 rig count of 72 rigs (a 106% increase over our trough of 35 working rigs in May 2016), with a 67% increase in total onshore Lower 48 rig count per Baker Hughes;
Increased market penetration of our Nabors Drilling Solutions offering, including performance drilling tools, wellbore placement technologies and other value-add services, and unveiled our new iRacker® automated pipe handling system; and
Reduced our total recordable incident rate from 0.82 in 2015 to 0.73 in 2016, moving us another step closer to our ultimate goal of zero injuries.

NOTICE OF 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Tuesday, June 6, 2017, 10 a.m. CT

Nabors Corporate Services, Inc., 515 W. Greens Rd., Houston, Texas 77067

April 27, 2017

Dear Fellow Shareholder:

On behalf of the Board of Directors (the “Board”) of Nabors Industries Ltd. (the “Company”), we cordially invite you to attend the Company’s 2017 annual general meeting of shareholders to be held on June 6, 2017 at 10 a.m. CT (the “meeting”). You are entitled to vote at the meeting if you were a shareholder of record at the close of business on April 7, 2017. This year, shareholders will consider:

1.	The election of seven directors for a one-year term (Item 1);
2.

The approval and appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2017, and authorization for the Audit Committee of the Board to set the independent auditor’s remuneration (Item 2);

3.	A nonbinding, advisory “Say-on-Pay” vote regarding the compensation paid by the Company to its named executive officers as disclosed in the Proxy Statement (Item 3);
4.	A nonbinding, advisory vote to establish the frequency of submission to shareholders of future “Say-on-Pay” votes (Item 4);
5.	A nonbinding shareholder proposal regarding adopting a proxy access bye-law, if properly presented by the shareholder proponents (Item 5); and
6.	Such other business as may properly come before the meeting.

The Company’s annual audited financial statements for the year ended December 31, 2016, will also be presented at the meeting.

Further information regarding the meeting and the above proposals is set forth in the Proxy Statement. We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders on or about April 27, 2017, rather than a paper copy of the Proxy Statement and the Company’s 2016 Annual Report. The Notice contains instructions on how to access the proxy materials, vote online and obtain a paper copy of the proxy materials.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. We hope you will read the Proxy Statement and 2016 Annual Report and submit your proxy, or use telephone or Internet voting, prior to the meeting. Even if you plan to attend the meeting, please submit a proxy as soon as possible to ensure that your shares are voted at the meeting in accordance with your instructions.

On behalf of the Board and our management team, I extend our appreciation for your continued support.

Sincerely yours,

ANTHONY G. PETRELLO

Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL GENERAL MEETING TO BE HELD ON JUNE 6, 2017:

Our Proxy Statement and our 2016 Annual Report are available at:

www.proxyvote.com

Dear Fellow Shareholder:	April 27, 2017

During 2016, the Board of Directors (the “Board”) of Nabors Industries Ltd. (the “Company”) and senior management continued to focus on maximizing long-term shareholder value while delivering on key strategic business objectives during one of the most challenging environments our industry has ever faced. Our response to the prolonged industry downcycle was to focus on positioning our core, pure-play drilling business for future sustainable free cash flow generation. Our most noteworthy achievement in this regard was the announcement of the signing of our joint venture with Saudi Arabia Development Company, a wholly-owned subsidiary of Saudi Arabian Oil Company, in October 2016, further solidifying our long-standing position as a market leader in what is considered to be the most important oil and gas region in the world. We believe this achievement demonstrates our ability to capitalize on strategic opportunities as well as our commitment to creating greater long-term shareholder value. Further, despite the difficult market conditions, our senior management delivered significant business and safety results in 2016:

•	Reduced our total recordable incident rate from 0.82 in 2015 to 0.73 in 2016, moving us closer to our ultimate goal of zero incidents across our entire workforce;
•

Responded to the industry decline with disciplined cost and capital expenditure control, achieving a reduction in net debt of over $100 million in 2016 and a $104.4 million reduction in sales, general and administrative expenses (inclusive of research & engineering expenses);

•

Introduced our fleet of SmartRig™ drilling systems incorporating MPD-ready® technologies, and upgraded our U.S. rig fleet, while achieving a year-end Lower 48 rig count of 72 working rigs (a 106% increase over our trough of 35 working rigs in May 2016), with a 67% increase in total onshore Lower 48 rig count per Baker Hughes; and

•

Increased market penetration of our Nabors Drilling Solutions offering, including performance drilling tools, wellbore placement technologies and other value-add services, and unveiled our new iRacker® automated pipe handling system.

Since the beginning of 2016, we also took important actions to address shareholder feedback on ongoing corporate governance and executive compensation initiatives:

Board Structure and Process

•

Nominated a new director, Ms. Tanya S. Beder, to bring a fresh perspective and greater diversity to the Board, as well as a wealth of relevant experience and expertise. We strongly believe that Ms. Beder will be an excellent addition to the Board.

•	Undertook a continuing education program for directors to further enhance the Board’s knowledge and skills.
•	Extended the 10% reduction in the annual and other cash retainers of our Board members to December 31, 2016.

Executive Compensation

•	Extended the 10% reduction in the annual base salaries of our CEO, CFO and senior management in light of industry conditions until December 31, 2016.
•

Modified our peer group, effective as of January 1, 2016, against which our Compensation Committee evaluates certain components of our executive compensation to better align with changes in our business and industry.

Corporate Responsibility

•

Published our second corporate sustainability report for the year ended December 31, 2015, further demonstrating our commitment to and the importance of enhanced disclosure on environmental, social and governance practices in our corporate culture.

Further, we continued to maintain regular, ongoing constructive dialogue with our shareholders. Following the results of last year’s annual general meeting, we engaged in regular discussions and one-on-one meetings with a number of institutional investors. We also invited all of our shareholders to an Investor Day event in Houston, TX, which I attended, where senior leadership presented to approximately 90 attendees with an in-depth look at our business developments and outlook. This event highlighted our ability to leverage our latest proprietary technologies for future growth opportunities, exhibiting our advancements in fully automated technologies, including the introduction of the iRig® drilling system, our newest state-of-the-art rig, and other technologies which provide for a sustainable differentiation from our competitors. We gained valuable insights on key shareholder priorities from these interactions and also evaluated our strategic objectives, and corporate governance and executive compensation programs based on your valuable feedback.

Lastly, our people remained committed to our core values of safety, excellence, teamwork, accountability and innovation. The Board and senior management believe these values serve as a foundation for our continued success and will enable us to continue delivering higher performance results and maximizing long-term value for all stakeholders into the future. Thank you for your investment in Nabors.

Sincerest regards,

JOHN YEARWOOD

Lead Director

2017 Proxy Statement

2017 Proxy Statement

PROXY SUMMARY

This summary provides highlights of information contained in this Proxy Statement. It does not contain all of the information that you should consider before voting. We encourage you to read the entire Proxy Statement. For more complete information regarding the Company’s 2016 performance, please read our 2016 Annual Report. The annual meeting will take place:

Date:	June 6, 2017	Place:	Nabors Corporate Services, Inc.
Time:	10 a.m. CT		515 W. Greens Rd. Houston, Texas 77067

Please vote your shares promptly, as this will save the expense of additional proxy solicitation.

You may submit your vote by Internet, telephone, mail or in person.

Visit the website listed on your proxy card/voting instruction form to vote via the Internet.	Call the telephone number on your proxy card/voting instruction form to vote by telephone.

Sign, date and return your proxy card/voting instruction form to vote by mail.	Vote in person at the annual meeting. Owners with shares held through a bank or broker may vote in person at the meeting if they have a legal proxy from the bank or broker and bring it to the meeting.

ITEMS TO BE CONSIDERED & BOARD RECOMMENDATIONS

ITEM		VOTES REQUIRED FOR APPROVAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE
Item 1	Elect directors	Plurality of votes cast	FOR	13
Item 2	Approve and appoint PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2017 and authorize the Board’s Audit Committee to set the independent auditor’s remuneration	Majority of votes present	FOR	26
Item 3	Advisory vote regarding the compensation paid to the named executive officers (“say on pay”)	Nonbinding	FOR	59
Item 4	Advisory vote on the frequency of shareholder “say-on-pay” votes	Nonbinding	FOR	60
Item 5	Shareholder Proposal: Proxy Access Bye-Law	Nonbinding	AGAINST	61

This Proxy Statement and our 2016 Annual Report are available electronically on our hosted website at www.proxyvote.com and accessible via the QR code at the right. The Notice and proxy materials are first being made available to our shareholders on or about April 27, 2017.

2017 Proxy Statement	1

DIRECTOR NOMINEES

Upon the recommendation of the Governance & Nominating Committee, our Board of Directors has nominated the following seven director nominees to be elected at the Annual General Meeting, which comprise six of our current directors and one new nominee. All of the nominees for director are independent under the rules of the NYSE, other than Mr. Petrello, who is our Chief Executive Officer. Detailed information about each director nominee, including their background, skills and experience, can be found under “Corporate Governance—Director Nominees”. Mr. Wolf, who has been a director since 2013, determined, at the end of last year’s meeting, not to stand for re-election in the Annual General Meeting.

NAME	AGE	DIRECTOR SINCE	INDEPENDENT	PRIMARY OCCUPATION
Tanya S. Beder	61	—	Yes	Chairman and CEO of SBCC Group Inc.
James R. Crane	63	2012	Yes	Chairman and CEO of Crane Capital Group Inc.
John P. Kotts	66	2013	Yes	Private investor and entrepreneur
Michael C. Linn	65	2012	Yes	President and CEO of MCL Ventures, LLC
Anthony G. Petrello	62	1991	No	Chairman of the Board, President and CEO
Dag Skattum	56	2014	Yes	Vice Chairman, Europe, the Middle East and Africa of JP Morgan
John Yearwood	57	2010	Yes	Retired President, CEO and COO of Smith International, Inc.

CORPORATE GOVERNANCE HIGHLIGHTS

We made the following changes to our corporate governance practices effective in 2016, reflecting our ongoing, constructive dialogue with shareholders and commitment to transparency and good corporate governance:

•	Extended the 10% reduction in the annual base salaries of our CEO, CFO and senior management and the annual and other cash retainers for our Board members until December 31, 2016;

•	Modified our peer group, effective January 1, 2016, against which our Compensation Committee evaluates certain components of our CEO and CFO’s compensation;

•

Published our second corporate sustainability report for the year ended December 31, 2015 (the “2015 Corporate Sustainability Report”), demonstrating our commitment to enhanced disclosure on environmental, social and governance practices;

•	Performed a review of the Company’s existing proxy access policy in proactive response to the results of last year’s annual general meeting and ongoing dialogue with certain shareholders; and

•	Continued comprehensive development and succession planning to ensure long-term stability in the Company’s key management positions.

2016 TOTAL SHAREHOLDER RETURN Our total shareholder return (“TSR”) in 2016 outpaced all peers in the 2016 Performance Peer Group, as reflected in the accompanying graph:
Source: Bloomberg.

2	2017 Proxy Statement

COMPENSATION HIGHLIGHTS

The Compensation Committee strongly believes that executive compensation should be set at levels appropriate to attract and retain talented leaders and should be closely aligned to Company performance. Since 2011, we have significantly updated our compensation practices, including better aligning executive compensation with business performance to account for the challenging industry environment and consistent with the Company’s overall compensation philosophy. In particular, over the last three years, we took the following measures:

2014

•  Adopted a policy limiting severance payments to 2.99 times the sum of each of our CEO and CFO’s average base salary and bonus for the 3 years prior to termination.

•  Eliminated the CEO’s automobile allowance and reduced perquisites generally across the Company.

2015

•  Reduced by 10% the annual base salaries of our executive officers, effective January 1, 2015 through June 30, 2016 in response to the decline in industry conditions.

•  Rescheduled the annual grant of restricted share awards to nonemployee directors to occur shortly after the annual general meeting of shareholders, ensuring that such awards are granted only to directors for the current year and not any directors who are retiring or otherwise not continuing in service.

2016	• Extended the salary reduction a further 6 months through December 31, 2016. • Refreshed the composition of our peer group in light of changes in our business and the industry.

In 2016, we continued to adhere to compensation practices that we believe strengthen the link between the compensation of our executive officers and the performance of our business:

WHAT WE DO	WHAT WE DON’T DO
✓ Independent Compensation Committee – We have oversight by a Compensation Committee comprised of only independent directors	× No excessive perquisites without a specific business rationale
✓ Independent Compensation Consultant – Our Compensation Committee engages an independent compensation consultant

×      No repricing of underwater stock options without shareholder approval

×       No excise tax gross-ups in connection with a change-of-control, and it is our policy not to include any such tax gross-ups in any future executive officer agreements

×       No cash severance payments in the event of death, disability or termination for cause

×       No discretionary bonuses except in the case of extraordinary specific developments that materially enhance the value of the Company

✓      Pay for Performance – Tie a majority of executive compensation to performance with specific, measurable financial and operational objectives

✓       Time-based Awards – Subject some earned performance-based equity awards to further time-based vesting requirements

✓      Share Ownership Policy – Require our CEO and CFO to hold shares equal in value to five times and three times base salary, respectively

✓      Capped Severance – Adopted a policy limiting severance payments in our executive agreements to 2.99x the sum of average base salary and bonus for 3 years prior to termination

✓      Annual Say-on-Pay Vote – Conduct annual say-on-pay non-binding advisory votes

2017 Proxy Statement	3

MANAGEMENT SHARE OWNERSHIP

Management share ownership remains an important mechanism in our executive compensation structure for aligning the interests of our executives with those of our other shareholders. Accordingly, we require our executives to maintain equity ownership in the Company based on acquisition-date value. As of the record date, our CEO owns more than 26 times the required equity value of 5x his base salary, and our CFO owns nearly seven times his required ownership of 3x his base salary.

CEO ACTUAL OWNERSHIP ($ in millions)*	CEO ACTUAL OWNERSHIP ($ in millions)

* Excludes common shares for which the executive disclaims beneficial ownership. See “Corporate Governance—Beneficial Ownership of Company Common Shares.”

FOCUS ON SHAREHOLDER VALUE

We are committed to generating shareholder value and delivering results. In 2016, we maintained our quarterly dividend to shareholders of $0.06 per common share in the face of challenging industry conditions, returning $68.0 million to shareholders compared to $69.4 million in 2015.

* Represents dividends declared in corresponding year.

We will continue to identify and consider opportunities to increase returns to our shareholders in the future.

4	2017 Proxy Statement

PROXY STATEMENT

GENERAL

This Proxy Statement and the proxy card are being furnished to all shareholders on or about April 27, 2017, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Nabors Industries Ltd. for the 2017 annual general meeting of shareholders (the “meeting”).

In this Proxy Statement, “Nabors”, the “Company”, “we”, “us” and “our” refer to Nabors Industries Ltd. Where the context requires, these references also include our consolidated subsidiaries and predecessors. Our principal executive offices are located at Crown House, 4 Par-la-Ville Road, Second Floor, Hamilton, HM 08 Bermuda.

MEETING INFORMATION

We will hold the meeting at the offices of Nabors Corporate Services, Inc., 515 W. Greens Rd., Houston, Texas, 77067, at 10:00 a.m. Central Time on Tuesday, June 6, 2017, unless adjourned or postponed. Directions to the meeting can be found under the Investor Relations tab of our website at www.nabors.com or by calling our Investor Relations department at 281-775-8038.

WHO CAN VOTE & RECORD DATE

All shareholders of record at the close of business on April 7, 2017 (the “record date”), are entitled to vote, in person or by proxy, on each matter submitted to a vote of shareholders at the meeting. On the record date, 335,567,404 of the Company’s common shares were outstanding, the holders of which are entitled to one vote per common share on all matters. The number of common shares outstanding includes shares held by our subsidiaries, which will be voted consistent with the Board’s recommendation. We have no other class of securities entitled to vote at the meeting.

MEETING ATTENDANCE

Only record or beneficial owners of the Company’s common shares may attend the meeting in person. If you are a shareholder of record, you may be asked to present proof of identification, such as a driver’s license or passport. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, which are available on our website and will be distributed upon entrance to the meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF MATERIALS

Pursuant to the Securities and Exchange Commission (the “SEC”) “notice and access” rules, we may furnish proxy materials, including this Proxy Statement and our 2016 Annual Report for the year ended December 31, 2016, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them prior to distribution of the Proxy Statement. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed, which explains how you may access and review the proxy materials and how you may submit your proxy on the Internet. We believe that this makes the proxy distribution process more efficient, less costly, and helps to conserve natural resources. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive proxy materials electronically did not receive the Notice and are receiving the proxy materials in the format requested. Proxy materials will also be provided for distribution through brokers, custodians and other nominees and fiduciaries. We will reimburse these parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

2017 Proxy Statement	5

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements or a notice of Internet availability of proxy materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if a shareholder holds shares through a broker and resides at an address at which two or more shareholders reside, that shareholder will likely receive only one annual report and proxy statement or notice, as applicable, unless any shareholder at that address has given the broker contrary instructions. However, if any such shareholder residing at such an address wishes to receive a separate annual report and proxy statement or notice in the future, or if any such shareholder that elected to continue to receive such materials wishes to receive a single set of materials in the future, that shareholder should contact their broker or send a request to the Corporate Secretary at the Company’s principal executive offices. The Company will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the annual report and proxy statement or notice, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.

PROXY SOLICITATION

We have retained Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, to solicit proxies on behalf of the Board by mail, in person and by telephone. We will pay the expenses of this solicitation and preparation of proxy materials, which are expected to be approximately $19,500. In addition, certain of our directors, officers, and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities.

VOTING INFORMATION

Quorum. A majority of the common shares outstanding on the record date, represented in person or by proxy, will constitute a quorum to transact business at the meeting. Abstentions, withheld votes, and broker nonvotes will be counted for purposes of establishing a quorum.

Submitting voting instructions for shares held in your name. As an alternative to voting in person at the meeting, you may direct your vote for the meeting by telephone or via the Internet, which saves the Company money, or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed and signed proxy card. A properly submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instruction. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendation unless they lack the discretionary authority to do so.

Submitting voting instructions for shares held in street name. If you hold your shares through your broker, follow the instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (“NYSE”) member brokers may vote your shares on the approval and appointment of the Company’s independent auditor and authorization for the Audit Committee to set the independent auditor’s remuneration, which is a “discretionary” item. All other items to be voted on at the meeting are “nondiscretionary” items. Absent specific voting instructions from the beneficial owners, NYSE member brokers may not vote on these proposals. If your broker does not have discretion to vote your shares on a matter, your shares will not be voted on that matter, resulting in a “broker nonvote”. Broker nonvotes will be counted for purposes of establishing a quorum, but will not be counted in determining the outcome of “non-discretionary” items. In other words, broker nonvotes will have no effect on the proposal.

6	2017 Proxy Statement

Withholding your vote or voting to “abstain”. You may withhold your vote for any nominee for election as a director. Withheld votes will be excluded from the vote. Because directors are elected by a plurality of votes, withheld votes will have no effect on the election of directors. On the other proposals, you may vote to “abstain”. If you vote to “abstain”, your shares will be counted as present at the meeting, and your abstention will have the effect of a vote against the proposal.

Revoking your proxy. You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the meeting to the Corporate Secretary in person or by courier at the address on the notice of meeting appearing at the front of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the meeting; or (3) actually voting in person at the meeting. Please note that merely attending the meeting will not, by itself, constitute a revocation of a proxy.

2017 Proxy Statement	7

Votes Required / Abstentions and Broker Nonvotes. The following chart provides information on the votes required to elect a director nominee or approve a proposal and the treatment of abstentions and broker nonvotes:

VOTING ITEM	VOTE REQUIRED TO ELECT OR APPROVE	TREATMENT OF ABSTENTIONS AND BROKER NONVOTES

Election of Directors	Each director must receive a plurality of the votes cast; however, a nominee, other than Ms. Beder, who does not receive the affirmative vote of a majority of the shares voted in connection with his/her election must promptly tender his resignation from the Board, which the Board will accept unless it determines that it would not be in the Company’s best interests to do so. In the event Ms. Beder does not receive a majority of shares voted, the Board will consider whether it is in the best interest of the Company to appoint her to the Board to fill the position being vacated by Mr. Wolf.	No effect
Independent Auditor	Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy.	Abstentions have the same effect as a vote against the proposal; brokers may vote undirected shares
Say-on-Pay	Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy. The vote on this item is nonbinding, but the Board will consider the results of the vote in making future decisions.	Abstentions have the same effect as a vote against the proposal; broker nonvotes will have no effect
Say-When-on-Pay	Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy. The vote on this item is nonbinding, but the Board will consider the results of the vote in making future decisions.	Abstentions have the same effect as a vote against the proposal; broker nonvotes will have no effect
Proxy Access Proposal

Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy. The vote on this item is nonbinding, but the Board will consider the results of the vote in making future decisions.

Abstentions have the same effect as a vote against the proposal; broker nonvotes will have no effect

8	2017 Proxy Statement

CORPORATE GOVERNANCE

ROLE OF THE BOARD OF DIRECTORS

The Board directs the management of the Company’s business and affairs. The shareholders elect the Board to act on their behalf and to oversee their interests. Unless reserved to the shareholders under applicable law of the Company’s bye-laws, all corporate authority resides in the Board as the representative of the shareholders.

The Board selects and appoints executive officers to manage the day-to-day operations of the Company, while retaining ultimate oversight responsibilities. Together, the Board and management share an ongoing commitment to the highest standards of corporate governance and ethics. The Board reviews all aspects of our governance policies and practices, including the “Board Guidelines on Significant Corporate Governance Issues” (the “Governance Guidelines”) and the Company’s “Code of Business Conduct”, at least annually and makes changes as necessary. The Governance Guidelines and the Code of Business Conduct along with all committee charters are available on the Company’s website at www.nabors.com.

OVERVIEW OF KEY GOVERNANCE TOPICS

Director Independence

The Governance and Nominating Committee conducts a review at least annually of the independence of each of the members of the Board and its committees and reports its findings to the full Board. As permitted by the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate and are consistent with the independence requirements of the NYSE and are set forth in our Governance Guidelines available on our website at www.nabors.com. In addition to these standards, the Board also reviews each of the transactions, relationships and arrangements described under “Certain Relationships and Related-Party Transactions” below, as well as social and other relationships, in determining whether a director is independent.

Upon the recommendation of the Governance and Nominating Committee, the Board has determined that each director of the Board during 2016, other than Mr. Petrello, is independent. The Board has also determined that each member of our Audit, Compensation and Governance and Nominating Committees meets the independence standards established for these committees by the NYSE and the rules and regulations of the SEC. The Board also has determined that, if elected, Ms. Beder will meet all requisite independence standards and that the Board will determine that Ms. Beder is an independent director.

Director Nominations

The Governance and Nominating Committee, in consultation with the CEO, recommends director candidates to the full Board. The Governance and Nominating Committee considers the entirety of each candidate’s credentials including, especially, the ability of each candidate to assist the Board in fulfilling its fiduciary duties to the Company and its shareholders. See “Item 1: Election of Directors” below for a more complete discussion of the criteria used to select director nominees.

Shareholder Nominations and Proxy Access Policy

The Governance and Nominating Committee accepts shareholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. Shareholders who wish to submit a candidate for consideration by the Governance and Nominating Committee for election at our 2018 annual general meeting of shareholders may do so by submitting in writing the candidate’s name, together with the information described in the Board’s “Policy Regarding Direct Candidates Recommended by Shareholders” available at www.nabors.com. In addition, shareholders beneficially owning more than 5% of the Company’s outstanding shares for at least 3 consecutive years beginning on or after June 3, 2014 may nominate a single candidate for inclusion in the Company’s proxy materials by following the procedures set forth in such policy (the “Proxy

2017 Proxy Statement	9

Access Policy”). Submissions to the Board should be delivered in person or by courier to the address on the notice of meeting appearing at the beginning of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda, prior to April 7, 2018 (unless the date of next year’s meeting has been changed by more than 30 days from the date of this year’s meeting, in which case the deadline is a reasonable time before we begin to print and send proxy materials), but no earlier than March 8, 2018.

Shareholder Communications with the Board

Shareholders and other interested parties may contact any of the Board’s directors, as a group or individually, committees, or nonemployee directors as a group, by writing to them at Nabors Industries Ltd., c/o Corporate Secretary. Communications should be delivered in person or by courier to the address on the notice of meeting appearing at the beginning of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

Shareholder communications received in this manner will be handled in accordance with the Board’s “Policy Regarding Shareholder Communications with the Board of Directors” which is available at www.nabors.com. In addition, any concern about the Company’s conduct, or a complaint about the Company’s accounting, internal control or auditing matters, may be communicated directly to the Lead Director, to the outside directors as a group, or to the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing in care of the Corporate Secretary, or reported by phone to the Nabors Hotline, established specifically for reporting policy concerns, at 1-877-NABORS7.

Annual Meeting Attendance Policy

The Company encourages all directors to attend the annual general meeting of the shareholders. Six of the seven directors then comprising the full Board attended the 2016 annual general meeting of shareholders.

Executive Sessions of Nonemployee Directors

Our nonemployee directors, each of whom the Board has determined is independent, meet in executive session at each regular meeting of the Board, and any executive sessions convened by the Lead Director during the year, without the CEO or any other member of management present. The Lead Director presides over these executive sessions.

Board Leadership Structure

Our Governance Guidelines were modified in 2014 to provide for an independent chairman of the Board following the tenure of our current Chairman and CEO, Mr. Petrello, whose employment agreement provides that he will serve in both roles. Until such time, the Board believes that the current coupling of the chairmanship with an experienced, independent Lead Director creates an effective Board leadership structure for the Company. The Board believes that, as the individual with primary responsibility for managing the Company’s day-to-day operations and with extensive knowledge and understanding of the Company, Mr. Petrello is best positioned to chair regular Board meetings as the directors discuss key business and strategic issues and to focus the Board’s attention on the issues of greatest importance to the Company and its shareholders. Furthermore, combining the roles of Chairman and CEO in Mr. Petrello creates a clear line of authority that promotes decisive and effective leadership, both within and outside the Company. The Board’s current view is that a combined Chairman and CEO position, coupled with a predominantly independent board and a proactive, independent Lead Director, promotes a candid discourse and responsible corporate governance.

Mr. Yearwood will continue to serve as our Lead Director, a position he has held since 2011. The Lead Director’s primary responsibility is to preside over executive sessions of nonemployee directors and to call meetings of the nonemployee directors as desirable. Such executive sessions provide nonemployee directors an opportunity to independently evaluate management and the Company’s operations. In addition, the Lead Director:

•	chairs certain portions of Board meetings;
•	serves as liaison between the Chairman and the nonemployee directors;

10	2017 Proxy Statement

•	develops and approves, together with the Chairman, the agenda for Board meetings, adding agenda items where he deems appropriate;
•	leads the Board’s annual self-evaluation; and
•	performs other duties delegated by the Board from time to time.

The Board believes that the Company’s corporate governance and leadership structures, including the composition of the Board, its committees and the presence of a strong Lead Director, creates the most effective leadership structure for the Company at this time and provides effective independent oversight of the Board itself and management. Both the Chairman and Lead Director serve on the Board’s Executive Committee, and any director may raise a matter for consideration by the Board. This past year, our Lead Director:

•	partnered with our Chairman and others in extensive communications with significant shareholders regarding governance matters;
•	supported the Continuing Education program for directors; and
•	participated at the Investor Day event in November 2016.

The Board believes that Mr. Yearwood’s extensive management experience in the industry and effective performance in the role of Lead Director qualify him to continue to serve in that capacity.

Board’s Role in Risk Oversight

Our full Board is responsible for risk oversight and has designated the Risk Oversight Committee to provide assistance in fulfilling its oversight responsibilities with respect to the Company’s processes and policies regarding risk assessment and risk management, including the Company’s enterprise risk management, compliance and operational control activities. The Risk Oversight Committee currently is comprised of all nonemployee directors on the Board and meets on a quarterly basis to evaluate the Company’s risk exposure and tolerance. Ms. Beder, our newest Board nominee, has extensive experience in risk management, and the Board believes that, if elected, she will further bolster the Board’s risk management process.

At each meeting, the Risk Oversight Committee receives information from management regarding a variety of matters, including operations, legal, regulatory, finance, internal audit, cyber-security, information technology, and strategy, as well as any material risks associated with each matter. In addition, the Risk Oversight Committee receives an update from the chairman of each of the Company’s committees and in turn provides a comprehensive quarterly risk report to the Board. The Board also has adopted a procedure for employees and shareholders to report concerns about the Company’s conduct, accounting, internal controls and other matters directly to certain members of the Board. In addition, the Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

CODE OF BUSINESS CONDUCT

The Company has adopted a Code of Business Conduct in accordance with NYSE requirements. All of our employees, including our executive officers, senior management and nonemployee directors are required to abide by our Code of Business Conduct, as well as related policies and procedures, to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Conduct is posted on our website at www.nabors.com. We intend to disclose on our website any amendments to or waivers from any provision of the Code of Business Conduct that apply to our CEO and CFO.

RESPONSE TO SHAREHOLDER CONCERNS

In making decisions regarding corporate governance issues, the Board considers shareholder opinions and input, which it obtains in several ways. One way is through advisory votes on shareholder and other proposals at our annual general meetings. In addition, our Chairman and Lead Director both maintain contact with a number of

2017 Proxy Statement	11

significant shareholders on key governance issues, including those related to executive compensation. Our other directors and certain members of management also participate in those discussions on occasion. Among other benefits, that continuous dialogue affords our directors deeper insight into shareholder concerns than is provided by a vote on individual topics, which we believe enables a more effective response to issues of most importance to shareholders.

Since the 2016 annual general meeting of shareholders, we have engaged in dialogue with approximately 63 shareholders collectively holding over 73.2% of our outstanding shares. The Board considered input from these and other shareholders, as well as the level of support for each proposal, as part of its overall decision-making process on each issue raised and took actions consistent with many of the proposals. The table below summarizes the Board’s response to the shareholder proposal presented at the 2016 annual general meeting of shareholders.

PROPOSAL	2016 VOTE	COMPANY RESPONSE
Shareholder proposal to allow proxy access to shareholders who have held 3% of Company’s shares continuously for 3 years	60.3%

Because the Company is a member of the Russell 3000® index, where the majority of companies have not adopted a proxy access policy, and the majority of the Company’s peer group has not adopted a proxy access policy akin to the proposed policy, no action was taken to change the Company’s current Proxy Access Policy, which was adopted in 2013, allowing proxy access to shareholders who have held 5% of Company’s shares continuously for 3 years. The Company believes that maintaining its current Proxy Access Policy at this time is advisable because one of the seven directors nominated for election this year, Mr. Skattum, was initially proposed in 2014 by our then-largest shareholder; all of our nonemployee director nominees are relatively new, with average tenure of only four years; and we believe increased turnover on the Board at this time could have a negative impact on the Company and its operations. See “Shareholder Proposal (Item 5)—Board’s Statement Against Shareholder Proposal in Item 5” for more information on the Board’s stance on revising the current Proxy Access Policy.

MEETINGS OF THE BOARD AND COMMITTEES

The Board met five times during 2016 and held two additional information sessions by telephone.

The Board has six committees, which report their activities to the Board: (1) the Audit Committee, (2) the Compensation Committee, (3) the Executive Committee, (4) the Governance and Nominating Committee, (5) the Risk Oversight Committee and (6) the Technology and Safety Committee. Appointments to and chairmanships of the committees are recommended by the Governance and Nominating Committee and approved by the Board. Directors are expected to attend all meetings of the Board and committees on which they serve.

Each of our incumbent directors attended over 75% of all meetings of the Board and committees on which he served during 2016.

12	2017 Proxy Statement

The following chart shows the membership and chairmanship of each Board committee and the number of meetings held by each committee of the Board during 2016. The Board will determine committee assignments for the remainder of 2017 shortly after the meeting.

	AUDIT	COMPENSATION	EXECUTIVE	GOVERNANCE AND NOMINATING	RISK OVERSIGHT	TECHNOLOGY AND SAFETY
James R. Crane		•	•		•	Chair
John P. Kotts	Chair	•			•
Michael C. Linn		Chair		•	•
Anthony G. Petrello			Chair
Dag Skattum	•				Chair
Howard Wolf *				•	•	•
John Yearwood	•		•	Chair	•	•
Number of Meetings	4	4	0	5	4	4

* Mr. Wolf will retire from the Board at this year’s meeting.

In addition, in 2016, the Audit Committee held two telephonic informational sessions.

Key Committee Responsibilities

The following table shows the key responsibilities of each Board Committee.

AUDIT COMMITTEE

• Oversees the integrity of our consolidated financial statements, system of internal controls, internal audit, financial risk management and compliance with legal and regulatory requirements.

• Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and preapproves audit and permitted nonaudit services.

• Determines the qualifications and independence of our independent auditor and evaluates the performance of our internal auditors and independent auditor.

• After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in our annual report on Form 10-K.

• Conducts information sessions in connection with the Company’s quarterly earnings releases and other matters.

All members of the Audit Committee were determined to meet the independence, financial literacy and experience requirements of the NYSE and SEC rules and regulations. The Board has also determined that Messrs. Kotts, Skattum and Yearwood are “audit committee financial experts” as defined under SEC rules.

The Audit Committee operates under a written charter adopted by the Board. The charter is available on the Company’s website at http://www.nabors.com/about-nabors/corporate-governance.

2017 Proxy Statement	13

COMPENSATION COMMITTEE
•Reviews and approves the compensation of our executive officers and other senior leaders. •Oversees the administration of our equity-based compensation plans for officers and employees.

All members of the Compensation Committee were determined to meet the independence standards of the NYSE.

The Compensation Committee operates under a written charter adopted by the Board. The charter is available on the Company’s website at http://www.nabors.com/about-nabors/corporate-governance.

EXECUTIVE COMMITTEE
•As necessary between meetings of the Board, exercises all power and authority of the Board overseeing the management of the business and affairs of the Company.

GOVERNANCE AND NOMINATING COMMITTEE

•Identifies and recommends candidates for election to the Board.

•Establishes procedures for the committee’s oversight of the evaluation of the Board.

•Recommends director compensation.

•Reviews corporate governance policies annually.

•Reviews and approves any related-party transactions involving directors and executive officers.

All members of the Governance and Nominating Committee were determined to meet the independence standards of the NYSE.

The Governance and Nominating Committee operates under a written charter adopted by the Board. The charter is available on the Company’s website at http://www.nabors.com/about-nabors/corporate-governance.

RISK OVERSIGHT COMMITTEE

•Monitors management’s identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the Company’s business.

•Reviews the integrity of the Company’s systems of operational controls, regarding legal and regulatory compliance.

•Reviews the Company’s processes for managing and mitigating operational and enterprise risk.

The Risk Oversight Committee operates under a written charter adopted by the Board. The charter is available on the Company’s website at http://www.nabors.com/about-nabors/corporate-governance.

TECHNOLOGY AND SAFETY COMMITTEE

•Monitors the Company’s compliance with health, safety and environmental standards.

•Reviews the Company’s safety performance and strategic technology position.

•Effective February 19, 2016, this Committee was renamed the “Technology and Safety Committee” to better reflect its mission.

The Technology & Safety Committee Charter Committee operates under a written charter adopted by the Board. The charter is available on the Company’s website at

http://www.nabors.com/about-nabors/corporate-governance.

14	2017 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Each of the nominees for director who is elected at the meeting will serve a one-year term, expiring at the next annual meeting of shareholders or until such later time as such director’s successor is duly elected and qualified. At the meeting, proxies cannot be voted for a greater number of individuals than seven. The directors standing for election have been nominated by the Board, upon the recommendation of the Governance and Nominating Committee, to serve until the 2017 annual general meeting, or until such later time as their successors are duly elected and qualified. Each of the nominees has agreed to serve as a director if elected, and we do not anticipate that any will be unable or unwilling to stand for election. If that were to occur, your proxy will be voted for another person nominated by the Board.

CRITERIA

Ensuring effective, ethical, oversight of the Company and its operations, and in the implementation of its strategic goals, is the Board’s top priority. To accomplish this the Board, through the Governance and Nominating Committee, seeks director nominees that have demonstrated exceptional skills, qualifications, attributes, and experience. In identifying and recommending director nominees, the Governance and Nominating Committee places primary emphasis on the following criteria:

•	Reputation, integrity and independence (for nonemployee directors);
•	Judgment and diversity of viewpoints, backgrounds and experience, including gender, race and age;
•	Business or other relevant experience;
•

The extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of the other members of the Board will result in an effective board that is responsive to the Company’s needs; and

•

For director nominees who are current directors, history of attendance at Board and committee meetings, as well as preparation for, participation in and contributions to the effectiveness of those meetings.

These criteria include those set forth in our Board Guidelines on Significant Corporate Governance Issues, which are available on our website at www.nabors.com and to any shareholder who requests them in writing. Requests should be addressed to the Corporate Secretary and delivered in person or by courier to the address on notice of meeting appearing at the beginning of this Proxy Statement, or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

The Governance and Nominating Committee believes that each nominee should be evaluated on his or her individual merits, taking into account the needs of the Company at any given time as well as the overall composition of the Board. There are certain criteria that are expected of all director nominees. For example, all nominees are expected to have high integrity and a reputation of success in his or her field. In addition, all nominees are expected to have the time and ability to fulfill his or her responsibilities to the Company and its shareholders, if elected. Other than these basic criteria, however, the Board does not set universal minimum qualifications that all nominees must meet in order to be recommended. Rather, using the broad criteria set out above, the Board identifies specific skills and qualifications that may be beneficial at any given time – including those that are determined to be necessary for committees of the Board to fulfill their respective individual mandates – which the Governance and Nominating Committee in turn utilizes to determine whether given director nominees are qualified to serve on our Board. Members of the Governance and Nominating Committee then discuss and evaluate possible candidates in detail and suggest individuals to explore in greater depth. Accordingly, while we believe that each director meets the broad criteria for inclusion as a director nominee, he or she undoubtedly does so in a way specific to that director. The Board, together with the Governance and Nominating Committee, believes this approach helps to ensure a diversity of viewpoints and experience that enables the Board, and the Company, to maintain the highest levels of corporate governance and oversight. The Governance and Nominating Committee has discretion to engage outside consultants to help identify candidates and also considers suggestions from shareholders, as described in our Governance Guidelines.

2017 Proxy Statement	15

DIRECTOR NOMINEE SNAPSHOT

Over the past several years, the Governance and Nominating Committee has nominated qualified new independent directors to provide fresh perspectives to the Board. The average tenure of the independent director nominees, including our new nominee, is a mere four years. Last year, the Board reiterated its dedication to attaining a diverse composition of members, with particular emphasis on achieving enhanced diversity. To that end, this year the Board has identified Ms. Tanya S. Beder as an ideal nominee to fill the vacancy that will be created upon the retirement of Mr. Howard Wolf at this year’s annual meeting. More important than her gender, however, is the considerable experience, expertise and insight she will bring to the Board, as identified in her professional biography set forth under “—Director Nominees” below. After reviewing her credentials and interviewing Ms. Beder, the members of the Governance and Nominating Committee were convinced that she is an excellent candidate to serve on the Board at this time, and recommended her nomination to the full Board, along with the re-nomination of the continuing director nominees. The full Board has agreed with the recommendations of the Governance and Nominating Committee and (i) formally nominated Ms. Beder for election to the Board, and (ii) nominated each of Messrs. Crane, Kotts, Linn, Petrello, Skattum and Yearwood for re-election.

The members of the Governance and Nominating Committee, as well as the full Board, believe that the combination of the various qualifications, attributes, skills, and experience of the director nominees will contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications and expertise to provide effective oversight of the Company and its business.

In the business descriptions that follow, except as otherwise noted, the companies for which directors have worked are not a parent, subsidiary or otherwise affiliated with the Company.

16	2017 Proxy Statement

DIRECTOR NOMINEES

TANYA S. BEDER Age: 61 Other Public Company Boards: 1

Ms. Beder has served as a member of the CYS Investments, Inc. Board of Directors since May 2012, where she chairs the Nominating and Governance Committee and is also a member of the Audit and Compliance Committee. She currently serves as the Chairman and CEO of SBCC Group, Inc. (“SBCC”), which she founded in January 1987. SBCC is an independent advisory firm whose projects include assisting corporate management, institutional investors, large financial firms and other clients in solving complex financial problems under crisis and providing strategic advice to seize opportunities. Ms. Beder has served since 2011 on the board of the American Century mutual fund complex in Mountain View, California, where she chairs the Risk Committee and is a member of the Portfolio Committee. Previously, Ms. Beder was the Chief Executive Officer of Tribeca Global Management LLC, a $2.6 billion dollar fund with operations in Singapore, London, and New York; Managing Director of Caxton Associates LLC, a $10 billion asset management firm; and President of Capital Market Risk Advisors, Inc. Ms. Beder also spent time in various positions with The First Boston Corporation (now Credit Suisse) where she was a part of the first team of derivatives traders and structurers for currency and interest rate swaps, caps, collars, floors, futures, and options, and was on the mergers and acquisitions team in New York and London. In January 2013, she was appointed to the President’s Circle of the National Academies, after serving six years at the National Academy of Sciences on the Board of Mathematics and their Applications. Ms. Beder also serves on the Advisory Board of the Columbia University Financial Engineering Program, the Mathematical Finance Advisory Board of New York University and The Institute for Pure and Applied Mathematics at UCLA and is a Board Member Emeritus of the International Association of Quantitative Finance, where she previously served as Chairman. She is an appointed Fellow of the International Center for Finance at Yale University and teaches a course on finance and fintech at Stanford University. Ms. Beder holds a B.A. in mathematics and philosophy from Yale University, and an MBA from Harvard Business School.

Ms. Beder’s extensive asset management experience, vast knowledge of operational and risk management, and experience serving on public and private boards of directors are key factors that were considered in her nomination to the Board.

JAMES R. CRANE Director since: 2012 Age: 63 Committees: Executive, Technology and Safety, Risk Oversight, and Compensation Other Public Company Boards: 1

Chairman and CEO of Crane Capital Group Inc., an investment management company, since 2006.

Mr. Crane was Founder, Chairman and Chief Executive Officer of Eagle Global Logistics, Inc., a NASDAQ-listed global transportation, supply chain management and information services company, from 1984 until its sale in August 2007. Crane Capital Group has invested in transportation, power distribution, real estate and asset management. Its holdings include Crane Worldwide Logistics, a premier global provider of customized transportation and logistics services with 105 offices in 30 countries and Crane Freight & Cartage. Mr. Crane also led an investor group that in November 2011 purchased the Houston Astros. He holds a B.S. in Industrial Safety from Central Missouri State University and serves on the board of directors of Western Gas Holdings, LLC, a subsidiary of Anadarko Petroleum Corporation, as well as Cargojet Inc.

Mr. Crane’s experience in marketing, logistics, global operations and creating shareholder value provide a valuable resource to the Board.

2017 Proxy Statement	17

JOHN P. KOTTS Director since 2013 Age: 66 Committees: Audit, Compensation and Risk Oversight Other Public Company Boards: None

Mr. Kotts is a private investor and entrepreneur. Through his management company, J.P. Kotts & Co., Inc., Mr. Kotts also operates a private investment fund focused on the trading of U.S. and international securities and other financial instruments. He also invests in real estate and private equities. Mr. Kotts is currently the owner and CEO of Vesco/Cardinal, an oil tool rental and service company, as well as several manufacturing companies. Mr. Kotts previously held various financial, banking and investment banking positions in companies specializing in leveraged buyouts, venture capital and turnaround transactions. From 1990 to 1998, he owned and operated Cardinal Services, Inc., a leading supplier of liftboat rentals and other production-related services, including mechanical wireline services and plug and abandonment services, to oil companies operating in the Gulf of Mexico. Mr. Kotts previously served on the board of directors for C&J Energy Services Ltd. from March 2015 to September 2015. He holds a B.A. in Philosophy and an MBA in Finance from Hofstra University and completed additional post-graduate work at McGill University in Montréal, New York University and Harvard Business School.

Mr. Kotts’ industry background and knowledge, business acumen and financial expertise were the primary factors considered by the Board in deciding to appoint him as a director and nominate him for election to the Board.

MICHAEL C. LINN Director since 2012 Age: 65 Committees: Risk Oversight, Governance and Nominating, and Compensation Other Public Company Boards: 3

President and CEO of MCL Ventures, LLC, an oil, gas and real estate investment firm, since 2012.

Mr. Linn is the former Chairman, CEO, President and Director of LINN Energy, LLC, which he founded in 2003. Mr. Linn is currently on the board of directors for the general partner of Black Stone Minerals, L.P., where he has served since 2015. He has served as a Senior Advisor for Quantum Energy Partners, LLC since 2012, and on the board of directors, Chairman of the Conflicts Committee, and member of the Audit Committee for Western Refining Logistics GP, LLC, since 2013. Mr. Linn is on the Board of Managers of Cavallo Mineral Partners, LLC, and has served as a director of Jagged Peak Energy Inc. since January 2017. Mr. Linn currently serves as a member of the National Petroleum Council’s Board of Directors and Chairman of the Education Committee of the IPAA. Mr. Linn was a lecturer at the C.T. Bauer College of Business at the University of Houston. Mr. Linn previously served on the board of directors of C&J Energy Services Ltd., as Non-Executive Director and Chairman of the Safety, Health, Environment, Security and Ethics Committee for Centrica plc, as Advisor chairman and director of the Natural Gas Council, as Chairman of the Independent Petroleum Association of America, as director of the Natural Gas Supply Association, as Chairman and President of each of the Independent Oil and Gas Associations of New York, Pennsylvania and West Virginia, and as Texas Representative for the Legal and Regulatory Affairs Committee of the Interstate Oil and Gas Compact Commission. He was named the 2011 IPAA Chief Roughneck of the Year, inducted into the All American Wildcatters, and received The Woodrow Wilson Award for Public Service. Mr. Linn also serves on the following: Texas Children’s Hospital—President of the Board of Trustees; M.D. Anderson—Board of Visitors and Development Committee; Houston Methodist Hospital—Senior Cabinet of the President’s Leadership Council; Museum of Fine Arts Houston—Board of Trustees and the Building and Grounds, Long-Range Planning and Finance Committees; Houston Police Foundation—Board of Directors; Villanova University—Founding and Honorary Member of the Dean’s Advisory Council for College of Liberal Arts and Science; and the University of Houston—Board of Visitors. Mr. Linn holds a B.A. in Political Science from Villanova University and a J.D. from the University of Baltimore School of Law.

Mr. Linn’s broad understanding of the energy landscape and insight into the needs of our customers, together with his extensive industry knowledge and relationships, provide valuable resources to the Board.

18	2017 Proxy Statement

ANTHONY G. PETRELLO Director since 1991 Age: 62 Committees: Executive Other Public Company Boards: None

Chairman of the Board of Nabors and its subsidiary, Nabors Industries, Inc., since 2012 and director of each since 1991; Deputy Chairman of Nabors 2003-2012; President and CEO of Nabors and Nabors Industries, Inc. since 2011; President and Chief Operating Officer of Nabors and Nabors Industries, Inc. from 1991-2011. Mr. Petrello holds a J.D. degree from Harvard Law School and B.S. and M.S. degrees in Mathematics from Yale University. Mr. Petrello also serves as a director of Stewart & Stevenson LLC and Hilcorp Energy Company.

In addition to his operating functions, Mr. Petrello provides strategic planning initiative and direction enabling the Company to adapt and prosper in our dynamic competitive environment.

DAG SKATTUM Director since 2014 Age: 56 Committees: Audit and Risk Oversight Other Public Company Boards: 1

Mr. Skattum serves as Vice Chairman, Europe, the Middle East and Africa of JP Morgan since January 2015.

Previously, he served as Partner of TPG, a leading global private investment firm, based in London from 2007 until 2013. Prior to that, Mr. Skattum worked for JP Morgan for 21 years in a variety of roles in New York and London until his departure as Managing Director and Co-head of Global Mergers and Acquisitions in 2007. He currently serves on the board of Sonae SGPS S.A. in Portugal, the advisory board of the UAMS Myeloma Institute for Research and Therapy, Little Rock, Arkansas; and the International Board of Directors of Right To Play, a global organization leveraging sports and play to support children in troubled parts of the world. He received a B.A. in History from Allegheny College and an MBA from the Simon Graduate School of Business at the University of Rochester.

Mr. Skattum was nominated to the Board in June 2014 upon the recommendation to the Governance and Nominating Committee of our largest shareholders at the time. Mr. Skattum has derived valuable experience throughout his investment banking career working with a variety of different industries throughout the world and advising other boards.

JOHN YEARWOOD Director since 2010 Age: 57 Committees: Audit, Governance and Nominating, Executive, Risk Oversight, and Technology and Safety Other Public Company Boards: 0

Mr. Yearwood currently serves on the board of directors of Sheridan Production Partners, Barra Energia, Foro Energy LLC, Dixie Electric LLC and Coil Tubing Partners LLC. He previously served on the boards of Sabine Oil & Gas, LLC, until August 2016, and Premium Oilfield Services, LLC, until April 2017. Until August 2010, he served as the Chief Executive Officer, President and Chief Operating Officer of Smith International, Inc. (“Smith”). He was first elected to Smith’s board of directors in 2006 and remained on the board until he successfully negotiated and completed the sale of Smith to Schlumberger Limited in August 2010. Before joining Smith, Mr. Yearwood spent 27 years with Schlumberger Limited in numerous operations management and staff positions throughout Latin America, Europe, North Africa and North America, including as President and in financial director positions. He also previously served as Financial Director of WesternGeco, a 50:50 joint venture between Schlumberger and Baker Hughes from 2004 to 2010. Mr. Yearwood received a Bachelor of Science Honors Degree in Geology and the Environment from Oxford Brookes University in England.

Mr. Yearwood brings significant executive management experience in the oilfield services industry to the Board. His extensive industry knowledge, combined with his keen insight into strategic development initiatives, operations and our competitive environment, have provided the basis for the extraordinary leadership and critical independent oversight Mr. Yearwood demonstrates as Lead Director.

2017 Proxy Statement	19

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR

DIRECTOR WITH A TERM ENDING AT THE 2018 ANNUAL GENERAL MEETING.

OTHER EXECUTIVE OFFICERS

WILLIAM J. RESTREPO Age: 57

CFO of Nabors since March 2014. In this role, Mr. Restrepo has global oversight for finance and accounting, including the treasury, tax, risk management, internal audit and supply chain groups. He also works closely on Nabors’ corporate development and investor relations initiatives.

Mr. Restrepo formerly served as Chief Financial Officer at Pacific Drilling S.A. from February 2011 to February 2014. He also previously served as Chief Financial Officer at Seitel from 2005 to 2009 and Smith from 2009 to 2010 until its merger with Schlumberger Limited. Prior to that, from 1985 to 2005, Mr. Restrepo served in various senior financial and operational positions for Schlumberger Limited, including operational responsibility for all product lines in the Continental Europe and Arabian Gulf markets, as well as senior financial executive roles in Corporate Treasury and worldwide controller positions with international posts in Europe, South America and Asia. Mr. Restrepo served on the boards of directors of C&J Energy Services Ltd. from 2015 to 2017, Probe Technology Services from 2008 to 2016, and Platinum Energy Solutions, Inc. from 2012 to 2013. Mr. Restrepo holds a B.A. in Economics and an MBA, both from Cornell University, as well as a B.S. in Civil Engineering from the University of Miami.

MARK D. ANDREWS Age: 44

Corporate Secretary of Nabors since September 2007. Prior to joining Nabors, Mr. Andrews served in various treasury and financial management positions with General Electric Company, a diversified technology and financial services company, beginning in December 2000. Mr. Andrews was employed by the public accounting firm of PricewaterhouseCoopers LLP from September 1996 to November 2000 in a number of capacities, including Tax Manager, within the firm’s Mining and Resource Practice. Mr. Andrews holds a Bachelor of Business Administration degree from Wilfrid Laurier University and is also a Chartered Professional Accountant, Chartered Secretary and a CFA charterholder.

20	2017 Proxy Statement

NONEMPLOYEE DIRECTOR COMPENSATION

We believe it is essential to attract outstanding nonemployee directors and align their economic interest in the Company with other shareholders. We accomplish this through a combination of annual cash retainers and equity incentive awards. Director compensation and benefits are set by the full Board, upon the recommendation of the Governance and Nominating Committee in consultation with the Compensation Committee. Both the Governance and Nominating Committee and the Compensation Committee consist entirely of independent directors, and have the authority to delegate authority to one or more subcommittees.

Our annual cash retainer is set at $100,000 for each nonemployee director; an additional $50,000 for the chairman of each committee (except the chairman of the Audit Committee, whose additional retainer is $100,000); and an additional $50,000 for the Lead Director. In recognition of the significant additional time commitment requested of committee members, the non-Chairman committee members of the Audit Committee and of all other committees (other than the Executive Committee) receive additional retainers of $20,000 and $10,000, respectively. No additional amounts are paid for attendance at Board and committee meetings.

In light of recent market conditions and in line with management-driven initiatives to reduce costs, the Board unanimously voted to reduce all cash retainer amounts by 10%, effective January 1, 2015, and further extended that reduction through to December 31, 2016. Accordingly, in 2016, each non-employee director received an annual cash retainer of $90,000, with an additional $45,000 for the Lead Director, $90,000 for the chairman of the Audit Committee, $45,000 for the chairman of each other committee, $18,000 for each non-chairman member of the Audit Committee and $9,000 for each non-chairman of the other committees.

All cash retainers are paid on a pro rata basis at the end of each quarter. Any director may elect to receive immediately vested stock options, in lieu of any cash compensation, valued at the amount of the payment.

In addition to the cash compensation described above, nonemployee directors also receive an annual equity incentive award. Previously, directors were awarded a predetermined number of shares, rather than a nonfluctuating dollar value. Consequently, the value of director compensation varied from year to year and overall director compensation relative to our peer group (as defined under “Compensation Discussion & Analysis—How We Determine Annual Base Salary”) would also fluctuate to the extent other directors in that peer group received equity of a predetermined value.

Beginning in 2015, we rescheduled the annual grant of restricted share awards to nonemployee directors, which historically had occurred in the first quarter of each fiscal year, to be made shortly after the annual general meeting of shareholders. This ensures that the awards are granted only to shareholder-elected members for the current year and not to directors who are retiring or otherwise not continuing as directors. In addition, directors who retire from the Board may maintain previously issued equity awards outstanding upon approval by the Governance and Nominating Committee.

During 2016, the Board reviewed this practice for nonemployee director compensation in light of current market, industry and peer group practices in consultation with Pearl Meyer & Partners, its independent compensation consultant. Following this review, the Board modified its practice. First, the Board eliminated its historical practice of issuing restricted shares to nonemployee directors upon initial appointment or election to the Board. Second, the Board changed its practice to award directors a predetermined value of shares instead of a predetermined number of shares. In 2016, each nonemployee director was awarded restricted shares under our equity incentive plans having a “Fair Market Value” of $300,000. For purposes of the director awards, the term “Fair Market Value” means the average daily closing price of the Company’s shares on the NYSE on each of the twenty (20) trading days prior to any date of measurement, including the grant date. Based on this formula, the Fair Market Value of our shares on June 7, 2016, the grant date of the 2016 director awards, was $8.59 per share, and therefore each director received an award of 34,924 shares. Because the Fair Market Value is measured over a period of twenty (20) trading days, rather than on the date of grant, it may be higher or lower than the “fair value” of the grant as calculated in accordance with FASB ASC Topic 718, which is the value used for accounting purposes and set forth in the Compensation Tables below. The per share grant date fair value of the 2016 director awards as calculated in accordance with FASB ASC Topic 718 was $10.85.

2017 Proxy Statement	21

Each director award is scheduled to vest ratably over three years, although, beginning with the grant on June 7, 2016, the second and third installments are subject to accelerated vesting under certain conditions. For example, the second installment would accelerate in the event that the Fair Market Value (calculated as set forth above) on any date of measurement between the first and second anniversaries of the date of grant equals or exceeds $10.39, which would represent the equivalent of a ten percent (10%) annual compound return from the grant date Fair Market Value for the two (2) year period up to and including the second anniversary of the grant date. The third installment would accelerate in the event that the Fair Market Value (calculated as set forth above) on any date of measurement between the first and third anniversaries of the date of grant equals or exceeds $11.43, which would represent the equivalent of a ten percent (10%) annual compound return from the grant date Fair Market Value for the three (3) year period up to an including the third anniversary of the date of grant. On December 31, 2016, the Fair Market Value (calculated as set forth above) of our common shares was $16.47 per share, and had the first anniversary of the grant already passed as of that date, the vesting of the second and third installments would have accelerated. We expect to continue issuing restricted shares to our Board members with these vesting terms for 2017.

The following table sets forth information concerning total director compensation in 2016 for each nonemployee director.

2016 Director Compensation Table

NAME(1)	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(2)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
James R. Crane	153,000	378,925	0	0	0	0	531,925
John P. Kotts	0	378,925	198,000	0	0	0	576,925
Michael C. Linn	153,000	378,925	0	0	0	0	531,925
Dag Skattum	0	378,925	153,000	0	0	0	531,925
Howard Wolf	117,000	378,925	0	0	0	0	495,925
John Yearwood	216,000	378,925	0	0	0	0	594,925

(1)

Mr. Petrello, who was an employee of the Company throughout 2016, is not included in this table. His compensation is reflected in the Summary Compensation Table under “Executive Compensation Tables” below.

(2)

The amounts shown in the “Stock Awards” column reflect the grant-date fair value of restricted share awards, in accordance with FASB ASC Topic 718. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value. On June 7, 2016, upon re-election, each nonemployee director then on the Board received an award of 34,924 restricted shares as part of his annual compensation. The number of restricted shares was determined by dividing the approved award dollar amount of $300,000 by the “Fair Market Value” as that term is defined in the director awards. For purposes of the awards, Fair Market Value means, as of any date of measurement, the average daily closing price in the NYSE for the twenty (20) trading days prior to the date of measurement. The Fair Market Value for the 2016 director awards, measured as set forth above, was $8.59. Because the Fair Market Value is measured over a period of time, rather than on the date of grant, it may be higher or lower than the fair value of the grant as calculated in accordance with FASB ASC Topic 718, which is the value used in this table. The per share grant date value of the 2016 director awards as calculated in accordance with FASB ASC Topic 718 was $10.85, which is the amount reflected in the table above.

(3)

As of December 31, 2016, the aggregate numbers of outstanding unvested restricted share awards held by nonemployee directors were: Mr. Crane—49,924 shares; Mr. Kotts—49,924 shares; Mr. Linn—49,924 shares; Mr. Skattum—53,924 shares; Mr. Wolf—49,924 shares; and Mr. Yearwood—49,924 shares.

22	2017 Proxy Statement

(4)

The amounts shown in the “Option Awards” column reflect the grant-date fair value of stock option awards. The only stock option awards granted to nonemployee directors during 2016 were to Mr. Kotts and Mr. Skattum, who received them in lieu of their quarterly cash retainers. As of December 31, 2016, the aggregate numbers of stock options outstanding were: Mr. Crane—58,463; Mr. Kotts—136,100; and Mr. Skattum—91,662, all of which are fully vested.

SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

We encourage our directors and executive officers to own our common shares in order to align their interests with those of other shareholders. Ownership of the Company’s common shares ties a portion of their net worth to the Company’s share price and provides a continuing incentive for them to work toward superior long-term stock performance. Our policy is for directors to own common shares valued at three times the annual cash retainer paid to nonemployee directors, in line with our peers.

As of April 7, 2017, Nabors had 335,567,404 common shares outstanding and entitled to vote. For purposes of the following table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person has the right to acquire within 60 days. The following table sets forth the beneficial ownership of common shares, as of April 7, 2017, by each of our current directors and executive officers, both individually and as a group. Except as otherwise indicated below, each person has sole voting and investment power for the common shares shown below.

	COMMON SHARES BENEFICIALLY OWNED

BENEFICIAL OWNER(1)	NUMBER OF SHARES	PERCENT OF TOTAL OUTSTANDING(2)
James R. Crane(3)	162,387	*
John P. Kotts(3)	360,938	*
Michael C. Linn	103,924	*
Anthony G. Petrello(3)(4)	11,846,837	3.50%
Dag Skattum(3)	178,565	*
Howard Wolf	124,924	*
John Yearwood	127,924	*
Mark D. Andrews(3)	41,619	*
William J. Restrepo	925,405	*
All directors and executive officers as a group(3)	13,872,523	4.10%

* Less than 1%

(1)	The address of each of the directors and named executive officers listed above is in care of the Company at the address shown on the notice of meeting at the beginning of this Proxy Statement.

(2)	Based on the Company’s total common shares outstanding as of April 7, 2017, the record date for this year’s meeting.

(3)

We have included in the table common shares underlying stock options that are vested or scheduled to vest within 60 days of April 7, 2017. For purposes of computing the percentage of shares held by the persons named above, such option shares are not deemed to be outstanding for purposes of computing the ownership of any person other than the relevant option holder. The number of common shares

2017 Proxy Statement	23

underlying fully vested stock options, or those vesting within 60 days of April 7, 2017, included in the table are as follows: Mr. Andrews—6,143; Mr. Crane—58,463; Mr. Kotts—149,014; Mr. Petrello—2,450,153; Mr. Skattum—101,641; and all directors/executive officers as a group—2,765,414. Restricted share awards are considered outstanding shares and therefore are included in the table above regardless of vesting schedule.

(4)

The shares listed for Mr. Petrello include 410,236 shares owned by a charitable foundation over which Mr. Petrello has shared voting and dispositive power. Mr. Petrello disclaims beneficial ownership of those shares.

Share Ownership of Certain Beneficial Owners

The following table contains information regarding each person known to us to beneficially own more than 5% of our outstanding common shares as of April 7, 2017, based on Schedule 13G filings made by such persons with the SEC.

BENEFICIAL OWNER NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF TOTAL OUTSTANDING SHARES(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	23,531,483	7.01%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	18,670,384	5.56%
Morgan Stanley(4) 1585 Broadway New York, NY 10036	19,120,949	5.70%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	21,529,295	6.42%

(1)	Based upon the Company’s total common shares outstanding as of April 7, 2017.

(2)

Based on a Schedule 13G/A filed on January 25, 2017, BlackRock, Inc. and certain of its affiliates have sole voting power with respect to 22,044,508 shares and sole dispositive power with respect to 23,531,483 shares as of December 31, 2016.

(3)

Based on a Schedule 13G filed on February 9, 2017, Dimensional Fund Advisors LP and certain of its affiliates have sole voting power with respect to 18,257,682 shares and sole dispositive power with respect to 18,670,384 shares as of December 31, 2016. Dimensional Fund Advisors LP serves as investment adviser, sub-adviser and/or manager to certain investment companies, comingled funds, group trusts and separate accounts that own all of the reported shares. According to its Schedule 13G, Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.

(4)

Based on a Schedule 13G filed on February 13, 2017, Morgan Stanley and certain of its affiliates have sole voting power with respect to 1,325,902 shares, shared voting power with respect to 909,716 shares and shared dispositive power with respect to 18,774,155 shares. With respect to 17,795,047 of those same shares, or 5.30% of total outstanding shares, and based on the same Schedule 13G, Morgan Stanley Smith Barney LLC has shared voting power with respect to 909,716 shares and shared dispositive power with respect to 17,448,253 shares as of December 31, 2016.

24	2017 Proxy Statement

(5)

Based on a Schedule 13G filed on February 10, 2017, The Vanguard Group and certain of its affiliates have sole voting power with respect to 167,722 shares, shared voting power with respect to 32,505 shares, sole dispositive power with respect to 21,342,668 shares and shared dispositive power with respect to 186,627 shares as of December 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

All of our directors and executive officers are required to file reports of share ownership and reports of changes in ownership with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, and based solely on our review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to us during 2016, and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were met for such director and executive officers in 2016 in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Board has adopted a written policy regarding the review, approval and ratification of “related-party transactions”. A “related person” is defined under applicable SEC rules and includes our directors, executive officers, beneficial owners of 5% or more of our common shares and each of their immediate family members. Under the written policy, our Governance and Nominating Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving in advance all transactions involving any related party of the Company. In making its determination, the Committee must consider the fairness of the transaction to the Company and the potential impact of the transaction on the director’s independence.

Mr. Crane, an independent director of our Board, is the nonemployee Chairman and CEO of Crane Capital Group Inc. (“CCG”), an investment management company that indirectly owns a majority interest in several operating companies, some of which have provided services to the Company in the ordinary course of business, including transportation and international logistics. In 2016, the Company’s payments to the CCG companies totaled $22.4 million excluding contract carrier charges, a significant decrease from $33.7 million in 2015 and $89.1 million in 2014, which the Governance and Nominating Committee determined were immaterial to both CCG and the Company. In its determination, the Governance and Nominating Committee considered that:

(1)

the Company’s aggregate payment for services to the CCG companies, excluding disbursements passed through at cost of $936,207, constituted less than 2.0% of the consolidated revenue of the CCG companies;

(2)	Mr. Crane was not and is not involved in the commercial decisions of either the Company or CCG related to the provision of transportation and logistics to the Company; and

(3)	all commercial transactions between the Company and CCG were and are conducted at arm’s length and in the ordinary course of business and involve charges determined by competitive bids.

The Governance and Nominating Committee and the Board considered the totality of the information and concluded that Mr. Crane met both the objective and subjective standards of director independence established by the NYSE, as well as the Board’s Governance Guidelines. The Governance and Nominating Committee and the Board also approved ongoing ordinary-course business transactions between the Company and the CCG companies.

2017 Proxy Statement	25

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The charter is available on the Company’s website at www.nabors.com. The Audit Committee is responsible for (i) oversight of the quality and integrity of the Company’s consolidated financial statements, the Company’s system of internal controls over financial reporting, and financial risk management, (ii) the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), (iii) the performance of the Company’s internal auditors and independent auditor and (iv) the Company’s compliance with legal and regulatory requirements with respect to the foregoing. Subject to approval by the shareholders, the Audit Committee has the sole authority and responsibility to select, determine the compensation of, oversee, evaluate and, when appropriate, replace the Company’s independent auditor.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the Company’s system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the assessment of and the report on the Company’s internal control over financial reporting included in the Annual Report. The Company’s independent auditor is responsible for auditing those financial statements and expressing an opinion as to (i) their conformity with such accounting principles and (ii) the effectiveness of the Company’s internal controls over financial reporting. PricewaterhouseCoopers LLP was the Company’s independent auditor in 2016. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal controls over financial reporting. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent auditor.

During 2016, the Audit Committee, among other things:

•

Reviewed and discussed the Company’s quarterly earnings releases, quarterly reports on Form 10-Q, and the annual report on Form 10-K, including the consolidated financial statements and the report on internal controls;

•

Reviewed and discussed the Company’s policies and procedures for financial risk assessment and financial risk management and the major financial risk exposures of the company and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditors for 2016 and summaries of the significant reports to management by the internal auditors;

•	Provided input to the Compensation Committee regarding performance of key finance, internal control and risk management personnel;

•	Reviewed and discussed with management their reports on the Company’s policies regarding applicable legal and regulatory requirements;

•	Reviewed, updated and approved the Audit Committee’s charter; and

•	Met with the independent auditor and the internal auditors in executive sessions and was involved in the selection of the independent auditor’s lead engagement partner.

The Audit Committee reviewed and discussed with management, the internal auditors and the independent auditor the audited consolidated financial statements for the year end December 31, 2016, the critical accounting

26	2017 Proxy Statement

policies that are set forth in the Company’s annual report on Form 10-K for the year then ended, management’s annual report on the Company’s internal controls over financial reporting and PricewaterhouseCoopers LLP’s opinion on the effectiveness of the internal controls over financial reporting.

The Audit Committee discussed with the independent auditor matters that independent registered public accounting firms must discuss with Audit Committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by PCAOB Accounting Standards No. 1301 (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures related to critical accounting policies.

The independent auditor also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. The Audit Committee discussed with the independent auditor its independence from the Company, and considered whether services it provided to the Company beyond those rendered in connection with its audit of the Company’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of the Company’s interim condensed consolidated financial statements included in its quarterly reports on form 10-Q, and its opinion on the effectiveness of the Company’s internal controls over financial reporting were compatible with maintaining its independence.

The Audit Committee also reviewed and preapproved, among other things, the audit, audit-related, tax and other services performed by, and related fees of, the independent auditor. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related, tax and other services provided.

Based on the Audit Committee review and these meetings, discussions and reports discussed above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2016, be included in the Company’s annual report on Form 10-K. The Audit Committee also selected PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2017, which it believes is in the best interest of the Company and/or shareholders, and is presenting that selection to shareholders for approval at the meeting.

Respectfully submitted,

THE AUDIT COMMITTEE

John P. Kotts, Chairman

Dag Skattum

John Yearwood

2017 Proxy Statement	27

ITEM 2: APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION FOR THE AUDIT COMMITTEE TO SET THE INDEPENDENT AUDITOR’S REMUNERATION

PricewaterhouseCoopers LLP served as independent auditors for the Company for the year ended December 31, 2016. PricewaterhouseCoopers LLP or its predecessor has been our independent auditor since May 1987.

Under Bermuda law, our shareholders have the responsibility to appoint the independent auditor of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board to set the independent auditor’s remuneration. At the meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2017, and to authorize the Audit Committee to set the independent auditor’s remuneration. The selection of PricewaterhouseCoopers LLP as our independent auditor for the year ending 2017 was approved by the Audit Committee in February 2017.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2, THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR

OF THE COMPANY AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE

INDEPENDENT AUDITOR’S REMUNERATION

AUDIT COMMITTEE PREAPPROVAL POLICY

The Audit Committee has established a pre-approval policy for all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for the Company by the independent auditor. The Chairman of the Audit Committee may preapprove permissible proposed nonaudit services that arise between committee meetings, provided that the decision to preapprove the service is reported to the full Audit Committee at the next regularly scheduled meeting. During 2016, all audit and nonaudit services performed by the independent auditor were subject to the pre-approval policy.

INDEPENDENT AUDITOR FEES

The following table summarizes the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP. The Audit Committee preapproved all fees for 2016 and 2015 services.

	2016	2015
Audit Fees	$4,897,263	$4,570,143
Audit-Related Fees	1,800	1,800
Tax Fees	1,053,844	892,487
All Other Fees	0	6,000
Total	$5,952,907	$5,470,430

Audit Fees for the years ended December 31, 2016 and 2015, respectively, include fees for professional services rendered for the audits of the consolidated financial statements of the Company, the audits of the Company’s internal control over financial reporting and fees for audit services related to the transaction with C&J Energy Services Ltd. in 2015, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable

28	2017 Proxy Statement

SEC rules, statutory audits, consents and accounting consultation attendant to the audit. The increase in audit fees year-over-year was primarily related to comfort letter procedures for a debt offering conducted in December 2016 and the review of and related consents for C&J Energy Services Ltd.’s Forms S-8 and S-3 filings.

Audit-Related Fees for the years ended December 31, 2016 and 2015, respectively, include consultations concerning financial accounting and reporting standards.

Tax Fees for the years ended December 31, 2016 and 2015, respectively, include services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice. The increase in tax fees year-over-year was primarily related to transfer pricing services.

All Other Fees for the years ended December 31, 2016 and 2015 respectively, include nonrecurring advisory services with respect to corporate process improvements, as well as market data research.

2017 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to help you understand our executive compensation practices and decisions we made in 2016 relating to the named executive officers listed below (the “executive officers”). This CD&A supplements and should be read in conjunction with the tables and related narratives of this Proxy Statement.

NAMED EXECUTIVE OFFICERS

• Anthony G. Petrello, Chairman of the Board, President and CEO • William J. Restrepo, CFO • Mark D. Andrews, Corporate Secretary

EXECUTIVE SUMMARY

COMPENSATION PROGRAM ACTIONS & BEST PRACTICES

The Compensation Committee strongly believes that executive compensation should be set at levels appropriate to attract and retain talented leaders and should be closely aligned to Company performance. Over the years we have taken significant actions to address shareholder concerns regarding executive compensation. Specifically, since 2014 we have:

2014

• Adopted a policy limiting severance payments to 2.99 times the sum of our CEO and CFO’s average base salary and bonus for the 3 years prior to termination.

• Eliminated the CEO’s automobile allowance and reduced perquisites generally across the Company.

2015

• Reduced by 10% the annual base salaries of our executive officers, effective January 1, 2015 through June 30, 2016 in response to the decline in industry conditions.

• Rescheduled the annual grant of restricted share awards to nonemployee directors to occur shortly after the annual general meeting of shareholders, ensuring that such awards are granted only to directors for the current year and not any directors who are retiring or otherwise not continuing in service.

2016	• Extended the salary reduction a further 6 months through December 31, 2016. • Refreshed the composition of our peer group in light of changes in our business and the industry.

In 2016, we continued to adhere to compensation practices that we believe align with our continuous efforts to improve the relationship between the compensation of our executive officers and the performance of our business:

	WHAT WE DO		WHAT WE DON’T DO
✓	Independent Compensation Committee – We have oversight by a Compensation Committee comprised of only independent directors	✗	No excessive perquisites without a specific business rationale

✓	Independent Compensation Consultant – Our Compensation Committee engages an independent compensation consultant	✗	No repricing of underwater stock options without shareholder approval

✓	Pay for Performance – Tie a majority of executive compensation to performance with specific, measurable financial and operational objectives	✗	No excise tax gross-ups in connection with a change-of-control, and it is our policy not to include any such tax gross-ups in any future executive officer agreements

30	2017 Proxy Statement

✓	Time-based Awards – Subject some earned performance-based equity awards to further time-based vesting requirements	✗	No cash severance payments in the event of death, disability or termination for cause

✓	Share Ownership Policy – Require our CEO and CFO to hold shares equal in value to five times and three times base salary, respectively	✗	No discretionary bonuses except in the case of extraordinary specific developments that materially enhance the value of the Company

✓	Capped Severance – Adopted a policy limiting severance payments in our executive agreements to 2.99x the sum of average base salary and bonus for 3 years prior to termination

✓	Annual Say-on-Pay Vote – Conduct annual say-on-pay non-binding advisory votes

2016 PERFORMANCE HIGHLIGHTS

The Compensation Committee continued to implement our compensation philosophy and goals by seeking to closely align the overall compensation of our executive officers to the Company’s short- and long-term business objectives which, for 2016, were specifically designed to strengthen our market presence and penetration and augment shareholder value. As a result, despite the challenging industry conditions, our executives capitalized on value-add opportunities and delivered on a number of strategic initiatives in 2016, including:

*

Announced the signing of a joint venture agreement with Saudi Arabian Development Company, a wholly-owned subsidiary of Saudi Arabian Oil Company (“Saudi Aramco”), to form a 50:50 joint venture company which is expected to become the largest onshore drilling contractor in Saudi Arabia;

*	Enhanced our competitive position by introducing our fleet of SmartRig™ drilling systems incorporating MPD-ready® technologies, and upgrading our U.S. rig fleet;

*	Implemented a program to measure customer satisfaction to drive growth;

*

Capitalized on the Company’s technology portfolio by augmenting the provision of complementary services to our traditional rig offering and growing our non-rig drilling services revenues on a per-rig year basis; and

*	Delivered a trackable reduction in operating expenses.

Furthermore, our relatively strong 2016 results translated into 96.8% Total Shareholder Return (“TSR”), achieving the highest TSR when measured against each individual member of our Performance Peer Group (defined below) individually. The below graph illustrates our 2016 TSR relative to the TSR of our Performance Peer Group for 2016:

Source: Bloomberg.

2017 Proxy Statement	31

The graph on the left below illustrates, for 2016, our TSR relative to the average TSR for our 2016 Performance Peer Group as a whole. The graph on the right below illustrates, for the three-year period from 2014 to 2016, our TSR relative to the average TSR for our 2014 Performance Peer Group.1

TSR COMPARISON 2016	TSR COMPARISON 2014-2016

Source: Bloomberg.

We believe these performance results reflect a measurable basis for our executives’ performance.

PAY FOR PERFORMANCE

Our goal is to increase shareholder value by providing executives with appropriate incentives to achieve our business objectives. We achieve this by providing a mix of performance-based cash and equity awards designed to reward superior performance and achieve specific short- and long-term business objectives.

In 2016, over 80% of our CEO’s target compensation, over 75% of our CFO’s target compensation, and 40% of our other executive officer’s target compensation was performance-based. The target allocation of 2016 compensation for our CEO, CFO and other executive officer is shown in the charts below.

CEO TARGET PAY MIX	CFO TARGET PAY MIX	OTHER EXECUTIVE OFFICER TARGET PAY MIX

1 The Performance Peer Group for 2014, as originally identified in the 2015 proxy statement, consists of Diamond Offshore Drilling, Inc., Helmerich & Payne, Inc., Patterson-UTI Energy, Inc., Transocean Ltd., Noble Corporation plc, Unit Corporation, Rowan Companies plc, National Oilwell Varco, Inc., Halliburton Company, Baker Hughes Incorporated, Weatherford International plc, ENSCO International Inc., Key Energy Services, Inc., Superior Energy Services, Inc., and RPC Inc. Key Energy Services, Inc. was dropped from the group in connection with its bankruptcy.

32	2017 Proxy Statement

CEO COMPARISON OF REALIZED PAY & REALIZABLE PAY TO REPORTED PAY

The calculation of total compensation for inclusion in the Summary Compensation Table is based upon the SEC’s rules and regulations. Subsequently it includes, among other components, the grant-date fair value of compensation in the form of long-term equity incentives subject to a vesting period and/or future performance, which is calculated in accordance with GAAP. In reality, there may be a discrepancy between what is reported as compensation and what may be realizable, or ultimately realized, for an executive officer. See “—Comparison of 2016 Realized Pay & Realizable Pay to Reported Pay” below for a more complete discussion of this discrepancy.

OUR COMPENSATION PHILOSOPHY

Our executive compensation structure is designed to attract and retain exceptional talent and incentivize achievement of our strategic business goals, including maximizing long-term shareholder value.

CORE OBJECTIVES

We have designed a compensation program for our executives that embodies these core objectives:

•	Increase shareholder value by aligning management’s interests with the long-term interests of shareholders;
•	Attract, motivate and retain experienced leaders who are critical to the success of our business;
•	Provide compensation that rewards performance and drives achievement of key financial and strategic business objectives;
•	Maintain an appropriate balance between short- and long-term business goals; and
•	Limit perquisites and other non-performance based elements of compensation.

CRITICAL LEADERSHIP RETENTION

To ensure the delivery of long-term shareholder value and the sustainable growth of a business of our size and scope, we believe it is critical to employ leaders who can deliver results. To this end, we:

•	Provide our executive officers with appropriate and competitive individual pay opportunities and actual pay outcomes that reward superior corporate and individual performance;
•	Use a mix of cash and performance-based equity awards, measured by both financial and nonfinancial factors, to reward annual and longer-term business performance; and
•	Encourage retention through the use of various forms of deferred compensation, including in some cases time-vesting compensation awards.

2017 Proxy Statement	33

SETTING EXECUTIVE COMPENSATION

Our Compensation Committee, independent consultant and other resources each play an important role in determining our executive compensation structure.

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee, which consists of three independent directors, performs the following compensation-related functions:

•	Oversees the compensation of our executive officers and other key management comprising our senior leadership team;
•

Evaluates the performance of our CEO and reviews the performance of our other executive officers, drawing on its own judgment and observations and those of our CEO in evaluating the performance of such officers;

•	Administers our equity-based programs for executive officers and reviews and approves all forms of compensation (including equity grants);
•	Sets financial and business measures and goals that are tied to the Company’s performance for long-term equity incentive awards;
•	Oversees employment agreements, including severance and change-in-control agreements, between the Company and the executive officers, including modifications and amendments thereto; and
•	Considers input from the Risk Oversight Committee and Audit Committee with respect to risk management considerations in evaluating performance objectives and incentives.

The Compensation Committee has discretion to decrease formula-driven awards or provide additional incentive compensation based on executive retention considerations. It also has discretion to provide additional incentive compensation (i.e., special bonuses) in recognition of extraordinary specific developments that materially enhance the value of the Company. To a lesser extent, the Compensation Committee exercises subjective judgment in making compensation decisions with respect to executive officers, primarily as to equity awards, when such officer’s compensation is not determined pursuant to an employment agreement.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Compensation Committee engaged Pearl Meyer &Partners (“Pearl Meyer”) as its independent consultant to advise and assist the committee with its responsibilities. For 2016, the scope of Pearl Meyer’s engagement included:

•	Providing advice and analysis on executive compensation trends and norms;
•	Advising on potential peer group members to evaluate our CEO and CFO’s compensation;
•	Reviewing and analyzing peer group information to assist with setting of executive compensation;
•	Updating the Compensation Committee periodically on legislative and regulatory developments impacting executive compensation; and
•	Participating in Compensation Committee meetings and providing additional assistance, as requested by such committee.

The Compensation Committee evaluated Pearl Meyer’s independence by considering, among other things, the following six factors identified by the SEC and the NYSE:

•	The provision of other services to the Company by Pearl Meyer;
•	The amount of fees received from the Company by Pearl Meyer as a percentage of total revenue;
•	Pearl Meyer’s policies and procedures designed to prevent conflicts of interest;

34	2017 Proxy Statement

•	The existence and nature of business and personal relationships of Pearl Meyer with a member of the Compensation Committee;
•	Any Company stock owned by Pearl Meyer; and
•	The existence and nature of business or personal relationship of Pearl Meyer with an executive officer of the Company.

Based on its evaluation, the Compensation Committee concluded there were no independence or conflict-of-interest concerns related to Pearl Meyer’s engagement.

ROLE OF MANAGEMENT

Certain of our executive officers and senior management provide input on business strategy and short- and long-term business objectives, which assists the Compensation Committee in establishing performance goals in connection with long-term components of our executive compensation program. In addition, the Compensation Committee consults with the CEO in setting the compensation of other executive officers upon their hiring with the Company and periodically thereafter as deemed appropriate by the Compensation Committee. The CEO also provides a subjective performance assessment of other executive officers, which is reviewed and considered by the Compensation Committee in determining each executive officer’s performance and resulting compensation.

MARKET REFERENCING

We regularly consider market data for similarly situated executive officers in making compensation decisions for this group of executives.

	WHAT WE DO:		WHAT WE DON’T DO:

✓	Review executive compensation disclosures of peer group companies and/or published compensation survey sources of industrial and finance companies generally	✗	Target individual elements of compensation or total compensation at a certain percentile within a peer group
✓	Review market information and/or survey data to understand how our aggregate executive compensation compares to competitive norms for attracting and retaining talented leaders and determining certain compensation elements	✗	Employ a peer group analysis in determining the compensation of our executive officer other than the CEO and CFO

COMPONENTS OF EXECUTIVE COMPENSATION

KEY ELEMENTS OF EXECUTIVE COMPENSATION STRUCTURE

Our executive compensation program consists of three main components: annual base salary, a cash award under our Incentive Plan (as defined below) (“annual performance bonus”) and long-term equity incentives.

An appropriate mix of these key components, which are discussed in more detail below, enables us to remain competitive within our industry while ensuring that our executive officers are appropriately incentivized to deliver shareholder value.

No Spacing;ANNUAL BASE SALARY + ANNUAL PERFORMANCE BONUS + LONG-TERM EQUITY INCENTIVES

2017 Proxy Statement	35

Our CEO and CFO’s compensation mix is reflected in, and governed by the terms of, their respective employment agreements, which were negotiated by the Compensation Committee and became effective in January 2013 and March 2014, respectively. The Compensation Committee has determined that each element of our compensation formula contributes to our overall compensation objectives and in the aggregate provides a reasonable and competitive compensation opportunity for each executive officer.

The remainder of our executive compensation program includes other forms of compensation, which aim to encourage retention and provide a market-competitive suite of benefits:

•	Retirement Benefits—encourages retention and provides market-competitive accruals; and
•

Other Benefits & Limited Perquisites—includes standard health and welfare benefit plans, capped severance protection, life insurance and other limited perquisites, determined based on a specific business rationale, to address executive-level expectations and challenges.

HOW WE DETERMINE ANNUAL BASE SALARY

The Compensation Committee determines an appropriate level of base salary for our CEO and CFO by taking into account a series of competitive and other factors and conducting a compensation comparison against a pre-selected peer group (the “Peer Group”). The Compensation Committee makes this initial determination of base salary upon the executive’s initial appointment by the Company and periodically reviews its determination, as it deems appropriate, taking into account various factors, including the Company’s performance, market data, industry conditions and shareholder feedback.

▶	COMPETITIVE FACTORS

To determine an appropriate level of base salary, the Compensation Committee takes into account certain competitive factors, which sometimes include:

•	Compensation levels of similarly-situated executives of other drilling contractors and in the oilfield services sector at companies in our Peer Group;
•	Necessary levels of compensation to attract and retain highly talented executives from outside the industry; and
•	A newly hired executive’s salary at his or her most recent place of employment.

The initial annual base salaries of our CEO and CFO were set by the Compensation Committee in each of their individual employment agreements, effective in January 2013 and March 2014, respectively. Accordingly, their annual base salaries are governed by their employment agreements and were determined by the Compensation Committee based on certain competitive factors considered by the committee at such time.

Pursuant to the employment agreements, the Compensation Committee reviews at least annually the base salary of our CEO and CFO for increase in its and the Board’s discretion. For purposes of that review, the Compensation Committee conducts a compensation comparison against the Peer Group. The committee re-evaluates the Peer Group on a periodic basis, most recently in late 2015, as discussed below.

▶	DETERMINATION OF PEER GROUP

For purposes of the Peer Group, the Compensation Committee, in consultation with its independent compensation consultant, considers peer companies for inclusion based on the following criteria:

•	Significant competitor in the Company’s lines of business;
•	Comparable size, scope and/or complexity;

36	2017 Proxy Statement

•	Competition for executive talent; and/or
•	Similar operations in the industry and market.

In late 2015, in light of changes in our business and the industry, as well as shareholder concerns, the Compensation Committee, in consultation with Pearl Meyer, reevaluated the composition of the Peer Group. The Compensation Committee considered the complexities of running a company of our size and scope, recognizing that no other company combined all of the Company’s business lines—drilling, directional services and equipment manufacturing—with the diverse geographic and multi-faceted corporate structure that distinguishes Nabors from its competitors. As a result, the Compensation Committee looked to a number of sectors in our industry to identify companies that provide comparable management challenges, and with whom we compete for executive talent. The result was a revamped Peer Group comprised of companies that the Compensation Committee believes, as a whole, appropriately represent the various aspects of our business and the level of significant skills and expertise required of executive management for purposes of the compensation comparison.

Accordingly, the Compensation Committee determined that, effective January 1, 2016, the following companies comprise the Peer Group for purposes of compensation comparison in 2016:

 Atwood Oceanic’s, Inc.

 Baker Hughes Incorporated

 Diamond Offshore Drilling, Inc.

 Ensco plc

 TechnipFMC plc (f/k/a FMC Technologies, Inc.)

 Halliburton Company

 Helmerich & Payne, Inc.

 National-Oilwell Varco, Inc.

Noble Corporation plc Patterson–UTI Energy, Inc. Rowan Companies plc Schlumberger Limited Superior Energy Services, Inc. Transocean Ltd. Weatherford International plc

▶	2016 ANNUAL BASE SALARY

As discussed, our CEO’s and CFO’s initial annual base salaries are reflected in each of their respective employment agreements as $1.70 million and $650,000, respectively. In 2014, Mr. Petrello received a 3% increase in his annual base salary to $1.75 million.

In light of the decline in industry conditions commencing during the latter part of 2014, the Company reduced salaries for its executives by 10% for an interim period, commencing January 1, 2015. In conjunction with that initiative, the Board, in consultation with the Compensation Committee, and our CEO and CFO agreed to reduce their salaries by 10% for an interim period ending on June 30, 2015, pursuant to an amendment to their respective employment agreements, and subsequently continued that reduction through December 31, 2016. Accordingly, Messrs. Petrello’s and Restrepo’s annual base salaries were reduced to $1.575 million and $585,000, respectively.

This reduction did not affect the calculation or payment of any other components of executive compensation or ancillary benefits. Corresponding reductions were also made to the annual base salaries of our other named executive officer (Mr. Andrews) and senior management through December 31, 2016.

HOW WE DETERMINE ANNUAL PERFORMANCE BONUS

Our annual performance-based cash bonus opportunity is directly tied to objective performance goals for the Company. Our Annual Incentive Bonus Plan (the “Incentive Plan”), approved by shareholders at the 2013 annual general meeting, governs this component of executive compensation and is designed to focus our executive officers on achieving specific performance measures and to reward successful outcomes.

2017 Proxy Statement	37

▶	ANNUAL INCENTIVE BONUS PLAN

The Incentive Plan advances our pay-for-performance philosophy by providing participants under the Incentive Plan with annual bonus incentive opportunities linked to the achievement of specific performance measures. The Incentive Plan is designed to:

•	Reinforce the Company’s goal-setting and strategic planning process;
•	Recognize the efforts of its management in achievement objectives; and
•	Aid in attracting and retaining competent management, thus ensuring the long-range success of the Company.

At the beginning of each year, the Compensation Committee sets objective performance measures for the Company as a whole and establishes corresponding performance goals for each participant under the Incentive Plan, including our named executive officers. In structuring the performance measures and goals, the Compensation Committee sets targets for achieving those goals:

•	Minimum threshold before any annual performance bonus can be earned;
•	Target award dollar amount to incentivize a specific desired performance level; and
•	Maximum goal which sets an appropriate limit on the potential annual performance bonus that can be earned.

After the end of the fiscal year, the Compensation Committee determines whether the performance goals have been attained and approves any cash payment amount based upon the level of achievement of the set annual performance goals.

Pursuant to their respective employment agreements, each of our CFO and CEO are assigned one or more financial or nonfinancial metrics by which their performance is measured for purposes of calculating their annual performance bonus for a given year. At the end of that year, the Compensation Committee evaluates each executive’s performance against the applicable metric or metrics and determines their cash performance bonus based on the assigned threshold, target and maximum benchmark for that year. Any results between benchmarks are prorated in calculating the performance bonus.

▶	2016 ANNUAL PERFORMANCE BONUS

CEO

Pursuant to his employment agreement, Mr. Petrello’s annual performance bonus is targeted at base salary prior to the 10% reduction ($1.75 million for 2016) and capped at twice base salary ($3.5 million for 2016), subject to the achievement of one or more financial or nonfinancial performance goals, as determined by the Compensation Committee at the beginning of the applicable performance year.

38	2017 Proxy Statement

For 2016, Mr. Petrello’s annual performance bonus was based on the Company’s targets for (1) adjusted EBITDA2 (weighted at 70%, such that the target bonus for the adjusted EBITDA portion was $1,225,000) and (2) SG&A3 (weighted at 30%, such that the target bonus for the SG&A portion was $525,000). These performance measures were selected by the Compensation Committee to ensure focus on efficient and profitable operations, preservation of shareholder value through a challenging industry environment, and improvement in our competitive position, and to help ensure that we remain properly positioned to capitalize on opportunities for growth. In particular, adjusted EBITDA is a significant consideration used by analysts in evaluating the Company and is therefore a key driver of the Company’s share price.

The Compensation Committee established the following targets for Mr. Petrello’s annual performance bonus for 2016:

For adjusted EBITDA:

•	A minimum threshold of 70% of target adjusted EBITDA, or $490 million, with a payout of 70% of the adjusted EBITDA portion of the bonus, or $857,500, at that level;
•	A target award of 100% of target adjusted EBITDA, or $700 million, with a payout of 100% of the adjusted EBITDA portion of the bonus, or $1,225,000, at that level; and
•	A maximum goal of 120% of target adjusted EBITDA, or $840 million with a payout of 200% of the adjusted EBITDA portion of the bonus, or $2,450,000, at that level.

For SG&A:

•	A minimum threshold of $270 million of SG&A, with a payout of 50% of the SG&A portion of the bonus, or $262,500, at that level;
•	A target award of $250 million of SG&A, with a payout of 100% of the SG&A portion of the bonus, or $525,000, at that level; and
•	A maximum goal of $240 million of SG&A, with a payout of 200% of the SG&A portion of the bonus, or $1,050,000, at that level.

In the event actual performance falls between payout levels, the annual performance bonus is prorated. In addition, adjustments to targets are permitted as deemed appropriate by the Board to account for significant events that warrant an adjustment. No adjustments to the CEO’s targets were made for 2016.

The Company’s adjusted EBITDA for 2016 was $622.3 million, or 88.9% of target adjusted EBITDA. SG&A was $259.2 million, thus landing between the threshold and target levels for SG&A. Accordingly, Mr. Petrello earned an annual performance bonus of $1,492,982 for 2016, comprised of $1,089,060 representing the adjusted EBITDA portion and $403,922 representing the SG&A portion.

2 Throughout this Proxy Statement, the term “adjusted EBITDA” is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because we believe that these financial measures accurately reflect our ongoing profitability and performance. Please refer to Annex A to this Proxy Statement for a reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure.

3 As used in this Proxy Statement, SG&A refers to sales, general and administrative expenses (inclusive of research &engineering expenses).

2017 Proxy Statement	39

CFO

Pursuant to his employment agreement, Mr. Restrepo’s annual performance bonus is targeted at base salary prior to the 10% reduction ($650,000 for 2016) and capped at twice base salary ($1.3 million for 2016), payable in cash and based upon the achievement of one or more financial or nonfinancial performance goals as determined by the Compensation Committee around the beginning of the applicable performance year.

For 2016, Mr. Restrepo’s annual performance bonus was based on the Company’s targets for (1) adjusted EBITDA (weighted at 70%, such that the target bonus for the EBITDA portion was $455,000) and (2) SG&A (weighted at 30%, such that the target bonus for the SG&A portion was $195,000). These performance measures were selected by the Compensation Committee to mirror the CEO’s goals.

The Compensation Committee established the following targets for Mr. Restrepo’s annual performance bonus for 2016:

For adjusted EBITDA:

•	A minimum threshold of 70% of target adjusted EBITDA, or $490 million, with a payout of 70% of the adjusted EBITDA portion of the bonus, or $318,500, at that level;
•	A target award of 100% of target adjusted EBITDA, or $700 million, with a payout of 100% of the adjusted EBITDA portion of the bonus, or $455,000, at that level; and
•	A maximum goal of 120% of target adjusted EBITDA, or $840 million, with a payout of 200% of the adjusted EBITDA portion of the bonus, or $910,000, at that level.

For SG&A:

•	A minimum threshold of $270 million of SG&A, with a payout of 50% of the SG&A portion of the bonus, or $97,500, at that level;
•	A target award of $250 million of SG&A, with a payout of 100% of the SG&A portion of the bonus, or $195,000, at that level; and
•	A maximum goal of $240 million of SG&A, with a payout of 200% of the SG&A portion of the bonus, or $390,000, at that level.

In each case, if actual performance falls between target levels, the annual performance bonus is prorated. In addition, adjustments are permitted as deemed appropriate by the Board to account for significant events that warrant an adjustment.

As noted above, the Company’s adjusted EBITDA for 2016 was $622.3 million, or 88.9% of target adjusted EBITDA. SG&A was $259.2 million, thus falling between the threshold and target levels for SG&A. Accordingly, Mr. Restrepo earned an annual performance bonus of $554,536 for 2016, comprised of $404,508 representing the adjusted EBITDA portion and $150,028 representing the SG&A portion.

For a detailed description of Mr. Andrews’ 2016 annual cash bonus award, see page 45.

40	2017 Proxy Statement

LONG-TERM EQUITY INCENTIVES

Our long-term equity incentives are a critical expression of long-term shareholders’ interests. Such incentives are designed to reward achievement of corporate objectives and incentivize our executive officers to deliver strong long-term shareholder returns. The Compensation Committee supports a practice of providing long-term equity incentives that deliver above-average compensation if financial results and/or shareholder returns exceed expectations.

WHY LONG-TERM EQUITY INCENTIVES ARE SO IMPORTANT TO OUR COMPENSATION STRUCTURE

Share ownership is the simplest, most direct way to align our executive officers’ interests with those of our other shareholders. The vesting and other design features of equity awards encourage both performance and long-term share ownership by our executive officers to further motivate them to create long-term shareholder value.

FOR EXAMPLE: Mr. Petrello has sold the Company’s common shares only four times since 1993 and has exercised stock options infrequently. His most recent exercises consisted only of expiring stock options. He holds an equity interest in the Company of approximately 3.50. In other words, for every dollar change in the Company’s share price, the value of Mr. Petrello’s shares increases or decreases by nearly $9 million (or over $11 million when the share price is above the exercise price of the stock options he holds).

Our long-term equity incentives are designed to focus our executive officers on achieving and sustaining longer-term shareholder returns. Our TSR Share awards vest at the end of the relevant three-year measurement period based on the Company’s share performance relative to its Performance Peer Group (described below) during that period. Our Performance Shares are awarded in any given year based on the individual’s achievement of performance goals established for the previous year, then vest over a three-year period. The following is a summary of the features of long-term equity incentives for our CEO and CFO:

TSR SHARES	PERFORMANCE SHARES

• Restricted common share awards

• Vesting based upon the Company’s performance relative to the Performance Peer Group over a three-year period

• Minimum performance criteria apply before any TSR Shares vest

• Subject to a maximum award amount

• Restricted common share awards

• Award amounts based upon the achievement of certain financial or operational objectives, as pre-determined by the Compensation Committee and measured over a one-year performance period

• Once earned and granted, awards are subject to an additional three-year vesting period

• Minimum threshold applies before any amount can be earned

• Subject to a maximum award amount

▶	HOW WE DETERMINE OUR TSR SHARES

For purposes of our TSR Share awards, the Compensation Committee, in consultation with Pearl Meyer, determined the Performance Peer Group for 2016-2018 by:

•

Eliminating from the Peer Group companies whose operations, although requiring similar management skills, were nevertheless not comparable to the Company’s business lines and therefore did not provide a meaningful basis for measuring relative share performance; and

•	Adding other significant competitors in each of the Company’s business lines to provide a comprehensive means for evaluating TSR.

2017 Proxy Statement	41

The Compensation Committee has discretion to adjust the composition of the Performance Peer Group and to set the threshold, target and maximum performance criteria to reflect current circumstances. As of January 1, 2016, the Performance Peer Group was adjusted to be the same as the Peer Group (as discussed earlier in this CD&A). The Compensation Committee made this decision in response to shareholder concerns and following the peer group review conducted by Pearl Meyer.

For TSR Shares granted in 2016, the target will be achieved if the Company ranks at the median of the Performance Peer Group for TSR during the period 2016 through 2018. If the Company ranks in the first quintile, TSR Shares will vest at the maximum level, and the Company must rank at least in the fourth quintile for any TSR Shares to vest (at 25% of maximum). Other rankings yield proportionate results. The percentage of maximum shares earned based on three-year TSR rank is shown in the table below:

TSR RANK	PERCENTAGE OF MAXIMUM SHARES EARNED
1, 2 or 3	100%
4 or 5	75%
6 or 7	60%
8 or 9	50%
10 or 11	40%
12 or 13	25%
14, 15 or 16	0%

▶	2016 TSR SHARE AWARDS

CEO

Pursuant to Mr. Petrello’s employment agreement, the target number of TSR Shares that may vest is valued at 150% of base salary on the first day of the measurement period. If the performance goals are achieved at maximum levels, then the maximum number of TSR Shares that may vest will be valued at twice that amount. The number of common shares granted is determined using the average daily closing price of our common shares on each of the 20 business days prior to the commencement of the measurement period. For the 2016 award, the maximum number of shares that may vest is 600,686, calculated by multiplying Mr. Petrello’s unadjusted base salary on that date of $1.75 million by three, then dividing by the 20-day average closing price of $8.74. Because it is based on a 20-day average, the contractually determined value may be higher or lower than the amount set forth in the Summary Compensation Table and other tables in this proxy statement, which for TSR Shares is determined using the Monte Carlo model based on the assumptions detailed in the footnotes of our audited financial statements.

Based on the Company’s share performance through 2016, the Company’s ranking for TSR Shares granted in 2014 was 6, which exceeds the median of the Performance Peer Group. Accordingly, the number of TSR Shares granted in 2014 that vested, as determined by the Compensation Committee in February 2017, was 189,123, which was better than target, or 60% of maximum shares. The remaining 126,081 of those shares granted for the performance cycle beginning January 1, 2014 were forfeited. The industry downturn that began in 2014 resulted in relatively flat TSR for the three-year period for the Company, while most of our peer group sustained a negative TSR over that period. Although the Company’s TSR for the performance period was above the median of our peer group, it was significantly higher than the oil and gas drilling composite index. As of December 31, 2016, the Company’s ranking for TSR shares granted in 2015 and 2016, is 4 and 1, respectively. Although vesting percentages are determined solely based upon the Company’s relative TSR ranking at the end of the applicable three-year measurement period, if those measurement periods ended on December 31, 2016, the number of TSR Shares that would vest are 327,579 from the 2015 grant, at 150% of target level (or 75% of maximum shares), and 600,686 shares from the 2016 grant, 200% of target (or 100% of maximum shares).

42	2017 Proxy Statement

CFO

Pursuant to Mr. Restrepo’s employment agreement, the target number of TSR Shares that may vest is valued at base salary on the first day of the measurement period. If the performance goals are achieved at maximum levels, then the maximum number of TSR Shares that may vest will be valued at twice that amount. The number of common shares granted is determined using the average daily closing price of our common shares on each of the 20 business days prior to the commencement of the measurement period. For the 2016 award, the maximum number of shares that may vest is 148,741, calculated by multiplying Mr. Restrepo’s salary of $650,000 by two, then dividing by the 20-day average closing price of $8.74. Because it is based on a 20-day average, the contractually determined value may be higher or lower than the amount set forth in the Summary Compensation Table and other tables in this proxy statement, which for TSR Shares is determined using the Monte Carlo model based on the assumptions detailed in the footnotes of our audited financial statements.

Based on the Company’s share performance in 2016, the Company’s ranking for TSR Shares granted in 2014 was 6, which exceeds the median of the Performance Peer Group. Accordingly, the number of TSR Shares granted in 2014 that vested, as determined by the Compensation Committee in February 2017, was 48,208, which was better than target, or 60% of maximum shares. The remaining 32,137 of those shares granted for the performance cycle beginning January 1, 2014 were forfeited. As of December 31, 2016, the Company’s ranking for TSR Shares granted in 2015 and 2016 is 4 and 1, respectively. Although vesting percentages are determined solely based upon the Company’s relative TSR ranking at the end of the applicable three-year measurement period, if those measurement periods ended on December 31, 2016, the number of TSR Shares that would vest is 81,115 shares from the 2015 grant, at 150% of target level (or 75% of maximum shares), and 148,741 shares from the 2016 grant, or 200% of target (or 100% of maximum shares).

▶	HOW WE DETERMINE OUR PERFORMANCE SHARES

The Compensation Committee pre-determines at the beginning of each one-year performance cycle the specific financial and operational performance metrics for Performance Shares applicable to each executive officer in order to tailor long-term incentives to the specific goals and needs of the Company at such time. No awards are granted at the time the performance metrics are determined; rather, the award is granted, and the restricted shares are issued, only after the end of the one-year performance cycle. For example, the Compensation Committee determined the applicable performance metrics for the 2015 performance cycle at the beginning of 2015. The number of Performance Shares earned by our executive officers for their performance in the 2015 performance cycle was not determined until February 19, 2016, with the actual grant of such Performance Shares being made as of June 7, 2016, following shareholder approval of the 2016 Stock Plan. Accordingly, these awards are disclosed as compensation for 2016, as set forth under “Executive Compensation Tables—2016 Summary Compensation Table”.

The financial and operational objectives may include one or more of the following:

•	Earnings per share;
•	Earnings before interest expense, provision for income taxes, and depreciation and amortization expense;
•	Sales, general and administrative expenses;
•	Health, safety and environmental performance; and
•	Other identifiable strategic or operational targets

By design, the strategic or operational targets contain both objective and subjective components. The Compensation Committee specifically designs the goals to strategically position the Company for long-term success. These objectives may be the same or different than the objectives upon which the annual performance bonus under the Incentive Plan is based. In many cases, the goals can be met and evaluated on a subjective basis,

2017 Proxy Statement	43

but their success is incapable of objective measurement during the performance cycle. For example, development of an industry-changing technology may be a goal capable of achievement during the performance cycle, but may not generate significant revenue or returns until some future period. The Compensation Committee retains flexibility to determine the specific performance metric(s) for Performance Shares so that it may tailor these long-term incentives to the specific strategies of the Company as they evolve in our dynamic industry.

The Performance Shares awards are earned pro rata, such that if all the performance goals set at the beginning of the performance cycle are achieved, the executive officer shall earn the maximum number of performance shares, as determined by the Compensation Committee. For purposes of such determination, a goal may be considered partially achieved and thus the number of goals achieved may be expressed other than in a whole number. At least one performance goal must be achieved in order for any Performance Shares to be earned.

▶	2016 PERFORMANCE SHARES

CEO

Pursuant to his employment agreement, Mr. Petrello has the opportunity to receive an award of Performance Shares for each fiscal year targeted at 200% of base salary, with a maximum award of twice that amount (400%), and subject to a minimum threshold before any award can be earned and granted. As noted above, Mr. Petrello’s Performance Share award was determined in February 2016 based on achievement of performance goals established for the 2015 performance cycle, and was granted in June 2016. Mr. Petrello’s performance goals for the 2015 performance cycle were set by the Compensation Committee at the beginning of 2015 and are detailed in the Company’s 2016 proxy statement. Mr. Petrello achieved all of his 2015 performance criteria, and as a result the Compensation Committee agreed to grant him a Performance Share award for 2016 valued at 2x target, or $7,000,000, calculated in accordance with the terms of his employment agreement. Accordingly, on February 19, 2016, the date of determination, the Compensation Committee agreed to grant a Performance Share award of 1,083,591 shares to Mr. Petrello, based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. Based on the closing price of our common stock on February 19, 2016, the value of the Performance Share award was $7,455,107, which is the amount reflected in the Summary Compensation Table. However, the shares were not issued until June 7, 2016, following shareholder approval of the 2016 Stock Plan, and as a result the grant date fair value of the Performance Shares for purposes of ASC 718 was $11,756,963. The date of determination, calculation methodology for the stock price, and number of shares of the then-pending award were disclosed in our 2016 proxy statement, under “Item 3 – Approval of Company’s 2016 Stock Plan” and that item was approved by our shareholders. Therefore, our shareholders have already approved this element of Mr. Petrello’s compensation. The “Executive Compensation Tables—2016 Summary Compensation Table” lists the value on the date the Compensation Committee actually made its determination of the award in accordance with Mr. Petrello’s employment agreement and our 2016 proxy statement.

For the 2016 performance cycle, Mr. Petrello’s performance criteria for purposes of determining the number of Performance Shares that may be earned were tied to initiatives related to streamlining our business operations and enhancing our strategic position. The Compensation Committee chose criteria designed to leverage our existing global infrastructure and operating reputation to capitalize on growth opportunities, achiever superior operational and health, safety and environmental performance, continue to develop our existing portfolio of value-add services to our customers and enhance our technology position and advance drilling technology both on the rig and downhole.

For the 2016 performance cycle, Mr. Petrello had the following five performance goals:

•	Secure a joint venture with Saudi Aramco;
•	Implement a program to measure customer satisfaction and drive growth;
•	Develop a plan to maximize the Company’s investment in C&J Energy Services Ltd.;

44	2017 Proxy Statement

•	Grow non-rig drilling services revenue on a per-rig basis; and
•	Commercialize the iRacker® technology.

Performance Shares are earned on a pro-rated basis based on the number of goals (or overall percentage of all goals) achieved. Thus, for the 2016 performance cycle, threshold performance required the achievement of two goals (or 40 percent of all goals), while target performance required the achievement of three goals (or 60% of all goals), and maximum performance required achievement of all five goals.

Of his five goals listed above, Mr. Petrello achieved the first three goals at 100%, the fourth goal at 50%, and the fifth goal at 90%, resulting in an overall achievement rate of 88% for all five goals. As a result, the Compensation Committee approved a Performance Share award that vests ratably over a three-year period, valued at 88% of his maximum number of shares, or $6.16 million. Pursuant to Mr. Petrello’s employment agreement, the Compensation Committee agreed to grant him a Performance Share award of 381,424 shares, determined on February 17, 2017, based upon the average daily closing price of our shares on each of the preceding 20 business days. While this award was determined based on the 2016 performance cycle, the award was not granted until 2017 and, accordingly, will appear as 2017 compensation for Mr. Petrello in the Company’s 2018 proxy statement.

The performance criteria associated with Performance Shares that can be earned by Mr. Petrello during the 2017 performance cycle are tied to initiatives related to streamlining and strengthening our business operations and organization, as well as enhancing our competitive market position.

CFO

Pursuant to his employment agreement, Mr. Restrepo has the opportunity to receive an award of Performance Shares for each fiscal year targeted at 100% of base salary, with a maximum award of twice that amount (200%), and subject to a minimum threshold before any award can be earned and granted. As noted above, Mr. Restrepo’s Performance Share award was determined in February 2016 based on achievement of performance goals established for the 2015 performance cycle, and was granted in June 2016. Mr. Restrepo’s performance goals for the 2015 performance cycle were set by the Compensation Committee at the beginning of 2015 and are detailed in the Company’s 2016 proxy statement. Mr. Restrepo achieved all of his 2015 performance criteria, and as a result the Compensation Committee agreed to grant him a Performance Share award for 2016 valued at 2x target, or $1,300,000, calculated in accordance with the terms of his employment agreement. Accordingly, on February 19, 2016, the date of determination, the Compensation Committee agreed to grant a Performance Share award of 201,238 shares to Mr. Restrepo based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. Based on the closing price of our common stock on February 19, 2016, the value of the Performance Share award was $1,384,517, which is the amount reflected in the Summary Compensation Table. However, the shares were not issued until June 7, 2016, following shareholder approval of the 2016 Stock Plan, and as a result the grant date fair value of the Performance Shares for purposes of ASC 718 was $2,183,432. The date of determination, calculation methodology for the stock price, and number of shares of the then-pending award were disclosed in our 2016 proxy statement, under “Item 3 – Approval of Company’s 2016 Stock Plan” and that item was approved by our shareholders. Therefore, our shareholders have already approved this element of Mr. Restrepo’s compensation. The “Executive Compensation Tables—2016 Summary Compensation Table” lists the value on the date the Compensation Committee actually made its determination of the award in accordance with Mr. Restrepo’s employment agreement and our 2016 proxy statement.

For the 2016 performance cycle, the Compensation Committee chose criteria with both objective and subjective criteria designed to incentivize continued focus on core businesses, capitalize on opportunities to deliver savings and improvements in our financial, tax and accounting functions and achieve capital and cost reductions in line with challenging industry conditions. Specifically, Mr. Restrepo’s performance goals were designed to maintain the strength and flexibility of the Company’s balance sheet, as well as liquidity in the continuing market downturn.

2017 Proxy Statement	45

For 2016, Mr. Restrepo had five performance goals, as follows:

•	Secure a joint venture with Saudi Aramco;
•	Develop a plan to maximize the Company’s investment in C&J Energy Services Ltd.;
•	Achieve certain tax initiatives;
•	Deliver a trackable reduction in operating expenses; and
•	Upgrade certain financial reporting measures and eliminating certain recurring audit exceptions.

Performance Shares are earned a pro-rated basis based on the number of goals (or overall percentage of all goals) achieved. Thus, for the 2016 performance cycle, threshold performance required the achievement of two goals (or 40 percent of all goals), while target performance required the achievement of three goals (or 60% of all goals), and maximum performance required achievement of all five goals. Mr. Restrepo achieved 100% of his 2016 performance goals for the 2016 performance cycle. As a result, the Compensation Committee approved a Performance Share award for Mr. Restrepo that vests ratably over a three-year period, valued at 2x target, or $1.3 million. Pursuant to Mr. Restrepo’s employment agreement, the Compensation Committee agreed to grant him a Performance Share award of 80,495 shares, determined on February 17, 2017, based upon the average daily closing price of our shares on each of the preceding 20 business days. While this award was determined based on the 2016 performance cycle, the award was not granted until 2017 and, accordingly, will appear as 2017 compensation for Mr. Restrepo in the Company’s 2018 proxy statement.

The performance criteria associated with Performance Shares that can be earned by Mr. Restrepo during 2017 are tied to initiatives related to streamlining our business operations and strengthening our financial position.

For a detailed discussion of Mr. Andrews’ long-term equity incentive awards, see page 46.

COMPARISON OF 2016 REALIZED PAY & REALIZABLE PAY TO REPORTED PAY

The calculation of total compensation as reported below in the 2016 Summary Compensation Table (“SCT”) is based upon the SEC’s rules and regulations and includes, among other components, compensation in the form of long-term equity incentives subject to a vesting period and/or future performance. In reality, such compensation may not be realized at all or for many years, and the value of such compensation, if or when realized, may differ significantly from the amounts shown in the SCT. For example, total compensation reported in the SCT (“reported pay”) includes the value of restricted share awards, which are subject to a three-year vesting period and are based on the grant-date value of our common shares. These values are included in the calculation of total compensation in the SCT even though such awards do not vest until the end of a three-year period utilizing various methodologies and, in the case of TSR Shares, minimum performance criteria based upon the Company’s performance relative to the Performance Peer Group must be met before any shares can vest. As an example, in 2013 Mr. Petrello was granted restricted stock having a grant-date fair value of $15,000,000, and TSR Shares having a grant-date fair-value of $3,686,961. Both grants vested over a three-year period, with the number of TSR Shares vesting based on the Company relative TSR as compared to the 2013 Performance Peer Group. As of the respective vesting dates, the restricted stock had an aggregate value of $13,330,317 ($6,984,286 for the 302,481 shares that vested in 2014; $3,838,471 for the 302,480 shares that vested in 2015; and $2,507,559 for the 302,480 shares that vested in 2016), and the TSR Shares had a value of $1,217,533.

See “Executive Compensation Tables—2016 Summary Compensation Table” below and the accompanying footnotes for more information on how reported pay is calculated under the SEC’s rules and regulations.

In 2014, 2015 and 2016, approximately 70%, 61% and 77%, respectively, of the CEO’s compensation granted by the Compensation Committee and included as reported pay was in the form of long-term equity incentives. These incentives take two forms: (1) those with a grant-date value determined based on the prior year’s performance goals and which vest over three years (Performance Shares) and (2) those which do not vest until the expiration

46	2017 Proxy Statement

of a three-year period and, until such time, remain at risk of forfeiture depending on the Company’s total shareholder return relative to its Performance Peer Group measured at the end of the applicable three-year period (TSR Shares). The following tables set forth the “realized pay” and “realizable pay” of our CEO in the last three fiscal years.

REALIZED PAY

We calculate “realized pay” to include the following elements of compensation attributable to each year presented:

•	base salary, cash bonus and cash awards under the Incentive Plan (each as reported in the SCT);
•	the value of restricted share awards vested in the applicable year;
•	the value realized upon exercise of stock options; and
•	the value of all perquisites and other personal benefits, to the extent they were includible in the named executive officer’s gross income or otherwise resulted in imputed income for tax purposes.

We calculate the realized pay value of our restricted share awards by multiplying (i) the total number of shares vested, including any shares withheld for tax purposes, by (ii) the closing share price of our common stock on the NYSE on the day preceding the vesting date.

The following table reflects the realized pay of our CEO for 2016, 2015 and 2014 compared to reported pay for the corresponding years.

YEAR	SALARY	SPECIAL BONUS	TSR SHARE AWARD(1)	VESTED RESTRICTED SHARE AWARDS(2)	NON-EQUITY INCENTIVE COMPENSATION PLAN	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION	TOTAL REALIZED PAY	TOTAL REPORTED PAY(3)	% DIFFERENCE
2016	1,575,000	0	1,217,533	5,759,788	1,492,982	169,740	1,325,938	11,540,981	15,372,429	(24.9)
2015	1,580,077	6,125,000	0	7,551,861	1,602,000	150,663	1,342,206	18,351,807	27,663,602	(33.7)
2014	1,750,000	0	0	6,984,286	1,664,250	131,975	1,431,652	11,962,163	16,305,545	(26.6)

(1)	TSR Share Awards earned using the closing share price on February 19, 2016 of $6.88, which vested at target level.
(2)	Vested Restricted Share Awards are calculated using the value upon vesting in the applicable year.
(3)	Total Reported Pay reflects total compensation reported in the SCT pursuant to SEC rules.

REALIZABLE PAY

We calculate “realizable pay” to include the following elements of compensation attributable to each year presented:

•	base salary, cash bonus and cash awards under the Incentive Plan (each as reported in the SCT);
•

the value of long-term equity incentive awards granted in the applicable year that have vested or are expected to vest in the future (valued as of December 31, 2016; for 2016 and 2015, this includes TSR Awards expected to vest in 2018 and 2019 at target);

•	if stock options were granted in the applicable year, the intrinsic value of those options as of the end of the most recently completed fiscal year; and
•	the value of all perquisites and other personal benefits, to the extent they were includible in the named executive officer’s gross income or otherwise resulted in imputed income for tax purposes.

We calculate realizable pay value with respect to our restricted share awards by multiplying (i) the total number of shares vested or expected to vest, including any shares withheld for tax purposes, by (ii) the closing price of our common shares on the NYSE on the date of valuation. No option awards were granted for the years 2014-2016.

2017 Proxy Statement	47

The following table reflects the realizable pay of our CEO for 2016, 2015 and 2014 compared to reported pay for the corresponding years.

YEAR	SALARY	BONUS	TSR SHARE AWARDS(1)	PERF. SHARE AWARDS OR OTHER EQUITY(2)	NON-EQUITY INCENTIVE COMPENSATION PLAN	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION	TOTAL REALIZABLE PAY	TOTAL REPORTED PAY	% DIFFERENCE
2016	1,575,000	0	4,925,625	17,770,892	1,492,982	169,740	1,325,938	27,260,177	15,372,429	77.3
2015	1,580,077	6,125,000	3,581,530	14,896,530	1,602,000	150,663	1,342,206	29,278,006	27,663,602	5.8
2014	1,750,000	0	3,101,617	5,941,900	1,664,250	131,975	1,431,652	14,021,394	16,305,545	(14.0)

(1)	TSR Share Awards are calculated using the closing share price on December 30, 2016, of $16.40, assuming vesting at target level, except for 2014 TSR Share Award which is at 120% of target level.

(2)

Performance Share Awards or Other Equity are calculated based on the closing share price on December 30, 2016. For 2015, amounts in this column include $8,587,106, representing the value of restricted shares granted as part of the special bonus in connection with the transaction with C&J Energy Services Ltd. All other amounts in this column represent the value of Performance Shares awarded during the relevant year.

CEO COMPARISON OF REALIZED PAY & REALIZABLE PAY TO REPORTED PAY

The above tables reflect the disparity between reported pay and realized/realizable pay for the years indicated. In addition, our CEO’s practice of holding stock options until maturity and selling shares infrequently has resulted in realized pay substantially different than reported pay for many years. Particularly in light of the recent significant industry downturn, this practice has resulted in significant losses to our CEO and strengthened even further the tie between executive pay and the Company’s performance. For example, as reflected above in “Proxy Summary—Management Ownership”, our CEO holds 11,436,601 shares (including vested options) with an acquisition date value of $231.4 million, granted over the past 25 years. Based on the closing price of our shares on the record date those shares are currently valued at $129.3 million, a greater than 44.1% loss in value.

In addition, our CEO held a total of 6,033,487 of stock options during the reporting period, 3,583,334 of which expired by December 31, 2016, as reflected in the table below. These expired stock options represent a total forfeited value of $80,300,259 based on the maximum share price attained during the applicable period post-vesting. Similarly, our CEO continues to hold 2,450,153 stock options, whose exercise prices and current values are shown in the table below. At the closing price of our shares on the record date, these stock options are worth only 6,454,023. Had our CEO exercised them at the maximum share price attained post-vesting, their value would have been $47,967,358. Our CEO may or may not exercise these stock options prior to expiration depending on a variety of factors. This table demonstrates the direct impact our CEO’s practice of holding shares for long periods of time has on pay alignment to Company performance.

48	2017 Proxy Statement

CEO TOTAL VESTED & EXPIRED STOCK OPTIONS

GRANT DATE	NUMBER OF OPTIONS	EXERCISE PRICE	EXPIRY DATE	VALUE AT MAXIMUM	VALUE AT RECORD DATE
2/20/2003	950,000	$19.38	2/20/2013	$28,875,250	$0*
2/20/2004	950,000	$22.96	2/20/2014	$25,474,250	$0*
2/24/2005	350,000	$28.83	2/24/2015	$7,330,750	$0*
12/5/2005	1,333,334	$35.81	12/5/2015	$18,620,010	$0*
2/25/2009	1,698,427	$9.87	2/25/2019	$37,688,095	$6,454,023
9/30/2009	1,726	$20.90	9/30/2019	$19,262	$0
8/22/2011	750,000	$16.36	8/22/2021	$10,260,000	$0

	6,033,487			$128,267,617	$6,454,023

*Forfeited upon expiration

OTHER EXECUTIVE OFFICERS

We provide incentives to our other executive officers in two categories:

The Compensation Committee balances the goals of rewarding past performance and incentivizing future performance and retention in determining the amount and form of these incentives. Through our annual performance bonus and long-term equity incentives, we link individual awards to both Company and individual performance.

ANNUAL PERFORMANCE BONUS LONG-TERM EQUITY INCENTIVES RESTRICTED SHARES STOCK OPTIONS OTHER EQUITY AWARDS

2017 Proxy Statement	49

ANNUAL PERFORMANCE BONUS

Annual performance bonuses are not guaranteed. As previously discussed, the annual performance bonus is paid out of our Incentive Plan. Generally, the Compensation Committee determines the amount available for annual performance bonuses based upon the achievement of financial and operational objectives of the Company as a whole and the individual business unit or corporate department. Bonuses are then allocated based upon individual performance. As with awards to our CEO and CFO, the annual performance bonus is subject to a minimum threshold, target and maximum payout based upon:

Other targets are selected based upon the specific goals and needs of the Company at any given point in time. Our other executive officers’ annual performance bonuses earned for 2014-2016 are reported in the Summary Compensation Table below under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns, as applicable.

LONG-TERM EQUITY INCENTIVES

The Compensation Committee determines long-term incentive equity awards for the other executive officers and senior leadership team as a multiple (generally 1x to 2x) of the annual performance bonus, based upon a subjective evaluation of the executive’s performance. This subjective evaluation allows for consideration of the executive officer’s contributions to the Company’s performance, whether or not encompassed in financial and operational criteria. Because the future value of those awards is inherently subject to the risk of future share performance, the Compensation Committee typically provides for time-vesting of those awards to encourage retention. The grant-date values of long-term equity incentives granted to our other executive officers in 2016 are reported in the Summary Compensation Table below under the “Stock Awards” column.

For 2016, long-term equity incentives were determined by multiplying the value of the annual performance bonus amount by a multiple determined for the applicable executive based upon his or her position and performance. Our other executive officers received an equity award based on the resulting value.

No Spacing;FINANCIAL METRICS SUCH AS OPERATING INCOME, CASH FLOW, AND DAY SALES ANALYSIS SELECTED BECAUSE OF THE UNIQUE IMPACT EACH HAS ON THE GENERATION OF CASH FLOW, STRENGTHENING OUR FINANCIAL POSITION AND SHARE PRICE NONFINANCIAL CRITERIA INCLUDING ATTAINMENT OF SAFETY GOALS AND EMPLOYEE TURNOVER AND OTHER IDENTIFIABLE STRATEGIC OR OPERATIONAL TARGETS UTILIZED AS KEY DRIVERS OF OPERATIONAL EXCELLENCE AND AIMED AT ACHIEVING OUR LONG-TERM GOALS VALUE OF ACTUAL ANNUAL PERFORMANCE BONUS X 2016 MULTIPLE / VALUE OF OUR SHARES = NUMBER OF LONG-TERM EQUITY INCENTIVE AWARDS DETERMINED FOR THE APPLICABLE EXECUTIVE OFFICER BASED UPON POSITION AND PERFORMANCE

50	2017 Proxy Statement

For example, Mr. Andrews earned an annual performance bonus of $75,495 for 2016 based upon the Company’s overall performance and his performance against specific goals. He also received a long-term equity incentive award in the form of restricted shares on February 19, 2016, the number of which was determined by applying a multiplier of 1.25 to his annual performance bonus for 2015, which was $60,000, and dividing the product by $6.88, which was the value of our shares on the grant date. Based on this calculation, he was granted 10,901 shares of restricted shares, with restrictions lapsing ratably over four years.

EQUITY-BASED AWARD POLICY

The Company has established an Equity-Based Award Policy that applies to the grant of long-term equity incentive awards to all employees, including our executive officers. Here is how this policy works in practice:

•

The policy does not restrict the timing of awards, although the Compensation Committee typically makes awards to our executive officers and senior leadership at its first meeting each year, which usually occurs in February following publication of our annual results.

•

The Compensation Committee delegated authority to the CEO, subject to predetermined caps, to approve equity awards to employees at other times during the year, such as in connection with new hires and promotions, or in connection with the appraisal review and compensation adjustment process for employees.

•

All awards granted by the CEO are required to be reported to the Compensation Committee at its next regularly scheduled meeting. In connection with the appraisal review and compensation adjustment process for 2016, the CEO was delegated authority to grant up to an aggregate of 700,000 restricted shares to employees.

RETIREMENT BENEFITS

RETIREMENT PLANS

Our executive officers are eligible to participate in the following retirement plans:

•	401(k) Plan—a tax-qualified defined contribution plan, which covers substantially all our employees; and
•

Deferred Compensation Plan—a nonqualified deferred compensation plan, which allows certain employees to defer an unlimited portion of their cash compensation and receive Company-matching contributions.

Collectively, these plans facilitate retention and provide our executive officers an opportunity to accumulate assets for retirement.

EXECUTIVE PLAN

Messrs. Petrello and Restrepo also are eligible to participate in the Executive Deferred Compensation Plan (the “Executive Plan”).

Pursuant to Mr. Petrello’s employment agreement, and at the end of each calendar quarter through the first quarter of 2019, the Company credits $300,000 to an account for Mr. Petrello under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when (1) he reaches age 65 or (2) earlier (a) when he reaches age 62, to the extent of any quarterly contributions in excess of $250,000, together with accumulated deemed earnings thereon or (b) upon termination of employment for any reason other than cause, but will be forfeited upon his earlier termination of employment for cause. Mr. Petrello will forfeit his account balance under this plan upon termination of employment for cause. During 2016, in order to comply with certain tax code provisions, Mr. Petrello received certain of these distributions as a result of his turning age 62.

2017 Proxy Statement	51

Mr. Restrepo is also eligible to participate in the Executive Plan on the same basis as other senior leaders. The Compensation Committee elected to credit $400,000 to Mr. Restrepo’s account under the Executive Plan in 2016.

Information regarding our Deferred Compensation Plan and Executive Plan, as well as the terms of their participation, can be found under “2016 Nonqualified Deferred Compensation” below.

OTHER BENEFITS AND PERQUISITES

All of our employees, including our executive officers, may participate in health, pension and welfare benefit, and other plans on the same basis as other employees Board. Our executive officers and certain other employees may also receive company-sponsored club memberships as part of their overall compensation package. In addition, Messrs. Petrello and Restrepo receive additional benefits under the terms of their respective agreements, as described below. In 2014, we eliminated the CEO’s automobile allowance in line with perquisite reductions across the Company.

SEVERANCE PROTECTION

Severance protection, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we have provide such protection for Messrs. Petrello and Restrepo.

Mr. Petrello’s and Mr. Restrepo’s employment agreements each provide for severance payments in the event the agreement is terminated (i) by the Company prior to the expiration date of the agreement for any reason other than for cause, including in connection with a change in control, or (ii) by the executive for constructive termination without cause, including in connection with a change in control, each as defined in their respective employment agreement.

Under Mr. Petrello’s agreement, termination within twelve months of a change in control (as defined in the agreement), including by voluntary resignation, is considered a constructive termination without cause. Under Mr. Restrepo’s agreement, termination within twelve months of a change in control (as defined in the agreement) qualifies as a constructive termination only under circumstances that otherwise qualify as constructive termination (not including voluntary resignation) under the agreement. The executive officer would have the right to receive within 30 days of a termination without cause or constructive termination without cause, including in connection with a change in control, 2.99 times the average sum of his base salary and annual performance bonus during the three fiscal years preceding the termination. The cap on the annual performance bonus opportunity beginning in 2013 serves to reduce the potential severance benefit in the future.

Mr. Petrello’s and Mr. Restrepo’s employment agreements also provide that, in the event of a termination without cause or constructive termination without cause, including in connection with a change in control, (a) TSR Shares previously granted would be deemed earned at target; (b) earned Performance Shares would immediately vest; and (c) for Mr. Petrello, Performance Shares for the year of termination would be deemed earned at maximum levels.

Additional information regarding severance benefits is included in the table under “Executive Compensation Tables—2016 Potential Payments Upon Termination or Change in Control” below.

DEATH, DISABILITY AND CERTAIN TERMINATIONS UNRELATED TO A CHANGE OF CONTROL

Mr. Petrello’s and Mr. Restrepo’s employment agreements also provide that, upon death, disability, termination without cause, or constructive termination without cause, he would receive (a) any unvested stock options and restricted shares outstanding (except for TSR Shares), which will immediately and fully vest; (b) any amounts earned, accrued or owing to him but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites); (c) continued participation in medical, dental and life insurance

52	2017 Proxy Statement

coverage; and (d) certain perquisites and other or additional benefits in accordance with our applicable plans and programs, including distribution of account balances under the Company’s Executive Plan. Certain of these benefits are conditioned on the executive’s continued compliance with certain non-competition and non-solicitation restrictions.

In addition, under the agreements, (a) any unvested TSR Shares at the time of termination for these reasons will vest at target levels; and (b) for Mr. Petrello, any unearned Performance Shares will be deemed earned at the maximum level (in the case of death or disability, on a pro rata basis). The Compensation Committee provided for the vesting of outstanding restricted shares, including Performance Shares, and outstanding stock options because in each instance those awards have already been earned based upon performance at the time of grant.

LIFE INSURANCE AND OTHER PERQUISITES

In addition to salary and bonus, Mr. Petrello receives group life insurance, various split-dollar life insurance policies, reimbursement of expenses, and various perquisites (including personal use of company aircraft). Premium payments under the split-dollar life insurance policies were suspended in 2002. Under Mr. Petrello’s employment agreement, the Company is obligated to make contributions during the term of his employment in the amounts necessary to maintain the face value of the insurance coverage. If the Company is not legally permitted to make such contributions to the policies, it will pay an additional bonus to Mr. Petrello equal to the amount required to permit him to lend sufficient funds to the insurance trusts that own the policies to keep them in force. Mr. Restrepo also receives group life insurance, reimbursement of expenses and various perquisites available to other senior leaders.

TERM OF EMPLOYMENT

Mr. Petrello’s current employment agreement provides for an initial term of five years, through December 31, 2017, with automatic one-year extensions at the end of each term, unless either party provides notice of termination 90 days prior to such anniversary. If the Company provides notice of termination to Mr. Petrello, then provided that he remains employed with the Company for a period of up to six months as specified by the Company to assist with the transition of management, the termination will be treated as a constructive termination without cause. Neither Mr. Petrello nor the Company has provided notice of termination.

Mr. Restrepo’s employment agreement provides for an initial term through December 31, 2017, with automatic one-year extensions at the end of each term, unless either party provides notice of termination one year prior to such anniversary. Such notice by the Company does not constitute a constructive termination under Mr. Restrepo’s agreement. Neither Mr. Restrepo nor the Company has provided notice of termination.

SHARE OWNERSHIP POLICY

We encourage our executive officers to own the Company’s shares to further align their interests with those of other shareholders.

Mr. Petrello’s employment agreement requires that he own Company common shares with a minimum acquisition value of five times his base salary. As noted in the table under “Corporate Governance—Beneficial Ownership of Company Common Shares”, Mr. Petrello owns 11,846,837 common shares (inclusive of vested but unexercised stock options) as of the record date, which represent over 3.50% of our outstanding common shares and over 26 times the required minimum ownership.

Mr. Restrepo’s employment agreement requires that he own Company common shares with a minimum acquisition value of three times his base salary. As noted in the table under “Corporate Governance—Beneficial Ownership of Company Common Shares”, Mr. Restrepo currently owns 925,405 common shares and nearly seven times the required minimum ownership.

2017 Proxy Statement	53

In 2016, Mr. Andrews was not subject to a minimum share ownership requirement during that year.

“Acquisition value” for purposes of our share ownership requirement means, for shares, the market closing price on the date of grant or purchase. For stock options, it means the Black Scholes value on the date of grant. Acquisition value was chosen by our Compensation Committee as an appropriate measure because of the volatility of stock prices in our industry and the complications that may arise from the use of a fluctuating valuation method.

RISK ASSESSMENT

The Compensation Committee continues to review with management the design and operation of our incentive compensation arrangements, including the performance objectives and the mix of short- and long-term performance horizons used in connection with incentive awards, to ensure that these arrangements do not encourage our executives to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our Company or the investments of our shareholders.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”) limits to $1 million the amount of compensation that we may deduct in any year with respect to any of our executive officers, other than the chief financial officer. Certain performance-based compensation approved by shareholders is not subject to the limit. At our 2013 annual general meeting, shareholders approved the Incentive Plan, the purpose of which was to provide us the flexibility to grant annual cash incentive bonuses to our executive officers that could qualify as performance-based compensation under Section 162(m) of the Code. At our 2016 annual general meeting, shareholders approved the 2016 Stock Plan, one of the purpose of which was to provide us the ability to grant equity-based incentive awards that could qualify as performance-based compensation under Section 162(m) of the Code. Although we intend to take reasonable steps to obtain deductibility of compensation, we reserve the right not to do so in our judgment, particularly with respect to retaining the service of our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the CD&A provided above. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

THE COMPENSATION COMMITTEE Michael C. Linn, Chairman James R. Crane John P. Kotts

54	2017 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for 2016 was comprised of Messrs. Linn (Chairman), Crane and Kotts, all independent directors. None of these directors has ever served as an officer or employee of the Company or participated in any transaction during the last fiscal year required to be disclosed pursuant to the SEC’s proxy rules, except as to Mr. Crane, as described above under “Certain Relationships and Related-Party Transactions”. No executive officer of the Company serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Compensation Committee or as a director. In addition, none of our executive officers serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Board.

2017 Proxy Statement	55

EXECUTIVE COMPENSATION TABLES

2016 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2016, 2015 and 2014.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(4)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(5)	ALL OTHER COMPENSATION ($)(6)	TOTAL ($)
Anthony G. Petrello Chairman of the Board, President and CEO	2016	1,575,000	0	10,808,769	0	1,492,982	169,740	1,325,938	15,372,429
	2015	1,580,077	6,125,000	16,863,656	0	1,602,000	150,663	1,342,206	27,663,602

	2014	1,750,000	0	11,327,668	0	1,664,250	131,975	1,431,652	16,305,545
William J. Restrepo CFO	2016	585,000	0	2,214,946	0	554,536	15,075	417,426	3,786,983
	2015	587,000	1,042,500	2,537,236	0	806,000	6,182	422,418	5,401,336
	2014	525,000	0	6,053,128	0	618,250	0	1,131	7,197,509
Mark D. Andrews Corporate Secretary	2016	189,000	0	75,000	0	75,495	0	87,659	427,154
	2015	197,320	0	75,000	0	60,000	0	88,042	420,362
	2014	210,000	65,000	75,000	0	0	0	86,674	436,674

(1)

A portion of Mr. Petrello’s contractual salary is deemed to include payment for his service as a director of the Company. In 2015, Messrs. Andrews, Petrello and Restrepo agreed to a reduction in their salaries by 10% in light of the difficult market conditions. For 2014, the amount in this column for Mr. Restrepo pertains to salary earned from March 3, 2014, the date on which Mr. Restrepo commenced employment with the Company, through December 31, 2014.

(2)

In 2015, each of Mr. Petrello and Mr. Restrepo received a special cash bonus in recognition of their leadership and role in the transaction with C&J Energy Services Ltd. as discussed in our 2016 proxy statement.

(3)

Except as otherwise described below, the amounts shown in this column reflect the value of restricted share awards based on the grant-date closing price of our common shares. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

In accordance with their respective employment agreements, the number of TSR Shares and Performance Shares to be granted to each of Messrs. Petrello and Restrepo is calculated using a per share value equal to the average daily closing price of the Company’s shares on the NYSE on each of the twenty (20) trading days prior to the date of calculation. As a result, the contractually determined value may be higher or lower than the amount set forth in the Summary Compensation Table and other tables in this proxy statement, which for TSR Shares is determined using the Monte Carlo model using the assumptions detailed in the footnotes of our audited financial statements, and which for Performance Shares is determined using the closing price on the date of grant approval.

Mr. Petrello’s amount for 2016 includes the grant of maximum TSR Shares eligible to vest in 2019 and the grant of Performance Shares based on 2015 performance. The TSR Shares were granted on January 4, 2016. The grant-date fair value of the TSR Share award using the Monte Carlo model, and which is reflected in the table, was $3,353,662. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $5,250,000. Mr. Petrello achieved all of his 2015 performance criteria, and as a result the Compensation Committee agreed to grant him a Performance Share award for 2016 valued at 2x target,

56	2017 Proxy Statement

or $7,000,000, calculated in accordance with the terms of his employment agreement. Accordingly, on February 19, 2016, the date of determination, the Compensation Committee agreed to grant a Performance Share award of 1,083,591 shares to Mr. Petrello, based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. Based on the closing price of our common stock on February 19, 2016, the value of the Performance Share award was $7,455,107, which is the amount reflected in the table. However, the shares were not issued until June 7, 2016, following shareholder approval of the 2016 Stock Plan, and as a result the grant date fair value of the Performance Shares for purposes of ASC 718 was $11,756,963. The date of determination, calculation methodology for the stock price, and number of shares of the then-pending award were disclosed in our 2016 proxy statement, under “Item 3 – Approval of Company’s 2016 Stock Plan” and that item was approved by our shareholders. Therefore, our shareholders have already approved this element of Mr. Petrello’s compensation.

Mr. Petrello’s amount for 2015 includes the grant of maximum TSR Shares eligible to vest in 2018, the grant of Performance Shares based on 2014 performance, and the equity portion of the special bonus received in connection with the completion of the merger of our Completion & Production Services business with C&J Energy Services, Inc. (the “Merger”). The TSR Shares were granted on January 1, 2015. The grant-date fair value of the TSR Share award using the Monte Carlo model, and which is reflected in the table, was $3,787,224. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $5,250,000. For Mr. Petrello’s 2015 Performance Share award, the grant was approved on February 20, 2015, and thus reflects a grant-date fair value of $5,201,428 based on the closing price of our shares on that date. Had the grant been valued based on the closing price of our shares on each of the 20 calendar days preceding the date of grant approval, the Performance Share award would have been valued at $4,666,666. The remaining amount of $7,875,004 represents the grant-date fair value of the shares Mr. Petrello received as a special equity bonus in connection with the Merger.

Mr. Petrello’s amount for 2014 includes the grant of maximum TSR Shares eligible to vest in 2017, and the grant of Performance Shares based on 2013 performance. The TSR Shares were granted on January 1, 2014. The grant-date fair value of the TSR Share award using the Monte Carlo model, and which is reflected in the table, was $3,356,826. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $5,250,000. For Mr. Petrello’s 2014 Performance Share award, the grant was approved on February 21, 2014, and thus reflects a grant-date fair value of $7,970,842 based on the closing price of our shares on that date. Had the grant been valued based on the closing price of our shares on each of the 20 calendar days preceding the date of grant approval, the Performance Share award would have been valued at $6,460,000.

Mr. Restrepo’s amount for 2016 includes the grant of maximum TSR Shares eligible to vest in 2019 and the grant of Performance Shares based on 2015 performance. The TSR Shares were granted on January 4, 2016. The grant-date fair value of the TSR Share award using the Monte Carlo model, and which is reflected in the table, was $830,429. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as calculated in accordance with his employment contract, the TSR Share award would have been valued at $1,300,000. Mr. Restrepo achieved all of his 2015 performance criteria, and as a result the Compensation Committee agreed to grant him a Performance Share award for 2016 valued at 2x target, or $1,300,000, calculated in accordance with the terms of his employment agreement. Accordingly, on February 19, 2016, the date of determination, the Compensation Committee agreed to grant a Performance Share award of 201,238 shares to Mr. Restrepo based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. Based on the closing price of our common stock on February 19, 2016, the value of the Performance Share award was $1,384,517, which is the amount reflected in the table. However, the shares were not issued until June 7, 2016, following shareholder approval of the 2016 Stock Plan, and as a result the grant date fair value of the

2017 Proxy Statement	57

Performance Shares for purposes of ASC 718 was $2,183,432. The date of determination, calculation methodology for the stock price, and number of shares of the then-pending award were disclosed in our 2016 proxy statement, under “Item 3 – Approval of Company’s 2016 Stock Plan” and that item was approved by our shareholders. Therefore, our shareholders have already approved this element of Mr. Restrepo’s compensation.

Mr. Restrepo’s amount for 2015 includes the grant of maximum TSR Shares eligible to vest in 2018, the grant of Performance Shares based on 2014 performance, and the equity portion of the special bonus received in connection with the completion of the Merger. The TSR Shares were granted on January 1, 2015. The grant-date fair value of the TSR Share award using the Monte Carlo model, and which is reflected in the table, was $937,756. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $1,300,000. For Mr. Restrepo’s 2015 Performance Share award, the grant was approved on February 20, 2015, and thus reflects a grant-date fair value of $724,483 based on the closing price of our shares on that date. Had the grant been valued based on the closing price of our shares on each of the 20 calendar days preceding the date of grant approval, the Performance Share award would have been valued at $650,000. The remaining amount of $874,997 represents the grant-date fair value of the shares Mr. Restrepo received as a special equity bonus in connection with the Merger.

Mr. Restrepo’s amount for 2014 includes the grant of maximum TSR Shares eligible to vest in 2017, and a one-time grant of restricted shares having a grant date value of $4,900,000 in connection with his initial hiring, which was necessary to incentivize Mr. Restrepo to leave his previous employer. The TSR Shares were granted on March 3, 2014. The grant-date fair value of the TSR Share award using the Monte Carlo model, and which is reflected in the table, was $1,153,128. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $1,300,000.

(4)

The annual performance bonuses of our named executive officers are governed by our Incentive Plan, as described above under “Compensation Discussion and Analysis—Components of Executive Compensation—How We Determine the Annual Performance Bonus” and “Compensation Discussion and Analysis—Other Executive Officers—Annual Performance Bonus.”

(5)

The amounts in this column are attributable to above-market earnings in the Executive Plan. For 2016, above-market earnings represent the difference between the 6% interest rate earned under this plan and 3.99%, which is 120% of the Internal Revenue Service Long-Term Applicable Federal Rate as of December 31, 2013. Nonqualified deferred compensation activity for 2016 is detailed in the table under “2016 Nonqualified Deferred Compensation” below.

(6)	The amounts in the “All Other Compensation” column of this table consist of the following:

NAME	YEARS	INSURANCE BENEFITS(A)	CLUB MEMBERSHIP	IMPUTED LIFE INSURANCE(B)	AUTOMOBILE ALLOWANCE(C)	OTHER(D)	NQP COMPANY MATCH	401(K) COMPANY MATCH	TOTAL
Anthony G. Petrello Chairman of the Board, President and CEO	2016	0	26,044	10,209	0	1,283,060	0	6,625	1,325,938
	2015	0	25,046	10,208	0	1,293,736	0	13,216	1,342,206
	2014	0	20,215	7,420	0	1,393,617	0	10,400	1,431,652

William J. Restrepo CFO	2016	0	8,489	2,312	0	400,000	0	6,625	417,426
	2015	0	5,431	2,312	0	400,000	0	14,675	422,418
	2014	0	0	1,131	0	0	0	0	1,131
Mark D. Andrews Corporate Secretary	2016	0	0	0	0	87,659	0	0	87,659
	2015	0	0	0	0	88,042	0	0	88,042
	2014	0	0	0	0	86,674	0	0	86,674

58	2017 Proxy Statement

(a)

The economic benefit related to a split-dollar life insurance arrangement was $35,961 for Mr. Petrello for 2016. These amounts were reimbursed to the Company during 2016. The benefit as projected on an actuarial basis was $814,953 before taking into account any reimbursements to the Company. We have used the economic-benefit method for purposes of disclosure in the Summary Compensation Table. Nabors suspended premium payments under these policies in 2002.

(b)	Represents value of life insurance premiums for coverage in excess of $50,000 for Messrs. Petrello and Restrepo.

(c)	In 2014, we eliminated Mr. Petrello’s automobile allowance in line with perquisite reductions across the Company.

(d)

For 2016, the amount in this column for Mr. Petrello includes contributions to the Executive Plan of $1,200,000 and unreimbursed incremental variable operating costs to the Company attributable to his personal use of corporate aircraft of $80,560. For 2015, the amount in this column for Mr. Petrello includes contributions to the Executive Plan of $1,200,000 and unreimbursed incremental variable operating costs to the Company attributable to his personal use of corporate aircraft of $93,736. For 2014, the amount in this column for Mr. Petrello includes contributions to the Executive Plan of $1,200,000 and unreimbursed incremental variable operating costs to the Company attributable to his personal use of corporate aircraft of $193,617.

The amount in this column for Mr. Restrepo in 2016 and 2015 includes contributions to the Executive Plan of $400,000, respectively. The amount in this column for Mr. Andrews for each of 2016, 2015 and 2014 includes a housing allowance of $48,000, $49,846 and $48,000, respectively, as well as reimbursement of Bermuda payroll taxes, company matching contributions to a Bermuda pension plan, and reimbursement of Bermuda health and social insurance premiums, none of which individually exceeds the greater of $25,000 or 10% of the total amount of these benefits for Mr. Andrews.

2016 GRANTS OF PLAN-BASED AWARDS

The table below shows information about plan-based awards, including possible payouts for performance bonuses under the Incentive Plan, TSR Shares, and Performance Shares, in each case as granted during the year ended December 31, 2016.

NAME	GRANT DATE	APPROVAL DATE(1)	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(3)			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(4)			ALL OTHER	GRANT- DATE
												STOCK AWARDS NUMBER OF SHARES OF	FAIR VALUE OF STOCK AND OPTION
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	STOCK(5) (#)	AWARDS ($)
Anthony G. Petrello			262,500	1,750,000	3,500,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	1/4/2016		N/A	N/A	N/A	150,172	300,343	600,686	N/A	N/A	N/A	N/A	3,353,662
	6/7/2016	2/19/2017	N/A	N/A	N/A	N/A	N/A	N/A	270,898	541,796	1,083,591	N/A	7,455,107
William J. Restrepo			97,500	650,000	1,300,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	1/4/2016		N/A	N/A	N/A	37,186	74,371	148,741	N/A	N/A	N/A	N/A	830,429
	6/7/2016	2/19/2017	N/A	N/A	N/A	N/A	N/A	N/A	50,310	100,619	201,238	N/A	1,384,517
Mark D. Andrews			21,000	52,500	75,495	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2/19/2016		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10,901	75,000

(1)

Mr. Petrello and Mr. Restrepo each achieved all of his 2015 performance criteria, and as a result the Compensation Committee agreed to grant each of them a Performance Share award for 2016 valued at 2x target, or $7,000,000 for Mr. Petrello and $1,300,000 for Mr. Restrepo, calculated in accordance with the terms of their respective employment agreement. Thus, on February 19, 2016, the date of determination, the Compensation Committee agreed to grant Performance Share awards of 1,083,591 shares and 201,238 shares to Mr. Petrello and Mr. Restrepo, respectively, based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. The shares were not formally granted until June 7, 2016, following shareholder approval of the 2016 Stock Plan.

2017 Proxy Statement	59

(2)

Amounts represent a range of possible payouts for performance bonuses under the Incentive Plan. As described under “Compensation Discussion and Analysis” above, the Compensation Committee sets target performance bonus amounts at the beginning of the fiscal year under our Incentive Plan. Possible performance bonus payouts under the Incentive Plan are based on targets set by the Compensation Committee with respect to adjusted EBITDA and SG&A, with the former being weighted at 70% and the latter at 30%. If the threshold performance level for both adjusted EBITDA and SG&A is not achieved, no payout would be made. If the threshold amount for either adjusted EBITDA or SG&A, but not the other, is achieved, a payout would be made only with respect to the element achieved. The amount set forth in the “Threshold” column above represents the amount payable if the executive achieved the threshold performance level for SG&A, but not for adjusted EBITDA. If the threshold performance for both SG&A and adjusted EBITDA also were achieved, and amounts payable to Messrs. Petrello and Restrepo would be $1,120,000 and $416,000, respectively. The amount set forth in the “Target” column above represents the amount payable if the executive achieved the target performance for both SG&A and adjusted EBITDA. The amount set forth in the “Maximum” column above represents the amount payable if the executive achieved the maximum performance for both SG&A and adjusted EBITDA. If actual performance falls between target levels for either SG&A or adjusted EBITDA, the annual performance bonus is prorated. In addition, adjustments are permitted as deemed appropriate by the Board to account for significant events that warrant an adjustment. The actual amounts paid for fiscal year 2016 are set forth above in the “2016 Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(3)	Pursuant to Messrs. Petrello and Restrepo’s employment agreements, these TSR Shares are eligible to vest in 2019 based upon the Company’s relative share performance measured over 2016-2018.

(4)

Amounts represent the threshold, target and maximum payouts for Performance Shares granted to each of Messrs. Petrello and Restrepo. The Performance Shares earned by Messrs. Petrello and Restrepo in February 2016 pursuant to their respective employment agreements were based upon the achievement of certain objectives for the 2015 year and were granted in June 2016. Mr. Petrello received 1,083,591 restricted shares scheduled to vest in three (3) equal annual installments beginning on the first anniversary of the date of the award. Mr. Restrepo received 201,238 restricted shares scheduled to vest ratably over a three-year period.

(5)	In February 2016, Mr. Andrews received 10,901 restricted shares relating to 2015 performance, which are scheduled to vest ratably over a four-year period.

2016 OPTION EXERCISES AND SHARES VESTED

The following table shows stock options exercised by the named executive officers and restricted share awards vested during 2016.

NAME	OPTION AWARDS		SHARE AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(2)	VALUE REALIZED ON VESTING ($)
Anthony G. Petrello(1)	0	0	851,695	6,977,321
William J. Restrepo	0	0	90,772	1,210,780
Mark D. Andrews	0	0	3,792	26,089

(1)

Mr. Petrello’s share awards include TSR Shares earned for the three-year performance cycle that ended on December 31, 2015. The Company’s TSR performance relative to our Performance Peer Group for Performance Shares granted in 2013 ranked at 8, or at Target, and resulted in a multiplier of 100% being applied to the target grant of TSR Shares. In February 2016, 176,967 shares of the TSR Shares granted in 2013 vested following a determination by the Compensation Committee. The remaining 176,966 shares were forfeited.

60	2017 Proxy Statement

(2)	Messrs. Petrello and Restrepo tendered shares to satisfy tax withholding obligations upon vesting of these share awards, and, accordingly, each officer received fewer shares than shown in the table.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The table below shows unexercised options, restricted share awards that have not vested, and equity incentive plan awards for each named executive officer outstanding as of December 31, 2016. The amounts reflected as market value are based on the closing price of our common shares of $16.40 on December 30, 2016 as reported on the NYSE.

	OPTION AWARDS				STOCK AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS NUMBER OF UNEARNED SHARES THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS MARKET OR PAYOUT VALUE OF UNEARNED SHARES THAT HAVE NOT VESTED ($)
Anthony G.Petrello(1)	1,698,427	0	$9.87	2/25/2019
	1,726	0	$20.90	9/30/2019
	750,000	0	$16.36	8/22/2021
					153,890	2,523,796	N/A	N/A
					120,771	1,980,644	N/A	N/A
					349,068	5,724,715	N/A	N/A
					1,083,591	17,770,892	N/A	N/A
					N/A	N/A	189,123	3,101,607
					N/A	N/A	327,579	5,372,296
					N/A	N/A	600,686	9,851,250
William J. Restrepo(2)					35,723	585,857	N/A	N/A
					38,785	636,074	N/A	N/A
					201,238	3,300,303	N/A	N/A
					53,518	877,695	N/A	N/A
					N/A	N/A	48,208	790,611
					N/A	N/A	81,115	1,330,286
					N/A	N/A	148,741	2,439,352
Mark D. Andrews(3)	3,397	0	$9.87	2/25/2019
	2,746	0	$9.18	3/10/2019
					10,901	178,776	N/A	N/A
					4,161	68,240	N/A	N/A
					994	16,302	N/A	N/A
					1,705	27,962	N/A	N/A

(1)

Mr. Petrello’s restricted shares are scheduled to vest as follows: 76,945 shares vested on 2/20/17; 120,771 shares vested on 2/21/17; 174,534 shares vested on 4/24/17; 361,197 shares vest on 6/7/17; 76,945 shares vest on 2/20/18; 174,534 shares vest on 4/24/18; 361,197 shares vest on 6/7/18; and 361,197 shares vest on 6/7/19. Based upon the Company’s TSR performance relative to our Performance Peer Group for Performance Shares granted in 2015, the number of shares that would vest exceeds target, but is less than maximum, and for Performance Shares granted in 2016, the number of shares that would vest is at maximum. These shares are not scheduled to vest until after the performance cycle ending 12/31/17 and 12/31/18, respectively. On 2/17/17, 189,123 of the 315,204 TSR Shares granted in 2014 for the performance cycle beginning January 1, 2014 vested following a determination by the Compensation Committee. The remaining 126,081 shares were forfeited.

(2)

Mr. Restrepo’s restricted shares are scheduled to vest as follows: 17,861 shares vested on 2/20/17; 19,392 shares vested on 4/24/17; 67,079 shares vest on 6/7/17; 53,518 shares vest on 12/31/17; 17,862 shares vest on 2/20/18; 19,393 shares vest on 4/24/18; 67,080 vest on 6/7/18; and 67,079 vest on 6/7/19. Based upon the Company’s TSR performance relative to our Performance Peer Group for Performance Shares granted in 2015, the number of shares that would vest exceeds target, but is less than maximum, and for

2017 Proxy Statement	61

Performance Shares granted in 2016, the number of shares that would vest is at maximum. These shares are not scheduled to vest until after the performance cycle ending 12/31/17 and 12/31/18, respectively. On 2/17/17, 48,209 shares of the TSR Shares granted in 2014 vested following a determination by the Compensation Committee. The remaining 32,137 shares were forfeited.

(3)

Mr. Andrews’ restricted shares are scheduled to vest as follows: 2,725 shares vested on 2/19/17; 1,387 shares vested on 2/20/17; 1,846 shares vested on 2/21/17; 2,725 shares vest on 2/19/18; 1,387 shares vest on 2/20/18; 853 shares vest on 2/21/18; 2,725 shares vest on 2/19/19; 1,387 shares vest on 2/20/19; and 2,726 shares vest on 2/19/20.

2016 NONQUALIFIED DEFERRED COMPENSATION

DEFERRED COMPENSATION PLAN

Our Deferred Compensation Plan allows certain employees, including some of our named executive officers, to defer an unlimited portion of their base salary and annual performance bonus and, through 2016, to receive Company matching contributions in excess of contributions allowed under our 401(k) Plan because of IRS qualified plan limits. Individual account balances in the Deferred Compensation Plan are adjusted in accordance with deemed investment elections made by the participant using investment vehicles made available from time to time. Distributions from the Deferred Compensation Plan are generally made in the form of a lump-sum payment upon separation of service from the Company.

EXECUTIVE PLAN

Under our Executive Plan, we make deferred bonus contributions to accounts established for certain employees, including some of our named executive officers and other senior leaders, based upon their employment agreements, as applicable, or their performance during the year. Individual account balances in the Executive Plan are adjusted in accordance with deemed investment elections made by the participant either using investment vehicles made available from time to time or in a deemed investment fund that provides an annual interest rate on such amounts as established by the Compensation Committee from time to time. The interest rate for the deemed investment fund is currently set at 6%. Messrs. Petrello and Restrepo have elected to participate in this fund, as have some of our other senior management. Distributions from the Executive Plan are made in the form of lump-sum payments upon death, disability, termination without cause (as defined in the employment agreement), upon vesting or upon departure from the Company after vesting, which generally occurs three to five years after a contribution to the participant’s account.

Both the Deferred Compensation Plan and Executive Plan are unfunded deferred-compensation arrangements. The table below shows aggregate earnings and balances for each of the named executive officers under these plans as of December 31, 2016.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)(1)	COMPANY CONTRIBUTIONS IN LAST FISCAL YEAR ($)(2)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(3)	AGGREGATE WITHDRAWAL/ DISTRIBUTION ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(4)
Anthony G. Petrello	0	1,200,000	712,713	118,102	10,480,206
William J. Restrepo	0	400,000	45,691	0	863,911
Mark D. Andrews	0	0	0	0	0

(1)	The amounts shown reflect contributions to the Deferred Compensation Plan.

(2)	The amounts shown reflect contributions to the Executive Plan. These amounts are included in the “All Other Compensation” column of the “2016 Summary Compensation Table” above.

(3)

The amount shown reflects earnings in the Executive Plan. The portion of these amounts representing above-market earnings is reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “2016 Summary Compensation Table” above.

62	2017 Proxy Statement

(4)	All amounts reflect balances in the Executive Plan. Mr. Andrews did not participate in either of our nonqualified deferred compensation plans in 2016.

2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects potential payments to executive officers on December 31, 2016 for termination upon a change in control, termination without cause or constructive termination without cause (as defined in the respective employment agreement). The amounts shown assume the termination was effective on December 31, 2016, and the stock award amounts reflected are based on the closing price of our common shares of $16.40 on December 30, 2016 as reported on the NYSE. In addition to the amounts set forth below, in the event of death, disability or termination without cause, Messrs. Petrello and Restrepo would each have the right to a distribution of his account balance under the Executive Plan, as described above under “Compensation Discussion and Analysis—Retirement Benefits”.

NAME	CASH SEVERANCE(1)	OPTION AWARDS(2)	STOCK AWARDS(3)	RETIREMENT AND SAVINGS PLAN CONTRIBUTIONS	WELFARE BENEFITS(4)	TAX GROSS-UPS	OTHER(5)	TOTAL
Anthony G. Petrello	9,975,868	0	46,091,876	0	228,586	0	200,770	56,497,100
William J. Restrepo	3,728,566	0	8,165,298	0	26,516	0	0	11,920,380
Mark D. Andrews	0	0	0	0	0	0	0	0

(1)

Pursuant to their employment agreements, Messrs. Petrello and Restrepo would each have the right to receive within 30 days of a termination without cause or constructive termination without cause, including in connection with a change of control, 2.99x the average sum of his base salary and annual performance bonus during the three fiscal years preceding the termination.

(2)

Mr. Petrello would be entitled to exercise options following termination for the remaining life of the respective awards. The value of Mr. Petrello’s option awards, all of which are vested, are set forth above in the “2016 Outstanding Equity Awards at Fiscal Year End” table.

(3)

Pursuant to their employment agreements, in the event of a termination without cause or constructive termination without cause, including in connection with a change of control, any of their then outstanding unvested stock options, unvested restricted stock and any other equity compensation awards shall become vested, TSR Shares previously granted would be deemed earned at target, and, for Mr. Petrello only, Performance Shares for the year of termination would be deemed earned at maximum levels. In addition, earned Performance Shares would immediately vest.

(4)

Amount for Mr. Petrello represents the present value of providing medical, vision, dental and life insurance benefits following termination until the later of his death or the death of his wife, assuming an inflation rate equal to the risk-free rate for U.S. Treasury securities, discounted back to the present value based on an assumed mortality of 23 years as of December 31, 2016. Amount for Mr. Restrepo represents the cost of continuing medical, vision, dental and life insurance benefits for three years following his termination, at 2016 costs.

(5)

Represents (i) an estimated value of $122,638 for Mr. Petrello’s personal use of Company aircraft for one-year following his termination, assuming usage equal to the average of the three years immediately prior to termination, and (ii) $78,132 for continuation of Mr. Petrello’s club memberships for three years following termination, assuming continuation of 2016 cost.

2017 Proxy Statement	63

COMPANY PROPOSALS (ITEMS 3-4)

ITEM 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As described above in detail under “Compensation Discussion and Analysis,” we seek to attract, retain and motivate leaders who understand the complexities of our business and can deliver positive business results for the benefit of our shareholders. We have structured our compensation program to accomplish this purpose. Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our long-term business objectives.

We are aware of the concerns that have been expressed by our shareholders in the past with respect to certain elements of our executive compensation programs. We have, over the years, taken diligent steps to understand and address those concerns. To that end, we continue to provide a program of cash and equity-based awards designed to reward executives for superior performance, as measured by both financial and nonfinancial factors and use equity-based awards to align executives’ interests with those of other shareholders.

Since 2011, we have significantly updated our compensation practices, including restructuring executive compensation to better align with business performance, including the following actions over the last three years:

2014

• Adopted a policy limiting severance payments to 2.99 times the sum of our CEO and CFO’s average base salary and bonus for the 3 years prior to termination.

• Eliminated the CEO’s automobile allowance and reduced perquisites generally across the Company.

2015

• Reduced by 10% the annual base salaries of our executive officers, effective January 1, 2015 through June 30, 2016 in response to the decline in industry conditions.

• Rescheduled the annual grant of restricted share awards to nonemployee directors to occur shortly after the annual general meeting of shareholders, ensuring that such awards are granted only to directors for the current year and not any directors who are retiring or otherwise not continuing in service.

2016	• Extended the salary reduction a further 6 months through to December 31, 2016. • Reevaluated the composition of our peer group in light of changes in our business and the industry.

64	2017 Proxy Statement

Shareholders are asked to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. We note that the 2015 Performance Share Awards were disclosed in our 2016 proxy statement, under “Item 3—Approval of Company’s 2016 Stock Plan” and that item was approved by our shareholders. Because Say-on-Pay votes do not reveal shareholders’ specific concerns, following last year’s vote, our Lead Director, other directors and certain members of management engaged in dialogue with several of our significant shareholders regarding the reasons for their vote. The principal concerns communicated to the Board and our responses were as follows:

SHAREHOLDER CONCERN	COMPANY RESPONSE
Composition of Peer Group

• Engaged in comprehensive review of peer groups with our independent compensation consultant.

• Eliminated exploration and production companies from our peer group.

• Added more competitors to our peer group, as well large oilfield services companies with whom we compete for talent.

• Decreased median size (based on enterprise value) and CEO compensation of the companies in our peer groups.

Rationale for Dual Peer Group Unclear	• Reverted to single peer group beginning in 2016.
Limited Transparency Regarding Performance Metrics For Prior Year

• Provided more detailed disclosure on executive performance goals, together with greater visibility to targets and thresholds.

• Clarified link between performance goals and Company’s long-term strategy in this Proxy Statement.

The vote on this resolution is not intended to address any specific element of compensation, but to advise the Board (including the Compensation Committee) on shareholders’ views of our overall executive compensation as described herein. While the vote on executive compensation is nonbinding, the Board and the Compensation Committee will review the voting results and give consideration to the outcome. We ask our shareholders to vote on the following resolution at the meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual General Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and narrative disclosure.”

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions of the Company, the Board or the Compensation Committee; nor will it change the fiduciary duties of the Company, the Board or the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3, THE APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS

PROXY STATEMENT

ITEM 4: ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER “SAY-ON-PAY” VOTES (“SAY-WHEN-ON-PAY”)

As required by Section 14A of the Exchange Act, shareholders are also invited to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek the Say-on-Pay vote described in Item 3 above.

2017 Proxy Statement	65

Shareholders may indicate whether they would prefer that we conduct future Say-on-Pay votes once every one, two or three years. Shareholders may also abstain from casting a vote on this proposal.

Our last Say-When-on-Pay vote was conducted at the 2011 Annual General Meeting, at which time our shareholders recommended that we conduct future Say-on-Pay votes every year. Our Board approved this recommendation. Though we currently hold our Say-on-Pay votes every year, we continue to believe there are valid arguments regarding the relative benefits of both annual and less frequent Say-on Pay-votes. However, after considering input from shareholders, the preference evident from voting results at other companies similar in size to ours, and practical commentary that has become widely available with respect to the Say-When-on-Pay vote since its implementation, the Board determined that it was appropriate to recommend that the Say-on-Pay vote continue to be held each year.

As noted, this vote is advisory only, but the Board and the Compensation Committee will take into account the outcome of the vote in considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION

OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR ADVISORY

VOTES ON EXECUTIVE COMPENSATION

SHAREHOLDER PROPOSAL (ITEM 5)

ITEM 5: SHAREHOLDER PROPOSAL TO ADOPT A PROXY ACCESS BYE-LAW

The following shareholder proposal has been submitted to the Company for action by the New York City Employees’ Retirement System, The New York City Fire Department Pension Fund, The New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System, along with additional co-sponsors, the beneficial owners of more than $2,000 in market value of the Company’s stock, One Centre Street, 8th Floor North, New York, NY 10007-2341. Further information about the sponsors of this proposal will be provided upon request. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

RESOLVED: Shareholders of Nabors Industries Ltd. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

66	2017 Proxy Statement

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, “with little cost or disruption.” (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms mirror those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.

This proposal received the majority of votes cast at Nabors’ five previous annual meetings. Rather than enact the requested bylaw, the Board instead adopted a far more limited proxy access “policy” requiring 5% ownership, among other restrictions.

In contrast, more than 300 companies have enacted bylaws with similar terms since 2014.

BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 5

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL. Nabors already provides proxy access to its shareholders. Indeed, we were one of the first public companies to adopt proxy access in 2014 when the Governance and Nominating Committee adopted a revised “Policy Regarding Director Candidates Recommended by Shareholders” (our “Proxy Access Policy”).

Our Proxy Access Policy provides that a single shareholder may nominate a single director candidate for inclusion in the Company’s proxy materials if the shareholder has continuously owned five percent or more of the Company’s outstanding common shares for at least three years commencing on or after June 3, 2014 and meets certain procedural requirements. Our policy tracks the proposal in all respects, except for the threshold of continuous five percent share ownership required to obtain proxy access and the unlimited aggregation of shares permitted to reach such threshold.

In mid-2015, the Company became a member of the Russell 3000® index, where the overwhelming majority of companies do not have a proxy access policy. As of December 31, 2016, only 1 company in the Company’s Peer Group had adopted a proxy access policy akin to the proposed policy, and it was adopted only in September 2016, well after the adoption of our Proxy Access Policy.

2017 Proxy Statement	67

PEER GROUP MEMBERS WHO HAVE ADOPTED PROXY ACCESS POLICIES AS OF DECEMBER 31, 2016

PEER GROUP MEMBER	NO	YES	ADOPTION DATE
NABORS INDUSTRIES LTD.		✓	June 3, 2014
ATWOOD OCEANIC’S, INC.	X
BAKER HUGHES INCORPORATED	X
DIAMOND OFFSHORE DRILLING, INC.	X
ENSCO PLC	X
TECHNIPFMC PLC	X
HALLIBURTON COMPANY		✓	Sept. 14, 2016
HELMERICH & PAYNE, INC.	X
NATIONAL-OILWELL VARCO, INC.	X
NOBLE CORPORATION PLC	X
PATTERSON-UTI ENERGY, INC.	X
ROWAN COMPANIES PLC	X
SCHLUMBERGER LIMITED	X
SUPERIOR ENERGY SERVICES, INC.	X
TRANSOCEAN LTD.	X
WEATHERFORD INTERNATIONAL PLC	X

In late 2015 and late 2016, the Governance and Nominating Committee considered lowering the ownership threshold for our Proxy Access Policy and allowing multiple shareholders to aggregate shares. On both occasions, upon the recommendation of the Governance and Nominating Committee, the Board determined that the Company’s existing Proxy Access Policy is appropriate.

While S&P 500® companies tend to have lower ownership thresholds for proxy access than Russell 3000® companies who are not also in the S&P 500®, the reason for these differences seems clear—market capitalization. At the time of the Board’s initial review in late 2015, the 46 companies in the S&P 500® who had adopted proxy access had an average market capitalization of $65.2 billion, with the two lowest at $8 billion and $4.6 billion. At a three-percent threshold, the average investment required for proxy access would be nearly $2 billion, with the two lowest at $240 million and $138 million, respectively.

At the time of the Board’s second review in late 2016, the 246 companies in the S&P 500® who had adopted proxy access had an average market capitalization of $57.7 billion, with the two lowest at $3.90 billion and $2.69 billion. At a three-percent threshold, the average investment required for proxy access would be over $1.73 billion, with the two lowest at $117.7 million and $91.8 million, respectively.

By definition, the market capitalization of Russell 3000® companies is significantly lower. Only 3.1% of Russell 3000® companies had adopted proxy access as of December 31, 2016, with an average market capitalization of $4.17 billion and the lowest at $231 million. Comparing three-percent and five-percent thresholds, the average investment required for proxy access at these Russell 3000® companies would be just over $125 million and $208 million, respectively, both below all but the lowest in the S&P 500®. At the Company’s market capitalization on the record date of $3.91 billion, a three-percent threshold would require ownership of only $117.25 million to allow proxy access, whereas a five-percent threshold requires ownership of $195.41 million. The Company’s current threshold of five percent still provides proxy access at a level approximating even the lowest in the S&P 500®.

It is worth noting that, in adopting the Proxy Access Policy with a 5% ownership threshold in 2014, the Board balanced strong shareholder interest in proxy access with the transparency and accountability that comes from setting the threshold equivalent to the SEC’s threshold for public disclosure of ownership. This threshold still provides to long-term shareholders the meaningful voice in director elections that the proponent advocates. The

68	2017 Proxy Statement

U.S. Chamber of Commerce supports this very company-specific approach saying, “we believe any company that chooses to formulate a proxy access bylaw should do so only after giving due regard to the individual composition and unique needs of its own shareholder base, and to tailor such a bylaw accordingly. We reject the ‘one-size-fits-all’ approach to corporate governance that the proponents’ proposal embodies.”

To protect the interests of all shareholders and not grant a small group of investors special consideration, we believe a 5% threshold is most appropriate. Relative to the overall size of the Company’s market capitalization and the current shareholder base, the Board believes a 3% share ownership threshold would create potential for investors with special interests to have outsized influence. The Board believes it is not in the best interest of all the shareholders to provide a proxy access threshold that would allow special-interest shareholders to advance their own specific agenda without regard to the best interests of the Company or its shareholders, including using the Company’s proxy materials to publicize and campaign for positions that might not be shared by holders of a majority, or even a significant portion, of the Company’s shares.

The Board also considered the fact that shareholders have other effective means of influencing the director nomination process. In fact, one of the seven director nominees for election at the meeting, Mr. Skattum, was originally appointed in 2014 at the suggestion of our then-largest shareholder. The Governance and Nominating Committee, which is comprised entirely of independent directors and has the responsibility to identify and nominate qualified director candidates to serve on our Board, has in place a procedure for individuals to recommend director candidates, which is described above under “Corporate Governance—Overview of Key Governance Topics—Shareholder Nominations and Proxy Access Policy.”

This procedure gives shareholders an opportunity to recommend director candidates to the Board and have their qualifications properly reviewed by the Governance and Nominating Committee without any minimum share ownership requirement. Notably, the proponents do not allege that any director candidate proposed by any shareholder has ever failed to receive due consideration. Rather, the Company has demonstrated its willingness to engage with shareholders regarding proposed director nominees.

The proponents of the shareholder proposal erroneously state that it received a majority of votes cast at the Company’s five previous annual meetings, but in fact the same shareholder proposal failed twice in the past five years. The proposal failed at the 2013 annual general meeting of shareholders, but our Proxy Access Policy was adopted in response, following extensive dialogue with one of the prior proponents of the proxy access proposal.

Notwithstanding our existing policies on proxy access and shareholder nominations, the proponents continue to allege that the Board has been unresponsive to shareholder concerns. The arguments they make are stale, having already been addressed by the Board through the adoption and review of the Company’s Proxy Access Policy. Far from being unresponsive, the Board has made significant progress to strengthen its corporate governance as well as compensation practices in direct response to shareholder concerns. Additionally, the Board has refreshed so that the average tenure for our independent director nominees is 4 years. Also in response to our shareholders, the Board has nominated a new director, Ms. Tanya S. Beder, to bring a fresh perspective and greater diversity to the Board, as well as a wealth of relevant experience and expertise.

The Board and management have not only engaged in extensive dialogue with several of our significant shareholders, but have taken a number of steps, including overhauling the Company’s executive compensation structure and eliminating the staggered board, to directly respond to shareholder concerns. In response to shareholder concerns raised previously and in discussions with the Lead Director and others, the Board has adopted the following changes to our corporate governance practices effective in 2016:

●	Extended until December 31, 2016, the 10% reduction in the annual base salaries of our CEO, CFO and senior management and all cash retainers for Board members;
●	Reviewed and revised our peer group against which our Compensation Committee evaluates certain components of our executive compensation to better align with changes in our business and industry;

2017 Proxy Statement	69

●

Published the Company’s 2015 Corporate Sustainability Report, a practice initiated in 2015 in direct response to shareholder proposals, demonstrating our commitment to enhanced disclosure on environmental, social and governance practices;

●	Performed a review of the Company’s Proxy Access Policy in proactive response to the results of last year’s annual general meeting of shareholders and ongoing dialogue with certain shareholders; and
●	Continued comprehensive development and succession planning to ensure long-term stability in the Company’s key management positions.

The Board believes that the proponents’ concerns about shareholder nomination of directors are more than adequately addressed by the Company’s current policies and that the Company’s Proxy Access Policy is already in line with those of other companies with proxy access on the Russell 3000® index.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 5

70	2017 Proxy Statement

ADDITIONAL INFORMATION

SHAREHOLDER MATTERS

Bermuda has exchange controls applicable to residents in respect of the Bermuda dollar. As an exempted company, the Company is considered to be non-resident for such exchange control purposes; consequently, there are no Bermuda governmental restrictions on the Company’s ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, no Bermuda withholding tax on dividends or other distributions, or any Bermuda tax computed on profits or income or on any capital asset, gain or appreciation will be payable by the Company or its operations, and there is no Bermuda tax in the nature of estate duty or inheritance tax applicable to shares, debentures or other obligations of the Company held by non-residents of Bermuda.

2017 SHAREHOLDER PROPOSALS

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2018 annual general meeting of shareholders must submit their proposals, and their proposals must be received at our principal executive offices, no later than December 28, 2017. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Bye-laws, in order to be properly brought before the 2018 annual general meeting, a shareholder notice of the matter the shareholder wishes to present must be delivered to the Corporate Secretary in person or by courier at the address shown on notice of meeting at the beginning of this Proxy Statement or by mail at P.O. Box HM3349, Hamilton, HMPX Bermuda, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year’s meeting (provided, however, that if the 2017 annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, whichever first occurs). As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bye-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than March 8, 2018 and no later than April 7, 2018.

OTHER MATTERS

Other than the presentation of the annual audited financial statements for the Company’s 2016 fiscal year, the Board knows of no other business to come before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

NABORS INDUSTRIES LTD.

Mark D. Andrews

Corporate Secretary

Dated: April 27, 2017

2017 Proxy Statement	71

ANNEX A

RECONCILIATION OF NON-GAAP MEASURES

2016
(in thousands)
Operating revenues:
Drilling & Rig Services:
U.S.	$554,072
Canada	51,472
International	1,508,890
Rig Services	215,710

Subtotal Drilling & Rig Services	2,330,144
Completion & Production Services:
Completion Services	—
Production Services	—

Subtotal Completion & Production Services	—
Other reconciling items	(102,305)

Total operating revenues	2,227,839

Adjusted EBITDA:
Drilling & Rig Services:
U.S.	$190,657
Canada	5,325
International	576,049
Rig Services	(15,334)

Subtotal Drilling & Rig Services	756,697
Completion & Production Services:
Completion Services	—
Production Services	—

Subtotal Completion & Production Services	—
Other reconciling items	(134,377)

Total adjusted EBITDA	$622,320

Reconciliation of non-GAAP measures to GAAP:
Adjusted EBITDA	$622,320
Depreciation and amortization	(871,631)

Operating income (loss)	(249,311)
Earnings (losses) from unconsolidated affiliates	(221,914)
Interest expense	(185,360)
Investment income (loss)	1,183
Impairments and other charges	(505,164)
Other, net	(37,509)

Income (loss) from continuing operations before income taxes	$(1,198,075)

Income tax expense (benefit)	(186,831)

Income (loss) from continuing operations, net of tax	(1,011,244)
Income (loss) from discontinued operations, net of tax	(18,363)

Net income (loss)	(1,029,607)
Less: Net (income) loss attributable to noncontrolling interest	(135)

Net income (loss) attributable to Nabors	$(1,029,742)

72	2017 Proxy Statement

Crown House

Second Floor

4 Par-la-Ville Road

Hamilton, Bermuda HM 08

W W W . N A B O R S . C O M

NABORS INDUSTRIES LTD. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
				E22586-P87059	KEEP THIS PORTION FOR YOUR RECORDS
	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.				DETACH AND RETURN THIS PORTION ONLY

NABORS INDUSTRIES LTD. The Board of Directors recommends you vote FOR the following:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. ELECTION OF DIRECTORS
Nominees:
01) Tanya S. Beder	05) Anthony G. Petrello
02) James R. Crane	06) Dag Skattum
03) John P. Kotts	07) John Yearwood
04) Michael C. Linn

The Board of Directors recommends you vote FOR proposals 2 and 3 and ONE YEAR for proposal 4.		For	Against	Abstain	The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
2. Proposal to appoint PricewaterhouseCoopers LLP as independent auditor and to authorize the Audit Committee of the Board of Directors to set the independent auditor’s remuneration.		☐	☐	☐	5. Nonbinding shareholder proposal regarding adopting a proxy access bylaw, if properly presented by the shareholder proponents.	☐	☐	☐
3. Nonbinding advisory Say-on-Pay vote regarding the compensation paid by the Company to its named executive officers as disclosed in the Proxy Statement.		☐	☐	☐

NOTE: The proxies are authorized to vote, in their discretion, upon any other matters that may properly come before the meeting or any adjournments thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees for the Board of Directors listed under proposal 1, FOR proposals 2 and 3, ONE YEAR for proposal 4 and AGAINST proposal 5. If any other matters properly come before the meeting the person named in this proxy will vote in their discretion.

	1 Year	2 Years	3 Years	Abstain
4. Nonbinding advisory vote to recommend the frequency of shareholder advisory votes on the compensation paid to the Company’s named executive officers.	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in fill corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E22587-P87059

NABORS INDUSTRIES LTD.
ANNUAL GENERAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Anthony G. Petrello, Mark D. Andrews, and William J. Restrepo, or any of them, as proxies, each with the full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of Nabors Industries Ltd. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 AM, Central Time on June 6, 2017, at Nabors Corporate Services, Inc., 515 W. Greens Rd., Houston, TX 77067, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, ONE YEAR FOR PROPOSAL 4 AND AGAINST PROPOSAL 5.

                Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

V.1.1

ANNEX K

SECTION 191 OF THE ABCA

Shareholder’s right to dissent

191(1)	Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)	amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(b.1)	amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1),

(c)	amalgamate with another corporation, otherwise than under section 184 or 187,

(d)	be continued under the laws of another jurisdiction under section 189, or

(e)	sell, lease or exchange all or substantially all its property under section 190.

(2)	A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)	In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)	A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2),

(a)	at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)	if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

(6)	An application may be made to the Court after the adoption of a resolution referred to in subsection (1) or (2),

(a)	by the corporation, or

(b)	by a shareholder if the shareholder has sent an objection to the corporation under subsection (5), to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(7)	If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8)	Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)	at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or E-2

(b)	within 10 days after the corporation is served with a copy of the application, if a shareholder is the applicant.

(9)	Every offer made under subsection (7) shall

(a)	be made on the same terms, and

(b)	contain or be accompanied with a statement showing how the fair value was determined.

(10)	A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)	A dissenting shareholder

(a)	is not required to give security for costs in respect of an application under subsection (6), and

(b)	except in special circumstances must not be required to pay the costs of the application or appraisal.

(12)	In connection with an application under subsection (6), the Court may give directions for

(a)	joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)	the trial of issues and interlocutory matters, including pleadings and questioning under Part 5 of the Alberta Rules of Court,

(c)	the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)	the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)	the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)	the service of documents, and

(g)	the burden of proof on the parties.

(13)	On an application under subsection (6), the Court shall make an order

(a)	fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)	giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)	fixing the time within which the corporation must pay that amount to a shareholder, and

(d)	fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(14)	On

(a)	the action approved by the resolution from which the shareholder dissents becoming effective,

(b)	the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(c)	the pronouncement of an order under subsection (13), whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)	Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)	Until one of the events mentioned in subsection (14) occurs,

(a)	the shareholder may withdraw the shareholder’s dissent, or

(b)	the corporation may rescind the resolution, and in either event proceedings under this section shall be discontinued.

(17)	The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)	If subsection (20) applies, the corporation shall, within 10 days after

(a)	the pronouncement of an order under subsection (13), or

(b)	the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares, notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)	Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)	the realizable value of the corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.

ANNEX L

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Program Structure: Objectives and Methods

As the Compensation Committee and the Board consider executive compensation matters, they do so with regard to TESCO’s most recent advisory vote on say-on-pay by Shareholders. TESCO designs its executive compensation program to drive the creation of long-term Shareholder value by tying a significant portion of compensation to the achievement of performance goals that promote the creation of Shareholder value. The following is TESCO’s approach to achieving these objectives:

Pay for Performance	TESCO provides a strong relationship of pay to performance through (a) performance-based bonuses tied to the achievement of financial and other performance factors, and (b) equity awards that deliver value based on stock price performance and performance-based RSUs that are tied to total Shareholder return over a three-year period compared to a peer group.

Compensation Mix	TESCO provides a mix of variable and fixed compensation that (a) is significantly weighted towards variable, performance-based compensation for executives and (b) offers short-term (annual performance-based bonus) and longer-term (equity awards) performance measures to align the executives with Shareholders.

Competitive Compensation	TESCO considers the compensation levels and practices of peer companies as a factor in making compensation decisions.

Significant Pay Features and Actions in 2016

•	No Salary Increases to named executive officers (NEOs). No NEO received a salary increase in 2016.

•	No Increase in Fees Paid to Directors. No increase in compensation to non-employee Board members in 2016.

•	No Payouts Under 2016 Short-Term Incentive Program. Under the terms of the 2016 Short-Term Incentive Program (STIP), no payouts were made to any participant because of the TESCO’s negative Adjusted EBITDA for 2016.

•	Performance metrics. For the equity awards granted in November 2016, performance is measured by relative total Shareholder return measured over a three-year performance period compared to a newly adopted performance peer group.

•	No Options Granted in 2016. No options were granted in 2016 to any participant.

•	RSUs: Awards time-vest annually over a three-year period.

•	No Perquisites. There were no perquisites for executive officers except benefits to Mr. Niedermaier, per his foreign assignment.

•	No Excise Tax Gross-Ups. No tax gross-ups are provided by any employment agreement.

Overview of Executive Compensation Process

TESCO’s Board has delegated responsibility and authority to the Compensation Committee of the Board (the Committee) for setting the compensation of the chief executive officer and the other executive officers of TESCO. The Board has also granted discretionary authority to the Committee to set compensation, including authority to approve awards under the Amended and Restated 2005 Incentive Plan (Incentive Plan), for all other directors, officers, and employees.

The Committee is also responsible for

•	reviewing the design and competitiveness of the compensation and benefits programs, and

•	evaluating, at least annually, the compensation packages for executive officers.

The Committee considers a number of factors in making compensation determinations or recommendations, including the knowledge and experience of the individual, the individual’s performance, and the importance of the individual’s position and career path to the achievement of TESCO’s financial and operational goals. The Committee has periodically engaged Mercer Human Resource Consulting (Mercer) since September 2005 as its independent, compensation consultant. In 2016, Mercer did not provide any services to TESCO, or receive any payments from TESCO, other than in its capacity as a consultant to the Committee. The Committee has assessed whether the services provided by Mercer raised any conflicts of interest pursuant to the SEC rules, and has concluded that no such conflicts of interest existed during 2016.

The Committee has relied upon Mercer to provide specific advice concerning (i) the composition of TESCO’s peer groups, compensation philosophy, competitive pay analysis, and Incentive Plan design for officer and director positions and (ii) compensation market trends and issues. During its engagement, Mercer has participated in Committee meetings and reported data pertaining to compensation policy and design for officers and directors. In 2016, Mercer advised the Committee (i) as it considered changes to the compensation program for senior executive officers and non-employee directors in light of deteriorating industry conditions, and (ii) on the development of a new long-term equity incentive plan to replace the then existing plan that expired in May 2017. TESCO’s management did not direct Mercer’s activities but did provide information to Mercer and made itself available for interviews. The decisions made by the Committee may reflect factors and considerations other than the information and recommendations provided by Mercer.

The Committee leads an annual performance evaluation of the Chief Executive Officer, typically in the first quarter of each year. The chair of the Corporate Governance and Nominating Committee crafts a confidential survey and distributes that survey to each independent director. The results of the survey and an analysis of TESCO’s financial performance are compiled into a report by the chair of the Committee that is discussed at a meeting of the independent directors. Following such meeting, a representative of the Board, usually the Board chairman, communicates the evaluation results to the Chief Executive Officer.

In addition to considering Mercer’s advice, the Committee also considers the advice of the chief executive officer, concerning executive officers and key employees other than himself. Specifically, the chief executive officer reviews the performance of each executive officer other than himself. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Board and the Committee can exercise discretion in setting compensation or modifying any recommended adjustments or awards to executives. No such discretion was exercised by the Board or the Committee in 2016.

The Committee made its salary determinations for 2017 in the fourth quarter of 2016 and its 2017 short-term incentive compensation plan determinations early in the first quarter of 2017 . The Committee anticipates returning to a schedule of addressing both issues in the fourth quarter in future years. Long-term equity incentive program determinations are typically made in the fourth quarter.

Shareholder Advisory Vote on Executive Compensation

TESCO conducted an advisory vote on executive compensation last year at the 2016 Annual Meeting of Shareholders. While this vote is not binding on the Committee or the Board of Directors, the Committee values the opinions of Shareholders on executive compensation matters. Based upon the Scrutineer’s report, the advisory vote on executive compensation received the favorable support of 98% of the votes cast thereon. The Committee evaluated the results of the 2016 advisory vote together with the other factors and data discussed in this Executive Compensation section in determining the executive compensation program. The Committee considered the vote results and, in light of the strong support from the Shareholders, did not make any significant changes to the executive compensation program solely as a result of the 2016 advisory vote. In response to the majority of the votes cast at TESCO’s 2017 Annual Meeting of Shareholders, TESCO determined that an advisory vote on executive compensation would be conducted annually until TESCO holds the next advisory vote on the frequency of the advisory votes on executive compensation.

Compensation Peer Group

The Committee believes that the features of TESCO’s overall compensation structure, policies, and practices should typically be consistent for all executive officers. As part of seeking this consistency, the Committee uses, among other tools, a group of peer companies selected by the committee to evaluate TESCO’s executive pay practices and pay levels.

The peer group used for establishing compensation structure, policies, and practices consists of companies that have:

•	operations in the upstream oilfield services, oilfield equipment, and oilfield drilling sectors;

•	global presence/operations or significant overlap with TESCO’s markets;

•	shares publicly traded in the United States; and

•	comparable recent fiscal year revenues and/or market capitalization between 50% and 200% of TESCO.

The Committee reviews the peer group at least annually as well as periodically when it believes an update is appropriate due to market changes or industry consolidation. Mercer, with input from the Committee and management, assembles an initial list of potential peer companies. The Committee selects a group which it believes reasonably reflects the above metrics, having regard for the cyclical and volatile nature of the oilfield service and equipment sector, as well as the fact that TESCO is among the smallest publicly-traded global companies in its industry. At the start of 2016, TESCO’s peer group included the following companies:

Old Compensation Peer Group
Basic Energy Services (NYSE: BAS)	Hornbeck Offshore Services (NYSE: HOS)
CARBO Ceramics Inc. (NYSE: CRR)	Newpark Resources (NYSE: NR)
Dril-Quip, Inc. (NYSE: DRQ)	Parker Drilling (NYSE: PKD)
Flotek Industries (NYSE: FTK)	Pioneer Energy Services Corp. (NYSE: PES)
Gulf Island Fabrication (NASDAQ: GIFI)	RigNet, Inc. (NASDAQ: RNET)
Gulfmark Offshore (NYSE: GLF)	TETRA Technologies (NYSE: TTI)
Helix Energy Solutions Group, Inc. (NYSE: HLX)	Unit Corporation (NYSE: UNT)

In October 2016, the Committee reviewed the 2016 compensation peer group, noting the recent bankruptcy filing of Basic Energy Services (NYSE: BAS). This review led to the removal of Basic Energy Services. With input from Mercer, the Committee considered a slate of alternative members with an aim of selecting a group of fourteen members. The Committee chose to add Independence Contract Drilling as it was determined to have similar operations to TESCO’s, to meet the size parameters for market capitalization and revenues, operated in the oil and gas drilling and/or oilfield services/equipment industries, and competes with TESCO in recruiting executive-level personnel. As a result of these changes, TESCO’s 2017 peer group is:

New Compensation Peer Group
CARBO Ceramics Inc. (NYSE: CRR)	Independence Contract Drilling (NYSE: ICD)
Dril-Quip, Inc. (NYSE: DRQ)	Newpark Resources (NYSE: NR)
Flotek Industries (NYSE: FTK)	Parker Drilling (NYSE: PKD)
Gulf Island Fabrication (NASDAQ: GIFI)	Pioneer Energy Services Corp. (NYSE: PES)
Gulfmark Offshore (NYSE: GLF)	RigNet, Inc. (NASDAQ: RNET)
Helix Energy Solutions Group, Inc. (NYSE: HLX)	TETRA Technologies (NYSE: TTI)
Hornbeck Offshore Services (NYSE: HOS)	Unit Corporation (NYSE: UNT)

The Committee believes the new peer group reflects the current competitors for senior executive talent and that it provides an appropriate peer set for the purposes of evaluating TESCO’s pay practices and pay levels.

Philosophy and Objectives

Compensation levels reflect the Committee’s recognition that TESCO competes with many larger companies to recruit top executive-level talent. TESCO believes that Shareholder interests are best served by attracting, retaining, and motivating top quality management personnel, especially executive officers. By offering competitive compensation packages that are designed to maintain an appropriate relationship between executive pay and the creation of Shareholder value, TESCO believes that it aligns the interests of the executive officers with those of the Shareholders. To that end, in establishing executive compensation, TESCO attempts to integrate the following principles in the design of the compensation packages that are offered to the executives:

•	annual base cash compensation competitive with peers in the energy services and equipment industry;

•	annual cash bonuses to motivate and recognize the achievement of short-term objectives; and

•	equity-based incentive awards (which currently include RSUs including performance-based RSUs for executives) to motivate the achievement of financial objectives and ensure that management has a continuing stake in TESCO’s (i) long-term success, (ii) long-term objective of growth through innovative technology, and (iii) medium- and long-term goals of creating value for Shareholders. These awards are further intended to serve as a retention tool for the key executives and employees.

TESCO’s objective in setting executive compensation is the creation of incentives to reward management performance that leads to increasing Shareholder value while exercising appropriate risk management. Shareholder value is a broad concept that includes not only quantitative factors such as stock price, earnings per share, return on capital employed, and dividends but also qualitative factors such as successful development and commercialization of key technologies that are expected to enhance long-term corporate value. As a result, management compensation may be tied to both financial and non-financial measures. Risk management means ensuring that TESCO have a strategy for sustainable growth in a highly cyclical industry. The Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and believes that it does not. Long-term equity awards tied to TESCO’s stock price are a significant portion of NEO compensation. Because the awards are staggered and subject to long-term vesting schedules, the Committee believes the NEOs are appropriately incentivized to create sustainable Shareholder value. In considering the mix of compensation elements, the Committee considers both the amount and form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information of TESCO’s peer group. TESCO has retained Mercer in the second half of 2017 to perform a detailed competitive pay analysis using the new peer group.

The mix of compensation elements for other officers, managers, and employees will depend on the level of the position. However, the final mix of base salary, annual bonus, and long term equity-based incentives is not set solely by reference to peer group measurements; consideration is also given to factors such as: the duties and responsibilities of an individual’s role, his or her performance in the role, and other incumbent-specific and situation-specific factors as the Committee deems appropriate. Regular meetings of the Board and the Committee are scheduled in advance and Committee meetings generally precede Board meetings. The Committee may review or adjust compensation, or make awards, at any time during the year in response to new appointments, promotions, or for other reasons.

Shareholder Engagement

TESCO believes that Shareholder engagement is an important corporate commitment and so it conducts governance reviews and investor outreach throughout the year to ensure that management and the Board understand and consider the issues that matter most to the Shareholders and enable TESCO to address them effectively.

Management routinely engages with its Shareholders. In 2016, management particularly focused on the largest Shareholders with active investment management. TESCO’s chief executive officer and chief financial officer have offered quarterly discussions with those Shareholders and, in 2017, TESCO aims to expand that routine offer to more of its largest Shareholders, including both index funds and actively managed funds. On occasion, members of the Board may participate in Shareholder engagement but the primary points of contact are the chief executive officer and chief financial officer, the spokespersons for TESCO per its public disclosure policy.

TESCO annually undertake a review of its corporate governance and, as part of this review, it solicits feedback from the largest investors on a variety of topics, including executive compensation practices. This engagement is sometimes conducted by TESCO’s chief executive officer and chief financial officer and is routinely conducted by the deputy general counsel or general counsel and proxy solicitor, Alliance Advisors, in advance of the annual general meeting.

2016 Total Direct Compensation

The following are the elements of total direct compensation for TESCO’s NEOs and the objectives and key features of each element.

Compensation Type		Pay Element	Objectives and Key Features
Fixed	Cash Compensation	Base Salary	Objectives: The Committee sets salaries to reflect job responsibilities and to provide competitive fixed pay to balance performance-based components.

Key Features: (i) Minimum salaries set forth in employment agreements with Messrs. Assing, Boone, and Gatlin only; (ii) Committee discretion to adjust annually based on changes in experience, nature, and responsibility of the position, competitive considerations, individual performance, and chief executive officer recommendation (except his own salary). Messrs. Irausquin, Niedermaier, and Sloan’s 2016 base salaries were set by the Committee.

Variable		Short-Term Cash Performance Bonus

Objectives: The Committee structures the bonus program to incentivize performance at the high-end of ranges for financial performance, quality, health, safety, and environment (QHSE) performance, and other objectives from time to time to drive growth over a calendar year. The Committee believes that incentivizing performance in this manner will lead to long-term, sustainable gains in Shareholder value.

Key Features: Target bonus for each NEO set by Committee early in the fiscal year in light of (i) employment agreement provisions for Messrs. Assing, Boone, and Gatlin, (ii) competitive considerations, (iii) chief executive officer recommendation (except his own target), and (iv) other factors the Committee deems appropriate.

Targets for awards to the NEOs (based on award value): 90% of target determined by performance against financial performance ranges established early in the fiscal year and 10% of target determined by Committee’s assessment of other performance objectives established early in the fiscal year. There were no payouts for 2016.

Compensation Type	Pay Element	Objectives and Key Features
Equity Compensation	Equity Awards Generally

Objectives: The Committee structures equity awards to reward long-term gains in Shareholder value. Equity awards carry vesting terms of at least three years and include performance-based RSUs whose value depends on relative total Shareholder return compared to a specific performance peer group. These awards provide incentives to create and sustain long-term growth in Shareholder value.

Key Features: Combined value of performance-based and time-based RSUs determined by Committee in light of competitive market conditions, evaluation of executive’s performance and chief executive officer recommendation (except for his own award). Allocation of awards for chief executive officer, chief financial officer, and chief operating officer (based on award value): 58% performance-based RSUs and 42% time-vesting RSUs. Allocation of awards for other NEOs (based on award value): 36% performance-based RSUs and 64% time-vesting RSUs.

	Performance-Based RSUs	Key Features: Performance-based RSUs granted in November 2016 reward executives only if relative total shareholder return targets are met.
Subject to performance tests, units vest within a quarter of the end of the three-year performance period that begins January 1, 2017 and ends December 31, 2019.
Awards vest based on total shareholder return relative to the performance peer group described below. No units vest if performance is below 25% of the target.
	Time-Based RSUs	Key Features: 1/3 vest each year on the grant anniversary.

Base Salary. The effective 2016 base salaries paid to the NEOs in 2016 are shown below, under “Summary Compensation Table” except Mr. Gatlin who was appointed in November 2016 with an annual base salary of $325,000. In setting the NEOs’ 2016 base salaries, the Committee reviewed peer group data prepared by Mercer in November 2014 and believes that NEO base salary compensation was competitive in 2016.

In 2015, all of the then employed NEOs participated in successive 5% and then 2.5% salary reductions in line with the employees they managed, except Mr. Niedermaier took the 5% reduction in 2015 but the 2.5% reduction in February 2016 in line with the employees he manages. During this same period, perquisites were eliminated for executive officers, with the exception of benefits related to foreign assignments, and TESCO’s 401(k) and ESSP matching contributions were suspended for all participants. The salary reductions were part of the ongoing 2015 cash preservation exercises conducted as industry conditions deteriorated. In July 2016, Mr. Irausquin’s base salary was decreased in line with a change to his responsibilities and to more closely align his base salary with those of the other vice presidents. The table below indicates the changes in base salary for each of the NEOs since January 1, 2016.

	Base Salary
NEO	January 1, 2016	December 31, 2016	Change
Fernando R. Assing	$463,125	$463,125	No change
Christopher L. Boone	$324,188	$324,188	No change
John T. Gatlin (1)	N/A	$325,000	N/A
Michael J. Niedermaier (2)	$210,000	$204,750	(2.5)%
Michael E. Irausquin (3)	$224,250	$215,000	(4.1)%
Thomas B Sloan, Jr.	$194,513	$194,513	No change

(1)	Mr. Gatlin joined TESCO on November 14, 2016.
(2)	Mr. Niedermaier’s base salary was reduced in February 2016 as described above.
(3)	Mr. Irausquin’s base salary was reduced in July 2016 as described above.

Non-Equity Incentive Compensation. The STIP stated that, in addition to the performance goals set forth below, no payments would be made if there was more than a $2 million adjusted EBITDA loss for 2016. As such, no NEO received a STIP bonus for 2016. The following is a breakdown of the potential STIP bonus that Messrs. Assing, Boone, Irausquin, Niedermaier, and Sloan could have achieved. Mr. Gatlin did not participate in the 2016 STIP.

•	Financial Objective (90% of Target Bonus):

•	Adjusted EBITDA: 45% of the target award

•	Adjusted EBITDA = (Net Income + Taxes + Interest + Depreciation and Amortization + Restructuring Costs + Impairments).

•	0% entry point at negative $2 million with linear interpolation to 100% payout at $2 million and 200% payout at results greater than or equal to $6 million. Result: Negative Adjusted EBITDA of $40 million, below threshold.

•	Net Working Capital Reduction: 45% of the target award

•	Net Working Capital Reduction ($) = Current Assets - Current Liabilities - Cash

•	0% entry point at $15 million reduction with linear interpolation to 100% payout at $20 million reduction, and 200% payout at greater than or equal to $25 million reduction. Result: $45 million, maximum payout.

•	Quality, Safety, Health and Environment (QHSE) (10% of Target Bonus):

•	Total Recordable Incidents (TRIR): 5% of the target award

•	TRIR = (Number of Recordable Incidents x 200,000 man hours) / Total number of man hours worked

•	0% entry point at score equal to 1.0, target of 0.75, and 200% at less than or equal to 0.6. Result: 0.54, maximum payout.

•	Service Quality Index (SQI): 5% of the target award

•	SQI = percentage of the jobs in which a Service Quality (Level 1, 2, or 3) incident occurs divided by the total job count.

•	0% entry point at equal to 3.25%, target of 2.7%, and 200% payout with score less than or equal to 2.16%. Result: 2.05%, maximum payout.

As shown in the table below, while the Net Working Capital Reduction and QHSE results would have warranted maximum payouts in those categories, TESCO’s negative 2016 Adjusted EBITDA resulted in no awards being earned and paid for 2016. All of the numbers are stated in the following two tables as a percentage of that employee’s base salary paid in 2016.

	Financial Objectives			QHSE				No payouts		Target Award	Maximum Potential Award
	Adjusted EBITDA	+	Net Working Capital Reduction	+	TRIR	+	SQI	=	Actual Award
Fernando R. Assing	—	+	90.00	+	10.00	+	10.00	=	—	100	200
Christopher L. Boone	—	+	63.00	+	7.00	+	7.00	=	—	70	140
Michael E. Irausquin	—	+	36.00	+	4.00	+	4.00	=	—	40	80
Michael J. Niedermaier	—	+	36.00	+	4.00	+	4.00	=	—	40	80
Thomas B Sloan Jr.	—	+	36.00	+	4.00	+	4.00	=	—	40	80

Long Term Equity-Based Incentives. TESCO made its annual grant in November 2016 as per stated practice. In 2016, the mix of equity granted to Messrs. Assing (president and chief executive officer), Boone (senior vice president and chief financial officer), and Gatlin (senior vice president and chief operating officer) was 58% performance-based RSUs and 42% nonperformance-based RSUs by value. The mix granted to other NEOs (vice presidents) was 36% performance-based RSUs, and 64% nonperformance-based RSUs by value. The different mix of equity awards for the president and senior vice presidents, with greater weight to variable compensation, is believed appropriate as these officers have a greater influence over strategy and execution than the vice presidents. See “Grants of Plan-Based Awards for 2016” on page L-19 for a summary of the long term equity-based incentives granted to NEOs in 2016.

Performance-based RSU Program. The performance-based RSU awards granted in November 2016 are tied to TESCO’s total Shareholder return as compared to the following performance peer group over the three-year performance period covering the years 2017 through 2019. The Committee believes the performance-based RSU Performance Peer Group is a more appropriate benchmark for TESCO’s performance than the compensation peers because it includes larger companies that more directly compete with TESCO and who the Committee believes are most readily considered by the Shareholders as alternatives to TESCO when the Shareholders choose to invest.

Performance-based RSU Performance Peer Group
Dril-Quip, Inc. (NYSE: DRQ)	Newpark Resources (NYSE: NR)
Flotek Industries (NYSE: FTK)	Oil States International Inc. (NYSE: OIS)
Forum Energy Technologies, Inc. (NYSE: FET)	Parker Drilling Company (NYSE: PKD)
Frank’s International N.V. (NYSE: FI)	Patterson-UTI Energy Inc (NASDAQ: PTEN)
Gulf Island Fabrication, Inc. (NASDAQ: GIFI)	Pioneer Energy Services Corp. (NYSE: PES)
Helix Energy Solutions Group, Inc. (NYSE: HLX)	Superior Energy Services, Inc. (NYSE: SPN)
Independence Contract Drilling (NYSE: ICD)	TETRA Technologies (NYSE: TTI)

Performance-based RSUs are RSUs with a performance component that cliff vest upon Board approval assuming the performance criteria are met over the three-year measurement period (e.g. performance-based RSUs awarded in November 2016 measure performance from January 1, 2017 through December 31, 2019 and vest no later than March 15, 2020). The payout of each performance-based RSU is determined on the date of vesting by comparing TESCO’s total Shareholder return (December 31, 2019 share price less January 1, 2017 share price plus all dividends paid divided by the January 1, 2017 share price) to the total Shareholder return of the companies in the Performance-based RSU Performance Peer Group. Payouts are determined by the matrix table below, with

TESCO’s rank determining the payout at the end of the performance period. Any companies that file for bankruptcy during the three-year performance period are moved to the bottom of rankings. Any companies who are acquired during the three-year performance period are removed from the calculation such that TESCO must perform in the top 75% of the remaining group for any payout to be achieved. Performance-based RSU awards are included in the “Stock Awards” column of the “Summary Compensation Table.”

2016 Relative TSR Performance-based RSU
Rank	Payout %	Rank	Payout %	Rank	Payout %
1	200	6	150	11	25
2	200	7	125	12	—
3	200	8	100	13	—
4	200	9	75	14	—
5	175	10	50	15	—

In 2016, the performance-based RSUs awarded in 2013 vested on December 31, 2016. The table below indicates the performance-based RSUs that vested for each NEO:

	2013 Performance-based RSUs Vested on Dec. 31, 2016
NEO	Performance- based RSU Vested (#)	Value Vested ($)
Fernando R. Assing	10,927	$90,147.75
Christopher L. Boone	8,155	$67,278.75
John T. Gatlin (1)	0	$—
Michael J. Niedermaier	926	$7,639.50
Michael E. Irausquin	926	$7,639.50
Thomas B Sloan, Jr. (1)	0	$—

(1)	These officers were not employees when the 2013 performance-based RSU awards were granted.

RSU Program. RSUs vest over a three-year period and the value received by the recipient is directly tied to the performance of TESCO’s stock price between grant and vesting. In addition to aligning the interests of the recipients with Shareholders, TESCO believes these awards provide a meaningful retention incentive to the recipients as they will not vest unless there is continued employment or service through the vesting date, with narrow exceptions for change of control or Board discretion. The Committee considers the role of each recipient, market practices, and the mix of other forms of long-term incentive compensation when determining the number of restricted stock units to award. For the number of units awarded to each NEO in 2016, please refer to “Grants of Plan-Based Awards for Fiscal Year 2016”.

Benefits and Perquisites. TESCO provides employees with benefits and perquisites based on competitive market conditions. All salaried employees, including the NEOs, receive the following benefits: (i) health care coverage, (ii) life and disability insurance protection; and (iii) access to favorably priced group life insurance coverage. Perquisites are not offered with the exception of certain payments to those on foreign work assignments.

Retirement Plans. NEOs participate in defined contribution programs available to all of TESCO’s salaried employees, the specific program depending upon the location of the participant.

Employment Agreements. TESCO enters into employment agreements with certain senior executives when the Committee determines that it is appropriate to attract or retain an executive. Of the NEOs, only Fernando R. Assing, Christopher L. Boone, and John T. Gatlin have employment agreements as of December 31, 2017.

2016 Target Total Direct Compensation Mix for chief executive officer

55.0% of chief executive officer target compensation is considered performance-based (e.g. Short-Term Non-Equity Incentives and performance-based RSUs) as shown in green below. Furthermore, over 80% of the chief executive office’s target compensation is tied to company, individual, and/or stock price performance.

Compensation Approach for 2017

Base Salary and Board of Director Fees. On April 4, 2017, TESCO’s management increased by three percent (3%) the base salaries of U.S.A. and Canada employees impacted by the successive compensation reductions in 2015. On April 28, 2017, the Committee approved a corresponding three percent (3%) increase in the base annual salaries of the following NEOs. This increase was approved effective April 4, 2017. The independent members of the Board subsequently approved the increase to Mr. Assing. The Committee has retained an independent executive compensation consultant to benchmark TESCO’s pay practices against its peers in the second half of the year. As it relates to Board fees, TESCO has eliminated meeting fees for non-employee Board Members and consequently implemented a new Board retainer as described in “Non-Employee Director Compensation” on page L-27.

Named Executive Officer	Title	Reduced Annual Base Salary	New 2017 Annual Base Salary	Percentage Change
Fernando R. Assing	President and Chief Executive Officer	$463,125	$477,019	3%
Christopher L. Boone	Senior Vice President and Chief Operating Officer	$324,188	$333,914	3%
Thomas B Sloan Jr.	Vice President, Corporate Controller, and Principal Accounting Officer	$194,513	$200,348	3%
Michael J. Niedermaier	Vice President, Eastern Hemisphere	$204,750	$210,893	3%

Non-Equity Incentive Compensation. For the 2017 STIP program, 90% of the potential STIP bonus will relate to financial metrics: (i) an incremental Adjusted EBITDA global or regional target (65%), and (ii) a global incremental Cash Conversion Cycle Reduction target (25%), each set by the Committee. The remaining 10% of the potential bonus will be tied to two additional goals related to (i) a global or regional total recordable incidents rate scorecard target (5%), and (ii) a global or regional Service Quality scorecard target (5%). The Board reserves the right to make no STIP payments under the program in the event TESCO does not produce incremental Adjusted EBITDA in 2017. Below is a summary of the target and maximum 2017 STIP awards as measured as a percent of each NEO’s base salary paid in 2017.

Named Executive Officer	Target Award	Maximum Potential Award
Fernando R. Assing	100	200
Christopher L. Boone	70	140
John T. Gatlin	70	140
Michael J. Niedermaier	40	80
Michael E. Irausquin(*)	40	80
Thomas B Sloan, Jr.(**)	40	80

(*)	Mr. Irausquin separated from TESCO on January 31, 2017 and so is ineligible for the 2017 STIP program.
(**)	Mr. Sloan separated from TESCO on July 14, 2017 and so is ineligible for the 2017 STIP program.

Long Term Equity-Based Incentives. On May 16, 2017 the Shareholders approved the 2017 Long-Term Incentive Plan (the Plan). The Plan replaces the existing equity Incentive Plan, and no further awards may be granted under the existing Incentive Plan. The Plan will make 3,000,000 Common Shares available for the granting of awards under compensatory arrangements and incentives permitted by the Plan. Based on TESCO’s historic and projected future usage patterns, the Committee estimates that the Common Shares available under the Plan will be sufficient to provide grants for the next two years. The Board believes the ability to grant equity awards is an essential tool for TESCO to attract and retain high-caliber employees, officers, directors and other service providers critical to its success.

In addition to making 3,000,000 Common Shares available for the granting of awards, the Plan includes the following features:

•	No Liberal Share Recycling. Common Shares withheld by TESCO to pay the withholding taxes related to any award or the exercise price of a stock option will not again be available again for grant under the Plan.

•	No Stock Option Repricing without Shareholder Approval. Repricing of stock options and stock appreciation rights is prohibited unless prior Shareholder approval is obtained.

•	Fungible Share Counting. A Common Share covered by full value award (i.e., an award other than a stock option or stock appreciation right) will count against the number of Common Shares reserved for issuance under the Plan as 1.73 Common Shares.

•	Clawback of Awards. Awards under the Plan may be subject to TESCO’s compensation recoupment (clawback) policy.

•	Minimum Vesting Period. Subject to limited exceptions, the Plan requires a one-year minimum vesting period on awards.

•	No discounted stock options/stock appreciation rights. The Plan prohibits the granting of stock options or stock appreciation rights with an exercise price less than the fair market value of the common stock on the date of grant.

•	Limitation on term of stock options. The maximum term of each stock option is ten years.

Minimum Equity Ownership Policy

Non-employee directors and certain officers, including the NEOs, are expected to meet the following guidelines. As of the date of this report, all covered non-employee directors and officers are in compliance with this policy.

Positions	Stock Ownership Guidelines
Non-Employee Directors	3 times annual Board retainer
Chief Executive Officer	3 times base salary
Chief Financial Officer; Chief Operating Officer	2 times base salary
Senior Vice Presidents and Vice Presidents	1 times base salary

The guidelines regarding equity ownership include direct and indirect beneficial ownership, as well as exercising control or direction over Common Shares and RSUs. To the extent a person holds multiple titles or positions, he or she is held to the higher applicable standard. As a transition measure, persons subject to these guidelines have five years from the date of appointment to accumulate the minimum holdings, with the expectation that fifty percent (50%) of the ownership would be achieved by the end of the third year. In addition, specific arrangements may, on a case-by-case basis, be made for non-employee directors when a qualified candidate might be precluded from serving due to these requirements.

So long as an officer or director subject to these guidelines is not currently meeting the applicable equity ownership listed above (whether by reason of the number of shares acquired or a change in the value of TESCO’s stock), he or she is expected to retain at least 75% of any shares issued upon vesting or exercise of an award under TESCO’s applicable equity plan, net of those shares sold to meet tax obligations in respect of such vesting or exercise. Officers and directors not meeting this expectation are asked and expected to explain their particular circumstances to the Board and demonstrate a plan to meet the guidelines.

Insider Trading and Speculation in TESCO Stock

TESCO has well established policies which prohibit its officers, directors, and employees from purchasing or selling Securities while in possession of material, nonpublic information or otherwise using such information in any manner that would violate applicable laws and regulations.

To align the economic risk of stock ownership of management and Shareholders, TESCO’s Insider Trading and Reporting Policy prohibits all employees and their immediate family from directly or indirectly speculating in TESCO stock, including the sale or purchase of puts, calls, options of TESCO stock or other derivative securities based on TESCO stock. Directors, officers, and certain key employees are further prohibited from (i) engaging in any type of hedging activity which is intended to offset the economic value of any direct or indirect interest of such person in Securities, or (ii) pledging TESCO stock as collateral for loans.

Impact of Accounting and Tax Treatment

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by TESCO for U.S. tax purposes in any year with respect to the chief executive officer and other “covered executives,” unless the compensation is “performance-based compensation” as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by TESCO’s Shareholders. Although certain portions of the compensation paid to such executives may qualify for deductibility under Section 162(m), TESCO did not consider deductibility under Section 162(m) as a factor in designing compensation awards. Rather, TESCO believes interests are best served by designing the compensation arrangements to be competitive and to reward contributions to the achievement of TESCO’s financial and non-financial goals. For that reason, the Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be deductible by reason of Section 162(m) or other provisions of the Code.

Executive Compensation-Related Fees

The following table sets forth the fees paid by TESCO to the Committee’s independent outside compensation consultant, Mercer, in the past two fiscal years. The table categorizes the fees paid to Mercer as either executive compensation-related fees or other fees (i.e. fees unrelated to executive compensation matters). The section “All Other Fees” below explains the fees paid for services rendered by Mercer to TESCO unrelated to executive compensation matters.

	2016	2015
Executive Compensation-Related Fees	$58,301	$8,649
Other Fees	$—	$21,851

All Other Fees

In 2016, TESCO did not pay any such fees to Mercer. In 2015, Mercer rendered services to TESCO and its affiliates relating to employee compensation for certain offices in Argentina, Australia, China, Colombia, Ecuador, Indonesia, Malaysia, Russia, Saudi Arabia, UAE, and Venezuela. In 2015, these fees are attributable to Mercer due to its acquisition in 2010 of ORC Worldwide, a formerly independent company, which management had retained to provide TESCO with global compensation and cost of living data. The Committee has approved management’s continued retention of ORC Worldwide’s services.

SUMMARY COMPENSATION TABLE

This table shows the compensation paid by TESCO for the fiscal year ended December 31, 2016 to the chief executive officer, chief financial officer, the next three most highly compensated executive officers, and an executive officer who was appointed in November 2016 (the NEOs). All compensation is presented as of December 31, 2016. Fernando R. Assing also served as an employee Director in 2016 but received no compensation in that capacity.

Name	Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Fernando R. Assing	President and Chief Executive Officer	2016	463,125	—	1,550,310	—	—	—		2,013,435
		2015	498,221	—	1,346,445	266,172	—	5,110	(4)	2,115,948
		2014	450,865	—	1,783,184	278,800	82,993	19,389	(5)	2,615,231

Christopher L. Boone	Senior Vice President and Chief Financial Officer	2016	324,188	—	516,770	—	—	—		840,958
		2015	344,084	—	504,595	88,806	—	—		937,485
		2014	325,000	—	728,412	243,375	47,396	88,171	(6)	1,432,354

John T. Gatlin	Senior Vice President and Chief Operating Officer	2016	37,500	—	510,600	—	—	—	(7)	548,100

Michael J. Niedermaier	Vice President, Eastern Hemisphere	2016	205,188	—	186,690	—	—	96,172	(8)	488,050
		2015	192,714	25,000	134,320	30,996	—	82,812	(9)	465,842

Michael E. Irausquin	Vice President, Western Hemisphere	2016	218,913	—	186,690	—	—	—	(10)	405,603
		2015	221,923	25,000	134,320	30,996	—	35,860	(11)	448,099

Thomas B Sloan Jr.	Vice President, Corporate Controller, and Principal Accounting Officer	2016	194,512	—	186,690	—	—	—		381,202
		2015	209,373	—	267,860	39,852	—	—		517,085

(1)	The amounts shown reflect RSUs (including performance-based RSUs). Aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions underlying the calculation can be found in Note 7—Shareholders’ Equity and Stock-Based Compensation in TESCO’s Form 10-K for the fiscal year ended December 31, 2016. The grant date fair value of the performance-based RSUs granted during 2016, 2015, and 2014, assuming the highest level of performance conditions will be achieved, together with the value of the time-based RSUs would be as set in the table below.
(2)	Represents amounts earned under the annual STIP program. Actual payments are made in March of the following year.
(3)	Includes employer matching payments from the ESSP, life insurance premiums, spousal personal travel, annual physical exams, severance payments, and other payments as detailed below.
(4)	Includes ESSP matching contributions and an annual physical exam before those benefits were terminated.
(5)	(a) $17,871 in ESSP matching contributions; (b) an annual physical exam; and (c) spouse’s personal travel and meals relating to a TESCO event.
(6)	Relocation expenses for move to Houston as part of employment offer.

(7)	Mr. Gatlin joined on November 14, 2016. His compensation here reflects his employment through year-end.
(8)	Includes (a) $30,778 for goods and services tax offset, (b) net $23,500 in rent support; (b) $20,519 in location compensation, and (c) $14,400 in transportation allowance, (d) $6,975 in payments for utilities, all per Mr. Niedermaier’s expatriate assignment in Malaysia.
(9)	Corrects 2015 “Salary” and “All Other Compensation”. Prior year proxy incorrectly included a 2014 non-equity incentive payment in the salary paid to Mr. Niedermaier in 2015 and also reflected amounts which are actually “All Other Compensation.” “All Other Compensation” is updated and includes (a) net $21,058 in rent support; (b) $29,990 in goods and services tax offset, (c) $19,995 in location compensation, (d) $14,400 transportation allowance, (e) $7,220 Middle East special assignment supplemental compensation, and (f) $2,316 in payments for utilities, per Mr. Niedermaier’s expatriate assignment in Malaysia.
(10)	Mr. Irausquin separated as an employee effective January 31, 2017. He received a $120,000 severance payment in 2017.
(11)	Relocation expenses as part of moving regional management from Mexico City to Houston.

Maximum Grant Date Fair Value Assuming All Performance Measures are Met

NEO	Stock Awards Granted in 2016	Stock Awards Granted in 2015	Stock Awards Granted in 2014
Fernando R. Assing	$2,449,620	$2,084,085	$3,143,556

Christopher L. Boone	$816,540	$750,835	$1,044,211

John T. Gatlin	$800,700	N/A	N/A

Michael J. Niedermaier	$254,380	$203,440	N/A

Michael E. Irausquin	$254,380	$203,440	N/A

Thomas B Sloan, Jr.	$254,380	$356,420	N/A

NARRATIVE OF DISCLOSURE TO SUMMARY COMPENSATION TABLE

AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

TESCO is a party to three (3) employment agreements with NEOs (Mr. Assing, Mr. Boone, and Mr. Gatlin) as of the date of this report. The agreements provide for a minimum annual base salary as most recently set by the Committee and participation in TESCO’s STIP and equity incentive programs as determined by the Committee. Other material terms of the employment agreements are described under “Potential Payments Upon Termination or Change of Control” beginning on page L-24. Additionally, TESCO is party to a retention incentive letter agreement with Mr. Niedermaier for payment for continued employment through a change of control and benefits from the standard terms of his equity instruments of grant that provide for accelerated vesting upon a change of control event. Other material terms of this retention incentive letter agreement are described under “Interests of Directors and Executive Officers in the Arrangement” on page 77. Messrs. Irausquin and Sloan were employed at-will by TESCO, however, have separated from TESCO on January 31, 2017 and July 14, 2017, respectively.

Salary

TESCO pays its employees on a bi-weekly schedule. This practice means that in most years there are twenty-six pay periods but occasionally there is a year with twenty-seven pay periods because of how the pay dates fall on the calendar.

Bonus

The 2015 payments to Messrs. Irausquin and Niedermaier in the “Summary Compensation Table” above reflect special, one-time recognition bonuses made by the Board to these individuals prior to their identification as executive officers and NEOs.

Non-Equity Incentive Plan

The 2016 STIP provides for annual bonus payments to the NEOs and other eligible employees based on meeting certain strategic or financial objectives. A more detailed discussion of the 2016 STIP and the performance objectives established under it for fiscal year 2016 is set forth in “Compensation Discussion and Analysis” above. STIP awards are included in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table.” No payments were made in 2015 and 2016 as the respective corporate profit and Adjusted EBITDA thresholds were not met.

Restricted Stock Units

RSUs vest ratably one-third of award amount on each anniversary of the grant date.

Stock Options

Stock options vest ratably one-third of award amount on each anniversary of the grant date. Stock options have a term of seven years from the date of grant. No stock options were granted in 2016.

Performance-based RSUs

Awards in 2013 and January 2014:

Performance-based RSUs are restricted stock with a performance component that vest two years after a one-year measurement period (e.g. performance-based RSUs awarded in November 2013 measure performance from

January 1, 2014 through December 31, 2014 and vest December 31, 2016). The payout of each performance-based RSU is determined on the date of vesting by multiplying the value of Common Shares on that date times a multiplier (which may be greater than or less than 1). The multiplier is based upon a performance objective formula that is determined when the performance-based RSU is originally granted and is “locked-in” at the conclusion of the performance period. There is no payout when threshold performance is not met. If the target performance hurdle is met, 100% of target payout is provided. If the stretch performance hurdle is met, 150% of target payout is paid. Intermediate numbers are interpolated. There is potential for 150% of the target payout to be paid if the maximum performance hurdle is met. Performance-based RSUs awards are included in the “Stock Awards” column of the Summary Compensation Table.

Awards in December 2014:

Performance-based RSUs are restricted stock with a performance component that vest 2.5 months after a three-year measurement period (e.g. performance-based RSUs awarded in December 2014 measure performance from January 1, 2015 through December 31, 2017 and vest March 15, 2018). The payout of each performance-based RSU is determined on the date of vesting by multiplying the value of Common Shares on that date times a multiplier (which may be greater than or less than 1). The multiplier is based upon a performance objective formula that is determined when the performance-based RSU is originally granted and is “locked-in” at the conclusion of the performance period. The threshold, target and maximum objectives are set forth in a matrix table adopted by the Committee that sets forth varying revenue earned over the performance period. There is no payout when threshold performance is not met. If the target performance hurdle is met, 100% of target payout is provided. If the stretch performance hurdle is met, 200% of target payout is paid. Intermediate numbers are interpolated. There is potential for 200% of the target payout to be paid if the maximum performance hurdle is met. Performance-based RSU awards are included in the “Stock Awards” column of the Summary Compensation Table. Performance-based RSU were granted in 2014, 2013, and 2012.

Awards in December 2015 and November 2016:

Performance-based RSUs are restricted stock with a performance component that vest 2.5 months after a three-year measurement period (e.g. performance-based RSUs awarded in December 2015 measure performance from January 1, 2016 through December 31, 2018 and vest March 15, 2019; performance-based RSUs awarded in November 2016 measure performance from January 1, 2017 through December 31, 2019 and vest March 15, 2020). The payout of each performance-based RSU is determined on the date of vesting by multiplying the value of Common Shares on that date times a multiplier (which may be greater than or less than 1). The multiplier is based upon a performance objective formula that is determined when the performance-based RSU is originally granted and is “locked-in” at the conclusion of the performance period. The threshold, target and maximum objectives are set forth in a matrix table adopted by the Committee that sets forth varied payouts depending on TESCO’s total Shareholder return as compared to the performance peer group. There is no payout when threshold performance is not met. If the target performance hurdle is met, 100% of target payout is provided. If the stretch performance hurdle is met, 200% of target payout is paid. Intermediate numbers are interpolated. There is potential for 200% of the target payout to be paid if the maximum performance hurdle is met. Performance-based RSU awards are included in the “Stock Awards” column of the “Summary Compensation Table” on page L-15.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2016

Name	Grant Date	Estimated Future Payouts Range Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fernando R. Assing	11/1/2016	—	—	—	23,250	93,000	186,000	93,000	—	—	$1,550,310
		—	463,125	926,250	—	—	—	—	—	—	—

Christopher L. Boone	11/1/2016	—	—	—	7,750	31,000	62,000	31,000	—	—	$516,770
		—	226,932	453,864	—	—	—	—	—	—	—

John T. Gatlin	11/14/2016	—	—	—	7,500	30,000	60,000	30,000	—	—	$510,600
		—	227,500	455,000	—	—	—	—	—	—	—

Michael J. Niedermaier	11/1/2016	—	—	—	1,750	7,000	14,000	17,000	—	—	$186,690
		—	81,900	163,800	—	—	—	—	—	—	—

Michael E. Irausquin	11/1/2016	—	—	—	1,750	7,000	14,000	17,000	—	—	$186,690
		—	86,000	172,000	—	—	—	—	—	—	—

Thomas B Sloan, Jr.	11/1/2016	—	—	—	1,750	7,000	14,000	17,000	—	—	$186,690
		—	77,805	155,610	—	—	—	—	—	—	—

(1)	Aggregate grant date fair value computed in accordance with FASB ASC Top 718. The underlying assumptions can be found in Note 7—Shareholders’ Equity and Stock-Based Compensation in TESCO’s 2016 Form 10-K.

Grant Date. The Board made the annual grant of RSUs (including performance-based RSUs) for fiscal year 2016 on November 1, 2016. Mr. Gatlin received his grant upon appointment on November 14, 2016.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. This column represents amounts available under the 2017 STIP, which were approved in November 2016. Amounts earned under the 2016 STIP by the NEOs are reported in the “Summary Compensation Table” under the column entitled “Non-Equity Incentive Plan Compensation.” The amounts listed for the NEOs reflect all base salary reductions discussed in the “Compensation Discussion and Analysis” section.

Estimated Future Payouts Under Equity Incentive Plan Awards. This column sets forth the number of performance-based RSU awards to the NEOs in 2016 that are subject to performance tests as described below. These include units awarded to each NEO as part of the annual grant in November 2016 or upon appointment. The vesting dates for all of the outstanding performance-based RSUs held by the NEOs as of the end of 2016 are set forth in the “Outstanding Equity Awards as of December 31, 2016” table below. As described in the “Compensation Discussion and Analysis” section and “Narrative of Disclosure to Summary Compensation table”, the performance-based RSUs granted in November 2016 differ from those granted in prior years.

All Other Stock Awards: Number of Shares of Stock. This column sets forth the number of RSU awards to the NEOs in 2016. Each RSU unit is subject to a three-year time vesting period from the date of grant with one-third vesting on the grant anniversary until fully vested. Continued employment at the anniversary dates is a condition of the vesting.

All Other Option Awards: Number of Securities Underlying Options. No options to purchase shares of TESCO common stock were granted to the NEOs as part of the annual grant in November 2016 or upon appointment.

Exercise or Base Price of Option Awards. This column normally sets forth the exercise price for each option grant. The exercise price is typically equal to the average of the high and low trading price on the grant date.

Grant Date Fair Value of Stock and Option Awards. This column sets forth the grant date fair value of the stock and option awards granted during 2016, calculated in accordance with applicable accounting requirements. A discussion of the assumptions underlying the calculation can be found in Note 7—Shareholders’ Equity and Stock-Based Compensation in TESCO’s Form 10-K for the fiscal year ended December 31, 2016.

Suspended Dividends on Common Stock. The Board suspended the quarterly dividend for common stock in February 2016 and formally ended the program in November 2016. Dividends were paid on vested RSUs and common stock only.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested(3)
Fernando R. Assing	35,900	—	$13.64	11/9/2017	—	—	—	—
	28,700	—	$14.34	8/10/2018	—	—	—	—
	29,700	—	$10.03	11/8/2019	—	—	—	—
	22,000	—	$18.06	11/7/2020	—	—	—	—
	43,734	21,866	$12.22	12/12/2021	—	—	—	—
	36,066	72,134	$8.52	12/4/2022	—	—	—	—
	—	—	—	—	161,001	$1,312,158	—	—
	—	—	—	—	—	—	248,900	$2,028,535

Christopher L. Boone	12,000	6,000	$19.83	1/1/2021	—	—	—	—
	14,600	7,300	$12.22	12/12/2021	—	—	—	—
	12,033	24,067	$8.52	12/4/2022	—	—	—	—
	—	—	—	—	58,502	$476,791
	—	—	—	—	—	—	73,000	$594,950

John T. Gatlin	—	—	—	—	—	—	—	—
	—	—	—	—	30,000	$244,500	—	—
	—	—	—	—	—	—	30,000	$244,500

Michael J. Niedermaier	4,600	—	18.06	11/7/2020	—	—	—	—
	4,400	2,200	12.22	12/12/2021	—	—	—	—
	4,200	8,400	8.52	12/4/2022	—	—	—	—
	—	—	—	—	23,501	$191,533	—	—
	—	—	—	—	—	—	19,200	$156,480

Michael E. Irausquin	1,468	—	14.19	5/10/2019	—	—	—	—
	4,934	—	10.03	11/8/2019	—	—	—	—
	4,600	—	18.06	11/7/2020	—	—	—	—
	4,400	2,200	12.22	12/12/2021	—	—	—	—
	4,200	8,400	8.52	12/4/2022	—	—	—	—
	—	—	—	—	23,501	$191,533	—	—
	—	—	—	—	—	—	19,200	$156,480

Thomas B Sloan, Jr.	4,400	2,200	$12.22	12/12/2021	—	—	—	—
	5,400	10,800	$8.52	12/4/2022	—	—	—	—
	—	—	—	—	34,001	$277,108	—	—
	—	—	—	—	—	—	21,000	$171,150

(1)	All options vest one-third per year on each anniversary and expire on the seventh anniversary of their respective grant dates. Vested options may be exercised for a period of 90 days following termination of employment. Unvested options are forfeited upon termination of employment.

(2)	Total number of (i) RSUs awarded to participant, and (ii) Performance-based RSUs “locked-in” but unvested following the completion of the performance period (multiple award dates). All RSUs vest one-third per year on each anniversary date of their respective grant dates and expire when fully vested. All performance-based RSUs granted in 2014, 2015, and 2016 vest shortly after the third anniversary of the performance period conclusion.
(3)	Market Value is based on the average of the high and low prices of TESCO’s common stock as reported by the NASDAQ on December 30, 2016 ($8.15).
(4)	Reflects the target vesting value of the December 2014, December 2015, and November 2016 performance-based RSUs awards whose performance periods end December 31, 2017, 2018, and 2019 respectively.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired at Vesting (#)	Value Realized at Vesting ($)
Fernando R. Assing	—	—	62,904	517,336

Christopher L. Boone	—	—	25,087	202,906

John T. Gatlin	—	—	—	—

Michael J. Niedermaier	—	—	5,459	43,773

Michael E. Irausquin	—	—	5,459	43,773

Thomas B Sloan, Jr.	—	—	9,666	77,039

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments upon Termination

Messrs. Assing, Boone, and Gatlin would be entitled to certain benefits upon termination pursuant to their employment agreements. Such benefits depend upon the circumstances surrounding their terminations, which are described below:

•	Termination by us upon death, disability or retirement. A cash lump sum equal to a pro rata portion of the STIP for the termination year, assuming target performance, would be paid in the following year.

•	Termination by us for cause or resignation by the NEO without good reason. No STIP payment for the year in which the termination occurs or severance payment would be due.

•	Termination by us without cause, or resignation by the NEO for good reason. (i) Mr. Assing would be entitled to a severance payment equal to two times the sum of his base annual salary and target STIP payment, and (ii) Messrs. Boone and Gatlin would each be entitled to a severance payment equal to the sum of his annual base salary and target STIP payment. The STIP payment for the year in which he is terminated would be calculated on the basis of a full year participation, meeting all requirements for a target bonus.

The table below sets forth the total estimated payments and benefits that would be paid to Messrs. Assing, Boone, and Gatlin as a result of the NEO’s termination of employment without cause or for good reason. The amounts shown assume termination of employment on December 31, 2016. The actual amounts that would be paid to the NEO under each scenario can only be determined at the time of termination.

Name	Termination Without Cause or for Good Reason ($)(1)
Fernando R. Assing	1,852,500
President and Chief Executive Officer

Christopher L. Boone	551,120
Senior Vice President and Chief Financial Officer

John T. Gatlin	552,500
Senior Vice President and Chief Operating Officer

(1)	Does not include the value of vested stock options and incentive awards held by the NEOs as of December 31, 2016 because they had already been earned by the NEO and their vesting is not contingent on a termination of employment. See “Outstanding Equity Awards At December 31, 2016” above.

Potential Payments upon a Change of Control

Messrs. Assing, Boone, and Gatlin each had an employment agreement as of December 31, 2016. These employment agreements provide for certain benefits to be paid to the NEOs in the event of a “change of control,” defined as:

•	A change in ownership that occurs when one person or a group (as determined for the purposes of Internal Revenue Code Section 409A) acquires stock that, combined with stock previously owned, controls more than 50% of the value or voting power of the stock of TESCO (incremental increases in ownership by a person or group that already owns fifty percent (50%) of TESCO do not result in a change in ownership);

•	A change in effective control that occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing more than 50% of the voting power of TESCO, or (y) the majority of the board of directors of TESCO is replaced by persons whose appointment or election is not endorsed by a majority of the Board of TESCO prior to the date of the appointment or election; or

•	A change in ownership of a substantial portion of the assets that occurs on the date that a person or a group acquires, during any 12-month period, assets of TESCO having a total gross fair market value equal to more than 50% of the total gross fair market value of all of TESCO’s assets; provided, however, that there is no change in control event under this subsection when there is a transfer to: (w) a Shareholder of TESCO (immediately before the asset transfer) in exchange for or with respect to its stock; (x) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by TESCO immediately after the asset transfer; (y) a person, or more than one person acting as a group, that owns immediately after the asset transfer, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of TESCO; or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in item (y) within the meaning of Internal Revenue Code Section 409A. For the purposes of this paragraph, “gross fair market value” shall have the meaning as provided in Section 409A.

The NEOs would receive the following in the event of a change of control if they are employed by TESCO at that time. Under their employment agreements, Messrs. Assing, Boone, and Gatlin would be due payments upon a change of control only if their employment is terminated by TESCO other than for cause, disability or death, or if the executive terminates his employment for good reason, within 12 months of such change of control (e.g. double-trigger change of control clauses). Messrs. Irausquin, and Sloan are not parties to any agreement providing for payment upon change of control other than the standard terms of their equity instruments of grant that provide for accelerated vesting upon a change of control event. Mr. Niedermaier became a party to a retention incentive letter on August 15, 2017, providing for payment for continued employment through a change of control and benefits from the standard terms of his equity instruments of grant that provide for accelerated vesting upon a change of control event. For details of this retention incentive letter and the amount of payments and benefits that each of TESCO’s NEOs would receive in connection with the Arrangement, see “Interests of Directors and Executive Officers in the Arrangement” on page 77.

	Trigger	Change of Control Payment	Acceleration of Existing Unvested Equity- Based Awards	18 Months of COBRA Benefit	280G Gross-Up Payment	Excess Parachute Payment Reduction
Fernando R. Assing	Double	3 x (Annual Base Salary + Target STIP)	Yes	No	No	Yes

Christopher L. Boone	Double	2 x (Annual Base Salary + Maximum STIP)	Yes	Yes	No	No

John T. Gatlin	Double	2 x (Annual Base Salary + Target STIP)	Yes	No	No	Yes

Michael J. Niedermaier	N/A	None.	Yes	No	No	No

Michael E. Irausquin	N/A	None.	Yes	No	No	No

Thomas B Sloan, Jr.	N/A	None.	Yes	No	No	No

To receive the benefits upon a change of control, the affected NEO must pay any debts owed to TESCO and must execute a release of liability in favor of TESCO against any future employment-related claims.

If TESCO had experienced a change of control on December 31, 2016, TESCO would have had to pay to the NEOs the following amounts. For details of the amount of payments and benefits that each of TESCO’s NEOs would receive in connection with the Arrangement, see “Interests of Directors and Executive Officers in the Arrangement” on page 77.

Executive	Change of Control Payment ($)	Value of Accelerated Options ($) (1)	Value of Accelerated Performance Stock Units ($) (2)	Value of Accelerated Restricted Stock Units ($)	18 Mo. COBRA Benefit ($) (3)	280G Gross Up Payment ($)	Total ($)
Fernando R. Assing (4)(5)	2,778,750	—	2,053,425	1,328,250	—	—	6,160,425

Christopher L. Boone (4)	1,556,100	—	602,250	482,642	28,948	—	2,669,940

John T. Gatlin (4)(5)	1,105,000	—	247,500	247,500	—	—	2,055,000

Michael J. Niedermaier (6)	—	—	158,400	193,883	—	—	352,283

Michael E. Irausquin (6)	—	—	158,400	193,883	—	—	352,283

Thomas B Sloan, Jr. (6)	—	—	173,250	280,508	—	—	453,758

(1)	The value of accelerated stock options upon a change of control has been calculated as the difference between the exercise price and the closing price of the shares on December 31, 2016, multiplied by the number of options vesting as a result of the change of control. Options with exercise prices above the market price on that date have not been taken into account.
(2)	The value of accelerated performance-based RSUs upon a change of control has been calculated (i) assuming target performance for those performance-based RSUs whose performance periods have not concluded, and (ii) using the locked-in units for those performance-based RSUs whose performance periods have concluded.
(3)	Mr. Boone is entitled to a lump sum payment equal to the cost of 18 months COBRA coverage.
(4)	Messrs. Assing, Boone, and Gatlin would be entitled to change of control payments if their employment was terminated for good reason by the executive or without cause by TESCO within 12 months after a change of control.
(5)	Per the terms of Messrs. Assing’s and Gatlin’s employment agreements, if the payments and benefits would be subject to Section 280G of the Code, the payments and benefits will be reduced consistent with the requirements of Section 409A to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code.
(6)	As at December 31, 2016, each of Messrs. Niedermaier, Irausquin, and Sloan were not a party to any agreement that provides severance upon a change of control but are eligible for accelerated vesting of his outstanding equity upon a change of control per the terms of their equity instruments of grant. Mr. Niedermaier became a party to a retention incentive letter on August 15, 2017, details of which are provided in the Section “Interest of Directors and Executive Officers in the Arrangement” on page 77.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are TESCO employees do not receive compensation for serving on the Board of Directors. The compensation earned by TESCO’s non-employee directors for the fiscal year ending December 31, 2016 is outlined below. All 2016 compensation listed throughout the charts below reflects decreases to fees disclosed in TESCO’s prior proxy statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Michael W. Sutherlin (3)	143,569	145,600	289,169
John P. Dielwart	82,436	110,600	193,036
Fred J. Dyment (4)	67,616	37,100	104,716
Gary L. Kott (4)	70,395	37,100	107,495
R. Vance Milligan, Q.C., ICD.D	76,879	110,600	187,479
Douglas R. Ramsay(5)	4,400	124,030	128,430
Rose M. Robeson	68,543	110,600	179,143
Elijio V. Serrano	86,141	110,600	196,741

(1)	Represents annual retainer for serving as a non-employee Director of $42,482 and meeting fees earned in 2016.
(2)	Column reflects the fair value of RSUs awarded in 2016 calculated in accordance with FASB ASC Topic 718.
(3)	Mr. Sutherlin, as Chairman, received an additional $35,000 in long-term incentive awards.
(4)	Messrs. Dyment and Kott were granted fewer RSUs in anticipation of their retirement.
(5)	Mr. Ramsay was granted the same number of RSUs as other non-employee directors nominated for election but, due to the timing of the stock award, the grant date fair value is more than to the other recipients.

In addition to the annual retainer for all non-employee directors, the following positions received retainers in 2016:

Position	2016 Position Retainer
Non-Executive Chairman	$66,084
Chair of the Audit Committee	$16,993
Chair of the Compensation Committee	$14,161
Chair of the Corporate Governance Committee	$9,441

Directors are reimbursed for their reasonable travel expenses incurred to attend meetings in person. The non-employee directors do not receive any cash compensation other than that described by this paragraph. Under TESCO’s bylaws, TESCO may not make any personal loan or extend credit to any director or officer.

Directors are entitled to participate in TESCO’s Incentive Plan. RSUs and stock options both vest in three annual installments and the stock options expire seven years from the date of grant. Unvested incentive awards granted to a non-employee director will vest automatically upon any change of control (as defined in the Incentive Plan), or upon the death, disability, retirement, voluntary refusal to stand for reelection, or any other change in such non-employee director’s status other than removal of such director by shareholder action.

In 2016, only RSUs were awarded to non-employee directors and stock options are not currently planned to be a part of future equity compensation for non-employee directors. The following table shows the aggregate number of options awards outstanding as of December 31, 2016.

Non-Employee Director Option Awards

Name	Aggregate Number of Option Awards Outstanding as of December 31, 2016 (#)
Michael W. Sutherlin	22,900
John P. Dielwart	6,000
Fred J. Dyment	27,500
Gary L. Kott	27,500
R. Vance Milligan, Q.C., ICD.D	27,500
Douglas R. Ramsay	—
Rose M. Robeson	—
Elijio V. Serrano	6,000

2017 Non-Employee Director Compensation

In the fourth quarter, the Compensation Committee evaluated its compensation model and agreed to restructure pay so that meeting fees would be eliminated and cash compensation would be made solely through retainers. The Committee reviewed the pay practices of competitors and analyzed the number of Board and committee meetings held in each of the prior three years to determine an average number of meetings per year. After this review, the Committee recommended, and the Board adopted, the following compensation structure for 2017 which we believe is line with market pay, directionally in line with market trends, and will reduce the administrative burden of managing quarterly Board fees.

Cash Retainers	2017
Annual Board Retainer for all Non-Employee Board Members	$70,000
Non-Executive Chairman Retainer	$70,000
Audit Committee Chair Retainer	$17,000
Compensation Committee Chair Retainer	$14,000
Corporate Governance and Nominating Committee Chair Retainer	$9,500

Equity Award (Approx. Grant Date Value)	2017
Annual Long-Term Incentive Award for all Non-Employee Board Members	$110,000
Additional Non-Executive Chairman Annual Long-Term Incentive Award	$35,000

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com
TEOQ 000001

SAM SAMPLE
123 SAMPLES STREET	Security Class
SAMPLETOWN SS X9X X9X	COMMON
CANADA
Holder Account Number
C9999999999 IND

------ Fold

Form of Proxy - Special Meeting to be held on Friday, December 1, 2017

Notes to proxy

1.     Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.     If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.     This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.     If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.     The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.     The securities represented by this proxy will be voted in favour or abstained from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.     This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8.     This proxy should be read in conjunction with the accompanying documentation provided by Management.

9.     THIS PROXY IS SOLICITED ON BEHALF OF TESCO’S MANAGEMENT AND THE BOARD OF DIRECTORS.

Proxies submitted must be received by 10:00 a.m., Calgary Time, on Thursday, November 30, 2017.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

------ Fold

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com
1-866-732-VOTE (8683) Toll Free	• Smartphone? Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER    23456 78901 23456

TEOQ_PRX_260268/000001/000001/i

+	SAM SAMPLE	C9999999999 IND C05	+

Appointment of Proxyholder
I/We being holder(s) of TESCO Corporation hereby appoint(s): Christopher L. Boone, or failing him Brian T. Kelly.	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the securityholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting of securityholders of TESCO Corporation to be held at Sheraton Eau Claire, 255 Barkley Parade SW, Calgary, Alberta, T2P 5C2 on Friday, December 1, 2017 at 10:00 a.m., Calgary time, and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY  HIGHLIGHTED TEXT OVER THE BOXES.

	For	Against	Abstain
1. Arrangement Resolution
To pass a special resolution (the “Arrangement Resolution”), approving an arrangement (the “Arrangement”) pursuant to Section 193 of the Business Corporations Act (Alberta)	☐	☐	☐	------
	For	Against	Abstain	Fold
2. Advisory Proposal Regarding Golden Parachute Compensation

To approve, solely on an advisory (non-binding) basis, the agreements or understandings between TESCO’s named executive officers and TESCO and the related compensation that will or may be paid to its named executive officers in connection with the Arrangement.

	☐	☐	☐

------
Fold

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)	Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

T E O Q	2 6 0 2 6 8	1 P R	A R 0	9 9 9 9 9	+

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com
TEOQ 000001

SAM SAMPLE
123 SAMPLES STREET	Security Class
SAMPLETOWN SS X9X X9X	OPTION HOLDERS/RSU HOLDERS
CANADA
Holder Account Number
C9999999999 IND

------ Fold

Form of Proxy - Special Meeting to be held on Friday, December 1, 2017

Notes to proxy

1.     Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.     If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.     This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.     If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.     The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.     The securities represented by this proxy will be voted in favour or abstained from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.     This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8.     This proxy should be read in conjunction with the accompanying documentation provided by Management.

9.     THIS PROXY IS SOLICITED ON BEHALF OF TESCO’S MANAGEMENT AND THE BOARD OF DIRECTORS.

Proxies submitted must be received by 10:00 a.m., Calgary Time, on Thursday, November 30, 2017.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

------ Fold

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com
1-866-732-VOTE (8683) Toll Free	• Smartphone? Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER    23456 78901 23456

TEOQ_PRX2_260334/000001/000001/i

+	SAM SAMPLE	C9999999999 IND PR1	+

Appointment of Proxyholder
I/We being holder(s) of TESCO Corporation hereby appoint(s): Christopher L. Boone, or failing him Brian T. Kelly.	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

As my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the securityholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting of securityholders of TESCO Corporation to be held at Sheraton Eau Claire, 255 Barkley Parade SW, Calgary, Alberta, T2P 5C2 on Friday, December 1, 2017 at 10:00 a.m., Calgary time, and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY  HIGHLIGHTED TEXT OVER THE BOXES.

	For	Against	Abstain
1. Arrangement Resolution
To pass a special resolution (the “Arrangement Resolution”), approving an arrangement (the “Arrangement”) pursuant to Section 193 of the Business Corporations Act (Alberta)	☐	☐	☐	------
Fold

------
Fold

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)	Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

T E O Q	2 6 0 3 3 4	2 P R	A R 0	9 9 9 9 9	+

M-4